Form 10KSB40, Exhibit 13
period 1996-09-30
FIRST MIDWEST FINANCIAL INC
filed 1996-12-27
CIK 907471

First Midwest Financial, Inc.
1996 Annual Report


Corporate Profile

First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest and Security State Bank. First Federal Savings Bank has its main bank office in Storm Lake, Iowa and its 6 branch offices in a four-county area of Northwest Iowa. It also includes the 2 offices of the Brookings Federal Bank Division in Brookings, South Dakota, and the Iowa Savings Bank Division in Des Moines, Iowa. Security State Bank, with offices in Stuart, Casey and Menlo, Iowa, operates as a commercial bank chartered by the State of Iowa.

The Company's primary business is marketing financial deposit and loan products to meet the needs of its retail bank customers.

LaSalle St. Securities, Inc., operating through First Services Financial Limited, a subsidiary of First Federal, offers discount brokerage service and non-insured investment products.

PrimeVest Investment Center, operating through Brookings Service Corporation, a subsidiary of First Services, offers full service brokerage and a wide range of non-insured investment products.

[sidebar]
CONTENTS

Financial
Highlights

Chairman's
Letter

First Federal
Savings Bank of
the Midwest

Brookings
Division

Iowa Savings
Bank Division

Security State
Bank

Locations

Financials

Directors

Executive
Officers

Additional
Officers and
Management

Corporate
Information

Stock Market
Information

FINANCIAL HIGHLIGHTS

At September 30                                      1992             1993              1994             1995             1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   (Dollars in Thousands except Per Share Data)
Total Assets .............................         $171,030         $160,827          $274,115         $264,213         $388,008

Total Loans ..............................           74,561           80,224           155,497          178,552          243,534

Total Deposits ...........................          147,289          122,813           176,167          171,793          233,406

Stockholders' equity .....................           14,970           33,438            34,683           38,013           43,210

Book value per common share ..............              N/A         $  16.82          $  18.69         $  21.19         $  22.21

Total equity to assets ...................             8.75%           20.79%            12.65%           14.39%           11.14%

For the Fiscal Year                                  1992             1993              1994             1995             1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   (Dollars in Thousands except Per Share Data)

Net interest income ......................         $  4,609         $  5,077          $  7,870         $  9,405         $ 10,359

Net income ...............................            1,020            1,352             2,729            3,544            2,414 (2)

Net income per share .....................              N/A         $   0.66(1)       $   1.37         $   1.99         $   1.34( 2)
Net yield on interest-earning assets......             2.63%             3.21%            3.94%             3.63%            3.47%

Return on average assets .................              .57%             .84%             1.29%            1.31%             .76%(2)

Return on average equity .................             7.08%            7.10%             7.89%            9.86%            6.18%(2)


(1) Net income per share is based on the assumption that the weighted average shares outstanding at September 30, 1993, were outstanding the entire year.

(2) Reflects the one-time industry-wide special assessment to recapitalize the Savings Association Insurance Fund.

CHAIRMAN'S LETTER

TO OUR STOCKHOLDERS

I am pleased to report that fiscal year 1996 was another excellent year for First Midwest Financial, Inc.! Net income at September 30, 1996 was $3.2 million, or $1.78 per share, before the one-time special assessment from the Federal Deposit Insurance Corporation (FDIC) to recapitalize the Savings Association Insurance Fund (SAIF), an issue I will discuss further in this letter.

Fiscal 1996 was highlighted by growth and increased opportunity as First Midwest completed the acquisitions of Iowa Savings Bank in Des Moines, Iowa and Security State Bank in Stuart, Iowa.

The acquisition of Iowa Savings Bank, which was a subsidiary of Iowa Bancorp, Inc., was completed on December 29, 1995. At the time of acquisition, Iowa Savings Bank had assets of approximately $25 million. Iowa Savings Bank now operates as a Division of First Federal Savings Bank of the Midwest. We considered establishing a presence in Des Moines, the largest market in Iowa, as an effective strategy for the growth of our retail banking operation. Gaining entry to that market through the acquisition of a solid company with good equity, strong management, and a loyal customer base from which to build, helped to establish that presence much quicker. We look forward to opening an Iowa Savings Bank office in West Des Moines early next year, following remodeling and redecorating.

On September 30, 1996, First Midwest Financial Inc. acquired Security State Bank, the subsidiary of Central West Bancorporation. In conjunction with this acquisition, First Midwest, which was originally formed as a unitary savings and loan holding company, was converted to a bank holding company. Security State Bank's assets at the time of acquisition were approximately $33 million. As a separate subsidiary of First Midwest, Security State Bank continues to operate as a commercial bank chartered by the State of Iowa, with offices in Stuart, Casey and Menlo, Iowa. Claude F. Havick continues to serve as President of the bank. The acquisition of Security State Bank by First Midwest facilitates more flexibility for growth in agricultural and commercial loans.

It was announced on October 18, 1996, that the First Midwest Board of Directors has authorized the Company to repurchase up to 150,000 shares of its outstanding common stock. The Company intends to repurchase the shares from time to time, depending upon market conditions, over a twelve month period.

On October 28, 1996, the First Midwest Board of Directors accepted the resignation of Steven P. Myers, Vice Chairman of the Board and Senior Vice President for First Midwest Financial, Inc. and First Federal Savings Bank of the Midwest. The Company benefitted from his past service.

On November 25, 1996, First Midwest Financial, Inc. announced an increase in the corporation's quarterly cash dividend from 11 cents per share to 13.5 cents per share. In addition, the First Midwest Board declared a 50% stock dividend, which will pay First Midwest stockholders one share for every two shares held on the record date. Both the quarterly cash dividend and the stock dividend will be payable on or about January 2, 1997 to stockholders of record on December 16, 1996. We are pleased to pay this increased cash dividend and a stock dividend to our stockholders.

OPERATING HIGHLIGHTS

Net income for fiscal 1996, after the impact of a one-time special assessment paid to the Federal Deposit Insurance Corporation (FDIC) to recapitalize the Savings Association Insurance Fund (SAIF), was $2.4 million. The $795,000 charge, net of tax, resulted from federal legislation passed and signed into law on September 30, 1996, requiring all SAIF insured institutions to pay a one-time fee of $0.657 for each $100 of insured deposits held on March 31, 1995 to restore the SAIF to its statutory reserve level. Without this special assessment, the Company's net income for fiscal 1996 would have totaled $3.2 million, or $1.78 per share.




[GRAPHIC-PHOTOGRAPH OF CORPORATE PRESIDENT]




Beginning January 1, 1997, First Federal's annual deposit insurance premium will be reduced from $.23 per $100 of insured deposits to $0.064 per $100. Based on insured deposits at September 30, 1996, First Federal will see its annual SAIF expense reduced from $478,000 to $133,000, result-ing in after-tax savings of $216,000.

Earnings were enhanced during fiscal 1996 by a 10% increase in net interest income. This was due to a significant increase in the Company's loan portfolio, which resulted from the acquisition of Iowa Savings Bank, and the increased origination of consumer and agriculture-related loans. Net interest income will continue to be enhanced in future periods by the acquisition of Security State Bank, which was completed at the end of the fiscal year.

Deposit balances totaled $233.4 million at the close of fiscal 1996, a 36% increase over the previous year. Lending activity continued to increase during fiscal 1996, with originations of $90.6 million. At September 30, 1996, the loan portfolio balance totaled $243.5 million, which reflects a $65.0 million increase from the previous year. Total assets at the end of fiscal 1996 were $388.0 million, compared to $264.2 million a year ago.

Stockholders' equity at the close of fiscal 1996 totaled $43.2 million, a 14% increase over the previous year, with 1,945,735 shares issued and outstanding. This increase indicates the Company's strong earnings performance during the fiscal year, in spite of the one-time special assessment, and reflects the issuance of additional shares in conjunction with the acquisition of Security State Bank.

At September 30, 1996, First Federal and Security State Bank both significantly exceeded their regulatory capital requirements.

LOOKING AHEAD

First Midwest Financial, Inc. continues to look for additional opportunities to acquire savings banks, commercial banks, and other related-service companies in our geographic areas. Each opportunity will be carefully evaluated and we will actively pursue any that we believe have the potential to contribute to increasing value for our stockholders.

With the rapidly expanding uses and availability of electronic technology, customers' needs and expectations for the delivery of financial services are also expanding. We will be responsive to any areas of change that are deemed to be beneficial to the needs of customers and the interests of our stockholders. At the same time, we are committed to maintaining a competitive position in offering traditional bank products and delivering them with the high level of quality service our customers have come to expect.

We are confident that our commitment to achieving profitable long term growth will benefit you through a continued increase in stockholder value, and we appreciate your support.

Sincerely,



/s/James S. Haahr
-----------------
JAMES S. HAAHR
Chairman Of The Board, President & CEO
December 12, 1996

[SIDEBAR]
A strong emphasis on consumer loan services, including home equity loans, makes this particular product an important part of First Federal's total loan program.

In addition, since consumer loans are used for such a wide range of needs by so many different customer segments, they are a valuable link to cross selling other bank products and services.





FIRST FEDERAL SAVINGS BANK OF THE MIDWEST

Creating a more customer-friendly retail bank environment and increasing internal operating efficiencies have been important on-going objectives for First Federal. Significant improvements are being seen in each of these areas, due primarily to a series of capital improvements made over the last couple of years. A major enhancement to the bank's data processing system, which was installed during fiscal year 1995, continues to provide more productive and efficient methods of operation as management and staff become more adept at various ways to use this technology. The remodeling and redecorating of the main bank office in Storm Lake, most of which was completed at the end of last year, and the redecorating of branch offices which was completed this year, have added comfort and convenience for retail bank customers and to staff's efforts to serve them more efficiently.

First Federal's Agricultural Loan Department continues to compete for quality loans. Financing and servicing are available for both start up and existing operations of any size. This includes everything from short term operating loans, to intermediate term loans for machinery and livestock, to longer term loans for agricultural real estate. Other types of commercial loan services, in addition to those for agricultural, are also available at First Federal.

A strong emphasis on consumer loan services, including home equity loans, makes this particular product an important part of First Federal's total loan program. In addition, since consumer loans are used for such a wide range of needs by so many different customer segments, they are a valuable link to cross selling other bank products and services.

First Federal continues to offer all areas of home lending, including new construction, purchase, refinancing, and home improvements, as well as special assistance loans through the Affordable Housing Program. All loan servicing is done locally. This includes handling payments and responding to customer questions on their loan and escrow accounts.

                                              [GRAPHIC-PHOTOGRAPH BANK BUILDING}
First Federal Savings Bank of the Midwest
Main Bank Office:  Fifth at Erie, Storm Lake, Iowa.

Richard A. Wehde - Vice President - Commercial/Agricultural Loans, visits with Willard Schmidt and his sons Ryan and Rick Schmidt at their farm near Alta, Iowa. The Schmidts farm 700 acres of corn and soybean rotation, and Ryan feeds up to 350 head of cattle per year. First Federal is pleased to provide financing for their grain and livestock farming operation.











                               [GRAPHIC-PHOTOGRAPH}





















First Federal is pleased to assist                    [GRAPHIC-PHOTOGRAPH HOUSE]
Scott and Amy Bailey with a
mortgage loan for the purchase of
their home in Storm Lake.

[SIDEBAR]


STORM LAKE, IOWA

Average Land Value for high quality farm land in Northwest Iowa: $2,406 per acre (9/96)

Building Permits  Residential $3,538,864
Commercial $5,416,027
(YTD 1996 thru 10/31)

Taxable Retail Sales       $107,228,366 (1995)

Unemployment Rate for Buena Vista County:  1.9% (9/96)


Deposit customers can satisfy their needs at First Federal with a wide choice of FDIC-insured accounts. These include the traditional passbook savings account and the Savings Starter Account for young savers; the First Federal Passcard Account for statement savings; the Daily Access Account, a money market type account with limited access by check; the Savings Plus Account, offering a higher yield for higher balances; and a full range of certificates of deposit.

First Federal's Trust and Retirement Department has experienced personnel to help meet customers' needs in specialized areas. Trust services focus on the professional administration and management of assets, which includes serving as executor for estates, and handling agency and conservatorship accounts. In the area of retirement plans, First Federal trustees tax-deferred IRA, KEO, and SEP plans with a full range of investment choices. The Trust and Retirement Department staff is always attentive to any legislative actions that may impact this area of service, including several enhancements in the area of qualified plans, scheduled to become effective January 1, 1997.


FIRST SERVICES FINANCIAL LIMITED

LaSalle St. Securities, Inc., operating through First Services Financial Limited, a subsidiary of First Federal, offers discount brokerage services and non-insured investment products. This provides bank customers with the opportunity to expand their use of financial services in addition to traditional bank products. (These products are not FDIC-insured, nor guaranteed by First Federal or any affiliates.)

FIRST FEDERAL
BOARD OF DIRECTORS

JAMES S. HAAHR                 Chairman of the Board, President & CEO for
                               First Midwest Financial, Inc., and First Federal
                               Savings Bank of the Midwest

E. WAYNE COOLEY                Executive Secretary, Iowa Girls' High School
                               Athletic  Union, Des Moines, Iowa

E. THURMAN GASKILL             Owner, Grain Farming Operation, Corwith, Iowa


J. TYLER HAAHR                 Partner in the law firm of Lewis and Roca L.L.P.,
                               Phoenix, Arizona

RODNEY G. MUILENBURG           Dairy Specialist, Sioux City Division Purina
                               Mills, Inc.,  Storm Lake, Iowa


                                                           [GRAPHIC-PHOTOGRAPH ]

Fall 1996 enrollment at Buena Vista University's Storm
Lake campus totals 1,188 students, the highest in the history of the main campus. Another 1,319 students are enrolled at BVU Centers throughout Iowa. The recently completed Information Technology Center houses Ballou
Library, Stewart Siebens Computer Center, and distance education classrooms. Technology links BVU faculty and students across campus, at BVU Centers, and beyond campus walls to points around the globe.

Jay Butterfield, Owner - Silk Screen Ink, Storm Lake. Silk Screen Ink specializes in custom embroidery and screen printing on wearables and many other promotional items. First Federal is proud to provide commercial checking and lending services to Silk Screen Ink.


                              [GRAPHIC-PHOTOGRAPH]






















                   Matt Korrel enjoys his jet ski           [GRAPHIC-PHOTOGRAPH]
                   on beautiful Storm Lake.  First
                   Federal provides consumer
                   loans for most any need.

[sidebar]

Brookings Federal continues their commitment to agri-cultural lending, the results of which are evidenced by signifi-cant growth in their base of agricultural customers over the last 2 years. This growth can be attri-buted to the bank's active marketing efforts to new loan prospects, their competitive posture in structuring loans for various types of ag financing, and their consistency in providing quality customer service.


[GRAPHIC-PHOTOGRAPH]
James C. Winterboer
President
Brookings Federal Bank



BROOKINGS DIVISION

First Federal is proud of its Brookings Division and their contribution to the Company's earnings since they were acquired in the Spring of 1994.

Brookings Federal continues their commitment to agricultural lending, the results of which are evidenced by significant growth in their base of agricultural customers over the last 2 years. This growth can be attributed to the bank's active marketing efforts to new loan prospects, their competitive posture in structuring loans for various types of ag financing, and their consistency in providing quality customer service. Brookings Federal also continues to seek quality commercial loans for any size business, in addition to those for agricultural and ag-related businesses.

Consumer loans is a very active segment of lending for Brookings Federal. Recognizing that relationship building is the key toward more profitable customer households, the Brookings Division actively cross sells other consumer banking services to their consumer loan customers.

Brookings Federal is an active home mortgage lender in their market area, including construction loans and permanent financing, as well as special assistance loans for first-time and low-income home buyers. Loan officers at the Brookings Division have the experience to help make the process of home financing a manageable one, even for first time buyers.

Deposit customers at Brookings Federal have access to a complete line of FDIC-insured accounts including Statement Savings, "Money Market" Savings, Savings Plus, and certificates of deposit for a variety of rates and terms. Brookings Federal offers 3 versions of the Timeless Checking Account, each designed with features and benefits to meet the needs of different types of customers.


Brookings Federal Bank, a Division of             [GRAPHIC-PHOTOGRAPH]
First Federal Savings Bank of the Midwest, 600
Main Avenue, Brookings, South Dakota.

James Hemmer (center) and his sons Brad, Jeff, Steve and Mike visit with Steve Almos -
Agricultural Loan Officer, as his grandson Brandon looks on. Their 4,000 acre family farming operation is located 25 miles south of Brookings and includes 10,000 feeder pigs, 450 stock cows and 1,500 feeder cattle. This is one of many area farming operations financed by Brookings Federal.









                              [GRAPHIC-PHOTOGRAPH]




                                             [GRAPHIC-PHOTOGRAPH]


With financing from Brookings Federal,
Don Diebert and Jeff Jacobson - Owners -
Counterparts,  Inc. in Brookings, were
able to start a new manufacturing
company that produces metal parts for
information display systems.

[GRAPHIC-PHOTOGRAPH]  South Dakota State University
                      in Brookings, South Dakota.
                      1996 Fall enrollment on and off
                      campus is 8,350.




[sidebar]


BROOKINGS,
SOUTH DAKOTA

Average Land Value for high productivity nonirrigated cropland in East Central South Dakota: $698 per acre (3/96)

Building Permits           Residential $4,203,340    Commercial $3,450,650
(YTD 1996 thru 9/30)

Taxable Retail Sales       $199,523,372 (1995)

Unemployment Rate 1.2% (6/96)


BROOKINGS SERVICE CORPORATION




As an enhancement to traditional banking service, PrimeVest Investment Center, operating through Brookings Service Corporation (a subsidiary of First Services Financial Limited), offers full brokerage services with a wide range of alternative investment products. (These products are not FDIC-insured nor guaranteed by First Federal or any affiliates.)


BROOKINGS FEDERAL ADVISORY BOARD


JAMES C. WINTERBOER            President, Brookings Federal

O. DALE LARSON                 Chairman of the Advisory Board
                               Owner, Larson Manufacturing

FRED J. RITTERSHAUS            Vice Chairman of the Advisory Board
                               Consulting Engineer and Partner
                               Banner and Associates, Inc.

VIRGIL G. ELLERBRUCH           Assistant Dean of Engineering
                               South Dakota State University

EARL R. RUE                    Consulting Manager, Running's

Mary Jensen - Customer Service Representative at Larson    [GRAPHIC-PHOTOGRAPH]
Manufacturing -participates in Preferred Banking Benefits,
Brookings Federal's special package of banking services for employees of Larson Manufacturing. The company manu-factures and distributes a line of energy-saving storm doors.

With the help of a consumer loan from Brookings Federal, Steve and Kami Jensen - Brookings - are enjoying their new pickup and camper.







                              [GRAPHIC-PHOTOGRAPH]










                                        [GRAPHIC-PHOTOGRAPH]


Brookings Federal has provided
financing, from construction to
permanent, for two blocks of new
homes next to the Volga Golf Course.

                                             [GRAPHIC-PHOTOGRAPH]
Iowa Savings Bank - currently located at
3624 Sixth Avenue - Des Moines, Iowa



[sidebar]


DES MOINES, IOWA

Average Land Value         for high quality farm land in Central Iowa:
$2,603 per acre (9/96)

Building Permits           Residential $185,800,000
Commercial $79,400,000
(YTD 1996 thru 8/96)

Taxable Retail Sales       $3,682,983,881 (1995)

Unemployment Rate          for Polk County:  2.6% (9/96)

[GRAPHIC-PHOTOGRAPH]
Jeanne Partlow
President
Iowa Savings Bank


IOWA SAVINGS BANK DIVISION



Iowa Savings Bank, Des Moines, Iowa, was acquired by First Midwest Financial, Inc., on December 29, 1995, and now operates as a Division of First Federal Savings Bank of the Midwest. Jeanne Partlow, who was President and CEO of Iowa Savings Bank prior to the acquisition, now serves as President of this Division and also as a director of First Midwest Financial, Inc.

Iowa Savings Bank was one of the best capitalized financial institutions in the State of Iowa. They succeeded by carving out a market niche and doing well what savings banks have traditionally done: making loans for single-family homes. Over time, they established a very loyal base of customers. As a Division of First Federal, Iowa Savings Bank gained the resources to expand their product line which now includes checking accounts, consumer loans, and some additional types of savings accounts and mortgage loans programs. The bank is currently evaluating other financial products and services to determine which would best serve the needs of customers, and help to grow their customer base.

Plans are being finalized to open an Iowa Savings Bank office in West Des Moines at the corner of 35th Street and Westown Parkway, a location formerly occupied by Norwest Bank. Occupancy is anticipated early next year, following remodeling and redecorating. This new location will be a real asset to the Division's efforts to increase their customer base and to market new products and services not previously offered by Iowa Savings Bank.

IOWA SAVINGS BANK ADVISORY BOARD


JEANNE PARTLOW                 President, Iowa Savings Bank, Des Moines, Iowa

ROBERT J. KIRKE                Property Manager, Amerus Properties, Inc.

SCOTT STOUFFER                 Architect, StoufferSmith Architects PC


                                               [GRAPHIC-PHOTOGRAPH]



          Future location - Iowa Savings Bank-
3438 Westown Parkway - West Des Moines, Iowa

Savings plans and consumer loans at Iowa Savings Bank assist customers in achieving their goals. Leona Ross, Pella, Iowa, enjoys her new car.







                              [GRAPHIC-PHOTOGRAPH]













                     [GRAPHIC-PHOTOGRAPH]                   [GRAPHIC-PHOTOGRAPH]
Iowa Savings Bank is pleased                  Howard and Ardella
to have provided financing                    Goetz, Des Moines, Iowa,
for the Urbandale, Iowa, home                 have been long-time
of Joseph and Kathleen                        savings customers at
Fitzgerald and their family.                  Iowa Savings Bank.

                                           [GRAPHIC-PHOTOGRAPH]
   Security State Bank - Main Office at
615 South Division Street in Stuart, Iowa.





[sidebar]



STUART, IOWA

Average Land Value for high quality farm land in West Central Iowa: $2,385 per acre (9/96)

Building Permits           not available

Taxable Retail Sales       $5,219,938 (1995)

Unemployment Rate for Guthrie County:  2.8% (8/96)



[GRAPHIC-PHOTOGRAPH]
Claude F. Havick
President
Security State Bank




SECURITY STATE BANK

Security State Bank, Stuart, Iowa was acquired by First Midwest Financial, Inc. on September 30, 1996, and now operates as a separate subsidiary of First Midwest. The Stuart office is a new 4200 sq. ft. building located in a growing commercial area. Branch offices in Casey and Menlo were established over 40 years ago.

As a commercial bank, chartered by the State of Iowa, Security State Bank's predominant area of service is agriculture or ag-related business. Commercial, consumer and real estate business have been increasing as a percentage of total business. Continued growth in these areas is anticipated as the bank is focusing on increasing market share in their primary trade area.

Security State Bank serves most of its agricultural borrowers with variable rate, revolving lines of credit. This loan product has been well received, due to the added convenience it offers for seasonal borrowing, which is typical in farming or ag-related businesses.

Security State Bank offers a full line of commercial bank deposit products including service charge free checking accounts, savings accounts, "money market" savings accounts, and certificates of deposit. The bank's commitment to friendly, personal service is often cited as a primary source of customer satisfaction and as an important key to attracting new customers.

DIRECTORS OF
SECURITY STATE BANK



JAMES S. HAAHR                 Chairman of the Board, President & CEO for
                               First Midwest Financial, Inc., and First Federal
                               Savings Bank of the Midwest

JEFFREY N. BUMP                Partner, Bump and Bump Law Offices
                               Stuart and Panora, Iowa

E. WAYNE COOLEY                Executive Secretary, Iowa Girls' High School
                               Athletic Union, Des Moines, Iowa

E. THURMAN GASKILL             Owner, Grain Farming Operation, Corwith, Iowa

J. TYLER HAAHR                 Partner in the law firm of Lewis and Roca L.L.P.,
                               Phoenix, Arizona

CLAUDE F. HAVICK               President, Security State Bank, Stuart, Iowa

RODNEY G. MUILENBURG           Dairy Specialist, Sioux City Division Purina
                               Mills, Inc.,  Storm Lake, Iowa

Brothers Charles Shafer and William Shafer - Owners - Agri Drain Corp. near Adair, Iowa. Agri Drain's business includes the manufacturing of drain tile inlet screens. The company operates out of a new 40,500 square-foot building with 50 full time employees and sells their product in all 50 states, Canada, Mexico and Australia. Security State Bank provides both short term and long term financing as part of the banking services available to commercial customers.



                              [GRAPHIC-PHOTOGRAPH]



                   [GRAPHIC-PHOTOGRAPH]                     [GRAPHIC-PHOTOGRAPH]
Michaelle Peterson of Casey,              Security State Bank is pleased to
Iowa, enjoys her new car,                 provide ag financing to father and
 purchased with a consumer loan           son,  Gary and Vance  Cunningham,
through Security State Bank.              for their 1,600 acre grain farming
                                          operation near Menlo, Iowa.

FIRST FEDERAL SAVINGS BANK OF THE MIDWEST


Office Locations

STORM LAKE

MAIN BANK OFFICE
Fifth at Erie, P.O. Box 1307
Storm Lake, Iowa 50588
712-732-4117
800-792-6815

STORM LAKE PLAZA
1415 North Lake Avenue
Storm Lake, Iowa 50588
712-732-6655

LAKE VIEW
Fifth at Main
Lake View, Iowa 51450
712-657-2721


LAURENS
104 North Third Street
Laurens, Iowa 50554
712-845-2588

MANSON
Eleventh at Main
Manson, Iowa  50563
712-469-3319

ODEBOLT
219 South Main Street
Odebolt, Iowa 51458
712-668-4881

SAC CITY
518 Audubon Street
Sac City, Iowa 50583
712-662-7195


BROOKINGS FEDERAL DIVISION
600 Main Avenue
Brookings, South Dakota 57006
605-692-2314
800-842-7452

EASTBROOK BRANCH
425 22nd Avenue South
Brookings, South Dakota 57006
605-692-2314

IOWA SAVINGS BANK DIVISION
3624 Sixth Avenue
Des Moines, Iowa 50313
515-288-4865




SECURITY STATE BANK


Office Locations




STUART

MAIN OFFICE
615 South Division, P.O. Box A
Stuart, Iowa 50250
515-523-2203  800-523-8003                 [GRAPHIC OFFICE LOCATIONS MAP]

CASEY
101 East Logan, P.O. Box 97
Casey, Iowa 50048
515-746-3366  800-746-3367

MENLO
501 Sherman, P.O. Box 36
Menlo, Iowa 50164
515-524-4521

First Midwest Financial, Inc., and Subsidiaries


Financial Contents


SELECTED CONSOLIDATED FINANCIAL
   INFORMATION

MANAGEMENT'S DISCUSSION AND ANALYSIS

REPORT OF INDEPENDENT AUDITORS

CONSOLIDATED BALANCE SHEETS
   AT SEPTEMBER 30, 1996 AND 1995

CONSOLIDATED STATEMENTS OF INCOME
   FOR THE YEARS ENDED SEPTEMBER 30,
   1996, 1995 AND 1994

CONSOLIDATED STATEMENTS OF CHANGES
   IN SHAREHOLDERS' EQUITY
   FOR THE YEARS ENDED SEPTEMBER 30,
   1996, 1995 AND 1994

CONSOLIDATED STATEMENTS OF CASH FLOWS
   FOR THE YEARS ENDED SEPTEMBER 30,
   1996, 1995 AND 1994

NOTES TO CONSOLIDATED FINANCIAL
   STATEMENTS



Special Note
Certain statements in this report that relate to First Midwest Financial, Inc.'s plans, objectives or future performance may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on Management's current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties. Additional discussion of factors affecting First Midwest's business and prospects is contained in the Company's periodic filings with the Securities and Exchange Commission.

Selected Consolidated Financial Information


September 30,                                                       1996         1995         1994         1993          1992
-------------                                                       ----         ----         ----         ----          ----
(In Thousands)
Selected Financial Condition Data:
Total assets .................................................   $ 388,008    $ 264,213    $ 274,115    $ 160,827     $ 171,030
Loans receivable, net ........................................     243,534      178,552      155,497       80,224        74,561
Securities available for sale ................................     109,492       70,232       37,180           20            20
Securities held to maturity ..................................        --           --         65,917       56,085        87,401
Excess of cost over net assets acquired, net .................       5,091        1,690        1,815         --            --
Deposits .....................................................     233,406      171,793      176,167      122,813       147,289
Total borrowings .............................................     106,478       52,248       61,218        3,115         7,554
Shareholders' equity .........................................      43,210       38,013       34,683       33,438        14,970

Year Ended September 30,                                            1996         1995         1994         1993          1992
------------------------                                            ----         ----         ----         ----          ----
(In Thousands, Except Per Share Data)
Selected Operations Data:
Total interest income ........................................   $  24,337    $  21,054    $  15,153    $  11,586     $  13,791
Total interest expense .......................................      13,978       11,649        7,283        6,509         9,182
                                                                 ---------    ---------    ---------    ---------     ---------
   Net interest income .......................................      10,359        9,405        7,870        5,077         4,609
   Provision for loan losses .................................         100          250          105          225            50
                                                                 ---------    ---------    ---------    ---------     ---------
Net interest income after provision for loan losses ..........      10,259        9,155        7,765        4,852         4,559
Total noninterest income .....................................       1,419        2,286        1,078        1,555         1,047
Total noninterest expense ....................................       7,568        5,576        4,938        3,725         3,995
                                                                 ---------    ---------    ---------    ---------     ---------
   Income before income taxes, extraordinary
      items and cumulative effect of changes in
      accounting principles ..................................       4,110        5,865        3,905        2,682         1,611
Income tax expense ...........................................       1,696        2,321        1,433        1,045           591

Extraordinary items-- net of taxes ...........................        --           --           --           (285)         --
Cumulative effect of changes in accounting principles ........        --           --            257         --            --
                                                                 ---------    ---------    ---------    ---------     ---------
Net income ...................................................   $   2,414    $   3,544    $   2,729    $   1,352     $   1,020
                                                                 =========    =========    =========    =========     =========
Earnings per share (fully diluted):
   Income before extraordinary items and
      cumulative effect of changes in accounting
      principles .............................................   $    1.34    $    1.99    $    1.24    $    0.80          --
   Net income ................................................   $    1.34    $    1.99    $    1.37    $    0.66          --

Year Ended September 30,                                            1996         1995         1994         1993          1992
------------------------                                            ----         ----         ----         ----          ----
Selected Financial Ratios and Other Data:
PERFORMANCE RATIOS:
   Return on assets (ratio of net income
      to average total assets)(1) ............................        0.76%        1.31%        1.29%        0.84%         0.57%
   Return on stockholders' equity (ratio of net
   income to average equity)(1) ..............................        6.18         9.86         7.89         7.10          7.08
   Interest rate spread information:
      Average during year ....................................        2.88         3.13         3.25         2.69          2.25
      End of year ............................................        2.84         2.85         2.96         2.88          2.55
   Net yield on average interest-earning assets ..............        3.47         3.63         3.94         3.21          2.63
   Ratio of operating expense to average total assets ........        2.40         2.06         2.30         2.31          2.22

QUALITY RATIOS:
   Non-performing assets to total assets at end of year ......         .70          .29          .34          .78           .23
   Allowance for loan losses to non-performing loans .........       89.04       227.21       148.51        65.42        239.04
CAPITAL RATIOS:
   Shareholders' equity to total assets at end of period             11.14        14.39        12.65        20.79          8.75
   Average shareholders' equity to average assets ............       12.45        13.28        20.52        11.83          8.00

   Ratio of average interest-earning assets to
             average interest-bearing liabilities ............      112.58%      111.35%      119.04%      112.69%       107.18%

OTHER DATA:
   Book value per common share outstanding ...................   $   22.21    $   21.19    $   18.69    $   16.82          --
   Dividends declared per share ..............................        0.44         0.30         --           --            --
   Dividend payout ratio .....................................       30.90%       14.53%        --           --            --
   Number of full-service offices ............................          11            9            9            7            10

(1) Return on assets and return on equity for fiscal year 1994 is 1.17% and 7.54%, respectively, excluding the cumulative effects of changes in accounting principles.

Management's Discussion and Analysis

General
First Midwest Financial, Inc. (the "Company" or "First Midwest") is a bank holding company whose primary assets are First Federal Savings Bank of the Midwest ("First Federal") and Security State Bank ("Security"). The Company was incorporated in 1993 as a unitary non-diversified savings and loan holding company and, on September 20, 1993, acquired all of the capital stock of First Federal in connection with First Federal's conversion from mutual to stock form of ownership. On September 30, 1996, the Company became a bank holding company in conjunction with the acquisition of Security. All references to the Company prior to September 20, 1993, except where otherwise indicated, are to First Federal and its subsidiary on a consolidated basis.

     The Company focuses on establishing and maintaining long-term relationships with customers, and is committed to serving the financial services needs of the communities in its market area. The Company's primary market area includes the counties of Adair, Buena Vista, Calhoun, Ida, Guthrie, Pocahontas, Polk and Sac located in Iowa, and Brookings County located in east central South Dakota. The Company attracts retail deposits from the general public and uses those deposits, together with other borrowed funds, to originate and purchase residential and com-mercial mortgage loans, and to provide financing for consumer, agricultural and other commercial business purposes.

     The Company's basic mission is to maintain and enhance core earnings while serving its primary market area. As such, the Board of Directors has adopted a business strategy designed to (i) maintain the Company's tangible capital in excess of regulatory requirements, (ii) maintain the quality of the Company's assets, (iii) control operating expenses, (iv) maintain and, as possible, increase the Company's interest rate spread and (v) manage the Company's exposure to changes in interest rates.

Acquisitions Completed
     On September 30, 1996, First Midwest completed the acquisition of Central West Bancorporation ("Central West"), and its wholly-owned subsidiary, Security State Bank located in Stuart, Iowa. Upon acquisition, Central West was merged into First Midwest, and Security became a wholly-owned stand-alone subsidiary of First Midwest. Security operates offices in Stuart, Menlo and Casey, Iowa. At the date of acquisition, Central West had assets of approximately $33 million and equity of $2.6 million. Central West shareholders received cash of $18.04 and 2.3528 shares of the common stock of First Midwest for each Central West share held, totaling an aggregate consideration of approximately $5.2 million. The acquisition was accounted for as a purchase, and the accompanying consolidated financial statements reflect the combined results since the date of acquisition, the effect of which was not material. The excess of cost over the estimated fair value of the assets acquired and liabilities assumed, totaling approximately $2.8 million, is being amortized over a fifteen year period (see Notes 1 and 2 to the Consolidated Financial Statements).

     On December 29, 1995, First Midwest completed the acquisition of Iowa Bancorp, Inc. ("Iowa Bancorp"), and its wholly-owned subsidiary, Iowa Savings

     The following table sets forth the weighted average effective interest rate on interest-earning assets and interest-bearing liabilities at the end of each of the years presented.



At September 30,                                                         1996    1995    1994
----------------                                                         ----    ----    ----
WEIGHTED AVERAGE YIELD ON:
   Loans receivable ...............................................      8.74%   8.58%   7.99%
   Mortgage-backed securities .....................................      7.06    7.97    6.85
   Securities .....................................................      5.99    6.79    7.66
   Other interest-earning assets ..................................      5.04    5.44    4.66
   Combined weighted average yield on interest-earning assets .....      7.87    8.13    7.46

WEIGHTED AVERAGE RATE PAID ON:
   Demand, NOW deposits and Money Market ..........................      2.35    2.55    2.30
   Savings deposits ...............................................      3.22    3.00    2.28
   Time deposits ..................................................      5.78    5.80    4.87
   FHLB advances ..................................................      5.81    6.14    5.10
   Other borrowed money ...........................................      5.48    5.75    4.70
Combined weighted average rate paid on interest-bearing liabilities      5.03    5.28    4.50

Spread ............................................................      2.84%   2.85%   2.96%

Bank, a federal savings bank, ("Iowa Savings") located in Des Moines, Iowa. Upon acquisition, Iowa Bancorp was merged into the Company and Iowa Savings was merged into First Federal. The Iowa Savings office operates as the Iowa Savings Bank Division of First Federal Savings Bank of the Midwest. At the date of acquisition, Iowa Bancorp had assets of approximately $25 million and equity of $7.2 million. The Company purchased all of Iowa Bancorp's 379,980 out-standing shares and 36,537 shares subject to option for a cash payment of $20.39 per share, less the exercise price of shares subject to option, for a total net purchase price of $8.0 million. The acquisition was accounted for as a purchase, and the accompanying consolidated financial statements reflect the combined results since the date of acquisition. The excess of cost over the estimated fair value of the assets acquired and liabilities assumed, totaling approximately $760,000, is being amortized over a fifteen year period (see Notes 1 and 2 to the Consolidated Financial Statements).

     On March 28, 1994, the Company acquired Community Financial Systems, Inc. ("Community") and its wholly-owned subsidiary, Brookings Federal Bank, a federal savings bank, ("Brookings Federal") located in Brookings, South Dakota. Upon acquisition, Community was merged into First Midwest and Brookings Federal was merged into First Federal. The Company paid a cash price of $31.38 per share to acquire all of the 333,513 shares of Community's outstanding common stock, for a total purchase price of approximately $10.5 million. At the date of acquisition, Brookings Federal had assets of approximately $69 million and deposits of approximately $57 million. The two offices of Brookings Federal operate as the Brookings Federal Bank Division of First Federal Savings Bank of the Midwest. The acquisition was accounted for as a purchase and, accordingly, the accompanying consolidated financial statements reflect the combined operating results since the date of acquisition. The excess of cost over the estimated fair value of the assets acquired and liabilities assumed, totaling approximately $1.8 million, is being amortized over a fifteen year period (see Notes 1 and 2 to the Consolidated Financial Statements).

Rate/Volume Analysis
     The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to the levels and volatility of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

Year Ended September 30,                                          1996 vs. 1995                            1995 vs. 1994
------------------------                                          -------------                            -------------
                                                    Increase        Increase      Total        Increase      Increase       Total
                                                   (Decrease)      (Decrease)    Increase     (Decrease)     (Decrease)    Increase
                                                  Due to Volume    Due to Rate  (Decrease)   Due to Volume   Due to Rate  (Decrease)
                                                  -------------    -----------  ----------   -------------   -----------  ----------
                                                                                                              (Dollars in Thousands)
INTEREST-EARNING ASSETS:
   Loans receivable ............................     $ 4,170       $   629       $ 4,799       $ 4,180       $  (156)      $ 4,024
   Mortgage-backed securities ..................      (1,251)         (133)       (1,384)          609           130           739
   Securities ..................................         500          (695)         (195)           26         1,007         1,033
   FHLB stock ..................................          66            (3)           63           106            (1)          105
                                                     -------       -------       -------       -------       -------       -------
Total interest-earning assets ..................     $ 3,485       $  (202)      $ 3,283       $ 4,921       $   980       $ 5,901
                                                     -------       -------       -------       -------       -------       -------
INTEREST-BEARING LIABILITIES:
   Demand and NOW deposits .....................     $   (41)      $   (34)      $   (75)      $     6       $    (7)      $    (1)
   Savings deposits ............................         121             4           125            64             5            69
   Time deposits ...............................         953           518         1,471         1,414           660         2,074
   FHLB advances ...............................         732            11           743         1,580           723         2,303
   Other borrowed money ........................          60             6            66           (60)          (19)          (79)
                                                     -------       -------       -------       -------       -------       -------
Total interest-bearing liabilities .............     $ 1,825       $   505       $ 2,330       $ 3,004       $ 1,362       $ 4,366
                                                     -------       -------       -------       -------       -------       -------
Net effect on net interest income ..............     $ 1,660       $  (707)      $   953       $ 1,917       $  (382)      $ 1,535
                                                     =======       =======       =======       =======       =======       =======

Financial Condition
     The following discussion of the Company's consolidated financial condition should be read in conjunction with the Selected Consolidated Financial Information and Consolidated Financial Statements and the related notes included elsewhere herein.

     The Company's total assets at September 30, 1996 were $388.0 million, an increase of $123.8 million, or 46.9%, from $264.2 million at September 30, 1995. The increase in assets is due to completed acquisitions during the period of Iowa Bancorp and Central West, which had assets at the dates of acquisition of approximately $25 million and $33 million, respectively. The increase in assets also resulted from the purchase of mortgage-backed securities and other investment securities, and from the increased origination and purchase of loans during the period.

     The Company's portfolio of securities available for sale, excluding mortgage-backed securities, increased $25.1 million, or 51.4%, to $73.9 million at September 30, 1996 from $48.8 million at September 30, 1995. The increase in securities available for sale, primarily short-term treasury and federal agency securities, is due to securities acquired in acquisitions completed during the fiscal year and as the result of securities purchased in amounts that exceeded maturities during the period.

Average Balances, Interest Rates and Yields
     The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments have been made. All average balances are quarterly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

Year Ended September 30,                           1996                           1995                          1994
------------------------                           ----                           ----                          ----
                                      Average    Interest              Average   Interest           Average    Interest
                                    Outstanding  Earned/    Yield/   Outstanding  Earned/  Yield/  Outstanding Earned/    Yield/
                                      Balance     Paid       Rate      Balance    Paid     Rate     Balance     Paid       Rate
                                      --------   -------     ----    --------   -------     ----    --------   -------     ----
                                                                                                          (Dollars in Thousands)
INTEREST-EARNING ASSETS:
   Loans receivable(1)                $207,983   $18,567     8.93%   $161,243   $13,768     8.54%   $112,317   $ 9,744     8.68%
   Mortgage-backed securities           34,213     2,521     7.37      51,157     3,905     7.63      42,914     3,166     7.38
   Securities                           51,494     2,916     5.66      42,674     3,111     7.29      42,130     2,078     4.93
   FHLB stock                            4,644       333     7.17       3,720       270     7.26       2,262       165     7.29
                                      --------   -------     ----    --------   -------     ----    --------   -------     ----
Total interest-earning assets         $298,334   $24,337     8.16%   $258,794   $21,054     8.14%   $199,623   $15,153     7.59%
                                      ========   =======     ====    ========   =======     ====    ========   =======     ====
INTEREST-BEARING LIABILITIES:
   Demand and NOW deposits            $ 29,377   $   661     2.25%   $ 31,139   $   736     2.36%   $ 30,861   $   737     2.39%
   Savings deposits                     14,906       402     2.70      10,431       277     2.66       7,933       208     2.62
   Time deposits                       149,247     8,703     5.83     132,856     7,232     5.44     104,283     5,158     4.95
   FHLB advances                        69,265     4,087     5.90      56,820     3,344     5.88      22,579     1,041     4.61
   Other borrowed money                  2,198       126     5.73       1,159        60     5.18       2,043       139     6.80
                                      --------   -------     ----    --------   -------     ----    --------   -------     ----
Total interest-bearing liabilities    $264,993   $13,979     5.28%   $232,405   $11,649     5.01%   $167,699   $ 7,283     4.34%
                                      ========   =======     ====    ========   =======     ====    ========   =======     ====

Average interest-earning assets       $ 33,341                       $ 26,389                       $ 31,924
                                      ========                       ========                       ========
Net interest income                             $ 10,358                        $  9,405                       $ 7,870
                                                ========                        ========                       =======
Net interest rate spread                                     2.88%                          3.13%                          3.25%
                                                             ====                           ====                           ====
Net yield on average interest-
   earning assets                                            3.47%                          3.63%                          3.94%
                                                             ====                           ====                           ====
Average interest-earning assets to
   average interest-bearing
   liabilities                          112.58%                        111.35%                        119.04%
                                        ======                         ======                         ======
(1) Calculated net of deferred loan fees, loan  discounts,  loans in process and loss reserves.

     The balance in mortgage-backed securities available for sale increased by $14.2 million, or 66.3%, from $21.4 million at September 30, 1995, to $35.6 million at September 30, 1996. The increase resulted from the purchase of adjustable-rate mortgage-backed securities that were funded by adjustable-rate borrowings from the Federal Home Loan Bank of Des Moines.

     The Company's net portfolio of loans receivable increased by $65.0 million, or 36.4%, to $243.5 million at September 30, 1996 from $178.5 million at September 30, 1995. The increase in net loans receivable is due, in part, to the acquisitions of Iowa Bancorp and Central West which, at the dates of acquisition, had loans of approximately $16 million and $20 million, respectively. The increase also resulted from increased origination of residential and commercial real estate loans, consumer loans and ag-related loans. In addition, the loan portfolio increased as a result of purchases of multi-family residential and commercial real estate loans.

     The balance of customer deposits increased by $61.6 million, or 35.9%, from $171.8 million at September 30, 1995 to $233.4 million at September 30, 1996. The increase in deposits resulted partly from the acquisitions of Iowa Bancorp and Central West which, at the dates of acquisition, had deposits of approximately $15 million and $28 million, respectively. In addition, customer deposits increased as a result of management's continued efforts to monitor and enhance deposit product design and marketing programs.

     The Company's borrowings from the Federal Home Loan Bank of Des Moines increased by $51.2 million, from $51.1 million at September 30, 1995 to $102.3 million at September 30, 1996. The increased borrowings were used primarily in the purchase of securities, including mortgage-backed securities, and to fund growth of the Company's loan portfolio.

Results of Operations
     The following discussion of the Company's results of operations should be read in conjunction with the Selected Consolidated Financial Information and Consolidated Financial Statements and the related notes included elsewhere herein.

     The  Company's   results  of  operations  are  primarily  dependent  on net interest income, noninterest income and the Company's ability to manage operating expenses. Net interest income is the difference between the interest earned on interest-earning assets and the interest expense paid on interest-bearing liabilities. Net interest income is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. The Company, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets mature or reprice at different times, or on a different basis, than its interest-bearing liabilities.

     The Company's noninterest income consists primarily of fees charged on transaction accounts and for the origination of loans, both of which help to offset the costs associated with establishing and maintaining these deposit and loan accounts. In addition, noninterest income is derived from the activities of First Federal's wholly-owned subsidiaries, First Services Financial Limited, and Brookings Service Corporation, which engage in the sale of various non-insured investment products. Historically, the Company has not derived significant income as a result of gains on the sale of securities and other assets. However, during the year ended September 30, 1995, a $1.1 million gain was recorded as a result of the sale of mortgage-backed securities.

     On September 30, 1996, federal legislation was signed into law requiring that all thrift institutions pay a one-time assessment to restore the Savings Association Insurance Fund (SAIF) to its statutory reserve level of at least 1.25% of insured depositor accounts. The assessment is 0.657% of First Federal's insured deposits as of March 31, 1995, including those held by Iowa Savings at that date. As a result of the special assessment, the Company recognized a pre-tax charge of $1.27 million, or $795,000 net of related income taxes, as of the September 30, 1996 effective date of the legislation. Beginning January 1, 1997, the legislation provides that First Federal's annual deposit insurance premium (including required payments on the Financing Corporation obligation) will be reduced from 0.23% to an estimated 0.064% of insured deposits.

Comparison of Operating Results for the Years Ended
September 30, 1996 and September 30, 1995

General
     Net income for the year ended September 30, 1996 decreased $1.13 million, or 31.9%, to $2.41 million, from $3.54 million for the same period ended September 30, 1995. The decrease in net income reflects the one-time special assessment to recapitalize the SAIF, which totaled $795,000, net of income taxes. In addition, the decrease in net income resulted from the previous year recognition of gains on the sale of securities resulting primarily from the restructure of the Company's mortgage-backed securities portfolio, which increased fiscal year 1995 income by $720,000, net of income taxes.

Net Interest Income
     The Company's net interest income for the year ended September 30, 1996 increased by $954,000, or 10.1%, to $10.36 million compared to $9.40 million for the same period ended September 30, 1995. The increase in net interest income reflects an overall increase in average net interest-earning assets during the period resulting from the acquisition of Iowa Bancorp during the first fiscal quarter, and internal increases in the portfolio of loans and securities. The net yield on average interest-earning assets declined to 3.47% for the period ended September 30, 1996 from 3.63% for the same period in 1995. The reduction in net yield is due primarily to the increased cost of retail time deposits resulting from aggressive competition for such deposits during the period.

   During the fiscal years ended September 30, 1996 and 1995, the Company increased its origination and purchase of multi-family and commercial real estate loans and, in addition, increased its origination of consumer and agricultural business loans. The Company anticipates activity in this type of lending to continue in future years, subject to market demand. Net interest income is expected to trend upward as a result of this lending activity as interest rate yields are generally higher on this type of loan product compared to yields provided by conventional single-family residential real estate loans. This lending activity is considered to carry a higher level of risk due to the nature of the collateral and the size of individual loans. As such, the Company anticipates continued increases in its allowance for loan losses.

Interest Income
     Interest income for the year ended September 30, 1996 increased $3.28 million, or 15.6%, to $24.34 million from $21.05 million for the same period in 1995. The increase was primarily due to a $4.80 million increase in interest earned on the loan portfolio, to $18.57 million for the year ended September 30, 1996, from $13.77 million in 1995. The increase in loan interest income resulted from higher average loan portfolio balances due to internal growth of the loan portfolio and the acquisition of Iowa Bancorp and, to a lesser extent, to a higher average yield on the loan portfolio during the period. Interest income from mortgage-backed securities declined $1.38 million for the year ended September 30, 1996 to $2.52 million from $3.90 million in 1995 due primarily to the reduction in the average portfolio balance during the period.

Interest Expense
     Interest expense increased $2.33 million, or 20.0%, to $13.98 million for the period ended September 30, 1996 from $11.65 million for the same period in 1995. The increase in interest expense was due to an increase in the average outstanding balance of time deposits and FHLB advances during the year ended September 30, 1996, compared to the same period in 1995. The increase in the average balance of time deposits resulted from internal growth of the deposit portfolio and the acquisition of Iowa Bancorp. The average outstanding balance of FHLB advances increased due to borrowing activity throughout the period used primarily to fund growth of the loan portfolio and the purchase of securities. To a lesser extent, the increase in interest expense reflects higher interest rates paid on interest-bearing liabilities during the year ended September 30, 1996, compared to the previous year.

Provision for Loan Losses
     The provision for loan losses for the year ended September 30, 1996 was $100,000 compared to $250,000 for the same period in 1995. The comparatively higher provision for loan losses during the previous year resulted from management's election to increase the balance in the allowance for loan losses in conjunction with growth of the loan portfolio during that period. Management believes, based on review of historic loan losses, current economic conditions, and other factors, that the current level of provision for loan losses, and the resulting level of the allowance for loan losses, reflects an adequate reserve against potential losses from the loan portfolio. In addition, because of the Company's extremely low loan loss experience during its history, management also considers the loan loss experience of similar portfolios in comparable lending markets. Accordingly, the calculation of the adequacy of the allowance for loan losses is not based solely on the level of non-performing assets.

   Management will continue to monitor the allowance for loan losses and make future additions to the allowance through the provision for loan losses as economic conditions and loan portfolio quality dictate. Although the Company maintains its allowance for loan losses at a level which it con-siders to be adequate to provide for losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, the determination as to the amount of its allowance for loan losses is subject to review by the Company's regulators, as part of their examination process, which may result in the establishment of an additional allowance based upon their judgment of the information available to them at the time of their examination.

Noninterest  Income
     Noninterest income for the year ended September 30, 1996 decreased $867,000, or 37.9%, to $1.42 million from $2.29 million for the same period in 1995. Noninterest income for the previous fiscal year included gains on the sale of securities of $1.07 million, compared to $79,000 for year ended September 30, 1996. Noninterest income from loan fees and service charges increased by $118,000 for fiscal 1996 compared to the same period in 1995 as a result of increased lending activity and increased activity on transaction accounts subject to service charges.

Noninterest Expense
     Noninterest expense increased by $1.99 million, or 35.7%, to $7.57 million for the year ended September 30, 1996 compared to $5.58 million for the same period in 1995. The increase primarily reflects the one-time special assessment of $1.27 million, pre-tax, for the recapitalization of SAIF. In addition, noninterest expense increased as a result of additional operating expenses associated with the acquisition of Iowa Bancorp during the first quarter of fiscal 1996.

     Income Tax Expense Income tax expense decreased by $624,000, or 26.9%, to $1.70 million for the year ended September 30, 1996 from $2.32 million for the same period in 1995. The decrease in income tax expense reflects the reduction in the level of taxable income for the period ended September 30, 1996 compared to the same period in 1995.

Comparison of Operating Results for the Years Ended
September 30, 1995 and September 30, 1994

General
     Net income for the year ended September 30, 1995 increased $815,000, or 29.9%, to $3.5 million, from $2.7 million for the same period ended September 30, 1994. The increase in net income reflects higher net interest income as a result of a full year of operations after the acquisition of Brookings Federal. In addition, net income was enhanced by a gain on the sale of securities resulting from the restructure of the Company's portfolio of mortgage-backed securities. Net income for the year ended September 30, 1995 was negatively impacted compared to the previous year by an increase of $145,000 in the provision for loan losses, and by an overall increase of $638,000 in other expenses, primarily as a result of the full year operation of the Brookings Federal division. Operating results for the year ended September 30, 1994 include the cumulative effect of a change in accounting principle resulting from the implementation of SFAS 109 (Accounting for Income Taxes), which increased net income by $257,000.

Net Interest Income
     The Company's net interest income for the year ended September 30, 1995 increased by $1.5 million, or 19.5%, to $9.4 million compared to $7.9 million for the same period ended September 30, 1994. The increase in net interest income reflects an overall increase in average interest-earning assets during the period resulting primarily from the full-year effect of the acquisition of Brookings Federal. The net yield on average interest-earning assets declined to 3.63% for the period ended September 30, 1995 from 3.94% for the same period ended in 1994. The reduction in net yield was due to an overall reduction in average net interest-earning assets and to a reduction in the net interest rate spread.

Interest Income
     Interest income for the year ended September 30, 1995 increased $5.9 million, or 38.9%, to $21.1 million from $15.2 million for the same period in 1994. The increase was attributable to a $4.0 million increase in interest earned on the loan portfolio to $13.8 million for the year ended September 30, 1995 from $9.7 million the previous year. This increase in loan interest income resulted from a significantly higher average portfolio balance of loans receivable during the period due to internal growth of the loan portfolio and to the full-year effect of the acquisition of Brookings Federal. Interest income on mortgage-backed securities was enhanced by $739,000 compared to the previous year primarily as a result of the increase in the average portfolio balance. In addition, interest income from the Company's portfolio of securities held to maturity and securities available for sale increased by $1.0 million for the year ended September 30, 1995 compared to 1994 due to higher yields received on the portfolio.

Interest Expense
     Interest expense increased $4.4 million, or 60.0%, to $11.7 million for the period ended September 30, 1995 from $7.3 million for the same period in 1994. The increase in interest expense was due primarily to a significant increase in the average outstanding balance of time deposits and FHLB advances during the year ended September 30, 1995, compared to the same period in 1994. The increase in the average balance of time deposits resulted from the full-year effect of the Brookings Federal acquisition. The average outstanding balance of FHLB advances increased due to borrowing activity throughout the period used to fund growth of the loan portfolio. To a lesser extent, the increase in interest expense reflects higher interest rates paid on interest-bearing liabilities during the year ended September 30, 1995, compared to the previous year.

Provision for Loan Losses
     The provision for loan losses for the year ended September 30, 1995 was $250,000 compared to $105,000 for the same period in 1994. The $145,000 increase in the provision, and a resulting increase in the allowance for loan losses, reflects the increase in the level of agricultural related, multi-family, and commercial real estate lending activity. These types of lending activities are considered to carry a higher degree of risk than single-family residential loans due to the nature of the collateral securing such loans, and the generally larger average size of individual loans. The ratio of non-performing assets to total assets declined to .29% at September 30, 1995, compared to .35% at the end of 1994.

Noninterest Income
     Noninterest income for the year ended September 30, 1995 increased $1.2 million, or 112.1%, to $2.3 million from $1.1 million for the same period in 1994. The increase in noninterest income during the period ended September 30, 1995 was primarily due to a $1.1 million gain on the sale of securities resulting from the restructure of the Company's portfolio of mortgage-backed securities. In addition, during the year ended September 30, 1995, noninterest income from loan fees and service charges increased by $114,000 compared to the same period in 1994.

Noninterest Expense
     Noninterest expense increased by $638,000, or 12.9%, to $5.6 million for the year ended September 30, 1995 compared to $4.9 million for the same period in 1994. The increase primarily reflects the full-year effect of additional operating expenses associated with the acquisition of Brookings Federal. In addition, noninterest expense includes an increase of $54,000 in federal deposit insurance premiums due to the higher average outstanding balance of insured deposit accounts during the period.

Income Tax Expense
     Income tax expense increased by $887,000, or 61.9%, to $2.3 million for the year ended September 30, 1995 from $1.4 million for the same period in 1994. The increase in income tax expense reflects increased income before income taxes for the period ended September 30, 1995 compared to the same period in 1994.

Effect of Accounting
     Change For the year ended September 30, 1994, net income was increased by $257,000 due to the cumulative effect of a change in accounting principle resulting from the implementation of SFAS 109 (Accounting for Income Taxes). There was no such effect on net income during the year ended 1995.

Asset/Liability Management
     The Company currently focuses lending efforts toward originating and purchasing competitively priced adjustable-rate loan products and fixed-rate loan products with relatively short terms to maturity, generally 15 years or less. This strategy allows the Company to maintain a portfolio of loans which will be relatively sensitive to changes in the level of interest rates while providing a reasonable spread to the cost of liabilities used to fund the loans.

     The Company's primary objective for its investment portfolio is to provide the liquidity necessary to meet loan funding needs. This portfolio is used in the ongoing management of changes to the Company's asset/liability mix, while contributing to profitability through earnings flow. The investment policy generally calls for funds to be invested among various categories of security types and maturities based upon the Company's need for liquidity, desire to achieve a proper balance between minimizing risk while maximizing yield, the need to provide collateral for borrowings, and to fulfill the Company's asset/liability management goals.

   During the quarter ended June 30, 1995, all securities previously designated as held to maturity, including mortgage-backed securities, were reclassified to the available for sale category. The reclassification was performed after consideration  by  management  of  a  pending  regulatory  policy  clarification regarding the measurement of interest sensitivity of adjustable-rate mortgage-backed securities. It was management's opinion that the pending regulatory policy clarification provided sufficient potential risk to the market value of this type of security to warrant reclassification of the securities held by the Company to the available-for-sale designation. In accordance with the requirements of SFAS 115 (see Note 1 to the Consolidated Financial Statements), all other securities previously designated as held to maturity were also reclassified to available for sale. During the quarter ended June 30, 1995, the reclassified adjustable-rate mortgage-backed securities were sold.

   The Company's cost of funds responds to changes in interest rates due to the relatively short-term nature of its deposit portfolio. Consequently, the results of operations are influenced by the levels of short-term interest rates. The Company offers a range of maturities on its deposit products at competitive rates and monitors the maturities on an ongoing basis.

   The Company emphasizes and promotes its savings, money market, demand and NOW accounts and, subject to market conditions, certificates of deposit with maturities of six months through five years, principally from its primary market area. The savings and NOW accounts tend to be less susceptible to rapid changes in interest rates.

     In managing its asset/liability mix, the Company, at times, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, may place somewhat greater emphasis on maximizing its net interest margin than on strictly matching the interest rate sensitivity of its assets and liabilities. Management believes that the increased net income which may result from an acceptable mismatch in the actual maturity or repricing of its asset and liability portfolios can, during periods of declining or stable interest rates, provide sufficient returns to justify the increased exposure to sudden and unexpected increases in interest rates which may result from such a mismatch. The Company has established limits, which may change from time to time, on the level of acceptable interest rate risk. There can be no assurance, however, that in the event of an adverse change in interest rates the Company's efforts to limit interest rate risk will be successful.

Net Portfolio Value
     The Office of Thrift Supervision ("OTS") provides a Net Portfolio Value ("NPV") approach to the quantification of interest rate risk for thrift institutions such as First Federal. This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. Management of First Federal's assets and liabilities is performed within the context of the marketplace, but also within limits established by the Board of Directors on the amount of change in NPV which is acceptable given certain interest rate changes.

     The OTS issued a regulation which uses a net market value methodology to measure the interest rate risk exposure of thrift institutions. Under OTS regulations, an institution's "normal" level of interest rate risk in the event of an assumed 200 basis point change in interest rates is a decrease in the institution's NPV in an amount not to exceed two percent of the present value of its assets. Thrift institutions with greater than "normal" interest rate risk exposure must take a deduction from their total capital available to meet their risk-based capital requirement. The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2.00% of the present value of its assets. The regulation, however, will not become effective until the OTS evaluates the process by which thrift institutions may appeal an interest rate risk deduction determination. It is uncertain as to when this evaluation may be completed. Had such regulation been in effect at September 30, 1996, First Federal's interest rate risk would have been
considered   normal  and  no  additional  risk-based  capital  would  have  been required.

     Presented below, as of September 30, 1996, is an analysis of First Federal's interest rate risk as measured by changes in NPV for an instantaneous and sustained parallel shift in the yield curve, in 100 basis point increments, up and down 400 basis points, in accordance with OTS regulations. As illustrated in the table, First Federal's NPV is more sensitive to rising rate changes than declining rates. This occurs primarily because, as rates rise, the market value of fixed-rate loans declines due to both the rate increase and slowing prepayments. When rates decline, First Federal does not experience a significant rise in market value for these loans because borrowers prepay at relatively higher rates. The value of First Federal's deposits and borrowings change in approximately the same proportion in rising and falling rate scenarios.

     Management reviews the OTS measurements and related peer reports on a quarterly basis. In addition to monitoring selected measures of NPV, management also monitors effects on net interest income resulting from increases or decreases in interest rates. This measure is used in conjunction with NPV measures to identify excessive interest rate risk.

At September 30, 1996

    Change in Interest Rate       Board Limit
        (Basis Points)              % Change        $ Change            % Change
        --------------              --------        --------            --------
                                              (Dollars in Thousands)
 +400 bp ...............              (60)%         $(13,549)              (36)%
 +300 bp ...............              (50)            (9,977)              (26)
 +200 bp ...............              (40)            (6,499)              (17)
 +100 bp ...............              (25)            (3,153)               (8)
    0 bp ...............               --                 --                --
- 100 bp ...............              (10)             2,447                 6
- 200 bp ...............              (15)             4,131                11
- 300 bp ...............              (20)             5,885                16
- 400 bp ...............              (25)             8,068                21

Interest Sensitivity GAP Analysis
     Management of interest sensitivity of Security State Bank is accomplished by matching the maturities of interest-earning assets and interest-bearing liabilities. The following table illustrates the asset/(liability) funding gaps for selected maturity periods as of September 30, 1996 for Security State Bank.

At September 30, 1996

                                                  Repricable or Maturing Within

                                          0 - 6       6 - 12        Total       Over
                                         Months       Months       1 Year       1 Year      Total
                                         ------       ------       ------       ------      -----
                                                                                        (In Thousands)
ASSETS
Interest-earning deposits in
   other financial institutions .....   $    100    $      0     $    100     $      0    $    100
Federal funds sold ..................          0           0            0            0           0
Securities ..........................      2,516       2,250        4,766        5,150       9,916
Loans ...............................      9,437       2,570       12,007        8,968      20,975
                                        --------    --------     --------     --------    --------
   Total interest-earning assets ....   $ 12,053    $  4,820     $ 16,873     $ 14,118    $ 30,991
                                        ========    ========     ========     ========    ========
LIABILITIES
Interest-bearing deposits ...........   $  8,761    $ 12,265     $ 21,026     $  3,910    $ 24,936
Borrowed funds ......................      1,400           0        1,400            0       1,400
                                        --------    --------     --------     --------    --------
   Total interest-bearing liabilities   $ 10,161    $ 12,265     $ 22,426     $  3,910    $ 26,336
                                        ========    ========     ========     ========    ========

Asset/(Liability) funding GAP .......   $  1,892    $ (7,445)    $ (5,553)    $ 10,208    $  4,655
                                        ========    ========     ========     ========    ========

GAP ratio (assets/liabilities) ......        119%         39%          75%         361%        118%
                                        ========    ========     ========     ========    ========

     Certain shortcomings are inherent in the method of analysis presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets such as adjustable-rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayments and early withdrawal levels would likely deviate from those assumed in calculating the tables. Finally, the ability of some borrowers to service their debt may decrease in the event of an interest rate increase. First Federal considers all of these factors in monitoring its exposure to interest rate risk.

Asset Quality
     It is management's belief, based on information available, that the Company's historical level of asset quality has been satisfactory and that asset quality will continue to remain strong. At September 30, 1996, non-performing assets, consisting of non-accruing loans, real estate owned and repossessed consumer property, totaled $2,733,000, or 0.70% of total assets, compared to $759,000, or 0.29% of total assets, for the fiscal year ended 1995. The increase in non-performing assets was due primarily to the addition of a $1,623,000 real estate participation loan secured by a 104 unit multi-family apartment complex located in Madison, Wisconsin.

Liquidity and Sources of Funds
     The Company's primary sources of funds are deposits, borrowings, principal and interest payments on loans and mortgage-backed securities, and maturing invest-ment securities. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan repayments are influenced by the level of interest rates, general economic conditions and competition.

     Federal regulations require First Federal to maintain minimum levels of liquid assets. Currently, First Federal is required to maintain liquid assets of at least 5% of the average daily balance of net withdrawable savings deposits and borrowings payable on demand in one year or less during the preceding calendar month, of which short-term liquid assets must comprise not less than 1%. Liquid assets for purposes of this ratio include cash, certain time deposits, U.S. Government, governmental agency and corporate securities and obligations generally having remaining terms to maturity of less than five years, unless otherwise pledged. First Federal has historically maintained its liquidity ratio at levels well in excess of those required. First Federal's regulatory liquidity ratios were 5.4%, 12.2% and 8.0% at September 30, 1996, 1995 and 1994, respectively.

     Liquidity management is both a daily and long-term function of the Company's management strategy. The Company adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand in the Company's market area, (ii) the projected availability of purchased loan products, (iii) expected deposit flows, (iv) yields available on interest-bearing deposits, and (v) the objectives of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits and other short-term government agency obligations. If the Company requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the Federal Home Loan Bank of Des Moines and has collateral eligible for use with reverse repurchase agreements.

     The primary investing activities of the Company are the origination and purchase of loans and the purchase of securities. During the years ended September 30, 1996, 1995 and 1994, the Company originated loans of $95.8 million, $65.3 million and $50.3 million, respectively. Purchases of loans totaled $24.9 million, $19.2 million and $22.1 million during the years ended September 30, 1996, 1995 and 1994, respectively. During the years ended
September 30, 1996, 1995 and 1994, the Company purchased mortgage-backed securities and other securities in the amount of $121.0 million, $43.5 million and $76.4 million, respectively.

     At September 30, 1996, the Company had outstanding commitments to originate and purchase loans of $20.7 million. Certificates of deposit scheduled to mature in one year or less from September 30, 1996 total $126.5 million. Based on its historical experience, management believes that a significant portion of such deposits will remain with the Company, however, there can be no assurance that the Company can retain all such deposits. Management believes, however, that loan repayment and other sources of funds will be adequate to meet the Company's foreseeable short- and long-term liquidity needs.

     During the fiscal year ended September 30, 1996, the Company completed a major remodeling of its main office building at an approximate cost of $911,000. In addition, the Company initiated negotiations for the purchase of an existing building located in Des Moines, Iowa, for the purpose of establishing a branch office of First Federal. The building purchase, and related remodeling, is anticipated to be completed during the first quarter of the 1997 fiscal year. During the fiscal year ended September 30, 1995, the Company completed an upgrade of its data processing system at an approximate cost of $300,000. The source of funds for capital improvements of this type is from the normal operations of the Company.

     On September 20, 1993, the Bank converted from a federally chartered mutual savings and loan association to a federally chartered stock savings bank. At that time, a liquidation account was established for the benefit of eligible account holders who continue to maintain their account with the Bank after the conversion. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits. At September 30, 1996, the liquidation account approximated $3.8 million.

     Under the Financial Institution's Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") and the Federal Deposit Insurance Act of 1991 ("FDICIA"), the capital requirements applicable to all financial institutions, including First Federal and Security, were substantially increased. First Federal and Security are in full compliance with the fully phased-in capital requirements. (See note 14 of Notes to Consolidated Financial Statements).

Impact of Inflation and Changing Prices
     The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, virtually all the assets and liabilities of the Company are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services.

Impact of New Accounting  Standards
     Several new accounting standards have been issued by the FASB that will apply for the year ending September 30, 1997. SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," requires a review of long-term assets for impairment of recorded value and resulting write-downs if the value is impaired. SFAS No. 122, "Accounting for Mortgage Servicing Rights," requires recognition of an asset when servicing rights are retained on in-house originated loans that are sold. SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, entities to use a "fair value based method" to account for stock-based compensation plans and requires disclosure of the proforma effect on net income and on earnings per share had the accounting been adopted. SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. Several transactions common to banking are affected by SFAS No. 125, including servicing of loans and other financial assets, repurchase agreements, loan participations, asset securitizations, and transfers of receivables with recourse. Adoption of these statements are not expected to have a material effect on the Company's consolidated financial position or results of operations.

First Midwest Financial, Inc. and Subsidiaries


Report of Independent Auditors

Board of Directors
First Midwest Financial, Inc. and Subsidiaries
Storm Lake, Iowa

   We have audited the accompanying consolidated balance sheet of First Midwest Financial, Inc. and Subsidiaries (the "Company") as of September 30, 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the Company as of September 30, 1995 and for the years ended September 30, 1995 and 1994 were audited by other auditors whose report dated November 17, 1995 expressed an unqualified opinion on those statements.
   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

CROWE, CHIZEK AND COMPANY LLP
October 9, 1996
South Bend, Indiana

First Midwest Financial, Inc. and Subsidiaries

Consolidated Balance Sheets                                                   September 30, 1996 and 1995
----------------------------------------------------------------------------------------------------------
                                                                                  1996             1995
                                                                                  ----             ----
ASSETS
   Cash and due from financial institutions .............................   $     736,979    $     453,230
   Interest-bearing deposits in other financial institutions - short-term       4,743,636        4,162,482
   Federal funds sold ...................................................       8,848,037             --
                                                                            -------------    -------------
      Total cash and cash equivalents ...................................      14,328,652        4,615,712
   Interest-bearing deposits in other financial institutions
     (cost approximates market value) ...................................         300,000             --
   Securities available for sale ........................................     109,491,558       70,232,092
   Loans receivable, net of allowance for loan losses
     of $2,356,113 in 1996 and $1,649,520 in 1995 .......................     243,533,519      178,551,501
   Federal Home Loan Bank (FHLB) stock, at cost .........................       5,524,700        3,915,300
   Accrued interest receivable ..........................................       5,029,047        2,745,747
   Premises and equipment, net ..........................................       3,680,332        1,976,647
   Foreclosed real estate, net of allowances of $5,000 in 1996 and
     $-0- in 1995 .......................................................          86,818           48,418
   Other assets .........................................................       6,033,672        2,127,806
                                                                            -------------    -------------
      Total assets ......................................................   $ 388,008,298    $ 264,213,223
                                                                            =============    =============
LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
   Noninterest-bearing demand deposits ..................................   $   5,452,911    $   2,076,671
   Savings, NOW and money market demand deposits ........................      49,358,478       40,407,661
   Other time certificates of deposit ...................................     178,594,337      129,308,665
                                                                            -------------    -------------
      Total deposits ....................................................     233,405,726      171,792,997
   Advances from FHLB ...................................................     102,287,803       51,098,388
   Securities sold under agreements to repurchase .......................       2,789,918        1,149,918
   Other borrowings .....................................................       1,400,000             --
   Advances from borrowers for taxes and insurance ......................         490,243          501,522
   Accrued interest payable .............................................       1,271,465          788,008
   Accrued expenses and other liabilities ...............................       3,153,441          869,694
                                                                            -------------    -------------
      Total liabilities .................................................     344,798,596      226,200,527

First Midwest Financial, Inc. and Subsidiaries

Consolidated Balance Sheets (continued)                                       September 30, 1996 and 1995
----------------------------------------------------------------------------------------------------------
                                                                                  1996             1995
                                                                                  ----             ----
SHAREHOLDERS' EQUITY
   Preferred stock, 800,000 shares authorized; none issued ..............            --               --
   Common stock, $.01 par value; 5,200,000 shares authorized;
     1,990,495 shares issued and 1,945,735 shares outstanding
     at September 30, 1996; 1,991,453 shares issued and 1,794,025
     shares outstanding at September 30, 1995 ...........................          19,905           19,915
   Additional paid-in capital ...........................................      20,862,551       19,310,045
   Retained earnings - substantially restricted .........................      23,748,383       22,080,579
   Net unrealized appreciation on securities available for sale,
     net of tax of $18,324 in 1996 and $340,190 in 1995 .................          28,698          571,564
   Unearned Employee Stock Ownership Plan shares ........................        (767,200)        (967,200)
   Treasury stock, 44,760 and 197,428 common shares, at cost,
     at September 30, 1996 and 1995, respectively .......................        (682,635)      (3,002,207)
                                                                            -------------    -------------
      Total shareholders' equity ........................................      43,209,702       38,012,696
                                                                            -------------    -------------
      Total liabilities and shareholders' equity ........................   $ 388,008,298    $ 264,213,223
                                                                            =============    =============
The  accompanying  notes are an integral  part of these  consolidated  financial statements.

FIRST MIDWEST FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Income                      Years ended September 30, 1996, 1995 and 1994
----------------------------------------------------------------------------------------------------

                                                              1996            1995           1994
                                                              ----            ----           ----
INTEREST AND DIVIDEND INCOME
   Loans receivable ..................................   $ 18,567,097    $ 13,768,064   $  9,743,957
   Securities available for sale .....................      5,437,734       7,015,145      3,842,930
   Securities held to maturity .......................           --              --        1,400,824
   Dividends on FHLB stock ...........................        332,634         270,261        164,980
                                                         ------------    ------------   ------------
                                                           24,337,465      21,053,470     15,152,691

INTEREST EXPENSE
   Deposits ..........................................      9,766,586       8,245,227      6,102,042
   FHLB advances and other borrowings ................      4,212,024       3,403,497      1,180,452
                                                         ------------    ------------   ------------
                                                           13,978,610      11,648,724      7,282,494
                                                         ------------    ------------   ------------
NET INTEREST INCOME ..................................     10,358,855       9,404,746      7,870,197

PROVISION FOR LOAN LOSSES ............................        100,000         250,000        105,000
                                                         ------------    ------------   ------------
NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES ...................................     10,258,855       9,154,746      7,765,197

NONINTEREST INCOME
   Loan fees and service charges .....................        830,256         712,345        597,984
   Gain on sales of securities available for sale, net         79,317       1,070,247          9,170
   Gain (loss) on sales of foreclosed real estate, net         (8,630)           --             --
   Brokerage commissions .............................        292,189         297,777        328,343
   Other income ......................................        226,163         206,101        142,270
                                                         ------------    ------------   ------------
                                                            1,419,295       2,286,470      1,077,767

NONINTEREST EXPENSE
   Employee compensation and benefits ................      3,732,839       3,400,190      3,079,769
   Occupancy and equipment expense ...................        668,784         432,571        316,375
   SAIF deposit insurance premium ....................      1,699,363         404,306        350,314
   Data processing expense ...........................        289,390         291,961        200,219
   Other expense .....................................      1,177,886       1,047,149        991,020
                                                         ------------    ------------   ------------
                                                            7,568,262       5,576,177      4,937,697
                                                         ------------    ------------   ------------
INCOME BEFORE INCOME TAXES AND CUMULATIVE
   EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES ........      4,109,888       5,865,039      3,905,267

INCOME TAX EXPENSE ...................................      1,696,323       2,320,687      1,433,519
                                                         ------------    ------------   ------------
INCOME BEFORE CUMULATIVE EFFECT OF
   CHANGES IN ACCOUNTING PRINCIPLES ..................      2,413,565       3,544,352      2,471,748

CUMULATIVE EFFECT OF CHANGES IN
ACCOUNTING PRINCIPLES:
   Change in method of accounting for income taxes ...           --              --          257,163
                                                         ------------    ------------   ------------
NET INCOME ...........................................   $  2,413,565    $  3,544,352   $  2,728,911
                                                         ============    ============   ============

FIRST MIDWEST FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Income                      Years ended September 30, 1996, 1995 and 1994
----------------------------------------------------------------------------------------------------
(continued)
                                                              1996            1995           1994
                                                              ----            ----           ----
EARNINGS PER COMMON AND COMMON
   EQUIVALENT SHARE
   Fully diluted:
      Income before cumulative effect of
        changes in accounting principles .............   $       1.34    $       1.99   $       1.24
      Cumulative effect of changes in
        accounting principles ........................           --              --              .13
                                                         ------------    ------------   ------------
NET INCOME ...........................................   $       1.34    $       1.99   $       1.37
                                                         ============    ============   ============

The accompanying notes are an integral part of these consolidated financial statements.

First Midwest Financial, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders' Equity                Years Ended September 30, 1996, 1995 and 1994
-----------------------------------------------------------------------------------------------------------------------------
                                                                                             Net Unrealized
                                                                                             Appreciation
                                                                                          (Depreciation) on      Unearned
                                                            Additional                     Securities Avail-   Employee Stock
                                              Common          Paid-in         Retained       able-For-Sale,      Ownership
                                              Stock           Capital         Earnings         Net of Tax        Plan Shares
                                              -----           -------         --------         ----------        -----------
Balance at October 1, 1993 ........     $     19,886      $ 18,480,114      $ 16,322,411      $       --        $ (1,384,100)

  Reduction of conversion costs ...             --              93,210              --                --                --

  Purchase of 135,716 common
    shares of  treasury stock .....             --                --                --                --                --

  19,810 common shares committed
    to be released under the ESOP .             --                --                --                --             198,100

  Issuance of 4,794 shares in
    connection with recognition
    and retention plan ............               48               (48)             --                --                --

  Retirement of 1,918 common shares              (19)               19              --                --                --

  Amortization of recognition and
    retention plan common shares ..             --             381,897              --                --                --

  Net change in unrealized
    appreciation (depreciation)
    on securities available for
    sale, net of tax of ($43,568) .             --                --                --             (86,964)             --

  Net income for the year ended
    September 30, 1994 ............             --                --           2,728,911              --                --
                                        ------------      ------------      ------------      ------------      ------------
Balance at September 30, 1994 .....     $     19,915      $ 18,955,192      $ 19,051,322      $    (86,964)     $ (1,186,000)

Consolidated Statements of Changes in Shareholders' Equity (Continued)    Years Ended September 30, 1996, 1995 and 1994
-----------------------------------------------------------------------------------------------------------------------------
                                                                 Total
                                             Treasury        Shareholders'
                                               Stock            Equity
                                               -----            ------
Balance at October 1, 1993 ........       $       --        $ 33,438,311

  Reduction of conversion costs ...               --              93,210

  Purchase of 135,716 common
    shares of  treasury stock .....         (2,070,177)       (2,070,177)

  19,810 common shares committed
    to be released under the ESOP .               --             198,100

  Issuance of 4,794 shares in
    connection with recognition
    and retention plan ............               --                --

  Retirement of 1,918 common shares               --                --

  Amortization of recognition and
    retention plan common shares ..               --             381,897

  Net change in unrealized
    appreciation (depreciation)
    on securities available for
    sale, net of tax of ($43,568) .               --             (86,964)

  Net income for the year ended
    September 30, 1994 ............               --           2,728,911
                                          ------------      ------------
Balance at September 30, 1994 .....       $ (2,070,177)     $ 34,683,288

Consolidated Statements of Changes in Shareholders' Equity (Continued)    Years Ended September 30, 1996, 1995 and 1994
-----------------------------------------------------------------------------------------------------------------------------
                                                                                             Net Unrealized
                                                                                             Appreciation
                                                                                          (Depreciation) on      Unearned
                                                            Additional                     Securities Avail-   Employee Stock
                                              Common          Paid-in         Retained       able-For-Sale,      Ownership
                                              Stock           Capital         Earnings         Net of Tax        Plan Shares
                                              -----           -------         --------         ----------        -----------
Balance at September 30, 1994 .....       $     19,915      $ 18,955,192      $ 19,051,322      $    (86,964)     $ (1,186,000)


  Purchase of 61,712 common
    shares of treasury stock ......             --                --                --                --                --

  21,880 common shares committed
    to be released under the ESOP .             --              87,789              --                --             218,800

  Amortization of recognition and
    retention plan common shares
    and tax benefit of restricted
    stock under plan ..............             --             267,064              --                --                --

  Cash dividends declared on
    common stock ($.30 per share) .             --                --            (515,095)             --                --

  Net change in unrealized
    appreciation (depreciation)
    on securities available for
    sale, net of tax of $383,758 ..             --                --                --             658,528              --

  Net income for the year ended
    September 30, 1995 ............             --                --           3,544,352              --                --
                                        ------------      ------------      ------------      ------------      ------------
Balance at September 30, 1995 .....      $     19,915      $ 19,310,045      $ 22,080,579      $    571,564      $   (967,200)


Consolidated Statements of Changes in Shareholders' Equity (Continued)    Years Ended September 30, 1996, 1995 and 1994
-----------------------------------------------------------------------------------------------------------------------------
                                                               Total
                                           Treasury        Shareholders'
                                             Stock            Equity
                                             -----            ------
Balance at September 30, 1994 .....     $ (2,070,177)     $ 34,683,288


  Purchase of 61,712 common
    shares of treasury stock ......         (932,030)         (932,030)

  21,880 common shares committed
    to be released under the ESOP .             --             306,589

  Amortization of recognition and
    retention plan common shares
    and tax benefit of restricted
    stock under plan ..............             --             267,064

  Cash dividends declared on
    common stock ($.30 per share) .             --            (515,095)

  Net change in unrealized
    appreciation (depreciation)
    on securities available for
    sale, net of tax of $383,758 ..             --             658,528

  Net income for the year ended
    September 30, 1995 ............             --           3,544,352
                                        ------------      ------------
Balance at September 30, 1995 .....     $ (3,002,207)     $ 38,012,696

Consolidated Statements of Changes in Shareholders' Equity (Continued)    Years Ended September 30, 1996, 1995 and 1994
-----------------------------------------------------------------------------------------------------------------------
                                                                                             Net Unrealized
                                                                                             Appreciation
                                                                                          (Depreciation) on      Unearned
                                                            Additional                     Securities Avail-   Employee Stock
                                              Common          Paid-in         Retained       able-For-Sale,      Ownership
                                              Stock           Capital         Earnings         Net of Tax        Plan Shares
                                              -----           -------         --------         ----------        -----------
Balance at September 30, 1995 ....        $     19,915      $ 19,310,045      $ 22,080,579      $    571,564      $   (967,200)

  Purchase of 27,940 common
    shares of treasury stock .....                --                --                --                --                --

  Retirement of 958 common shares                  (10)               10              --                --                --

  20,000 common shares committed
     to be released under the ESOP                --             303,524              --                --             200,000

  Amortization of recognition and
    retention plan common shares
    and tax benefit of restricted
    stock under the plan .........                --             168,120              --                --                --

  Cash dividends declared on
    common stock ($.44 per share)                 --                --            (745,761)             --                --

  Issuance of 171,158 common
    shares from treasury stock in
    connection with acquisition of
    Central West Bancorporation ..                --           1,192,990              --                --                --

  Issuance of 9,450 common shares
    from treasury stock due to
    exercise of stock options ....                --            (112,138)             --                --                --

  Net change in unrealized
    appreciation (depreciation) on
    securities available for sale,
    net of tax of ($321,866) .....                --                --                --            (542,866)             --

  Net income for the year ended
    September 30, 1996 ...........                --                --           2,413,565              --                --
                                          ------------      ------------      ------------      ------------      ------------
Balance at September 30, 1996 ....        $     19,905      $ 20,862,551      $ 23,748,383      $     28,698      $   (767,200)
                                          ============      ============      ============      ============      ============

First Midwest Financial, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders' Equity (continued)    Years Ended September 30, 1996, 1995 and 1994
-----------------------------------------------------------------------------------------------------------------------------
                                                                   Total
                                               Treasury        Shareholders'
                                                 Stock            Equity
                                                 -----            ------

Balance at September 30, 1995 ....           $ (3,002,207)     $ 38,012,696

  Purchase of 27,940 common
    shares of treasury stock .....               (630,710)         (630,710)

  Retirement of 958 common shares                    --                --

  20,000 common shares committed
     to be released under the ESOP                   --             503,524

  Amortization of recognition and
    retention plan common shares
    and tax benefit of restricted
    stock under the plan .........                   --             168,120

  Cash dividends declared on
    common stock ($.44 per share)                    --            (745,761)

  Issuance of 171,158 common
    shares from treasury stock in
    connection with acquisition of
    Central West Bancorporation ..              2,743,644         3,936,634

  Issuance of 9,450 common shares
    from treasury stock due to
    exercise of stock options ....                206,638            94,500

  Net change in unrealized
    appreciation (depreciation) on
    securities available for sale,
    net of tax of ($321,866) .....                   --            (542,866)

  Net income for the year ended
    September 30, 1996 ...........                   --           2,413,565
                                             ------------      ------------
Balance at September 30, 1996 ....           $   (682,635)     $ 43,209,702
                                             ============      ============

The accompanying notes are an integral part of these consolidated financial statements.

First Midwest Financial, Inc. and Subsidiaries

Consolidated Statements of Cash Flows                                     Years Ended September 30, 1996, 1995 and 1994
---------------------------------------------------------------------------------------------------------------------------
                                                                          1996               1995               1994
                                                                          ----               ----               ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income ..................................................     $   2,413,565      $   3,544,352      $   2,728,911
  Adjustments to reconcile net income to net cash
    from operating activities:
    Cumulative effects of changes in accounting principles ....              --                 --             (257,163)
    Depreciation, amortization and accretion, net .............           907,721            697,879            690,755
    Provision for loan losses .................................           100,000            250,000            105,000
    Provision for losses on foreclosed real estate ............            20,000               --                 --
    Gain on sales of securities available for sale, net .......           (79,317)        (1,070,247)            (9,170)
    Proceeds from the sales of loans held for sale ............         1,064,000               --                 --
    Originations of loans held for sale .......................        (1,064,000)              --                 --
    Stock dividends from FHLB stock ...........................           (78,900)              --                 --
    (Gain) loss on sales of office property, net ..............           (24,739)              --                 --
    (Gain) loss on sales of foreclosed real estate, net .......             8,630               --                 --
    Net change in interest receivable .........................        (1,406,034)          (504,937)          (221,613)
    Net change in other assets ................................          (399,200)           (55,643)             5,181
    Net change in accrued interest payable ....................           348,940            (47,662)           350,455
    Net change in accrued expenses and other liabilities ......         1,689,497           (122,777)          (343,537)
                                                                    -------------      -------------      -------------
      Net cash from operating activities ......................         3,500,163          2,690,965          3,048,819

CASH FLOWS FROM INVESTING ACTIVITIES
  Net change in interest-bearing deposits in other
    financial institutions ....................................          (300,000)              --                 --
  Purchase of securities available for sale ...................      (120,994,759)       (31,580,132)       (10,342,303)
  Purchase of securities held to maturity .....................              --          (11,888,625)       (66,050,121)
  Proceeds from sales of securities available for sale ........           366,829         49,445,258         16,136,827
  Proceeds from maturities and principal repayment of
    mortgage-backed securities available for sale .............        95,068,472         29,105,289         15,975,260
  Proceeds from maturities and principal repayment of
    mortgage-backed securities held to maturity ...............              --               27,205          8,256,744
  Loans purchased .............................................       (24,975,540)       (19,211,940)       (22,059,813)
  Net change in loans .........................................        (3,599,754)        (4,280,762)        (2,281,756)
  Proceeds from sales of foreclosed real estate ...............           132,842             78,738              2,000
  Purchase of FHLB stock ......................................        (1,355,100)          (899,800)        (1,134,900)
  Purchase of Community Financial Systems, Inc.,
    net of cash received ......................................              --                 --           (6,801,434)
  Purchase of Iowa Bancorp, Inc., net of cash received ........        (5,217,265)              --                 --
  Purchase of Central West Bancorporation, net of cash
    received ..................................................          (229,430)              --                 --
  Purchase of premises and equipment, net .....................          (845,380)          (581,126)           (34,366)
  Proceeds from sales of assets ...............................            72,925               --                 --
                                                                    -------------      -------------      -------------
    Net cash from investing activities ........................       (61,876,160)        10,214,105        (68,333,862)

First Midwest Financial, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)                    Years Ended September 30, 1996, 1995 and 1994
---------------------------------------------------------------------------------------------------------------------------
                                                                          1996               1995               1994
                                                                          ----               ----               ----
CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in noninterest-bearing demand,
    savings, NOW, and money market demand deposits ............          (295,265)        (5,082,644)        (5,066,686)
  Net change in other time deposits ...........................        18,548,037            708,934          1,829,381
  Proceeds from advances from FHLB ............................       210,000,000        246,000,000        298,300,000
  Repayments of advances from FHLB ............................      (160,510,585)      (255,209,677)      (240,308,847)
  Net change in securities sold under agreements to repurchase          1,640,000            240,000         (1,488,152)
  Net change in advances from borrowers for taxes and insurance           (11,279)            70,919            (24,545)
  Cash dividends paid .........................................          (745,761)          (515,095)              --
  Proceeds from exercise of stock options .....................            94,500               --                 --
  Purchase of treasury stock ..................................          (630,710)          (932,030)        (2,070,177)
                                                                    -------------      -------------      -------------
      Net cash from financing activities ......................        68,088,937        (14,719,593)        51,170,974

Net change in cash and cash equivalents .......................         9,712,940         (1,814,523)       (14,114,069)

Cash and cash equivalents at beginning of year ................         4,615,712          6,430,235         20,544,304
                                                                    -------------      -------------      -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR ......................     $  14,328,652      $   4,615,712      $   6,430,235
                                                                    =============      =============      =============

First Midwest Financial, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)                    Years Ended September 30, 1996, 1995 and 1994
---------------------------------------------------------------------------------------------------------------------------
                                                                          1996               1995               1994
                                                                          ----               ----               ----

Supplemental disclosure of cash flow information
 Cash paid during the year for:
    Interest                                                        $  13,629,670      $  11,696,386      $   6,594,377
    Income taxes                                                        1,736,192          2,366,886          1,463,427

Supplemental schedule of non-cash investing and
  financing activities
  Loans transferred to foreclosed real estate                       $     220,474      $     129,408      $           -
  Issuance of common stock for purchase of
    Central West Bancorporation                                         3,936,634                  -                  -


The accompanying notes are an integral part of these consolidated financial statements.

First Midwest Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
September 30, 1996, 1995 and 1994
--------------------------------------------------------------------------------
Note 1 - Summary of Significant Accounting Policies

General:
     First Midwest Financial, Inc. (the "Company") is located in Storm Lake, Iowa, and was organized and incorporated under the laws of the State of Delaware for the purpose of acquiring all of the capital stock to be issued by First Federal Savings Bank of the Midwest (the "Bank" or "First Federal") upon the conversion described below. On September 20, 1993, First Federal Savings and Loan Association of Storm Lake (the "Association") was converted from a federally chartered mutual savings and loan association to a federally chartered stock savings bank and the name of the Association was changed to First Federal Savings Bank of the Midwest.

Principles  of  Consolidation  and  Nature  of  Business  and  Industry  Segment
Information:
     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, which include the Bank, Security State Bank ("Security"), First Services Financial Limited, which offers brokerage services and non-insured investment products, and Brookings Service Corporation. All significant intercompany balances and transactions have been eliminated.

     The primary source of income for the Company is the purchase or origination of commercial, commercial real estate, and residential real estate loans. See
Note 4 for a discussion of concentrations of credit risk. The Company accepts deposits from customers in the normal course of business primarily in northwest and central Iowa and eastern South Dakota. The Company operates primarily in the banking industry which accounts for more than 90% of its revenues, operating income and assets.

     Assets held in trust or fiduciary capacity are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements. At September 30, 1996 and 1995, trust assets totaled approximately $10,172,000 and $9,245,000, respectively.

Use of Estimates in Preparing Financial Statements:
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Certain Significant  Estimates:
     The allowance for loan losses, deferred income tax provisions, fair values of securities and other financial instruments, the determination and carrying value of impaired loans, goodwill amortization and depreciation of premises and equipment, involve certain significant estimates made by management. These estimates are reviewed by management routinely and it is reasonably possible that circumstances that exist at September 30, 1996 may change in the near-term future and that the effect could be material to the financial statements.

Certain  Vulnerability  Due to  Certain  Concentrations:
     Management is of the opinion that no concentrations exist that make the Company vulnerable to the risk of near-term severe impact.

Cash and Cash  Equivalents:
     For purposes of reporting cash flows, cash and cash equivalents is defined to include the Company's cash on hand and due from financial institutions and short-term interest-bearing deposits in other financial institutions. The Company reports net cash flows for customer loan transactions, deposit transactions, interest-bearing deposits in other financial institutions, and short-term borrowings with maturities of 90 days or less.

Securities:
     Effective October 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The Company now classifies securities as securities held to maturity, available for sale and trading securities. Securities held to maturity are those which the Company has the positive intent and ability to hold to maturity, and are reported at amortized cost. Securities available for sale are those the Company may decide to sell if needed for liquidity, asset-liability management or other reasons. Securities available for sale are reported at fair value, with unrealized gains and losses included as a separate component of shareholders' equity, net of tax. Trading securities are bought principally for sale in the near term, and are reported at fair value with unrealized gains and losses included in earnings. The effect of adopting SFAS No. 115 was not material to the consolidated financial statements.

     In implementing SFAS No. 115, the Company originally designated the securities and mortgage-backed securities held at October 1, 1993 as available-for-sale securities. Securities acquired since October 1, 1993 have been designated at acquisition as available-for-sale or held-to-maturity, however, in May 1995, all securities previously designated as held-to-maturity, including mortgage-backed securities, were transferred to the available-for-sale category. The Company does not have any securities classified as held-to-maturity or trading at September 30, 1996 or 1995. Although the Company does not have a current intent to sell the securities available for sale, and it is management's opinion that the Company has the ability to hold these securities to maturity, management considers the designation as available-for-sale to provide flexibility in adjusting the composition of the securities portfolio as may become desirable in the future.

     Gains and losses on the sale of securities are determined using the specific identification method based on amortized cost and are reflected in results of operations at the time of sale. Interest and dividend income, adjusted by amortization of purchase premium or discount over the estimated life of the security using the level yield method, is included in earnings.

Loans Held for Sale:
     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

Loans:
     Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and any unamortized premiums or discounts on purchased loans.

     Premiums or discounts on purchased loans are amortized to income using the level yield method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

     Interest income on loans is accrued over the term of the loans based upon the amount of principal outstanding except when serious doubt exists as to the collectibility of a loan, in which case the accrual of interest is discontinued. Interest income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower has the ability to make contractual interest and principal payments, in which case the loan is returned to accrual status.

Loan Origination Fees,  Commitment Fees and Related Costs:
     Loan fees and certain direct loan origination costs are deferred, with the net fee or cost recognized as an adjustment to interest income using the interest method.

Allowance  for Loan  Losses:
     Because some loans may not be repaid in full, an allowance for loan losses is recorded. The allowance for loan losses is increased by a provision for loan losses charged to expense and decreased by charge-offs (net of recoveries). Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. While management may periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any loan charge-offs that occur.

     SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, was adopted effective October 1, 1995 and requires recognition of loan impairment. Loans are considered impaired if full principal or interest payments are not anticipated in accordance with the contractual loan terms. Impaired loans are carried at the present value of expected future cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans if the value of such loans is deemed to be less than the unpaid balance. If these allocations cause the allowance for loan losses to require an increase, such increase is reported as a component of the provision for loan losses. The effect of adopting these standards was not material to the consolidated financial statements.

     Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans, and automobile, manufactured homes, home equity and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of 90 days or more. Nonaccrual loans are often also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible. The nature of disclosures for impaired loans is considered generally comparable to prior nonaccrual and renegotiated loans and non-performing and past due asset disclosures.

Foreclosed Real Estate:
     Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of acquisition, establishing a new cost basis. Any reduction to fair value from the carrying value of the related loan at the time of acquisition is accounted for as a loan loss and charged against the allowance for loan losses. Valuations are periodically performed by management and valuation allowances are adjusted through a charge to income for changes in fair value or estimated selling costs.

Income Taxes:
     Effective October 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109 deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through income tax expense.

     The effect of applying the provisions of SFAS No. 109 resulted in a one-time adjustment that increased net income for the year ended September 30, 1994 by $257,163 ($.13 per share) recorded as a cumulative effect of a change in accounting principles.

Premises and Equipment:
     Land is carried at cost. Buildings, furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization computed principally by using the straight-line method over the estimated useful lives of the assets ranging from 3 to 40 years.

Employee Stock Ownership Plan:
     Effective October 1, 1994, the Company began to account for its employee stock ownership plan ("ESOP") in accordance with AICPA Statement of Position ("SOP") 93-6. Under SOP 93-6, the cost of shares issued to the ESOP, but not yet allocated to participants, are presented in the consolidated statement of financial condition as a reduction of shareholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to additional paid-in capital. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends are not paid on unearned ESOP shares.

     ESOP shares are considered outstanding for earnings per share calculations as they are committed to be released; unearned shares are not considered outstanding.

     Prior to the adoption of SOP 93-6, the expense recorded relative to the ESOP was limited to the principal repayment on the loan and the earnings per share calculation included as outstanding all 153,410 shares of common stock owned by the ESOP.

Financial Instruments with Off-Balance-Sheet Risk:
     The Company, in the normal course of business, makes commitments to make loans which are not reflected in the financial statements. A summary of these commitments is disclosed in Note 15.

Intangible Assets:
     Goodwill arising from the acquisition of subsidiary banks is amortized over 15 years using the straight-line method. As of September 30, 1996 and 1995, unamortized goodwill totaled $5,090,958 and $1,689,776, respectively. Amortization expense was $170,070, $125,160 and $62,584 for the years ended September 30, 1996, 1995 and 1994, respectively.

Securities Sold Under Agreements to Repurchase:
     The Company enters into sales of securities under agreements to repurchase with primary dealers only, which provide for the repurchase of the same security. Securities sold under agreements to purchase identical securities are collateralized by assets which are held in safekeeping in the name of the Bank by the dealers who arranged the transaction. Securities sold under agreements to repurchase are treated as financings and the obligations to repurchase such securities are reflected as a liability. The securities underlying the agreements remain in the asset accounts of the Company.

Earnings Per Share:
     Earnings  per  common  share is  computed  by  dividing  net  income by the weighted average number of common shares outstanding and common share equivalents which would arise from considering dilutive stock options. The difference between primary and fully diluted earnings per share is not material. The weighted average number of shares for calculating fully diluted earnings per common share is:

Year ended September 30,        1996          1995          1994
--------------------------------------------------------------------------------
Fully diluted                 1,798,973     1,780,592     1,988,064

Reclassifications:
     Certain amounts in the 1995 and 1994 consolidated financial statements were reclassified to conform with the 1996 presentation.

Note 2 - Acquisitions
     On March 28, 1994 the Company acquired 100% of the common stock of Community Financial Systems, Inc. ("Community"), and its wholly-owned subsidiary, Brookings Federal Bank, a federal savings bank, in a purchase transaction with $69 million in assets. Each share of Community's common stock was exchanged for $31.38 in cash. The Company paid approximately $10.5 million. Community's results of operations are included in the consolidated income statement of the Company beginning as of the purchase date.

     Presented below are the proforma results of operations of the Company for the year ended September 30, 1994, assuming the Community acquisition had occurred as of October 1, 1993.

Net interest income .........................................         $8,819,577
Net income ..................................................          2,804,020
Earnings per common and common equivalent share
   Fully diluted:
      Net income ............................................         $     1.41

     On December 29, 1995, the Company acquired 100% of the common stock of Iowa Bancorp, Inc. ("Iowa Bancorp"), and its wholly-owned subsidiary, Iowa Savings Bank, a federal savings bank, in a purchase transaction with $25 million in assets. Each share of Iowa Bancorp's common stock was exchanged for $20.39 in cash. The Company paid approximately $8 million. Iowa Bancorp's results of operations are included in the consolidated income statement of the Company beginning as of the purchase date.

   Presented below are the proforma results of operations of the Company for the years ended September 30, 1996 and 1995, assuming the Iowa Bancorp acquisition had occurred as of the beginning of each fiscal year.

                                                         1996            1995
                                                         ----            ----
Net interest income ............................     $10,467,578     $ 9,872,849
Net income .....................................       2,268,794       3,569,052
Earnings per common and common equivalent share
Fully diluted:
      Net income ...............................     $      1.26     $      2.00

     On September 30, 1996, the Company acquired 100% of the common stock of Central West Bancorporation ("Central West"), and its wholly-owned subsidiary, Security State Bank, in a purchase transaction with $33 million in assets. Each share of Central West's common stock was exchanged for $18.04 in cash and 2.3528 shares of the Company's common stock. The Company paid approximately $1.3 million and issued 171,158 common shares valued at $23 per share for a total value of $3,936,634. Central West's results of operations are included in the consolidated income statement of the Company beginning as of the purchase date.

     Presented below are the consolidated proforma results of operations of the Company for the years ended September 30, 1996 and 1995, assuming the Central West acquisition had occurred as of the beginning of each fiscal year.

                                                         1996            1995
                                                         ----            ----
Net interest income ............................     $11,326,730     $10,265,360
Net income .....................................       2,410,218       3,481,751
Earnings per common and common equivalent share
Fully diluted:
      Net income ...............................     $      1.22     $      1.78

Note 3 - Securities
   The amortized cost and fair value of securities available for sale are as follows:

                                                                                        September 30, 1996
                                                               ---------------------------------------------------------------------
                                                                                       Gross             Gross
                                                                  Amortized         Unrealized        Unrealized           Fair
                                                                     Cost              Gains             Losses            Value
                                                                     ----              -----             ------            -----
DEBT SECURITIES
   Obligations of states and political subdivisions ......     $   1,392,354     $        --        $        --        $   1,392,354
   U.S. Government and federal agencies ..................        69,595,584            63,693           (450,111)        69,209,166
   Corporate obligations .................................           199,971             2,466               --              202,437
   Mortgage-backed securities ............................        35,278,943           633,751           (326,380)        35,586,314
                                                               -------------     -------------      -------------      -------------
                                                                 106,466,852           699,910           (776,491)       106,390,271
MARKETABLE EQUITY SECURITIES .............................         2,977,684           125,983             (2,380)         3,101,287
                                                               -------------     -------------      -------------      -------------
                                                               $ 109,444,536     $     825,893      $    (778,871)     $ 109,491,558
                                                               =============     =============      =============      =============

                                                                                        September 30, 1995
                                                               ---------------------------------------------------------------------
                                                                                       Gross             Gross
                                                                  Amortized         Unrealized        Unrealized           Fair
                                                                     Cost              Gains             Losses            Value
                                                                     ----              -----             ------            -----
DEBT SECURITIES
  U.S. Government and federal agencies ...........             $ 45,442,279      $    157,179       $    (87,473)      $ 45,511,985
  Corporate obligations ..........................                1,050,569             7,368                (62)         1,057,875
  Mortgage-backed securities .....................               20,658,802           817,761            (73,574)        21,402,989
                                                               -------------     -------------      -------------      -------------
                                                                 67,151,650           982,308           (161,109)        67,972,849
MARKETABLE EQUITY SECURITIES .....................                2,168,688            90,555                 --          2,259,243
                                                               -------------     -------------      -------------      -------------
                                                               $ 69,320,338      $  1,072,863       $   (161,109)      $ 70,232,092
                                                               ============      ============       ============       ============

     The amortized cost and fair value of debt securities by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      September 30, 1996
                                                 -----------------------------
                                                   Amortized           Fair
                                                      Cost            Value
                                                 ------------     ------------
Due in one year or less .......................  $ 43,968,463     $ 43,977,423
Due after one year through five years .........    21,224,420       20,891,552
Due after five years through ten years ........     5,696,876        5,636,832
Due after ten years ...........................       298,150          298,150
                                                 ------------     ------------
                                                   71,187,909       70,803,957
Mortgage-backed securities ....................    35,278,943       35,586,314
                                                 ------------     ------------
                                                 $106,466,852     $106,390,271
                                                 ============     ============

     Activities related to the sale of securities available for sale and mortgage-backed securities available for sale are summarized as follows:

                                              Years Ended September 30,
                                   ---------------------------------------------
                                         1996           1995             1994
                                   -----------      -----------      -----------
Proceeds from sales .........      $   366,829      $49,445,258      $16,136,827
Gross gains on sales ........           79,317        1,070,247           80,666
Gross losses on sales .......             --               --             71,496

     During the period ended September 30, 1994, there were no sales of securities held to maturity or transfers of securities between available for sale and held to maturity. In May 1995, the Company reclassified all securities, including mortgage-backed securities, previously designated as held to maturity to the available for sale category. The reclassification was performed after consideration by management of a pending regulatory policy clarification in regard to the measurement of interest sensitivity of floating-rate mortgage-backed securities. It was management's opinion that the pending regulatory policy clarification provided sufficient potential risk to the market value of this type of security to warrant reclassification of the securities held by the Company to the available or sale designation. The amortized cost and approximate fair value of securities and mortgage-backed securities that were transferred to the available for sale category were $77,832,845 and $78,948,854, respectively.

Note 4 - Loans Receivable, Net

     Loans receivable as of September 30 are summarized as follows:

                                                         1996               1995
                                                         ----               ----
One to four family residential mortgage loans:
   Insured by FHA or guaranteed by VA ........     $     502,786      $     599,019
   Conventional ..............................        77,973,057         56,674,526
Construction .................................         7,819,129         17,877,327
Commercial and multi-family real estate loans         85,157,278         73,418,931
Agricultural real estate loans ...............        11,068,059          7,021,264
Commercial business loans ....................        15,468,175          8,172,989
Agricultural business loans ..................        30,364,235         11,905,367
Consumer loans ...............................        20,427,632         13,007,467
                                                   -------------      -------------
                                                     248,780,351        188,676,890
Less:  Allowance for loan losses .............        (2,356,113)        (1,649,520)
   Undistributed portion of loans in process .        (2,240,373)        (8,071,693)
   Net deferred loan origination fees ........          (650,346)          (404,176)
                                                   -------------      -------------
                                                   $ 243,533,519      $ 178,551,501
                                                   =============      =============

   Activity in the allowance for loan losses for the years ended September 30 is summarized as follows:

                                                    1996             1995             1994
                                                    ----             ----             ----
Balance at beginning of year .............     $ 1,649,520      $ 1,442,077      $   825,000
Provision for loan losses ................         100,000          250,000          105,000
Community allowance at acquisition date ..            --               --            517,781
Iowa Bancorp allowance at acquisition date         132,500             --               --
Central West allowance at acquisition date         563,310             --               --
Charge-offs ..............................         (89,217)         (42,557)          (5,704)
                                               -----------      -----------      -----------
Balance at end of year ...................     $ 2,356,113      $ 1,649,520      $ 1,442,077
                                               ===========      ===========      ===========

     Virtually all of the Company's originated loans are to Iowa and South Dakota-based individuals and organizations. The Company's purchased loans totalled approximately $76,444,000 at September 30, 1996 and were secured by properties located, as a percentage of total loans, as follows: 8% in Wisconsin, 5% in Minnesota, 4% in Iowa, 2% in South Dakota, 2% in New York, 2% in Nebraska, 2% in North Dakota and the remaining 7% in thirteen other states. The Bank's purchased loans totalled approximately $78,760,000 at September 30, 1995 and were secured by properties located, as a percentage of total loans as follows:
11% in Wisconsin, 7% in Minnesota, 5% in Iowa, 4% in South Dakota, 3% in New York and the remaining 14% in fifteen other states.

     The Company originates and purchases commercial real estate loans. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production. The Company's commercial real estate loans include approximately $8,766,000 and $7,430,000 of loans secured by nursing homes at September 30, 1996 and 1995, respectively. The remainder of the commercial real estate portfolio is diversified by industry. The Company's policy for requiring collateral and guarantees varies with the creditworthiness of each borrower.

     The amount of restructured and related party loans as of September 30, 1996 and 1995 were not significant. The amount of non-accruing loans as of September 30, 1996 and 1995 were $2,646,000 and $711,000, respectively.

     Information regarding impaired loans is as follows for the year ended September 30, 1996:

   Average investment in impaired loans ......................................     $   405,000
   Interest income recognized on impaired loans including interest income
      recognized on cash basis ...............................................          78,000
   Interest income recognized on impaired loans on cash basis ................          78,000

Information regarding impaired loans at year end is as follows.

   Balance of impaired loans .................................................     $ 1,623,000
   Less portion for which no allowance for loan losses is allocated ..........      (1,623,000)
                                                                                   -----------
   Portion of impaired loan balance for which an allowance for loan losses
      is allocated ...........................................................     $      --
                                                                                   ===========
   Portion of allowance for loan losses allocated to the impaired loan balance     $      --
                                                                                   ===========

Note 5 - Foreclosed Real Estate
   Foreclosed real estate as of September 30 is summarized as follows:

                                                             1996          1995
                                                             ----          ----
Foreclosed real estate ..............................     $ 91,818      $ 48,418
Less:  Allowance for foreclosed real estate losses ..       (5,000)         --
                                                          --------      --------
                                                          $ 86,818      $ 48,418
                                                          ========      ========

     A summary of the activity in the allowance for foreclosed real estate losses for the years ended September 30 is as follows:

                                                      1996         1995          1994
                                                      ----         ----          ----
Balance, beginning of period .................     $   --        $   --       $ 10,897
Provision for losses on foreclosed real estate       20,000          --           --
Less:  Losses charged against allowance ......      (15,000)         --        (10,897)
                                                   --------      ------       --------
Balance, end of period .......................     $  5,000      $   --       $   --
                                                   ========      ======       ========

Note 6 - Loan Servicing
   Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans at September 30 is summarized as follows:

                                                           1996          1995
                                                           ----          ----
Mortgage loan portfolios serviced for FNMA .............$1,748,000    $1,630,000
                                                        ==========    ==========

   Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $48,000 and $45,000 at September 30, 1996 and 1995, respectively.

Note 7 - Premises and Equipment, Net
   Premises and equipment at September 30 are summarized as follows:

                                                      1996               1995
                                                      ----               ----
Land .....................................       $   535,233        $   446,547
Buildings ................................         3,979,312          2,685,197
Furniture, fixtures and equipment ........         2,078,258          1,929,692
                                                 -----------        -----------
                                                   6,592,803          5,061,436
Less accumulated depreciation ............        (2,912,471)        (3,084,789)
                                                 -----------        -----------
                                                 $ 3,680,332        $ 1,976,647
                                                 ===========        ===========

   Depreciation of premises and equipment, included in occupancy and equipment expense, was $214,201, $134,733 and $91,061 for the years ended September 30, 1996, 1995 and 1994, respectively.

Note 8 - Deposits
     The aggregate amount of short-term jumbo certificates of deposit in denomination of $100,000 or more was approximately $12,463,000 and $6,957,500 at September 30, 1996 and 1995, respectively.

     At September 30, 1996, the scheduled maturities of certificates of deposit were as follows for the years ended September 30:

          1997                                   $126,312,353
          1998                                     38,701,778
          1999                                     11,158,153
          2000                                      1,580,664
          2001 and thereafter                         841,389
                                                 ------------
                                                 $178,594,337
                                                 ============

Note 9 - Advances From Federal Home Loan Bank
     At September 30, 1996, advances from the FHLB of Des Moines with fixed and variable rates ranging from 4.59% to 7.82% mature in the year ending September 30 as follows:

          1997                                   $ 69,850,000
          1998                                     23,550,000
          1999                                        200,000
          2000                                        600,000
          2001 and thereafter                       8,087,803
                                                 ------------
                                                 $102,287,803
                                                 ============

     The Bank has executed a blanket pledge whereby the Bank assigns, transfers and pledges to the FHLB and grants to the FHLB a security interest in all property now or hereafter owned. However, the Bank has the right to use, commingle and dispose of the collateral it has assigned to the FHLB. Under the agreement, the Bank must maintain "eligible collateral" that has a "lending value" at least equal to the "required collateral amount", all as defined by the agreement.

     At September 30, 1996 and 1995, the Bank pledged securities with amortized costs of approximately $61,163,000 and $22,500,000 and fair values of approximately $60,605,000 and $22,468,000 against specific FHLB advances. In addition, qualifying mortgage loans of approximately $69,296,000 were pledged as collateral at September 30, 1996.

Note 10 - Securities Sold Under Agreements to Repurchase
     At September 30, 1996 and 1995, securities sold under agreements to repurchase totaled $2,789,918 and $1,149,918, respectively.

     An analysis of securities sold under agreements to repurchase is as follows:

                                                            Years ended September 30,
                                                        ---------------------------------
                                                              1996               1995
                                                        ---------------------------------
Highest month-end balance .........................     $   2,789,918      $   1,312,411
Average balance ...................................         2,197,611          1,139,431
Weighted average interest rate during the period...              5.56%              5.30%
Weighted average interest rate at end of period....              5.52%              5.75%

     At September 30, 1996, securities sold under agreements to repurchase had maturities ranging from 1 to 11 months with a weighted average maturity of 5 months.

     The Bank pledged securities with amortized costs of approximately $3,045,000 and $1,580,000 and fair values of approximately $3,117,000 and $1,603,000, respectively, at September 30, 1996 and 1995 as collateral for securities sold under agreements to repurchase.

Note 11 - Other Borrowings
     Other borrowings at September 30, 1996 consisted of $1,400,000 of advances from the Federal Reserve Bank of Chicago with a 5.4% discount rate due October 1, 1996.

Note 12 - Employee Benefits

Profit Sharing Plan:

     The profit sharing plan covers substantially all full-time employees and provides for the Company, at its option and subject to a percentage of employee earnings limitation imposed by the Internal Revenue Code, to contribute to a trust created by the plan. Related expense for years ended September 30, 1996, 1995 and 1994 was $-0-, $106,188 and $113,343, respectively.

Employee Stock Ownership Plan (ESOP):
     In conjunction with the stock conversion, the Company established an ESOP for eligible employees. Employees with 1,000 hours of employment with the Bank and who have attained age 21 are eligible to participate. The ESOP borrowed $1,534,100 from the Company to purchase 153,410 shares of the Company's common stock. Collateral for the loan is the unearned shares of common stock purchased with the loan proceeds by the ESOP. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP over a period of 8 years. The interest rate for the loan is 8%. Shares purchased by the ESOP are held in suspense for allocation among participants as the loan is repaid. ESOP expense of $451,500, $358,613 and $198,100 was recorded for the years ended September 30, 1996, 1995 and 1994, respectively. Contributions of $200,000, $218,800 and
$198,100 were made to the ESOP during the years ended September 30, 1996, 1995 and 1994, respectively.

     Contributions to the ESOP and shares released from suspense in an amount proportional to the repayment of the ESOP loan are allocated among ESOP participants on the basis of compensation in the year of allocation. Benefits generally become 100% vested after seven years of credited service. Prior to the completion of seven years of credited service, a participant who terminates employment for reasons other than death, normal retirement, or disability receives a reduced benefit based on the ESOP's vesting schedule. Forfeitures are reallocated among remaining participating employees, in the same proportion as contributions. Benefits are payable in the form of stock upon termination of employment. The Bank's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

     ESOP participants are entitled to receive distributions from their ESOP accounts only upon termination of service.

     For the years ended September 30, 1996 and 1995, 20,000 and 21,880 shares, respectively, with an average fair value of $22.58 and $16.39 per share, respectively, were committed to be released.

     The ESOP shares as of September 30 are as follows:

                                                                  1996           1995           1994
                                                                  ----           ----           ----
Allocated  shares ......................................         76,690         56,690         34,810
Unearned shares ........................................         76,720         96,720        118,600
                                                             ----------     ----------     ----------
Total ESOP shares ......................................        153,410        153,410        153,410
                                                             ==========     ==========     ==========
Fair value of unearned shares at September 30                $1,860,460     $1,934,400     $1,867,950
                                                             ==========     ==========     ==========

Stock Option and Incentive Plans:
     Certain officers and directors of the Company and the Bank have been granted options to purchase common stock of the Company pursuant to the 1993 Stock Option and Incentive Plan (the "1993 Plan"). For the year ended September 30, 1996, options on 15,000 shares were granted at an exercise price of $22.50 per share and options on 500 shares were granted at an exercise price of $23.63 per share and expire January 22, 2006 and September 29, 2006, respectively. For the year ended September 30, 1995, options on 3,509 shares were granted at an exercise price of $20.62 per share and expire January 22, 2005. For the year ended September 30, 1994, options on 172,585 shares were granted at an exercise price of $10.00 per share and expire September 20, 2003. Options on 9,450 common shares were exercised at $10.00 per share during the year ended September 30, 1996. No options were exercised during the fiscal years ended September 30, 1995 and 1994. As of September 30, 1996, no options have expired under the 1993 Plan.

     Certain officers and directors of the Bank have been granted options to purchase common stock of the Company pursuant to the 1995 Stock Option and Incentive Plan (the "1995 Plan"). For the year ended September 30, 1996, options on 1,000 shares were granted at an exercise price of $22.13 per share and expire July 25, 2006 and options on 22,660 shares were granted at an exercise price of $23.63 per share and expire September 29, 2006. As of September 30, 1996, no options have been exercised or have expired under the 1995 Plan.

Management Recognition and Retention Plans:
     The Company granted 4,794 and 70,952 (2,876 of which have been forfeited under terms of the Plan due to termination of service) restricted shares of the Company's common stock on May 23, 1994 and September 20, 1993, respectively, to certain officers of the Bank pursuant to a management recognition and retention plan (the "Plan"). The holders of the restricted shares have all of the rights of a shareholder, except that they cannot sell, assign, pledge or transfer any of the restricted shares during the restricted period. The restricted shares vest at a rate of 25% on each anniversary of the grant date. Expense of $117,064, $208,159 and $381,897 was recorded for these plans for the years ended September 30, 1996, 1995 and 1994, respectively.

Note 13 - Income Taxes
     The Company has been allowed a deduction of 8% of taxable income or on a specified experience formula. The percentage-of-taxable income method was used for tax returns filed for the years ended September 30, 1995 and 1994 and is anticipated to be used for the year ended September 30, 1996. In future years only the specified experience formula method will be allowed due to recent tax law changes.

     Income tax expense for the years ended September 30 is summarized as follows:

                                   1996               1995              1994
                                   ----               ----              ----
FEDERAL
   Current .............       $ 1,735,099        $ 1,946,687       $ 1,348,519
   Deferred ............          (282,756)            46,000           (59,700)
                               -----------        -----------       -----------
                                 1,452,343          1,992,687         1,288,819
STATE
   Current .............           290,825            324,000           150,000
   Deferred ............           (46,845)             4,000            (5,300)
                               -----------        -----------       -----------
                                   243,980            328,000           144,700
                               -----------        -----------       -----------
INCOME TAX EXPENSE .....       $ 1,696,323        $ 2,320,687       $ 1,433,519
                               ===========        ===========       ===========

     Total income tax expense differed from amounts computed using the U.S. Federal income tax rate of 34% on income before income taxes as follows:

Years ended September 30,                                         1996             1995            1994
-------------------------                                         ----             ----            ----
Income taxes at 34% Federal tax rate ....................     $ 1,397,000      $ 1,995,000     $ 1,327,790
Increase (decrease) resulting from:
   Bad debt deduction - net .............................            --               --           (34,000)
   State income taxes - net of federal benefit ..........         161,000          214,000          99,000
   Excess of cost over net assets acquired ..............          58,000           43,000          21,279
   Excess of fair value of ESOP shares released over cost          86,000           48,000            --
   Other - net ..........................................          (5,677)          20,687          19,450
                                                              -----------      -----------     -----------
      Total income tax expense ..........................     $ 1,696,323      $ 2,320,687     $ 1,433,519
                                                              ===========      ===========     ===========

     The components of the net deferred tax asset (liability) recorded in the consolidated balance sheets as of September 30, 1996 and 1995 are as follows:

                                                                       1996           1995
                                                                       ----           ----
DEFERRED TAX ASSETS:
   Bad debts ..................................................     $ 173,000      $ 228,000
   Deferred loan fees .........................................       140,000        104,000
   Management incentive program ...............................        68,000         83,000
   SAIF assessment ............................................       472,000           --
   Other items ................................................        63,000         33,000
                                                                    ---------      ---------
                                                                      916,000        448,000
DEFERRED TAX LIABILITIES:
   Federal Home Loan Bank stock dividend ......................      (452,000)      (419,000)
   Accrual to cash basis ......................................      (206,000)          --
   Net unrealized appreciation on securities available for sale       (18,324)      (337,349)
   Other ......................................................       (39,898)       (18,864)
                                                                    ---------      ---------
                                                                     (716,222)      (775,213)
Valuation allowance ...........................................          --             --
                                                                    ---------      ---------
Net deferred tax asset (liability) ............................     $ 199,778      $(327,213)
                                                                    =========      =========

   Retained earnings at September 30, 1996 and 1995 includes approximately $6,744,000 and $6,200,000, respectively, for which no deferred federal income tax liability has been recorded which represents bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $2,300,000 and $2,100,000 at September 30, 1996 and 1995, respectively.

Note 14 - Capital Requirements and Restrictions on Retained Earnings
     The Company has two primary subsidiaries, First Federal and Security. First Federal and Security are subject to various regulatory capital requirements. Failure to meet minimum capital requirements can initiate certain mandatory or discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First Federal and Security must meet specific quantitative capital guidelines using their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The requirements are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Regulations require First Federal to maintain minimum amounts and ratios (set forth below) of tangible capital, leverage capital and risk-based capital. Management believes, as of September 30, 1996, that First Federal meets the capital adequacy requirements.

     The following is a reconciliation of First Federal's capital under generally accepted accounting principles (GAAP) to regulatory capital at September 30, 1996 and 1995:

                                                                    Tangible      Leverage     Risk-Based
                                                                     Capital       Capital       Capital
                                                                     -------       -------       -------
                                                                             (Dollars in thousands)

GAAP capital at September 30, 1996 ............................     $ 34,398      $ 34,398      $ 34,398
Additional capital items and capital adjustments:
   Net unrealized depreciation on securities available for sale           11            11            11
   Intangible assets ..........................................       (2,279)       (2,279)       (2,279)
   Investment in nonincludable subsidiaries ...................         (787)         (787)         (787)
   Less assets required to be deducted ........................         --            --             (51)
   Includable allowance for loan losses .......................         --            --           1,792
                                                                    --------      --------      --------
Regulatory capital at September 30, 1996 ......................     $ 31,343      $ 31,343      $ 33,084
                                                                    ========      ========      ========

GAAP capital at September 30, 1995 ............................     $ 35,036      $ 35,036      $ 35,036
Additional capital items and capital adjustments:
   Net unrealized appreciation on securities available for sale         (539)         (539)         (539)
   Intangible assets ..........................................       (1,690)       (1,690)       (1,690)
   Investment in nonincludable subsidiaries ...................         (734)         (734)         (734)
   Less assets required to be deducted ........................         --            --             (74)
   Includable allowance for loan losses .......................         --            --           1,634
                                                                    --------      --------      --------
Regulatory capital at September 30, 1995 ......................     $ 32,073      $ 32,073      $ 33,633
                                                                    ========      ========      ========

     First Federal's actual capital and required capital amounts and ratios are presented below:

                                                                                To Be Well
                                                         Requirement         Capitalized Under
                                                         For Capital          Prompt Corrective
                                     Actual           Adequacy Purposes      Action Provisions
                              Amount       Ratio      Amount      Ratio      Amount      Ratio
                             -------------------      ------------------    -------------------
                                                  (Dollars in thousands)
AS OF SEPTEMBER 30, 1996
   Tangible Capital ....     $31,343       9.04%      $ 5,198     1.50%     $10,396       3.00%
   Leverage Capital ....     $31,343       9.04%      $10,396     3.00%     $20,792       6.00%
   Risk-Based Capital ..     $33,084      16.36%      $16,176     8.00%     $20,220      10.00%

AS OF SEPTEMBER 30, 1995
   Tangible Capital ....     $32,073      12.37%      $ 3,891     1.50%     $ 7,781       3.00%
   Leverage Capital ....     $32,073      12.37%      $ 7,781     3.00%     $15,562       6.00%
   Risk-Based Capital ..     $33,633      20.42%      $13,177     8.00%     $16,471      10.00%

     Regulations of the Office of Thrift Supervision limit the amount of dividends and other capital distributions that may be paid by a savings institution without prior approval of the Office of Thrift Supervision. The regulatory restriction is based on a three-tiered system with the greatest flexibility being afforded to well-capitalized (Tier 1) institutions. First Federal is currently a Tier 1 institution. Accordingly, First Federal can make, without prior regulatory approval, distributions during a calendar year up to 100% of its net income to date during the calendar year plus an amount that would reduce by one-half its "surplus capital ratio" (the excess over its capital requirements) at the beginning of the calendar year. Accordingly, at September 30, 1996, approximately $8,000,000 of First Federal's retained earnings is potentially available for distribution to the Company.

     Quantitative measures established by regulation to ensure capital adequacy require Security to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and a leverage ratio consisting of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 1996, that Security meets all capital adequacy requirements to which it is subject.

     The following is a reconciliation of Security's capital under GAAP to regulatory capital at September 30, 1996:

                                                                                 Total
                                                      Tier I      Leverage     Risk-Based
                                                      Capital      Capital      Capital
                                                      -------      -------      -------
                                                           (Dollars in thousands)

GAAP capital at September 30, 1996 .............     $ 5,860      $ 5,860      $ 5,860
Additional capital items and capital adjustments
   Intangible assets ...........................      (2,811)      (2,811)      (2,811)
   Includable allowance for loan losses ........        --           --            274
                                                     -------      -------      -------
Regulatory capital at September 30, 1996 .......     $ 3,049      $ 3,049      $ 3,323
                                                     =======      =======      =======

     As of December 31, 1995, the most recent notification date, the Federal Deposit Insurance Corporation categorized Security as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Security must maintain minimum, Tier I risk-based, Tier I leverage and total risk-based capital ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

     Security's actual capital and required capital amounts and ratios are presented below:

                                                                                                     To Be Well
                                                                             Requirement         Capitalized Under
                                                                             For Capital         Prompt Corrective
                                                  Actual                  Adequacy Purposes      Action Provisions
                                           Amount        Ratio        Amount         Ratio      Amount       Ratio
                                           ------        -----        ------         -----      ------       -----
                                                                    (Dollars in thousands)
AS OF SEPTEMBER 30, 1996
   Tier I Capital (to risk
      weighted assets) ...............     $3,049        14.1%        $  865        4.0%        $1,297        6.0%
   Leverage Capital
      (to average assets) ............     $3,049        10.0%        $1,220        4.0%        $1,525        5.0%
   Total Risk-Based Capital
      (to risk weighted assets) $3,323                   15.4%        $1,729        8.0%        $2,161       10.0%

Note 15 - Commitments and Contingencies
     In the normal course of business, the Company makes various commitments to extend credit which are not reflected in the accompanying consolidated financial statements.

     At September 30, 1996 and 1995, loan commitments approximated $20,671,000 and $12,818,000, respectively, excluding undisbursed portions of loans in process. Loan commitments at September 30, 1996 included commitments to originate fixed-rate loans with interest rates ranging from 8.5% to 9.25% totaling $314,000, adjustable-rate loan commitments with interest rates ranging from 8.13% to 11.00% totaling $14,723,000 and adjustable-rate purchase loan commitments of $5,634,000 with interest rates ranging from 9.25% to 9.50%. Loan commitments at September 30, 1995 included commitments to originate fixed-rate loans with interest rates ranging from 7.75% to 11.75% totaling $551,000, adjustable-rate loan commitments with interest rates ranging from 7.75% to 10.75% totaling $9,059,000 and adjustable rate purchase loan commitments of $3,208,000 with interest rates ranging from 8.75% to 9.38%. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract.

     The exposure to credit loss in the event of non-performance by other parties to financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The same credit policies and collateral requirements are used in making commitments and conditional obligations as are used for on-balance-sheet instruments.

     Since certain commitments to make loans and to fund lines of credit and loans in process expire without being used, the amount does not necessarily represent future cash commitments. In addition, commitments used to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.

     Securities with amortized costs of approximately $9,711,000 and $6,465,000 and fair values of approximately $9,633,000 and $6,412,000 at September 30, 1996 and 1995, respectively, were pledged as collateral for public funds on deposit.

     Securities with amortized costs of approximately $2,404,000 and $999,000 and fair values of approximately $2,456,000 and $1,006,000 at September 30, 1996 and 1995, respectively, were pledged as collateral for individual, trust and estate deposits.

     Under employment agreements with certain executive officers, certain events leading to separation from the Company or the Bank could result in cash payments totaling approximately $2,500,000 as of September 30, 1996.

     The Company and its subsidiaries are subject to certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position of the Company.

Note 16 - Parent Company Financial Statements
     Presented below are condensed financial statements for the parent company, First Midwest Financial, Inc.

Condensed Balance Sheets                                            September 30, 1996 and 1995
                                                                  ------------      ------------
                                                                       1996              1995
                                                                  ------------      ------------
ASSETS
Cash and cash equivalents ...................................     $  1,383,318      $  1,161,376
Securities available for sale ...............................        1,433,285           694,950
Investment in subsidiary banks ..............................       40,258,011        35,036,350
Loan receivable from ESOP ...................................          767,200           967,200
Other assets ................................................           61,431           172,190
                                                                  ------------      ------------
   Total assets .............................................     $ 43,903,245      $ 38,032,066
                                                                  ============      ============

LIABILITIES
Accrued expenses and other liabilities ......................     $    693,543      $     19,370

SHAREHOLDERS' EQUITY
Common stock ................................................           19,905            19,915
Additional paid-in capital ..................................       20,862,551        19,310,045
Retained earnings - substantially restricted ................       23,748,383        22,080,579
Net unrealized appreciation on securities available for sale,
  net of tax of $18,324 in 1996 and $340,190 in 1995 ........           28,698           571,564
Unearned Employee Stock Ownership Plan shares ...............         (767,200)         (967,200)
Treasury stock, at cost .....................................         (682,635)       (3,002,207)
                                                                  ------------      ------------
   Total shareholders' equity ...............................       43,209,702        38,012,696
                                                                  ------------      ------------
      Total liabilities and shareholders' equity ............     $ 43,903,245      $ 38,032,066
                                                                  ============      ============

Condensed Statements of Income                          Years ended September 30, 1996, 1995 and 1994
-----------------------------------------------------------------------------------------------------
                                                             1996             1995            1994
Dividend income from subsidiary banks ..............     $ 9,500,000      $ 1,800,000     $ 4,500,000
Interest income ....................................         219,546          177,901         238,357
Gain on sales of securities available for sale, net           51,237           51,250          46,342
                                                         -----------      -----------     -----------
                                                           9,770,783        2,029,151       4,784,699
Operating expenses .................................         182,743          132,175         175,586
                                                         -----------      -----------     -----------
INCOME BEFORE INCOME TAXES AND EQUITY IN
  UNDISTRIBUTED NET INCOME OF SUBSIDIARIES .........       9,588,040        1,896,976       4,609,113

Income tax expense .................................          53,000           50,000          70,482
                                                         -----------      -----------     -----------

INCOME BEFORE EQUITY IN UNDISTRIBUTED NET INCOME
  OF SUBSIDIARIES ..................................       9,535,040        1,846,976       4,538,631

(Distributions in excess of) equity in undistributed
  net income of subsidiary banks ...................      (7,121,475)       1,697,376      (1,809,720)
                                                         -----------      -----------     -----------

NET INCOME .........................................     $ 2,413,565      $ 3,544,352     $ 2,728,911
                                                         ===========      ===========     ===========

Condensed Statements of Cash Flows                                           Years ended September 30, 1996, 1995 and 1994
---------------------------------------------------------------------------------------------------------------------------
                                                                                 1996              1995              1994
                                                                                 ----              ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income .........................................................     $  2,413,565      $  3,544,352      $  2,728,911
   Adjustments to reconcile net income to net cash from
         operating activities:
      Distribution in excess of (equity in undistributed) net income
         of subsidiary banks ..........................................        7,121,475        (1,697,376)        1,809,720
      Amortization of recognition and retention plan ..................          117,064           208,159           381,897
      Gain on sales of securities available for sale, net .............          (51,237)          (51,250)          (46,342)
      Change in other assets ..........................................          110,759           291,107          (463,297)
      Change in accrued expenses and other liabilities ................          721,109            54,984           (82,764)
                                                                            ------------      ------------      ------------
      Net cash from operating activities ..............................       10,432,735         2,349,976         4,328,125

Cash flows from investing activities
   Purchase of securities available for sale ..........................       (1,014,438)         (617,562)         (333,550)
   Proceeds from sales of securities available for sale ...............          338,750           241,875           162,378
   Purchase of Community Financial Systems, Inc. ......................             --                --          (9,929,443)
   Purchase of Iowa Bancorporation, Inc. ..............................       (6,529,615)             --                --
   Purchase of Central West Bancorporation ............................       (1,923,519)             --                --
   Repayments on loan receivable from ESOP ............................          200,000           218,800           198,100
                                                                            ------------      ------------      ------------
      Net cash from investment activities .............................       (8,928,822)         (156,887)       (9,902,515)

CASH FLOWS FROM FINANCING ACTIVITIES
   Cash dividends paid ................................................         (745,761)         (515,095)             --
   Proceeds from exercise of stock options ............................           94,500              --                --
   Purchase of treasury stock .........................................         (630,710)         (932,030)       (2,070,177)
                                                                            ------------      ------------      ------------
      Net cash from financing activities ..............................       (1,281,971)       (1,447,125)       (2,070,177)
                                                                            ------------      ------------      ------------
Net change in cash and cash equivalents ...............................          221,942           745,964        (7,644,567)

Cash and cash equivalents at beginning of year ........................        1,161,376           415,412         8,059,979
                                                                            ------------      ------------      ------------
Cash and cash equivalents at end of year ..............................     $  1,383,318      $  1,161,376      $    415,412
                                                                            ============      ============      ============

Supplemental schedule of noncash investing and financing activities:
   Issuance of common stock for purchase of Central West Bancorporation     $  3,936,634

     The extent to which the Company may pay cash dividends to shareholders will depend on the cash currently available at the Company, as well as the ability of the subsidiary banks to pay dividends to the Company (see Note 14).

Note 17 - Selected Quarterly Financial Data (Unaudited)

                                                               Quarter Ended
                                          -------------------------------------------------------
                                          December 31     March 31        June 30    September 30
                                          -----------     --------        -------    ------------
FISCAL YEAR 1996:
   Total  interest income ...........     $5,363,332     $5,962,258     $6,499,056     $6,512,819
   Total interest expense ...........      2,960,194      3,407,485      3,735,106      3,875,825
   Net interest income ..............      2,403,138      2,554,773      2,763,950      2,636,994
   Provision for loan losses ........         30,000         30,000         30,000         10,000
      Net income ....................        776,845        726,806        892,181         17,733

   Earnings per share (fully diluted)
      Net income ....................     $      .43     $      .41     $      .50           $.01

Fiscal year 1995:
   Total interest income ............     $5,202,586     $5,558,039     $5,162,491     $5,130,354
   Total interest expense ...........      2,815,729      3,154,619      2,897,007      2,781,369
   Net interest income ..............      2,386,857      2,403,420      2,265,484      2,348,985
   Provision for loan losses ........         30,000         30,000        130,000         60,000
      Net income ....................        776,494        774,220      1,262,075        731,563

   Earnings per share (fully diluted)
      Net income ....................     $      .43     $      .44     $      .72           $.41

FISCAL YEAR 1994:
   Total interest income ............     $2,741,732     $2,894,417     $4,506,061     $5,010,481
   Total interest expense ...........      1,355,277      1,211,200      2,169,440      2,546,577
   Net interest income ..............      1,386,455      1,683,217      2,336,621      2,463,904
   Provision for loan losses ........           --           25,000           --           80,000
   Income before cumulative
     effects of changes in
     accounting principles ..........        382,994        601,972        844,765        642,017
   Cumulative effects of changes
     in accounting principles .......        257,163           --             --             --
      Net income ....................        640,157        601,972        844,765        642,017

Note 18 - Fair Values of Financial Instruments
     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the Company disclose estimated fair value amounts of its financial instruments. It is management's belief that the fair values presented below are reasonable based on the valuation techniques and data available to the Company as of September 30, 1996 and 1995, as more fully described below. It should be noted that the operations of the Company are managed from a going concern basis and not a liquidation basis. As a result, the ultimate value realized for the financial instruments presented could be substantially different when actually recognized over time through the normal course of operations. Additionally, a substantial portion of the Company's inherent value is the Bank's capitalization and franchise value. Neither of these components have been given consideration in the presentation of fair values below.

     The following presents the carrying amount and estimated fair value of the financial instruments held by the Company at September 30, 1996 and 1995. This information is presented solely for compliance with SFAS No. 107 and is subject to change over time based on a variety of factors.

                                                       1996                                  1995
                                        --------------------------------      --------------------------------
                                            Carrying          Estimated           Carrying         Estimated
                                             Amount          Fair Value            Amount          Fair Value
                                        -------------      -------------      -------------      -------------
SELECTED ASSETS:
   Cash and cash equivalents ........   $  14,328,652      $  14,329,000      $   4,615,712      $   4,616,000
   Interest-bearing deposits in
     other financial institutions ...         300,000            300,000               --                 --
   Securities available for sale ....     109,491,558        109,492,000         70,232,092         70,232,000
   Loans receivable, net ............     243,533,519        243,654,000        178,551,501        181,148,000
   FHLB Stock .......................       5,524,700          5,525,000          3,915,300          3,915,000
   Accrued interest receivable ......       5,029,047          5,029,000          2,745,747          2,746,000

SELECTED LIABILITIES:
   Noninterest bearing demand
     deposits .......................      (5,452,911)        (5,452,000)        (2,076,671)        (2,077,000)
   Savings, NOW and money
     market demand deposits .........     (49,358,478)       (49,358,000)       (40,407,661)       (40,408,000)
   Other time certificates of
     deposit ........................    (178,594,337)      (178,762,000)      (129,308,665)      (130,292,000)
                                        -------------      -------------      -------------      -------------
      Total deposits ................    (233,405,726)      (233,572,000)      (171,792,997)      (172,777,000)

   Advances from FHLB ...............    (102,287,803)      (102,185,000)       (51,098,388)       (51,123,000)
   Securities sold under
     agreements to repurchase .......      (2,789,918)        (2,790,000)        (1,149,918)        (1,148,000)
   Other borrowings .................      (1,400,000)        (1,400,000)              --                 --
   Advances from borrowers
     for taxes and insurance ........        (490,243)          (490,000)          (501,522)          (501,000)
   Accrued interest payable .........      (1,271,465)        (1,271,000)          (788,008)          (788,000)

OFF-BALANCE SHEET INSTRUMENTS:
   Loan commitments .................    $(20,671,000)     $           -       $(12,818,000)     $          --

     The following sets forth the methods and assumptions used in determining the fair value estimates for the Company's financial instruments at September 30, 1996 and 1995.

Cash and Cash Equivalent:
     The carrying amount of cash and short-term investment is assumed to approximate the fair value.

Interest-bearing Deposits In Other Financial Institutions:
     The carrying amount of interest-bearing deposits in other financial institutions is assumed to approximate the fair value.

Securities  Available  For Sale:
     Quoted market prices or dealer quotes were used to determine the fair value of securities available for sale.

Loans Receivable, Net:
     The fair value of loans receivable, net was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities. When using the discounting method to determine fair value, loans were gathered by homogeneous groups with similar terms and conditions and discounted at a target rate at which similar loans would be made to borrowers as of September 30, 1996 and 1995. The fair value of loans held for sale is determined by outstanding commitments from investments or current investor yield requirements calculated on an aggregate loan basis. In addition, when computing the estimated fair value for all loans, allowances for loan losses have been subtracted from the calculated fair value for consideration of credit issues.

FHLB Stock:
     The fair value of such stock approximates book value since the Bank is able to redeem this stock with the Federal Home Loan Bank at par value.

Accrued Interest Receivable:
     The  carrying  amount  of  accrued   interest   receivable  is  assumed  to
approximate the fair value.

Deposits:
     The fair value of deposits were determined as follows: (i) for noninterest bearing deposits, savings, NOW and money market demand deposits, since such deposits are immediately withdrawable, fair value is determined to approximate the carrying value (the amount payable on demand); (ii) for other time certificates of deposit, the fair value has been estimated by discounting expected future cash flows by the current rates offered as of September 30, 1996 and 1995 on certificates of deposit with similar remaining maturities. In accordance with SFAS No. 107, no value has been assigned to the Bank's long-term relationships with its deposit customers (core value of deposits intangible) since such intangible is not a financial instrument as defined under SFAS No. 107.

Advances from FHLB:
     The fair value of such advances was estimated by discounting the expected future cash flows using current interest rates as of September 30, 1996 and 1995, for advances with similar terms and remaining maturities.

Securities Sold Under Agreements to Repurchase and Other Borrowings:
     The fair value of securities sold under agreements to repurchase and other borrowings was estimated by discounting the expected future cash flows using derived interest rates approximating market as of September 30, 1996 and 1995 over the contractual maturity of such borrowings.

Advances From Borrowers for Taxes and Insurance:
     The carrying amount of advances from borrowers for taxes and insurance is assumed to approximate the fair value.

Accrued Interest Payable:
     The carrying amount of accrued interest payable is assumed to approximate the fair value.

Loan  Commitments:
     The commitments to originate and purchase loans have terms that are consistent with current market terms. Accordingly, the Company estimates that the face amounts of these commitments are not significant.

Limitations:
     It must be noted that fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. Additionally, fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business, customer relationships and the value of assets and liabilities that are not considered financial instruments. These estimates do not reflect any premium or discount that could result from offering the Company's entire holdings of a particular financial instrument for sale at one time. Furthermore, since no market exists for certain of the Company's financial instruments, fair value estimates may be based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with a high level of precision. Changes in assumptions as well as tax considerations could significantly affect the estimates. Accordingly, based on the limitations described above, the aggregate fair value estimates are not intended to represent the underlying value of the Company, on either a going concern or a liquidation basis.

Note 19 -Supplemental Cash Flow Disclosures
     On December 29, 1995, the Company purchased all of the common stock of Iowa Bancorp for $8,000,000 in cash. In conjunction with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired ........................             $ 25,429,434
Cash paid ............................................               (8,000,000)
                                                                   ------------
   Liabilities assumed ...............................             $ 17,429,434
                                                                   ============

   On September 30, 1996, the Company, purchased all of the common stock of Central West for $1,312,474 in cash and issued 171,158 common shares at a market value of $23 per share. In conjunction with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired ........................             $ 35,577,247
Cash paid ............................................               (1,312,474)
Common stock issued ..................................               (3,936,634)
                                                                   ------------
   Liabilities assumed ...............................             $ 30,328,139
                                                                   ============

DIRECTORS OF FIRST MIDWEST FINANCIAL, INC.



[GRAPHIC-PHOTOGRAPH]
JAMES S. HAAHR - Chairman of the Board, President and Chief Executive Officer for First Midwest Financial Inc. and First Federal Savings Bank of the Midwest; President of First Services Financial Limited, a wholly-owned subsidiary of First Federal; Chairman of the Board for Security State Bank. Mr. Haahr has served in numerous industry organizations since beginning his career with First Federal in 1961. He was recently elected to the Board of Directors of America's Community Bankers and is currently a committee member of the Savings Association Insurance Fund Industry Advisory Committee. Mr. Haahr is a former Vice Chairman of the Board of Directors of the FHLB of Des Moines, former Chairman of the Iowa League of Savings Institutions and a former director of the U.S. League of Savings Institutions. Board committees: First Federal Trust Committee. James S. Haahr is the father of J. Tyler Haahr, a director.

[GRAPHIC-PHOTOGRAPH]
RODNEY  G.  MUILENBURG  - Member of the  Board of  Directors  for First  Midwest
Financial, Inc., First Federal Savings Bank of the Midwest, and Security State Bank. Mr. Muilenburg is employed as a dairy specialist with Purina Mills, Inc., and supervises the sale of agricultural products in a region which encompasses northwest Iowa, northeast Nebraska, eastern South Dakota and southwest Minnesota. Board committees: Chairman of the Stock Option Committee and member of the Audit-Compensation/Personnel Committee.

[GRAPHIC  PHOTOGRAPH]
E. THURMAN GASKILL - Member of the Board of Directors for First Midwest Financial, Inc., First Federal Savings Bank of the Midwest, and Security State Bank. Mr. Gaskill has owned and operated a grain farming operation located near Corwith, Iowa since 1958. Board committees: Audit-Compensation/Personnel Committee and First Federal Trust Committee Chairman.

[GRAPHIC-PHOTOGRAPH]
J. TYLER HAAHR - Member of the Board of Directors for First Midwest Financial, Inc., First Federal Savings Bank of the Midwest, and Security State Bank. Mr. Haahr is a partner with the law firm of Lewis and Roca LLP, Phoenix, Arizona, and has been with the firm since 1989. Board committees: Stock Option Committee and First Federal Trust Committee. J. Tyler Haahr is the son of James S. Haahr, Chairman of the Board of Directors.

[GRAPHIC-PHOTOGRAPH]
E. WAYNE COOLEY - Member of the Board of Directors for First Midwest Financial, Inc., First Federal Savings Bank of the Midwest, and Security State Bank. Dr. Cooley has served as Executive Secretary of the Iowa Girls' High School Athletic Union in Des Moines, Iowa since 1954. Board committees: Chairman of the Audit-Compensation/Personnel Committee; member of the Stock Option Committee.

[GRAPHIC-PHOTOGRAPH]
JEANNE PARTLOW - Member of the Board of Directors for First Midwest Financial, Inc. Mrs. Partlow is President of the Iowa Savings Bank Division of First Federal, Des Moines, Iowa. She was President, Chief Executive Officer and Chair of the Board of Iowa Savings Bank, F.S.B. from 1987 until the end of December 1995 when Iowa Savings Bank was acquired by and became a Division of First Federal Savings Bank of the Midwest.

EXECUTIVE OFFICERS


[GRAPHIC-PHOTOGRAPH]
JAMES S. HAAHR
Chairman of the Board, President and CEO for First Midwest Financial, Inc., and First Federal Savings Bank of the Midwest


[GRAPHIC-PHOTOGRAPH]
FRED A. STEVENS
Vice  President,  Secretary  and  Chief  Operating  Officer  for  First  Midwest
Financial, Inc., and Executive Vice President, Secretary, Chief Operating Officer, and Trust Officer for First Federal Savings Bank of the Midwest


[GRAPHIC-PHOTOGRAPH]
DONALD J. WINCHELL, CPA
Vice President, Treasurer and Chief Financial Officer for First Midwest Financial, Inc., and Senior Vice President, Treasurer and Chief Financial Officer for First Federal Savings Bank of the Midwest


[GRAPHIC-PHOTOGRAPH]
KRISTI L. FREY
Senior Vice President - Marketing and Sales, First Federal Savings Bank of the Midwest


[GRAPHIC-PHOTOGRAPH]
SUSAN C. JESSE
Senior Vice President - Branch Administration and Compliance Officer, First Federal Savings Bank of the Midwest


[GRAPHIC-PHOTOGRAPH]
RICHARD A. WEHDE
Vice President - Commercial/
Agricultural Loans, First Federal Savings Bank of the Midwest


[GRAPHIC-PHOTOGRAPH]
MELODY A. BUCKENDAHL
Vice President - Savings
First Federal Savings Bank
of the Midwest

ADDITIONAL FIRST FEDERAL SAVINGS BANK OFFICERS AND MANAGEMENT




MAIN BANK OFFICE -- STORM LAKE, IOWA
Barbara A. Kestel
Executive Secretary

Brad A. Lenhart
Assistant Treasurer and Controller

Dan B. Berglund
Assistant Secretary

Nyla Bertram
Assistant Secretary-
Savings

Vicki D. Page
Account Services Supervisor

Cindy J. Pudenz
Retirement Plans Administrator

Carol J. Seavey
Internal Auditor

Dustin G. Williams
Credit Analyst

OTHER BANK OFFICES
Carol A. Pierce
Regional Vice President
Laurens Office

Virginia M. Thayer
Regional Vice President
LakeView Office

Karen Waller
Regional Vice President
Manson Office

Renae Babcock
Branch Manager
Odebolt Office

Marilyn C. Winkel
Branch Manager
Sac City Office

Kate Ellis
Office Supervisor
Laurens Office

Charlene M. Pickhinke
Office Supervisor
Sac City Office

Marlene M. Nimke
Office Supervisor
Manson Office

Lynn Pranschke
Office Supervisor
Storm Lake Plaza Office


BROOKINGS DIVISION
James C. Winterboer
President
Brookings Federal

Robert L. Brooks
Vice President/
Senior Loan Officer
Brookings Federal

Jay M. Johnson
Assistant Vice President
Brookings Federal

Steve C. Almos
Assistant Vice President
Agricultural Loans
Brookings Federal

John D. Heylens
Loan Officer
Brookings Federal

Cheryl A. Engel
Customer Service Supervisor
Brookings Federal

Susan E. Schutt
Director of Marketing
and Sales
Brookings Federal

IOWA SAVINGS BANK DIVISION
Jeanne Partlow
President
Iowa Savings Bank

James E. Peters
Vice President/
Consumer Loans
Iowa Savings Bank

Bryce Loring
Vice President/
Mortgage Loans
Iowa Savings Bank

Lora D. White
Secretary/Treasurer
Iowa Savings Bank





SECURITY STATE BANK OFFICERS AND MANAGEMENT




MAIN BANK OFFICE --
STUART, IOWA
Claude F. Havick
President
Security State Bank


Iva Mae Howard
Vice President and Cashier

Robert C. Duff
Vice President

Curtis D. Petersen
Vice President

OTHER BANK OFFICES
Dana L. Hansen
Vice President and
Branch Manager
Casey Office


Steven R. Kroeger
Ag Loan Officer
and Branch Manager
Menlo Office

CORPORATE INFORMATION



CORPORATE HEADQUARTERS
First Midwest Financial, Inc.
First Federal Building
Fifth at Erie
P.O. Box 1307
Storm Lake, Iowa  50588

ANNUAL MEETING OF STOCKHOLDERS
The Annual Meeting of Stockholders will convene at 1 p.m. on Monday, January 27, 1997. The meeting will be held in the Board Room of First Federal Savings Bank of the Midwest, Fifth at Erie, Storm Lake, Iowa. Further information with regard to this meeting can be found in the proxy statement.

GENERAL COUNSEL
Mack, Hansen, Gadd, Armstrong
& Schiller, P.C. 316
East Sixth Street
Storm Lake,  Iowa 50588

SPECIAL COUNSEL
Silver, Freedman & Taff, L.L.P.
1100 New York Avenue, NW
Washington,  DC 20005-3934

INDEPENDENT AUDITORS
Crowe, Chizek and Company LLP
330 East Jefferson Blvd.
P.O. Box 7
South Bend, Indiana 46624

STOCKHOLDER  SERVICES AND INVESTOR  RELATIONS
Stockholders  desiring to change the name,  address or  ownership  of stock,  to
report  lost  certificates  or  to  consolidate   accounts  should  contact  the
corporation's transfer agent:
     Registrar & Transfer Company
     10 Commerce Drive
     Cranford, New Jersey  07016
     1-800-368-5948

Analysts, investors and others seeking a copy of the Form 10-KSB or other public financial information should contact:
     Investor Relations - Attention: Kristi L. Frey,
     First Midwest Financial, Inc.,
     First Federal Building, Fifth at Erie,
     P.O. Box 1307,
     Storm Lake, Iowa  50588
     Telephone 712-732-4117

STOCK MARKET INFORMATION




First Midwest Financial, Inc.'s common stock trades on the Nasdaq National Market under the symbol "CASH". The Wall Street Journal publishes daily trading information for our stock under the abbreviation "FstMidwFnl" in the National Market Listing.

                                        1995           1996               Fiscal Year 1995                 Fiscal Year 1996
                                      Dividend       Dividend
                                        Paid           Paid             Low              High             Low               High
                                        ----           ----             ---              ----             ---               ----
First quarter ...................    $    .075       $   .11        $   14.25        $   16.00        $   19.75        $   23.50
Second quarter ..................    $    .075       $   .11        $   14.25        $   16.25        $   22.00        $   23.50
Third quarter ...................    $    .075       $   .11        $   14.25        $   17.50        $   21.75        $   24.25
Fourth quarter ..................    $    .075       $   .11        $   17.38        $   21.75        $   21.75        $   24.75

Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions. Restrictions on dividend payments are described in Note 14 of the Notes to Consolidated Financial Statements included in this Annual Report.

As of September 30, 1996, there were 1,945,735 shares of common stock outstanding which were held by 338 stockholders of record, and 205,804 shares subject to outstanding options. The stockholders of record number does not reflect approximately 620 persons or entities who hold their stock in nominee or "street" name.

As of September 30, 1996, the following securities firms indicated they were acting as market makers for First Midwest Financial, Inc., stock:
     Everen Securities, Inc.                      Howe, Barnes & Johnson, Inc.
     Herzog, Heine, Geduld, Inc.