Form 10-K, Exhibit 13
period 1997-09-30
FIRST MIDWEST FINANCIAL INC
filed 1997-12-29
CIK 907471

EXHIBIT 13


                          ANNUAL REPORT TO STOCKHOLDERS

     First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest and Security State Bank. First Federal Savings Bank has its main bank office in Storm Lake, Iowa, and six branch offices in a four-county area of Northwest Iowa. It also includes two Brookings Federal Bank Division offices in Brookings, South Dakota, and two Iowa Savings Bank Division offices in Des Moines and West Des Moines, Iowa. Security State Bank, with offices in Stuart, Casey and Menlo, Iowa, operates as a commercial bank chartered by the State of Iowa.
     The Company's primary business is marketing financial deposit and loan products to meet the needs of its retail bank customers.
     LaSalle St. Securities, Inc., Ameritas Investment Corporation, and Cross America, through contracts with First Services Financial Limited, a subsidiary of First Federal, offer discount brokerage service and noninsured investment products.
     PrimeVest Investment Center, operating through Brookings Service Corporation, a subsidiary of First Services, offers full service brokerage and a wide range of noninsured investment products.

1997
ANNUAL REPORT

Financial Highlights

At September 30                               1993            1994           1995          1996          1997
---------------------------------------------------------------------------------------------------------------------------
                                                        (Dollars in Thousands except Per Share Data)
Total assets                                $160,827        $274,115       $264,213      $388,008       $404,589

Total loans                                   80,224         155,497        178,552       243,534        254,641

Total deposits                               122,813         176,167        171,793       233,406        246,116

Stockholders' equity                          33,438          34,683         38,013        43,210         43,477

Book value per common share(1)              $  11.21        $  12.46       $  14.13      $  14.81       $  16.11

Total equity to assets                         20.79%          12.65%         14.39%        11.14%         10.75%



For the Fiscal Year                           1993            1994           1995          1996           1997
---------------------------------------------------------------------------------------------------------------------------
                                                        (Dollars in Thousands except Per Share Data)
Net interest income                         $  5,077        $  7,870       $  9,405      $ 10,359       $  11,946

Net income                                     1,352           2,729          3,544         2,414(3)        3,642

Net income per share(1)                     $   0.44(2)     $   0.91       $   1.33      $   0.89(3)    $    1.27
Net yield on interest-earning assets            3.21%           3.94%          3.63%         3.47%           3.38%

Return on average assets                         .84%           1.29%          1.31%          .76%(3)         .98%

Return on average equity                        7.10%           7.89%          9.86%         6.18%(3)         8.41%


[GRAPHIC-GRAPHS DEPICTING TOTAL ASSETS, NET INCOME, TOTAL DEPOSITS, NET INTEREST INCOME]

(1) Amounts reported have been adjusted for the three for two stock split paid January 2, 1997 in the form of a 50 percent stock dividend.
(2) Net income per share is based on the assumption that the weighted average shares outstanding at September 30, 1993, were outstanding the entire year.
(3) Reflects the one-time industry wide special assessment to recapitalize the Savings Association Insurance Fund. Excluding the special assessment, Net income, Net income per share, Return on average assets, and Return on average equity would have been $3,209,000, $1.18, 1.01%, and 8.22%, respectively.

CONTENTS

Financial
Highlights           1

Chairman's
Letter               2

First Federal
Savings Bank         4

Brookings
Federal Bank         5

Iowa Savings
Bank                 6

Security State
Bank                 7

Office Locations     8

Financials           9

Directors           46

Executive Officers  47

Corporate
Information         48

Stock Market
Information         48

Chairman's Letter -- To Our Stockholders



First Midwest Financial, Inc. has continued its growth trend since becoming a publicly traded company in 1993, and I am confident profitable growth will continue. September 30, 1993, assets were $161 million compared to $405 million at September 30, 1997. This represents an increase of more than 150 percent.

[GRAPHIC-PHOTO OF CHAIRMAN]

     Our company reported net income of $3,642,000, or $1.27 per share, for the fiscal year ended September 30, 1997. During the fourth quarter 1997, net income was $927,000, or $.33 per share.
     During fiscal 1996, First Midwest recognized a $1,266,000 pre-tax charge as a result of federal legislation that required all insti-tutions insured by the Savings Association Insurance Fund (SAIF) to pay a one-time special assessment to restore the SAIF to its statutory reserve level. The charge was $795,000, or $.29 per share on an after-tax basis. Excluding the special assessment, First Midwest's per share net income for the 1996 fiscal year and fourth quarter would have been $1.18 and $.30, respectively.
     Retail operations provide the company with ample growth opportunities. Fiscal year 1997 earnings were enhanced by a 15 percent increase in net interest income. This was due in part to an $11.1 million increase in our loan portfolio, and to an overall increase in the yield on interest-earning assets. The loan portfolio increase was primarily funded by a $12.7 million increase in retail deposits.
    First Midwest invested $4.3 million in its own stock during the 1997 fiscal year; repurchasing shares at an average price of $16.68. Since initiating the first stock repurchase program in 1994, our company has invested a total of $7.9 million for shares that are worth over $12 million today. These shares were repurchased at an average price of $13.30 per share (adjusted for a stock dividend), thereby creating additional value for shareholders. On June 25, 1997, we announced our intention to repurchase an additional 5 percent of outstanding shares and, at fiscal year end, had 102,000 shares remaining to be repurchased under this program.
    At September 30, 1997, assets were $405 million, compared to $388 million at the beginning of the fiscal year. At that date, stockholders' equity totaled $43.5 million, or $16.11 per common share outstanding. Both First Federal and Security State Bank significantly exceed their regulatory capital requirements.
    A 33 percent increase in the company's quarterly cash dividend from 9 cents per share to 12 cents per share was announced on November 24, 1997. This dividend is payable on or about January 2, 1998 to stockholders of record on December 15,1997. First Midwest is pleased to pay this increased cash dividend to its stockholders.
    Our company maintains its niche as a super-community organization. Each division is committed to its local community, while benefiting from the financial strength and improved efficiencies of the holding company. This approach has proven to be an important strategy to maintain local identity and customer loyalty in a consolidating financial industry.
     First Midwest is focused on consolidating administrative functions to improve employee efficiency. The first companywide promotion proved to be a tremendous success, surpassing expectations and providing substantial deposit growth. The notable First Midwest logo, highlighted on our cover, was introduced as the official emblem at each division. This is symbolic of the improved continuity across the company.

     J. Tyler Haahr and Ellen E. H. Moore were welcomed as new members of the executive management team in March of 1997. Both join the company with strong educational backgrounds, practical business experience, and proven leadership skills. First Midwest has already benefited from their contributions.
    Four key values were initiated in 1997 to provide focus for employees. These values are guiding individuals to "do the right things right" and are positively impacting the direction of our company. The values are as follows:

CUSTOMER SERVICE
Outstanding customer service is the foundation to our success. Properly meeting customers' financial needs and exceeding expectations contributes to our customers' satisfaction and to our success.
We strive to:
--   Listen carefully to customer needs.
--   Know product features and benefits.
--   Utilize selling skills to cross-sell
     products based on needs.
--   Deliver competitive products and
     services.
--   Clearly communicate intentions and
     expectations.
--   Make it simple to work with us.
--   Smile, work efficiently, and say
     "Thank you."

CONTINUOUS IMPROVEMENT

To succeed, we must embrace change in order to improve our effectiveness and efficiency. Quality is key.
We strive to:
--   Assume ownership for improvement
     areas.
--   Listen to all ideas and viewpoints.
--   Learn from our successes and
     mistakes.
--   Properly plan, fund, and staff
     projects.
--   Focus on quality.
--   Take pride in our work.
--   Clearly communicate intentions and
     expectations.

GREAT WORK ENVIRONMENT Team work is instrumental to our success.
We strive to:
--   Be professional, open, and direct.
--   Respect and trust each other.
--   Recognize and reward accomplish-
     ments.
--   Be an asset to the community.
--   Have fun!

RESULTS
We are results and goal-oriented.
We strive to:
--   Set challenging and competitive
     goals.
--   Take action and track progress
     toward goals.
--   Assume ownership -- make and
     meet commitments.
--   Pay attention to detail.
--   Be proactive problem solvers.

LOOKING AHEAD
The upcoming fiscal year promises to be an exciting one for First Midwest. Our company is seeking additional opportunities to acquire savings banks, commercial banks, and other related-service companies in our geographic area. Other capital management strategies, such as dividends and stock repurchases also will be considered. Each opportunity will be evaluated carefully. First Midwest is committed to increasing return on equity that will in turn, positively impact stockholder value.
    In addition to capital management strategies, First Midwest is dedicated to consolidating administrative functions, utilizing technology to improve efficiencies, and meeting customers' ever-changing financial needs. Watch for our new web site and other technological ad-vances coming in 1998.
    In the retail environment, First Midwest's implementation of explicit product, pricing, promotion, and distribution strategies across its divisions has begun. The objective is to increase market share while enhancing the deposit base with lower costing money accounts. New product introductions, QUICKcard Cash & Check, Timeless Checking, and Automated Clearing House (ACH) origination fit into that strategic objective. These products, and others, will provide our customers with value-added product packages that meet their needs while differentiating us from the competition.
    We are confident that our commitment to profitable, long-term growth will benefit you through increased stockholder value. We appreciate your support and look forward to an exciting and profitable 1998.

Sincerely,


/s/JAMES S. HAAHR
-----------------
JAMES S. HAAHR
Chairman of the Board,
President & CEO
December 15, 1997

First Federal Savings Bank


The Storm Lake Division of First Federal Savings Bank of the Midwest has grown in profitability and efficiency since becoming a publicly traded company. Sharing best practices between bank divisions and implementing smart changes have positively impacted all divisions.


[GRAPHIC-PHOTO OF FIRST FEDERAL SAVINGS BANK]
First Federal Savings Bank of the Midwest, Main Bank Office, Fifth at Erie, Storm Lake, Iowa.


[GRAPHIC-PHOTO]             Fred A. Stevens
                President and Trust Officer
                     Storm Lake Division of
                      First Federal Savings
                        Bank of the Midwest


                   ECONOMIC DATA

        Average Land Value as of
                 September, 1997
        High-quality farmland in
northwest Iowa:  $2,519 per acre

           Building Permits 1996
                      Storm Lake
        Residential -- $4,003,946
         Commercial -- $3,843,377

       Taxable Retail Sales 1996
       Storm Lake -- $111,123,460

               Unemployment Rate
                as of June, 1997
       Buena Vista County -- 2.3%





    First Federal's dedication to the company values has given employees a renewed focus on "doing the right things right" in their everyday work. Accountability has increased as employees utilize development plans focused on goals and performance relating to the company values. The First Federal team is committed to profitable growth and improved efficiency.
     The Main Bank Office houses many companywide administrative functions. Centralized account services, marketing, purchasing, computer systems, and other functions are improving internal and external customer service, enhancing communication, and reducing expenses.
     First Federal offers all types of loans, with an increased emphasis on consumer and agricultural lending. Financing for start-up and existing operations of any size is available. Home lending for purchase, new construction, refinancing, and home improvements provide a valuable cross-selling link to other bank products and services.

     Timeless Checking's relationship banking focus establishes cross-selling opportunities for deposit customers. Savings products also are available to satisfy deposit customers' needs. This past year, the bank realized excellent deposit growth due to competitive pricing on both long-term and short-term certificates of deposit.
     The Retirement and Trust Department provides customers with money-saving opportunities for their retirement dollars. A full range of investment choices is available for Individual Retirement Accounts (IRAs), Simplified Employee Pension Plans (SEPPs), and Keogh (KEO) plans.
     The bank understands customers' needs to invest in non-traditional bank products. LaSalle St. Securities, Inc., Ameritas Investment Corporation, and Cross America, through contracts with First Services Financial Limited, a subsidiary of First Federal, offer alternative investment products and discount brokerage services to satisfy customer needs. These products are not FDIC-insured, nor guaranteed by First Federal or any affiliates.

DIRECTORS OF FIRST FEDERAL SAVINGS BANK
OF THE MIDWEST

JAMES S. HAAHR
     Chairman of the Board, President & CEO for
     First Midwest Financial, Inc., and First Federal
     Savings Bank of the Midwest

J. TYLER HAAHR
     Senior Vice President, Secretary & COO for First Midwest
     Financial,   Inc.  and  Executive  Vice   President, Secretary
     & COO for First Federal Savings Bank of the Midwest

E. WAYNE COOLEY
     Executive Secretary, Iowa Girls' High School
     Athletic Union, Des Moines, Iowa

E. THURMAN GASKILL
     Owner, Grain Farming Operation
     Corwith, Iowa

G. Mark Mickelson
     Vice President of Acquisitions, Northwestern Growth
     Corporation, Sioux Falls, South Dakota

RODNEY G. MUILENBURG
     Dairy Specialist, Sioux City Division
     Purina Mills, Inc., Storm Lake, Iowa

Brookings Federal Bank
[GRAPHIC-Photo of Brookings Federal Bank]
Brookings Federal Bank, Main Office, 600 Main Avenue, Brookings, South Dakota




Brookings Federal Bank, a Division of First Federal Savings Bank of the Midwest since 1994, recognized its most profitable year in history. Contributing greatly to First Midwest's earnings, Brookings Federal is a leader in both lending and savings products.


[GRAPHIC-PHOTO]                           James C. Winterboer
                                                    President
                                       Brookings Federal Bank
                                    Division of First Federal
                                          Savings Bank of the
                                                      Midwest

                                                ECONOMIC DATA

                                     Average Land Value as of
                                              September, 1997
    High-productivity, non-irrigated cropland in east-central
                                 South Dakota:  $930 per acre
                                       (as of February, 1997)

                                        Building Permits 1996
                                                    Brookings
                                     Residential -- $5,488,640
                                      Commercial -- $5,555,650

                                    Taxable Retail Sales 1996
                                     Brookings -- $144,939,780

                                            Unemployment Rate
                                             as of June, 1997
                                             Brookings -- 1.7%


    Agricultural lending significantly impacted the division's overall loan portfolio growth in 1997. A focused marketing approach, competitive loan structuring, and an experienced team of lending profes-sionals provide the groundwork for agricultural growth.
    Consumer and mortgage lending also prove to be expanding areas for Brookings Federal. With loan discounts tied to Timeless Checking accounts, cross-selling is a successful component of relationship banking. Various types of mortgage loans are available to customers, including construction loans, Federal National Mortgage Association fixed-rate mortgages, and adjustable-rate mortgages. Brookings Federal is involved with special assistance lending and can provide first-time home buyers and low-income borrowers with a low-interest South Dakota Housing Development Authority loan.
    Since its introduction in 1993, Timeless Checking has significantly increased Brookings Federal's checking deposits. Because of this growth and the accounts' ability to provide packaged value and brand recognition to customers, all divisions under First Midwest Financial, Inc. introduced Timeless Checking this fall. The QUICKcard Cash & Check is a complementary product of Timeless Checking.

     Brookings Federal is finalizing plans to remodel its main office and expand branch hours to provide better service to its customers. In addition to updated facilities, customers will appreciate a new automated teller machine and future product introductions. "This is an exciting time for us," states President Jim Winterboer. "We continue to embrace change and search for opportunities to better serve our customers."
     As well as offering traditional banking services, Brookings Service Corporation provides customers with a wide range of alternative investing opportunities. PrimeVest Investment Center, operating through Brookings Service Corporation (a subsidiary of First Services Financial Limited), teams with Brookings Federal Bank to support customers` expanding financial needs. These products are not FDIC insured nor guaranteed by First Federal or any affiliates.

BROOKINGS FEDERAL BANK ADVISORY BOARD

O. DALE LARSON
     Chairman of the Advisory Board
     Owner, Larson Manufacturing

FRED J. RITTERSHAUS
     Vice Chairman of the Advisory Board
     Consulting Engineer and Partner,
     Banner and Associates, Inc.

VIRGIL G. ELLERBRUCH
     Assistant Dean of Engineering,
     South Dakota State University

J. TYLER HAAHR
     Senior Vice President, Secretary & COO for First Midwest
     Financial, Inc. and Executive Vice President, Secretary
     & COO for First Federal Savings Bank of the Midwest

Earl R. Rue
     Consulting Manager, Running Fleet and Farm

JAMES C. WINTERBOER
     President, Brookings Federal Bank

Iowa Savings Bank


[GRAPHIC-PHOTO]
Iowa Savings Bank, Main Office, 3448 Westown
Parkway, West Des Moines, Iowa


[GRAPHIC-PHOTO]
Iowa Savings Bank, Highland Park Office, 3624 Sixth
Avenue, Des Moines, Iowa


Iowa Savings Bank, a Division of First Federal Savings Bank of the Midwest since 1995, opened its second location in the expanding West Des Moines area. Remodeled, professionally landscaped, and strategically situated on a high-traffic corner across from a major mall, the newest office has attracted a significant number of new customers since opening in March, 1997. New products and services help distinguish Iowa Savings Bank from nearby competitors, while a characteristic blue roof promises to become a recognizable landmark in the area.

[GRAPHIC-PHOTO]
                 Jeanne Partlow
                      President
     Iowa Savings Bank Division
        of First Federal Savings
            Bank of the Midwest



                            ECONOMIC DATA

                 Average Land Value as of
                          September, 1997
                 High-quality farmland in
           central Iowa:  $2,724 per acre

                    Building Permits 1996
                       Greater Des Moines
               Residential -- $233,257,396
                  Commercial -- $5,555,650

                Taxable Retail Sales 1996
      Greater Des Moines -- $3,844,208,882

                        Unemployment Rate
                         as of June, 1997
                       Polk County -- 2.5%


    The original Iowa Savings Bank office, located in the historic Highland Park area of Des Moines since 1925, continues as an established, growing branch. Loyal Des Moines and West Des Moines customers are pleased to have the convenience two locations provide.
    Iowa Savings Bank made a significant contribution to First Midwest's deposit growth this past year. During the first companywide certificate of deposit "Summer CD Celebra-tion" promotion, Iowa Savings Bank produced several million dollars in new money toward deposit growth. This gain in deposits allowed for an increase in First Midwest's loan portfolio.

    Established savings and single-family home loan products provide the bank with a solid foundation of financial service offerings. The Iowa Savings Bank team is breaking new ground with Timeless Checking Clubs, the QUICKcard Cash & Check, consumer loans, residential loans, and commercial loans. Cross-selling efforts are the key to developing broader-based financial relationships with existing customers, and to offering new customers more product and service options.
     Alternative investments are now available to Iowa Savings Bank customers who seek non-traditional bank products. Ameritas Investment Corporation and Cross America, through contracts with First Services Financial Limited, a subsidiary of First Federal Savings Bank of the Midwest, offer alternative investment products and discount brokerage services. These products are not FDIC-insured, nor guaranteed by First Federal or any affiliates.
    A successful grand opening event in the fall of 1997 helped position Iowa Savings Bank as a notable competitor in the Des Moines and West Des Moines markets. Improved product structure, aggressive pricing, and increased promotion will enable Iowa Savings Bank to achieve its challenging growth and profitability goals in the next fiscal year.

Security State Bank


Security State Bank, a Subsidiary of First Midwest Financial, Inc. since September 30, 1996, provides the company with the benefits of being a commercial bank, chartered by the State of Iowa. First Midwest has capitalized on the charter differences to increase profitability of the company and increase stockholder value.


                                                                 [GRAPHIC-PHOTO]

                            Security State Bank, Main Office, 615 South Division
                                                            Street, Stuart, Iowa


                  ECONOMIC DATA

       Average Land Value as of
                September, 1997
 High-quality farmland in west-
 central Iowa:  $2,611 per acre

          Building Permits 1996
                         Stuart
              Residential -- N/A
               Commercial -- N/A

      Taxable Retail Sales 1996
            Stuart -- $7,736,939

              Unemployment Rate
               as of June, 1997
          Guthrie County -- 2.8%


     Security State Bank has locations in Stuart, Casey, and Menlo -- a growing consumer population located just west of Des Moines. The new Stuart office is strategically placed near a growing interstate exit commercial area, while the Casey and Menlo offices remain in well-established main street locations.
     Security State Bank is reliant on agriculture and agricultural business. A successful 1997 harvest season promises to positively impact the local economy and this division. Agricultural lending continues to expand the bank's loan portfolio as loyal customers appreciate the well-structured loans and knowledge provided by Security State Bank's lending professionals. Borrowers typically use variable rate revolving lines of credit to assist in managing their farming or agri-business operations. This loan product has been well received by customers over the past few years and is geared toward seasonal borrowing that is normal in agricultural lending.
     To better balance total portfolio risk, Security State Bank has increased its commitment to commercial, consumer, and real estate lending. This past fiscal year, the bank's lending in these areas has increased as a percentage of total business. This growth is expected to continue as the division remains focused on increasing market share and improving earnings.

     Security State Bank offers a full line of bank deposit products. Beginning in the fall of 1997, the bank expanded its free and tiered interest checking account offerings to include "Better Than Free" Timeless Checking. The bank utilizes its numerous automated teller machines to promote the new complementary QUICKcard Cash & Check, which provides more convenience and service to customers.

DIRECTORS OF SECURITY STATE BANK

JAMES S. HAAHR
     Chairman of the Board, President & CEO for
     First Midwest Financial, Inc., and First Federal
     Savings Bank of the Midwest

JEFFREY N. BUMP
     Partner, Bump and Bump Law Offices
     Stuart and Panora, Iowa

E. WAYNE COOLEY
     Executive Secretary, Iowa Girls' High School
     Athletic Union, Des Moines, Iowa

E. THURMAN GASKILL
     Owner, Grain Farming Operation
     Corwith, Iowa

J. TYLER HAAHR
     Senior Vice President, Secretary & COO for First Midwest
     Financial, Inc. and Executive Vice President, Secretary
     & COO for First Federal Savings Bank of the Midwest

RODNEY G. MUILENBURG
     Dairy Specialist, Sioux City Division
     Purina Mills, Inc., Storm Lake, Iowa

Bank Locations


[GRAPHIC-MAP SHOWING BANK LOCATIONS]


First Federal Savings Bank of the Midwest
Office Locations

STORM LAKE
DIVISION
Main Bank Office
Fifth at Erie
P.O. Box 1307
Storm Lake, Iowa  50588
712-732-4117
800-792-6815

Storm Lake Plaza Office
1415 North Lake Avenue
Storm Lake, Iowa  50588
712-732-6655

Lake View Office
Fifth at Main
Lake View, Iowa  51450
712-657-2721

Laurens Office
104 North Third Street
Laurens, Iowa  50554
712-845-2588

Manson Office
Eleventh at Main
Manson, Iowa  50563
712-469-3319

Odebolt Office
219 South Main Street
Odebolt, Iowa  51458
712-668-4881

Sac City Office
518 Audubon Street
Sac City, Iowa  50583
712-662-7195

BROOKINGS FEDERAL
BANK DIVISION
Main Office 600 Main Avenue
Brookings, South Dakota 57006
605-692-2314
800-842-7452

Eastbrook Office
425 22nd Avenue South
Brookings, South Dakota  57006
605-692-2314

IOWA SAVINGS
BANK DIVISION
Main Office
3448 Westown Parkway
West Des Moines, Iowa  50266
515-226-8474

Highland Park Office
3624 Sixth Avenue
Des Moines, Iowa  50313
515-288-4866

Security State Bank
Office Locations

Main Office
615 South Division
P.O. Box 606
Stuart, Iowa  50250
515-523-2203
800-523-8003

Casey Office
101 East Logan
P.O. Box 97
Casey, Iowa  50048
515-746-3366
800-746-3367

Menlo Office
501 Sherman
P.O. Box 36
Menlo, Iowa  50164
515-524-4521

Financial Contents

Selected Consolidated Financial
Information

Management's Discussion and
Analysis

Report of Independent
Auditors

Consolidated Balance Sheets
at September 30, 1997 and
1996

Consolidated  Statements of Income
for the Years Ended September 30, 1997,
1996 and 1995

Consolidated Statements of Changes in
Shareholders' Equity for the Years Ended
September 30, 1997, 1996 and 1995


Consolidated Statements of Cash Flows
for the Years Ended September 30, 1997,
1996 and 1995

Notes to Consolidated
Financial Statements

First Midwest Financial, Inc. and Subsidiaries

SELECTED CONSOLIDATED FINANCIAL INFORMATION

------------------------------------------------------------------------------------------------------------------------------------
September 30,                                                1997          1996             1995          1994          1993
(In Thousands)
Selected Financial Condition Data:
Total assets ........................................     $ 404,589     $ 388,008        $ 264,213     $ 274,115     $ 160,827
Loans receivable, net ...............................       254,641       243,534          178,552       155,497        80,224
Securities available for sale .......................       115,985       109,492           70,232        37,180            20
Securities held to maturity .........................          --            --               --          65,917        56,085
Excess of cost over net assets acquired, net ........         4,863         5,091            1,690         1,815          --
Deposits ............................................       246,116       233,406          171,793       176,167       122,813
Total borrowings ....................................       112,126       106,478           52,248        61,218         3,115
Shareholders' equity ................................        43,477        43,210           38,013        34,683        33,438


Year Ended September 30, ............................        1997           1996             1995          1994           1993
(In Thousands, Except Per Share Data)
Selected Operations Data:
Total interest income ...............................     $  29,005     $  24,337        $  21,054     $  15,153     $  11,586
Total interest expense ..............................        17,059        13,978           11,649         7,283         6,509
                                                          ---------     ---------        ---------     ---------     ---------
Net interest income .................................        11,946        10,359            9,405         7,870         5,077
Provision for loan losses ...........................           120           100              250           105           225
                                                          ---------     ---------        ---------     ---------     ---------

Net interest income after provision for loan losses .        11,826        10,259            9,155         7,765         4,852
Total noninterest income ............................         1,700         1,419            2,286         1,078         1,555
Total noninterest expense ...........................         7,382         7,568(3)         5,576         4,938         3,725
                                                          ---------     ---------        ---------     ---------     ---------
Income before income taxes, extraordinary
      items and cumulative effect of changes
      in accounting principles ......................         6,144         4,110            5,865         3,905         2,682
Income tax expense ..................................         2,502         1,696            2,321         1,433         1,045
Extraordinary items-- net of taxes ..................          --            --               --            --            (285)
Cumulative effect of changes in accounting principles          --            --               --             257          --
                                                          ---------     ---------        ---------     ---------     ---------
Net income ..........................................     $   3,642     $   2,414(3)     $   3,544     $   2,729     $   1,352
                                                          =========     ===========      =========     =========     =========
Earnings per share (fully diluted):
   Income before extraordinary items and
      cumulative effect of changes in accounting
      principles(1) .................................     $    1.27     $    0.89(3)     $    1.33      $   0.83     $    0.53

   Net income(1) ....................................     $    1.27     $    0.89(3)     $    1.33      $   0.91     $    0.44

------------------------------------------------------------------------------------------------------------------------------------

Year Ended September 30,                                       1997          1996           1995            1994       1993
Selected Financial Ratios and Other Data:
Performance Ratios:
   Return on assets (ratio of net income
      to average total assets)(2) ......................        0.98%        0.76%(3)        1.31%            1.29%     0.84%
Return on shareholders' equity (ratio of net
      income to average equity)(2) .....................        8.41         6.18(3)         9.86             7.89      7.10
   Interest rate spread information:
      Average during year ..............................        2.90         2.88            3.13             3.25      2.69
      End of year ......................................        2.75         2.84            2.85             2.96      2.88
   Net yield on average interest-earning assets ........        3.38         3.47            3.63             3.94      3.21
   Ratio of operating expense to average total assets ..        2.00         2.40            2.06             2.30      2.31
Quality Ratios:
   Non-performing assets to total assets at end of year          .75          .70             .29              .34       .78
   Allowance for loan losses to non-performing loans ...       78.49        89.04          227.21           148.51     65.42
Capital Ratios:
   Shareholders' equity to total assets at end of period       10.75        11.14           14.39            12.65     20.79
   Average shareholders' equity to average assets ......       11.63        12.45           13.28            20.52     11.83
   Ratio of average interest-earning assets to
        average interest-bearing liabilities ...........      109.96%      112.58%         111.35%          119.04%   112.69%

Other Data:
   Book value per common share outstanding(1) ..........  $    16.11    $   14.81        $  14.13       $    12.46   $ 11.21

   Dividends declared per share(1) .....................        0.36         0.29            0.20               --        --
   Dividend payout ratio ...............................       26.41%       30.90%          14.53%              --        --
   Number of full-service offices ......................          13           12               8                8         7

(1) Amounts reported have been adjusted for the three for two stock split paid January 2, 1997 in the form of a 50% stock dividend.
(2) Return on assets and return on equity for fiscal year 1994 is 1.17% and 7.54%, respectively, excluding the cumulative effects of changes in accounting principles.
(3) Reflects the one-time industry-wide special assessment to recapitalize the Savings Association Insurance Fund.

First Midwest Financial, Inc. and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS
General
First Midwest Financial, Inc. (the "Company" or "First Midwest") is a bank holding company whose primary assets are First Federal Savings Bank of the Midwest ("First Federal") and Security State Bank ("Security"). The Company was incorporated in 1993 as a unitary non-diversified savings and loan holding company and, on September 20, 1993, acquired all of the capital stock of First Federal in connection with First Federal's conversion from mutual to stock form of ownership. On September 30, 1996, the Company became a bank holding company in conjunction with the acquisition of Security. All references to the Company prior to September 20, 1993, except where otherwise indicated, are to First Federal and its subsidiary on a consolidated basis.
     The Company focuses on establishing and maintaining long-term relationships with customers, and is committed to serving the financial services needs of the communities in its market area. The Company's primary market area includes the counties of Adair, Buena Vista, Calhoun, Ida, Guthrie, Pocahontas, Polk and Sac located in Iowa, and Brookings county located in east central South Dakota. The Company attracts retail deposits from the general public and uses those deposits, together with other borrowed funds, to originate and purchase residential and commercial mortgage loans, to make consumer loans, and to provide financing for agricultural and other commercial business purposes.
     The Company's basic mission is to maintain and enhance core earnings while serving its primary market area. As such, the Board of Directors has adopted a business strategy designed to (i) maintain the Company's tangible capital in excess of regulatory requirements, (ii) maintain the quality of the Company's assets, (iii) control operating expenses, (iv) maintain and, as possible, increase the Company's interest rate spread and (v) manage the Company's exposure to changes in interest rates.

Acquisitions Completed
On September 30, 1996, First Midwest completed the acquisition of Central West Bancorporation ("Central West"), and its wholly-owned subsidiary, Security State Bank located in Stuart, Iowa. Upon acquisition, Central West was merged into First Midwest, and Security became a wholly-owned stand-alone subsidiary of First Midwest. Security operates offices in Stuart, Menlo and Casey, Iowa. At the date of acquisition, Central West had assets of approximately $33 million and equity of $2.6 million. Central West shareholders received cash of $18.04 and 2.3528 shares of the common stock of First Midwest for each Central West share held, totaling an aggregate consideration of approximately $5.2 million. The acquisition was accounted for as a purchase, and the accompanying consolidated financial statements reflect the combined results since the date of acquisition. The excess of cost over the estimated fair value of the assets acquired and liabilities assumed, totaling approximately $2.8 million, is being amortized over a fifteen year period (see Notes 1 and 2 to the Consolidated Financial Statements).
     On December 29, 1995, First Midwest completed the acquisition of Iowa Bancorp, Inc. ("Iowa Bancorp"), and its wholly-owned subsidiary, Iowa Savings Bank, a federal savings bank, ("Iowa Savings") located in Des Moines, Iowa. Upon acquisition, Iowa Bancorp was merged into the Company and Iowa Savings was merged into First Federal. The two Iowa Savings offices operate as the Iowa Savings Bank Division of First Federal Savings Bank of the Midwest. At the date of acquisition, Iowa Bancorp had assets of approximately $25 million and equity of $7.2 million. The Company purchased all of Iowa Bancorp's 379,980 outstanding shares and 36,537 shares subject to option for a cash payment of $20.39 per share less the exercise price of shares subject to option, for a total net purchase price of $8.0 million. The acquisition was accounted for as a purchase, and the accompanying consolidated financial statements reflect the combined results since the date of acquisition. The excess of cost over the estimated fair value of the assets acquired and liabilities assumed, totaling approximately $760,000, is being amortized over a fifteen year period (see Notes 1 and 2 to the Consolidated Financial Statements).
     On March 28, 1994, the Company acquired Community Financial Systems, Inc. ("Community") and its wholly-owned subsidiary, Brookings Federal Bank, a federal savings bank, ("Brookings Federal") located in Brookings, South Dakota. Upon acquisition, Community was merged into First Midwest and Brookings Federal was merged into First Federal. The Company paid a cash price of $31.38 per share to acquire all of the 333,513 shares of Community's outstanding common stock, for a total purchase price of approximately $10.5 million. At the date of acquisition, Brookings Federal had assets of approximately $69 million and deposits of approximately $57 million. The two offices of Brookings Federal operate as the Brookings Federal Bank Division of First Federal Savings Bank of the Midwest. The acquisition was accounted for as a purchase and, accordingly, the accompanying consolidated financial statements reflect the combined operating results since the date of acquisition. The excess of cost over the estimated fair value of the assets acquired and liabilities assumed, totaling approximately $1.8 million, is being amortized over a fifteen year period (see Notes 1 and 2 to the Consolidated Financial Statements).

Financial Condition
The  following  discussion  of the Company's  consolidated  financial  condition should be read in conjunction with the Selected Consolidated Financial Information and Consolidated Financial Statements and the related notes included elsewhere herein.
     The Company's total assets at September 30, 1997 were $404.6 million, an increase of $16.6 million, or 4.3%, from $388.0 million at September 30, 1996. The increase in assets was due primarily to the increased origination and purchase of loans, and to the purchase of mortgage-backed securities during the period.
     The Company's portfolio of securities available-for-sale, excluding mortgage-backed securities, decreased $2.3 million, or 3.2%, to $71.6 million at September 30, 1997 from $73.9 million at September 30, 1996. The decrease in securities available for sale was the result of securities purchased in an amount somewhat less than the amount of securities that matured or were called and sold during the period.
     The balance in mortgage-backed securities available-for-sale increased by $8.8 million, or 24.8%, from $35.6 million at September 30, 1996, to $44.4 million at September 30, 1997. The increase resulted from the purchase of fixed-rate mortgage-backed securities in an amount greater than repayments on existing mortgage-backed securities. The purchase of mortgage-backed securities were generally funded by fixed-rate borrowings from the Federal Home Loan Bank of Des Moines.
     The Company's net portfolio of loans receivable increased by $11.1 million, or 4.6%, to $254.6 million at September 30, 1997 from $243.5 million at September 30, 1996. The increase in net loans receivable was due to increased origination of consumer loans, commercial business loans and agricultural related loans, and to increased purchases of commercial and multi-family construction loans. Residential and commercial real estate loan balances declined as a result of significant early repayments received during the period that exceeded originations and purchases of these types of loans.
     The balance of customer deposits increased by $12.7 million, or 5.4%, from $233.4 million at September 30, 1996 to $246.1 million at September 30, 1997. The increase in deposits resulted from management's continued efforts to monitor and enhance deposit product design and marketing programs.
     The Company's borrowings from the Federal Home Loan Bank of Des Moines increased by $5.1 million, from $102.3 million at September 30, 1996 to $107.4 million at September 30, 1997. The increased borrowings were used primarily in the purchase of securities, including mortgage-backed securities, and to fund growth of the Company's loan portfolio.
     Stockholders' equity increased $267,000, or 0.6%, to $43.5 million at September 30, 1997 from $43.2 million at September 30, 1996. The increase is the result of net earnings for the period, which were mostly offset by the effect of stock repurchases and the payment of cash dividends on common stock.

Results of Operations
     The following discussion of the Company's results of operations should be read in conjunction with the Selected Consolidated Financial Information and Consolidated Financial Statements and the related notes included elsewhere herein.
     The Company's results of operations are primarily dependent on net interest income, noninterest income and the Company's ability to manage operating expenses. Net interest income is a function of the difference, or spread, between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. The Company, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets mature or reprice at different times, or on a different basis, than its interest-bearing liabilities.
     The Company's noninterest income consists primarily of fees charged on transaction accounts and for the origination of loans, both of which help to offset the costs associated with establishing and maintaining these deposit and loan accounts. In addition, noninterest income is derived from the activities of First Federal's wholly-owned subsidiaries, First Services Financial, Limited, and Brookings Service Corporation, which engage in the sale of various non-insured investment products. Historically, the Company has not derived significant income as a result of gains on the sale of securities and other assets. However, during the year ended September 30, 1995, a $1.1 million gain was recorded as a result of the sale of mortgage-backed securities.
     On September 30, 1996, federal legislation was signed into law requiring that all thrift institutions pay a one-time assessment to restore the Savings Association Insurance Fund ("SAIF') to its statutory reserve level of at least 1.25% of insured depositor accounts. The assessment was 0.657% of First
Federal's insured deposits as of March 31, 1995, including those held by Iowa Savings at that date. As a result of the special assessment, the Company recognized a pre-tax charge of $1.27 million, or $795,000 net of related income taxes, as of the September 30, 1996 effective date of the legislation. As of January 1, 1997, the legislation reduced First Federal's annual deposit insurance premium from 0.23% to 0.064% of insured deposits, which includes a payment to finance FICO bonds.

The following table sets forth the weighted average effective interest rate on interest-earning assets and interest-bearing liabilities at the end of each of the years presented.

---------------------------------------------------------------------------------------------
At September 30,                                                    1997      1996      1995
Weighted Average Yield On:
  Loans receivable .........................................        8.84%     8.74%     8.58%
  Mortgage-backed securities ...............................        7.34      7.06      7.97
  Securities available for sale ............................        6.63      5.99      6.79
  Other interest-earning assets ............................        5.57      5.04      5.44
  Combined weighted average yield on interest-earning assets        8.12      7.87      8.13

Weighted Average Rate Paid On:
  Demand, NOW deposits and Money Market ....................        2.11      2.35      2.55
  Savings deposits .........................................        3.65      3.22      3.00
  Time deposits ............................................        5.87      5.78      5.80
  FHLB advances ............................................        5.86      5.81      6.14
  Other borrowed money .....................................        5.64      5.48      5.75
  Combined weighted average rate paid on
   interest-bearing liabilities ............................        5.37      5.03      5.28

Spread .....................................................        2.75%     2.84%     2.85%

Rate/Volume Analysis
The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to the levels and volatility of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.

---------------------------------------------------------------------------------------------------------------------------
Year Ended September 30,                          1997 VS. 1996                          1996 VS. 1995
                                    Increase         Increase     Total      Increase       Increase      Total
                                   (Decrease)       (Decrease)   Increase   (Decrease)     (Decrease)   Increase
                                  Due to Volume    Due to Rate (Decrease)  Due to Volume  Due to Rate  (Decrease)
                                  -------------    ----------- ----------  -------------  -----------  ----------
                                                                    (In Thousands)
Interest-Earning Assets:
     Loans receivable ............     $ 3,700      $   166      $ 3,866      $ 4,170      $   629      $ 4,799
     Mortgage-backed securities ..        (115)         (65)        (180)      (1,251)        (133)      (1,384)
     Securities available for sale         836           93          929          500         (695)        (195)
     FHLB stock ..................          63          (10)          53           66           (3)          63
                                       -------      -------      -------      -------      -------      -------
Total interest-earning assets ....     $ 4,484      $   184      $ 4,668      $ 3,485      $  (202)     $ 3,283
                                       -------      -------      -------      -------      -------      -------

Interest-Bearing Liabilities:
     Demand and NOW deposits .....     $   151      $     3      $   154      $   (41)     $   (34)     $   (75)
     Savings deposits ............         140          (36)         104          121            4          125
     Time deposits ...............       1,825          134        1,959          953          518        1,471
     FHLB advances ...............         688          111          799          732           11          743
     Other borrowed money ........          80          (16)          64           60            6           66
                                       -------      -------      -------      -------      -------      -------
Total interest-bearing liabilities     $ 2,884      $   196      $ 3,080      $ 1,825      $   505      $ 2,330
                                       -------      -------      -------      -------      -------      -------
Net effect on net interest income      $ 1,600      $   (12)     $ 1,588      $ 1,660      $  (707)     $   953
                                       =======      =======      =======      =======      =======      =======

Average Balances, Interest Rates and Yields
The following table presents for the periods indicated the total dollar amount of interest earned from average interest-earning assets and the resultant yields, as well as the dollar amount of interest paid on average interest-bearing liabilities and the resultant rates. No tax equivalent adjustments have been made. All average balances are quarterly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

---------------------------------------------------------------------------------------------------------------------------
Year Ended September 30,                          1997                          1996                     1995
                                     Average     Interest               Average      Interest            Average   Interest
                                   Outstanding    Earned     Yield    Outstanding    Earned  Yield    Outstanding   Earned   Yield
                                     Balance      /Paid     /Rate       Balance     /Paid    /Rate      Balance    /Paid     /Rate
                                     -------      -----     -----       -------     -----    -----      -------    -----     -----
                                                                          (Dollars in Thousands)
Interest Earning Assets:
   Loans receivable(1)              $249,076    $  22,433    9.01%     $207,983     $18,567   8.93%    $161,243   $ 13,768    8.54%
   Mortgage-backed securities         32,618        2,341    7.18        34,213       2,521   7.37       51,157      3,905    7.63
   Securities available for sale      65,843        3,845    5.84        51,494       2,916   5.66       42,674      3,111    7.29
   FHLB stock                          5,546          386    6.96         4,644         333   7.17        3,720        270    7.26
                                    --------    ---------              --------     -------            --------   --------
Total interest-earning assets       $353,083    $  29,005    8.21%     $298,334     $24,337   8.16%    $258,794   $ 21,054    8.14%
                                    ========    =========    ====      ========     =======   ====     ========   ========    ====

Interest-Bearing LIabilities:
   Demand and NOW deposits          $ 36,017    $     815    2.26%     $ 29,377     $   661   2.25%    $ 31,139   $    736    2.36%
   Savings deposits                   20,538          506    2.46        14,906         402   2.70       10,431        277    2.66
   Time deposits                     180,088       10,662    5.92       149,247       8,703   5.83      132,856      7,232    5.44
   FHLB advances                      80,685        4,886    6.06        69,265       4,087   5.90       56,820      3,344    5.88
   Other borrowed money                3,786           90    5.02         2,198         126   5.73        1,159         60    5.18
                                    --------    ---------              --------     -------            --------   --------
Total interest-bearing liabilities  $321,114    $  17,059    5.31%     $264,993     $13,979   5.28%    $232,405   $ 11,649    5.01%
                                    ========    =========    ====      ========     =======   ====     ========   ========    ====

Net interest-earning assets        $  31,969                           $  33,341                       $ 26,389
                                   =========                           =========                       ========
Net interest income                             $  11,946                           $10,358                       $  9,405
                                                =========                           =======                       ========
Net interest rate spread                                     2.90%                            2.88%                           3.13%
                                                             ====                             ====                            ====
Net yield on average interest-
   earning assets                                            3.38%                            3.47%                           3.63%
                                                             ====                             ====                            ====
Average interest-earning assets
   to average interest-bearing
   liabilities                        109.96%                             112.58%                        111.35%
                                      ======                              ======                         ======

(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED
SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996
General
Net income for the year ended September 30, 1997 increased $1.23 million, or 50.9%, to $3.64 million, from $2.41 million for the same period in 1996. The increase in net income reflects increases in net interest income and noninterest income. Previous year net income reflects the one-time special assessment to recapitalize SAIF, which reduced net income by $795,000, net of income taxes. Net income for the year ended September 30, 1997 compared to the same period in 1996, without the SAIF assessment, increased $433,000, or 13.5%

Net  Interest  Income
The  Company's  net  interest  income  for the year  ended  September  30,  1997 increased by $1.59 million, or 15.3%, to $11.95 million compared to $10.36 million for the same period in 1996. The increase in net interest income reflects an overall increase in average net interest-earning assets during the period resulting from the acquisition of Central West at September 30, 1996, and internal increases in the portfolio of loans and securities. The net yield on average interest-earning assets decreased to 3.38% for the period ended September 30, 1997 from 3.47% for the same period in 1996. The decrease in net yield is due primarily to a decline in net average interest-earning assets resulting from an increase in the average balance of non-accruing loans during the 1997 period.
    During recent years, the Company has increased its origination and purchase of multi- family and commercial real estate loans, including construction loans on such property types, and has increased its origination of consumer, commercial business and agricultural business loans. The Company anticipates activity in this type of lending to continue in future years. Net interest income is expected to continue to trend upward as a result of this lending activity as interest rate yields are generally higher on this type of loan product compared to yields provided by conventional single-family residential real estate loans. This lending activity is considered to carry a higher level of risk due to the nature of the collateral and the size of individual loans. As such, the Company anticipates continued increases in its allowance for loan losses as a result of this lending activity.

Interest  Income
Interest income for the year ended September 30, 1997 increased $4.67 million, or 19.2%, to $29.00 million from $24.34 million for the same period in 1996. The increase was primarily due to a $3.87 million increase in interest earned on the loan portfolio, to $22.43 million for the year ended September 30, 1997, from $18.57 million in fiscal 1996. The increase in loan interest income resulted from higher average loan portfolio balances due to internal growth of the loan portfolio and the acquisition of Central West and, to a lesser extent, to a higher average yield on the loan portfolio during the period.

Interest Expense
Interest expense increased $3.08 million, or 22.0%, to $17.06 million for the period ended September 30, 1997 from $13.98 million for the same period in 1996. The increase in interest expense is due to increases in the average outstanding balance of time deposits and FHLB advances during the year ended September 30, 1997, compared to the same period in 1996. The increase in the average balance of time deposits resulted from internal growth of the deposit portfolio and the acquisition of Central West. The average outstanding balance of FHLB advances increased due to borrowing activity throughout the period used primarily to fund growth of the loan portfolio and the purchase of securities. To a lesser extent, the increase in interest expense reflects higher interest rates paid on interest-bearing liabilities during the year ended September 30, 1997, compared to the previous year.

Provision  for Loan  Losses
The provision for loan losses for the year ended September 30, 1997 was $120,000 compared to $100,000 for the same period in 1996. Management believes, based on review of historic loan losses, current economic conditions, and other factors, that the current level of provision for loan losses, and the resulting level of the allowance for loan losses, reflects an adequate reserve against potential losses from the loan portfolio. Although the Company maintains its allowance for loan losses at a level that it considers to be adequate, there can be no assurance that future losses will not exceed estimated amounts, or that additional provisions for loan losses will not be required in future periods. In addition, the Company's determination of the allowance for loan losses is subject to review by the regulatory agencies, which can require the establishment of additional general or specific allowances.

Noninterest  Income
Noninterest income for the year ended September 30, 1997 increased $281,000, or 19.8%, to $1.70 million from $1.42 million for the same period in 1996. The increase in noninterest income reflects an increase from loan fees and service charges of $278,000 for fiscal 1997 compared to the same period in 1996 as a result of increased lending activity and increased activity on transaction accounts subject to service charges. In addition, the gain on sales of securities available for sale increased $137,000 for the year ended September 30, 1997 compared to 1996. Noninterest income was reduced for fiscal 1997 compared to 1996 due to a $223,000 decline in brokerage commissions as a result of a decline in sales of non-insured investment products through First Federal's subsidiaries. The sales decline was due to a reduction in the number of brokers during fiscal 1997, and is expected to increase in fiscal 1998 as additional brokers are employed.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED
SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996 (continued)
Noninterest Expense
Noninterest expense decreased by $186,000, or 2.5%, to $7.38 million for the year ended September 30, 1997 compared to $7.57 million for the same period in 1996. The decrease in noninterest expense reflects the fiscal 1996 payment of a one-time special assessment in the amount of $1.27 million, pre-tax, for the recapitalization of SAIF. Noninterest expense without the SAIF assessment increased by $1.08 million. Noninterest expense for employee compensation and benefits, and occupancy and equipment expense, increased during fiscal 1997 compared to the same period in 1996 as a result of the acquisition of Central West at September 30, 1996, and as a result of the opening of a new branch office in Des Moines, Iowa. The increase in noninterest expense was partially offset as a result of federal legislation that reduced deposit insurance premiums during the year ended September 30, 1997.

Income Tax Expense
Income tax expense increased by $806,000, or 47.5%, to $2.50 million for the year ended September 30, 1997 from $1.70 million for the same period in 1996. The increase in income tax expense reflects the increase in the level of taxable income for the period ended September 30, 1997 compared to the same period in 1996.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED
SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995
General
Net income for the year ended September 30, 1996 decreased $1.13 million, or 31.9%, to $2.41 million, from $3.54 million for the same period in 1995. The decrease in net income reflects the one-time special assessment to recapitalize SAIF, which totaled $795,000, net of income taxes. In addition, the decrease in net income resulted from the previous year recognition of gains on the sale of securities available for sale resulting primarily from the restructure of the Company's mortgage-backed securities portfolio that increased fiscal year 1995 income by $720,000, net of income taxes. Net income for the year ended September 30, 1996 compared to the same period in 1995, excluding the one-time SAIF assessment and non-recurring gains on the sales of securities available for sale, increased $385,000, or 13.6%.

Net Interest Income
The Company's net interest income for the year ended in 1996 increased by $954,000, or 10.1%, to $10.36 million compared to $9.40 million for the same period in 1995. The increase in net interest income reflects an overall increase in average net interest-earning assets during the period resulting from the acquisition of Iowa Bancorp during the first fiscal quarter, and internal increases in the portfolio of loans and securities. The net yield on average earning assets declined to 3.47% for the period ended September 30, 1996 from 3.63% for the same period in 1995. The reduction in net yield is due primarily to the increased cost of retail time deposits resulting from aggressive competition for such deposits during the period.

Interest  Income
Interest income for the year ended September 30, 1996 increased $3.28 million, or 15.6%, to $24.34 million from $21.05 million for the same period in 1995. The increase is primarily due to a $4.80 million increase in interest earned on the loan portfolio, to $18.57 million for the year ended September 30, 1996, from $13.77 million in 1995. The increase in loan interest income resulted from higher average loan portfolio balances due to internal growth of the loan portfolio and the acquisition of Iowa Bancorp and, to a lesser extent, to a higher average yield on the loan portfolio during the period. Interest income from mortgage-backed securities declined $1.38 million for the year ended September 30, 1996 to $2.52 million from $3.90 million in 1995 due primarily to the reduction in the average portfolio balance during the period.

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

Provision  for Loan  Losses
The provision for loan losses for the year ended September 30, 1996 was $100,000 com pared to $250,000 for the same period in 1995. The comparatively higher provision for loan losses during the previous year resulted from management's election to increase the balance in the allowance for loan losses in conjunction with growth of the loan portfolio during that period.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED
SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995 (continued)
Noninterest  Income
Noninterest income for the year ended September 30, 1996 decreased $867,000, or 37.9%, to $1.42 million from $2.29 million for the same period in 1995. Noninterest income for the previous fiscal year included gains on the sale of securities available for sale of $1.07 million, compared to $79,000 for year ended September 30, 1996. Noninterest income from loan fees and service charges increased by $118,000 for fiscal 1996 compared to the same period in 1995 as a result of increased lending activity and increased activity on transaction accounts subject to service charges.

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

Asset/Liability Management
The Company currently focuses lending efforts toward originating and purchasing competitively priced adjustable-rate loan products and fixed-rate loan products with relatively short terms to maturity, generally 15 years or less. This allows the Company to maintain a portfolio of loans which will be sensitive to changes in the level of interest rates while providing a reasonable spread to the cost of liabilities used to fund the loans.
   The Company's primary objective for its investment portfolio is to provide the liquidity necessary to meet loan funding needs. This portfolio is used in the ongoing management of changes to the Company's asset/liability mix, while contributing to profitability through earnings flow. The investment policy generally calls for funds to be invested among various categories of security types and maturities based upon the Company's need for liquidity, desire to achieve a proper balance between minimizing risk while maximizing yield, the need to provide collateral for borrowings, and to fulfill the Company's asset/liability management goals.
   During the quarter ended June 30, 1995, all securities previously designated as held-to-maturity, including mortgage-backed securities, were reclassified to the available-for-sale category. The reclassification was performed after consideration by management of a pending regulatory policy clarification regarding the measurement of interest sensitivity of adjustable-rate mortgage-backed securities. It was management's opinion that the pending regulatory policy clarification provided sufficient potential risk to the market value of this type of security to warrant reclassification of the securities held by the Company to the available-for-sale designation. In accordance with the requirements of SFAS 115 (see Note 1 to the Consolidated Financial Statements), all other securities previously designated as held-to-maturity were also reclassified to available-for-sale. During the quarter ended June 30, 1995, the reclassified adjustable-rate mortgage-backed securities were sold.

   The Company's cost of funds responds to changes in interest rates due to the relatively short-term nature of its deposit portfolio. Consequently, the results of operations are generally influenced by the levels of short-term interest rates. The Company offers a range of maturities on its deposit products at competitive rates and monitors the maturities on an ongoing basis.
   The Company emphasizes and promotes its savings, money market, demand and NOW accounts and, subject to market conditions, certificates of deposit with maturities of six months through five years, principally from its primary market area. The savings and NOW accounts tend to be less susceptible to rapid changes in interest rates.
   In managing its asset/liability mix, the Company, at times, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, may place somewhat greater emphasis on maximizing its net interest margin than on strictly matching the interest rate sensitivity of its assets and liabilities. Management believes that the increased net income which may result from an acceptable mismatch in the actual maturity or repricing of its asset and liability portfolios can, during periods of declining or stable interest rates, provide sufficient returns to justify the increased exposure to sudden and unexpected increases in interest rates which may result from such a mismatch. The Company has established limits, which may change from time to time, on the level of acceptable interest rate risk. There can be no assurance, however, that in the event of an adverse change in interest rates the Company's efforts to limit interest rate risk will be successful.

Net  Portfolio  Value
The Office of Thrift Supervision ("OTS") provides a Net Portfolio Value ("NPV") approach to the quantification of interest rate risk for thrift institutions such as First Federal. This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance-sheet contracts. Management of First Federal's assets and liabilities is performed within the context of the marketplace, but also within limits established by the Board of Directors on the amount of change in NPV which is acceptable given certain interest rate changes.
   The OTS issued a regulation which uses a net market value methodology to measure the interest rate risk exposure of thrift institutions. Under OTS regulations, an institution's "normal" level of interest rate risk in the event of an assumed 200 basis point change in interest rates is a decrease in the institution's NPV in an amount not to exceed two percent of the present value of its assets. Thrift institutions with greater than "normal" interest rate risk exposure must take a deduction from their total capital available to meet their risk-based capital requirement. The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2.00% of the present value of its assets. The regulation, however, will not become effective until the OTS evaluates the process by which thrift institutions may appeal an interest rate risk deduction determination. It is uncertain as to when this evaluation may be completed. Had such regulation been in effect at September 30, 1997, First Federal's interest rate risk would have been considered normal and no additional risk-based capital would have been required.
   Presented below, as of September 30, 1997, is an analysis of First Federal's interest rate risk as measured by changes in NPV for an instantaneous and sustained parallel shift in the yield curve, in 100 basis point increments, up and down 400 basis points, in accordance with OTS regulations. As illustrated in the table, First Federal's NPV is more sensitive to rising rate changes than declining rates. This occurs primarily because, as rates rise, the market value of fixed-rate loans declines due to both the rate increase and slowing prepayments. When rates decline, First Federal does not experience a significant rise in market value for these loans because borrowers prepay at relatively higher rates. The value of First Federal's deposits and borrowings change in approximately the same proportion in rising and falling rate scenarios.

--------------------------------------------------------------------------------
At September 30, 1997
           Change in Interest Rate   Board Limit
               (Basis Points)        % Change            $ Change       % Change
                                                  (Dollars in Thousands)
                   +400 bp             (60)%             $(14,373)         (36)%
                   +300 bp             (50)               (10,634)         (26)
                   +200 bp             (40)               ( 6,886)         (17)
                   +100 bp             (25)               ( 3,193)          (8)
                      0 bp               -                      -            -
                  - 100 bp             (10)                  2,149           5
                  - 200 bp             (15)                  3,855           10
                  - 300 bp             (20)                  5,774           14
                  - 400 bp             (25)                  8,366           21

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

Interest Sensitivity GAP Analysis Management of interest sensitivity of Security State Bank is accomplished by matching the maturities of interest-earning assets and interest-bearing liabilities. The following table illustrates the asset/(liability) funding gaps for selected maturity periods as of September 30, 1997.

---------------------------------------------------------------------------------------------------------------------------
At September 30, 1997                                          (Dollars in thousands)
                                                            Repriceable or Maturing Within
                                          0 - 6          6 - 12          Total           Over
                                          Months          Months         1 Year         1 Year         Total
                                          ------          ------         ------         ------         -----
Assets
Interest-bearing deposits in
  other financial institutions .....     $    100       $   --         $    100       $   --        $    100
Securities available for sale ......        1,552          1,103          2,655          4,795         7,450
Loans receivable ...................       10,390          1,683         12,073         12,526        24,599
                                         --------       --------       --------       --------      --------
  Total interest-earning assets ....     $ 12,042          2,786       $ 14,828       $ 17,321        32,149
                                         ========          =====       ========       ========        ======

Liabilities
Interest-bearing deposits ..........     $ 11,428       $  5,012       $ 16,440       $  8,664      $ 25,104
Borrowed funds .....................        2,900           --            2,900           --           2,900
                                         --------       --------       --------       --------      --------
  Total interest-bearing liabilities     $ 14,328       $  5,012       $ 19,340       $  8,664        28,004
                                         ========       ========       ========       ========        ======

Asset/(Liability) funding GAP ......     $ (2,286)      $ (2,226)      $ (4,512)      $  8,657      $  4,145
                                         ========       ========       ========       ========        ======

GAP ratio (assets/liabilities) .....           84%            56%            77%           200%          115%
                                         ========       ========       ========       ========        ======


Asset Quality
It is management's belief, based on information available, that the Company's historical level of asset quality has been satisfactory and that asset quality will continue to remain strong. At September 30, 1997, non-performing assets, consisting of non-accruing loans, real estate owned and repossessed consumer property, totaled $3.0 million, or 0.75% of total assets, compared to $2.7 million, or 0.70% of total assets, for the fiscal year ended 1996. The increase in non-performing assets is due primarily to increases in non-accruing one- to four-family mortgage loans and agricultural operating loans.

Liquidity  and  Sources  of Funds
The Company's primary sources of funds are deposits,  borrowings,  principal and interest payments on loans and mortgage-backed securities, and maturing investment securities. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan repayments are influenced by the level of interest rates, general economic conditions and competition.
     Federal regulations require First Federal to maintain minimum levels of liquid assets. Currently, First Federal is required to maintain liquid assets of at least 5% of the average daily balance of net withdrawable savings deposits and borrowings payable on demand in one year or less during the preceding calendar month, of which short-term liquid assets must comprise not less than 1%. Liquid assets for purposes of this ratio include cash, certain time deposits, U.S. Government, governmental agency and corporate securities and obligations generally having remaining terms to maturity of less than five years, unless otherwise pledged. First Federal has historically maintained its liquidity ratio at levels in excess of those required. First Federal's regulatory liquidity ratios were 9.8%, 5.4% and 12.2% at September 30, 1997, 1996 and 1995, respectively.
     Liquidity management is both a daily and long-term function of the Company's management strategy. The Company adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand in the Company's market area, (ii) the projected availability of purchased loan products, (iii) expected deposit flows, (iv) yields available on interest-bearing deposits, and (v) the objectives of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits and other short-term government agency obligations. If the Company requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the Federal Home Loan Bank of Des Moines and has collateral eligible for use with reverse repurchase agreements.
   The primary investing activities of the Company are the origination and purchase of loans and the purchase of securities. During the years ended September 30, 1997, 1996 and 1995, the Company originated loans of $135.7 million, $95.8 million and $65.3 million, respectively. The increase in loan originations is due primarily to the origination of commercial and agricultural business loans that are renewed more often due to their short-term nature. Purchases of loans totaled $29.8 million, $24.9 million and $19.2 million during the years ended September 30, 1997, 1996 and

1995, respectively. During the years ended September 30, 1997, 1996 and 1995, the Company purchased mortgage-backed securities and other securities in the amount of $67.6 million, $121.0 million and $43.5 million, respectively.
     At September 30, 1997, the Company had outstanding commitments to originate and purchase loans of $15.8 million. Certificates of deposit scheduled to mature in one year or less from September 30, 1997 total $118.1 million. Based on its historical experience, management believes that a significant portion of such deposits will remain with the Company, however, there can be no assurance that the Company can retain all such deposits. Management believes, however, that loan repayment and other sources of funds will be adequate to meet the Company's foreseeable short- and long-term liquidity needs.
     During the fiscal year ended September 30, 1997, the Company completed the purchase and remodeling of an existing building for use as a branch office located in Des Moines, Iowa, at an approximate cost of $752,000. During the fiscal year ended September 30, 1996, the Company completed a major remodeling of its main office building located in Storm Lake, Iowa, at an approximate cost of $911,000. During the fiscal year ended September 30, 1995, the Company completed an upgrade of its data processing system at an approximate cost of $300,000. The source of funds for capital improvements of this type is from the normal operations of the Company.
     On September 20, 1993, the Bank converted from a federally chartered mutual savings and loan association to a federally chartered stock savings bank. At that time, a liquidation account was established for the benefit of eligible account holders who continue to maintain their account with the Bank after the conversion. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits. At September 30, 1997, the liquidation account approximated $3.2 million.
     Under the Financial Institution's Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") and the Federal Deposit Insurance Act of 1991 ("FDICIA"), the capital requirements applicable to all financial institutions, including First Federal and Security, were substantially increased. First Federal and Security are in full compliance with the fully phased-in capital requirements. (See note 14 of Notes to Consolidated Financial Statements).

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

Impact of New Accounting  Standards
Several new accounting standards have been issued by the Financial Accounting Standards Board ("FASB") that will apply to the Company for the year ending September 30, 1998 or 1999.
   SFAS No. 128, "Earnings Per Share," revises the accounting requirements for calculating earnings per share. Basic earnings per share for the quarter ended December 31, 1997 and later will be calculated solely on average common shares outstanding. Diluted earnings per share will reflect the potential dilution effect of stock options and other common stock equivalents. All prior calculations will be restated to be comparable to the new methods. As the Company has dilution from stock options, the new calculation methods will increase basic earnings per share over what otherwise would have been reported as primary earnings per share, while there will be little effect on fully diluted earnings per share.
   SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Income tax effects must also be shown. This statement is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 130 is not expected to have a material impact on the results of operations or financial condition of the Company.
   SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. The adoption of SFAS No. 131 is not expected to have a material impact on the results of operations or financial condition of the Company.

Report of Independent Auditors

BOARD OF DIRECTORS
FIRST MIDWEST FINANCIAL, INC. AND SUBSIDIARIES
STORM LAKE, IOWA

We have audited the accompanying consolidated balance sheets of First Midwest Financial, Inc. and Subsidiaries (the "Company") as of September 30, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of the Company for the year ended September 30, 1995 were audited by other auditors whose report dated November 17, 1995 expressed an unqualified opinion on those statements.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated finan-cial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 1997 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Crowe, Chizek and Company LLP
South Bend, Indiana
October 10, 1997

First Midwest Financial, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

September 30, 1997 and 1996

Assets                                                                           1997              1996
   Cash and due from banks ...................................              $     875,169     $    736,979
   Interest-bearing deposits in other financial institutions -
       short-term.............................................                 10,709,907        4,743,636
   Federal funds sold.........................................                  1,267,350        8,848,037
                                                                            -------------     ------------
       Total cash and cash equivalents........................                 12,852,426       14,328,652
   Interest-bearing deposits in other financial institutions
       (cost approximates market value).......................                    200,000          300,000
   Securities available for sale......................                        115,985,045      109,491,558
   Loans receivable, net of allowance for loan losses
       of $2,379,091 in 1997 and $2,356,113 in 1996...........                254,640,971      243,533,519
   Federal Home Loan Bank (FHLB) stock, at cost...............                  5,629,300        5,524,700
   Accrued interest receivable........................                          5,366,109        5,029,047
   Premises and equipment, net........................                          4,176,311        3,680,332
   Foreclosed real estate, net of allowances of $-0- in 1997 and
       $5,000 in 1996.........................................                    156,300           86,818
   Other assets...............................................                  5,582,116        6,033,672
                                                                            -------------     ------------
       Total assets...........................................               $404,588,578     $388,008,298
                                                                             ============     ============

Liabilities and Shareholders' Equity
Liabilities
   Noninterest-bearing demand deposits........................              $   5,572,296    $   5,452,911
   Savings, NOW and money market demand deposits..............                 49,838,735       49,358,478
   Other time certificates of deposit.........................                190,704,667      178,594,337
                                                                            -------------     ------------
       Total deposits.........................................                246,115,698      233,405,726
   Advances from FHLB.........................................                107,426,225      102,287,803
   Securities sold under agreements to repurchase.............                  1,800,000        2,789,918
   Other borrowings...........................................                  2,900,000        1,400,000
   Advances from borrowers for taxes and insurance............                    449,487          490,243
   Accrued interest payable...................................                  1,065,746        1,271,465
   Accrued expenses and other liabilities.....................                  1,354,418        3,153,441
                                                                            -------------     ------------
       Total liabilities......................................                361,111,574      344,798,596

Shareholders' Equity
   Preferred stock, 800,000 shares authorized; none issued....                          -                -
   Common stock, $.01 par value; 5,200,000 shares authorized;
       2,957,999 shares issued and 2,698,904 shares outstanding
       at September 30, 1997; 1,990,495 shares issued and
       1,945,735 shares outstanding at September 30, 1996.....                     29,580           19,905
   Additional paid-in capital.................................                 20,984,754       20,862,551
   Retained earnings - substantially restricted...............                 26,427,657       23,748,383
   Net unrealized appreciation on securities available for sale,
       net of tax of $568,013 in 1997 and $18,324 in 1996.....                    960,371           28,698
   Unearned Employee Stock Ownership Plan shares..............                  (567,200)        (767,200)
   Treasury stock, 259,095 and 44,760 common shares,
       at cost, at September 30, 1997 and 1996, respectively..                (4,358,158)        (682,635)
                                                                            -------------     ------------
          Total shareholders' equity..........................                 43,477,004       43,209,702
                                                                            -------------     ------------
              Total liabilities and shareholders' equity......              $ 404,588,578     $388,008,298
                                                                            =============     ============

The accompanying notes are an integral part of these consolidated financial statements.

First Midwest Financial, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME

Years ended September 30, 1997, 1996 and 1995

                                                                1997             1996             1995
Interest and dividend income
   Loans receivable, including fees..................      $ 22,432,828     $ 18,567,097     $ 13,768,064
   Securities available for sale.....................         6,185,385        5,437,734        7,015,145
   Dividends on FHLB stock...........................           386,462          332,634          270,261
                                                           ------------     ------------     ------------
                                                             29,004,675       24,337,465       21,053,470

Interest expense
   Deposits..........................................        11,982,913        9,766,586        8,245,227
   FHLB advances and other borrowings................         5,076,144        4,212,024        3,403,497
                                                           ------------     ------------     ------------
                                                             17,059,057       13,978,610       11,648,724
                                                           ------------     ------------     ------------

Net interest income..................................        11,945,618       10,358,855        9,404,746

Provision for loan losses............................           120,000          100,000          250,000
                                                           ------------     ------------     ------------

Net interest income after provision for loan losses..        11,825,618       10,258,855        9,154,746

Noninterest income
   Loan fees and service charges.....................         1,108,233          830,256          712,345
   Gain on sales of securities available for sale, net          216,614           79,317        1,070,247
   Gain (loss) on sales of foreclosed real estate, net           (6,722)          (8,630)               -
   Brokerage commissions.............................            69,379          292,189          297,777
   Other income......................................           313,168          226,163          206,101
                                                           ------------     ------------     ------------
                                                              1,700,672        1,419,295        2,286,470

Noninterest expense
   Employee compensation and benefits................         4,341,038        3,732,839        3,400,190
   Occupancy and equipment expense...................         1,006,190          668,784          432,571
   SAIF deposit insurance special assessment.........                 -        1,265,996                -
   SAIF deposit insurance premium....................           220,849          433,367          404,306
   Data processing expense...........................           321,369          289,390          291,961
   Other expense..............................                1,492,819        1,177,886        1,047,149
                                                           ------------     ------------     ------------
                                                              7,382,265        7,568,262        5,576,177
                                                           ------------     ------------     ------------

Income before income taxes...........................         6,144,025        4,109,888        5,865,039

Income tax expense...................................         2,502,069        1,696,323        2,320,687
                                                           ------------     ------------     ------------

Net income...........................................      $  3,641,956     $  2,413,565     $  3,544,352
                                                           ============     ============     ============

Earnings per common and common equivalent share
   Primary and fully diluted:
       Net income....................................      $       1.27     $        .89     $       1.33
                                                           ============     ============     ============

The accompanying notes are an integral part of these consolidated financial statements.

First Midwest Financial, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

         Years ended September 30, 1997, 1996 and 1995

                                                                                                       Net Unrealized
                                                                                                         Appreciation
                                                                                                        (Depreciation)
                                                                                                        on Securities
                                                                     Additional                            Available
                                                     Common           Paid-in          Retained            For Sale,
                                                     Stock            Capital          Earnings           Net of Tax
Balance at October 1, 1994 .................     $     19,915      $ 18,955,192      $ 19,051,322          $ (86,964)
   Purchase of 61,712 common shares
      of treasury stock ....................             --                --                --                --
   32,820 common shares committed to be
      released under the ESOP ..............             --              87,789              --                --
   Amortization of recognition and retention
      plan common shares and tax benefit
      of restricted stock under plan .......             --             267,064              --                --
   Cash dividends declared on common stock
      ($.20 per share) .....................             --                --            (515,095)             --
   Net change in unrealized appreciation
      (depreciation) on securities available
      for sale, net of tax of $383,758 .....             --                --                --             658,528
   Net income for the year ended
      September 30, 1995 ...................             --                --           3,544,352              --
                                                 ------------      ------------      ------------           -------
Balance at September 30, 1995 ..............           19,915        19,310,045        22,080,579           571,564

   Purchase of 41,910 common shares of
      treasury stock .......................             --                --                --                --
   Retirement of 958 common shares .........              (10)               10              --                --
   30,000 common shares committed to
      be released under the ESOP ...........             --             303,524              --                --
   Amortization of recognition and retention
      plan common shares and tax benefit
      of restricted stock under the plan ...             --             168,120              --                --
   Cash dividends declared on common stock
      ($.29 per share) .....................             --                --            (745,761)             --
   Issuance of 171,158 common shares from
      treasury stock in connection with
      acquisition of Central West
      Bancorporation .......................             --           1,192,990              --                --
   Issuance of 9,450 common shares from
      treasury stock due to exercise of
      stock options ........................             --            (112,138)             --                --
   Net change in unrealized appreciation
      (depreciation) on securities available
      for sale, net of tax of ($321,866) ...             --                --                --            (542,866)
   Net income for the year ended
      September 30, 1996 ...................             --                --           2,413,565              --
                                                 ------------      ------------      ------------           -------
Balance at September 30, 1996 ..............           19,905        20,862,551        23,748,383            28,698


                                                     Unearned
                                                     Employee
                                                      Stock                             Total
                                                    Ownership        Treasury        Shareholders'
                                                   Plan Shares         Stock            Equity
Balance at October 1, 1994 .................     $ (1,186,000)     $ (2,070,177      $ 34,683,288
   Purchase of 61,712 common shares
      of treasury stock ....................             --            (932,030)         (932,030)
   32,820 common shares committed to be
      released under the ESOP ..............          218,800              --             306,589
   Amortization of recognition and retention
      plan common shares and tax benefit
      of restricted stock under plan .......             --                --             267,064
   Cash dividends declared on common stock
      ($.20 per share) .....................             --                --            (515,095)
   Net change in unrealized appreciation
      (depreciation) on securities available
      for sale, net of tax of $383,758 .....             --                --             658,528
   Net income for the year ended
      September 30, 1995 ...................             --                --           3,544,352
                                                 ------------      ------------      ------------
Balance at September 30, 1995 ..............         (967,200)       (3,002,207)       38,012,696

   Purchase of 41,910 common shares of
      treasury stock .......................             --            (630,710)         (630,710)
   Retirement of 958 common shares .........             --                --                --
   30,000 common shares committed to
      be released under the ESOP ...........          200,000              --             503,524
   Amortization of recognition and retention
      plan common shares and tax benefit
      of restricted stock under the plan ...             --                --             168,120
   Cash dividends declared on common stock
      ($.29 per share) .....................             --                --            (745,761)
   Issuance of 171,158 common shares from
      treasury stock in connection with
      acquisition of Central West
      Bancorporation .......................             --           2,743,644         3,936,634
   Issuance of 9,450 common shares from
      treasury stock due to exercise of
      stock options ........................             --             206,638            94,500
   Net change in unrealized appreciation
      (depreciation) on securities available
      for sale, net of tax of ($321,866) ...             --                --            (542,866)
   Net income for the year ended
      September 30, 1996 ...................             --                --           2,413,565
                                                 ------------      ------------      ------------
Balance at September 30, 1996 ..............         (767,200)         (682,635)       43,209,702

First Midwest Financial, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (continued)

         Years ended September 30, 1997, 1996 and 1995

                                                                                                       Net Unrealized
                                                                                                        Appreciation
                                                                                                       (Depreciation)
                                                                                                        on Securities
                                                                     Additional                            Available
                                                     Common           Paid-in          Retained             For Sale,
                                                     Stock            Capital          Earnings            Net of Tax
Balance at September 30, 1996 ..............     $     19,905      $ 20,862,551      $ 23,748,383      $     28,698

   Purchase of 248,419 common shares of
      treasury stock .......................             --                --                --                --
   Retirement of 3,474 common shares .......              (35)               35              --                --
   30,000 common shares committed
      to be released under the ESOP ........             --             295,740              --                --
   Amortization of recognition and retention
      plan common shares and tax benefit of
      restricted stock under the plan ......             --              93,401              --                --
   Cash dividends declared on common stock
      ($.36 per share) .....................             --                --            (961,849)             --
   Issuance of 970,978 common shares
      for stock dividend declared on common
      stock, net of cash paid in lieu of
      fractional shares ....................            9,710            (9,710)             (833)             --
   Exchange of 7,263 common shares
      upon exercise of stock options .......             --                --                --                --
   Issuance of 41,347 common shares
      from treasury stock due to exercise
      of stock options .....................             --            (257,263)             --                --
   Net change in unrealized appreciation on
      securities available for sale, net of
      tax of $549,689 ......................             --                --                --             931,673
   Net income for the year ended
      September 30, 1997 ...................             --                --           3,641,956              --
                                                 ------------      ------------      ------------      ------------
Balance at September 30, 1997 ..............     $     29,580      $ 20,984,754      $ 26,427,657      $    960,371
                                                 ============      ============      ============      ============

                                                   Unearned
                                                   Employee
                                                     Stock                              Total
                                                   Ownership         Treasury        Shareholders'
                                                  Plan Shares           Stock           Equity
Balance at September 30, 1996 ..............     $   (767,200)     $   (682,635)     $ 43,209,702


   Purchase of 248,419 common shares of
      treasury stock .......................             --          (4,268,777)       (4,268,777)
   Retirement of 3,474 common shares .......             --                --                --
   30,000 common shares committed
      to be released under the ESOP ........          200,000              --             495,740
   Amortization of recognition and retention
      plan common shares and tax benefit of
      restricted stock under the plan ......             --                --              93,401
   Cash dividends declared on common stock
      ($.36 per share) .....................             --                --            (961,849)
   Issuance of 970,978 common shares
      for stock dividend declared on common
      stock, net of cash paid in lieu of
      fractional shares ....................             --                --                (833)
   Exchange of 7,263 common shares
      upon exercise of stock options .......             --            (175,445)         (175,445)
   Issuance of 41,347 common shares
      from treasury stock due to exercise
      of stock options .....................             --             768,699           511,436
   Net change in unrealized appreciation on
      securities available for sale, net of
      tax of $549,689 ......................             --                --             931,673
   Net income for the year ended
      September 30, 1997 ...................             --                --           3,641,956
                                                 ------------      ------------      ------------
Balance at September 30, 1997 ..............     $   (567,200)     $ (4,358,158)     $ 43,477,004
                                                 ============      ============      ============

The accompanying notes are an integral part of these consolidated financial statements.

First Midwest Financial, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended September 30, 1997, 1996 and 1995

                                                                         1997               1996               1995
Cash flows from operating activities
   Net income ................................................     $   3,641,956      $   2,413,565      $   3,544,352
   Adjustments to reconcile net income to net cash
       from operating activities
           Depreciation, amortization and accretion, net .....         1,092,782            907,721            697,879
           Provision for loan losses .........................           120,000            100,000            250,000
           Provision for losses on foreclosed real estate ....              --               20,000               --
           Gain on sales of securities available for sale, net          (216,614)           (79,317)        (1,070,247)
           Proceeds from the sales of loans held for sale ....         3,592,055          1,064,000               --
           Originations of loans held for sale ...............        (3,592,055)        (1,064,000)              --
           Stock dividends from FHLB stock ...................              --              (78,900)              --
           (Gain) loss on sales of office property, net ......              --              (24,739)              --
           (Gain) loss on sales of foreclosed real estate, net             6,722              8,630               --
           Net change in
              Interest receivable ............................          (337,062)        (1,406,034)          (504,937)
              Other assets ...................................           223,344           (399,200)           (55,643)
              Accrued interest payable .......................          (205,719)           348,940            (47,662)
              Accrued expenses and other liabilities .........        (2,348,712)         1,689,497           (122,777)
                                                                   -------------      -------------      -------------
                  Net cash from operating activities .........         1,976,697          3,500,163          2,690,965

Cash flows from investing activities
   Net change in interest-bearing deposits in other
       financial institutions ................................           100,000           (300,000)              --
   Purchase of securities available for sale .................       (67,569,576)      (120,994,759)       (31,580,132)
   Purchase of securities held to maturity ...................              --                 --          (11,888,625)
   Proceeds from sales of securities available for sale ......           804,067            366,829         49,445,258
   Proceeds from maturities and principal repayment of
       securities available for sale .........................        61,943,630         95,068,472         29,105,289
   Proceeds from maturities and principal repayment of
       mortgage-backed securities held to maturity ...........              --                 --               27,205
   Loans purchased ...........................................       (29,819,316)       (24,975,540)       (19,211,940)
   Net change in loans .......................................        18,519,590         (3,599,754)        (4,280,762)
   Proceeds from sales of foreclosed real estate .............            93,453            132,842             78,738
   Purchase of FHLB stock ....................................          (104,600)        (1,355,100)          (899,800)
   Purchase of Iowa Bancorp, Inc., net of cash received ......              --           (5,217,265)              --
   Purchase of Central West Bancorporation, net of cash
       received ..............................................              --             (229,430)              --
   Purchase of premises and equipment, net ...................          (842,423)          (845,380)          (581,126)
   Proceeds from sales of assets .............................              --               72,925               --
                                                                   -------------      -------------      -------------
           Net cash from investing activities ................       (16,875,175)       (61,876,160)        10,214,105

First Midwest Financial, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

Years ended September 30, 1997, 1996 and 1995

                                                                1997              1996                1995
Cash flows from financing activities
   Net change in noninterest-bearing demand,
       savings, NOW, and money market demand deposits     $     599,642      $    (295,265)     $  (5,082,644)
   Net change in other time deposits ................        12,110,330         18,548,037            708,934
   Proceeds from advances from FHLB .................       143,000,000        210,000,000        246,000,000
   Repayments of advances from FHLB .................      (137,861,578)      (160,510,585)      (255,209,677)
   Net change in securities sold under agreements
       to repurchase ................................          (989,918)         1,640,000            240,000
   Net change in other borrowings ...................         1,500,000               --                 --
   Net change in advances from borrowers for taxes
       and insurance ................................           (40,756)           (11,279)            70,919
   Cash dividends paid ..............................          (962,682)          (745,761)          (515,095)
   Proceeds from exercise of stock options ..........           335,991             94,500               --
   Purchase of treasury stock .......................        (4,268,777)          (630,710)          (932,030)
                                                          -------------      -------------      -------------
          Net cash from financing activities ........        13,422,252         68,088,937        (14,719,593)

Net change in cash and cash equivalents .............        (1,476,226)         9,712,940         (1,814,523)

Cash and cash equivalents at beginning of year ......        14,328,652          4,615,712          6,430,235
                                                          -------------      -------------      -------------
Cash and cash equivalents at end of year ............     $  12,852,426      $  14,328,652      $   4,615,712
                                                          =============      =============      =============

Supplemental disclosure of cash flow information
   Cash paid during the year for:
       Interest .....................................     $  17,264,776      $ 13,629,670        $ 11,696,386
       Income taxes .................................         2,415,042          1,736,192          2,366,886
Supplemental schedule of non-cash investing and
   financing activities
       Loans transferred to foreclosed real estate ..     $     169,657      $     220,474      $     129,408
       Issuance of common stock for purchase of
          Central West Bancorporation ...............              --            3,936,634               --


The accompanying notes are an integral part of these consolidated financial statements.

First Midwest Financial, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SEPTEMBER 30, 1997, 1996 AND 1995

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation:
The consolidated financial statements include the accounts of First Midwest Financial, Inc., a bank holding company located in Storm Lake, Iowa, (the "Company") and its wholly-owned subsidiaries which include First Federal Savings Bank of the Midwest (the "Bank" or "First Federal"), Security State Bank ("Security"), First Services Financial Limited, which offers brokerage services and non-insured investment products and Brookings Service Corporation. All significant intercompany balances and transactions have been eliminated.

Nature  of  Business,   Concentration   of  Credit  Risk  and  Industry  Segment
Information:
The primary source of income for the Company is the purchase or origination of commercial, commercial real estate, and residential real estate loans. See Note 4 for a discussion of concentrations of credit risk. The Company accepts deposits from customers in the normal course of business primarily in northwest and central Iowa and eastern South Dakota. The Company operates primarily in the banking industry which accounts for more than 90% of its revenues, operating income and assets.

Assets held in trust or fiduciary capacity are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements. At September 30, 1997 and 1996, trust assets totaled approximately $12,392,000 and $10,172,000, respectively.

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

Certain Significant  Estimates:
The allowance for loan losses, deferred income tax provisions, fair values of securities and other financial instruments, the determination and carrying value of impaired loans, goodwill amortization and depreciation of premises and equipment, involve certain significant estimates made by management. These estimates are reviewed by management routinely and it is reasonably possible that circumstances that exist at September 30, 1997 may change in the near-term future and that the effect could be material to the financial statements.

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

Securities:
The Company classifies securities into held to maturity, available for sale and trading categories. Held to maturity securities are those which the Company has the positive intent and ability to hold to maturity, and are reported at amortized cost. Available for sale securities are those the Company may decide to sell if needed for liquidity, asset-liability management or other reasons. Available for sale securities are reported at fair value, with unrealized gains and losses included as a separate component of shareholders' equity, net of tax. Trading securities are bought principally for sale in the near term, and are reported at fair value with unrealized gains and losses included in earnings.
   In May 1995, all securities previously designated as held to maturity, including mortgage-backed securities, were transferred to the available for sale category. The Company does not have any securities classified as held to maturity or trading at September 30, 1997 or 1996. Although the Company does not have a current intent to sell the securities available for sale, and it is management's opinion that the Company has the ability to hold these securities to maturity, management considers the designation as available for sale to provide flexibility in adjusting the composition of the securities portfolio as may become desirable in the future.
   Gains and losses on the sale of securities are determined using the specific identification method based on amortized cost and are reflected in results of operations at the time of sale. Interest and dividend income, adjusted by amortization of purchase premium or discount over the estimated life of the security using the level yield method, is included in earnings.

Loans Held for Sale:
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

Loan Servicing Rights:
Effective October 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights." This
Statement changed the accounting for mortgage servicing rights retained by a loan originator. Under this standard, if the originator sells or securitizes mortgage loans and retains the related servicing rights, the total cost of the mortgage loan is allocated between the loan (without the servicing rights) and the servicing rights, based on their relative fair values. Under prior practice, all such costs were assigned to the loan. The costs allocated to mortgage servicing rights are now recorded as a separate asset and are amortized in proportion to, and over the life of, the net servicing income. The carrying value of the mortgage servicing rights are periodically evaluated for impairment. The effect of adopting the statement was not material.

Loans Receivable:
Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.
   Premiums or discounts on purchased loans are amortized to income using the level yield method over the remaining period to contractual maturity, adjusted for anticipated prepayments.
   Interest income on loans is accrued over the term of the loans based upon the amount of principal outstanding except when serious doubt exists as to the collectibility of a loan, in which case the accrual of interest is discontinued. Interest income is subsequently recognized only to the extent that cash payments are received until, in management`s judgment, the borrower has the ability to make contractual interest and principal payments, in which case the loan is returned to accrual status.

Loan Origination Fees, Commitment Fees, and Related Costs:
Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method.

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

   SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, was adopted effective October 1, 1995 and requires recognition of loan impairment. Loans are considered impaired if full principal or interest payments are not anticipated in accordance with the contractual loan terms. Impaired loans are carried at the present value of expected future cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans if the value of such loans is deemed to be less than the unpaid balance. If these allocations cause the allowance for loan losses to require an increase, such increase is reported as a component of the provision for loan losses. The effect of adopting these standards was not material to the consolidated financial statements.
   Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans, and automobile, manufactured homes, home equity and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of 90 days or more. Nonaccrual loans are often also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible. The nature of disclosures for impaired loans is considered generally comparable to prior nonaccrual and renegotiated loans and non-performing and past due asset disclosures.

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

Income Taxes:
The Company records income tax expense based on the amount of taxes due on its tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Premises and Equipment:
Land is carried at cost. Buildings, furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization computed principally by using the straight-line method over the estimated useful lives of the assets ranging from 3 to 40 years. These assets are reviewed for impairment under SFAS No. 121 when events indicate the carrying amount may not be recoverable.

Employee  Stock  Ownership  Plan:
The Company accounts for its employee stock ownership plan ("ESOP") in accordance with AICPA Statement of Position ("SOP") 93-6. Under SOP 93-6, the cost of shares issued to the ESOP, but not yet allocated to participants, are presented in the consolidated balance sheets as a reduction of shareholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to additional paid-in capital. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends are not paid on unearned ESOP shares.
     ESOP shares are considered outstanding for earnings per share calculations as they are committed to be released; unearned shares are not considered outstanding.

Financial  Instruments with  Off-Balance-Sheet  Risk:
The Company, in the normal course of business, makes commitments to make loans which are not reflected in the financial statements. A summary of these commitments is disclosed in Note 15.

Intangible Assets:
Goodwill arising from the acquisition of subsidiary banks is amortized over 15 years using the straight-line method. As of September 30, 1997 and 1996, unamortized goodwill totaled approximately $4,862,747 and $5,090,958, respectively. Amortization expense was $363,923, $170,070 and $125,160 for the years ended September 30, 1997, 1996 and 1995.

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

Stock  Dividends:
Common share amounts related to the ESOP plan, stock compensation plans and earnings and dividends per share disclosures have been restated for the three for two stock split effected in the form of a 50% stock dividend which was paid on January 2, 1997.

Earnings Per Share:
Earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding and common share equivalents which would arise from considering dilutive stock options, less ESOP shares not committed to be released. The difference between primary and fully diluted earnings per share is not material. The weighted average number of shares for calculating fully diluted earnings per common share is:


----------------------------------------------------------------------------------------
                       Year ended September 30,        1997         1996        1995
   Fully diluted                                     2,878,718    2,698,459   2,670,888


Reclassifications:
Certain amounts in the 1996 and 1995 consolidated financial statements were reclassified to conform with the 1997 presentation.

Stock Compensation:
Expense for employee compensation under stock option plans is based on Accounting Principles Board ("APB") Opinion 25, with expense reported only if options are granted below market price at grant date. If applicable, disclosures of net income and earnings per share are provided as if the fair value method of SFAS No. 123 were used for stock-based compensation.

Impact of New Accounting Standards:
SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. Several transactions common to banking are affected by SFAS No. 125, including servicing of loans and other financial assets, repurchase agreements, loan participations, asset securitizations, and transfers of receivables with recourse. This statement was effective for some transactions occurring after December 31, 1996, and will be effective for others in 1998. The impact of partial adoption in 1997 was not material to the 1997 consolidated financial statements and the impact of the complete adoption in 1998 is also not expected to be material to the Company's consolidated financial statements.

NOTE 2 - ACQUISITIONS
On December 29, 1995, the Company acquired 100% of the common stock of Iowa Bancorp, Inc. ("Iowa Bancorp"), and its wholly-owned subsidiary, Iowa Savings Bank, a federal savings bank, in a purchase transaction with $25 million in assets. Each share of Iowa Bancorp's common stock was exchanged for $20.39 in cash. The Company paid approximately $8 million. Iowa Bancorp's results of operations are included in the consolidated income statement of the Company beginning as of the purchase date.
   Presented below are the consolidated proforma results of operations of the Company for the years ended September 30, 1996 and 1995, assuming the Iowa Bancorp acquisition had occurred as of the beginning of each fiscal year.

------------------------------------------------------------------------------------------
                                                              1996                 1995
   Net interest income                                  $  10,467,578        $   9,872,849
   Net income                                               2,268,794            3,569,052
   Earnings per common and common equivalent share
      Fully diluted:
           Net income                                           $ .84                $1.33

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

---------------------------------------------------------------------------------------------------------
                                                                             1996                 1995
   Net interest income                                                $   11,326,730       $   10,265,360
   Net income                                                              2,410,218            3,481,751
   Earnings per common and common equivalent share
          Fully diluted:
              Net income                                                       $ .81                $1.19

NOTE 3 - SECURITIES
Year end securities available for sale were as follows:

---------------------------------------------------------------------------------------------------------
                                                                  Gross           Gross
                                               Amortized       Unrealized      Unrealized          Fair
1997                                              Cost            Gains          Losses            Value
Debt securities
   Obligations of states and
       political subdivisions               $    1,367,421    $    26,299     $   (3,775)   $   1,389,945
   U.S. Government
       and federal agencies                     68,129,132        543,889       (188,059)      68,484,962
   Mortgage-backed securities                   43,644,377        882,930       (102,162)      44,425,145
                                            --------------    -----------     ----------    -------------
                                               113,140,930      1,453,118       (293,996)     114,300,052
Marketable equity securities                     1,315,731        369,652           (390)       1,684,993
                                            --------------    -----------     ----------    -------------

                                             $ 114,456,661    $ 1,822,770     $ (294,386)   $ 115,985,045
                                             =============    ===========     ==========    =============

---------------------------------------------------------------------------------------------------------
                                                                  Gross          Gross
                                               Amortized       Unrealized     Unrealized          Fair
1996                                             Cost             Gains         Losses            Value
Debt securities
   Obligations of states and
       political subdivisions                $   1,392,354    $         -   $          -    $   1,392,354
   U.S. Government
       and federal agencies                     69,595,584         63,693       (450,111)      69,209,166
   Corporate obligations                           199,971          2,466              -          202,437
   Mortgage-backed securities                   35,278,943        633,751       (326,380)      35,586,314
                                             -------------    -----------   ------------    -------------
                                               106,466,852        699,910       (776,491)     106,390,271
Marketable equity securities                     2,977,684        125,983         (2,380)       3,101,287
                                             -------------    -----------   ------------    -------------

                                             $ 109,444,536    $   825,893   $   (778,871)   $ 109,491,558
                                             =============    ===========   ============    =============

   The amortized cost and fair value of debt securities by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

---------------------------------------------------------------------------------------------------------
September 30, 1997
                                                                           Amortized              Fair
                                                                             Cost                Value
Due in one year or less                                                $  15,544,879        $  15,591,657
Due after one year through five years                                     23,537,354           23,483,675
Due after five years through ten years                                    30,414,320           30,799,575
                                                                       -------------        -------------
                                                                          69,496,553           69,874,907
Mortgage-backed securities                                                43,644,377           44,425,145
                                                                       -------------        -------------
                                                                       $ 113,140,930        $ 114,300,052
                                                                       =============        =============

   Activities related to the sale of securities available for sale and mortgage-backed securities available for sale are summarized as follows:

---------------------------------------------------------------------------------------------------------------------------
September 30, 1997
                                                                        1997         1996           1995
   Proceeds from sales                                              $ 804,067    $ 366,829   $ 49,445,258
   Gross gains on sales                                               216,614       79,317      1,070,247

   In May 1995, the Company reclassified all securities, including mortgage-backed securities, previously designated as held to maturity to the available for sale category. The reclassification was performed after consideration by management of a pending regulatory policy clarification in regard to the measurement of interest sensitivity of floating-rate mortgage-backed securities. It was management's opinion that the pending regulatory policy clarification provided sufficient potential risk to the market value of this type of security to warrant reclassification of the securities held by the Company to the available for sale designation. The amortized cost and approximate fair value of securities and mortgage-backed securities that were transferred to the available for sale category were $77,832,845 and $78,948,854, respectively.

NOTE 4 - LOANS RECEIVABLE, NET
   Year end loans receivable were as follows:

--------------------------------------------------------------------------------------------------------
   One to four family residential mortgage loans:                            1997                1996
       Insured by FHA or guaranteed by VA                             $      388,589      $      502,786
       Conventional                                                       73,514,864          77,973,057
   Construction                                                           21,263,847           7,819,129
   Commercial and multi-family real estate loans                          74,869,777          85,157,278
   Agricultural real estate loans                                         11,732,395          11,068,059
   Commercial business loans                                              18,456,004          15,468,175
   Agricultural business loans                                            38,650,322          30,364,235
   Consumer loans                                                         27,397,629          20,427,632
                                                                      --------------       -------------
                                                                         266,273,427         248,780,351
   Less:  Allowance for loan losses                                      (2,379,091)         (2,356,113)
         Undistributed portion of loans in process                       (8,700,400)         (2,240,373)
         Net deferred loan origination fees                                (552,965)           (650,346)
                                                                      --------------       -------------
                                                                       $ 254,640,971       $ 243,533,519
                                                                       =============       =============

Activity in the allowance for loan losses for the years ended September 30 was as follows:

---------------------------------------------------------------------------------------------------------
                                                                 1997             1996             1995
   Beginning balance                                     $    2,356,113   $    1,649,520   $    1,442,077
   Provision for loan losses                                    120,000          100,000          250,000
   Recoveries                                                    25,638                -                -
   Iowa Bancorp allowance at acquisition date                         -          132,500                -
   Central West allowance at acquisition date                         -          563,310                -
   Charge-offs                                                 (122,660)         (89,217)         (42,557)
                                                         --------------   --------------   --------------
   Ending balance                                        $    2,379,091   $    2,356,113   $    1,649,520
                                                         ==============   ==============   ==============

   Virtually  all of the  Company's  originated  loans  are to  Iowa  and  South
Dakota-based individuals and organizations. The Company's purchased loans totalled approximately $75,851,000 at September 30, 1997 and were secured by properties located, as a percentage of total loans, as follows: 6% in Wisconsin, 5% in Washington, 3% in Minnesota, 2% in Iowa, 2% in North Dakota, and the remaining 10% in seventeen other states. The Company's purchased loans totalled approximately $76,444,000 at September 30, 1996 and were secured by properties located, as a percentage of total loans, as follows: 8% in Wisconsin, 5% in Minnesota, 4% in Iowa, 2% in South Dakota, 2% in New York, 2% in Nebraska, 2% in North Dakota and the remaining 7% in thirteen other states.
   The Company originates and purchases commercial real estate loans. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production. The Company's commercial real estate loans include approximately $10,776,000 and $8,766,000 of loans secured by nursing homes at September 30, 1997 and 1996, respectively. The remainder of the commercial real estate portfolio is diversified by industry. The Company's policy for requiring collateral and guarantees varies with the creditworthiness of each borrower.

   The amount of restructured and related party loans as of September 30, 1997 and 1996 were not significant. The amount of non-accruing loans as of September 30, 1997 and 1996 were $2,875,000 and $2,646,000, respectively.

Impaired loans were as follows:

---------------------------------------------------------------------------------------------------------------------------
                                                                             1997                1996
   Year end loans with no allowance for loan losses
       allocated                                                     $             -       $   1,623,000
   Year end loans with allowance for loan losses allocated                 2,131,692                   -
   Amount of the allowance allocated                                         337,600                   -

   Average of impaired loans during the year                               1,707,690             405,000
   Interest income recognized during impairment                               49,000              78,000
   Cash-basis interest income recognized                                      49,000              78,000

NOTE 5 - FORECLOSED REAL ESTATE
   Year end foreclosed real estate was as follows:

----------------------------------------------------------------------------------------------
                                                                         1997            1996
   Foreclosed real estate                                            $  156,300     $   91,818
   Less:  Allowance for foreclosed real estate losses                         -         (5,000)
                                                                     ----------     ----------
                                                                     $  156,300     $   86,818
                                                                     ==========     ==========

Activity in the allowance for foreclosed real estate losses for the years ended September 30 was as follows:

-------------------------------------------------------------------------------------------
                                                            1997         1996        1995
   Balance, beginning of period                        $   5,000    $        -    $     -
   Provision for losses on foreclosed real estate              -        20,000          -
   Less:  Losses charged against allowance                (5,000)      (15,000)         -
                                                       ----------   ----------    -------
   Balance, end of period                              $       -    $    5,000    $     -
                                                       ========     ==========    ======

NOTE 6 - LOAN SERVICING
Mortgage loans serviced for others are not reported as assets. The unpaid principal balances of these loans at year end were as follows:

---------------------------------------------------------------------------------------------------------
                                                                             1997                1996
   Mortgage loan portfolios serviced
       for FNMA....                                                   $    4,884,000      $    1,748,000
                                                                      ==============      ==============

   Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $19,000 and $48,000 at September 30, 1997 and 1996, respectively.

NOTE 7 - PREMISES AND  EQUIPMENT,  NET
   Year end premises and  equipment  were as follows:

---------------------------------------------------------------------------------------------------------------------------
                                                                             1997                1996

   Land                                                               $      535,233      $      535,233
   Buildings                                                               4,607,698           3,979,312
   Furniture, fixtures and equipment                                       2,292,295           2,078,258
                                                                      --------------      --------------
                                                                           7,435,226           6,592,803
   Less accumulated depreciation                                          (3,258,915)         (2,912,471)
                                                                      --------------      --------------
                                                                      $    4,176,311      $    3,680,332
                                                                      ==============      ==============

     Depreciation of premises and equipment included in occupancy and equipment expense was $346,444, $214,201 and $134,733 for the years ended September 30, 1997, 1996 and 1995.

NOTE 8 - DEPOSITS
Short-term jumbo certificates of deposit in denominations of $100,000 or more was approximately $14,472,000 and $12,463,000 at year end 1997 and 1996.
   At September 30, 1997, the scheduled maturities of certificates of deposit were as follows for the years ended September 30:

   1998                                                          $ 118,117,383
   1999                                                             51,100,428
   2000                                                             19,125,371
   2001                                                              1,871,026
   2002 and thereafter                                                 490,459
                                                                 -------------
                                                                 $ 190,704,667
                                                                 =============

NOTE 9 - ADVANCES FROM FEDERAL HOME LOAN BANK
At September 30, 1997, advances from the FHLB of Des Moines with fixed and variable rates ranging from 4.96% to 7.82% mature in the year ending September 30 as follows:

   1998                                                          $ 57,550,000
   1999                                                            12,200,000
   2000                                                            14,600,000
   2001                                                             7,200,000
   2002 and thereafter                                             15,876,225
                                                                 -------------
                                                                 $107,426,225
                                                                 ============

   The Bank has executed a blanket pledge whereby the Bank assigns, transfers and pledges to the FHLB and grants to the FHLB a security interest in all property now or hereafter owned. However, the Bank has the right to use, commingle and dispose of the collateral it has assigned to the FHLB. Under the agreement, the Bank must maintain "eligible collateral" that has a "lending value" at least equal to the "required collateral amount", all as defined by the agreement.
   At year end 1997 and 1996, the Bank pledged securities with amortized costs of approximately $83,544,000 and $61,163,000 and fair values of approximately $84,261,000 and $60,605,000 against specific FHLB advances. In addition, qualifying mortgage loans of approximately $65,305,000 and $69,296,000 were pledged as collateral at year end 1997 and 1996.

NOTE 10 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
Year end securities sold under agreements to repurchase totaled $1,800,000 and $2,789,918 for 1997 and 1996. An analysis of securities sold under agreements to repurchase is as follows:

                                                                                     Years ended
---------------------------------------------------------------------------------------------------------
                                                                             1997                 1996
   Highest month-end balance                                           $   2,789,918        $   2,789,918
   Average balance                                                         2,284,590            2,197,611
   Weighted average interest rate during the period                            5.62%                5.56%
   Weighted average interest rate at end of period                             5.79%                5.52%

     At year end 1997, securities sold under agreements to repurchase had maturities ranging from 1 to 57 months with a weighted average maturity of 10 months.
   The  Company  pledged   securities  with  amortized  costs  of  approximately
$2,267,000 and $3,045,000 and fair values of approximately $2,380,000 and $3,117,000, respectively, at year end 1997 and 1996 as collateral for securities sold under agreements to repurchase.

NOTE 11 - OTHER BORROWINGS
Other borrowings at year end 1997 and 1996 consisted of $2,900,000 and $1,400,000 of advances from the Federal Reserve Bank of Chicago. The advances outstanding at year end 1997 had a 5.55% interest rate and were due October 1, 1997. The Company pledged securities with amortized costs of approximately $3,491,000 and $1,983,000 and fair values of approximately $3,507,000 and $1,982,000 at year end 1997 and 1996 as collateral for other borrowings.

NOTE 12 - EMPLOYEE BENEFITS
Profit Sharing Plan:
The profit sharing plan covers substantially all full-time employees and provides for the Company, at its option and subject to a percentage of employee earnings limitation imposed by the Internal Revenue Code, to contribute to a trust created by the plan. Related expense for years ended September 30, 1997, 1996 and 1995 was $-0-, $-0- and $106,188, respectively.

Employee Stock Ownership Plan (ESOP):
The Company maintains an ESOP for eligible employees who have 1,000 hours of employment with the Bank and who have attained age 21. The ESOP borrowed $1,534,100 from the Company to purchase 230,115 shares of the Company's common stock. Collateral for the loan is the unearned shares of common stock purchased with the loan proceeds by the ESOP. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP over a period of 8 years. The interest rate for the loan is 8%. Shares purchased by the ESOP are held in suspense for allocation among participants as the loan is repaid. ESOP expense of $495,740,

$451,500 and $358,613 was recorded for the years ended September 30, 1997, 1996 and 1995. Contributions of $200,000, $200,000 and $218,800 were made to the ESOP during the years ended September 30, 1997, 1996 and 1995.
   Contributions to the ESOP and shares released from suspense in an amount proportional to the repayment of the ESOP loan are allocated among ESOP participants on the basis of compensation in the year of allocation. Benefits generally become 100% vested after seven years of credited service. Prior to the completion of seven years of credited service, a participant who terminates employment for reasons other than death, normal retirement, or disability receives a reduced benefit based on the ESOP's vesting schedule. Forfeitures are reallocated among remaining participating employees, in the same proportion as contributions. Benefits are payable in the form of stock upon termination of employment. The Company's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.
   ESOP participants are entitled to receive distributions from their ESOP accounts only upon termination of service.
   For the years ended September 30, 1997, 1996 and 1995, 30,000, 30,000 and 32,820 shares with an average fair value of $16.52, $15.05 and $10.93 per share, respectively, were committed to be released. Also, for the years ended September 30, 1997, 1996 and 1995, 4,517, 2,858 and 1,915 shares were withdrawn from the
ESOP by participants who are no longer with the company.

Year end ESOP shares are as follows:

---------------------------------------------------------------------------------------------------------
                                                                1997             1996             1995
   Allocated shares                                             135,745          110,262           83,120

   Unearned shares                                               85,080          115,080          145,080
                                                         --------------   --------------   --------------
   Total ESOP shares                                            220,825          225,342          228,200
                                                         ==============   ==============   ==============

   Fair value of unearned shares                         $    1,690,965   $    1,860,460   $    1,934,400
                                                         ==============   ==============   ==============

Stock Option and Incentive Plans: Certain officers and directors of the Bank have been granted options to purchase common stock of the Company pursuant to the 1993 Stock Option and Incentive Plan (the "1993 Plan"). For the year ended September 30, 1997, options on 252 shares were granted at an exercise price of $20.13 per share and expire September 30, 2007. For the year ended September 30, 1996, options on 22,500 shares were granted at an exercise price of $15.00 per share and options on 750 shares were granted at an exercise price of $15.75 per share and expire January 23, 2006 and September 30, 2006, respectively. For the year ended September 30, 1995, options on 5,264 shares were granted at an exercise price of $13.33 per share and expire September 30, 2005. For the year ended September 30, 1994, options on 258,877 shares were granted at an exercise price of $6.67 per share and expire September 20, 2003. During the year ended September 30, 1997, options on 32,473, 1,365 and 9,000 common shares were exercised at $6.67, $13.33 and $15.00, respectively. Options on 14,175 common shares were exercised at $6.67 per share during the year ended September 30, 1996. No options were exercised during the fiscal years ended September 30, 1995 and 1994. As of September 30, 1997, no options have expired under the 1993 Plan.

   Certain officers and directors of the Bank have been granted options to purchase common stock of the Company pursuant to the 1995 Stock Option and Incentive Plan (the "1995 Plan"). For the year ended September 30, 1997, options on 18,000 shares were granted at an exercise price of $17.25 per share, options on 37,500 shares were granted at an exercise price of $17.38 per share and options on 14,178 shares were granted at an exercise price of $20.13 per share. These options expire March 10, 2007, March 25, 2007 and September 30, 2007, respectively. For the year ended September 30, 1996, options on 1,500 shares were granted at an exercise price of $14.75 per share and expire July 25, 2006 and options on 33,990 shares were granted at an exercise price of $15.75 per share and expire September 30, 2006. Options on 9,000 shares were exercised at $15.75 per share during the fiscal year ended September 30, 1997. During the year ended September 30,1997, options on 1,500 shares with an exercise price of $14.75 per share were forfeited. As of September 30, 1997, no options have expired under the 1995 Plan.
   SFAS No. 123, which became effective for 1997, requires proforma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following proforma information presents net income and earnings per share had the fair value method been used to measure compensation cost for stock option plans. The exercise price of options granted is equivalent to the market value of underlying stock at the grant date. Accordingly, compensation cost actually recognized for stock options was $-0-for 1997, 1996 and 1995.
   The fair value of options granted during 1997 and 1996 is estimated using the following weighted-average information: risk-free interest rate of 6.44% and 6.18%, expected life of 7.0 years, expected dividends of 2.02% and 1.90% per year and expected stock price volatility of 18%.

---------------------------------------------------------------------------------------------------------------------------
                                                                              1997                 1996
   Net income as reported                                              $   3,641,956        $   2,413,565
   Proforma net income                                                     3,459,936            2,287,151

   Earnings per share as reported                                           $   1.27              $   .89
   Proforma primary and fully diluted earnings per share                    $   1.20              $   .85

   In future years, the proforma effect of not applying this standard is expected to increase as additional options are granted.
   Stock option plans are used to reward employees and provide them with an additional equity interest. Options are issued for 10 year periods, with 100% vesting generally occurring 48 months after grant date. At year end 1997, 164,535 shares were authorized for future grants. Information about option grants follows:

--------------------------------------------------------------------------------------------------------
                                                                            Number      Weighted-average
                                                                          of options     exercise price
     Outstanding, September 30, 1994                                         258,877       $    6.67
     Granted                                                                   5,264           13.33
     Exercised                                                                     -               -
     Forfeited                                                                     -               -
                                                                             -------
     Outstanding, September 30, 1995                                         264,141            6.80

     Granted                                                                  58,740           15.44
     Exercised                                                               (14,175)           6.67
     Forfeited                                                                     -               -
                                                                             -------
     Outstanding, September 30, 1996                                         308,706            8.45

     Granted                                                                  69,930           17.91
     Exercised                                                               (51,838)           9.87
     Forfeited                                                                (1,500)          14.75
                                                                             -------
     Outstanding, September 30, 1997                                         325,298           10.23
                                                                             =======

   The weighted-average fair value per option for options granted in 1997 and 1996 was $4.15 and $3.52. At year end 1997, options outstanding had a weighted-average remaining life of 7.11 years and a range of exercise price from $6.67 to $20.13.
   Options exercisable at year end are as follows:

---------------------------------------------------------------------------------------------------------------------------
                                                                              Number     Weighted-average
                                                                          of options       exercise price
     1995                                                                    134,703            $6.93
     1996                                                                    242,487            $8.89
     1997                                                                    269,798            $8.77

Management  Recognition  and  Retention  Plans:
The Company granted 7,191 and 106,428 (8,986 of which have been forfeited under terms of the Plan due to termination of service) restricted shares of the Company's common stock on May 23, 1994 and September 20, 1993, respectively, to certain officers of the Bank pursuant to a management recognition and retention plan (the "Plan"). The holders of the restricted stock have all of the rights of a shareholder, except that they cannot sell, assign, pledge or transfer any of the restricted stock during the restricted period. The restricted stock vests at a rate of 25% on each anniversary of the grant date. Expense of $41,947, $117,064 and $208,159 was recorded for these plans for the years ended 1997, 1996 and 1995. There was no remaining unamortized unearned compensation value of the plans at September 30, 1997.

NOTE 13 - INCOME TAXES
The Company, the Bank and Security file a consolidated federal income tax return on a fiscal year basis. Prior to fiscal year 1997, if certain conditions were met in determining taxable income as reported on the consolidated federal income tax return, the Bank was allowed a special bad debt deduction based on a percentage of taxable income

(8% for 1996) or on specified experience formulas. The Bank used the percentage of taxable income method for the tax years ended September 30, 1996 and 1995. Tax legislation passed in August 1996 now requires the Bank to deduct a provision for bad debts for tax purposes based on actual loss experience and recapture the excess bad debt reserve accumulated in tax years beginning after September 30, 1987. The related amount of deferred tax liability which must be recaptured is approximately $1,500,000 and is payable over a six year period beginning no later than the tax year ending September 30, 1999.

   The provision for income taxes consists of:

---------------------------------------------------------------------------------------------------------
                                                                1997             1996             1995
   Federal
       Current                                           $    1,599,255   $    1,735,099   $    1,946,687
       Deferred                                                 569,133         (282,756)          46,000
                                                         --------------   --------------   --------------
                                                              2,168,388        1,452,343        1,992,687
   State
       Current                                                  314,712          290,825          324,000
       Deferred                                                  18,969          (46,845)           4,000
                                                         --------------   --------------   --------------
                                                                333,681          243,980          328,000
                                                         --------------   --------------   --------------

   Income tax expense                                    $    2,502,069   $    1,696,323   $    2,320,687
                                                         ==============   ==============   ==============

Total income tax expense differs from the statutory federal income tax rate as follows:

---------------------------------------------------------------------------------------------------------
                                                                1997             1996             1995
Income taxes at 34% Federal tax rate                         $2,089,000       $1,397,000       $1,995,000
Increase (decrease) resulting from:
       State income taxes - net of federal benefit              220,000          161,000          214,000
       Excess of cost over net assets acquired                  124,000           58,000           43,000
       Excess of fair value of ESOP shares released
          over cost                                             101,000           86,000           48,000
       Other - net                                              (31,931)          (5,677)          20,687
                                                             ----------       ----------       ----------
              Total income tax expense                       $2,502,069       $1,696,323       $2,320,687
                                                             ==========       ==========       ==========

Year end deferred tax assets and liabilities consist of:

---------------------------------------------------------------------------------------------------------
                                                                                 1997             1996
       Deferred tax assets:
          Bad debts                                                      $       128,000  $       173,000
          Deferred loan fees                                                     140,000          140,000
          Management incentive program                                            27,000           68,000
          SAIF assessment                                                              -          472,000
          Other items                                                            101,000           63,000
                                                                         ---------------  ---------------
                                                                                 396,000          916,000
       Deferred tax liabilities:
          Federal Home Loan Bank stock dividend                                 (452,000)       (452,000)
          Accrual to cash basis                                                 (258,000)       (206,000)
          Net unrealized appreciation on securities available for sale          (568,013)       (18,324)
          Other                                                                  (56,000)        (39,898)
                                                                         ---------------  ---------------
                                                                              (1,334,013)       (716,222)
       Valuation allowance                                                             -                -
                                                                         ---------------  ---------------
       Net deferred tax asset (liability)                                $     (938,013)  $       199,778
                                                                         ==============   ===============

   Federal income tax laws provide savings banks with additional bad debt deductions through September 30, 1987, totaling $6,744,000 for the Bank. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total $2,300,000 at September 30, 1997 and 1996. If the Bank were liquidated or otherwise ceases to be a bank or if tax laws were to change, the $2,300,000 would be recorded as expense.

NOTE 14 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS
The Company has two primary subsidiaries, First Federal and Security. First Federal and Security are subject to various regulatory capital requirements. Failure to meet minimum capital requirements can initiate certain mandatory or discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First Federal and Security must meet specific quantitative capital guidelines using their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The requirements are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
   Regulations require First Federal to maintain minimum capital amounts and ratios as set forth below. Management believes, as of September 30, 1997, that First Federal meets the capital adequacy requirements.
   First Federal's actual capital and required capital amounts and ratios are presented below:

                                                                                           Minimum
                                                                                         Requirement
                                                                    Minimum              To Be Well
                                                                  Requirement         Capitalized Under
                                                                  For Capital         Prompt Corrective
                                           Actual              Adequacy Purposes      Action Provisions
--------------------------------------------------------------------------------------------------------
                                      Amount      Ratio        Amount      Ratio       Amount      Ratio
                                                            (Dollars in thousands)
As of September 30, 1997
   Total Capital (to risk
       weighted assets)             $ 31,239     14.06%      $ 17,780      8.00%     $ 22,225     10.00%
   Tier I (Core) Capital
       (to risk weighted assets)    $ 29,465     13.26%      $  8,890      4.00%     $ 13,335      6.00%
   Tier I (Core) Capital
       (to adjusted total assets)   $ 29,465      8.19%      $ 10,791      3.00%          N/A        N/A
   Tangible Capital
       (to adjusted total assets)   $ 29,465      8.19%      $  5,396      1.50%          N/A        N/A
   Tier I (Core) Capital
       (to average assets)          $ 29,465      8.81%      $ 13,383      4.00%     $ 16,728      5.00%

As of September 30, 1996
   Total Capital (to risk
       weighted assets)             $ 33,084     16.36%      $ 16,176      8.00%     $ 20,220     10.00%
   Tier I (Core) Capital
       (to risk weighted assets)    $ 31,343     15.50%      $  8,088      4.00%     $ 12,132      6.00%
   Tier I (Core) Capital
       (to adjusted total assets)   $ 31,343      9.04%      $ 10,396      3.00%          N/A        N/A
   Tangible Capital
       (to adjusted total assets)   $ 31,343      9.04%      $  5,198      1.50%          N/A        N/A
   Tier I (Core) Capital
       (to average assets)          $ 31,343     10.05%      $ 12,478      4.00%     $ 15,598      5.00%

   Regulations of the Office of Thrift Supervision limit the amount of dividends and other capital distributions that may be paid by a savings institution without prior approval of the Office of Thrift Supervision. The regulatory restriction is based on a three-tiered system with the greatest flexibility being afforded to well-capitalized (Tier 1) institutions. First Federal is currently a Tier 1 institution. Accordingly, First Federal can make, without prior regulatory approval, distributions during a calendar year up to 100% of its net income to date during the calendar year plus an amount that would reduce by one-half its "surplus capital ratio" (the excess over its capital requirements) at the beginning of the calendar year. Accordingly, at September 30, 1997, approximately $5,500,000 of First Federal's retained earnings was potentially available for distribution to the Company.
   Quantitative measures established by regulation to ensure capital adequacy require Security to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and a leverage ratio consisting of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 1997, that Security meets all capital adequacy requirements to which it is subject.

   As of December 31, 1996, the most recent notification date, the Federal Deposit Insurance Corporation categorized Security as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Security must maintain minimum, Tier I risk-based, Tier I leverage and total risk-based capital ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category. At September 30, 1997, approximately $168,000 of Security's retained earnings was potentially available for distribution to the Company.
   Security's actual capital and required capital amounts and ratios are presented below:

                                                                                           Minimum
                                                                                          Requirement
                                                                    Minimum               To Be Well
                                                                  Requirement          Capitalized Under
                                                                  For Capital          Prompt Corrective
                                            Actual             Adequacy Purposes       Action Provisions
--------------------------------------------------------------------------------------------------------
                                      Amount      Ratio        Amount      Ratio       Amount      Ratio
                                                            (Dollars in thousands)
As of September 30, 1997
   Total Capital (to risk
       weighted assets)            $   3,744      13.9%     $   2,148       8.0%    $   2,685      10.0%
   Tier I Capital (to risk
       weighted assets)            $   3,406      12.7%     $   1,074       4.0%    $   1,611       6.0%
   Tier I Capital (to
       average assets)             $   3,406       9.9%     $   1,379       4.0%    $   1,724       5.0%

As of September 30, 1996
   Total Capital (to risk
       weighted assets)            $   3,323      15.4%     $   1,729       8.0%    $   2,161      10.0%
   Tier I Capital (to risk
       weighted assets)            $   3,049      14.1%     $     865       4.0%    $   1,297       6.0%
   Tier I Capital (to
       average assets)             $   3,049      10.0%     $   1,220       4.0%    $   1,525       5.0%

NOTE 15 - COMMITMENTS AND CONTINGENCIES
In the normal course of business, the Company's subsidiary banks make various commitments to extend credit which are not reflected in the accompanying consolidated financial statements.
   At September 30, 1997 and 1996, loan commitments approximated $15,782,000 and $20,671,000, respectively, excluding undisbursed portions of loans in process. Loan commitments at September 30, 1997 included commitments to originate fixed-rate loans with interest rates ranging from 7.37% to 11.50% totaling $4,876,000 and adjustable-rate loan commitments with interest rates ranging from 7.9% to 12.0% totaling $5,523,000. The company also had commitments to purchase adjustable rate loans of $5,343,000 with interest rates ranging from 8.395% to 10.00%, and commitments to purchase $40,000 in fixed rate loans at 9.0% as of year end 1997. Loan commitments at September 30, 1996 included commitments to originate fixed-rate loans with interest rates ranging from 8.5% to 9.25% totaling $314,000, adjustable-rate loan commitments with interest rates ranging from 8.13% to 11.00% totaling $14,723,000 and adjustable-rate purchase loan commitments of $5,634,000 with interest rates ranging from 9.25% to 9.50%. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract.

   The exposure to credit loss in the event of non-performance by other parties to financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The same credit policies and collateral requirements are used in making commitments and conditional obligations as are used for on-balance-sheet instruments.
   Since certain commitments to make loans and to fund lines of credit and loans in process expire without being used, the amount does not necessarily represent future cash commitments. In addition, commitments used to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.
   Securities with amortized costs of approximately $5,835,000 and $9,711,000 and fair values of approximately $5,710,000 and $9,633,000 at September 30, 1997 and 1996, respectively, were pledged as collateral for public funds on deposit.

   Securities with amortized costs of approximately $2,076,777 and $2,404,000 and fair values of approximately $2,149,000 and $2,456,000 at September 30, 1997 and 1996, respectively, were pledged as collateral for individual, trust, and estate deposits.
   Under employment agreements with certain executive officers, certain events leading to separation from the Company could result in cash payments totaling approximately $2,843,000 as of September 30, 1997.
   The Company and its subsidiaries are subject to certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position or results of operations of the Company.

NOTE 16 - PARENT COMPANY FINANCIAL STATEMENTS
Presented below are condensed financial statements for the parent company, First Midwest Financial, Inc.

---------------------------------------------------------------------------------------------------
Condensed Balance Sheets                                                  1997              1996
September 30, 1997 and 1996
   Assets
   Cash and cash equivalents ...................................     $  2,166,091      $  1,383,318
   Securities available for sale ...............................        1,254,610         1,433,285
   Investment in subsidiary banks ..............................       39,309,383        40,258,011
   Loan receivable from ESOP ...................................          567,200           767,200
   Other assets ................................................          306,656            61,431
                                                                     ------------      ------------
       Total assets ............................................     $ 43,603,940      $ 43,903,245

   Liabilities
   Accrued expenses and other liabilities ......................     $    126,936      $    693,543

   Shareholders' Equity
   Common stock ................................................           29,580            19,905
   Additional paid-in capital ..................................       20,984,754        20,862,551
   Retained earnings - substantially restricted ................       26,427,657        23,748,383
   Net unrealized appreciation on securities available for sale,
       net of tax of $568,013 in 1997 and $18,324 in 1996 ......          960,371            28,698
   Unearned Employee Stock Ownership Plan shares ...............         (567,200)         (767,200)
   Treasury stock, at cost .....................................       (4,358,158)         (682,635)
                                                                     ------------      ------------
       Total shareholders' equity ..............................       43,477,004        43,209,702
                                                                     ------------      ------------
          Total liabilities and shareholders' equity ...........     $ 43,603,940      $ 43,903,245
                                                                     ============      ============

--------------------------------------------------------------------------------------------------------
Condensed Statements of Income                                  1997             1996            1995
Years ended September 30, 1997, 1996 and 1995
Dividend income from subsidiary banks                    $    6,000,000   $    9,500,000  $    1,800,000
Interest income                                                 145,339          219,546         177,901
Gain on sales of securities available for sale, net             216,614           51,237          51,250
                                                         --------------   --------------  --------------
                                                              6,361,953        9,770,783       2,029,151

Interest expense                                                132,014                -               -
Operating expenses                                              348,162          182,743         132,175
                                                         --------------   --------------  --------------
                                                                480,176          182,743         132,175
Income before income taxes and equity in
   undistributed net income of subsidiaries                   5,881,777        9,588,040       1,896,976

Income tax expense (benefit)                                   (55,000)           53,000          50,000
                                                         --------------   --------------  --------------


(continued)

------------------------------------------------------------------------------------------------------------------
Condensed Statements of Income (continued)                             1997              1996              1995
Years ended September 30, 1997, 1996 and 1995
Income before equity in undistributed net
   income of subsidiaries ...................................        5,936,777         9,535,040         1,846,976

(Distributions in excess of) equity in undistributed
   net income of subsidiary banks ...........................       (2,294,821)       (7,121,475)        1,697,376
                                                                  ------------      ------------      ------------
Net income ..................................................     $  3,641,956      $  2,413,565      $  3,544,352
                                                                  ============      ============      ============


Condensed Statements of Cash Flows                                     1997              1996              1995
Years ended September 30, 1997, 1996 and 1995
Cash flows from operating activities
   Net income ...............................................     $  3,641,956     $   2,413,565      $  3,544,352
   Adjustments to reconcile net income to
       net cash from operating activities
          Distribution in excess of (equity in undistributed)
              net income of subsidiary banks ................        2,294,821         7,121,475        (1,697,376)
          Amortization of recognition and retention plan ....           41,947           117,064           208,159
          Gain on sales of securities available for sale, net         (216,614)          (51,237)          (51,250)
          Change in other assets ............................         (245,225)          110,759           291,107
          Change in accrued expenses and other liabilities ..         (611,711)          721,109            54,984
                                                                  ------------      ------------      ------------
              Net cash from operating activities ............        4,905,174        10,432,735         2,349,976

Cash flows from investing activities
   Purchase of securities available for sale ................         (231,000)       (1,014,438)         (617,562)
   Proceeds from sales of securities available for sale .....          804,067           338,750           241,875
   Purchase of Iowa Bancorporation, Inc. ....................             --          (6,529,615)             --
   Purchase of Central West Bancorporation ..................             --          (1,923,519)             --
   Repayments on loan receivable from ESOP ..................          200,000           200,000           218,800
                                                                  ------------      ------------      ------------
       Net cash from investment activities ..................          773,067        (8,928,822)         (156,887)

Cash flows from financing activities
   Cash dividends paid ......................................         (962,682)         (745,761)         (515,095)
   Proceeds from exercise of stock options ..................          335,991            94,500              --
   Purchase of treasury stock ...............................       (4,268,777)         (630,710)         (932,030)
                                                                  ------------      ------------      ------------
       Net cash from financing activities ...................       (4,895,468)       (1,281,971)       (1,447,125)
                                                                  ------------      ------------      ------------

Net change in cash and cash equivalents .....................          782,773           221,942           745,964

Cash and cash equivalents at beginning of year ..............        1,383,318         1,161,376           415,412
                                                                  ------------      ------------      ------------
Cash and cash equivalents at end of year ....................     $  2,166,091      $  1,383,318      $  1,161,376
                                                                  ============      ============      ============
Supplemental disclosure of cash flow information
   Cash paid during the year for interest ...................     $    132,014      $         --      $       --

Supplemental schedule of noncash investing
   and financing activities:
       Issuance of common stock for purchase of
          Central West Bancorporation .......................     $       --        $  3,936,634      $       --

   The extent to which the Company may pay cash dividends to shareholders will depend on the cash currently available at the Company, as well as the ability of the subsidiary banks to pay dividends to the Company (see Note 14).

NOTE 17 - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                              Quarter Ended
-------------------------------------------------------------------------------------------------
                                         December 31       March 31       June 30    September 30
Fiscal year 1997:
   Total interest income ............     $7,305,929     $6,882,095     $7,331,501     $7,485,150
   Total interest expense ...........      4,288,793      3,973,985      4,356,367      4,439,912
   Net interest income ..............      3,017,136      2,908,110      2,975,134      3,045,238
   Provision for loan losses ........         30,000         30,000         30,000         30,000
       Net income ...................        953,216        849,539        912,504        926,697

   Earnings per share (fully diluted)
       Net income ...................     $      .33     $      .29     $      .33     $      .33

Fiscal year 1996:
   Total  interest income ...........     $5,363,332     $5,962,258     $6,499,056     $6,512,819
   Total interest expense ...........      2,960,194      3,407,485      3,735,106      3,875,825
   Net interest income ..............      2,403,138      2,554,773      2,763,950      2,636,994
   Provision for loan losses ........         30,000         30,000         30,000         10,000
       Net income ...................        776,845        726,806        892,181         17,733

   Earnings per share (fully diluted)
       Net income ...................     $      .29     $      .27     $      .33     $      .01

Fiscal year 1995:
   Total interest income ............     $5,202,586     $5,558,039     $5,162,491     $5,130,354
   Total interest expense ...........      2,815,729      3,154,619      2,897,007      2,781,369
   Net interest income ..............      2,386,857      2,403,420      2,265,484      2,348,985
   Provision for loan losses ........         30,000         30,000        130,000         60,000
       Net income ...................        776,494        774,220      1,262,075        731,563

   Earnings per share (fully diluted)
       Net income ...................     $      .29     $      .29     $      .48     $      .27

NOTE 18 - FAIR VALUES OF FINANCIAL INSTRUMENTS
SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the Company disclose estimated fair value amounts of its financial instruments. It is management's belief that the fair values presented below are reasonable based on the valuation techniques and data available to the Company as of September 30, 1997 and 1996, as more fully described below. It should be noted that the operations of the Company are managed from a going concern basis and not a liquidation basis. As a result, the ultimate value realized for the financial instruments presented could be substantially different when actually recognized over time through the normal course of operations. Additionally, a substantial portion of the Company's inherent value is the subsidiary banks' capitalization and franchise value. Neither of these components have been given consideration in the presentation of fair values below.

   The following presents the carrying amount and estimated fair value of the financial instruments held by the Company at September 30, 1997 and 1996. This information is presented solely for compliance with SFAS No. 107 and is subject to change over time based on a variety of factors.

--------------------------------------------------------------------------------------------------------------------
                                                             1997                                1996
                                                  Carrying         Estimated          Carrying           Estimated
                                                    Amount         Fair Value           Amount           Fair Value
Selected Assets:
   Cash and cash equivalents                  $   12,852,426    $   12,852,000     $   14,328,652     $   14,329,000
   Interest-bearing deposits in
       other financial institutions                  200,000           200,000            300,000            300,000
   Securities available for sale                 115,985,045       115,985,000        109,491,558        109,492,000
   Loans receivable, net                         254,640,971       254,455,000        243,533,519        243,654,000
   FHLB Stock                                      5,629,300         5,629,000          5,524,700          5,525,000
   Accrued interest receivable                     5,366,109         5,366,000          5,029,047          5,029,000

Selected Liabilities:
   Noninterest bearing demand deposits            (5,572,296)       (5,572,000)        (5,452,911)        (5,452,000)
   Savings, NOW and money market
       demand deposits                           (49,838,735)      (49,839,000)       (49,358,478)       (49,358,000)
   Other time certificates of deposit           (190,704,667)     (190,190,000)      (178,594,337)      (178,762,000)
                                              --------------    --------------     --------------     --------------
       Total deposits                           (246,115,698)     (245,601,000)      (233,405,726)      (233,572,000)

   Advances from FHLB                           (107,426,225)     (107,247,000)      (102,287,803)      (102,185,000)
   Securities sold under
       agreements to repurchase                   (1,800,000)       (1,806,000)        (2,789,918)        (2,790,000)
   Other borrowings                               (2,900,000)       (2,900,000)        (1,400,000)        (1,400,000)
   Advances from borrowers
       for taxes and insurance                      (449,487)         (449,000)          (490,243)          (490,000)
   Accrued interest payable                       (1,065,746)       (1,066,000)        (1,271,465)        (1,271,000)

Off-Balance-Sheet Instruments:
   Loan commitments                              (15,782,000)             -           (20,671,000)              -

   The following sets forth the methods and assumptions used in determining the fair value estimates for the Company's financial instruments at September 30, 1997 and 1996.

Cash and Cash  Equivalents:
The carrying amount of cash and short-term investment is assumed to approximate the fair value.

Interest-bearing  Deposits In Other Financial Institutions:
The carrying amount of interest-bearing deposits in other financial institutions is assumed to approximate the fair value.

Securities  Available  For Sale:
Quoted market prices or dealer quotes were used to determine the fair value of securities available for sale.

Loans Receivable,  Net:
The fair value of loans receivable, net was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities. When using the discounting method to determine fair value, loans were gathered by homogeneous groups with similar terms and conditions and discounted at a target rate at which similar loans would be made to borrowers as of September 30, 1997 and 1996. In addition, when computing the estimated fair value for all loans, allowances for loan losses have been subtracted from the calculated fair value for consideration of credit issues.

FHLB Stock:
The fair value of such stock approximates book value since the Bank is able to redeem this stock with the Federal Home Loan Bank at par value.

Accrued Interest Receivable:
The carrying amount of accrued interest receivable is assumed to approximate the fair value.

Deposits:
The fair value of deposits were determined as follows: (i) for noninterest bearing demand deposits, savings, NOW and money market demand deposits, since such deposits are immediately withdrawable, fair value is determined to approximate the carrying value (the amount payable on demand); (ii) for other time certificates of deposit, the fair value has been estimated by discounting expected future cash flows by the current rates offered as of September 30, 1997 and 1996 on certificates of deposit with similar remaining maturities. In accordance with SFAS No. 107, no value has been assigned to the Bank's long-term relationships with its deposit customers (core value of deposits intangible) since such intangible is not a financial instrument as defined under SFAS No. 107.

Advances from FHLB:
The fair value of such advances was estimated by discounting the expected future cash flows using current interest rates as of September 30, 1997 and 1996, for advances with similar terms and remaining maturities.

Securities Sold Under  Agreements to Repurchase and Other  Borrowings:
The fair value of securities sold under agreements to repurchase and other borrowings was estimated by discounting the expected future cash flows using derived interest rates approximating market as of September 30, 1997 and 1996 over the contractual maturity of such borrowings.

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

Limitations:
It must be noted that fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. Additionally, fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business, customer relationships and the value of assets and liabilities that are not considered financial instruments. These estimates do not reflect any premium or discount that could result from offering the Company's entire holdings of a particular financial instrument for sale at one time. Furthermore, since no market exists for certain of the Company's financial instruments, fair value estimates may be based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with a high level of precision. Changes in assumptions as well as tax considerations could significantly affect the estimates. Accordingly, based on the limitations described above, the aggregate fair value estimates are not intended to represent the underlying value of the Company, on either a going concern or a liquidation basis.

NOTE 19 - SUPPLEMENTAL CASH FLOW DISCLOSURES
On December 29, 1995, the Company purchased all of the common stock of Iowa Bancorp for $8,000,000 in cash. In conjunction with the acquisition, liabilities were assumed as follows:

   Fair value of assets acquired                                $   25,429,434
   Cash paid                                                        (8,000,000)
                                                                --------------
       Liabilities assumed                                      $   17,429,434
                                                                ==============

   On September 30, 1996, the Company, purchased all of the common stock of Central West for $1,312,474 in cash and issued 171,158 common shares at a market value of $23 per share. In conjunction with the acquisition, liabilities were assumed as follows:

   Fair value of assets acquired                                $   35,577,247
   Cash paid                                                        (1,312,474)
   Common stock issued                                              (3,936,634)
                                                                --------------
       Liabilities assumed                                      $   30,328,139
                                                                ==============

NOTE 20 - FEDERAL DEPOSIT INSURANCE PREMIUM
The deposits of savings associations such as the Bank are insured by the Savings Association Insurance Fund ("SAIF'). A recapitalization plan signed into law on September 30, 1996 provided for a one-time assessment of 65.7 basis points applied to all SAIF deposits as of March 31, 1995. Based on the Bank's deposits as of this date, a one-time assessment of $1,265,996 was paid and recorded as federal deposit insurance premium expense for the year ended September 30, 1996.

[GRAPHIC-SEVEN INDIVIDUAL PHOTOS OF DIRECTORS]



Directors of First Midwest Financial, Inc.

JAMES S. HAAHR -- Chairman of the Board, President and Chief Executive Officer for First Midwest Financial, Inc. and First Federal Savings Bank of the Midwest; Chairman of the Board and Chief Executive Officer for Security State Bank. Mr. Haahr is a member of the Board of Trustees of Buena Vista University. He has served in various capacities since beginning his career with First Federal in 1961. He is a member of the Board of Directors of America's Community Bankers and a member of the Savings Association Insurance Fund Industry Advisory Committee. Mr. Haahr is former Vice Chairman of the Board of Directors of the Federal Home Loan Bank of Des Moines, former Chairman of the Iowa League of Savings Institutions, and a former director of the U.S. League of Savings Institutions. Board committee: First Federal Trust Committee. James S. Haahr is the father of J. Tyler Haahr.

J. TYLER HAAHR -- Senior Vice President, Secretary and Chief Operating Officer for First Midwest Financial, Inc.; Executive Vice President, Secretary and Chief Operating Officer for First Federal Savings Bank of the Midwest; Secretary of Security State Bank; and Vice President and Secretary of First Services Financial Limited. Mr. Haahr has been employed by First Midwest and its affiliates since March, 1997. Previously Mr. Haahr was a partner with the law firm of Lewis and Roca LLP, Phoenix, Arizona. Board committee: First Federal Trust Committee. J. Tyler Haahr is the son of James S. Haahr.

E. WAYNE COOLEY -- Member of the Board of Directors for First Midwest Financial, Inc., First Federal Savings Bank of the Midwest, and Security State Bank. Dr. Cooley has served as Executive Secretary of the Iowa Girls' High School Athletic Union in Des Moines, Iowa since 1954. Board committees: Chairman of the Audit-Compensation/Personnel Committee and member of the Stock Option Committee.

E. THURMAN GASKILL -- Member of the Board of Directors for First Midwest Financial, Inc., First Federal Savings Bank of the Midwest, and Security State Bank. Mr. Gaskill has owned and operated a grain farming operation located near Corwith, Iowa since 1958. Board committees: Chairman of the First Federal Trust Committee and member of the Audit-Compensation/Personnel Committee.

G. MARK MICKELSON -- Member of the Board of Directors for First Midwest Financial, Inc. and First Federal Savings Bank of the Midwest. Mr. Mickelson is Vice President of Acquisitions for Northwestern Growth Corporation in Sioux Falls, South Dakota. Northwestern Growth Corporation is the unregulated investment subsidiary of Northwestern Public Service. Board committees: First Federal Audit- Compensation/Personnel Committee and Stock Option Committee.

RODNEY G. MUILENBURG -- Member of the Board of Directors for First Midwest Financial, Inc., First Federal Savings Bank of the Midwest, and Security State Bank. Mr. Muilenburg is employed as a dairy specialist with Purina Mills, Inc., and supervises the sale of agricultural products in a region encompassing northwest Iowa, northeast Nebraska, eastern South Dakota, and southwest Minnesota. Board committees: Chairman of the Stock Option Committee and member of the Audit-Compensation/ Personnel Committee.

JEANNE PARTLOW -- Member of the Board of Directors for First Midwest Financial, Inc. Mrs. Partlow is President of the Iowa Savings Bank Division of First Federal, Des Moines, Iowa. She was President, Chief Executive Officer and Chairperson of the Board of Iowa Savings Bank, F.S.B., from 1987 until the end of December 1995, when Iowa Savings Bank was acquired by and became a division of First Federal Savings Bank of the Midwest.

[GRAPHIC-EIGHT INDIVIDUAL PHOTOS OF EXECUTIVE OFFICERS]

Executive Officers

JAMES S. HAAHR
Chairman of the Board,
President and Chief Executive
Officer for First Midwest
Financial, Inc. and First
Federal Savings Bank of the
Midwest

J. TYLER HAAHR
Senior Vice President,
Secretary and Chief  Operating
Officer for First Midwest
Financial, Inc.; and Executive
Vice President, Secretary and
Chief Operating Officer for
First Federal Savings Bank
of the Midwest

DONALD J. WINCHELL, CPA
Vice President, Treasurer
and Chief Financial Officer
for First Midwest Financial,
Inc.; and Senior Vice President,
Treasurer and Chief Financial
Officer for First Federal Savings
Bank of the Midwest

ELLEN E. H. MOORE
Senior Vice President
Marketing and Sales for
First Federal Savings Bank
of the Midwest

FRED A. STEVENS
President and Trust Officer
for Storm Lake Division of
First Federal Savings Bank
of the Midwest

JAMES C. WINTERBOER
President for Brookings
Federal Bank Division of
First Federal Savings Bank
of the Midwest

JEANNE PARTLOW
President for Iowa Savings
Bank Division of First Federal
Savings Bank of the Midwest

SUSAN C. JESSE
Senior Vice President Branch
Administration and Compliance
Officer for First Federal
Savings Bank of the Midwest

Corporate Information

CORPORATE HEADQUARTERS
First Midwest Financial, Inc.
First Federal Building
Fifth at Erie
P.O. Box 1307
Storm Lake, Iowa  50588

ANNUAL MEETING OF STOCKHOLDERS
The Annual Meeting of  Stockholders
will  convene at 1 p.m.  on Monday,
January 26, 1998.  The meeting will
be held in the Board  Room of First
Federal   Savings   Bank   of   the
Midwest, Fifth at Erie, Storm Lake,
Iowa.   Further   information  with
regard to this meeting can be found
in the proxy statement.

GENERAL COUNSEL
Mack,  Hansen,  Gadd,  Armstrong  &
Brown,  P.C.
316 East Sixth Street
Storm Lake, Iowa 50588

SPECIAL  COUNSEL
Silver,  Freedman & Taff,  LLP
1100 New York Avenue, NW
Washington,  DC 20005-3934


INDEPENDENT AUDITORS
Crowe, Chizek and Company LLP
330 East Jefferson Boulevard
P.O. Box 7
South Bend, Indiana  46624

STOCKHOLDER SERVICES AND INVESTOR RELATIONS
Stockholders desiring to change the name, address, or ownership of stock; to report lost certificates; or to consolidate accounts, should contact the corporation's following transfer agent:
     Registrar & Transfer Company
     10 Commerce Drive
     Cranford, New Jersey  07016
     Telephone:  1-800-368-5948

Analysts, investors, and others seeking a copy of the Form 10-K or other public financial information should contact the following:
     Investor Relations
     First Midwest Financial, Inc.
     First Federal Building, Fifth at Erie
     P.O. Box 1307
     Storm Lake, Iowa  50588
     Telephone:  712-732-4117

Stock Market Information

First Midwest Financial, Inc.'s common stock trades on the Nasdaq National Market under the symbol "CASH." The Wall Street Journal publishes daily trading information for the stock under the abbreviation, "FstMidwFnl," in the National Market Listing. The price range of the common stock as reported on the Nasdaq System for each quarter of fiscal 1996 and 1997, after giving retroactive effect for the three for two stock split paid by the company in the form of a fifty percent stock dividend, was as follows:

                             1996       1997         Fiscal Year 1996           Fiscal Year 1997
                             Dividend   Dividend
                             Paid       Paid         Low        High            Low       High
------------------------------------------------------------------------------------------------

First Quarter                $.073      $.09         $13.17     $15.67          $15.00    $16.67
Second Quarter               $.073      $.09         $14.67     $15.67          $15.25    $17.88
Third Quarter                $.073      $.09         $14.50     $16.17          $15.00    $18.00
Fourth Quarter               $.073      $.09         $14.50     $16.50          $16.25    $20.88

The prices reflect inter-dealer quotations without retail mark-up, mark-down or commissions, and do not necessarily represent actual transactions.

Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations, and regulatory restrictions. Restrictions on dividend payments are described in Note 14 of the Notes to Consolidated Financial Statements included in this Annual Report.

As of September 30, 1997, there were 2,698,904 shares of common stock outstanding, which were held by 332 stockholders of record, and 325,298 shares subject to outstanding options. The stockholders of record number does not reflect approximately 590 persons or entities who hold their stock in nominee or "street" name.

The following securities firms indicated they were acting as market makers for First Midwest Financial, Inc. stock as of September 30, 1997: Everen Securities, Inc.; Herzog, Heine, Geduld, Inc.; Howe Barnes Investments, Inc.; Piper Jaffray Companies, Inc.; Sandler O'Neill Partners; Trident Securities, Inc.; Tucker Anthony Incorporated.



48