Form 10-K405, Exhibit 13
period 1998-09-30
FIRST MIDWEST FINANCIAL INC
filed 1998-12-29
CIK 907471

EXHIBIT 13


                          ANNUAL REPORT TO SHAREHOLDERS

                                                                                                          Financial Highlights

At September 30
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                                 1998            1997          1996            1995         1994          1993

Total assets                                 $418,380        $404,589       $388,008       $264,213     $274,115     $ 160,827
Loans receivable, net                         270,286         254,641        243,534        178,552      155,497        80,224
Total deposits                                283,858         246,116        233,406        171,793      176,167       122,813
Shareholders' equity                           42,286          43,477         43,210         38,013      34,683         33,438
Book value per common share(1)               $  16.56        $  16.11       $  14.81       $  14.13     $ 12.46      $   11.21
Total equity to assets                          10.11%          10.75%         11.14%         14.39%      12.65%         20.79%

For the Fiscal Year
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                                  1998            1997         1996            1995         1994          1993

Net interest income                          $  12,829       $  11,946      $ 10,359        $ 9,405     $  7,870     $   5,077
Net income                                       2,785(3)        3,642         2,414(4)       3,544        2,729         1,352
Diluted earnings per share(1)                $    1.03(3)    $    1.28      $   0.90(4)     $  1.33     $   0.92     $    0.44(2)
Net yield on interest-earning assets              3.26%           3.38%         3.47%          3.63%        3.94%         3.21%
Return on average assets                           .68%(3)         .98%          .77%(4)       1.31%        1.29%          .84%
Return on average equity                          6.43%(3)         8.41%        6.22%(4)       9.86%        7.89%         7.10%


[GRAPHIC-CHART DEPICTING TOTAL ASSETS]
[GRAPHIC-CHART DEPICTING TOTAL DEPOSITS]
[GRAPHIC-CHART DEPICTING NET INTEREST INCOME]
[GRAPHIC-CHART DEPICTING NET INCOME]

(1) Amounts reported have been adjusted for the three-for-two stock split paid January 2, 1997 in the form of a 50 percent stock dividend.
(2) Diluted earnings per share is based on the assumption that the weighted average shares outstanding at September 30, 1993, were outstanding the entire year.
(3) Reflects a one-time pre-tax charge of $1.5 million for loan related losses. Net income, Diluted earnings per share, Return on average assets, and Return on average equity would have been $3,725,000, $1.38, .90%, and 8.60%, respectively.
(4) Reflects the one-time industry wide special assessment to recapitalize the Savings Association Insurance Fund. Excluding the special assessment, Net income, Diluted earnings per share, Return on average assets, and Return on average equity would have been $3,209,000, $1.19, 1.01%, and 8.22%, respectively.

Chairman's Letter -- To Our Shareholders

[GRAPHIC-PHOTO OF CHAIRMAN]

Vision. Every company needs one. Our vision informs you, as a shareholder, where First Midwest Financial is going. While a strong history is important, how a company performs in the future is even more significant. First Midwest is preparing today for a profitable tomorrow. What is our vision? To build the best super-community bank system in our market area.

     As you read the financial section of this year's annual report, you will find First Midwest continues its profitable growth. For the fiscal year ending September 30, 1998, the company reported net income of $3.7 million or $1.38 per share on a diluted basis. Earnings reflect a 7.8 percent per share increase over the same period last year when net income was $3.6 million or $1.28 per share. The 1998 net income is prior to a one-time pre-tax charge of $1.5 million for loan related losses taken during the second quarter. The one-time charge relates primarily to mismanagement and possible fraud by one loan officer who is no longer with the company. The one-time charge increases the company's reserve balances, set aside for potential losses in the company's loan portfolio. With the one-time charge, net income for fiscal year 1998 is $2.8 million or $1.03 per diluted share.

     Earnings for the Security State Bank subsidiary are particularly noteworthy. The bank achieved a 111 percent increase in earnings during the fiscal year. On September 30, 1998, the subsidiary reported net income of $355,000 compared to $168,000 during the same period the previous year. Average monthly net income continues to rise, promising future gains.

     Assets jumped from $161 million on September 30, 1993, when the company became publicly traded, to over $418 million on September 30, 1998. This increase represents a gain of more than 160 percent. During the 1998 fiscal year, assets grew $13 million from $405 million to $418 million. Shareholders' equity at fiscal year end totaled $42.3 million, or $16.56 per common share outstanding.

     Deposits increased $38 million during the 1998 fiscal year, from $246 million to $284 million. This deposit trend represents a 15 percent gain, much of it in demand deposit accounts where the cost of money is lower.

     Timeless checking, a packaged account that promotes cross-selling and relationship banking, has had a tremendous impact on our retail banking operations since its introduction a year ago. Coupled with the new photo QUICKcard Cash & Check and improved money market accounts, the company has increased its demand deposit account balances over 30 percent. Deposit account fee income jumped 27 percent during the fiscal year.

     First Midwest was named one of only twenty-eight national finalists in the Bank Marketing Association's Golden Coin Awards for its Timeless and QUICKcard introductions. The award was based on the following: 1) industry innovations, 2) strategy development, 3) tactical implementation, and 4) results. We are proud of this recognition.

     Since initiating the first stock repurchase program in 1994, the company has invested a total of $11.2 million for shares purchased at an average price of $14.97 per share (adjusted for a stock dividend), thereby creating additional value for shareholders. On August 24, 1998, the company announced its intentions to repurchase an additional 5 percent of outstanding shares. At fiscal year end, the company had 77,835 shares remaining to repurchase under the program.

     On November 23, 1998, First Midwest announced an increase in the company's quarterly cash dividend from 12 cents per share to 13 cents per share. The dividend, which represents an increase of 8.33 percent, is payable on or about January 4, 1999 to shareholders of record as of December 15, 1998. We are pleased to pay this increased cash dividend to you, our shareholder.

     International financial uncertainty has contributed toward erratic moves in the U.S. markets, particularly those with Asian exposure. First Midwest's investment portfolio does not have significant exposure to the Asian markets. Consistent with our business management, First Midwest's capital investment strategies are conservative and have provided steady growth and returns. The market skepticism has provided an opportunity for our banks to increase deposits from customers looking for an insured investment with a guaranteed rate of return.

     Year 2000 (Y2K) is of concern to all businesses. Many fear that numerous computer systems will be incapable of adapting to the year 2000 in the coming years, making businesses unable to operate. First Midwest is working closely with its regulators, vendors, and borrowers regarding this issue, and taking all necessary precautions to ensure its banks are Y2K ready.

     Most of First Midwest's operations are located in the heart of agriculture country. Rising concerns about the agricultural economy's outlook are real. Congress has increased farm appropriations by about $7 billion to ease the burden on area farmers and related industry. The bank is well diversified and capitalized to support the industry during this potential crisis. We will remain prudent in our lending practices.

     I am pleased to announce the appointments of four new division/subsidiary presidents: Tyler Haahr, First Federal Savings Bank; Tim Harvey, Brookings Federal Bank; Troy Moore, Iowa Savings Bank; and Dick Coleman, Security State Bank. They team with our dedicated officers and staff to provide essential leadership that will guide the company toward its vision. As you read more about each bank division/subsidiary, you will see that tradition, customer service, innovation, and teamwork are important concepts of our super-community structure. Concepts we feel help lead to results.

     Looking ahead, First Midwest continues to seek opportunities to increase shareholder value, which includes the acquisition of savings banks, commercial banks, and other related-service companies in our geographical area. Other capital management strategies such as dividends and stock repurchases will also be considered. Each opportunity is evaluated carefully. We are committed to increasing return on equity that will, in turn, provide increased shareholder value for you.

[GRAPHIC-CHART DEPICTING DEMAND DEPOSIT BALANCE GROWTH]
[GRAPHIC-CHART DEPICTING ATM CARD & QUICKCARD GROWTH]
[GRAPHIC-CHART DEPICTING DEPOSIT ACCOUNT FEE INCOME GROWTH]


     First Midwest employees, customers, and you, our shareholders, are bound by a common interest -- the success of First Midwest Financial. We are positioning ourselves for that success. The company is committed to growth. More importantly, profitable growth. We are innovative yet prudent in the management of our company. Safety and soundness remain top priorities of the banks.

     On behalf of the Board of Directors, employees, and customers, I thank you for your confidence and support. Our vision is to build the best super-community bank system in our market area. Each year of improvement, profitable growth, and hard work takes us one step closer. I am confident we will realize our goals and you, our shareholder, will benefit with increased returns. Bank with us and see the difference.



Sincerely,







/S/James S. Haahr
-----------------
James S. Haahr
Chairman of the Board, President & CEO

December 16, 1998

First Federal Savings Bank


Tradition. Established in 1954, First Federal builds upon its history of trust, community, and growth. The vision: Be the bank of choice for financial services in our markets. The mission: Provide cost effective and innovative products and services to meet customers' changing needs while maintaining friendly, knowledgeable customer service.

     "We are committed to our employees, customers, and communities," noted Tyler Haahr, Division President and COO for all First Federal divisions. "The bank was established years ago to help local families buy homes and earn a fair return on their savings. We still provide those services today, and have expanded our offerings to better serve our customers."

     In addition to mortgage loans, First Federal offers commercial, agricultural, consumer, and other personalized loans. "With consolidated assets over $418 million, we are able to support loan needs in our markets," commented Bill Beatty, Vice President of Lending. "It is rewarding to know that we help so many people."

     Products like the service-packaged Timeless Checking account, photo QUICKcard Cash & Check, money market, certificates of deposit, savings account, ready reserve, overdraft insurance, and retirement and trust services provide options for deposit customers. "Diversification is an important aspect of financial management. We help customers by offering a wide range of products and services." stated Melody Buckendahl, Vice President Savings and Division
Supervisor. First Federal believes there is value in one-stop shopping and working with those you trust.

     "Changing times mean new challenges," added Sue Jesse, Senior Vice President and Division Manager. "While we remain committed to the ideals that made us successful, we also embrace change." A proactive sales culture reinforces the bank's pledge to exceed customer expectations. Employee sales efforts, new and competitive products, and a true dedication to service excellence help position the seven First Federal offices for profitable growth.

 First Federal 1998 highlights:

   Experienced senior leadership joins the management team.

   Net checking account numbers jump 9 percent.

   Deposit balances in checking and money market accounts soar 24 percent.

   Timeless Checking and the photo QUICKcard & Check differentiate the bank's products and create brand recognition.

   Annual customer Service Checks provide individualized service and new sales.

   Additional Registered Representative joins team to offer more customers alternative investment options. (Non-traditional bank products are provided through First Services Financial Limited. They are not FDIC-insured, or guaranteed by First Federal or any affiliates.)

   Increased community participation improves bank's image: Pork Feed for Charity, Spring Fling, Touchdown Scholarships, Quasquicentenial Storm Lake Birthday Party sponsor, American Cancer Society Relays for Life team, Teach Children to Save Day, and much more.

SIDE BAR- PAGE 4

             J. Tyler Haahr
                  President
     Storm Lake Division of
      First Federal Savings
        Bank of the Midwest

              Economic Data
         Average Land Value
       as of September 1998
      High-quality farmland
         in northwest Iowa:
            $2,515 per acre

      Building Permits 1997
                 Storm Lake
   Residential -- $4,739,513
    Commercial -- $5,793,034

  Taxable Retail Sales 1997
                 Storm Lake
               $115,283,638

          Unemployment Rate
            as of June 1998
         Buena Vista County
                       2.0%


DIRECTORS OF FIRST FEDERAL SAVINGS BANK OF THE MIDWEST

JAMES S. HAAHR
     Chairman of the Board, President & CEO for
     First Midwest Financial, Inc., and First Federal
     Savings Bank of the Midwest. Chairman of the Board for Security State Bank

J. TYLER HAAHR
     Senior Vice President, Secretary & COO for First Midwest
     Financial, Inc.  Executive Vice President, Secretary, COO
     & Division President for First Federal Savings Bank of the
     Midwest and CEO of Security State Bank

E. WAYNE COOLEY
     Executive Secretary, Iowa Girls' High School
     Athletic Union, Des Moines, Iowa

E. THURMAN GASKILL
     State Senator of Iowa, District 8
     Owner, Grain Farming Operation
     Corwith, Iowa

G. MARK MICKELSON
     Vice President of Acquisitions, Northwestern Growth
     Corporation, Sioux Falls, South Dakota

RODNEY G. MUILENBURG
     Dairy Specialist, Minneapolis Division
     Purina Mills, Inc., Storm Lake, Iowa

                                                          Brookings Federal Bank


Customer Service. Brookings Federal Bank recognizes solid customer relationships are essential for long-term retail growth. Tim Harvey, newly appointed President and Brookings native, believes in building alliances between the bank and its customers. The vision: Become the institution of choice for financial services in our marketplace. The mission: Provide customer-oriented products and services profitably and efficiently with hometown warmth.

     "Because the customer is our top priority, we will focus on having `customer-centric' operations," stated Tim. "This means that the customer is at the center of everything we do." Brookings Federal Bank team members actively embrace this philosophy by communicating continuous improvement ideas, pro-actively implementing best known methods, and anticipating customer needs. "We strive to exceed customer expectations. It works," noted Jean Engen, Savings Supervisor.

     Brookings Federal Bank, a division of First Federal Savings Bank of the Midwest since 1994, hurdled past challenges in its agricultural loan portfolio this past year. New leadership, additional lending expertise, training, and a consistent agricultural philosophy contributed toward improvement. The bank remains committed to agricultural as well as all types of lending and is well positioned to face upcoming opportunities and challenges. Enhanced policies, customer communication, and personnel will promote future success.

     "Our operational focus this year is to provide steady, quality growth in our loan and deposit accounts," commented Tim. "We will do this by controlling operating expenses and reinforcing the bank's dependability, stability, and customer service. With new leadership, it is important customers know we are still committed to providing them financial products and service with added value." Updated data systems and new services will also contribute to the bank's profitable growth.

Brookings Federal 1998 highlights:

   Tim Harvey provides new leadership for the Bank.

   Call Program, introduced this year, establishes new accounts as a result of proactive customer and non-customer contacts.

   First annual customer Service Checks provide individualized service and new sales.

   New Money Market Gold account attracts deposits.

   New Timeless Checking features and the QUICKcard Cash & Check add benefits to customers and additional fee income opportunities for the bank. New automated teller machine (ATM) attracts traffic.

   Alternative investments, offered through PrimeVest Investment Center via Brookings Service Corporation, offers customers additional financial options.
   (Products   not   FDIC-insured,   or  guaranteed  by  First  Federal  or  any
   affiliates.)

   Increased community participation improves bank's image: Sole Sponsor of the South Dakota State University Stan Marshall Golf Tournament, Sole Sponsor of the March of Dimes Children's Walk, Pork Feed for Charity, Spring Fling, Touch-down Scholarship, Teach Children to Save Day, and much more.

BROOKINGS FEDERAL BANK ADVISORY BOARD

FRED J. RITTERSHAUS
     Chairman of the Advisory Board
     Consulting Engineer and Partner,
     Banner and Associates, Inc.

VIRGIL G. ELLERBRUCH
     Vice Chairman of the Advisory Board
     Assistant Dean of Engineering,
     South Dakota State University

O. DALE LARSON
     Owner, Larson Manufacturing

EARL R. RUE
     Consulting Manager, Running's Fleet and Farm

J. TYLER HAAHR
     Senior Vice President, Secretary & COO for First Midwest
     Financial, Inc. and Executive Vice President, Secretary, COO, & Division President for First Federal Savings Bank of the
     Midwest

TIM D. HARVEY
     President, Brookings Federal Bank




SIDEBAR PAGE 5:


Tim D. Harvey
President
Brookings Federal Bank
Division of First Federal
Savings Bank of the  Midwest


Economic Data
 Average Land Value as of
February 1998
High-productivity, non-irrigated cropland in east-central
South Dakota:  $944 per acre

Building Permits 1997
Brookings
Residential -- $6,938,650
Commercial -- $16,625,500

Taxable Retail Sales 1997
Brookings
$149,490,631

Unemployment Rate
as of June 1998
Brookings
1.4%

Iowa Savings Bank

Innovation. Iowa Savings Bank bounds ahead in technology, product offerings, and profitability since becoming part of First Federal Savings Bank of the Midwest in 1995. The bank's results far exceed original goals and projections. The vision: Help all customers reach their financial goals. The mission: Provide a culture focused on continuous improvement, sales and performance, adaptability, profitability, and providing customers the best financial products available.

     Iowa Savings Bank's historical focus on savings and single-family home loan products has expanded to include the offerings of a full service financial institution. "We knew there was great market potential in Des Moines," stated Troy Moore, President. "Branching into the developing West Des Moines area, adding new products, and improving existing ones have contributed toward the bank's dramatic growth." Bryce Loring, Vice President of Lending added, "We have a competent team of employees who understand and serve the needs of existing customers. In fact, many new accounts come from returning customers and referrals."

     Customers at Iowa Savings now have the option to manage all of their finances from one location thanks to improved product and service choices. Timeless Checking with its packaged benefits, the photo QUICKcard Cash & Check, and tiered money market accounts are three products with a significant impact on retail customers.

     "Iowa Savings Bank has benefited from the resources a larger organization provides," stated Lora White, Operations and Branch Manager. "We work as a team and strive toward continuous improvement and customer satisfaction." The company has developed uniform product mixes across the bank offices that are consistent with strategic objectives. Retirement products, credit cards, ready reserve, ACH origination, loans, and other services have been improved this past year. Action plans for additional product and service innovations and improvements are slated for the coming year.

     Iowa Savings Bank and the other banks achieved autonomy through new company-wide promotions and events. A first annual Service Check promotion in February gave customers an opportunity to review their financial situation and update products and services. The results were educated employees and customers, new accounts, and a reinforced message that the bank is dedicated to individualized, hometown service.

     A new Tell-A-Friend Timeless and QUICKcard promotion added a unique twist for customers and employees in all bank markets. Each person could earn a free gift if they referred a friend to the bank and a new account was opened. The average checking and QUICKcard accounts opened during that period increased significantly.

     "Our company is prepared to tackle new challenges," stated Troy. "We are in a competitive market where customers are bombarded with a variety of promotions and advertising. Advertising is easy; it is sales that requires work." Establishing a proactive sales culture to meet customers' needs is a priority for Iowa Savings Bank.

     The company is aware of current and expected industry changes and is positioning itself to capitalize on these opportunities. New products and services, additional resources, experienced leadership, and exceptional customer service prove to be a successful formula for profitable growth at Iowa Savings Bank and the other banks.

Iowa Savings Bank 1998 highlights:

   Troy Moore succeeds Jeanne Partlow, who retired as President in June after 47 successful years in the financial industry. Jeanne remains an active member of First Midwest Financial's Board of Directors.

   Total deposits increase over $47 million, a 133 percent increase from the previous fiscal year.

   Net checking account numbers jump 370 percent.

   Deposit balances in checking and money market accounts soar 4400 percent.

   Sales and Service - A Commitment to Excellence program, newly introduced, provides sales training and programs to support proactive sales and team work that improves customer service.

   New Registered Representative offers customers alternative investment options. (Non-traditional bank products are provided through Ameritas Investment Corp. They are not FDIC-insured, or guaranteed by First Federal or any affiliates.)

   Increased community participation improves bank's image: Grand Opening in West Des Moines, Pork Feed for Charity, Touchdown Scholarship, Teach Children to Save Day, and much more.

SIDEBAR:


                                                                      Troy Moore
                                                                       President
                                                               Iowa Savings Bank
                                                       Division of First Federal
                                                             Savings Bank of the
                                                                         Midwest

                                                                   Economic Data
                                                        Average Land Value as of
                                                                  September 1998
                                                        High-quality farmland in
                                                   central Iowa: $2,643 per acre

                                                           Building Permits 1997
                                                  Metropolitan Statistical Area*
                                                   Residential -- $1,239,100,000
                                                    Commercial -- $1,189,600,000

                                                       Taxable Retail Sales 1997
                                                                      Des Moines
                                                                  $3,935,454,815

                                                               Unemployment Rate
                                                                as of June, 1998
                                                                     Polk County
                                                                            1.9%

                                                       * MSA = Dallas, Polk, and
                                                                 Warren Counties

                                                             Security State Bank


Teamwork. Security State Bank, the company's only state-chartered commercial bank, exemplifies how working together can help boost customer service and profitability. The vision: Grow safely, soundly, and profitably to become the financial institution of choice in our market place. The mission: Offer the best bank services available that meet customers' needs.

     "The past year we worked to improve operational efficiencies, enhance the loan portfolio, and streamline responsibilities," stated Dana Hansen, Vice President and Casey Branch Manager. "Our efforts are showing with record profitability and improved communication within our office, with customers, and with the other banks in our organization."

     Security State Bank employees have seen the benefits of teamwork since becoming associated with First Midwest Financial in 1996. Administrative support from the finance, marketing, account services, and data processing departments allows the entire organization to operate more efficiently and effectively. This assistance translates into more streamlined job responsibilities and improved customer service.

     Common goals, values, and idea sharing help the bank grow more profitable. "We are only as strong as our weakest link," noted Dick Coleman, President. "When you have strong people working together toward the same goals, you are going to be successful." This philosophy holds true as Charles Shafer, a customer and owner of Agri Drain Corp. commented, "I am impressed with the men and women at Security State Bank. They are sincere and are genuinely concerned about the welfare of their clients. Security's association with First Midwest offers the benefits of a large financial institution coupled with the personal service you expect from a local bank."

Security State Bank 1998 highlights:

   Dick Coleman joins team in October as President.

   Security State Bank contributes record earnings of $355,070 to the holding company, a 111 percent increase from the previous fiscal year.

   West Central Economic Development group, serving Adair and Guthrie Counties, opens its office in the lower level of Security State Bank in Stuart and provides additional opportunity for new business.

   New Registered Representative offers customers alternative investment options -- a first in the Security State Bank market area. (Non-traditional bank products are provided through Ameritas Investment Corp. They are not FDIC-insured, or guaranteed by Security State Bank or any affiliates.)

   Sales and Service -- A Commitment to Excellence program, newly introduced, provides sales training and programs to support proactive sales and teamwork that improves customer service.

   Increased community participation improves bank's image: Spring Fling, Pork Feed for Charity, Touchdown Scholarship, Teach Children to Save Day, Good Egg Days parade sponsor, and much more.

DIRECTORS OF SECURITY STATE BANK


JAMES S. HAAHR
     Chairman of the Board, President & CEO for
     First Midwest Financial, Inc., and First Federal
     Savings Bank of the Midwest. Chairman of the Board for Security State Bank

JEFFREY N. BUMP
     Partner, Bump and Bump Law Offices
     Stuart and Panora, Iowa

E. WAYNE COOLEY
     Executive Secretary, Iowa Girls' High School
     Athletic Union, Des Moines, Iowa

E. THURMAN GASKILL
     State Senator of Iowa, District 8
     Owner, Grain Farming Operation
     Corwith, Iowa

J. TYLER HAAHR
     Senior Vice President, Secretary & COO for First Midwest
     Financial, Inc.  Executive Vice President, Secretary, COO
     & Division President for First Federal Savings Bank of the
     Midwest and CEO of Security State Bank

G. MARK MICKELSON
     Vice President of Acquisitions, Northwestern Growth
     Corporation, Sioux Falls, South Dakota

RODNEY G. MUILENBURG
     Dairy Specialist, Minneapolis Division
     Purina Mills, Inc., Storm Lake, Iowa

RICHARD H. COLEMAN
     President, Security State Bank

SIDEBAR:


Richard H. Coleman
President
Security State Bank



Dana Hansen
Vice President
Security State Bank



Economic Data
 Average Land Value as of
September 1997
High-quality farmland in west-
central Iowa:  $2,521 per acre

Building Permits 1997
Stuart
Residential -- N/A
Commercial -- N/A

Taxable Retail Sales 1997
Stuart
$7,449,918

Unemployment Rate
as of June 1998
Guthrie County   2.5%

Bank Locations

[GRAPHIC-PHOTOS AND MAP OF BANK LOCATIONS]


First Federal Savings Bank of the Midwest,
Main Bank Office,  Fifth at Erie,
Storm Lake, Iowa.


Security State Bank,
Main Office, 615 South Division Street,
Stuart, Iowa


Brookings Federal Bank,
Main Office, 600 Main Avenue,
Brookings, South Dakota


Iowa Savings Bank,
Main Office, 3448 Westown Parkway, West
Des Moines, Iowa


OFFICE LOCATIONS

First Federal Savings Bank
Storm Lake Division
Main Bank Office
Fifth at Erie
P.O. Box 1307
Storm Lake, Iowa  50588
712-732-4117
800-792-6815
712-732-7105 fax

Storm Lake Plaza Office
1415 North Lake Avenue
Storm Lake, Iowa  50588
712-732-6655
712-732-7924 fax

Lake View Office
Fifth at Main
Lake View, Iowa  51450
712-657-2721
712-657-2896 fax

Laurens Office
104 North Third Street
Laurens, Iowa  50554
712-845-2588
712-845-2029 fax

Manson Office
Eleventh at Main
Manson, Iowa  50563
712-469-3319
712-469-2458 fax

Odebolt Office
219 South Main Street
Odebolt, Iowa  51458
712-668-4881
712-668-4882 fax

Sac City Office
518 Audubon Street
Sac City, Iowa  50583
712-662-7195
712-662-7196 fax

Brookings Federal Bank Division
Main Office
600 Main Avenue
P.O. Box 98
Brookings, South Dakota  57006
605-692-2314
800-842-7452
605-692-7059 fax

Eastbrook Office
425 22nd Avenue South
Brookings, South Dakota  57006
605-692-2314

Iowa Savings Bank
Division
Main Office
3448 Westown Parkway
West Des Moines, Iowa  50266
515-226-8474
515-226-8475 fax

Highland Park Office
3624 Sixth Avenue
Des Moines, Iowa  50313
515-288-4866
515-288-3104 fax

Security State Bank
Main Office
615 South Division
P.O. Box 606
Stuart, Iowa  50250
515-523-2203
800-523-8003
515-523-2460 fax

Casey Office
101 East Logan
P.O. Box 97
Casey, Iowa  50048
515-746-3366
800-746-3367
515-746-2828 fax

Menlo Office
501 Sherman
P.O. Box 36
Menlo, Iowa  50164
515-524-4521

Financial Contents

   10  Selected Consolidated Financial Information

   11  Management's Discussion and Analysis

   23  Report of Independent Auditors

   24  Consolidated Balance Sheets at September 30, 1998 and 1997

   25 Consolidated Statements of Income for the Years Ended September 30, 1998, 1997 and 1996

   26 Consolidated Statements of Changes in Shareholders' Equity for the Years Ended September 30, 1998, 1997 and 1996

   28  Consolidated Statements of Cash Flows
       for the Years Ended September 30, 1998,
       1997 and 1996

   30  Notes to Consolidated Financial Statements

First Midwest Financial, Inc. and Subsidiaries
SELECTED CONSOLIDATED FINANCIAL INFORMATION

September 30,                                                  1998          1997          1996             1995          1994
(IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA

Total assets ...........................................     $418,380      $404,589      $388,008         $264,213      $274,115
Loans receivable, net ..................................      270,286       254,641       243,534          178,552       155,497
Securities available for sale ..........................      120,610       115,985       109,492           70,232        37,180
Securities held to maturity ............................         --            --            --               --          65,917
Excess of cost over net assets acquired, net ...........        4,498         4,863         5,091            1,690         1,815
Deposits ...............................................      283,858       246,116       233,406          171,793       176,167
Total borrowings .......................................       89,888       112,126       106,478           52,248        61,218
Shareholders' equity ...................................       42,286        43,477        43,210           38,013        34,683
--------------------------------------------------------------------------------------------------------------------------------

Year Ended September 30,                                       1998          1997          1996             1995          1994
(IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATIONS DATA

Total interest income ..................................     $ 32,059      $ 29,005      $ 24,337         $ 21,054      $ 15,153
Total interest expense .................................       19,230        17,059        13,978           11,649         7,283
                                                             --------      --------      --------         --------      --------
   Net interest income .................................       12,829        11,946        10,359            9,405         7,870
   Provision for loan losses ...........................        1,663           120           100              250           105
                                                             --------      --------      --------         --------      --------
Net interest income after provision for loan losses ....       11,166        11,826        10,259            9,155         7,765
Total noninterest income ...............................        1,875         1,700         1,419            2,286         1,078
Total noninterest expense ..............................        8,253         7,382         7,568(3)         5,576         4,938
                                                             --------      --------      --------         --------      --------
Income before income taxes and cumulative
   effect of changes in accounting principles ..........        4,788         6,144         4,110            5,865         3,905
Income tax expense .....................................        2,003         2,502         1,696            2,321         1,433
Cumulative effect of changes in accounting principles ..         --            --            --               --             257
                                                             --------      --------      --------         --------      --------
Net income .............................................     $  2,785      $  3,642       $ 2,414(3)        $3,544      $  2,729
                                                             ========      ========       =========         ======      ========

Earnings per common and common equivalent share:
   Income before cumulative effect of changes
       in accounting principles(1)
       Basic earnings per share ........................     $   1.08      $   1.34       $  0.95(3)        $ 1.39      $   0.86
       Diluted earnings per share ......................     $   1.03      $   1.28       $  0.90(3)        $ 1.34      $   0.83
   Net income(1),
       Basic earnings per share ........................     $   1.08      $   1.34       $  0.95(3)        $ 1.39      $   0.95
       Diluted earnings per share ......................     $   1.03      $   1.28       $  0.90(3)        $ 1.34      $   0.92
--------------------------------------------------------------------------------------------------------------------------------

Year Ended September 30,                                           1998         1997         1996              1995          1994
SELECTED FINANCIAL RATIOS AND OTHER DATA
Performance Ratios

   Return on assets (ratio of net income
       to average total assets)(2) .....................           0.68%        0.98%        0.77%(3)          1.31%         1.29%
   Return on shareholders' equity (ratio of net
       income to average equity)(2) ....................           6.43         8.41         6.22(3)           9.86          7.89
   Interest rate spread information:
       Average during year .............................           2.76         2.80         2.83              3.13          3.25
       End of year .....................................           2.76         2.75         2.84              2.85          2.96
   Net yield on average interest-earning assets ........           3.26         3.38         3.47              3.63          3.94
   Ratio of operating expense to average total assets ..           2.00         2.00         2.40              2.06          2.30
Quality Ratios
   Non-performing assets to total assets at end of year            1.94          .82          .75               .29           .35
   Allowance for loan losses to non-performing loans ...          41.15        75.36        83.49            227.27        148.51
Capital Ratios
   Shareholders' equity to total assets at end of period          10.11        10.75        11.14             14.39         12.65
   Average shareholders' equity to average assets ......          10.51        11.62        12.44             13.28         20.52
   Ratio of average interest-earning assets to
        average interest-bearing liabilities ...........         110.22%      112.00%      113.72%           111.35%       119.04%
Other Data
   Book value per common share outstanding(1) ..........     $    16.56   $    16.11   $    14.81        $    14.13        $12.46
   Dividends declared per share(1) .....................           0.48         0.36         0.29              0.20           --
   Dividend payout ratio ...............................          44.05%       26.41%       30.90%            14.53%          --
   Number of full-service offices ......................             13           13           12                 8             8

(1)Amounts reported have been adjusted for the three-for-two stock split paid January 2, 1997 in the form of a 50% stock dividend.

(2)Return on assets and return on equity for fiscal year 1994 is 1.17% and 7.54%, respectively, excluding the cumulative effect of changes in accounting principles.

(3)Reflects the one-time industry-wide special assessment to recapitalize the Savings Association Insurance Fund.

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

The Company focuses on establishing and maintaining long-term relationships with customers, and is committed to serving the financial service needs of the communities in its market area. The Company's primary market area includes the following counties: Adair, Buena Vista, Calhoun, Ida, Guthrie, Pocahontas, Polk, and Sac located in Iowa, and Brookings county located in east central South Dakota. The Company attracts retail deposits from the general public and uses those deposits, together with other borrowed funds, to originate and purchase residential and commercial mortgage loans, to make consumer loans, and to provide financing for agricultural and other commercial business purposes.

The Company's basic mission is to maintain and enhance core earnings while serving its primary market area. As such, the Board of Directors has adopted a business strategy designed to (i) maintain the Company's tangible capital in excess of regulatory requirements, (ii) maintain the quality of the Company's assets, (iii) control operating expenses, (iv) maintain and, as possible, increase the Company's interest rate spread, and (v) manage the Company's exposure to changes in interest rates.

Acquisitions Completed
On September 30, 1996, First Midwest completed the acquisition of Central West Bancorporation ("Central West") and its wholly-owned subsidiary, Security State Bank, located in Stuart, Iowa. Upon acquisition, Central West was merged into First Midwest and Security became a wholly-owned, stand-alone subsidiary of First Midwest. Security operates offices in Stuart, Menlo and Casey, Iowa. At the date of acquisition, Central West had assets of approximately $33 million and equity of $2.6 million. Central West shareholders received cash of $18.04 and 2.3528 shares of the common stock of First Midwest for each Central West share held, totaling an aggregate consideration of approximately $5.2 million. The acquisition was accounted for as a purchase, and the accompanying consolidated financial statements reflect the combined results since the date of acquisition. The excess of cost over the estimated fair value of the assets acquired and liabilities assumed, totaling approximately $2.8 million, is being amortized over a fifteen year period (see Notes 1 and 3 to the Consolidated Financial Statements).

     On December 29, 1995, First Midwest completed the acquisition of Iowa Bancorp, Inc. ("Iowa Bancorp") and its wholly-owned subsidiary, Iowa Savings Bank, a federal savings bank ("Iowa Savings") located in Des Moines, Iowa. Upon acquisition, Iowa Bancorp was merged into the Company and Iowa Savings was merged into First Federal. The Iowa Savings office operates as the Iowa Savings Bank Division of First Federal Savings Bank of the Midwest. At the date of acquisition, Iowa Bancorp had assets of approximately $25 million and equity of $7.2 million. The Company purchased all of Iowa Bancorp's 379,980 outstanding shares and 36,537 shares subject to option for a cash payment of $20.39 per share less the exercise price of shares subject to option. Total net purchase price was $8.0 million. The acquisition was accounted for as a purchase, and the accompanying consolidated financial statements reflect the combined results since the date of acquisition. The excess of cost over the estimated fair value of the assets acquired and liabilities assumed, totaling approximately $760,000, is being amortized over a fifteen year period (see Notes 1 and 3 to the Consolidated Financial Statements).

Financial Condition
The  following  discussion  of the Company's  consolidated  financial  condition should be read in conjunction with the Selected Consolidated Financial Information and Consolidated Financial Statements and the related notes included elsewhere herein.

The Company's total assets at September 30, 1998 were $418.4 million, an increase of $13.8 million, or 3.4%, from $404.6 million at September 30, 1997. The increase in assets was due primarily to the increased origination and purchase of loans during the period.

The Company's portfolio of securities available for sale, excluding mortgage-backed securities, decreased $13.4 million, or 18.7%, to $58.2 million at September 30, 1998 from $71.6 million at September 30, 1997. The decrease in securities available for sale was the result of securities that matured, were called or were sold during the period in an amount greater than new security purchases. During fiscal 1998, the Company sold securities available for sale totaling $18.3 million, consisting primarily of common and preferred equity securities that had appreciated over purchase cost.

The balance in mortgage-backed securities available-for-sale increased by $18.1 million, or 40.8%, from $44.4 million at September 30, 1997, to $62.5 million at September 30, 1998. The increase resulted from the purchase of fixed-rate mortgage-backed securities in an amount greater than sales and repayments on existing mortgage-backed securities. The purchase of mortgage-backed securities were generally funded by proceeds from the maturity, call, or sale of other securities available for sale and increases in customer deposits.

The Company's portfolio of net loans receivable increased by $15.7 million, or 6.2%, to $270.3 million at September 30, 1998 from $254.6 million at September 30, 1997. The increase in net loans receivable is due to the increased origination of commercial business loans, the increased origination and purchase of residential mortgage loans, and the increased purchase of construction loans on commercial and multi-family properties. Consumer and agricultural-related loan balances declined as a result of repayments in excess of new originations during the period.

The balance of customer deposits increased by $37.8 million, or 15.4%, from $246.1 million at September 30, 1997 to $283.9 million at September 30, 1998. The increase in deposits resulted from management's continued efforts to enhance deposit product design and marketing programs. Deposit balances increased in interest-bearing transaction accounts and other time certificates of deposit in the amounts of $7.9 million and $30.4 million, respectively. Noninterest-bearing checking account balances declined by $601,000.

The Company's borrowings from the Federal Home Loan Bank of Des Moines ("FHLB") decreased by $22.1 million, or 20.6%, from $107.4 million at September 30, 1997 to $85.3 million at September 30, 1998. The reduction in FHLB borrowings was primarily the result of an increase in customer deposits that were used to repay borrowings during the period.

Shareholders' equity decreased $1.2 million, or 2.8%, to $42.3 million at September 30, 1998 from $43.5 million at September 30, 1997. The decrease in shareholders' equity is the result of stock repurchases and the payment of cash dividends on common stock in an amount greater than net earnings for the period.

Results of  Operations

The following discussion of the Company's results of operations should be read in conjunction with the Selected Consolidated Financial Information and Consolidated Financial Statements and the related notes included elsewhere herein.

The Company's results of operations are primarily dependent on net interest income, noninterest income and the Company's ability to manage operating expenses. Net interest income is the difference, or spread, between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities. The interest rate spread is affected by regulatory, economic, and competitive factors that influence interest rates, loan demand, and deposit flows. The Company, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets mature or reprice at different times, or on a different basis, than its interest-bearing liabilities.

The Company's noninterest income consists primarily of fees charged on transaction accounts and for the origination of loans, both of which help offset the costs associated with establishing and maintaining deposit and loan accounts. In addition, noninterest income is derived from the activities of

First Federal's wholly-owned subsidiaries, First Services Financial Limited and Brookings Service Corporation. Both engage in the sale of various non-insured investment products. Historically, the Company has not derived significant income as a result of gains on the sale of securities and other assets. However, during the years ended September 30, 1998, 1997, and 1996, gains were recorded in the amounts of $399,000, $217,000, and $79,000, respectively, as a result of the sale of securities available for sale.

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

At September 30,                                                       1998              1997            1996
WEIGHTED AVERAGE YIELD ON
Loans receivable.                                                      8.80%             8.84%            8.74%
Mortgage-backed securities                                             7.15              7.34             7.06
Securities available for sale                                          6.50              6.63             5.99
Other interest-earning assets                                          5.33              5.57             5.04
Combined weighted average yield on interest-earning assets             8.15              8.12             7.87

WEIGHTED AVERAGE RATE PAID ON
Demand, NOW deposits and Money Market                                  2.81              2.11             2.35
Savings deposits                                                       3.56              3.65             3.22
Time deposits                                                          5.85              5.87             5.78
FHLB advances                                                          5.91              5.86             5.81
Other borrowed money                                                   5.68              5.64             5.48
Combined weighted average rate paid on
interest-bearing liabilities                                           5.39              5.37             5.03

Spread                                                                 2.76%             2.75%            2.84%


RATE/VOLUME ANALYSIS
The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to the levels and volatility of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.

Year Ended September 30,                                       1998 vs. 1997                             1997 vs. 1996
                                                 ---------------------------------------    ----------------------------------------
                                                   Increase       Increase        Total       Increase       Increase        Total
                                                  (Decrease)     (Decrease)     Increase     (Decrease)     (Decrease)     Increase
                                                 Due to Volume   Due to Rate   (Decrease)   Due to Volume   Due to Rate   (Decrease)
                                                 -------------   -----------   ----------   -------------   -----------   ----------
                                                                                      (IN THOUSANDS)
INTEREST-EARNING ASSETS
Loans receivable .............................       $   665        $ (43)       $   622        $ 3,700        $ 166        $ 3,866
Mortgage-backed securities ...................         1,402          (65)         1,337           (115)         (65)          (180)
Securities available for sale ................           814          293          1,107            836           93            929
FHLB stock ...................................            (2)         (10)           (12)            63          (10)            53
                                                     -------        -----        -------        -------        -----        -------
Total interest-earning assets ................       $ 2,879        $ 175        $ 3,054        $ 4,484        $ 184        $ 4,668
                                                     -------        -----        -------        -------        -----        -------

INTEREST-BEARING LIABILITIES
Demand and NOW deposits ......................       $   101        $  17        $   118        $    91        $  63        $   154
Savings deposits .............................           (12)           8             (4)           140          (36)           104
Time deposits ................................         1,403          (67)         1,336          1,825          134          1,959
FHLB advances ................................           860         (153)           707            688          111            799
Other borrowed money .........................           (18)          32             14             80          (16)            64
                                                     -------        -----        -------        -------        -----        -------
Total interest-bearing liabilities ...........       $ 2,334        $(163)       $ 2,171        $ 2,824        $ 256        $ 3,080
                                                     -------        -----        -------        -------        -----        -------
Net effect on net interest income ............       $   545        $ 338        $   883        $ 1,660        $ (72)       $ 1,588
                                                     =======        =====        =======        =======        =====        =======

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

Year Ended September 30,


                                                    1998                              1997                            1996
                                      ----------------------------   -------------------------------  ------------------------------
                                        Average    Interest            Average      Interest            Average     Interest
                                      Outstanding  Earned    Yield   Outstanding    Earned     Yield  Outstanding   Earned     Yield
                                        Balance     /Paid    /Rate     Balance       /Paid     /Rate    Balance      /Paid     /Rate
                                        -------     -----    -----     -------       -----     -----    -------      -----     -----
                                                                             (IN THOUSANDS)
INTEREST-EARNING  ASSETS
Loans receivable(1)                    $ 256,482   $ 23,055    8.99%  $ 249,076     $ 22,433    9.01%  $ 207,983   $ 18,567    8.93%
Mortgage-backed securities                52,722      3,678    6.98      32,618        2,341    7.18      34,213      2,521    7.37
Securities available for sale             78,789      4,952    6.29      65,843        3,845    5.84      51,494      2,916    5.66
FHLB stock                                 5,514        374    6.78       5,546          386    6.96       4,644        333    7.17
                                       ---------   --------           ---------     --------           ---------   --------
Total interest-earning assets            393,507   $ 32,059    8.15%    353,083     $ 29,005    8.21%    298,334   $ 24,337    8.16%
Noninterest-earning assets                18,415   ========              19,408     ========              13,417   ========
                                      ----------                      ---------                        ---------
Total Assets                          $  411,922                       $372,491                        $ 311,751
                                      ==========                       ========                        =========

INTEREST-BEARING  LIABILITIES
Demand and NOW deposits               $   34,202   $    933    2.73%  $  30,398     $    815    2.68%   $  26,730  $    661    2.47%
Savings deposits                          20,090        502    2.50      20,538          506    2.46       14,906       402    2.70
Time deposits                            203,932     11,998    5.88     180,088       10,662    5.92      149,247     8,703    5.83
FHLB advances                             95,328      5,593    5.87      80,685        4,886    6.06       69,265     4,087    5.90
Other borrowed money                       3,473        204    5.87       3,543          190    5.36        2,198       126    5.73
                                       ---------   --------           ---------     --------           ---------   --------
Total interest-bearing liabilities       357,025   $ 19,230    5.39%    315,252     $ 17,059    5.41%     262,346  $ 13,979    5.33%
                                                   ========                         ========                       ========

                                                    1998                              1997                            1996
                                      ----------------------------   -------------------------------  ------------------------------
                                        Average    Interest            Average      Interest            Average     Interest
                                      Outstanding  Earned    Yield   Outstanding    Earned     Yield  Outstanding   Earned     Yield
                                        Balance     /Paid    /Rate     Balance       /Paid     /Rate    Balance      /Paid     /Rate
                                        -------     -----    -----     -------       -----     -----    -------      -----     -----
                                                                             (IN THOUSANDS)

Noninterest-bearing:

Deposits                                   5,646                          5,619                             2,647
Liabilities                                5,956                          8,320                             7,969
                                      ----------                      ---------                        ---------
Total liabilities                        368,627                        329,191                           272,962
Shareholders' equity                      43,295                         43,300                            38,789
                                      ----------                      ---------                        ---------
Total liabilities and
 shareholders equity                  $  411,922                      $ 372,491                         $ 311,751
                                      ==========                      =========                         =========

Net interest-earning assets           $   36,482                      $  37,831                         $  35,988
                                      ==========                      =========                         =========
Net interest income                                $ 12,829                         $  11,946                        $10,358
                                                   ========                         =========                        =======
Net interest rate spread                                       2.76%                            2.80%                          2.83%
                                                               ====                             ====                           ====
Net yield on average interest-
 earning assets                                                3.26%                            3.38%                          3.47%
                                                               ====                             ====                           ====
Average interest-earning assets to
 average interest-bearing liabilities     110.22%                        112.00%                           113.72%
                                          ======                         ======                            ======


(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED
SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997

General Net income for the year ended September 30, 1998 decreased $857,000, or 23.5%, to $2,785,000, from $3,642,000 for the same period ended September 30, 1997. The decrease in net income reflects a one-time charge to provision for loan and foreclosed real estate losses in the pre-tax amount of $1,500,000. The one-time charge was taken to increase the allowance for loan and foreclosed real estate losses, related primarily to mismanagement and possible fraud by one loan officer that is no longer with the Company.

Net Interest Income The Company's net interest income for the year ended September 30, 1998 increased by $883,000, or 7.4%, to $12,829,000 compared to $11,946,000 for the same period ended September 30, 1997. The increase in net interest income reflects an overall increase in the balance of average interest-earning assets during the period. The net yield on average earning assets decreased to 3.26% for the period ended September 30, 1998 from 3.38% for the same period in 1997. The decrease in net yield is due to a decline in total average interest-earning assets compared to total average interest-bearing liabilities and an increase in the average balance of non-accruing loans during the 1998 period.

During recent years, the Company has increased its origination and purchase of multi-family and commercial real estate loans, including construction loans on such property types, and has increased its origination of consumer, commercial business, and agricultural business loans. The Company anticipates activity in this type of lending will continue in future years. Net interest income is expected to continue an upward trend as a result of this type of lending activity. Interest rate yields are generally higher on these loan products compared to yields provided by conventional single-family residential real estate loans. This lending activity is considered to carry a higher level of risk due to the nature of the collateral and the size of individual loans. As such, the Company anticipates continued increases in its allowance for loan losses as a result of this lending activity.

Interest Income Interest income for the year ended September 30, 1998 increased $3,054,000, or 10.5%, to $32,059,000 from $29,005,000 for the same period in
1997. The increase reflects a $2,444,000 increase in interest earned on the portfolio of securities available for sale, which increased to $8,630,000 for the year ended September 30, 1998, from $6,185,000 in 1997. The increase in interest income from securities resulted from a higher average securities portfolio balance and, to a lesser extent, to a higher average yield on the securities portfolio during fiscal 1998 compared to 1997. In addition, interest income increased due to a $622,000 increase in interest earned on the loan portfolio as a result of a higher average loan portfolio balance during fiscal 1998 compared to 1997.

Interest Expense Interest expense increased $2,171,000, or 12.7%, to $19,230,000 for the year ended September 30, 1998 from $17,059,000 for the same period in 1997. The increase in interest expense is due to increases in the average outstanding balance of demand deposits, time deposits, and FHLB advances during the year ended September 30, 1998, compared to the same period in 1997. The increase in the average balance of demand and time deposits resulted from internal growth of the deposit portfolio. The average balance of FHLB advances increased due to borrowing activity throughout the period used primarily to fund growth of the loan portfolio and the purchase of securities available for sale. The increase in interest expense was partially offset by lower interest rates paid on time deposits and FHLB borrowings during the year ended September 30, 1998, compared to the previous year, as market interest rates generally have trended downward.

Provision for Loan Losses The provision for loan losses for the year ended September 30, 1998 was $1,663,000 compared to $120,000 for the same period in 1997. During 1998, the Company determined that an agricultural loan officer located in a subsidiary branch office had, through abuse of position and misrepresentation to management, authorized the disbursement of funds on loans for which collateral was inadequate. In addition, the possibility of fraud exists related to self-dealing by the loan officer in the disbursement of loan proceeds to persons and entities with which the loan officer was affiliated. This mismanagement and possible fraud was discovered as a result of the Company's routine internal audit procedures. The loan officer involved is no longer with the Company. The Company has contacted authorities, and an investigation is in process at this time. A thorough review was performed by the Company of the accounts in which the loan officer was involved. Management believes it has identified all loans for which material weaknesses exist and has classified those loans accordingly.

Based on the resulting increase in classified assets, management considered it prudent to increase the allow-ance for losses through an additional charge to the provision for loan losses in the amount of $1.3 million and a charge to provision for loss on foreclosed real estate in the amount of $200,000. These amounts were charged against income during the quarter ended March 31, 1998. Future recoveries are dependent on the ultimate resolution of weaknesses found in the loans, which can not be determined at this time, and any insurance proceeds that may be received.

Management believes that, based on a detail review of the loan portfolio, historic loan losses, current economic conditions, and other factors, the current level of provision for loan losses, and the resulting level of the allowance for loan losses, reflects an adequate reserve against potential losses from the loan portfolio.

Current economic conditions in the agricultural sector of the Company's market area indicate potential weakness due to historically low commodity prices. The agricultural economy is accustomed to commodity price fluctuations and is generally able to handle such fluctuations without significant problem. However, an extended period of low commodity prices could result in weakness of the Company's agricultural loan portfolio and could create a need for the Company to increase its allowance for loan losses through increased charges to provision for loan losses.

Although the Company maintains its allowance for loan losses at a level that it considers to be adequate, there can be no assurance that future losses will not exceed estimated amounts, or that additional provisions for loan losses will not be required in future periods. In addition, the Company's determination of the allowance for loan losses is subject to review by its regulatory agencies, which can require the establishment of additional general or specific allowances.

Noninterest Income Noninterest income for the year ended September 30, 1998 increased $174,000, or 10.2%, to $1,875,000 from $1,701,000 for the same period in 1997. The increase in noninterest income reflects an increase in loan fees and deposit service charges of $155,000 for fiscal 1998 compared to the same period in 1997 as a result of increased lending activity and increased activity on transaction accounts subject to service charges. In addition, gain on sales of securities available for sale increased by $182,000 for the year ended September 30, 1998 compared to 1997. Noninterest income was reduced for fiscal 1998 compared to 1997 due to a decline in brokerage commissions from sales of non-insured investment products through First Federal's subsidiaries and as a result of an increase in net loss on sales of foreclosed real estate.

Noninterest Expense Noninterest expense increased by $870,000, or 11.8%, to $8,252,000 for the year ended September 30, 1998 compared to $7,382,000 for the same period in 1997. Noninterest expense for employee compensation and benefits, and occupancy and equipment expense increased during fiscal 1998, compared to the same period in 1997, primarily as a result of the full year operation of a new branch office in West Des Moines, Iowa. In addition, noninterest expense reflects a $299,000 charge to provision for potential loss on real estate primarily related to a 104 unit apartment complex located in Madison, Wisconsin, which was acquired through foreclosure during fiscal 1998.

Income Tax Expense Income tax expense decreased by $498,000, or 19.9%, to $2,004,000 for the year ended September 30, 1998 from $2,502,000 for the same period in 1997. The decrease in income tax expense reflects the decrease in the level of taxable income for the period ended September 30, 1998 compared to the same period in 1997.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED
SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996

General Net income for the year ended September 30, 1997 increased $1,228,000, or 50.9%, to $3,642,000, from $2,414,000 for the same period ended September 30, 1996. The increase in net income reflects increases in net interest income and non-interest income, and a reduction in non-interest expense. Previous year net income reflects the one-time special assessment to recapitalize SAIF, which reduced net income by $795,000, net of income taxes.

Net Interest Income The Company's net interest income for the year ended September 30, 1997 increased by $1,587,000, or 15.3%, to $11,946,000 compared to
$10,359,000 for the same period ended September 30, 1996. The increase in net interest income reflects an overall increase in average interest-earning assets during the period resulting from the acquisition of Central West at September 30, 1996, and internal increases in the portfolio of loans and securities. The net yield on average earning assets decreased to 3.38% for the period ended September 30, 1997 from 3.47% for the same period in 1996.

The decrease in net yield is due primarily to a decline in net average interest-earning assets and an increase in the average balance of non-accruing loans during the 1997 period.

Interest Income Interest income for the year ended September 30, 1997 increased $4,668,000, or 19.2%, to $29,005,000 from $24,337,000 for the same period in
1996. The increase is primarily due to a $3,866,000 increase in interest earned on the loan portfolio, to $22,433,000 for the year ended September 30, 1997, from $18,567,000 in 1996. The increase in loan interest income resulted from higher average loan portfolio balances due to internal growth of the loan portfolio and the acquisition of Central West and, to a lesser extent, to a higher average yield on the loan portfolio during the period.

Interest Expense Interest expense increased $3,080,000, or 22.0%, to $17,059,000 for the period ended September 30, 1997 from $13,979,000 for the same period in 1996. The increase in interest expense is due to increases in the average outstanding balance of time deposits and FHLB advances during the year ended September 30, 1997, compared to the same period in 1996. The increase in the average balance of time deposits resulted from internal growth of the deposit portfolio and the acquisition of Central West. The average outstanding balance of FHLB advances increased due to borrowing activity throughout the period used primarily to fund growth of the loan portfolio and to fund the purchase of securities. To a lesser extent, the increase in interest expense reflects higher interest rates paid on interest-bearing liabilities during the year ended September 30, 1997, compared to the previous year.

Provision  for Loan  Losses  The  provision  for loan  losses for the year ended
September 30, 1997 was $120,000 compared to $100,000 for the same period in 1996. Noninterest Income Noninterest income for the year ended September 30, 1997 increased $282,000, or 19.9%, to $1,701,000 from $1,419,000 for the same period in 1996. The increase in noninterest income reflects an increase from loan fees and deposit service charges of $278,000 for fiscal 1997, compared to the same period in 1996, as a result of increased lending activity and increased activity on transaction accounts subject to service charges. In addition, the gain on sales of securities available for sale increased $137,000 for the year ended September 30, 1997 compared to 1996. Noninterest income was reduced for fiscal 1997 compared to 1996 due to a $223,000 decline in brokerage commissions as a result of a decline in sales of non-insured investment products through First Federal's subsidiaries.

Noninterest Expense Noninterest expense decreased by $186,000, or 2.5%, to $7,382,000 for the year ended September 30, 1997 compared to $7,568,000 for the same period in 1996. The decrease in noninterest expense reflects the fiscal 1996 payment of a one-time special assessment in the amount of $1,266,000, pre-tax, for the recapitalization of SAIF. In addition, noninterest expense was reduced as a result of federal legislation that reduced deposit insurance premiums during the year ended September 30, 1997. Noninterest expense for employee compensation and benefits, and occupancy and equipment expense, increased during fiscal 1997, compared to the same period in 1996, as a result of the acquisition of Central West at September 30, 1996, and as a result of a new branch office opening in Des Moines, Iowa.

Income Tax Expense Income tax expense increased by $806,000, or 47.5%, to $2,502,000 for the year ended September 30, 1997 from $1,696,000 for the same period in 1996. The increase in income tax expense reflects the increase in the level of taxable income for the period ended September 30, 1997 compared to the same period in 1996.

ASSET/LIABILITY MANAGEMENT AND MARKET RISK


Qualitative Aspects of Market Risk As stated above, the Company derives its income primarily from the excess of interest collected over interest paid. The rates of interest the Company earns on assets and pays on liabilities generally are established contractually for a period of time. Market interest rates change over time. Accordingly, the Company's results of operations, like those of many financial institution holding companies and financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of its assets and liabilities. The risk associated with changes in interest rates and the Company's ability to adapt to these changes is known as interest rate risk and is the Company's significant market risk.

Quantitative Aspects of Market Risk In an attempt to manage the Company's exposure to changes in interest rates and comply with applicable regulations, we monitor the Company's interest rate risk. In monitoring interest rate risk we continually analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.

An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Company's assets mature or reprice more rapidly or to a greater extent than its liabilities, then net portfolio value and net interest income would tend to increase during periods of rising interest rates and decrease during periods of falling interest rates. Conversely, if the Company's assets mature or reprice more slowly or to a lesser extent than its liabilities, then net portfolio value and net interest income would tend to decrease during periods of rising interest rates and increase during periods of falling interest rates.

The Company currently focuses lending efforts toward originating and purchasing competitively priced adjustable-rate and fixed-rate loan products with relatively short terms to maturity, generally 15 years or less. This allows the Company to maintain a portfolio of loans that will be sensitive to changes in the level of interest rates while providing a reasonable spread to the cost of liabilities used to fund the loans.

The Company's primary objective for its investment portfolio is to provide the liquidity necessary to meet loan funding needs. The investment portfolio is also used in the ongoing management of changes to the Company's asset/liability mix, while contributing to profitability through earnings flow. The investment policy generally calls for funds to be invested among various categories of security types and maturities based upon the Company's need for liquidity, desire to achieve a proper balance between minimizing risk while maximizing yield, the need to provide collateral for borrowings, and to fulfill the Company's asset/liability management goals.

The Company's cost of funds responds to changes in interest rates due to the relatively short-term nature of its deposit portfolio. Consequently, the results of operations are generally influenced by the level of short-term interest rates. The Company offers a range of maturities on its deposit products at competitive rates and monitors the maturities on an ongoing basis.

The Company emphasizes and promotes its savings, money market, demand and NOW accounts and, subject to market conditions, certificates of deposit with maturities of six months through five years, principally from its primary market area. The savings and NOW accounts tend to be less susceptible to rapid changes in interest rates.

In managing its asset/liability mix, the Company, at times, depending on the relationship between long- and short-term interest rates, market conditions, and consumer preference, may place somewhat greater emphasis on maximizing its net interest margin than on strictly matching the interest rate sensitivity of its assets and liabilities. Management believes the increased net income that may result from an acceptable mismatch in the actual maturity or repricing of its asset and liability portfolios can, during periods of declining or stable interest rates, provide sufficient returns to justify the increased exposure to sudden and unexpected increases in interest rates which may result from such a mismatch. The Company has established limits, which may change from time to time, on the level of acceptable interest rate risk. There can be no assurance, however, that in the event of an adverse change in interest rates, the Company's efforts to limit interest rate risk will be successful.

Net Portfolio Value The Company uses a Net Portfolio Value ("NPV") approach to the quantification of interest rate risk. This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance-sheet contracts. Management of the Company's assets and liabilities is performed within the context of the marketplace, but also within limits established by the Board of Directors on the amount of change in NPV that is acceptable given certain interest rate changes.

Presented below, as of September 30, 1998, is an analysis of the Company's interest rate risk as measured by changes in NPV for an instantaneous and sustained parallel shift in the yield curve, in 100 basis point increments, up and down 300 basis points. As illustrated in the table, the Company's NPV is more sensitive to rising rate changes than declining rates. This occurs primarily because, as rates rise, the market value of fixed-rate loans declines due both to the rate increase and the related slowing of prepayments on loans. When rates decline, the Company does not experience a significant rise in market value for these loans because borrowers prepay at relatively higher rates. The value of the Company's deposits and borrowings change in approximately the same proportion in rising and falling rate scenarios.

                                                           At September 30, 1998
--------------------------------------------------------------------------------


Change in Interest Rate Board Limit
(Basis Points)            % Change            $ Change               % Change
                                       (DOLLARS IN THOUSANDS)

+300 bp                     (50)%              $(5,579)                  (13)%
+200 bp                      (40)               (2,957)                    (7)
+100 bp                      (25)               (1,477)                    (3)
   0 bp                        -                    --                     --
- 100 bp                     (10)                1,115                      3
- 200 bp                     (15)                1,877                      4
- 300 bp                     (20)                2,284                      5


Certain shortcomings are inherent in the method of analysis presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets such as adjustable-rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayments and early withdrawal levels would likely deviate from those assumed in calculating the tables. Finally, the ability of some borrowers to service their debt may decrease in the event of an interest rate increase. The Company considers all of these factors in monitoring its exposure to interest rate risk.

The Office of Thrift Supervision ("OTS") issued a regulation which uses a net market value methodology to measure the interest rate risk exposure of thrift institutions. Under OTS regulations, an institution's "normal" level of interest rate risk in the event of an assumed 200 basis point change in interest rates is a decrease in the institution's NPV in an amount not to exceed two percent of the present value of its assets. Thrift institutions with greater than "normal" interest rate risk exposure must take a deduction from their total capital available to meet their risk-based capital requirement. The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease
(whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2.00% of the present value of its assets. The regulation, however, will not become effective until the OTS evaluates the process by which thrift institutions may appeal an interest rate risk deduction determination. It is uncertain as to when this evaluation may be completed.

Management reviews the OTS measurements and related peer reports on a quarterly basis. In addition to monitoring selected measures of NPV, management also monitors the effects on net interest income resulting from increases or decreases in interest rates. This measure is used in conjunction with NPV measures to identify excessive interest rate risk.

Asset Quality

It is management's belief, based on information available, that the Company's historic level of asset quality has been satisfactory. During fiscal year 1998, however, the Company experienced a significant increase in the level of its non-performing assets. At September 30, 1998, non-performing assets, consisting of non-accruing loans, real estate owned and repossessed consumer property, totaled $8,132,000, or 1.94% of total assets, compared to $3,313,000, or 0.82% of total assets, for the fiscal year ended 1997. The increase in non-performing assets for fiscal 1998 as compared to 1997 includes a $1,449,000 increase in non-accruing agricultural operating loans, a $3,623,000 increase in accruing loans more than 90 days delinquent related to a participation loan on four nursing homes located in Minnesota and a $907,000 increase in foreclosed assets due to the acquisition through foreclosure of an apartment complex located in Madison, Wisconsin.

The increase in non-performing assets reflects an increased level of delinquencies in the Company's agricultural loan portfolio due primarily to weakness in the underwriting process as a result of abuse of position and misrepresentation to management by an agricultural loan officer who is no longer with the Company. Several loans underwritten by this loan officer were not underwritten following the written guidelines established by the Company, and has resulted in higher than normal levels of loan delinquency and increased risk of loss on these loans. The Company has performed a thorough review of all loans underwritten by this loan officer and has increased its allowance for loan loss accordingly. The Company has implemented internal control procedures designed to prevent this situation from recurring.

The increase in non-performing assets also relates to a participation loan in the amount of $3,858,000 at September 30, 1998 secured by four nursing homes located in Minnesota. This loan was delinquent more than 90 days at September 30, 1998 due to a disruption in the borrower's cash flow. Subsequent to September 30, 1998, this loan was restructured with a reduction of the loan balance to $1,010,000 and all accrued interest paid current. The new loan is secured by one nursing home located in Minnesota. Also during fiscal 1998, the Company acquired through foreclosure a 104 unit apartment complex located in Madison, Wisconsin. The Company has a 58% participation interest in this property. Subsequent to September 30, 1998, a signed contract has been received for the purchase of this property, subject to due diligence by the buyer, at a net sales price approximately equal to the Company's carrying value at fiscal year end.

Liquidity and Sources of Funds The Company's primary sources of funds are deposits, borrowings, principal and interest payments on loans and mortgage-backed securities, and maturing investment securities. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan repayments are influenced by the level of interest rates, general economic conditions, and competition.

Federal regulations require First Federal to maintain minimum levels of liquid assets. Currently, First Federal is required to maintain liquid assets of at least 4% of the average daily balance of net withdrawable savings deposits and borrowings payable on demand in one year or less during the preceding calendar quarter. Liquid assets for purposes of this ratio include cash, certain time deposits, U.S. Government, governmental agency, and corporate securities and obligations, unless otherwise pledged. First Federal has historically maintained its liquidity ratio at levels in excess of those required. First Federal's regulatory liquidity ratios were 15.4%, 9.8%, and 5.4% at September 30, 1998, 1997 and 1996, respectively.

Liquidity management is both a daily and long-term function of the Company's management strategy. The Company adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand in the Company's market area, (ii) the projected availability of purchased loan products, (iii) expected deposit flows, (iv) yields available on interest-bearing deposits, and (v) the objectives of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits and other short- term government agency obligations. If the Company requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the Federal Home Loan Bank of Des Moines and has collateral eligible for use with reverse repurchase agreements.

The primary investing activities of the Company are the origination and purchase of loans and the purchase of securities. During the years ended September 30, 1998, 1997 and 1996, the Company originated loans of $147.2 million, $135.7 million and $90.6 million, respectively. Purchases of loans totaled $36.9 million, $29.8 million and $25.0 million during the years ended September 30, 1998, 1997 and 1996, respectively. During the years ended September 30, 1998, 1997 and 1996, the Company purchased mortgage-backed securities and other securities available for sale in the amount of $89.9 million, $67.6 million and $121.0 million, respectively.

At September 30, 1998, the Company had outstanding commitments to originate and purchase loans of $27.4 million. (See Note 16 of Notes to Consolidated Financial Statements.) Certificates of deposit scheduled to mature in one year or less from September 30, 1998 total $143.1 million. Based on its historical experience, management believes that a significant portion of such deposits will remain with the Company, however, there can be no assurance that the Company can retain all such deposits. Management believes, however, that loan repayment and other sources of funds will be adequate to meet the Company's foreseeable short- and long-term liquidity needs.

On September 20, 1993, the Bank converted from a federally chartered mutual savings and loan association to a federally chartered stock savings bank. At that time, a liquidation account was established for the benefit of eligible account holders who continue to maintain their account with the Bank after the conversion. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits. At September 30, 1998, the liquidation account approximated $2.6 million.

Under the Financial Institution's Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") and the Federal Deposit Insurance Act of 1991 ("FDICIA"), the capital requirements applicable to all financial institutions, including First Federal and Security, were substantially increased. First Federal and Security are in full compliance with the fully phased-in capital requirements. (See Note 15 of Notes to Consolidated Financial Statements.)

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

Impact of New Accounting Standards During the next few years, new accounting pronouncements that have been issued will take effect and others are expected. These are summarized below.

In the future, several new accounting pronouncements will be implemented. Statement No. 130 requires "other comprehensive income" and "comprehensive income" to be displayed along with net income. Other comprehensive income includes changes in unrealized gains and losses on available for sale securities, the offset of some pension liabilities currently recorded as reductions in equity, foreign currency translation and, in the future, will also include deferred hedging gains and losses. Comprehensive income is net income plus other comprehensive income.

Statement No. 131 for public companies redefines segment reporting to follow how each company's chief operating decision maker gets information about business segments to make operating decisions.

Statement No. 132 increases and revises pension plan disclosures for public companies, and simplifies such disclosures for nonpublic companies.

Statement No. 133 on derivatives will, in 2000, require all derivatives to be recorded at fair value in the balance sheet, with changes in fair value run through income. If derivatives are documented and effective as hedges, the change in the derivative fair value will be offset by an equal change in the fair value of the hedged item.

Statement No. 134 on mortgage banking will, in 1999, allow mortgage loans that are securitized to be classified as trading, available for sale or, in certain circumstances, held to maturity. Currently these must be classified as trading.

Implementation guidance on Statement No. 125 will clarify the requirement for loan participations to contain the right for the purchaser to resell the participation, to avoid classifying the participation as a secured borrowing instead of a reduction of loans.

Proposals will require that purchased loans, including those acquired in the purchase of an entire bank, be recorded net of estimated uncollectible loans. This means that no allowance for loan losses will carry over or be recorded except through subsequent expense, although subsequent losses equal to the amount estimated at purchase will not be shown as charge-offs.

The AICPA guidance for financial institutions in its accounting guide will be revised to conform to current literature, make a few changes, and combine the banking/savings guide, credit union and finance company guides, eliminating some differences therein. Some changes will be to disclose loans past due 90 days or more that are still on accrual and to disclose the policy for charging-off loans.

The FASB continues to study several issues, including recording all financial instruments at fair value and abolishing pooling of interests accounting. Also, it is likely that APB 25's measurement for stock option plans will be limited to employees and not to nonemployees such as directors, thereby causing compensation expense for stock options to directors.


                                                                YEAR 2000 ISSUES

The Company is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company is heavily dependent on computer processing in its business activities and the Year 2000 issue creates risk for the Company from unforeseen problems in the Company's computer system and from third parties whom the Company uses to process information. Such failures of the Company's computer system and/or third parties computer systems could have a material impact on the Company's ability to conduct its business.

The Company's primary data processing is provided by a major third party vendor. This provider has advised the Company that it has completed the renovation of its system to be Year 2000 ready, and is currently in process of providing users of the system the opportunity to test the system for readiness. The Company plans to perform its initial test of the data processing provider's system for Year 2000 readiness by December 31, 1998.

The Company has performed an assessment of its computer hardware and software, and has determined those systems that require upgrade to be Year 2000 ready. Such upgrades have either been completed or will be completed by December 31, 1998. In addition, the Company has reviewed other external third party vendors that provide services to the Company (i.e. utility companies, electronic funds transfer providers, alarm companies, insurance providers, loan participation companies, and mortgage loan secondary market agencies), and has requested or already received certification letters from these vendors that their systems will be Year 2000 ready on a timely basis. Testing will be performed with these service providers, where possible, to determine their Year 2000 readiness.

The Company could incur losses if loan payments are delayed due to Year 2000 problems affecting significant borrowers. The Company is communicating with such parties to assess their progress in evaluating and implementing any corrective measures required by them to be Year 2000 ready. To date, the Company has not been advised by such parties that they do not have plans in place to address and correct the issues associated with the Year 2000 problem; however, no assurance can be given as to the adequacy of such plans or to the timeliness of their implementation. As part of the current credit approval process, new and renewed loans are evaluated as to the borrower's Year 2000 readiness.

Based on the Company's review of its computer systems, management believes the cost of the remediation effort to make its systems Year 2000 ready will be approximately $60,000. In addition, it is estimated that 1,500 man hours will be incurred by Company personnel related to Year 2000 issues at an approximate cost of $40,000. Such costs will be charged to expense as they are incurred.

The Company has developed a Year 2000 contingency plan that addresses, among other issues, critical operations and potential failures thereof, and strategies for business continuation.

Although management believes the Company's computer systems and service providers will be Year 2000 ready, there can be no assurance that these systems, or those systems of other companies on which the Company's systems rely, will be fully functional in the Year 2000. Such failure could have a significant adverse impact on the financial condition and results of operations of the Company.

FORWARD-LOOKING STATEMENTS

The Company, and its wholly-owned subsidiaries First Federal and Security, may from time to time make "forward-looking statements," including statements contained in the Company's filings with the Securities and Exchange Commission (the "SEC"), in its reports to shareholders and in other communications by the Company, which are made in good faith by the Company and the Banks pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company's and the Banks' beliefs, expectations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company's and the Banks' control). The following factors, among others, could cause the Company's and the Banks' financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company and the Banks conduct operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services of the Banks, and the perceived overall value of these products and services by users; the impact of changes in financial services' laws and regulations; technological changes; acquisitions; changes in consumer spending and saving habits; and the success of the Company and the Banks at managing the risks involved in the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company's business and prospects is contained in the Company's periodic filings with the SEC. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Banks.

                                                  Report of Independent Auditors


                                             BOARD OF DIRECTORS AND SHAREHOLDERS
                                  FIRST MIDWEST FINANCIAL, INC. AND SUBSIDIARIES
                                                                STORM LAKE, IOWA


We have audited the accompanying consolidated balance sheets of First Midwest Financial, Inc. and Subsidiaries (the "Company") as of September 30, 1998 and 1997 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended September 30, 1998, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 1998 and 1997 and the results of its operations and its cash flows for the years ended September 30, 1998, 1997 and 1996 in conformity with generally accepted accounting principles.

CROWE, CHIZEK AND COMPANY LLP
South Bend, Indiana
October 22, 1998

First Midwest Financial, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

September 30, 1998 and 1997                                                    1998              1997
                                                                          -------------     -------------
ASSETS

Cash and due from banks ..............................................    $     908,984     $     875,169
Interest-bearing deposits in other financial institutions - short-term        5,818,460        10,709,907
Federal funds sold ...................................................             --           1,267,350
                                                                          -------------     -------------
Total cash and cash equivalents ......................................        6,727,444        12,852,426
Interest-bearing deposits in other financial institutions
  (cost approximates market value) ...................................             --             200,000
Securities available for sale ........................................      120,609,531       115,985,045
Loans receivable, net of allowance for loan losses
  of $2,908,902 in 1998 and $2,379,091 in 1997 .......................      270,286,189       254,640,971
Federal Home Loan Bank (FHLB) stock, at cost .........................        5,505,800         5,629,300
Accrued interest receivable ..........................................        4,968,607         5,366,109
Premises and equipment, net ..........................................        4,048,945         4,176,311
Foreclosed real estate, net of allowances of $299,532 in 1998 and
 $-0- in 1997 ........................................................        1,063,317           156,300
Other assets .........................................................        5,170,562         5,582,116
                                                                          -------------     -------------
       Total assets ..................................................    $ 418,380,395     $ 404,588,578
                                                                          =============     =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Noninterest-bearing demand deposits ..................................    $   4,971,562     $   5,572,296
Savings, NOW and money market demand deposits ........................       57,755,615        49,838,735
Other time certificates of deposit ...................................      221,130,975       190,704,667
                                                                          -------------     -------------
         Total deposits ..............................................      283,858,152       246,115,698
Advances from FHLB ...................................................       85,263,562       107,426,225
Securities sold under agreements to repurchase .......................        4,074,567         1,800,000
Other borrowings .....................................................          550,000         2,900,000
Advances from borrowers for taxes and insurance ......................          405,218           449,487
Accrued interest payable .............................................          834,741         1,065,746
Accrued expenses and other liabilities ...............................        1,108,592         1,354,418
                                                                          -------------     -------------
         Total liabilities ...........................................      376,094,832       361,111,574

Shareholders' Equity
Preferred stock, 800,000 shares authorized; none issued ..............             --                --
Common stock, $.01 par value; 5,200,000 shares authorized;
  2,957,999 shares issued and 2,553,245 shares outstanding
  at September 30, 1998; 2,957,999 shares issued and 2,698,904
  shares outstanding at September 30, 1997 ...........................           29,580            29,580
Additional paid-in capital ...........................................       21,330,075        20,984,754
Retained earnings - substantially restricted .........................       27,985,814        26,427,657
Net unrealized appreciation on securities available for sale,
  net of tax of $474,346 in 1998 and $568,013 in 1997 ................          798,820           960,371
Unearned Employee Stock Ownership Plan shares ........................         (367,200)         (567,200)
Treasury stock, 404,754 and 259,095 common shares, at cost,
  at September 30, 1998 and 1997, respectively .......................       (7,491,526)       (4,358,158)
                                                                          -------------     -------------
                  Total shareholders' equity .........................       42,285,563        43,477,004
                                                                          -------------     -------------


                    Total liabilities and shareholders' equity .......    $ 418,380,395     $ 404,588,578
                                                                          =============     =============

The accompanying notes are an integral part of these consolidated financial statements.

                                                       First Midwest Financial, Inc. and Subsidiaries
                                                                    CONSOLIDATED STATEMENTS OF INCOME


Years ended September 30, 1998, 1997 and 1996              1998              1997             1996
                                                       ------------     ------------     ------------
Interest and dividend income
Loans receivable, including fees ..................    $ 23,054,813     $ 22,432,828     $ 18,567,097
Securities available for sale .....................       8,629,761        6,185,385        5,437,734
Dividends on FHLB stock ...........................         374,220          386,462          332,634
                                                       ------------     ------------     ------------
                                                         32,058,794       29,004,675       24,337,465
Interest expense
Deposits ..........................................      13,432,454       11,982,913        9,766,586
FHLB advances and other borrowings ................       5,797,499        5,076,144        4,212,024
                                                       ------------     ------------     ------------
                                                         19,229,953       17,059,057       13,978,610
                                                       ------------     ------------     ------------

Net interest income ...............................      12,828,841       11,945,618       10,358,855

Provision for loan losses .........................       1,662,472          120,000          100,000
                                                       ------------     ------------     ------------

Net interest income after provision for
  loan losses .....................................      11,166,369       11,825,618       10,258,855

Noninterest income
Loan fees and deposit service charges .............       1,263,367        1,108,233          830,256
Gain on sales of securities available for sale, net         398,903          216,614           79,317
Gain (loss) on sales of foreclosed real estate, net         (33,034)          (6,722)          (8,630)
Brokerage commissions .............................          52,479           69,379          292,189
Other income ......................................         193,158          313,168          226,163
                                                       ------------     ------------     ------------
                                                          1,874,873        1,700,672        1,419,295
Noninterest expense
Employee compensation and benefits ................       4,644,809        4,341,038        3,732,839
Occupancy and equipment expense ...................       1,133,187        1,006,190          668,784
SAIF deposit insurance special assessment .........            --               --          1,265,996
SAIF deposit insurance premium ....................         143,199          220,849          433,367
Data processing expense ...........................         339,385          321,369          289,390
Provision for losses on foreclosed real estate ....         299,532             --             20,000
Other expense .....................................       1,692,728        1,492,819        1,157,886
                                                       ------------     ------------     ------------
                                                          8,252,840        7,382,265         7,568,262
                                                       ------------     ------------     ------------

Income before income taxes ........................       4,788,402        6,144,025        4,109,888

Income tax expense ................................       2,003,520        2,502,069        1,696,323
                                                       ------------     ------------     ------------

Net income ........................................    $  2,784,882     $  3,641,956     $  2,413,565
                                                       ============     ============     ============

Earnings per common and common equivalent share
Basic earnings per common share ...................    $       1.08     $       1.34     $        .95
                                                       ============     ============     ============
Diluted earnings per common share .................    $       1.03     $       1.28     $        .90
                                                       ============     ============     ============

The accompanying notes are an integral part of these consolidated financial statements.

First Midwest Financial, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

Years ended September 30, 1998, 1997 and 1996
                                                                                          Net Unrealized
                                                                                           Appreciation
                                                                                          (Depreciation)    Unearned
                                                                                           on Securities   Employee
                                                                Additional                    Available      Stock
                                                       Common      Paid-in      Retained      For Sale,    Ownership
                                                       Stock       Capital       Earnings    Net of Tax   Plan Shares
Balance at September 30, 1995 ....................  $  19,915   $ 19,310,045   $22,080,579     $571,564   $  (967,200)

Purchase of 41,910 common shares of treasury
  stock ..........................................      --              --              --           --           --
Retirement of 958 common shares ..................       (10)             10            --           --           --
30,000 common shares committed to
  be released under the ESOP .....................      --           303,524            --           --       200,000
Amortization of recognition and retention
  plan common shares and tax benefit of
  restricted stock under the plan ................      --           168,120            --           --           --
Cash dividends declared on common stock
  ($.29 per share) ...............................      --              --        (745,761)          --           --
Issuance of 171,158 common shares from
  treasury stock in connection with
  acquisition of Central West Bancorporation .....      --         1,192,990            --           --           --
Issuance of 9,450 common shares from
  treasury stock due to exercise of stock options       --          (112,138)           --           --           --
Net change in unrealized appreciation
  (depreciation) on securities available for sale,
  net of tax of ($321,866) .......................      --              --              --     (542,866)          --
Net income for the year ended September 30, 1996 .      --              --       2,413,565           --           --
                                                    ---------   ------------   -----------     --------   -----------
Balance at September 30, 1996 ....................    19,905      20,862,551    23,748,383       28,698      (767,200)

Purchase of 248,419 common shares of
  treasury stock .................................      --              --              --           --           --
Retirement of 3,474 common shares ................       (35)             35            --           --           --
30,000 common shares committed to be
  released under the ESOP ........................      --           295,740            --           --       200,000
Amortization of recognition and retention
  plan common shares and tax benefit of
  restricted stock under the plan ................      --            93,401            --           --           --
Cash dividends declared on common stock
  ($.36 per share) ...............................      --              --        (961,849)          --           --
Issuance of 970,978 common shares for stock
  dividend declared on common stock, net
  of cash paid in lieu of fractional shares ......     9,710          (9,710)         (833)          --           --
Purchase of 7,263 common shares upon
  exercise of stock options ......................      --              --              --           --           --
Issuance of 41,347 common shares from treasury
  stock due to exercise of stock options .........      --          (257,263)           --           --           --
Net change in unrealized appreciation on
  securities available for sale, net of tax of
      $ 549,689 ..................................      --              --              --      931,673           --
Net income for the year ended September 30, 1997 .      --              --       3,641,956           --           --
                                                    ---------   ------------   -----------     --------   -----------
Balance at September 30, 1997 ....................    29,580      20,984,754    26,427,657      960,371      (567,200)

                                                                       Total
                                                        Treasury    Shareholders'
                                                         Stock         Equity
Balance at September 30, 1995 ....................  $ (3,002,207)  $ 38,012,696

Purchase of 41,910 common shares of treasury
  stock ..........................................      (630,710)      (630,710)
Retirement of 958 common shares ..................          --             --
30,000 common shares committed to
  be released under the ESOP .....................          --          503,524
Amortization of recognition and retention
  plan common shares and tax benefit of
  restricted stock under the plan ................          --          168,120
Cash dividends declared on common stock
  ($.29 per share) ...............................          --         (745,761)
Issuance of 171,158 common shares from
  treasury stock in connection with
  acquisition of Central West Bancorporation .....     2,743,644      3,936,634
Issuance of 9,450 common shares from
  treasury stock due to exercise of stock options        206,638         94,500
Net change in unrealized appreciation
  (depreciation) on securities available for sale,
  net of tax of ($321,866) .......................          --         (542,866)
Net income for the year ended September 30, 1996 .          --        2,413,565
                                                    ------------   ------------
Balance at September 30, 1996 ....................      (682,635)    43,209,702

Purchase of 248,419 common shares of
  treasury stock .................................    (4,268,777     (4,268,777)
Retirement of 3,474 common shares ................          --             --
30,000 common shares committed to be
  released under the ESOP ........................          --          495,740
Amortization of recognition and retention
  plan common shares and tax benefit of
  restricted stock under the plan ................          --           93,401
Cash dividends declared on common stock
  ($.36 per share) ...............................          --         (961,849)
Issuance of 970,978 common shares for stock
  dividend declared on common stock, net
  of cash paid in lieu of fractional shares ......          --             (833)
Purchase of 7,263 common shares upon
  exercise of stock options ......................      (175,445)      (175,445)
Issuance of 41,347 common shares from treasury
  stock due to exercise of stock options .........       768,699        511,436
Net change in unrealized appreciation on
  securities available for sale, net of tax of
      $ 549,689 ..................................          --          931,673
Net income for the year ended September 30, 1997 .          --        3,641,956
                                                    ------------   ------------
Balance at September 30, 1997 ....................    (4,358,158)    43,477,004

26

First Midwest Financial, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (CONTINUED)

Years ended September 30, 1998, 1997 and 1996


                                                                                          Net Unrealized
                                                                                           Appreciation
                                                                                          (Depreciation)     Unearned
                                                                                           on Securities     Employee
                                                                Additional                     Available       Stock
                                                    Common       Paid-in         Retained      For Sale,     Ownership
                                                     Stock       Capital         Earnings     Net of Tax    Plan Shares
Balance at September 30, 1997 ..................    $29,580    $ 20,984,754     $26,427,657    $ 960,371     $(567,200)
Purchase of 152,226 common shares of
  treasury stock ...............................       --              --              --           --            --
30,000 common shares committed to be
  released under the ESOP ......................       --           454,460            --           --         200,000
Cash dividends declared on common stock
  ($.48 per share) .............................       --              --        (1,226,725         --            --
Purchase of 1,033 common shares upon
  exercise of stock options ....................       --              --              --           --            --
Issuance of 7,600 common shares from treasury
  stock due to exercise of stock options .......       --          (109,139)           --           --            --
Net change in unrealized appreciation on
  securities available for sale, net of tax of
  $(93,667) ....................................       --              --              --       (161,551)         --

Net income for the year ended September 30, 1998       --              --         2,784,882         --            --
                                                    -------    ------------     -----------    ---------     ---------

Balance at September 30, 1998 ..................    $29,580    $ 21,330,075     $27,985,814    $ 798,820     $(367,200)
                                                    =======    ============     ===========    =========     =========

                                                                         Total
                                                       Treasury      Shareholders'
                                                         Stock           Equity

Balance at September 30, 1997 ..................    $(4,358,158)    $ 43,477,004

Purchase of 152,226 common shares of
  treasury stock ...............................     (3,271,203)      (3,271,203)
30,000 common shares committed to be
  released under the ESOP ......................           --            654,460
Cash dividends declared on common stock
  ($.48 per share) .............................           --         (1,226,725)
Purchase of 1,033 common shares upon
  exercise of stock options ....................        (21,972)         (21,972)
Issuance of 7,600 common shares from treasury
  stock due to exercise of stock options .......        159,807           50,668
Net change in unrealized appreciation on
  securities available for sale, net of tax of
  $(93,667) ....................................           --           (161,551)

Net income for the year ended September 30, 1998           --          2,784,882
                                                    -----------     ------------
Balance at September 30, 1998 ..................    $(7,491,526)    $ 42,285,563
                                                    ===========     ============


The accompanying notes are an integral part of these consolidated financial statements.

First Midwest Financial, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended September 30, 1998, 1997 and 1996                  1998             1997              1996

Cash flows from operating activities

Net income ...........................................    $  2,784,882     $  3,641,956     $   2,413,565

Adjustments to reconcile net income to net cash
  from operating activities
   Depreciation, amortization and accretion, net .....         973,454        1,092,782           907,721
   Provision for loan losses .........................       1,662,472          120,000           100,000
   Provision for losses on foreclosed real estate ....         299,532             --              20,000
   Gain on sales of securities available for sale, net        (398,903)        (216,614)          (79,317)
   Proceeds from the sales of loans held for sale ....       5,613,115        3,592,055         1,064,000
   Originations of loans held for sale ...............      (5,613,115)      (3,592,055)       (1,064,000)
   Stock dividends from FHLB stock ...................            --               --             (78,900)
   (Gain) loss on sales of office property, net ......            --               --             (24,739)
   (Gain) loss on sales of foreclosed real estate, net          33,034            6,722             8,630
   Net change in
       Accrued interest receivable ...................         397,502         (337,062)       (1,406,034)
       Other assets ..................................          46,622          223,344          (399,200)
       Accrued interest payable ......................        (231,005)        (205,719)          348,940
       Accrued expenses and other liabilities ........        (152,159)      (2,348,712)        1,689,497
                                                          ------------     ------------     -------------
          Net cash from operating activities .........       5,415,431        1,976,697         3,500,163

Cash flows from investing activities
Net change in interest-bearing deposits in other
  financial institutions .............................         200,000          100,000          (300,000)
Purchase of securities available for sale ............     (89,877,636)     (67,569,576)     (120,994,759)
Proceeds from sales of securities available for sale .      18,280,412          804,067           366,829
Proceeds from maturities and principal repayment of
  securities available for sale ......................      67,062,074       61,943,630        95,068,472
Loans purchased ......................................     (36,947,582)     (29,819,316)      (24,975,540)
Net change in loans ..................................      18,415,456       18,519,590        (3,599,754)
Proceeds from sales of foreclosed real estate ........         440,401           93,453           132,842
Purchase of FHLB stock ...............................        (447,700)        (104,600)       (1,355,100)
Proceeds from redemption of FHLB stock ...............         571,200             --                --
Purchase of Iowa Bancorp, Inc., net of cash received .            --               --          (5,217,265)
Purchase of Central West Bancorporation, net of cash
  received ...........................................            --               --            (229,430)
Purchase of premises and equipment, net ..............        (227,895)        (842,423)         (845,380)
Proceeds from sales of assets ........................            --               --              72,925
                                                          ------------     ------------     -------------
   Net cash from investing activities ................     (22,531,270)     (16,875,175)      (61,876,160)

28

                                                       First Midwest Financial, Inc. and Subsidiaries
                                                     CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Years ended September 30, 1998, 1997 and 1996            1998              1997               1996
Cash flows from financing activities
Net change in noninterest-bearing demand,
  savings, NOW, and money market demand deposits    $   7,316,146     $     599,642     $    (295,265)
Net change in other time deposits ..............       30,426,308        12,110,330        18,548,037
Proceeds from advances from FHLB ...............      198,850,000       143,000,000       210,000,000
Repayments of advances from FHLB ...............     (221,012,663)     (137,861,578)     (160,510,585)
Net change in securities sold under agreements
  to repurchase ................................        2,274,567          (989,918)        1,640,000
Net change in other borrowings .................       (2,350,000)        1,500,000              --
Net change in advances from borrowers for taxes
  and insurance ................................          (44,269)          (40,756)          (11,279)
Cash dividends paid ............................       (1,226,725)         (962,682)         (745,761)
Proceeds from exercise of stock options ........           28,696           335,991            94,500
Purchase of treasury stock .....................       (3,271,203)       (4,268,777)         (630,710)
                                                    -------------     --------------    -------------
   Net cash from financing activities ..........       10,990,857        13,422,252        68,088,937
Net change in cash and cash equivalents ........       (6,124,982)       (1,476,226)        9,712,940
Cash and cash equivalents at beginning of year .       12,852,426        14,328,652         4,615,712
                                                    -------------     --------------    -------------

Cash and cash equivalents at end of year .......    $   6,727,444     $  12,852,426     $  14,328,652
                                                    =============     =============     =============

Supplemental disclosure of cash flow information
Cash paid during the year for:
   Interest ....................................    $  19,460,958    $   17,264,776     $ 13,629,670
   Income taxes ................................        1,795,805         2,415,042        1,736,192

Supplemental schedule of non-cash investing and
  financing activities
Loans transferred to foreclosed real estate ....    $   1,679,984    $      169,657     $    220,474
Issuance of common stock for purchase of
  Central West Bancorporation ..................             --                --          3,936,634


The accompanying notes are an integral part of these consolidated financial statements.

                 First Midwest Financial, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 1998,1997 AND 1996

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

Nature  of  Business,   Concentration   of  Credit  Risk  and  Industry  Segment
Information: The primary source of income for the Company is the purchase or origination of consumer, commercial, commercial real estate, and residential real estate loans. See Note 5 for a discussion of concentrations of credit risk. The Company accepts deposits from customers in the normal course of business primarily in northwest and central Iowa and eastern South Dakota. The Company operates primarily in the banking industry which accounts for more than 90% of its revenues, operating income and assets.

Assets held in trust or fiduciary capacity are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements. At September 30, 1998 and 1997, trust assets totaled approximately $14,165,000 and $12,392,000, respectively.

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

Certain Significant Estimates: The allowance for loan losses, fair values of securities and other financial instruments, and stock-based compensation expense, involve certain significant estimates made by management. These estimates are reviewed by management routinely and it is reasonably possible that circumstances that exist at September 30, 1998 may change in the near-term future and that the effect could be material to the consolidated financial statements.

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

Financial Instruments with Off-Balance-Sheet Risk: The Company, in the normal course of business, makes commitments to make loans which are not reflected in the consolidated financial statements. A summary of these commitments is disclosed in Note 16.

Intangible Assets: Goodwill arising from the acquisition of subsidiary banks is amortized over 15 years using the straight-line method. As of September 30, 1998 and 1997, unamortized goodwill totaled approximately $4,497,815 and $4,862,747, respectively. Amortization expense was $364,932, $363,923 and $170,070 for the years ended September 30, 1998, 1997 and 1996.

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

Stock Dividends: Common share amounts related to the ESOP plan, stock compensation plans and earnings and dividends per share are restated for stock splits and stock dividends, including the three-for-two stock split effected in the form of a 50% stock dividend which was paid on January 2, 1997.

Earnings Per Common Share: Basic and diluted earnings per common share are computed under a new accounting standard effective beginning with the quarter ended December 31, 1997. All prior earnings per common share amounts have been restated to be comparable. Basic earnings per common share is based on the net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for earnings per common share calculations as they are committed to be released; unearned ESOP shares are not considered outstanding. Management recognition and retention plan shares are considered outstanding for basic earnings per common share calculations as they become vested. Diluted earnings per common share shows the dilutive effect of additional potential common shares issuable under stock options and nonvested shares issued under management recognition and retention plans.

Reclassifications: Certain amounts in the 1997 and 1996 consolidated financial statements were reclassified to conform with the 1998 presentation.

Stock Compensation: Expense for employee compensation under stock option plans is based on Accounting Principles Board ("APB") Opinion 25, with expense reported only if options are granted below market price at grant date. If applicable, disclosures of net income and earnings per share are provided as if the fair value method of SFAS No. 123 were used for stock-based compensation.

New Accounting Pronouncements: During the next few years, new accounting pronouncements that have been issued will take effect and others are expected. These are summarized below.

In the future, several new accounting pronouncements will be implemented. Statement No. 130 requires "other comprehensive income" and "comprehensive income" to be displayed along with net income. Other comprehensive income includes changes in unrealized gains and losses on available for sale securities, the offset of some pension liabilities currently recorded as reductions in equity, foreign currency translation, and in the future will also include deferred hedging gains and losses.

Comprehensive income is net income plus other comprehensive income.

Statement No. 131 for public companies redefines segment reporting to follow how each company's chief operating decision maker gets information about business segments to make operating decisions.

Statement No. 132 increases and revises pension plan disclosures for public companies, and simplifies such disclosures for nonpublic companies.

Statement No. 133 on derivatives will, in 2000, require all derivatives to be recorded at fair value in the balance sheet, with changes in fair value run through income. If derivatives are documented and effective as hedges, the change in the derivative fair value will be offset by an equal change in the fair value of the hedged item.

Statement No. 134 on mortgage banking will, in 1999, allow mortgage loans that are securitized to be classified as trading, available for sale, or in certain circumstances held to maturity. Currently these must be classified as trading.

Implementation guidance on Statement No. 125 will clarify the requirement for loan participations to contain the right for the purchaser to resell the participation, to avoid classifying the participation as a secured borrowing instead of a reduction of loans.

Proposals will require that purchased loans, including those acquired in the purchase of an entire bank, be recorded net of estimated uncollectible loans. This means that no allowance for loan losses will carry over or be recorded except through subsequent expense, although subsequent losses equal to the amount estimated at purchase will not be shown as charge-offs.

The AICPA guidance for financial institutions in its accounting guide will be revised to conform to current literature, make a few changes, and combine the banking/savings guide, credit union, and finance company guides, eliminating some differences therein. Some changes will be to disclose loans past due 90 days or more that are still on accrual and to disclose the policy for charging-off loans.

The FASB continues to study several issues, including recording all financial instruments at fair value and abolishing pooling of interests accounting. Also, it is likely that APB 25's measurement for stock option plans will be limited to employees and not to nonemployees such as directors, thereby causing compensation expense for stock options to directors.

                                              NOTE 2 - EARNINGS PER COMMON SHARE

A reconciliation of the numerators and denominators used in the computation of basic earnings per common share and diluted earnings per common share is presented below.

Year ended September 30,                       1998            1997           1996
Basic Earnings Per Common Share:
   Numerator
       Net income .....................    $ 2,784,882     $ 3,641,956     $ 2,413,565
                                           ===========     ===========     ===========
Denominator
   Weighted average common
     shares outstanding ...............      2,646,105       2,822,021       2,682,650

   Less:  Weighted average unallocated
     ESOP shares ......................        (71,327)       (101,375)       (130,662)
                                           -----------     -----------     -----------
   Weighted average common shares
     outstanding for basic earnings per
     common share .....................      2,574,778       2,720,646       2,551,988
                                           ===========     ===========     ===========

Basic earnings per common share .......    $      1.08     $      1.34     $       .95
                                           ===========     ===========     ===========

Year ended September 30,                   1998          1997           1996
Diluted Earnings Per Common Share
Numerator
   Net income ......................    $2,784,882    $3,641,956    $2,413,565
                                        ==========    ==========    ==========
Denominator
   Weighted average common
     shares outstanding for basic
     earnings per common share .....     2,574,778     2,720,646     2,551,988

   Add:  Dilutive effects of assumed
     exercises of stock options ....       127,862       130,638       136,811
                                        ----------    ----------    ----------
   Weighted average common
     and dilutive potential
     common shares outstanding .....     2,702,640     2,851,284     2,688,799
                                        ==========    ==========    ==========

Diluted earnings per common share ..    $     1.03    $     1.28    $      .90
                                        ==========    ==========    ==========

Incentive stock options for 55,500 shares of common stock, granted during the year ended September 30, 1997, were not considered in computing diluted earnings per common share for the year ended September 30, 1997 because they were antidilutive. Additionally, on September 30, 1998 the Company granted stock options for 13,418 shares of common stock which may affect the computation of diluted earnings per common share in future periods.

During the year ended September 30, 1998, the Company redeemed approximately 5.6% of its beginning year outstanding common shares (152,226 shares) under its common stock repurchase program. This repurchase will affect the Company's future earnings per common share computations by reducing amounts available for investment and weighted average shares outstanding.


NOTE 3 - ACQUISITIONS


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

Presented below are the consolidated proforma results of operations of the Company for the year ended September 30, 1996, assuming the Iowa Bancorp acquisition had occurred as of the beginning of the fiscal year.

Net interest income                                                $10,467,578
Net income                                                           2,268,794
Earnings per common and common
  equivalent share
   Basic earnings per common share                                        $.89
   Diluted earnings per common share                                      $.84

On September 30, 1996, the Company acquired 100% of the common stock of Central West Bancorporation ("Central West"), and its wholly-owned subsidiary, Security State Bank, in a purchase transaction with $33 million in assets. Each share of Central West's common stock was exchanged for $18.04 in cash and 2.3528 shares of the Company's common stock. The Company paid approximately $1.3 million and issued 256,737 common shares valued at $15.33 per share, as restated for the three-for-two stock split paid on January 2, 1997, for a total value of $3,936,634. Central West's results of operations are included in the consolidated income statement of the Company beginning as of the purchase date.

Presented below are the consolidated proforma results of operations of the Company for the year ended September 30, 1996, assuming the Central West acquisition had occurred as of the beginning of the fiscal year.


Net interest income                                               $11,326,730
Net income                                                          2,410,218
Earnings per common and common
  equivalent share
   Basic earnings per common share                                       $.86
   Diluted earnings per common share                                     $.82


                                                             NOTE 4 - SECURITIES

YEAR END SECURITIES AVAILABLE FOR SALE WERE AS FOLLOWS:

                                                            Gross            Gross
                                          Amortized      Unrealized       Unrealized          Fair
1998                                         Cost           Gains            Losses           Value

Debt securities
Trust preferred ....................    $ 27,638,030    $    61,333     $    (443,567)    $ 27,255,796

Obligations of states and
   political subdivisions ..........       1,307,076         34,588              (711)       1,340,953
U.S. Government and federal agencies      26,985,523        786,407               (77)      27,771,853
Mortgage-backed securities .........      61,767,555        778,961           (92,073)      62,454,443
                                        ------------    -----------     -------------     ------------
                                         117,698,184      1,661,289          (536,428)     118,823,045
Marketable equity securities .......       1,638,181        315,815          (167,510)       1,786,486
                                        ------------    -----------     -------------     ------------

                                        $119,336,365    $ 1,977,104     $    (703,938)    $120,609,531
                                        ============    ===========     =============     ============

1997

Debt securities
Obligations of states and
   political subdivisions ..........    $  1,367,421    $    26,299     $      (3,775)    $  1,389,945
U.S. Government and federal agencies      68,129,132        543,889          (188,059)      68,484,962
Mortgage-backed securities .........      43,644,377        882,930          (102,162)      44,425,145
                                        ------------    -----------     -------------     ------------
                                         113,140,930      1,453,118          (293,996)     114,300,052
Marketable equity securities .......       1,315,731        369,652              (390)       1,684,993
                                        ------------    -----------     -------------     ------------

                                        $114,456,661    $ 1,822,770     $    (294,386)    $115,985,045
                                        ============    ===========     =============     ============

                                                                              35

The amortized cost and fair value of debt securities by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       September 30, 1998
                                                  ------------------------------
                                                    Amortized           Fair
                                                       Cost             Value
Due in one year or less ....................      $  1,558,889      $  1,567,466
Due after one year through five years ......        11,373,772        11,609,811
Due after five years through ten years .....        15,359,937        15,935,529
Due after 10 years .........................        27,638,031        27,255,796
                                                  ------------      ------------
                                                    55,930,629        56,368,602
Mortgage-backed securities .................        61,767,555        62,454,443
                                                  ------------      ------------

                                                  $117,698,184      $118,823,045
                                                  ============      ============

Activities   related  to  the  sale  of   securities   available  for  sale  and
mortgage-backed securities available for sale are summarized as follows:

                                                Years Ended September 30,
                                       -----------------------------------------
                                           1998           1997            1996
Proceeds from sales ............       $18,280,412       $804,067       $366,829
Gross gains on sales ...........           398,903        216,614         79,317

NOTE 5 - LOANS RECEIVABLE, NET

Year end loans receivable were as follows:

                                                         1998              1997
One to four family residential mortgage loans:
   Insured by FHA or guaranteed by VA ..........    $     299,454     $     388,589
   Conventional ................................       85,499,468        73,514,864
Construction ...................................       32,989,982        21,263,847
Commercial and multi-family real estate loans ..       66,845,149        74,869,777
Agricultural real estate loans .................       10,536,857        11,732,395
Commercial business loans ......................       21,587,249        18,456,004
Agricultural business loans ....................       37,233,902        38,650,322
Consumer loans .................................       26,238,825        27,397,629
                                                    -------------     -------------
                                                      281,230,886       266,273,427
Less:  Allowance for loan losses ...............       (2,908,902)       (2,379,091)
       Undistributed portion of loans in process       (7,738,379)       (8,700,400)
       Net deferred loan origination fees ......         (297,416)         (552,965)
                                                    -------------     -------------

                                                    $ 270,286,189     $ 254,640,971
                                                    =============     =============

36

Activity in the allowance for loan losses for the years ended September 30 was as follows:

                                                  1998            1997            1996
Beginning balance ........................    $ 2,379,091     $ 2,356,113     $ 1,649,520
Provision for loan losses ................      1,662,472         120,000         100,000
Recoveries ...............................         33,635          25,638            --
Iowa Bancorp allowance at acquisition date           --              --           132,500
Central West allowance at acquisition date           --              --           563,310
Charge-offs ..............................     (1,166,296)       (122,660)        (89,217)
                                              -----------     -----------     -----------

Ending balance ...........................    $ 2,908,902     $ 2,379,091     $ 2,356,113
                                              ===========     ===========     ===========

Virtually  all  of  the  Company's  originated  loans  are  to  Iowa  and  South
Dakota-based individuals and organizations. The Company's purchased loans totalled approximately $93,482,000 at September 30, 1998 and were secured by properties located, as a percentage of total loans, as follows: 10% in Washington, 5% in Wisconsin, 4% in Minnesota, 2% in New Mexico, 2% in North Dakota, 2% in South Dakota, and the remaining 8% in sixteen other states. The Company's purchased loans totalled approximately $75,851,000 at September 30, 1997 and were secured by properties located, as a percentage of total loans, as follows: 6% in Wisconsin, 5% in Washington, 3% in Minnesota, 2% in Iowa, 2% in North Dakota and the remaining 10% in seventeen other states.

The Company originates and purchases commercial real estate loans. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production. The Company's commercial real estate loans include approximately $8,100,000 and $10,776,000 of loans secured by nursing homes at September 30, 1998 and 1997, respectively. The remainder of the commercial real estate portfolio is diversified by industry. The Company's policy for requiring collateral and guarantees varies with the creditworthiness of each borrower.

The amount of restructured and related party loans as of September 30, 1998 and 1997 were not significant. The amount of non-accruing loans as of September 30, 1998 and 1997 were $3,164,000 and $2,875,000, respectively.

Impaired loans were as follows:

                                                           1998          1997
Year end loans with no allowance for loan losses
  allocated .......................................      $     --    $      --
Year end loans with allowance for loan losses
  allocated .......................................       912,629    2,131,692
Amount of the allowance allocated .................       240,300      337,600


Average of impaired loans during the year .........       677,696    1,707,690
Interest income recognized during impairment ......            --       49,000
Cash-basis interest income recognized .............            --       49,000

NOTE 6 - FORECLOSED REAL ESTATE

Year end foreclosed real estate was as follows:

                                                            1998         1997
Foreclosed real estate .............................    $ 1,362,849     $156,300
Less:  Allowance for foreclosed real estate losses .       (299,532)        --
                                                        -----------     --------

                                                        $ 1,063,317     $156,300
                                                        ===========     ========

Activity in the allowance for foreclosed real estate losses for the years ended September 30 was as follows:

                                                    1998        1997         1996
Balance, beginning of period .................    $   --      $ 5,000     $   --
Provision for losses on foreclosed real estate     299,532       --         20,000
Less:  Losses charged against allowance ......        --       (5,000)     (15,000)
                                                  --------    -------     --------

Balance, end of period .......................    $299,532    $  --       $  5,000
                                                  ========    =======     ========


NOTE 7 - LOAN SERVICING

Mortgage loans serviced for others are not reported as assets. The unpaid principal balances of these loans at year end were as follows:

                                                       1998              1997
Mortgage loan portfolios serviced
  for FNMA ................................        $ 6,766,000        $4,884,000
Other .....................................          4,198,000         1,000,000
                                                   -----------        ----------

   Total ..................................        $10,964,000        $5,884,000
                                                   ===========        ==========

Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $111,000 and $19,000 at September 30, 1998 and 1997, respectively.

NOTE 8 - PREMISES AND EQUIPMENT, NET

Year end premises and equipment were as follows:

                                                      1998               1997
Land .....................................       $   535,233        $   535,233
Buildings ................................         4,674,969          4,607,698
Furniture, fixtures and equipment ........         2,450,526          2,292,295
                                                 -----------        -----------
                                                   7,660,728          7,435,226
Less accumulated depreciation ............        (3,611,783)        (3,258,915)
                                                 -----------        -----------

                                                 $ 4,048,945        $ 4,176,311
                                                 ===========        ===========

Depreciation of premises and equipment included in occupancy and equipment expense was $355,261, $346,444 and $214,201 for the years ended September 30, 1998, 1997 and 1996.

NOTE 9 - DEPOSITS

Jumbo certificates of deposit in denominations of $100,000 or more was approximately $14,183,000 and $19,265,000 at year end 1998 and 1997.

At September 30, 1998, the scheduled maturities of certificates of deposit were as follows for the years ended September 30:


1999                                                   $ 143,137,661
2000                                                      60,253,793
2001                                                      11,322,012
2002                                                       2,261,005
2003                                                       3,853,953
Thereafter                                                   302,551
                                                       -------------

                                                       $ 221,130,975
                                                       =============


NOTE 10 - ADVANCES FROM FEDERAL HOME LOAN BANK

At September 30, 1998, advances from the FHLB of Des Moines with fixed and variable rates ranging from 5.05% to 7.82% mature in the year ending September 30 as follows:


1999                                                   $  21,600,000
2000                                                      14,600,000
2001                                                       7,200,000
2002                                                       5,863,562
2003                                                               -
Thereafter                                                36,000,000
                                                       -------------
                                                       $  85,263,562
                                                       =============

The Bank and Security have executed blanket pledge agreements whereby the Bank and Security assign, transfer and pledge to the FHLB and grant to the FHLB a security interest in all property now or hereafter owned. However, the Bank and Security have the right to use, commingle and dispose of the collateral they have assigned to the FHLB. Under the agreements, the Bank and Security must maintain "eligible collateral" that has a "lending value" at least equal to the "required collateral amount," all as defined by the agreements.

At year end 1998 and 1997, the Bank and Security pledged securities with amortized costs of approximately $41,980,000 and $83,544,000 and fair values of approximately $42,636,000 and $84,261,000 against specific FHLB advances. In addition, qualifying mortgage loans of approximately $82,165,000 and $65,305,000 were pledged as collateral at year end 1998 and 1997.

NOTE 11 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Year end securities sold under agreements to repurchase totaled $4,074,567 and $1,800,000 for 1998 and 1997. An analysis of securities sold under agreements to repurchase is as follows:

                                                                     Years ended
                                                        --------------------------------
                                                              1998               1997
Highest month-end balance                               $    4,074,567    $    2,789,918
Average balance                                              2,915,614         2,284,590
Weighted average interest rate during the period                 5.80%             5.62%
Weighted average interest rate at end of period                  5.71%             5.79%

At year end 1998, securities sold under agreements to repurchase had maturities ranging from 1 to 20 months with a weighted average maturity of 6 months. The Company pledged securities with amortized costs of approximately $4,285,000 and $2,267,000 and fair values of approximately $4,439,000 and $2,380,000, respectively, at year end 1998 and 1997 as collateral for securities sold under agreements to repurchase.

NOTE 12 - OTHER BORROWINGS

Other borrowings at year end 1998 and 1997 consisted of $550,000 and $2,900,000 of advances from the Federal Reserve Bank of Chicago. The advances outstanding at year end 1998 had a 5.45% interest rate and were due October 2, 1998. The Company pledged securities with amortized costs of approximately $1,499,000 and $3,491,000 and fair values of approximately $1,512,000 and $3,507,000 at year end 1998 and 1997 as collateral for other borrowings.

NOTE 13 - EMPLOYEE BENEFITS

Employee Stock Ownership Plan (ESOP): The Company maintains an ESOP for eligible employees who have 1,000 hours of employment with the Bank and who have attained age 21. The ESOP borrowed $1,534,100 from the Company to purchase 230,115 shares of the Company's common stock. Collateral for the loan is the unearned shares of common stock purchased with the loan proceeds by the ESOP. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP over a period of 8 years. The interest rate for the loan is 8%. Shares purchased by the ESOP are held in suspense for allocation among participants as the loan is repaid. ESOP expense of $654,460, $495,740 and $451,500 was recorded for the years ended September 30, 1998, 1997 and 1996. Contributions of $200,000, $200,000 and $200,000 were made to the ESOP during the years ended September 30, 1998, 1997 and 1996.

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

For the years ended September 30, 1998, 1997 and 1996, 30,000, 30,000 and 30,000
shares with an average fair value of $21.82, $16.52 and $15.05 per share, respectively, were committed to be released. Also, for the years ended September 30, 1998, 1997 and 1996, allocated shares and total ESOP shares reflects 8,617, 4,517 and 2,858 shares withdrawn from the ESOP by participants who are no longer with the Company, net of shares purchased for dividend reinvestment.

Year end ESOP shares are as follows:

                                             1998          1997           1996
Allocated shares ....................      157,128        135,745        110,262

Unearned shares .....................       55,080         85,080        115,080
                                          --------     ----------     ----------

Total ESOP shares ...................      212,208        220,825        225,342
                                          ========     ==========     ==========

Fair value of unearned shares .......     $950,130     $1,690,965     $1,860,460
                                          ========     ==========     ==========

Stock Options and Incentive Plans: Certain officers and directors of the Company have been granted options to purchase common stock of the Company pursuant to stock option plans.

SFAS No. 123, which became effective for stock-based compensation during fiscal years beginning after December 15, 1995, requires proforma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation for awards granted in the first fiscal year beginning after December 15, 1994. Accordingly, the following proforma information presents net income and earnings per share had the fair value method been used to measure compensation cost for stock option plans. The exercise price of options granted is equivalent to the market value of underlying stock at the grant date. Accordingly, compensation cost actually recognized for stock options was $-0- for 1998, 1997 and 1996.

The fair value of options granted during 1998, 1997 and 1996 is estimated using the following weighted-average information: risk-free interest rate of 4.49%, 6.44% and 6.18%, expected life of 7.0 years, expected dividends of 2.69%, 2.02% and 1.90% per year and expected stock price volatility of 20%, 18% and 18% per year.

                                                 1998             1997             1996
Net income as reported .........         $    2,784,882    $    3,641,956   $    2,413,565
Proforma net income ............         $    2,689,596    $    3,531,215   $    2,266,238


Reported earnings per common and
  common equivalent share
   Basic .......................         $         1.08    $         1.34   $          .95
   Diluted .....................         $         1.03    $         1.28   $          .90

Proforma earnings per common and
  common equivalent share
   Basic .......................        $          1.04    $         1.30   $          .89
   Diluted .....................        $          1.00    $         1.24   $          .84

In future years, the proforma effect of not applying this standard is expected to increase as additional options are granted.

Stock option plans are used to reward employees and provide them with an additional equity interest. Options are issued for 10 year periods, with 100% vesting generally occurring 48 months after grant date. At fiscal year end 1998, 151,117 shares were authorized for future grants. Information about option grants follows.

                                                         Number         Weighted-average
                                                       of options       exercise price
Outstanding, September 30, 1995 ...............          264,141          $    6.80
Granted .......................................           58,740              15.44
Exercised .....................................          (14,175)              6.67
Forfeited .....................................             --                   --
                                                         -------
Outstanding, September 30, 1996 ...............          308,706               8.45


Granted .......................................           69,930              17.91
Exercised .....................................          (51,838)              9.87
Forfeited .....................................           (1,500)             14.75
                                                         -------
Outstanding, September 30, 1997 ...............          325,298              10.23


Granted .......................................           13,418              17.88
Exercised .....................................           (7,600)              6.67
Forfeited .....................................             --                  --
                                                         -------

Outstanding, September 30, 1998 ...............          331,116          $   10.62
                                                         =======          =========

The weighted-average fair value per option for options granted in 1998, 1997 and 1996 was $2.01, $4.15 and $3.52. At year end 1998, options outstanding had a weighted-average remaining life of 6.29 years and a range of exercise price from $6.67 to $20.13.

Options exercisable at year end are as follows.

                                             Number           Weighted-average
                                          of options            exercise price
1996                                        242,487                 $8.89
1997                                        269,798                 $8.77
1998                                        285,491                 $9.54

Management Recognition and Retention Plans: The Company granted 7,191 and 106,428 (8,986 of which have been forfeited under terms of the Plan due to termination of service) restricted shares of the Company's common stock on May 23, 1994 and September 20, 1993, respectively, to certain officers of the Bank pursuant to a management recognition and retention plan (the "Plan"). The holders of the restricted stock have all of the rights of a shareholder, except that they cannot sell, assign, pledge or transfer any of the restricted stock during the restricted period. The restricted stock vests at a rate of 25% on each anniversary of the grant date. Expense of $-0-, $41,947 and $117,064 was recorded for these plans for the years ended 1998, 1997 and 1996. There was no remaining unamortized unearned compensation value of the plans at September 30, 1998 or 1997.

                                                          NOTE 14 - INCOME TAXES

The Company, the Bank and its subsidiaries and Security file a consolidated federal income tax return on a fiscal year basis. Prior to fiscal year 1997, if certain conditions were met in determining taxable income as reported on the consolidated federal income tax return, the Bank was allowed a special bad debt deduction based on a percentage of taxable income (8% for 1996) or on specified experience formulas. The Bank used the percentage of taxable income method for the tax year ended September 30, 1996. Tax legislation passed in August 1996 now requires the Bank to deduct a provision for bad debts for tax purposes based on actual loss experience and recapture the excess bad debt reserve accumulated in tax years beginning after September 30, 1987. The related amount of deferred tax liability which must be recaptured is approximately $554,000 and is payable over a six year period beginning no later than the tax year ending September 30, 1999.

The provision for income taxes consists of:

                                     1998             1997              1996
Federal
   Current ..............       $ 2,012,841        $1,599,255       $ 1,735,099
   Deferred .............          (230,887)          569,133          (282,756)
                                -----------        ----------       -----------
                                  1,781,954         2,168,388         1,452,343

State
   Current ..............           304,679           314,712           290,825
   Deferred .............           (83,113)           18,969           (46,845)
                                -----------        ----------       -----------
                                    221,566           333,681           243,980
                                -----------        ----------       -----------

Income tax expense ......       $ 2,003,520        $2,502,069       $ 1,696,323
                                ===========        ==========       ===========

Total income tax expense differs from the statutory federal income tax rate as follows:

Years ended September 30,

                                                      1998            1997            1996
Income taxes at 34% Federal tax rate .......      $ 1,628,000     $ 2,089,000     $ 1,397,000
Increase (decrease) resulting from:
  State income taxes - net of federal benefit         146,000         220,000         161,000
  Excess of cost over net assets acquired ....        124,000         124,000          58,000
  Excess of fair value of ESOP shares released
    over cost ................................        155,000         101,000          86,000
  Other - net ................................        (49,480)        (31,931)         (5,677)
                                                  -----------     -----------     -----------
   Total income tax expense ..................    $ 2,003,520     $ 2,502,069     $ 1,696,323
                                                  ===========     ===========     ===========

Year end deferred tax assets and liabilities consist of:

                                                                        1998              1997
Deferred tax assets:
   Bad debts ..................................................    $   375,000     $   128,000
   Deferred loan fees .........................................        111,000         140,000
   Management incentive program ...............................           --            27,000
   Allowance for foreclosed real estate losses ................        118,000            --
   Other items ................................................         46,000         101,000
                                                                   -----------     -----------
                                                                       650,000         396,000

Deferred tax liabilities:
   Federal Home Loan Bank stock dividend ......................       (452,000)       (452,000)
   Accrual to cash basis ......................................       (178,000)       (258,000)
   Net unrealized appreciation on securities available for sale       (474,346)       (568,013)
   Other ......................................................        (76,000)        (56,000)
                                                                   -----------     -----------
                                                                    (1,180,346)     (1,334,013)
Valuation allowance ...........................................           --              --
                                                                   -----------     -----------

Net deferred tax asset (liability) ............................    $  (530,346)    $  (938,013)
                                                                   ===========     ===========

Federal income tax laws provide savings banks with additional bad debt deductions through September 30, 1987, totaling $6,744,000 for the Bank. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total $2,300,000 at September 30, 1998 and 1997. If the Bank were liquidated or otherwise ceases to be a bank or if tax laws were to change, the $2,300,000 would be recorded as expense.


NOTE 15 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

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

Regulations require First Federal to maintain minimum capital amounts and ratios as set forth below. Management believes, as of September 30, 1998, that First Federal meets the capital adequacy requirements.

NOTE 15 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS
                                                                     (Continued)

First Federal's actual capital and required capital amounts and ratios are presented below:

                                                                                                     Minimum
                                                                                                  Requirement
                                                                             Minimum               To Be Well
                                                                         Requirement        Capitalized Under
                                                                          For Capital        Prompt Corrective
                                                       Actual      Adequacy Purposes        Action Provisions
                                            -----------------      ------------------      ------------------
                                            Amount      Ratio      Amount       Ratio      Amount       Ratio
                                            ------      -----      ------       -----      ------       -----
                                                                  (DOLLARS IN THOUSANDS)
As of September 30, 1998
Total Capital (to risk weighted assets)    $33,520      13.2%     $ 20,396       8.0%      $25,495       10.0%
Tier 1 (Core) Capital
  (to risk weighted assets) ...........    $31,113      12.2%      $10,198       4.0%      $15,297        6.0%
Tier 1 (Core) Capital
  (to adjusted total assets) ..........    $31,113       8.3%      $11,219       3.0%          N/A        N/A
Tangible Capital
  (to adjusted total assets) ..........    $31,113       8.3%      $ 5,610       1.5%          N/A        N/A
Tier 1 (Core) Capital
  (to average assets) .................    $31,113       8.8%      $14,108       4.0%      $17,635        5.0%

As of September 30, 1997
Total Capital (to risk weighted assets)    $31,239      14.1%      $17,780       8.0%      $22,225       10.0%
Tier 1 (Core) Capital
  (to risk weighted assets) ...........    $29,465      13.3%      $ 8,890       4.0%      $13,335        6.0%
Tier 1 (Core) Capital
  (to adjusted total assets) ..........    $29,465       8.2%      $10,791       3.0%          N/A        N/A
Tangible Capital
  (to adjusted total assets) ..........    $29,465       8.2%      $ 5,396       1.5%          N/A        N/A
Tier 1 (Core) Capital
  (to average assets) .................    $29,465       8.8%      $13,383       4.0%      $16,728        5.0%



Regulations of the Office of Thrift Supervision limit the amount of dividends and other capital distributions that may be paid by a savings institution without prior approval of the Office of Thrift Supervision. The regulatory restriction is based on a three-tiered system with the greatest flexibility being afforded to well-capitalized (Tier 1) institutions. First Federal is currently a Tier 1 institution. Accordingly, First Federal can make, without prior regulatory approval, distributions during a calendar year up to 100% of its net income to date during the calendar year plus an amount that would reduce by one-half its "surplus capital ratio" (the excess over its capital requirements) at the beginning of the calendar year. Accordingly, at September 30, 1998, approximately $6,500,000 of First Federal's retained earnings was potentially available for distribution to the Company.

Quantitative measures established by regulation to ensure capital adequacy require Security to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and a leverage ratio consisting of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 1998, that Security meets all capital adequacy requirements to which it is subject.

As of the most recent notification date, the Federal Deposit Insurance Corporation categorized Security as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Security must maintain minimum, Tier 1 risk-based, Tier 1 leverage and total risk-based capital ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category. At September 30, 1998, approximately $24,000 of Security's retained earnings was potentially available for distribution to the Company.

NOTE 15 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS
(Continued)

Security's actual capital and required capital amounts and ratios are presented below:

                                                                                       Minimum Requirement
                                                                             Minimum            To Be Well
                                                                         Requirement     Capitalized Under
                                                                         For Capital     Prompt Corrective
                                                       Actual      Adequacy Purposes     Action Provisions
                                            -----------------      -----------------     ------------------
                                            Amount      Ratio      Amount      Ratio      Amount      Ratio

                                                                 (DOLLARS IN THOUSANDS)
As of September 30, 1998

Total Capital (to risk weighted assets) .    $3,751      16.7%      $1,794      8.0%       $2,242      10.0%
Tier 1 Capital (to risk  weighted assets)    $3,469      15.5%      $  897      4.0%       $1,345       6.0%
Tier 1 Capital (to average assets) ......    $3,469       8.8%      $1,585      4.0%       $1,981       5.0%

As of September 30, 1997
Total Capital (to risk weighted assets) .    $3,744      13.9%      $2,148      8.0%       $2,685      10.0%
Tier 1 Capital (to risk  weighted assets)    $3,406      12.7%      $1,074      4.0%       $1,611       6.0%
Tier 1 Capital (to average assets) ......    $3,406       9.9%      $1,379      4.0%       $1,724       5.0%

NOTE 16 - COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company's subsidiary banks make various commitments to extend credit which are not reflected in the accompanying consolidated financial statements.

At September 30, 1998 and 1997, loan commitments approximated $27,353,000 and $15,782,000, respectively, excluding undisbursed portions of loans in process. Loan commitments at September 30, 1998 included commitments to originate fixed-rate loans with interest rates ranging from 6.5% to 12.50% totaling $6,142,000 and adjustable-rate loan commitments with interest rates ranging from 8.3% to 10.25% totaling $9,277,000. The Company also had commitments to purchase adjustable rate loans of $9,934,000 with interest rates ranging from 7.75% to 9.75%, and commitments to purchase $2,000,000 in fixed rate loans at 7.45% as of year end 1998. Loan commitments at September 30, 1997 included commitments to originate fixed-rate loans with interest rates ranging from 7.37% to 11.50% totaling $4,876,000 and adjustable-rate loan commitments with interest rates ranging from 7.9% to 12.0% totaling $5,523,000. The Company also had commitments to purchase adjustable-rate loans of $5,343,000 with interest rates ranging from 8.395% to 10.00%, and commitments to purchase $40,000 in fixed rate loans at 9.0% as of year end 1997. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract.

The exposure to credit loss in the event of non- performance by other parties to financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The same credit policies and collateral requirements are used in making commitments and conditional obligations as are used for on-balance-sheet instruments.

Since certain commitments to make loans and to fund lines of credit and loans in process expire without being used, the amount does not necessarily represent future cash commitments. In addition, commitments used to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.

Securities with amortized costs of approximately $7,663,000 and $5,835,000 and fair values of approximately $7,859,000 and $5,710,000 at September 30, 1998 and 1997, respectively, were pledged as collateral for public funds on deposit.

Securities with amortized costs of approximately $6,557,000 and $2,077,000 and fair values of approximately $6,827,000 and $2,149,000 at September 30, 1998 and 1997, respectively, were pledged as collateral for individual, trust, and estate deposits.

Under employment agreements with certain executive officers, certain events leading to separation from the Company could result in cash payments totaling approximately $2,794,000 as of September 30, 1998.

The Company and its subsidiaries are subject to certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position or results of operations of the Company.


NOTE 17 - PARENT COMPANY FINANCIAL STATEMENTS

Presented below are condensed financial statements for the parent company, First Midwest Financial, Inc.

CONDENSED BALANCE SHEETS
September 30, 1998 and 1997


                                                                       1998              1997
ASSETS
Cash and cash equivalents ...................................    $    104,518     $  2,166,091
Securities available for sale ...............................       4,257,486        1,254,610
Investment in subsidiary banks ..............................      40,643,747       39,309,383
Loan receivable from ESOP ...................................         367,200          567,200
Other assets ................................................         131,945          306,656
                                                                 ------------     ------------

Total assets ................................................    $ 45,504,896     $ 43,603,940
                                                                 ============     ============

LIABILITIES
Loan payable to subsidiary banks ............................    $  3,050,000     $       --
Accrued expenses and other liabilities ......................         169,333          126,936
                                                                 ------------     ------------
Total liabilities ...........................................       3,219,333          126,936

SHAREHOLDERS' EQUITY
Common stock ................................................          29,580           29,580
Additional paid-in capital ..................................      21,330,075       20,984,754
Retained earnings - substantially restricted ................      27,985,814       26,427,657
Net unrealized appreciation on securities available for sale,
  net of tax of $474,346 in 1998 and $568,013 in 1997 .......         798,820          960,371
Unearned Employee Stock Ownership Plan shares ...............        (367,200)        (567,200)
Treasury stock, at cost .....................................      (7,491,526)      (4,358,158)
                                                                 ------------     ------------
Total shareholders' equity ..................................      42,285,563       43,477,004
                                                                 ------------     ------------

   Total liabilities and shareholders' equity ...............    $ 45,504,896     $ 43,603,940
                                                                 ============     ============

CONDENSED STATEMENTS OF INCOME
Years ended September 30, 1998, 1997 and 1996


                                                           1998           1997            1996
Dividend income from subsidiary banks ..............    $2,000,000    $ 6,000,000     $ 9,500,000
Interest income ....................................       272,260        145,339         219,546
Gain on sales of securities available for sale, net        317,960        216,614          51,237
                                                        ----------    -----------     -----------
                                                         2,590,220      6,361,953       9,770,783

Interest expense ...................................        72,581        132,014            --
Operating expenses .................................       354,945        348,162         182,743
                                                        ----------    -----------     -----------
                                                           427,526        480,176         182,743


Income before income taxes and equity in
  undistributed net income of subsidiaries .........     2,162,694      5,881,777       9,588,040

Income tax expense (benefit) .......................        50,000        (55,000)         53,000
                                                        ----------    -----------     -----------

Income before equity in undistributed net
  income of subsidiaries ...........................     2,112,694      5,936,777       9,535,040

(Distributions in excess of) equity in undistributed
  net income of subsidiary banks ...................       672,188     (2,294,821)     (7,121,475)
                                                        ----------    -----------     -----------

Net income .........................................    $2,784,882    $ 3,641,956     $ 2,413,565
                                                        ==========    ===========     ===========

48

CONDENSED STATEMENTS OF CASH FLOWS
Years ended September 30, 1998, 1997 and 1996


                                                                            1998             1997            1996
Cash flows from operating activities
Net income .........................................................    $ 2,784,882     $ 3,641,956     $  2,413,565
Adjustments to reconcile net income to
  net cash from operating activities
   Distribution in excess of (equity in undistributed)
       net income of subsidiary banks ..............................       (672,188)      2,294,821        7,121,475
   Amortization of recognition and retention plan ..................           --            41,947          117,064
   Gain on sales of securities available for sale, net .............       (317,960)       (216,614)         (51,237)
   Change in other assets ..........................................        174,711        (245,225)         110,759
   Change in accrued expenses and other liabilities ................        142,705        (611,711)         721,109
                                                                        -----------     -----------     ------------
       Net cash from operating activities ..........................      2,112,150       4,905,174       10,432,735

Cash flows from investing activities
Purchase of securities available for sale ..........................     (5,150,000)       (231,000)      (1,014,438)
Proceeds from sales of securities available for sale ...............      2,195,509         804,067          338,750
Purchase of Iowa Bancorporation, Inc. ..............................           --              --         (6,529,615)
Purchase of Central West Bancorporation ............................           --              --         (1,923,519)
Repayments on loan receivable from ESOP ............................        200,000         200,000          200,000
                                                                        -----------     -----------     ------------
   Net cash from investment activities .............................     (2,754,491)        773,067       (8,928,822)

Cash flows from financing activities
Proceeds from loan payable to subsidiary banks .....................      4,550,000            --               --
Repayments on loan payable to subsidiary banks .....................     (1,500,000)           --               --
Cash dividends paid ................................................     (1,226,725)       (962,682)        (745,761)
Proceeds from exercise of stock options ............................         28,696         335,991           94,500
Purchase of treasury stock .........................................     (3,271,203)     (4,268,777)        (630,710)
                                                                        -----------     -----------     ------------
   Net cash from financing activities ..............................     (1,419,232)     (4,895,468)      (1,281,971)
                                                                        -----------     -----------     ------------

Net change in cash and cash equivalents ............................     (2,061,573)        782,773          221,942

Cash and cash equivalents at beginning of year .....................      2,166,091       1,383,318        1,161,376
                                                                        -----------     -----------     ------------

Cash and cash equivalents at end of year ...........................    $   104,518     $ 2,166,091     $  1,383,318
                                                                        ===========     ===========     ============

Supplemental disclosure of cash flow information
Cash paid during the year for interest .............................    $    72,581     $   132,014     $         --

Supplemental schedule of noncash investing and financing activities:
Issuance of common stock for purchase of
  Central West Bancorporation ......................................    $        --     $        --     $  3,936,634
                                                                        ===========     ===========     ============

The extent to which the Company may pay cash dividends to shareholders will depend on the cash currently available at the Company, as well as the ability of the subsidiary banks to pay dividends to the Company (see Note 15).

NOTE 18 - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                Quarter Ended
                                           ------------------------
                            December 31     March 31        June 30   September 30
Fiscal year 1998:
Total  interest income ..    $7,894,734    $7,839,781    $7,996,291    $8,327,988
Total interest expense ..     4,712,639     4,622,771     4,815,319     5,079,224
Net interest income .....     3,182,095     3,217,010     3,180,972     3,248,764
Provision for loan losses        35,000     1,345,000        55,000       227,472
   Net income ...........       989,055        46,316       893,056       856,455


Earnings per common and
  common equivalent share
   Basic ................    $      .38    $      .02    $      .35    $      .34
   Diluted ..............    $      .36    $      .02    $      .33    $      .32

Fiscal year 1997:
Total  interest income ..    $7,305,929    $6,882,095    $7,331,501    $7,485,150
Total interest expense ..     4,288,793     3,973,985     4,356,367     4,439,912
Net interest income .....      3,017,13     2,908,110     2,975,134     3,045,238
Provision for loan losses        30,000        30,000        30,000        30,000
   Net income ...........       953,216       849,539       912,504       926,697


Earnings per common and
  common equivalent share
   Basic ................    $      .34    $      .31    $      .34    $      .35
   Diluted ..............    $      .33    $      .29    $      .33    $      .33

Fiscal year 1996:
Total  interest income ..    $5,363,332    $5,962,258    $6,499,056    $6,512,819
Total interest expense ..     2,960,194     3,407,485     3,735,106     3,875,825
Net interest income .....     2,403,138     2,554,773     2,763,950     2,636,994
Provision for loan losses        30,000        30,000        30,000        10,000
     Net income .........       776,845       726,806       892,181        17,733


Earnings per common and
  common equivalent share
   Basic ................    $      .31    $      .28    $      .35    $      .01
   Diluted ..............    $      .29    $      .27    $      .33    $      .01

50

                                  NOTE 19 - FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the Company disclose estimated fair value amounts of its financial instruments. It is management's belief that the fair values presented below are reasonable based on the valuation techniques and data available to the Company as of September 30, 1998 and 1997, as more fully described below. It should be noted that the operations of the Company are managed from a going concern basis and not a liquidation basis. As a result, the ultimate value realized for the financial instruments presented could be substantially different when actually recognized over time through the normal course of operations. Additionally, a substantial portion of the Company's inherent value is the subsidiary banks' capitalization and franchise value. Neither of these components have been given consideration in the presentation of fair values below.


The following presents the carrying amount and estimated fair value of the financial instruments held by the Company at September 30, 1998 and 1997. This information is presented solely for compliance with SFAS No. 107 and is subject to change over time based on a variety of factors.

                                                   1998                                1997
                                                   ----                                ----
                                        Carrying          Estimated         Carrying           Estimated
                                          Amount           Fair Value        Amount           Fair Value
SELECTED ASSETS
Cash and cash equivalents ........    $   6,727,444     $   6,727,000     $  12,852,426     $  12,852,000
Interest-bearing deposits in
  other financial institutions ...             --                --             200,000           200,000
Securities available for sale ....      120,609,531       120,610,000       115,985,045       115,985,000
Loans receivable, net ............      270,286,189       273,096,000       254,640,971       254,455,000
FHLB Stock .......................        5,505,800         5,506,000         5,629,300         5,629,000
Accrued interest receivable ......        4,968,607         4,969,000         5,366,109         5,366,000

SELECTED LIABILITIES
Noninterest bearing demand
  deposits .......................       (4,971,562)       (4,972,000)       (5,572,296)       (5,572,000)
Savings, NOW and money
  market demand deposits .........      (57,755,615)      (57,756,000)      (49,838,735)      (49,839,000)
Other time certificates of deposit     (221,130,975)     (222,807,000)     (190,704,667)     (190,190,000)
                                      -------------     -------------     -------------     -------------
   Total deposits ................     (283,858,152)     (285,535,000)     (246,115,698)     (245,601,000)


Advances from FHLB ...............      (85,263,562)      (87,360,000)     (107,426,225)     (107,247,000)
Securities sold under
  agreements to repurchase .......       (4,074,567)       (4,095,000)       (1,800,000)       (1,806,000)
Other borrowings .................         (550,000)         (550,000)       (2,900,000)       (2,900,000)
Advances from borrowers
  for taxes and insurance ........         (405,218)         (405,000)         (449,487)         (449,000)
Accrued interest payable .........         (834,741)         (835,000)       (1,065,746)       (1,066,000)

OFF-BALANCE-SHEET
  INSTRUMENTS
Loan commitments .................      (27,353,000)             --         (15,782,000)             --

                                                                              51

The following sets forth the methods and assumptions used in determining the fair value estimates for the Company's financial instruments at September 30, 1998 and 1997.

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

Loans Receivable, Net: The fair value of loans receivable, net was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities. When using the discounting method to determine fair value, loans were gathered by homogeneous groups with similar terms and conditions and discounted at a target rate at which similar loans would be made to borrowers as of September 30, 1998 and 1997. In addition, when computing the estimated fair value for all loans, allowances for loan losses have been subtracted from the calculated fair value for consideration of credit issues.

FHLB Stock: The fair value of such stock approximates book value since the Company is able to redeem this stock with the Federal Home Loan Bank at par value.

Accrued Interest Receivable: The carrying amount of accrued interest receivable is assumed to approximate the fair value.

Deposits: The fair value of deposits were determined as follows: (i) for noninterest bearing demand deposits, savings, NOW and money market demand deposits, since such deposits are immediately withdrawable, fair value is determined to approximate the carrying value (the amount payable on demand);
(ii) for other time certificates of deposit, the fair value has been estimated by discounting expected future cash flows by the current rates offered as of September 30, 1998 and 1997 on certificates of deposit with similar remaining maturities. In accordance with SFAS No. 107, no value has been assigned to the Company's long-term relationships with its deposit customers (core value of deposits intangible) since such intangible is not a financial instrument as defined under SFAS No. 107.

Advances from FHLB: The fair value of such advances was estimated by discounting the expected future cash flows using current interest rates as of September 30, 1998 and 1997, for advances with similar terms and remaining maturities.

Securities Sold Under Agreements to Repurchase and Other Borrowings: The fair value of securities sold under agreements to repurchase and other borrowings was estimated by discounting the expected future cash flows using derived interest rates approximating market as of September 30, 1998 and 1997 over the contractual maturity of such borrowings.

Advances From Borrowers for Taxes and Insurance: The carrying amount of advances from borrowers for taxes and insurance is assumed to approximate the fair value.

Accrued Interest Payable: The carrying amount of accrued interest payable is assumed to approximate the fair value.

Loan Commitments: The commitments to originate and purchase loans have terms that are consistent with current market terms. Accordingly, the Company estimates that the fair values of these commitments are not significant.

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

                                    NOTE 20 - SUPPLEMENTAL CASH FLOW DISCLOSURES

On December 29, 1995, the Company purchased all of the common stock of Iowa Bancorp for $8,000,000 in cash. In conjunction with the acquisition, liabilities were assumed as follows:


Fair value of assets acquired                                    $  25,429,434
Cash paid                                                           (8,000,000)
                                                                 -------------

   Liabilities assumed                                           $  17,429,434
                                                                 =============

On September 30, 1996, the Company, purchased all of the common stock of Central West for $1,312,474 in cash and issued 256,737 common shares at a market value of $15.33 per share, as restated for the three-for-two stock split effected in the form of a 50% stock dividend paid on January 2, 1997. In conjunction with the acquisition, liabilities were assumed as follows:


Fair value of assets acquired                                    $  35,577,247
Cash paid                                                          (1,312,474)
Common stock issued                                                (3,936,634)
                                                                 ------------

   Liabilities assumed                                           $  30,328,139
                                                                 =============



                                     NOTE 21 - FEDERAL DEPOSIT INSURANCE PREMIUM


The deposits of savings associations such as the Bank are insured by the Savings Association Insurance fund ("SAIF"). A recapitalization plan signed into law on September 30, 1996 provided for a one-time assessment of 65.7 basis points applied to all SAIF deposits as of March 31, 1995. Based on the Bank's deposits as of this date, a one-time assessment of $1,265,996 was paid and recorded as federal deposit insurance premium expense for the year ended September 30, 1996.

Directors of First Midwest Financial, Inc.

[GRAPHIC-PHOTOS OF DIRECTORS]


James S. Haahr -- Chairman of the Board, President and Chief Executive Officer for First Midwest Financial, Inc. and First Federal Savings Bank of the Midwest; Chairman of the Board for Security State Bank. Mr. Haahr is a member of the Board of Trustees of Buena Vista University. He has served in various capacities since beginning his career with First Federal in 1961. He is a member of the Board of Directors of America's Community Bankers and a member of the Savings Association Insurance Fund Industry Advisory Committee. Mr. Haahr is former Vice Chairman of the Board of Directors of the Federal Home Loan Bank of Des Moines, former Chairman of the Iowa League of Savings Institutions, and a former director of the U.S. League of Savings Institutions. Board committee: First Federal Trust Committee. James S. Haahr is the father of J. Tyler Haahr.

J. Tyler Haahr -- Senior Vice President, Secretary and Chief Operating Officer for First Midwest Financial, Inc.; Executive Vice President, Secretary, Chief Operating Officer, and Division President for First Federal Savings Bank of the Midwest; Chief Executive Officer of Security State Bank; and Vice President and Secretary of First Services Financial Limited. First Midwest and its affiliates have employed Mr. Haahr since March 1997. Previously Mr. Haahr was a partner with the law firm of Lewis and Roca LLP, Phoenix, Arizona. Board committee:
First Federal Trust Committee. J. Tyler Haahr is the son of James S. Haahr.

E. Wayne Cooley -- Member of the Board of Directors for First Midwest Financial, Inc., First Federal Savings Bank of the Midwest, and Security State Bank. Dr. Cooley has served as Executive Secretary of the Iowa Girls' High School Athletic Union in Des Moines, Iowa, since 1954. He is Executive Vice President of the Iowa High School Speech Association, a member of the Buena Vista University Board of Trustees, a member of the Drake Relays Executive Committee, and on the Board of Directors of the Women's College Basketball Association Hall of Fame. Dr. Cooley has served as Chairman of the Iowa Heart Association and as Vice Chairman of the Iowa Games. Board committees: Chairman of the Audit-Compensation/Personnel Committee and member of the Stock Option Committee.

E. Thurman Gaskill -- Member of the Board of Directors for First Midwest Financial, Inc., First Federal Savings Bank of the Midwest, and Security State Bank. Mr. Gaskill has owned and operated a grain farming operation located near Corwith, Iowa, since 1958. He has served as a commissioner with the Iowa
Department of Economic Development and also as a commissioner with the Iowa Department of Natural Resources. Mr. Gaskill is the past president of Iowa Corn Growers Association, past chairman of the United States Feed Grains Council, and has served in numerous other agriculture positions. He was elected to the Iowa State Senate in 1998 and represents District 8. Board committees: Chairman of the First Federal Trust Committee and member of the Audit-Compensation/Personnel Committee.

G. Mark Mickelson -- Member of the Board of Directors for First Midwest Financial, Inc., First Federal Savings Bank of the Midwest, and Security State Bank. Mr. Mickelson is Vice President of Acquisitions for Northwestern Growth Corporation in Sioux Falls, South Dakota. Northwestern Growth Corporation is the unregulated investment subsidiary of Northwestern Public Service. Mr. Mickelson graduated with high honors from Harvard Law School and is a Certified Public Accountant. Board committees: First Federal Audit-Compensation/Personnel Committee and Stock Option Committee.

Rodney G. Muilenburg -- Member of the Board of Directors for First Midwest Financial, Inc., First Federal Savings Bank of the Midwest, and Security State Bank. Mr. Muilenburg is employed as a dairy specialist with Purina Mills, Inc. and supervises the sale of agricultural products in a region encompassing northwest Iowa, southeastern South Dakota, and southwest Minnesota. Board committees: Chairman of the Stock Option Committee and member of the Audit-Compensation/Personnel Committee.

Jeanne Partlow -- Member of the Board of Directors for First Midwest Financial, Inc. Mrs. Partlow retired in June 1998 as President of the Iowa Savings Bank Division of First Federal, located in Des Moines, Iowa. She was President, Chief Executive Officer and Chairperson of the Board of Iowa Savings Bank, F.S.B., from 1987 until the end of December 1995, when Iowa Savings Bank was acquired by and became a division of First Federal Savings Bank of the Midwest. Mrs. Partlow is a past member of the Board of Directors of the Federal Home Loan Bank of Des Moines.

Executive Officers

[GRAPHIC-PHOTOS OF OFFICERS]

JAMES S. HAAHR

Chairman of the Board, President and Chief Executive Officer for First Midwest Financial, Inc. and First Federal Savings Bank of the Midwest; and Chairman of the Board for Security State Bank


J. TYLER HAAHR

Senior Vice President, Secretary and Chief Operating Officer for First Midwest Financial, Inc.; Executive Vice President, Secretary, Chief Operating Officer, and Division President for First Federal Savings Bank of the Midwest; and Chief Executive Officer for Security State Bank


DONALD J. WINCHELL, CPA

Senior Vice President, Treasurer and Chief Financial Officer for First Midwest Financial, Inc. and First Federal Savings Bank of the Midwest; and Secretary for Security State Bank



ELLEN E. H. MOORE

Vice President, Marketing and Sales for First Midwest Financial, Inc.; and Senior Vice President Marketing and Sales for First Federal Savings Bank of the Midwest


TIM D. HARVEY

President for Brookings Federal Bank Division of First Federal Savings Bank of the Midwest


TROY MOORE

President for Iowa Savings Bank
Division of First Federal Savings Bank of the Midwest


RICHARD H. COLEMAN

President for Security State Bank


SUSAN C. JESSE

Senior Vice President for  First Federal Savings Bank of the Midwest


FRED A. STEVENS

Senior Vice President for First Federal Savings Bank of the  Midwest

Corporate Information


Corporate Headquarters
First Midwest Financial, Inc.
First Federal Building
Fifth at Erie
P.O. Box 1307
Storm Lake, Iowa  50588

Annual Meeting of Shareholders
The Annual Meeting of Shareholders will convene at 1 p.m. on Monday, January 25, 1999. The meeting will be held in the Board Room of First Federal Savings Bank of the Midwest, Fifth at Erie, Storm Lake, Iowa. Further information with regard to this meeting can be found in the proxy statement.

General Counsel
Mack, Hansen, Gadd, Armstrong & Brown, P.C.
316 East Sixth Street
P.O. Box 278
Storm Lake, Iowa  50588

Special Counsel
Silver, Freedman & Taff, LLP
1100 New York Avenue, NW
Washington, DC  20005-3934

Independent Auditors
Crowe, Chizek and Company LLP
330 East Jefferson Boulevard
P.O. Box 7
South Bend, Indiana  46624

Shareholder Services and Investor Relations
Shareholders desiring to change the name, address, or ownership of stock; to report lost certificates; or to consolidate accounts, should contact the corporation's transfer agent:

Registrar & Transfer Company
10 Commerce Drive
Cranford, New Jersey  07016
Telephone:  1-800-368-5948

Annual Report on Form 10-K
Analysts, investors, and others seeking a copy of the Form 10-K or other public financial information should contact the following:

Investor Relations
First Midwest Financial, Inc.
First Federal Building, Fifth at Erie
P.O. Box 1307
Storm Lake, Iowa  50588
Telephone:  712-732-4117

Stock Market Information
First Midwest Financial, Inc.'s common stock trades on the Nasdaq National Market under the symbol "CASH." The Wall Street Journal publishes daily trading information for the stock under the abbreviation, "FstMidwFnl," in the National Market Listing. The price range of the common stock as reported on the Nasdaq System for each quarter of fiscal 1997 and 1998, after giving retroactive effect for the three-for-two stock split paid by the Company in the form of a fifty percent stock dividend on January 2, 1997, was as follows:

                   1997       1998         Fiscal Year 1997          Fiscal Year 1998
               Dividend   Dividend
                   Paid       Paid          Low        High            Low       High
First Quarter      $.09       $.12         $15.00     $16.67         $19.50     $22.63
Second Quarter     $.09       $.12         $15.25     $17.88         $21.88     $23.25
Third Quarter      $.09       $.12         $15.00     $18.00         $21.38     $25.25
Fourth Quarter     $.09       $.12         $16.25     $20.88         $17.13     $24.00


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

As of September 30, 1998, First Midwest had 2,553,245 shares of common stock outstanding, which were held by 321 shareholders of record. The shareholders of record number does not reflect approximately 608 persons or entities who hold their stock in nominee or "street" name.

The following securities firms indicated they were acting as market makers for First Midwest Financial, Inc. stock as of September 30, 1998: Everen Securities, Inc.; Herzog, Heine, Geduld, Inc.; Howe Barnes Investments, Inc.; Piper Jaffray Companies, Inc.; Sandler O'Neill & Partners; and Tucker Anthony Incorporated.