Form 10-K, Exhibit 13
period 1999-09-30
FIRST MIDWEST FINANCIAL INC
filed 1999-12-28
CIK 907471

EXHIBIT 13

                          ANNUAL REPORT TO SHAREHOLDERS

First Midwest Financial, Inc. | Annual Report 1999






                             Advancing into the next
                                   millennium

                           Company Vision and Mission


VISION OF FIRST MIDWEST FINANCIAL, INC.
BUILD THE BEST SUPER-COMMUNITY BANK SYSTEM IN THE MIDWEST.

VISION OF FIRST MIDWEST FINANCIAL BANKS
BE THE BANK OF CHOICE FOR FINANCIAL SERVICES IN OUR MARKET AREA.

MISSION
HAVE A PROFESSIONAL, KNOWLEDGEABLE TEAM THAT COST EFFECTIVELY PROVIDES VALUE-ADDED FINANCIAL PRODUCTS AND SERVICES THAT BENEFIT OUR CUSTOMERS.



                                 Company Values

CUSTOMER SERVICE
OUTSTANDING INTERNAL AND EXTERNAL CUSTOMER SERVICE ARE THE FOUNDATION
OF OUR SUCCESS. MEETING CUSTOMER FINANCIAL NEEDS AND EXCEEDING EXPECTATIONS CONTRIBUTE TO CUSTOMER SATISFACTION AND LONG-TERM RELATIONSHIPS.

CONTINUOUS IMPROVEMENT
WE EMBRACE CHANGE TO IMPROVE THE QUALITY AND PRODUCTIVITY OF OUR PRODUCT OFFERINGS, BUSINESS OPERATIONS, AND CUSTOMER SERVICE.

GREAT WORK ENVIRONMENT
WE EMBRACE AN ATMOSPHERE OF OPEN COMMUNICATION AND MUTUAL RESPECT WHERE PEOPLE ARE TREATED FAIRLY, HAVE FULFILLING CAREER OPPORTUNITIES AND CHALLENGES, AND ARE ABLE TO MAKE A DIFFERENCE IN THE COMMUNITIES WE SERVE.

RESULTS
WE ARE RESULTS ORIENTED. MEETING GOALS ALLOWS THE COMPANY TO EARN A FAIR PROFIT WHILE SERVICING OUR CUSTOMERS IN AN EFFICIENT AND PROFESSIONAL MANNER.

                           First Midwest Financial, Inc.

First Federal Savings Bank
     of the Midwest                                          Security State Bank

Brookings Federal Bank       First Federal Savings Bank        Iowa Savings Bank
      Division                       Division                      Divisions


Company Profile

   First Midwest Financial, Inc., with assets of $511 million, is the holding company for First Federal Savings Bank of the Midwest and Security State Bank. Headquartered in Storm Lake, Iowa, the Company converted from mutual ownership to stock ownership in 1993. Its primary business is marketing financial deposit and loan products to meet the needs of retail bank customers.

   First Midwest operates under a super-community banking philosophy that allows the Company to acquire commercial and savings banks while preserving its close community interaction. Administrative functions, transparent to the customer, are centralized to enhance the banks' operational efficiencies and to improve customer service capabilities.

   First Federal Savings Bank of the Midwest operates as a thrift with three divisions: Brookings Federal Bank, First Federal Savings Bank, and Iowa Savings Bank. Eleven offices support customers in Brookings, South Dakota, and throughout central and northwest Iowa. Plans are underway to begin construction of two additional offices in the cities of Urbandale, Iowa and Sioux Falls, South Dakota.

   Security State Bank operates as a state-chartered commercial bank. It is headquartered in Stuart, Iowa, with two branch offices located in central Iowa.

   First Services Financial Limited, a subsidiary of First Federal Savings Bank, offers discount brokerage services and noninsured investment products through contracts with LaSalle St. Securities, Inc., Ameritas Investment Corp., and
Central Financial Group. Brookings Service Corporation, a First Services subsidiary, is a full-service brokerage operation offering a wide range of noninsured investment products through PrimeVest Investment Center.

   First Midwest Financial, Inc.'s common stock is listed under the trading symbol "CASH" on the Nasdaq National Market.



Banks are members FDIC and Equal Housing Lenders.

                                               Financial Highlights
-----------------------------------------------------------------------------------------------------------------
                                                      1999          1998         1997         1996         1995
(Dollars In Thousands Except Per Share Data)
-----------------------------------------------------------------------------------------------------------------
AT SEPTEMBER 30
Total assets                                        $511,213      $418,380     $404,589     $388,008     $264,213
Total loans                                          303,079       270,286      254,641      243,534      178,552
Total deposits                                       304,780       283,858      246,116      233,406      171,793
Shareholders' equity                                  39,771        42,286       43,477       43,210       38,013
Book value per common share (1)                     $  15.86      $  16.56     $  16.11     $  14.81     $  14.13
Total equity to assets                                  7.78%        10.11%       10.75%       11.14%       14.39%

-----------------------------------------------------------------------------------------------------------------
FOR THE FISCAL YEAR
Net interest income                                 $ 13,197      $ 12,829     $ 11,946     $ 10,359     $  9,405
Net income                                             2,641         2,785        3,642        2,414(2)     3,544
Diluted earnings per share (1)                      $   1.04      $   1.03     $   1.28     $   0.90(2)  $   1.33
Return on average assets                                 .54%          .68%         .98%        .77%(2)      1.31%
Return on average equity                                6.35%         6.43%        8.41%       6.22%(2)      9.86%
Net yield on interest-earning assets                    2.83%         3.26%        3.38%        3.47%        3.63%
Cash earnings (3)                                   $  3,006      $  3,150     $  4,006     $  2,584(2)  $  3,670
Cash earnings per share diluted (1) (3)             $   1.18      $   1.17     $   1.40     $   0.96(2)  $   1.39
Cash return on average assets (3)                        .61%          .77%        1.08%        .82%(2)      1.36%
Cash return on average equity (3)                       7.23%         7.27%        9.25%       6.66%(2)     10.21%
=================================================================================================================



[GRAPHIC OMITTED -- Bar Graph - Total Assets]

[GRAPHIC OMITTED -- Bar Graph - Total Deposits]

[GRAPHIC OMITTED -- Bar Graph - Net Interest Income]

[GRAPHIC OMITTED -- Bar Graph - Net Income]



(1) Amounts reported have been adjusted for the three for two stock split paid January 2, 1997 in the form of a 50 percent stock dividend.

(2) Reflects the one-time, industry-wide special assessment to recapitalize the Savings Association Insurance Fund. Excluding the special assessment, Net income, Diluted earnings per share, Return on average assets, and Return on average equity would have been $3,209,000, $1.19, 1.01%, and 8.22%, respectively.

(3) Cash earnings exclude the amortization of goodwill from net income, net of related income taxes.

The company and its subsidiaries exceed their regulatory capital requirements.

Advancing into the next millenium


Contents

Company Vision,
Mission, and Values ...... C1

Company Profile .......... C2

Financial Highlights ..... C3

Chairman's Letter ........  2

Bank Highlights ..........  4

Financials ...............  8

Directors ................ 53

Executive Officers ....... 54

Office Locations ......... 55

Corporate and Stock
Market Information ....... 56

Economic Data ............ C4

Chairman's Letter

To our
Shareholders

--------------------------------------------------------------------------------
Asset growth of 22 percent boosted the Company past the half billion-dollar milestone, to a record $511 million in assets.
--------------------------------------------------------------------------------

   The Company faced challenging business conditions in 1999. The economic environment in our agriculturally-based markets continues to impact farmers and main street. Despite hardships, our earnings per share increased to $1.04, up from $1.03 in 1998. Asset growth of 22 percent boosted the Company past the half billion-dollar milestone, to a record $511 million in assets.

   Continued turbulence in agricultural markets is evident. We remain committed to serving the ag credit needs of our communities. However, current and projected conditions demand that we be selective. We have upgraded our lending staff, redoubled our efforts to manage credit quality, and further diversified our loan portfolio to benefit both customers and shareholders. In addition, the Company proactively increased the reserve for loan loss to protect future earnings.

   Deposit growth is a highlight for the Company. Core deposits rose over 7 percent amidst heightened competition in the financial services industry. Our strategy to lower the Company's cost of money by increasing demand deposit balances is working as intended. Demand deposits increased 44 percent this past year.

   On the lending side, the Company benefited from both increased loan volume and improved credit quality. Loan growth totaled nearly 11 percent for the year. The percentage of loans greater than 30 days past due dropped from 6.36 percent in 1998 to 1.59 percent in 1999, while the percentage of nonperforming loans dropped from 2.59 percent to .73 percent. These positive results are a reflection of our upgraded lending team and our focus on credit quality.

--------------------------------------------------------------------------------
"We are poised to expand operations, pursue profitable growth, and increase the
 Company's value in 2000 and beyond."
--------------------------------------------------------------------------------

   The Company's branding program is taking shape as we make adjustments to our product mix and introduce new or revamped products to meet our customers' needs. Timeless Checking, a nationally recognized packaged account that promotes cross-selling and relationship banking, and the QUICKcard Cash & Check help differentiate us from our competitors. QUICKbank, a 24-hour telephone banking service, is slated for introduction during the first half of 2000. This additional delivery channel offers our customers another convenient option to conduct account transactions 24 hours a day, seven days a week.

   We recognize that our competitors are not just the banks across the street. Regulatory changes, advances in technology, and consolidation in the financial services industry have produced fewer differences among financial service providers. Customers have a choice where to conduct their financial business. We are actively implementing operational and marketing strategies designed to enhance our competitive position.

   First Midwest is committed to profitable growth. We continue to seek opportunities to expand our branch network and to acquire savings banks, commercial banks, and other related-service companies in our geographical area. In addition, we consider dividend and stock repurchase possibilities. The Company analyzes each capital leverage and capital management strategy carefully before taking action. We are dedicated to increasing return on equity that will provide increased shareholder value for you.

   In the spring of 2000, we break ground on the construction of two new locations: Iowa Savings Bank's new headquarters in Urbandale, Iowa and a new office building in Sioux Falls, South Dakota. Both are prime locations and we anticipate a timely return on our investment in these expanding markets.

--------------------------------------------------------------------------------
"First Midwest Financial, Inc. is a stronger company today than it was two years ago, and we believe our stock remains an attractive investment."
--------------------------------------------------------------------------------

   For the past three years, we have worked closely with regulators to ensure our banks are Y2K ready. Donna Tanoue, Chairperson of the Federal Deposit Insurance Corporation, stated earlier this year that nearly all federally insured financial institutions are prepared for the Year 2000. Only about one quarter of one percent of the federally insured institutions have a Y2K supervisory rating of less than satisfactory. I am confident January 1, 2000 will be business as usual for the Company.

   On behalf of the Board of Directors and employees, thank you for your confidence and support. First Midwest Financial, Inc. is a stronger company today than it was two years ago, and we believe our stock remains an attractive investment. You will find, as you read this report, many signs that you are investing in the right company. We are poised to expand operations, pursue profitable growth, and increase the Company's value in 2000 and beyond. The First Midwest team is proudly advancing into the next millennium, dedicated to increasing shareholder value and enhancing your investment.

Sincerely,

/s/JAMES S. HAAHR

JAMES S. HAAHR
Chairman of the Board,
President & CEO
December 22, 1999

Advancing into the next Millennium

Tradition

Ready. Set. Grow.

First Midwest's banks rely on a strong history of trust, customer loyalty, community, and financial strength. The Company's founding bank, First Federal, was established in 1954 to help local families buy homes and earn a fair return on their savings. Today, we still uphold the ideals of yesterday as we position ourselves for profitable growth into the next millennium. Our bank structure and mission have expanded to better meet the changing needs of our customers.

   The 1993 conversion to stock ownership was our first step in creating a super-community bank system. Capital raised during the conversion allows the Company to acquire additional banks and broaden our branch network. The new structure offers improved service to our customers, streamlined operating efficiencies for each bank, and greater market potential for the Company.

   In 1994, Brookings Federal Bank merged with First Federal to become part of First Midwest. Iowa Savings Bank joined the Company in 1995, with Security State Bank following in 1996. Together, we are driven toward one vision: Be the bank of choice for financial services in our market areas. Employees support this by executing our company values each day: Customer Service, Continuous Improvement, Great Work Environment, and Results.


--------------------------------------------------------------------------------
"The Company began 45 years ago with a small group of friends, $10,000, and a vision. Our goal was to provide competitive mortgage lending and savings products to meet the needs of our local customers. Today, the banks provide a wide range of financial services that help over 25,000 customers throughout the Midwest. I am proud of the progress, and I am still a loyal customer and investor."

STANLEY H. HAAHR, FOUNDER AND PAST CHAIRMAN OF THE BOARD
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
"We're not just a bank anymore. Today's savvy customers demand that we offer services beyond traditional bank products. We embrace the challenge and are actively implementing strategies designed to provide better customer service and to increase revenue."

ELLEN MOORE, SENIOR VICE PRESIDENT OF MARKETING AND SALES
--------------------------------------------------------------------------------

Innovation

Exceeding customer
expectations
requires an on-going commitment to excellence. The only way to move ahead of the competition is to embrace change and strive toward continuous improvement in everything we do.

   Our employees are empowered to make changes that benefit the Company. Employee ideas saved the Company thousands of dollars in expense and added thousands of dollars to revenue this past year. The implementation of innovative ideas fosters healthy growth.

   We look at technology as an opportunity to improve our operating efficiencies and to provide 24-hour service options for our customers. Our product mix continues to be updated and united across the company to offer unique solutions for customers.

Better than Free
Timeless Checking | Commercial Checking | Photo ID QUICKcard Cash & Check | Money Market Accounts | Certificates of Deposit | Savings Accounts | Mortgage Lending | Commercial Lending | Agricultural Lending | Consumer Lending | Credit Life Insurance | Crop Insurance | Credit Cards | Retirement and Trust Services | Ready Reserve | Overdraft Protection | Automated Clearing House Origination | Direct Deposit | Automatic Payment | Investments(1)


(1) Non traditional bank products offered through LaSalle St. Securities, Inc.; Ameritas Investment Corp.; Central Financial Group; and Primevest Investment Center are not FDIC insured, nor are they guaranteed by the banks of First Midwest or any affiliate.

--------------------------------------------------------------------------------
"Our customer satisfaction surveys show that a high percentage of current and past customers would recommend our bank to a friend. We are using that feedback to improve our service and to continually increase customer satisfaction."

TIM HARVEY, PRESIDENT OF BROOKINGS FEDERAL BANK DIVISION
--------------------------------------------------------------------------------

Customer Service and Teamwork

The driving force
behind First Midwest is our people. The talents, dedication, and experience they offer establish a competitive advantage for the Company. We combine individual efforts with teamwork to pass major milestones on the road of success.

   Employees are encouraged to expand their professional skills through individual development plans. The plans are tied to the company values and business plan goals. We believe that training our employees to be their best will encourage them to go the extra mile for customers.

   We strive to develop mutually beneficial partnerships between our banks, customers, and the communities we serve. Employees' financial knowledge and needs-based approach add genuine value to customer relationships. Our customer service goal is simple. We want every customer to have a positive experience with our banks. We think customer loyalty is a true measure of our success.

Results

Our team
follows the motto "Do the Right Things Right." That is why each year we review past performance, update our strategies, and develop specific action plans to achieve our goals. Employees participate in the business planning process so that all personnel understand how they affect results. The Company believes that hardworking people, working together toward common goals, drives results. Results are promising as we proudly advance into the next millennium.

1999 Bank Highlights

FIRST FEDERAL SAVINGS BANK

--  Demand deposit balances
    increase 28 percent.

--  Home and commercial loan
    volumes grow 44 percent
    and 25 percent respectively.

--  Enhanced lending staff provides
    additional expertise and improved
    loan quality.


SECURITY STATE BANK

--  Earnings increase 7 percent,
    a record high.

--  Demand deposit balances grow over 17 percent.

-- Gene Richardson joins the Security State Bank team as President.

IOWA SAVINGS BANK

--  Demand deposit balances grow 187 percent.

--  Loan volume rises 27 percent.

--  Announcement that a new
    division headquarters will
    be built next year in Urbandale, Iowa.

BROOKINGS FEDERAL BANK

--  Enhanced lending staff
    provides additional expertise and
    improved loan quality.

-- Renovated facilities streamline operations and improve customer service.

--  Deposit balances increase
    12 percent.

FINANCIAL CONTENTS


        9     SELECTED CONSOLIDATED FINANCIAL INFORMATION

       11     MANAGEMENT'S DISCUSSION AND ANALYSIS

       22     CONSOLIDATED BALANCE SHEETS AT SEPTEMBER 30, 1999
              AND 1998

       23     CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS
              ENDED SEPTEMBER 30, 1999, 1998 AND 1997

       24     CONSOLIDATED STATEMENTS OF CHANGES IN
              SHAREHOLDERS' EQUITY FOR THE YEARS ENDED
              SEPTEMBER 30, 1999, 1998 AND 1997

       26     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED SEPTEMBER 30, 1999, 1998
              AND 1997

       28     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       52     REPORT OF INDEPENDENT AUDITORS

First Midwest Financial, Inc. and Subsidiaries

SEPTEMBER 30,                                       1999           1998         1997          1996             1995
---------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA
(IN THOUSANDS)
Total assets                                      $511,213      $418,380      $404,589      $388,008         $264,213
Loans receivable, net                              303,079       270,286       254,641       243,534          178,552
Securities available for sale                      178,489       120,610       115,985       109,492           70,232
Excess of cost over net assets acquired, net         4,133         4,498         4,863         5,091            1,690
Deposits                                           304,780       283,858       246,116       233,406          171,793
Total borrowings                                   164,369        89,888       112,126       106,478           52,248
Shareholders' equity                                39,771        42,286        43,477        43,210           38,013

---------------------------------------------------------------------------------------------------------------------
YEAR ENDED SEPTEMBER 30,                            1999           1998         1997          1996             1995
(IN THOUSANDS, EXCEPT PER SHARE DATA)
Total interest income                             $ 35,373      $ 32,059      $ 29,005      $ 24,337         $ 21,054
Total interest expense                              22,176        19,230        17,059        13,978           11,649
                                                  --------      --------      --------      --------         --------
Net interest income                                 13,197        12,829        11,946        10,359            9,405
Provision for loan losses                            1,992         1,663           120           100              250
                                                  --------      --------      --------      --------         --------
   Net interest income after provision
   for loan losses                                  11,205        11,166        11,826        10,259            9,155
Total noninterest income                             1,918         1,875         1,700         1,419            2,286
Total noninterest expense                            8,645         8,253         7,382         7,568(2)         5,576
                                                  --------      --------      --------      --------         --------
Income before income taxes                           4,478         4,788         6,144         4,110            5,865
Income tax expense                                   1,837         2,003         2,502         1,696            2,321
                                                  --------      --------      --------      --------         --------
   Net income                                     $  2,641      $  2,785      $  3,642      $  2,414(2)      $  3,544
                                                  ========      ========      ========      ========         ========

Earnings per common and common equivalent share:
   Net income(1)
       Basic earnings per share                   $   1.07      $   1.08      $   1.34      $   0.95(2)      $   1.39
       Diluted earnings per share                 $   1.04      $   1.03      $   1.28      $   0.90(2)      $   1.34

---------------------------------------------------------------------------------------------------------------------
YEAR ENDED SEPTEMBER 30,                             1999         1998          1997         1996         1995
SELECTED FINANCIAL RATIOS AND OTHER DATA
Performance Ratios
   Return on average assets                           0.54%         0.68%         0.98%         0.77%(2)         1.31%
   Return on average shareholders' equity             6.35          6.43          8.41          6.22(2)          9.86
   Interest rate spread information:
       Average during year                            2.55          2.76          2.80          2.83             3.13
       End of year                                    2.40          2.74          2.78          2.84             2.85
   Net yield on average interest-earning assets       2.83          3.26          3.38          3.47             3.63
   Ratio of operating expense to average
     total assets                                     1.80          2.00          2.00          2.40(2)          2.06

Quality Ratios
   Non-performing assets to total assets               .47          1.94           .82           .75              .29
   Allowance for loan losses to non-performing
     loans                                          137.16         41.15         75.36         83.49           227.27

Capital Ratios
   Shareholders' equity to total assets               7.78         10.11         10.75         11.14            14.39
   Average shareholders' equity to average
      assets                                          8.65         10.51         11.62         12.44            13.28
   Ratio of average interest-earning assets to
      average interest-bearing liabilities          108.39        110.22        112.00        113.72           111.35

Other Data

   Cash earnings (in thousands) (3)               $  3,006      $  3,150      $  4,006         2,584(2)      $  3,670
   Cash earnings per share - diluted (1) (3)      $   1.18      $   1.17      $   1.40      $   0.96(2)      $   1.39
   Cash return on average assets (3)                   .61%          .77%         1.08%          .82%(2)         1.36%
   Cash return on average equity (3)                  7.23%         7.27%         9.25%         6.66%(2)        10.21%

   Book value per common share outstanding (1)    $  15.86      $  16.56      $  16.11      $  14.81         $  14.13
   Dividends declared per share (1)               $   0.52      $   0.48      $   0.36      $   0.29         $   0.20
   Dividend payout ratio                             48.24%        44.05%        26.41%        30.90%           14.53%
   Number of full-service offices                       13            13            13            12                8


(1) Amounts reported have been adjusted for the three-for-two stock split paid January 2, 1997 in the form of a 50% stock dividend.

(2) Reflects the one-time industry-wide special assessment to recapitalize the Savings Association Insurance Fund.

(3) Cash earnings excludes from net income the amortization of goodwill, net of related income taxes.

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

The Company's total assets at September 30, 1999 were $511.2 million, an increase of $92.8 million, or 22.2%, from $418.4 million at September 30, 1998. The increase in assets was due to the purchase of securities available for sale and the increased origination and purchase of loans during the period. The increase in assets was funded by an increase in retail deposits and an increase in advances from the Federal Home Loan Bank of Des Moines (the "FHLB").

The Company's portfolio of securities available for sale, excluding mortgage-backed securities, decreased $13.1 million, or 22.5%, to $45.1 million at September 30, 1999 from $58.2 million at September 30, 1998. The decrease in securities available for sale was the result of securities that matured, were called or were sold during the period in an amount greater than new security purchases. During fiscal 1999, the Company sold securities available for sale totaling $24.8 million, consisting primarily of government agency issued securities that had appreciated over purchase cost.

The balance in mortgage-backed securities available for sale increased by $70.9 million, or 113.4%, from $62.5 million at September 30, 1998, to $133.4 million at September 30, 1999. The increase resulted from the purchase of fixed-rate mortgage-backed securities in conjunction with an investment strategy designed to enhance net interest income through leverage of the balance sheet at an acceptable spread to funding cost. The purchase of mortgage-backed securities was generally funded by proceeds from the maturity, call, or sale of other securities available for sale, advances from the FHLB and increases in customer deposits.

The Company's portfolio of net loans receivable increased by $32.8 million, or 12.1%, to $303.1 million at September 30, 1999 from $270.3 million at September 30, 1998. The increase in net loans receivable is due to the increased origination and purchase of residential mortgage loans, the increased purchase of commercial and multi-family real estate loans, and the increased origination of commercial business loans. Construction, consumer and agricultural-related loan balances declined as a result of repayments in excess of new originations during the period.

The balance of customer deposits increased by $20.9 million, or 7.4%, from $283.9 million at September 30, 1998 to $304.8 million at September 30, 1999. The increase in deposits resulted from management's continued efforts to enhance deposit product design and marketing programs. Deposit balances increased for noninterest-bearing demand accounts, interest-bearing transaction accounts and other time certificates of deposit in the amounts of $709,000, $17.2 million and $3.0 million, respectively.

The Company's borrowings from the FHLB increased by $76.0 million, or 89.1%, from $85.3 million at September 30, 1998 to $161.3 million at September 30,
1999. The increased borrowings were used in the purchase of fixed-rate mortgage-backed securities, as noted above, and to fund growth of the Company's loan portfolio.

Shareholders' equity decreased $2.5 million, or 5.9%, to $39.8 million at September 30, 1999 from $42.3 million at September 30, 1998. The decrease in shareholders' equity is the result of stock repurchases during the year, the payment of cash dividends on common stock, and an increase in net unrealized losses on securities available for sale.

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

The Company's noninterest income consists primarily of fees charged on transaction accounts and for the origination of loans, both of which help offset the costs associated with establishing and maintaining deposit and loan accounts. In addition, noninterest income is derived from the activities of First Federal's wholly-owned subsidiaries, First Services Financial Limited and Brookings Service Corporation. Both engage in the sale of various non-insured investment products. Historically, the Company has not derived significant income as a result of gains on the sale of securities and other assets. However, during the years ended September 30, 1999, 1998, and 1997, gains were recorded in the amounts of $332,000, $399,000, and $217,000, respectively, as a result of the sale of securities available for sale.

The following table sets forth the weighted average effective interest rate on interest-earning assets and interest-bearing liabilities at the end of each of the years presented.

AT SEPTEMBER 30,                                                                  1999         1998         1997
----------------------------------------------------------------------------------------------------------------
   WEIGHTED AVERAGE YIELD ON
       Loans receivable                                                           8.09%        8.80%        8.84%
       Mortgage-backed securities                                                 6.38         7.15         7.34
       Securities available for sale                                              6.14         6.40         6.41
       FHLB stock                                                                 6.25         6.75         7.00
       Combined weighted average yield on interest-earning assets                 7.39         8.13         8.11

   WEIGHTED AVERAGE RATE PAID ON
       Demand, NOW deposits and Money Market                                      3.24         3.00         2.61
       Savings deposits                                                           2.50         2.48         2.49
       Time deposits                                                              5.32         5.80         5.79
       FHLB advances                                                              5.38         5.91         5.86
       Other borrowed money                                                       5.28         5.68         5.64
       Combined weighted average rate paid on interest-bearing liabilities        4.99         5.39         5.33
----------------------------------------------------------------------------------------------------------------
   Spread                                                                         2.40%        2.74%        2.78%
================================================================================================================

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

YEAR ENDED SEPTEMBER 30,                                         1999 vs. 1998                           1998 vs. 1997
------------------------------------------------------------------------------------------------------------------------------------
                                                      INCREASE      INCREASE      TOTAL        INCREASE      INCREASE       TOTAL
                                                     (DECREASE)    (DECREASE)    INCREASE     (DECREASE)    (DECREASE)     INCREASE
(IN THOUSANDS)                                     DUE TO VOLUME  DUE TO RATE   (DECREASE)   DUE TO VOLUME  DUE TO RATE   (DECREASE)
------------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
 Loans receivable                                     $ 2,399       $(1,658)      $   741       $   665       $   (43)      $   622
 Mortgage-backed securities                             4,088          (262)        3,826         1,402           (65)        1,337
 Securities available for sale                         (1,276)          (72)       (1,348)          814           293         1,107
 FHLB stock                                               114           (19)           95            (2)          (10)          (12)
                                                      -------       -------       -------       -------       -------       -------
Total interest-earning assets                         $ 5,325       $(2,011)      $ 3,314       $ 2,879       $   175       $ 3,054
                                                      -------       -------       -------       -------       -------       -------

INTEREST-BEARING LIABILITIES
 Demand, NOW deposits and
    Money Market                                      $   587       $   210       $   797       $   101       $    17       $   118
 Savings deposits                                         (65)           10           (55)          (12)            8            (4)
 Time deposits                                            997          (665)          332         1,403           (67)        1,336
 FHLB advances                                          2,233          (343)        1,890           860          (153)          707
 Other borrowed money                                      (7)          (11)          (18)          (18)           32            14
                                                      -------       -------       -------       -------       -------       -------
Total interest-bearing liabilities                    $ 3,745       $  (799)      $ 2,946       $ 2,334       $  (163)      $ 2,171
                                                      -------       -------       -------       -------       -------       -------

Net effect on net interest income                     $ 1,580       $(1,212)      $   368       $   545       $   338       $   883
                                                      =======       =======       =======       =======       =======       =======
====================================================================================================================================

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

YEAR ENDED SEPTEMBER 30,                         1999                             1998                            1997
------------------------------------------------------------------------------------------------------------------------------------
                                     AVERAGE     INTEREST               AVERAGE   INTEREST               AVERAGE   INTEREST
                                 OUTSTANDING       EARNED    YIELD   OUTSTANDING    EARNED    YIELD  OUTSTANDING     EARNED    YIELD
(DOLLARS IN THOUSANDS)               BALANCE        /PAID    /RATE       BALANCE     /PAID    /RATE      BALANCE      /PAID    /RATE
------------------------------------------------------------------------------------------------------------------------------------
  INTEREST-EARNING ASSETS
   Loans receivable(1)               $285,232    $ 23,796     8.34%    $256,482   $ 23,055     8.99%     $249,076   $ 22,433   9.01%
   Mortgage-backed securities         115,784       7,504     6.48       52,722      3,678     6.98        32,618      2,341   7.18
   Securities available for sale       58,190       3,604     6.19       78,789      4,952     6.29        65,843      3,845   5.84
   FHLB stock                           7,278         469     6.44        5,514        374     6.78         5,546        386   6.96
                                     --------    --------              --------   --------               --------   --------
  Total interest-earning assets       466,484    $ 35,373     7.58%     393,507   $ 32,059     8.15%      353,083   $ 29,005   8.21%
                                                 ========                         ========                          ========
   Noninterest-earning assets          14,719                            18,415                            19,408
                                     --------                          --------                          --------
  Total assets                       $481,203                          $411,922                          $372,491
                                     ========                          ========                          ========

  INTEREST-BEARING LIABILITIES
   Demand, NOW deposits and
      Money Market                   $ 51,778    $  1,730     3.34%    $ 34,202   $    933     2.73%     $ 30,398   $    815   2.68%
   Savings deposits                    17,528         447     2.55       20,090        502     2.50        20,538        506   2.46
   Time deposits                      221,873      12,330     5.56      203,932     11,998     5.88       180,088     10,662   5.92
   FHLB advances                      135,846       7,483     5.51       95,328      5,593     5.87        80,685      4,886   6.06
   Other borrowed money                 3,348         186     5.56        3,473        204     5.87         3,543        190   5.36
                                     --------    --------              --------   --------               --------   --------
  Total interest-bearing
   liabilities                        430,373    $ 22,176     5.15%     357,025   $ 19,230     5.39%      315,252   $ 17,059   5.41%
                                                 ========                         ========                          ========
   Noninterest-bearing:
      Deposits                          5,749                             5,646                             5,619
      Liabilities                       3,451                             5,956                             8,320
                                     --------                          --------                          --------
  Total liabilities                   439,573                           368,627                           329,191
   Shareholders' equity                41,630                            43,295                            43,300
                                     --------                          --------                          --------
  Total liabilities and
   shareholders' equity              $481,203                          $411,922                          $372,491
                                     ========                          ========                          ========

  Net interest-earning assets        $ 36,111                          $ 36,482                          $ 37,831
                                     ========                          ========                          ========
  Net interest income                            $ 13,197                         $ 12,829                          $ 11,946
                                                 ========                         ========                          ========
  Net interest rate spread                                    2.43%                            2.76%                           2.80%
                                                              ====                             ====                            ====
  Net yield on average interest-
     earning assets                                           2.83%                            3.26%                           3.38%
                                                              ====                             ====                            ====
  Average interest-earning assets
     to average interest-bearing
     liabilities                       108.39%                           110.22%                           112.00%
                                       ======                            ======                            ======
====================================================================================================================================

(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED
SEPTEMBER 30, 1999 AND SEPTEMBER 30, 1998

General
Net income for the year ended September 30, 1999 decreased $144,000, or 5.2%, to $2,641,000, from $2,785,000 for the same period ended September 30, 1998. The decrease in net income reflects increases in the provision for loan losses and noninterest expense, which were partially offset by increases in net interest income and noninterest income.

Net Interest Income
Net interest income for the year ended September 30, 1999 increased by $368,000, or 2.9%, to $13,197,000 compared to $12,829,000 for the same period ended September 30, 1998. The increase in net interest income reflects an overall increase in the balance of average interest-earning assets during the period. The net yield on average earning assets decreased to 2.83% for the period ended September 30, 1999 from 3.26% for the same period in 1998. The decrease in net yield is primarily due to interest rates remaining generally at historically low levels throughout the period, which resulted in the continued refinance and repayment of relatively higher yielding loans and mortgage-backed securities. These earning assets were replaced through the origination and purchase of loans and mortgage-backed securities at comparatively lower yields. The reduction in yield on earning assets was partially offset by a reduction in the cost of interest-bearing liabilities.

During recent years, the Company has increased its origination and purchase of multi-family and commercial real estate loans and has increased its origination of commercial business loans. The Company anticipates activity in this type of lending to continue in future years. This lending activity is considered to carry a higher level of risk due to the nature of the collateral and the size of individual loans. As such, the Company anticipates continued increases in its allowance for loan losses as a result of this lending activity.

Interest Income
Interest income for the year ended September 30, 1999 increased $3,314,000, or 10.3%, to $35,373,000 from $32,059,000 for the same period in 1998. The increase reflects a $2,478,000 increase in interest earned on the portfolio of securities available for sale, which increased to $11,108,000 for the year ended September 30, 1999 from $8,630,000 in 1998. The increase in interest income from securities resulted from a higher average securities portfolio balance which was partially offset by a lower average yield on the securities portfolio during fiscal 1999 compared to 1998. In addition, interest income was higher due to a $741,000 increase in interest earned on the loan portfolio as a result of a higher average loan portfolio balance which was partially offset by a lower average yield during fiscal 1999 compared to 1998.

Interest Expense
Interest expense increased $2,946,000, or 15.3%, to $22,176,000 for the year ended September 30, 1999 from $19,230,000 for the same period in 1998. The increase in interest expense is due to increases in the average outstanding balance of demand deposits, time deposits, and FHLB advances during the year ended September 30, 1999 as compared to the same period in 1998. The increase in the average balance of demand and time deposits resulted from internal growth of the deposit portfolio. The average balance of FHLB advances increased due to borrowing activity throughout the period used to fund growth of the loan portfolio and the purchase of securities available for sale. The increase in interest expense was partially offset by lower interest rates paid on time deposits and FHLB borrowings during the year ended September 30, 1999 as compared to the previous year, as market interest rates have generally trended downward.

Provision  for Loan  Losses
The provision for loan losses for the year ended September 30, 1999 was $1,992,000 compared to $1,663,000 for the same period in 1998. Management believes that, based on a detail review of the loan portfolio, historic loan losses, current economic conditions, and other factors, the current level of provision for loan losses, and the resulting level of the allowance for loan losses, reflects an adequate reserve against potential losses from the loan portfolio.

Current economic conditions in the agricultural sector of the Company's market area indicate potential weakness due to a continuation of historically low commodity prices. The agricultural economy is accustomed to commodity price fluctuations and is generally able to handle such fluctuations without significant problem. However, an extended period of low commodity prices could result in additional weakness of the Company's agricultural loan portfolio and could create a need for the Company to increase its allowance for loan losses through increased charges to provision for loan losses.

During recent years, the Company has increased its origination and purchase of multi-family and commercial real estate loans and has increased its origination of commercial business loans. The Company anticipates activity in this type of lending to continue in future years. This lending activity is considered to carry a higher level of risk due to the nature of the collateral and the size of individual loans. As such, the Company anticipates continued increases in its allowance for loan losses as a result of this lending activity.

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

Noninterest  Income
Noninterest income for the year ended September 30, 1999 increased $43,000, or 2.3%, to $1,918,000 from $1,875,000 for the same period in 1998. The increase in noninterest income reflects an increase in loan fees and deposit service charges of $83,000 for fiscal 1999 compared to the same period in 1998 as a result of increased lending activity and increased activity on transaction accounts subject to service charges. Noninterest income also increased due to an increase in brokerage commissions from sales of non-insured investment products through First Federal's subsidiaries and increased as a result of a net gain on sales of foreclosed real estate compared to a net loss on sales in 1998. Noninterest income reflects lower net gain on the sales of securities available for sale for fiscal 1999 compared to 1998.

Noninterest Expense
Noninterest expense increased by $392,000, or 4.7%, to $8,645,000 for the year ended September 30, 1999 compared to $8,253,000 for the same period in 1998. The increase in noninterest expense for fiscal 1999 reflects a $491,000 increase in employee compensation and benefits expense primarily due to the addition of personnel and the upgrade of expertise in existing positions to support current and anticipated growth of the Company. In addition, other noninterest expense increased for fiscal 1999 by $123,000 compared to 1998 due primarily to expenses related to the recruitment of new personnel. Noninterest expense for fiscal 1998 included a $300,000 charge to provision for losses on foreclosed real estate for which there was no comparable charge in fiscal 1999.

Income Tax Expense
Income tax expense decreased by $167,000, or 8.3%, to $1,837,000 for the year ended September 30, 1999 from $2,004,000 for the same period in 1998. The decrease in income tax expense reflects the decrease in the level of taxable income for the period ended September 30, 1999 compared to the same period in 1998.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED
SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997

General
Net income for the year ended September 30, 1998 decreased $857,000, or 23.5%, to $2,785,000, from $3,642,000 for the same period ended September 30, 1997. The decrease in net income reflects an increase in charges to the provision for loan and foreclosed real estate losses and an increase in noninterest expense for fiscal 1998 compared to 1997.

Net Interest Income
Net interest income for the year ended September 30, 1998 increased by $883,000, or 7.4%, to $12,829,000 compared to $11,946,000 for the same period ended September 30, 1997. The increase in net interest income reflects an overall increase in the balance of average interest-earning assets during the period. The net yield on average earning assets decreased to 3.26% for the period ended September 30, 1998 from 3.38% for the same period in 1997. The decrease in net yield is due to a decline in the ratio of total average interest-earning assets compared to total average interest-bearing liabilities and an increase in the average balance of non-accruing loans during the 1998 period.

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

Interest Expense
Interest expense increased $2,171,000, or 12.7%, to $19,230,000 for the year ended September 30, 1998 from $17,059,000 for the same period in 1997. The increase in interest expense was due to increases in the average outstanding balance of demand deposits, time deposits, and FHLB advances during the year ended September 30, 1998, compared to the same period in 1997. The increase in the average balance of demand and time deposits resulted from internal growth of the deposit portfolio. The average balance of FHLB advances increased due to borrowing activity throughout the period used primarily to fund growth of the loan portfolio and the purchase of securities available for sale. The increase in interest expense was partially offset by lower interest rates paid on time deposits and FHLB borrowings during the year ended September 30, 1998, compared to the previous year, as market interest rates generally have trended downward.

Provision for Loan Losses
The provision for loan losses for the year ended September 30, 1998 was $1,663,000 compared to $120,000 for the same period in 1997. During 1998, the Company determined that an agricultural loan officer located in a subsidiary branch office had, through abuse of position, misrepresentation to management and possibly fraud, authorized the disbursement of funds on loans for which collateral was inadequate. This mismanagement and possible fraud was discovered as a result of the Company's routine internal audit procedures. The loan officer involved is no longer with the Company. A thorough review was performed by the Company of the accounts in which the loan officer was involved. Management believes all loans were identified for which material weaknesses exist and has classified those loans accordingly.

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

Noninterest Expense
Noninterest expense increased by $871,000, or 11.8%, to $8,253,000 for the year ended September 30, 1998 compared to $7,382,000 for the same period in 1997. Noninterest expense for employee compensation and benefits, and occupancy and equipment expense increased during fiscal 1998, compared to the same period in 1997, as a result of the full year operation of a new branch office in West Des Moines, Iowa. In addition, noninterest expense reflects a $300,000 charge to provision for losses on foreclosed real estate primarily related to a 104 unit apartment complex located in Madison, Wisconsin, which was acquired through foreclosure during fiscal 1998.

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

Quantitative Aspects of Market Risk
In an attempt to manage the Company's exposure to changes in interest rates and comply with applicable regulations, we monitor the Company's interest rate risk. In monitoring interest rate risk, we continually analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.

An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Company's assets mature or reprice more rapidly or to a greater extent than its liabilities, then net portfolio value and net interest income would tend to increase during periods of rising rates and decrease during periods of falling interest rates. Conversely, if the Company's assets mature or reprice more slowly or to a lesser extent than its liabilities, then net portfolio value and net interest income would tend to decrease during periods of rising interest rates and increase during periods of falling interest rates.

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

The Company emphasizes and promotes its savings, money market, demand and NOW accounts and, subject to market conditions, certificates of deposit with maturities of six months through five years, principally in its primary market area. The savings and NOW accounts tend to be less susceptible to rapid changes in interest rates.

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

Presented below, as of September 30, 1999 and 1998, is an analysis of the Company's interest rate risk as measured by changes in NPV for an instantaneous and sustained parallel shift in the yield curve, in 100 basis point increments, up and down 200 basis points. As illustrated in the table, the Company's NPV is more sensitive to rising rate changes than declining rates. This occurs primarily because, as rates rise, the market value of fixed-rate loans and mortgage-backed securities declines due to both the rate increase and the related slowing of prepayments on loans. When rates decline, the Company does not experience a significant rise in market value for these loans and mortgage-backed securities because borrowers prepay at relatively higher rates. The value of the Company's deposits and borrowings change in approximately the same proportion in rising and falling rate scenarios. The Company experienced an increase in interest rate sensitivity at September 30, 1999 as compared to the end of the previous year due primarily to the purchase of fixed-rate mortgage-backed securities in conjunction with a leveraged growth strategy.

(DOLLARS IN THOUSANDS)
----------------------------------------------------------------------------------------------------------
    Change in Interest Rate      Board Limit          At September 30, 1999          At September 30, 1998
             (BASIS POINTS)         % CHANGE         $ CHANGE     % CHANGE          $ CHANGE     % CHANGE
==========================================================================================================
                    +200 bp             (40)%        $(10,919)         (25)%        $(2,957)          (7)%
                    +100 bp             (25)           (5,200)         (12)          (1,477)          (3)
                      0                    -              ---           --               ---           --
                   - 100 bp             (10)            4,441           10             1,115            3
                   - 200 bp             (15)            5,095           12             1,877            4
==========================================================================================================

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

Management reviews the OTS measurements and related peer reports on NPV and interest rate risk on a quarterly basis. In addition to monitoring selected measures of NPV, management also monitors the effects on net interest income resulting from increases or decreases in interest rates. This measure is used in conjunction with NPV measures to identify excessive interest rate risk.

Asset Quality
It is management's belief, based on information available, that the Company's current asset quality is satisfactory. At September 30, 1999, non-performing assets, consisting of non-accruing loans, accruing loans delinquent 90 days or more, real estate owned, and repossessed consumer property, totaled $2,381,000, or 0.47% of total assets, compared to $8,132,000, or 1.94% of total assets, for the fiscal year ended 1998. The decrease in non-performing assets during fiscal 1999 reflects management's effort to strengthen the quality of its loan portfolio through adherence to written underwriting guidelines, an on-going credit review program, and diligent collection practices.

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

Federal regulations require First Federal to maintain minimum levels of liquid assets. Currently, First Federal is required to maintain liquid assets of at least 4% of the average daily balance of net withdrawable savings deposits and borrowings payable on demand in one year or less during the preceding calendar quarter. Liquid assets for purposes of this ratio include cash, certain time deposits, U.S. Government, governmental agency, and corporate securities and obligations, unless otherwise pledged. First Federal has historically maintained its liquidity ratio at levels in excess of those required. First Federal's regulatory liquidity ratios were 9.1%, 15.4% and 9.8% at September 30, 1999, 1998 and 1997, respectively.

Liquidity management is both a daily and long-term function of the Company's management strategy. The Company adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) the projected availability of purchased loan products, (iii) expected deposit flows, (iv) yields available on interest-bearing deposits, and (v) the objectives of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits and other short-term government agency obligations. If the Company requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the Federal Home Loan Bank of Des Moines and has collateral eligible for use with reverse repurchase agreements.

The primary investing activities of the Company are the origination and purchase of loans and the purchase of securities. During the years ended September 30, 1999, 1998 and 1997, the Company originated loans totaling $143.3 million, $147.2 million and $135.7 million, respectively. Purchases of loans totaled $77.3 million, $36.9 million and $29.8 million during the years ended September 30, 1999, 1998 and 1997, respectively. During the years ended September 30, 1999, 1998 and 1997, the Company purchased mortgage-backed securities and other securities available for sale in the amount of $125.4 million, $89.9 million and $67.6 million, respectively.

At September 30, 1999, the Company had outstanding commitments to originate and purchase loans of $33.2 million. (See Note 15 of Notes to Consolidated Financial Statements.) Certificates of deposit scheduled to mature in one year or less from September 30, 1999 total $168.9 million. Based on its historical experience, management believes that a significant portion of such deposits will remain with the Company, however, there can be no assurance that the Company can retain all such deposits. Management believes that loan repayment and other sources of funds will be adequate to meet the Company's foreseeable short- and long-term liquidity needs.

The Company has initiated plans to construct two new offices to be located in Urbandale, Iowa and Sioux Falls, South Dakota. The construction of these offices is anticipated to be completed during the first quarter of the 2001 fiscal year. The source of funds for capital improvements of this type is from the normal operations of the Company.

On September 20, 1993, the Bank converted from a federally chartered mutual savings and loan association to a federally chartered stock savings bank. At that time, a liquidation account was established for the benefit of eligible account holders who continue to maintain their account with the Bank after the conversion. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits. At September 30, 1999, the liquidation account approximated $2.7 million.

First  Federal  and  Security  are  in  full   compliance   with  their  capital
requirements. See Note 14 of Notes to Consolidated Financial Statements for additional information.

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

Impact of New Accounting Standards
SFAS No. 133 on derivatives will, beginning with the quarter ended December 31, 2000, require all derivatives to be recorded at fair value in the balance sheet, with changes in fair value run through income. If derivatives are documented and effective as hedges, the change in the derivative fair value will be offset by an equal change in the fair value of the hedged item. The adoption of SFAS No. 133 is not expected to have a material impact on the results of operations or financial condition of the Company.

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

The Company's primary data processing is provided by a major third party vendor. This provider has advised the Company that it has completed the renovation of its system to be Year 2000 ready, and has provided users of the system the opportunity to test the system for readiness. The Company has completed testing of its primary data processing system for Year 2000 readiness with satisfactory results.

The Company has performed an assessment of its internal computer hardware and software and, where needed, has upgraded those systems to be Year 2000 ready. In addition, the Company has reviewed other external third party vendors that provide services to the Company (i.e. utility companies, electronic funds transfer providers, alarm companies, insurance providers, loan participation companies, and mortgage loan secondary market agencies), and has received certification letters from these vendors that their systems will be Year 2000 ready on a timely basis. Testing has been performed with these service providers, where possible, to determine their Year 2000 readiness.

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

Based on the Company's review of its computer systems, management believes the direct cost of the remediation effort to make its systems Year 2000 ready will be approximately $60,000, of which approximately $40,000 has been incurred. Such costs will be charged to expense as they are incurred.

The Company, as with all financial institutions, has reviewed the possibility of some level of reduction in its deposits during December 1999. Based on its review, the Company has determined that alternate sources of funds should be available to maintain adequate funding throughout this period.

The Company has developed a Year 2000 contingency plan that addresses, among other issues, critical operations and potential failures thereof, and strategies for business continuation. Virtually all of the Company's mission critical systems are dependent upon third party vendors or service providers, therefore, contingency plans include the selection of a new vendor or service provider and the conversion to a new system. For some systems, contingency plans consist of using internal spreadsheet software or reverting to manual systems until system problems can be corrected.

Although management believes the Company's computer systems and service providers will be Year 2000 ready, there can be no assurance that these systems, or those systems of other companies on which the Company's systems rely, will be fully functional in the Year 2000. Such failure could have a significant adverse impact on the financial condition and results of operations of the Company.

FORWARD-LOOKING STATEMENTS

The Company, and its wholly-owned subsidiaries First Federal and Security, may from time to time make written or oral "forward-looking statements," including statements contained in its filings with the Securities and Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company's beliefs, expectations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company's control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services; credit quality and adequacy of reserves; technology; and our employees. The following factors, among others, could cause the Company's financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services' laws and regulations; technological changes; acquisitions; changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company's business and prospects is contained in the Company's periodic filings with the SEC. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

First Midwest Financial, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 1999 AND 1998
                                                                             1999             1998
--------------------------------------------------------------------------------------------------
ASSETS
    Cash and due from banks                                         $   1,165,895    $     908,984
    Interest-bearing deposits in other financial institutions -
      short-term                                                        4,208,016        5,818,460
                                                                    -------------    -------------
       Total cash and cash equivalents                                  5,373,911        6,727,444
    Securities available for sale                                     178,489,030      120,609,531
    Loans receivable, net of allowance for loan losses
      of $3,092,628 in 1999 and $2,908,902 in 1998                    303,078,500      270,286,189
    Federal Home Loan Bank (FHLB) stock, at cost                        8,125,800        5,505,800
    Accrued interest receivable                                         5,046,234        4,968,607
    Premises and equipment, net                                         4,770,056        4,048,945
    Foreclosed real estate, net of allowances of $-0- in 1999 and
       $299,532 in 1998                                                   142,901        1,063,317
    Other assets                                                        6,186,320        5,170,562
                                                                    -------------    -------------
       Total assets                                                 $ 511,212,752    $ 418,380,395
                                                                    =============    =============

--------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
    Noninterest-bearing demand deposits                             $   5,680,923    $   4,971,562
    Savings, NOW and money market demand deposits                      75,003,028       57,755,615
    Other time certificates of deposit                                224,095,970      221,130,975
                                                                    -------------    -------------
       Total deposits                                                 304,779,921      283,858,152
    Advances from FHLB                                                161,348,071       85,263,562
    Securities sold under agreements to repurchase                      3,020,951        4,074,567
    Other borrowings                                                         --            550,000
    Advances from borrowers for taxes and insurance                       422,593          405,218
    Accrued interest payable                                              875,365          834,741
    Accrued expenses and other liabilities                                995,103        1,108,592
                                                                    -------------    -------------
       Total liabilities                                              471,442,004      376,094,832

SHAREHOLDERS' EQUITY
    Preferred stock, 800,000 shares authorized; none issued                  --               --
    Common stock, $.01 par value; 5,200,000 shares authorized;
      2,957,999 shares issued and 2,507,073 shares outstanding at
      September 30, 1999; 2,957,999 shares issued and 2,553,245
      shares outstanding at September 30, 1998                             29,580           29,580
    Additional paid-in capital                                         21,305,937       21,330,075
    Retained earnings - substantially restricted                       29,352,943       27,985,814
    Accumulated other comprehensive income,
      net of tax of $(1,494,005) in 1999 and $474,346 in 1998          (2,520,633)         798,820
    Unearned Employee Stock Ownership Plan shares                        (167,200)        (367,200)
    Treasury stock, 450,926 and 404,754 common shares, at cost,
      at September 30, 1999 and 1998, respectively                     (8,229,879)      (7,491,526)
                                                                    -------------    -------------
       Total shareholders' equity                                      39,770,748       42,285,563
                                                                    -------------    -------------
           Total liabilities and shareholders' equity               $ 511,212,752    $ 418,380,395
                                                                    =============    =============

The accompanying notes are an integral part of these consolidated financial statements.

First Midwest Financial, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997

                                                                     1999             1998              1997
------------------------------------------------------------------------------------------------------------
   Interest and dividend income
       Loans receivable, including fees                      $ 23,795,796     $ 23,054,813      $ 22,432,828
       Securities available for sale                           11,108,170        8,629,761         6,185,385
       Dividends on FHLB stock                                    468,765          374,220           386,462
                                                             ------------     ------------      ------------
                                                               35,372,731       32,058,794        29,004,675
   Interest expense
       Deposits                                                14,506,472       13,432,454        11,982,913
       FHLB advances and other borrowings                       7,669,408        5,797,499         5,076,144
                                                             ------------     ------------      ------------
                                                               22,175,880       19,229,953        17,059,057
                                                             ------------     ------------      ------------

   Net interest income                                         13,196,851       12,828,841        11,945,618

   Provision for loan losses                                    1,992,000        1,662,472           120,000
                                                             ------------     ------------      ------------

   Net interest income after provision for loan
     losses                                                    11,204,851       11,166,369        11,825,618

   Noninterest income
       Loan fees and deposit service charges                    1,346,117        1,263,367         1,108,233
       Gain on sales of securities available for sale, net        331,611          398,903           216,614
       Gain (loss) on sales of foreclosed real estate, net         16,513         (33,034)           (6,722)
       Brokerage commissions                                       79,159           52,479            69,379
       Other income                                               144,625          193,158           313,168
                                                             ------------     ------------      ------------
                                                                1,918,025        1,874,873         1,700,672
   Noninterest expense
       Employee compensation and benefits                       5,135,672        4,644,809         4,341,038
       Occupancy and equipment expense                          1,158,946        1,133,187         1,006,190
       SAIF deposit insurance premium                             155,901          143,199           220,849
       Data processing expense                                    378,709          339,385           321,369
       Provision for losses on foreclosed real estate                   -          299,532                 -
       Other expense                                            1,815,730        1,692,728         1,492,819
                                                             ------------     ------------      ------------
                                                                8,644,958        8,252,840         7,382,265
                                                             ------------     ------------      ------------

   Income before income taxes                                   4,477,918        4,788,402         6,144,025

   Income tax expense                                           1,836,786        2,003,520         2,502,069
                                                             ------------     ------------      ------------


   Net income                                                $  2,641,132     $  2,784,882      $  3,641,956
                                                             ============     ============      ============
   Earnings per common and common equivalent share
       Basic earnings per common share                       $       1.07     $       1.08      $       1.34
                                                             ============     ============      ============
       Diluted earnings per common share                     $       1.04     $       1.03      $       1.28
                                                             ============     ============      ============

The accompanying notes are an integral part of these consolidated financial statements.

First Midwest Financial, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997

                                                                                 Accumulated      Unearned
                                                                                       Other      Employee
                                                       Additional              Comprehensive         Stock
                                              Common      Paid-in     Retained       Income,     Ownership
                                               Stock      Capital     Earnings    Net of Tax   Plan Shares
-----------------------------------------------------------------------------------------------------------
  Balance at September 30, 1996              $19,905  $20,862,551  $23,748,383   $    28,698     $(767,200)

   Comprehensive Income:
       Net income for the year ended
         September 30, 1997                        -            -    3,641,956             -             -
       Net change in net unrealized gains
         and losses on securities available
         for sale, net of reclassification
         adjustments and tax effects               -            -            -       931,673             -

          Total comprehensive income

   Purchase of 248,419 common shares of
     treasury stock                                -            -            -             -             -
   Retirement of 3,474 common shares             (35)          35            -             -             -
   30,000 common shares committed to be
     released under the ESOP                       -      295,740            -             -       200,000
   Amortization of management recognition
     and retention plan common shares and
     tax benefit of restricted stock under
     the plans                                     -       93,401            -             -             -
   Cash dividends declared on common stock
     ($.36 per share)                              -            -     (961,849)            -             -
   Issuance of 970,978 common shares for
     stock dividend declared on common
     stock, net of cash paid in lieu of
     fractional shares                         9,710       (9,710)        (833)            -             -
   Purchase of 7,263 common shares upon
     exercise of stock options                     -            -            -             -             -
   Issuance of 41,347 common shares from
     treasury stock due to exercise of
     stock options                                 -     (257,263)           -             -             -
                                             -------  -----------  -----------   -----------     ---------
  Balance at September 30, 1997              $29,580  $20,984,754  $26,427,657   $   960,371     $(567,200)
==========================================================================================================
  Balance at September 30, 1997              $29,580  $20,984,754  $26,427,657   $   960,371     $(567,200)

   Comprehensive income:
       Net income for the year ended
         September 30, 1998                        -            -    2,784,882             -             -
       Net change in net unrealized gains
         and losses on securities available
         for sale, net of reclassification
         adjustments and tax effects               -            -            -      (161,551)            -

          Total comprehensive income

   Purchase of 152,226 common shares of
     treasury stock                                -            -            -             -             -
   30,000 common shares committed to be
     released under the ESOP                       -      454,460            -             -       200,000
   Cash dividends declared on common stock
     ($.48 per share)                              -            -   (1,226,725)            -             -
   Purchase of 1,033 common shares upon
     exercise of stock options                     -            -            -             -             -
   Issuance of 7,600 common shares from
     treasury stock due to exercise of
     stock options                                 -     (109,139)           -             -             -
                                             -------  -----------  -----------   -----------     ---------
  Balance at September 30, 1998              $29,580  $21,330,075  $27,985,814   $   798,820     $(367,200)
==========================================================================================================

                                                                   Total
                                                Treasury   Shareholders'
                                                   Stock          Equity
------------------------------------------------------------------------
  Balance at September 30, 1996              $  (682,635)    $43,209,702

   Comprehensive Income:
       Net income for the year ended
         September 30, 1997                            -       3,641,956
       Net change in net unrealized gains
         and losses on securities available
         for sale, net of reclassification
         adjustments and tax effects                   -         931,673
                                                             -----------
          Total comprehensive income                           4,573,629

   Purchase of 248,419 common shares of
     treasury stock                           (4,268,777)     (4,268,777)
   Retirement of 3,474 common shares                   -               -
   30,000 common shares committed to be
     released under the ESOP                           -         495,740
   Amortization of management recognition
     and retention plan common shares and
     tax benefit of restricted stock under
     the plans                                         -          93,401
   Cash dividends declared on common stock
     ($.36 per share)                                  -        (961,849)
   Issuance of 970,978 common shares for
     stock dividend declared on common
     stock, net of cash paid in lieu of
     fractional shares                                 -            (833)
   Purchase of 7,263 common shares upon
     exercise of stock options                  (175,445)       (175,445)
   Issuance of 41,347 common shares from
     treasury stock due to exercise of
     stock options                               768,699         511,436
                                             -----------     -----------
  Balance at September 30, 1997              $(4,358,158)    $43,477,004
========================================================================
  Balance at September 30, 1997              $(4,358,158)    $43,477,004

   Comprehensive income:
       Net income for the year ended
         September 30, 1998                            -       2,784,882
       Net change in net unrealized gains
         and losses on securities available
         for sale, net of reclassification
         adjustments and tax effects                   -        (161,551)
                                                             -----------
          Total comprehensive income                           2,623,331

   Purchase of 152,226 common shares of
     treasury stock                           (3,271,203)     (3,271,203)
   30,000 common shares committed to be
     released under the ESOP                           -         654,460
   Cash dividends declared on common stock
     ($.48 per share)                                  -      (1,226,725)
   Purchase of 1,033 common shares upon
     exercise of stock options                   (21,972)        (21,972)
   Issuance of 7,600 common shares from
     treasury stock due to exercise of
     stock options                               159,807          50,668
                                             -----------     -----------
  Balance at September 30, 1998              $(7,491,526)    $42,285,563
========================================================================

First Midwest Financial, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997

                                                                                 Accumulated      Unearned
                                                                                       Other      Employee
                                                       Additional              Comprehensive         Stock
                                              Common      Paid-in     Retained       Income,     Ownership
                                               Stock      Capital     Earnings    Net of Tax   Plan Shares
----------------------------------------------------------------------------------------------------------
  Balance at September 30, 1998              $29,580  $21,330,075  $27,985,814   $   798,820     $(367,200)

   Comprehensive income (loss):
       Net income for the year ended
         September 30, 1999                        -            -    2,641,132             -             -
       Net change in net unrealized gains
         and losses on securities available
         for sale, net of reclassification
         adjustments and tax effects               -            -            -    (3,319,453)            -

          Total comprehensive income (loss)

   Purchase of 79,647 common shares of
     treasury stock                                -            -            -             -            -
   30,000 common shares committed to be
     released under the ESOP                       -      255,220            -             -       200,000
   Amortization of management recognition
     and retention plan common shares
     and tax benefits of restricted stock
     under the plans                               -      101,634            -             -             -
   Cash dividends declared on common stock
     ($.52 per share)                              -            -   (1,274,003)            -             -
   Issuance of 23,051 common shares from
     treasury stock due to exercise of
     stock options                                 -     (222,026)           -             -             -
   Issuance of 10,424 common shares from
     treasury stock for award of stock
     under management recognition and
     retention plans                               -     (158,966)           -             -             -
                                             -------  -----------  -----------   -----------     ---------
  Balance at September 30, 1999              $29,580  $21,305,937  $29,352,943   $(2,520,633)    $(167,200)
==========================================================================================================


                                                                   Total
                                                Treasury   Shareholders'
                                                   Stock          Equity
------------------------------------------------------------------------
  Balance at September 30, 1998              $(7,491,526)    $42,285,563

   Comprehensive income (loss):
       Net income for the year ended
         September 30, 1999                           -        2,641,132
       Net change in net unrealized gains
         and losses on securities available
         for sale, net of reclassification
         adjustments and tax effects                  -       (3,319,453)
                                                             -----------
          Total comprehensive income (loss)                     (678,321)

   Purchase of 79,647 common shares of
     treasury stock                           (1,289,186)     (1,289,186)
   30,000 common shares committed to be
     released under the ESOP                           -         455,220
   Amortization of management recognition
     and retention plan common shares
     and tax benefits of restricted stock
     under the plans                                   -         101,634
   Cash dividends declared on common stock
     ($.52 per share)                                  -      (1,274,003)
   Issuance of 23,051 common shares from
     treasury stock due to exercise of
     stock options                               391,867         169,841
   Issuance of 10,424 common shares from
     treasury stock for award of stock
     under management recognition and
     retention plans                             158,966               -
                                             -----------     -----------
  Balance at September 30, 1999              $(8,229,879)    $39,770,748
========================================================================

The accompanying notes are an integral part of these consolidated financial statements.

First Midwest Financial, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997
                                                                      1999             1998             1997
------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
    Net income                                               $   2,641,132    $   2,784,882    $   3,641,956
    Adjustments to reconcile net income to net cash
      from operating activities
       Depreciation, amortization and accretion, net             1,757,207          973,454        1,092,782
       Provision for loan losses                                 1,992,000        1,662,472          120,000
       Provision for losses on foreclosed real estate                 --            299,532             --
       Gain on sales of securities available for sale, net        (331,611)        (398,903)        (216,614)
       Proceeds from the sales of loans held for sale            7,403,780        5,613,115        3,592,055
       Originations of loans held for sale                      (7,403,780)      (5,613,115)      (3,592,055)
       (Gain) loss on sales of foreclosed real estate, net         (16,513)          33,034            6,722
       Net change in
           Accrued interest receivable                             (77,627)         397,502         (337,062)
           Other assets                                            113,315           46,622          223,344
           Accrued interest payable                                 40,624         (231,005)        (205,719)
           Accrued expenses and other liabilities                  360,857         (152,159)      (2,348,712)
                                                             -------------    -------------    -------------
              Net cash from operating activities                 6,479,384        5,415,431        1,976,697
------------------------------------------------------------------------------------------------------------
Cash flows from investing activities
    Net change in interest-bearing deposits in other
      financial institutions                                          --            200,000          100,000
    Purchase of securities available for sale                 (125,354,705)     (89,877,636)     (67,569,576)
    Proceeds from sales of securities available for sale        24,791,295       18,280,412          804,067
    Proceeds from maturities and principal repayment of
      securities available for sale                             37,255,192       67,062,074       61,943,630
    Loans purchased                                            (77,329,717)     (36,947,582)     (29,819,316)
    Net change in loans                                         42,151,758       18,415,456       18,519,590
    Proceeds from sales of foreclosed real estate                1,357,430          440,401           93,453
    Purchase of FHLB stock                                      (2,620,000)        (447,700)        (104,600)
    Proceeds from redemption of FHLB stock                            --            571,200             --
    Purchase of premises and equipment, net                     (1,110,859)        (227,895)        (842,423)
                                                             -------------    -------------    -------------
       Net cash from investing activities                     (100,859,606)     (22,531,270)     (16,875,175)
------------------------------------------------------------------------------------------------------------

                                       26

First Midwest Financial, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997
                                                                      1999             1998             1997
------------------------------------------------------------------------------------------------------------
Cash flows from financing activities
    Net change in noninterest-bearing demand,
      savings, NOW, and money market demand deposits         $  17,956,774    $   7,316,146    $     599,642
    Net change in other time deposits                            2,964,995       30,426,308       12,110,330
    Proceeds from advances from FHLB                           278,950,000      198,850,000      143,000,000
    Repayments of advances from FHLB                          (202,865,491)    (221,012,663)    (137,861,578)
    Net change in securities sold under agreements
      to repurchase                                             (1,053,616)       2,274,567         (989,918)
    Net change in other borrowings                                (550,000)      (2,350,000)       1,500,000
    Net change in advances from borrowers for taxes
      and insurance                                                 17,375          (44,269)         (40,756)
    Cash dividends paid                                         (1,274,003)      (1,226,725)        (962,682)
    Proceeds from exercise of stock options                        169,841           28,696          335,991
    Purchase of treasury stock                                  (1,289,186)      (3,271,203)      (4,268,777)
                                                             -------------    -------------    -------------
       Net cash from financing activities                       93,026,689       10,990,857       13,422,252
                                                             -------------    -------------    -------------

Net change in cash and cash equivalents                         (1,353,533)      (6,124,982)      (1,476,226)

Cash and cash equivalents at beginning of year                   6,727,444       12,852,426       14,328,652
                                                             -------------    -------------    -------------

Cash and cash equivalents at end of year                     $   5,373,911    $   6,727,444    $  12,852,426
                                                             =============    =============    =============

Supplemental disclosure of cash flow information
    Cash paid during the year for:
       Interest                                              $  22,135,256    $  19,460,958    $  17,264,776
       Income taxes                                              1,919,389        1,795,805        2,415,042

Supplemental schedule of non-cash investing and
  financing activities
    Loans transferred to foreclosed real estate              $     420,501    $   1,679,984    $     169,657
============================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

First Midwest Financial, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

Nature  of  Business,   Concentration   of  Credit  Risk  and  Industry  Segment
Information: The primary source of income for the Company is the purchase or origination of consumer, commercial, agricultural commercial real estate, and residential real estate loans. See Note 4 for a discussion of concentrations of credit risk and, addition-ally, see "Provision for Loan Losses" discussion in management's discussion and analysis of financial condition and results of operations for discussion of risks related to agricultural loans. The Company accepts deposits from customers in the normal course of business primarily in northwest and central Iowa and eastern South Dakota. The Company operates primarily in the banking industry which accounts for more than 90% of its revenues, operating income and assets. While the Company's chief decision makers monitor the revenue streams of the various Company products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable operating segment.

Assets held in trust or fiduciary capacity are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements. At September 30, 1999 and 1998, trust assets totaled approximately $14,405,000 and $14,165,000, respectively.

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

Certain Significant Estimates: The allowance for loan losses, fair values of securities and other financial instruments, and stock-based compensation expense, involve certain significant estimates made by management. These estimates are reviewed by management routinely and it is reasonably possible that circumstances that exist at September 30, 1999 may change in the near-term future and that the effect could be material to the consolidated financial statements.

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

Securities: The Company classifies securities into held to maturity, available for sale and trading categories. Held to maturity securities are those which the Company has the positive intent and ability to hold to maturity, and are reported at amortized cost. Available for sale securities are those the Company may decide to sell if needed for liquidity, asset-liability management or other reasons. Available for sale securities are reported at fair value, with net unrealized gains and losses reported as other comprehensive income or loss and as a separate component of shareholders' equity, net of tax. Trading securities are bought principally for sale in the near term, and are reported at fair value with unrealized gains and losses included in earnings.

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

Employee Stock Ownership Plan: The Company accounts for its employee stock ownership plan ("ESOP") in accordance with AICPA Statement of Position ("SOP") 93-6. Under SOP 93-6, the cost of shares issued to the ESOP, but not yet allocated to participants, are presented in the consolidated balance sheets as a reduction of shareholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to additional paid-in capital. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings. Dividends on unearned shares are used to reduce the accrued interest and principal amount of the ESOP's loan payable to the Company.

Financial Instruments with Off-Balance-Sheet Risk: The Company, in the normal course of business, makes commitments to make loans which are not reflected in the consolidated financial statements. A summary of these commitments is disclosed in Note 15.

Intangible Assets: Goodwill arising from the acquisition of subsidiary banks is amortized over 15 years using the straight-line method. As of September 30, 1999 and 1998, unamortized goodwill totaled approximately $4,132,883 and $4,497,815, respectively. Amortization expense was $364,932, $364,932 and $363,923 for the years ended September 30, 1999, 1998 and 1997.

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

Earnings Per Common Share: Basic earnings per common share is based on the net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for earnings per common share calculations as they are committed to be released; unearned ESOP shares are not considered outstanding. Management recognition and retention plan ("MRRP") shares are considered outstanding for basic earnings per common share calculations as they become vested. Diluted earnings per common share shows the dilutive effect of additional potential common shares issuable under stock options and nonvested shares issued under management recognition and retention plans.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes the net change in net unrealized gains and losses on securities available for sale, net of reclassification adjustments and tax effects, and is also recognized as a separate component of shareholders' equity. The accounting standard that requires reporting comprehensive income first applies for 1999, with prior information restated to be comparable.

Stock Compensation: Expense for employee compensation under stock option plans is based on Accounting Principles Board ("APB") Opinion 25, with expense reported only if options are granted below market price at grant date. If applicable, disclosures of net income and earnings per share are provided as if the fair value method of SFAS No. 123 were used for stock-based compensation.

New Accounting Pronouncements: SFAS No. 133 on derivatives will, beginning with the quarter ended December 31, 2000, require all derivatives to be recorded at fair value in the balance sheet, with changes in fair value run through income. If derivatives are documented and effective as hedges, the change in the derivative fair value will be offset by an equal change in the fair value of the hedged item. The adoption of SFAS No. 133 is not expected to have a material impact on the results of operations or financial condition of the Company.

Note 2. EARNINGS PER COMMON SHARE

A reconciliation of the numerators and denominators used in the computation of basic earnings per common share and diluted earnings per common share is presented below.

YEAR ENDED SEPTEMBER 30,                                       1999           1998           1997
-------------------------------------------------------------------------------------------------
Basic Earnings Per Common Share:
Numerator
    Net income                                          $ 2,641,132    $ 2,784,882    $ 3,641,956
                                                        ===========    ===========    ===========

Denominator
    Weighted average common
      shares outstanding                                  2,510,494      2,646,105      2,822,021

    Less:  Weighted average unallocated
      ESOP shares                                           (41,327)       (71,327)      (101,375)
                                                        -----------    -----------    -----------

    Weighted average common shares
      outstanding for basic earnings per
      common share                                        2,469,167      2,574,778      2,720,646
                                                        ===========    ===========    ===========

Basic earnings per common share                         $      1.07    $      1.08    $      1.34
                                                        ===========    ===========    ===========

YEAR ENDED SEPTEMBER 30,                                       1999           1998           1997
-------------------------------------------------------------------------------------------------
Diluted Earnings Per Common Share
    Numerator
       Net income                                       $ 2,641,132    $ 2,784,882    $ 3,641,956
                                                        ===========    ===========    ===========

    Denominator
       Weighted average common shares outstanding
           for basic earnings per common share            2,469,167      2,574,778      2,720,646

       Add: Dilutive effects of assumed exercises of
           stock options and average nonvested MRRP
           shares, net of tax benefits                       79,681        127,862        130,638
                                                        -----------    -----------    -----------

       Weighted average common and dilutive potential
           common shares outstanding                      2,548,848      2,702,640      2,851,284
                                                        ===========    ===========    ===========

    Diluted earnings per common share                   $      1.04    $      1.03    $      1.28
                                                        ===========    ===========    ===========


Stock options totaling 100,448 shares and 55,500 shares were not considered in computing diluted earnings per common share for the years ended September 30, 1999 and 1997, respectively, because they were antidilutive.

During the year ended September 30, 1999, the Company redeemed approximately 3.1% (79,647 shares) of its beginning of year outstanding common shares under its common stock repurchase program. This repurchase will affect the Company's future earnings per common share computations by reducing amounts available for investment and weighted average shares outstanding.

Note 3. SECURITIES

Year end securities available for sale were as follows:

                                                                    Gross            Gross
                                              Amortized        Unrealized       Unrealized              Fair
1999                                               Cost             Gains           Losses             Value
------------------------------------------------------------------------------------------------------------
   Debt securities
       Trust preferred                    $  27,629,975    $       34,696     $   (667,073)      $26,997,598
       Obligations of states and
           political subdivisions             1,360,307            37,368          (10,830)        1,386,845
       U.S. Government and
           federal agencies                  15,922,716                 -         (430,409)       15,492,307
       Mortgage-backed securities           136,600,215           425,464       (3,596,526)      133,429,153
                                           ------------    --------------     ------------      ------------
                                            181,513,213           497,528       (4,704,838)      177,305,903
   Marketable equity securities                 990,455           302,168         (109,496)        1,183,127
                                           ------------    --------------     ------------      ------------

                                           $182,503,668    $      799,696     $ (4,814,334)     $178,489,030
                                           ============    ==============     ============      ============

                                                                    Gross            Gross
                                              Amortized        Unrealized       Unrealized              Fair
1998                                               Cost             Gains           Losses             Value
------------------------------------------------------------------------------------------------------------
   Debt securities
       Trust preferred                     $ 27,638,030     $      61,333    $    (443,567)     $ 27,255,796
       Obligations of states and
           political subdivisions             1,307,076            34,588             (711)        1,340,953
       U.S. Government and
           federal agencies                  26,985,523           786,407              (77)       27,771,853
       Mortgage-backed securities            61,767,555           778,961          (92,073)       62,454,443
                                           ------------     -------------    -------------      ------------
                                            117,698,184         1,661,289         (536,428)      118,823,045
   Marketable equity securities               1,638,181           315,815         (167,510)        1,786,486
                                           ------------     -------------    -------------      ------------

                                           $119,336,365     $   1,977,104    $    (703,938)     $120,609,531
                                           ============     =============    =============      ============

The amortized cost and fair value of debt securities by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                      SEPTEMBER 30, 1999
                                                                              ------------------------------
                                                                                 Amortized              Fair
                                                                                      Cost             Value
------------------------------------------------------------------------------------------------------------
   Due in one year or less                                                    $    105,000      $    105,231
   Due after one year through five years                                         5,923,132         5,898,459
   Due after five years through ten years                                       11,254,891        10,875,462
   Due after ten years                                                          27,629,975        26,997,598
                                                                              ------------      ------------
                                                                                44,912,998        43,876,750
   Mortgage-backed securities                                                  136,600,215       133,429,153
                                                                              ------------      ------------

                                                                              $181,513,213      $177,305,903
                                                                              ============      ============

Activities   related  to  the  sale  of   securities   available  for  sale  and
mortgage-backed securities available for sale are summarized as follows:

YEARS ENDED SEPTEMBER 30,                                            1999             1998              1997
------------------------------------------------------------------------------------------------------------
   Proceeds from sales                                        $24,791,295      $18,280,412        $  804,067
   Gross gains on sales                                           331,611          398,903           216,614

Note 4. LOANS RECEIVABLE, NET

Year end loans receivable were as follows:

                                                                                      1999              1998
------------------------------------------------------------------------------------------------------------
   One to four family residential mortgage loans:
       Insured by FHA or guaranteed by VA                                    $     107,610     $     299,454
       Conventional                                                            110,209,779        85,499,468
   Construction                                                                 28,379,330        32,989,982
   Commercial and multi-family real estate loans                                85,793,177        66,845,149
   Agricultural real estate loans                                                9,873,850        10,536,857
   Commercial business loans                                                    29,941,661        21,587,249
   Agricultural business loans                                                  29,284,440        37,233,902
   Consumer loans                                                               23,425,672        26,238,825
                                                                             -------------     -------------
                                                                               317,015,519       281,230,886
   Less:  Allowance for loan losses                                             (3,092,628)       (2,908,902)
          Undistributed portion of loans in process                            (10,494,446)       (7,738,379)
          Net deferred loan origination fees                                      (349,945)         (297,416)
                                                                             -------------     -------------

                                                                             $ 303,078,500     $ 270,286,189
                                                                             =============     =============


Activity in the allowance for loan losses for the years ended September 30 was as follows:

                                                                     1999             1998              1997
------------------------------------------------------------------------------------------------------------
   Beginning balance                                          $ 2,908,902      $ 2,379,091       $ 2,356,113
   Provision for loan losses                                    1,992,000        1,662,472           120,000
   Recoveries                                                      58,240           33,635            25,638
   Charge-offs                                                 (1,866,514)      (1,166,296)         (122,660)
                                                              -----------      -----------       -----------

   Ending balance                                             $ 3,092,628      $ 2,908,902       $ 2,379,091
                                                              ===========      ===========       ===========

Virtually  all  of  the  Company's  originated  loans  are  to  Iowa  and  South
Dakota-based individuals and organizations. The Company's purchased loans totalled approximately $125,475,000 at September 30, 1999 and were secured by properties located, as a percentage of total loans, as follows: 12% in Washington, 6% in North Carolina, 5% in Minnesota, 3% in Iowa, 2% in Wisconsin, 2% in New Mexico, 2% in South Dakota, 2% in Nebraska and the remaining 6% in twenty other states. The Company's purchased loans totalled approximately $93,482,000 at September 30, 1998 and were secured by properties located, as a percentage of total loans, as follows: 10% in Washington, 5% in Wisconsin, 4% in Minnesota, 2% in New Mexico, 2% in North Dakota, 2% in South Dakota, and the remaining 8% in sixteen other states.

The Company originates and purchases commercial real estate loans. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production. The Company's commercial real estate loans include approximately $13,022,252 and $8,100,000 of loans secured by nursing homes at September 30, 1999 and 1998, respectively. The remainder of the commercial real estate portfolio is diversified by industry. The Company's policy for requiring collateral and guarantees varies with the credit-worthiness of each borrower.

The amount of restructured and related party loans as of September 30, 1999 and 1998 were not significant. The amount of non-accruing loans as of September 30, 1999 and 1998 were $2,238,536 and $3,164,000, respectively.

Impaired loans were as follows:

                                                                                      1999              1998
------------------------------------------------------------------------------------------------------------
   Year end loans with no allowance for loan losses allocated                  $   109,461    $            -
   Year end loans with allowance for loan losses allocated                       4,019,156           912,629
   Amount of the allowance allocated                                               438,452           240,300

   Average of impaired loans during the year                                     3,188,310           677,696
   Interest income recognized during impairment                                    206,778                 -
   Cash-basis interest income recognized                                                 -                 -
============================================================================================================

Note 5. FORECLOSED REAL ESTATE

Year end foreclosed real estate was as follows:

                                                                                      1999              1998
------------------------------------------------------------------------------------------------------------
   Foreclosed real estate                                                      $   142,901      $  1,362,849
   Less:  Allowance for foreclosed real estate losses                                    -          (299,532)
                                                                               -----------      ------------

                                                                               $   142,901      $  1,063,317
                                                                               ===========      ============

Activity in the allowance for foreclosed real estate losses for the years ended September 30 was as follows:

                                                                     1999             1998              1997
------------------------------------------------------------------------------------------------------------
   Balance, beginning of period                               $   299,532       $        -      $      5,000
   Provision for losses on foreclosed real estate                       -          299,532                 -
   Less:  Losses charged against allowance                       (299,532)               -            (5,000)
                                                              -----------       ----------      ------------

   Balance, end of period                                     $         -       $  299,532      $          -
                                                              ===========       ==========      ============

Note 6. LOAN SERVICING

Mortgage loans serviced for others are not reported as assets. The unpaid principal balances of these loans at year end were as follows:

                                                                                      1999              1998
------------------------------------------------------------------------------------------------------------
   Mortgage loan portfolios serviced for FNMA                                $   4,941,000    $    6,766,000
   Other                                                                        11,040,000         4,198,000
                                                                              ------------     -------------
          Total                                                               $ 15,981,000     $  10,964,000
                                                                              ============     =============

Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $97,074 and $111,000 at September 30, 1999 and 1998, respectively.

Note 7. PREMISES AND EQUIPMENT, NET

Year end premises and equipment were as follows:

                                                                                      1999              1998
------------------------------------------------------------------------------------------------------------
   Land                                                                      $     935,289     $     535,233
   Buildings                                                                     4,858,210         4,674,969
   Furniture, fixtures and equipment                                             2,969,748         2,450,526
                                                                             -------------     -------------
                                                                                 8,763,247         7,660,728

   Less accumulated depreciation                                                (3,993,191)       (3,611,783)
                                                                             -------------     -------------
                                                                              $  4,770,056      $  4,048,945
                                                                              ============      ============

Depreciation of premises and equipment included in occupancy and equipment expense was $389,748, $355,261 and $346,444 for the years ended September 30, 1999, 1998 and 1997.

Note 8. DEPOSITS

Jumbo certificates of deposit in denominations of $100,000 or more was approximately $20,533,000 and $14,183,000 at year end 1999 and 1998.

At September 30, 1999, the scheduled maturities of certificates of deposit were as follows for the years ended September 30:

            2000                                        $  168,871,050
            2001                                            37,302,497
            2002                                            11,320,082
            2003                                             4,882,051
            2004                                             1,554,015
      Thereafter                                               166,275
                                                        --------------
                                                        $  224,095,970
                                                        ==============

Note 9. ADVANCES FROM FEDERAL HOME LOAN BANK

At September 30, 1999, advances from the FHLB of Des Moines with fixed and variable rates ranging from 4.06% to 7.82% are required to be repaid in the year ending September 30 as follows:

            2000                                        $   53,794,620
            2001                                             8,301,689
            2002                                            11,961,763
            2003                                             1,205,605
            2004                                             6,270,778
      Thereafter                                            79,813,616
                                                        --------------
                                                        $  161,348,071
                                                        ==============

The Bank and Security have executed blanket pledge agreements whereby the Bank and Security assign, transfer and pledge to the FHLB and grant to the FHLB a security interest in all property now or hereafter owned. How-ever, the Bank and Security have the right to use, commingle and dispose of the collateral they have assigned to the FHLB. Under the agreements, the Bank and Security must maintain "eligible collateral" that has a "lending value" at least equal to the "required collateral amount," all as defined by the agreements.

At year end 1999 and 1998, the Bank and Security pledged securities with amortized costs of approximately $88,067,000 and $41,980,000 and fair values of approximately $86,741,000 and $42,636,000 against specific FHLB advances. In addition, qualifying mortgage loans of approximately $107,712,000 and $82,165,000 were pledged as collateral at year end 1999 and 1998.

Note 10. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Year end securities sold under agreements to repurchase totaled $3,020,951 and $4,074,567 for 1999 and 1998.

An analysis of securities sold under agreements to repurchase is as follows:

YEARS ENDED                                                                         1999              1998
----------------------------------------------------------------------------------------------------------
   Highest month-end balance                                                $  4,321,674      $  4,074,567
   Average balance                                                             3,299,584         2,915,614
   Weighted average interest rate during the period                                 5.38%             5.80%
   Weighted average interest rate at end of period                                  5.28%             5.71%
==========================================================================================================

At year end 1999, securities sold under agreements to repurchase had maturities ranging from 1 to 19 months with a weighted average maturity of 6 months.

The Company pledged securities with amortized costs of approximately $6,105,000 and $4,285,000 and fair values of approximately $6,079,000 and $4,439,000, respectively, at year end 1999 and 1998 as collateral for securities sold under agreements to repurchase.

Note 11. OTHER BORROWINGS

Other borrowings at year end 1999 and 1998 consisted of $-0- and $550,000 of advances from the Federal Reserve Bank of Chicago. The advances outstanding at year end 1998 had a 5.45% interest rate and were due October 2, 1998. The Company pledged securities with amortized costs of approximately $1,499,000 and fair values of approximately $1,512,000 at year end 1998 as collateral for other borrowings.

Note 12. EMPLOYEE BENEFITS

Employee Stock Ownership Plan (ESOP): The Company maintains an ESOP for eligible employees who have 1,000 hours of employment with the Bank and who have attained age 21. The ESOP borrowed $1,534,100 from the Company to purchase 230,115 shares of the Company's common stock. Collateral for the loan is the unearned shares of common stock purchased with the loan proceeds by the ESOP. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP over a period of 8 years. The interest rate for the loan is 8%. Shares purchased by the ESOP are held in suspense for allocation among participants as the loan is repaid. ESOP expense of $455,220, $654,460 and $495,740 was recorded for the years ended September 30, 1999, 1998 and 1997. Contributions of $200,000, $200,000 and $200,000 were made to the ESOP during the years ended September 30, 1999, 1998 and 1997.

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

For the years ended September 30, 1999, 1998 and 1997, 30,000, 30,000 and 30,000
shares with an average fair value of $15.17, $21.82 and $16.52 per share, respectively, were committed to be released. Also, for the years ended September 30, 1999, 1998 and 1997, allocated shares and total ESOP shares reflects 18,540, 8,617 and 4,517 shares withdrawn from the ESOP by participants who are no longer with the Company, net of shares purchased for dividend reinvestment.

Year end ESOP shares are as follows:

                                                                     1999             1998              1997
------------------------------------------------------------------------------------------------------------
   Allocated shares                                               168,588          157,128           135,745

   Unearned shares                                                 25,080           55,080            85,080
                                                              -----------     ------------       -----------

   Total ESOP shares                                              193,668          212,208           220,825
                                                              ===========     ============       ===========

   Fair value of unearned shares                              $   319,770     $    950,130       $ 1,690,965
                                                              ===========     ============       ===========

Stock Options and Incentive Plans: Certain officers and directors of the Company have been granted options to purchase common stock of the Company pursuant to stock option plans.

SFAS No. 123, which became effective for stock-based compensation during fiscal years beginning after December 15, 1995, requires proforma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation for awards granted in the first fiscal year beginning after December 15, 1994. Accordingly, the following proforma information presents net income and earnings per share had the fair value method been used to measure compensation cost for stock option plans. The exercise price of options granted is equivalent to the market value of underlying stock at the grant date. Accordingly, compensation cost actually recognized for stock options was $-0- for 1999, 1998 and 1997.

The fair value of options granted during 1999, 1998 and 1997 is estimated using the following weighted-average information: risk-free interest rate of 6.17%, 4.49% and 6.44%, expected life of 7.0 years, expected dividends of 4.00%, 2.69% and 2.02% per year and expected stock price volatility of 22%, 20% and 18% per year.

                                                                     1999             1998              1997
------------------------------------------------------------------------------------------------------------
   Net income as reported                                    $  2,641,132     $  2,784,882      $  3,641,956
   Proforma net income                                       $  2,569,635     $  2,689,596      $  3,531,215

   Reported earnings per common and
       common equivalent share
          Basic                                                     $1.07            $1.08             $1.34
          Diluted                                                   $1.04            $1.03             $1.28

   Proforma earnings per common and
       common equivalent share
          Basic                                                     $1.04            $1.04             $1.30
          Diluted                                                   $1.01            $1.00             $1.24
============================================================================================================

In future years, the proforma effect of not applying this standard is expected to increase as additional options are granted.

Stock option plans are used to reward directors, officers and employees and provide them with an additional equity interest. Options are issued for 10 year periods, with 100% vesting generally occurring either at grant date or 48 months after grant date. At fiscal year end 1999, 124,782 shares were authorized for future grants. Information about option grants follows.

                                                                             Number         Weighted-average
                                                                          of options          exercise price
------------------------------------------------------------------------------------------------------------
   Outstanding, September 30, 1996                                           308,706                  $ 8.45

   Granted                                                                    69,930                   17.91
   Exercised                                                                 (51,838)                   9.87
   Forfeited                                                                  (1,500)                  14.75
                                                                             -------
   Outstanding, September 30, 1997                                           325,298                   10.23

   Granted                                                                    13,418                   17.88
   Exercised                                                                  (7,600)                   6.67
   Forfeited                                                                       -                       -
                                                                             -------
   Outstanding, September 30, 1998                                           331,116                   10.62

   Granted                                                                    26,335                   13.00
   Exercised                                                                 (23,051)                   7.37
   Forfeited                                                                  (9,000)                  17.59
                                                                             -------
   Outstanding, September 30, 1999                                           325,400                  $10.85
                                                                             =======

The weighted-average fair value per option for options granted in 1999, 1998 and 1997 was $1.54, $2.01 and $4.15. At year end 1999, options outstanding had a weighted-average remaining life of 5.70 years and a range of exercise price from $6.67 to $20.13.

Options exercisable at year end are as follows.

                                                 Number        Weighted-average
                                             of options          exercise price
--------------------------------------------------------------------------------
   1997                                         269,798                 $  8.77

   1998                                         285,491                 $  9.54

   1999                                         286,650                 $ 10.09
================================================================================

Management Recognition and Retention Plans: The Company granted 10,424, 7,191 and 106,428 (8,986 of which have been forfeited under terms of the Plan due to termination of service) shares of the Company's common stock on September 30, 1999, May 23, 1994 and September 20, 1993, respectively, to certain officers of the Bank pursuant to a management recognition and retention plan (the "Plan"). The holders of the restricted stock have all of the rights of a shareholder, except that they cannot sell, assign, pledge or transfer any of the restricted stock during the restricted period. The stock granted in 1999 under the Plan vests as follows: 5,212 shares vested at the date of grant on September 30, 1999 and 5,212 shares vests on September 30, 2000. Previously granted restricted stock vests at a rate of 25% on each anniversary of the grant date. Expense of $101,634, $-0- and $41,947 was recorded for these plans for the years ended 1999, 1998 and 1997. The remaining unamortized unearned compensation value of the plans at September 30, 1999 and 1998 was $57,332 and $-0-.

Note 13. INCOME TAXES

The Company, the Bank and its subsidiaries and Security file a consolidated federal income tax return on a fiscal year basis. Prior to fiscal year 1997, if certain conditions were met in determining taxable income as reported on the consolidated federal income tax return, the Bank was allowed a special bad debt deduction based on a percentage of taxable income (8% for 1996) or on specified experience formulas. The Bank used the percentage of taxable income method for the tax year ended September 30, 1996. Tax legislation passed in August 1996 now requires the Bank to deduct a provision for bad debts for tax purposes based on actual loss experience and recapture the excess bad debt reserve accumulated in tax years beginning after September 30, 1987. The related amount of deferred tax liability which must be recaptured is approximately $554,000 and is payable over a six year period beginning with the tax year ending September 30, 1999.

The provision for income taxes consists of:

                                                                     1999             1998              1997
------------------------------------------------------------------------------------------------------------
   Federal
       Current                                               $  1,690,170     $  2,012,841      $  1,599,255
       Deferred                                                   (90,137)        (230,887)          569,133
                                                             ------------     ------------      ------------
                                                                1,600,033        1,781,954         2,168,388
   State
       Current                                                    250,616          304,679           314,712
       Deferred                                                   (13,863)         (83,113)           18,969
                                                             ------------     ------------      ------------
                                                                  236,753          221,566           333,681
                                                             ------------     ------------      ------------

   Income tax expense                                        $  1,836,786     $  2,003,520      $  2,502,069
                                                             ============     ============      ============

Total income tax expense differs from the statutory federal income tax rate as follows:

YEARS ENDED SEPTEMBER 30,                                            1999             1998              1997
------------------------------------------------------------------------------------------------------------
   Income taxes at 34% Federal tax rate                      $  1,522,000     $  1,628,000      $  2,089,000
   Increase (decrease) resulting from:
       State income taxes - net of federal benefit                156,000          146,000           220,000
       Excess of cost over net assets acquired                    124,000          124,000           124,000
       Excess of fair value of ESOP shares released
        over cost                                                  87,000          155,000           101,000
       Other - net                                                (52,214)         (49,480)          (31,931)
                                                             ------------     ------------      ------------

       Total income tax expense                              $  1,836,786     $  2,003,520      $  2,502,069
                                                             ============     ============      ============

Year end deferred tax assets and liabilities consist of:

                                                                                      1999              1998
------------------------------------------------------------------------------------------------------------
   Deferred tax assets:
       Bad debts                                                           $       570,000   $       375,000
       Deferred loan fees                                                           65,000           111,000
       Net unrealized losses on securities available for sale                    1,494,005                 -
       Allowance for foreclosed real estate losses                                       -           118,000
       Other items                                                                  72,000            46,000
                                                                           ---------------   ---------------
                                                                                 2,201,005           650,000

   Deferred tax liabilities:
       Federal Home Loan Bank stock dividend                                      (452,000)         (452,000)
       Accrual to cash basis                                                      (133,000)         (178,000)
       Net unrealized gains on securities available for sale                             -          (474,346)
       Other                                                                       (74,000)          (76,000)
                                                                           ---------------   ---------------
                                                                                  (659,000)       (1,180,346)

   Valuation allowance                                                                   -                 -
                                                                           ---------------   ---------------

   Net deferred tax asset (liability)                                      $     1,542,005   $      (530,346)
                                                                           ===============   ===============

Federal income tax laws provide savings banks with additional bad debt deductions through September 30, 1987, totaling $6,744,000 for the Bank. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total $2,300,000 at September 30, 1999 and 1998. If the Bank were liquidated or otherwise ceases to be a bank or if tax laws were to change, the $2,300,000 would be recorded as expense.

Note 14. CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

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

Regulations require First Federal to maintain minimum capital amounts and ratios as set forth below. Management believes, as of September 30, 1999, that First Federal meets the capital adequacy requirements.

First Federal's actual capital and required capital amounts and ratios are presented below:

                                                                                                 Minimum
                                                                                               Requirement
                                                                        Minimum                To Be Well
                                                                      Requirement           Capitalized Under
                                                                      For Capital           Prompt Corrective
                                              Actual               Adequacy Purposes        Action Provisions
                                      --------------------       -------------------       -----------------
                                      Amount         Ratio       Amount        Ratio       Amount      Ratio
------------------------------------------------------------------------------------------------------------
                                                                (DOLLARS IN THOUSANDS)
   As of September 30, 1999
       Total Capital (to risk
         weighted assets)            $35,111         12.0%      $23,470         8.0%      $29,338      10.0%
       Tier 1 (Core) Capital
         (to risk weighted assets)   $32,172         11.0%      $11,735         4.0%      $17,603       6.0%
       Tier 1 (Core) Capital
         (to adjusted total assets)  $32,172          7.0%      $18,507         4.0%      $23,134       5.0%
       Tier 1 (Core) Capital
         (to average assets)         $32,172          7.3%      $17,602         4.0%      $22,002       5.0%
============================================================================================================
   As of September 30, 1998
       Total Capital (to risk
         weighted assets)            $33,520         13.2%      $20,396         8.0%      $25,495      10.0%
       Tier 1 (Core) Capital
         (to risk weighted assets)   $31,113         12.2%      $10,198         4.0%      $15,297       6.0%
       Tier 1 (Core) Capital
         (to adjusted total assets)  $31,113          8.3%      $14,959         4.0%      $18,699       5.0%
       Tier 1 (Core) Capital
         (to average assets)         $31,113          8.8%      $14,108         4.0%      $17,635       5.0%
============================================================================================================

Regulations of the Office of Thrift Supervision limit the amount of dividends and other capital distributions that may be paid by a savings institution without prior approval of the Office of Thrift Supervision. The regulatory restriction is based on a three-tiered system with the greatest flexibility being afforded to well-capitalized (Tier 1) institutions. First Federal is currently a Tier 1 institution. Accordingly, First Federal can make, without prior regulatory approval, distributions during a calendar year up to 100% of its retained net income for the calendar year-to-date plus retained net income for the previous two calendar years (less any dividends previously paid) as long as First Federal would remain well-capitalized, as defined in the Office of Thrift Supervision prompt corrective action regulations, following the proposed distribution. Accordingly, at September 30, 1999, approximately $1,229,000 of First Federal's retained earnings was potentially available for distribution to the Company.

Quantitative measures established by regulation to ensure capital adequacy require Security to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and a leverage ratio consisting of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 1999, that Security meets all capital adequacy requirements to which it is subject.

As of the most recent notification date, the Federal Deposit Insurance Corporation categorized Security as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Security must maintain minimum, Tier 1 risk-based, Tier 1 leverage and total risk-based capital ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category. At September 30, 1999, approximately $53,000 of Security's retained earnings was potentially available for distribution to the Company.

Security's actual capital and required capital amounts and ratios are presented below:

                                                                                                 Minimum
                                                                                               Requirement
                                                                        Minimum                To Be Well
                                                                      Requirement           Capitalized Under
                                                                      For Capital           Prompt Corrective
                                              Actual               Adequacy Purposes        Action Provisions
                                      --------------------       -------------------       -----------------
                                      Amount         Ratio       Amount        Ratio       Amount      Ratio
------------------------------------------------------------------------------------------------------------
                                                                (DOLLARS IN THOUSANDS)
   As of September 30, 1999
       Total Capital (to risk
         weighted assets)             $3,890         14.8%       $2,107         8.0%       $2,634      10.0%
       Tier 1 Capital (to risk
         weighted assets)             $3,670         13.9%       $1,053         4.0%       $1,580       6.0%
       Tier 1 Capital (to
         average assets)              $3,670          9.4%       $1,563         4.0%       $1,954       5.0%
============================================================================================================
   As of September 30, 1998
       Total Capital (to risk
         weighted assets)             $3,751         16.7%       $1,794         8.0%       $2,242      10.0%
       Tier 1 Capital (to risk
         weighted assets)             $3,469         15.5%      $   897         4.0%       $1,345       6.0%
       Tier 1 Capital (to
         average assets)              $3,469          8.8%       $1,585         4.0%       $1,981       5.0%
============================================================================================================

Note 15. COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company's subsidiary banks make various commitments to extend credit which are not reflected in the accompanying consolidated financial statements.

At September 30, 1999 and 1998, loan commitments approximated $33,212,000 and $27,353,000, respectively, excluding undisbursed portions of loans in process. Loan commitments at September 30, 1999 included commitments to originate fixed-rate loans with interest rates ranging from 6.875% to 8.75% totaling $865,000 and adjustable-rate loan commitments with interest rates ranging from 7.75% to 10.25% totaling $18,391,000. The Company also had commitments to purchase adjustable rate loans of $7,056,000 with interest rates ranging from 7.50% to 9.25%, and commitments to purchase $6,900,000 in fixed rate loans with interest rates ranging from 7.375% to 7.50% as of year end 1999. Loan commitments at September 30, 1998 included commitments to originate fixed-rate loans with interest rates ranging from 6.50% to 12.50% totaling $6,142,000 and adjustable-rate loan commitments with interest rates ranging from 8.30% to 10.25% totaling $9,277,000. The Company also had commitments to purchase adjustable-rate loans of $9,934,000 with interest rates ranging from 7.75% to 9.75%, and commitments to purchase $2,000,000 in fixed rate loans at 7.45% as of year end 1998. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract.

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

Securities with amortized costs of approximately $11,958,000 and $7,663,000 and fair values of approximately $11,767,000 and $7,859,000 at September 30, 1999 and 1998, respectively, were pledged as collateral for public funds on deposit.

Securities with amortized costs of approximately $5,813,000 and $6,557,000 and fair values of approximately $5,865,000 and $6,827,000 at September 30, 1999 and 1998, respectively, were pledged as collateral for individual, trust, and estate deposits.

Under employment agreements with certain executive officers, certain events leading to separation from the Company could result in cash payments totaling approximately $2,392,000 as of September 30, 1999.

The Company and its subsidiaries are subject to certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position or results of operations of the Company.

Note 16. OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:

                                                                     1999             1998              1997
------------------------------------------------------------------------------------------------------------
   Net change in net unrealized gains and losses
     on securities available for sale
       Unrealized gains (losses) arising during the year    $  (4,956,193)  $      143,685     $   1,697,976
       Reclassification adjustment for gains
         included in  net income                                 (331,611)        (398,903)         (216,614)
                                                            -------------   --------------    --------------
          Net change in net unrealized gains
            and losses on securities available for sale        (5,287,804)        (255,218)        1,481,362
   Tax effects                                                  1,968,351           93,667          (549,689)
                                                            -------------   --------------    --------------

       Total other comprehensive income (loss)              $  (3,319,453)  $     (161,551)   $      931,673
                                                            =============   ==============    ==============

Note 17. PARENT COMPANY FINANCIAL STATEMENTS

Presented below are condensed financial statements for the parent company, First Midwest Financial, Inc.

CONDENSED BALANCE SHEETS

SEPTEMBER 30, 1999 AND 1998                                                           1999              1998
------------------------------------------------------------------------------------------------------------
   ASSETS

   Cash and cash equivalents                                               $       435,866   $       104,518
   Securities available for sale                                                 3,546,100         4,257,486
   Investment in subsidiary banks                                               38,373,373        40,643,747
   Loan receivable from ESOP                                                       167,200           367,200
   Other assets                                                                    272,713           131,945
                                                                            --------------    --------------

       Total assets                                                         $   42,795,252    $   45,504,896
                                                                            ==============    ==============

   LIABILITIES

   Loan payable to subsidiary banks                                         $    2,750,000    $    3,050,000
   Accrued expenses and other liabilities                                          274,504           169,333
                                                                            --------------    --------------
       Total liabilities                                                         3,024,504         3,219,333

   SHAREHOLDERS' EQUITY

   Common stock                                                                     29,580            29,580
   Additional paid-in capital                                                   21,305,937        21,330,075
   Retained earnings - substantially restricted                                 29,352,943        27,985,814
   Accumulated other comprehensive income,
     net of tax of $(1,494,005) in 1999 and $474,346 in 1998                    (2,520,633)          798,820
   Unearned Employee Stock Ownership Plan shares                                  (167,200)         (367,200)
   Treasury stock, at cost                                                      (8,229,879)       (7,491,526)
                                                                            --------------    --------------
       Total shareholders' equity                                               39,770,748        42,285,563
                                                                            --------------    --------------

          Total liabilities and shareholders' equity                        $   42,795,252    $   45,504,896
                                                                            ==============    ==============

CONDENSED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997

                                                                     1999             1998              1997
------------------------------------------------------------------------------------------------------------
   Dividend income from subsidiary banks                      $ 2,350,000     $  2,000,000      $  6,000,000
   Interest income                                                297,447          272,260           145,339
   Gain on sales of securities available for sale, net             62,466          317,960           216,614
                                                              -----------     ------------      ------------
                                                                2,709,913        2,590,220         6,361,953

   Interest expense                                               210,444           72,581           132,014
   Operating expenses                                             405,076          354,945           348,162
                                                              -----------     ------------      ------------
                                                                  615,520          427,526           480,176
                                                              -----------     ------------      ------------

   Income before income taxes and equity in
     undistributed net income of subsidiaries                   2,094,393        2,162,694         5,881,777

   Income tax expense (benefit)                                  (106,000)          50,000           (55,000)
                                                              -----------     ------------      ------------

   Income before equity in undistributed net
     income of subsidiaries                                     2,200,393        2,112,694         5,936,777

   (Distributions in excess of) equity in undistributed
     net income of subsidiary banks                               440,739          672,188        (2,294,821)
                                                              -----------     ------------      ------------


   Net income                                                  $2,641,132       $2,784,882        $3,641,956
                                                               ==========       ==========        ==========

CONDENSED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997

                                                                     1999             1998              1997
------------------------------------------------------------------------------------------------------------
   Cash flows from operating activities
       Net income                                            $  2,641,132    $   2,784,882      $  3,641,956
       Adjustments to reconcile net income to
         net cash from operating activities
          Distribution in excess of (equity in
            undistributed) net income of subsidiary
            banks                                                (440,739)        (672,188)        2,294,821
          Amortization of recognition and retention
            plan                                                  101,634                -            41,947
          Gain on sales of securities available for sale,
            net                                                   (62,466)        (317,960)         (216,614)
          Change in other assets                                  (38,470)         174,711          (245,225)
          Change in accrued expenses and other
            liabilities                                            94,617          142,705          (611,711)
                                                             ------------    -------------      ------------
              Net cash from operating activities                2,295,708        2,112,150         4,905,174

   Cash flows from investing activities
       Purchase of securities available for sale               (1,626,721)      (5,150,000)         (231,000)
       Proceeds from sales of securities available
         for sale                                               2,155,709        2,195,509           804,067
       Repayments on loan receivable from ESOP                    200,000          200,000           200,000
                                                             ------------    -------------      ------------
          Net cash from investment activities                     728,988       (2,754,491)          773,067

   Cash flows from financing activities
       Proceeds from loan payable to subsidiary
         banks                                                  1,150,000        4,550,000                 -
       Repayments on loan payable to subsidiary
         banks                                                 (1,450,000)      (1,500,000)                -
       Cash dividends paid                                     (1,274,003)      (1,226,725)         (962,682)
       Proceeds from exercise of stock options                    169,841           28,696           335,991
       Purchase of treasury stock                              (1,289,186)      (3,271,203)       (4,268,777)
                                                             ------------    -------------      ------------
          Net cash from financing activities                   (2,693,348)      (1,419,232)       (4,895,468)
                                                             ------------    -------------      ------------

   Net change in cash and cash equivalents                        331,348       (2,061,573)          782,773

   Cash and cash equivalents at beginning of year                 104,518        2,166,091         1,383,318
                                                             ------------    -------------      ------------
   Cash and cash equivalents at end of year                  $    435,866    $     104,518      $  2,166,091
                                                             ============    =============      ============

   Supplemental disclosure of cash flow information
       Cash paid during the year for interest                $    210,444    $      72,581      $    132,014
                                                             ============    =============      ============

The extent to which the Company may pay cash dividends to shareholders will depend on the cash currently available at the Company, as well as the ability of the subsidiary banks to pay dividends to the Company (see Note 14).

Note 18. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                       QUARTER ENDED
------------------------------------------------------------------------------------------------------------
                                             December 31         March 31          June 30      September 30
------------------------------------------------------------------------------------------------------------
   Fiscal year 1999:
       Total  interest income               $  8,761,124     $  8,585,259     $  8,842,903      $  9,183,445
       Total interest expense                  5,342,257        5,472,837        5,577,855         5,782,931
       Net interest income                     3,418,867        3,112,422        3,265,048         3,400,514
       Provision for loan losses                 243,000          358,000          299,000         1,092,000
          Net income                             908,517          759,500          756,673           216,442

       Earnings per common and
         common equivalent share
       Basic                                $        .37     $        .31     $        .31      $        .09
       Diluted                              $        .36     $        .30     $        .30      $        .09
============================================================================================================
   Fiscal year 1998:
       Total  interest income               $  7,894,734       $7,839,781     $  7,996,291      $  8,327,988
       Total interest expense                  4,712,639        4,622,771        4,815,319         5,079,224
       Net interest income                     3,182,095        3,217,010        3,180,972         3,248,764
       Provision for loan losses                  35,000        1,345,000           55,000           227,472
          Net income                             989,055           46,316          893,056           856,455

       Earnings per common and
         common equivalent share
          Basic                             $        .38       $      .02     $        .35      $        .34
          Diluted                           $        .36       $      .02     $        .33      $        .32
============================================================================================================
   Fiscal year 1997:
   Total  interest income                   $ 7,305,929        $6,882,095     $  7,331,501      $  7,485,150
   Total interest expense                     4,288,793         3,973,985        4,356,367         4,439,912
   Net interest income                        3,017,136         2,908,110        2,975,134         3,045,238
   Provision for loan losses                     30,000            30,000           30,000            30,000
       Net income                               953,216           849,539          912,504           926,697

   Earnings per common and
     common equivalent share
       Basic                                $       .34        $      .31     $        .34      $        .35
       Diluted                              $       .33        $      .29     $        .33      $        .33
============================================================================================================

Note 19. FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the Company disclose estimated fair value amounts of its financial instruments. It is management's belief that the fair values presented below are reasonable based on the valuation techniques and data available to the Company as of September 30, 1999 and 1998, as more fully described below. It should be noted that the operations of the Company are managed from a going concern basis and not a liquidation basis. As a result, the ultimate value realized for the financial instruments presented could be substantially different when actually recognized over time through the normal course of operations. Additionally, a substantial portion of the Company's inherent value is the subsidiary banks' capitalization and franchise value. Neither of these components have been given consideration in the presentation of fair values below.

The following presents the carrying amount and estimated fair value of the financial instruments held by the Company at September 30, 1999 and 1998. This information is presented solely for compliance with SFAS No. 107 and is subject to change over time based on a variety of factors.

                                                       1 9 9 9                            1 9 9 8
------------------------------------------------------------------------------------------------------------
                                               Carrying         Estimated         Carrying         Estimated
                                                 Amount        Fair Value           Amount        Fair Value
------------------------------------------------------------------------------------------------------------
   SELECTED ASSETS:
       Cash and cash equivalents        $     5,373,911    $    5,374,000   $    6,727,444    $    6,727,000
       Securities available for sale        178,489,030       178,489,000      120,609,531       120,610,000
       Loans receivable, net                303,078,500       302,980,000      270,286,189       273,096,000
       FHLB Stock                             8,125,800         8,126,000        5,505,800         5,506,000
       Accrued interest receivable            5,046,234         5,046,000        4,968,607         4,969,000

   SELECTED LIABILITIES:
       Noninterest bearing demand
         deposits                            (5,680,923)       (5,681,000)      (4,971,562)       (4,972,000)
       Savings, NOW and money
         market demand deposits             (75,003,028)      (75,003,000)     (57,755,615)      (57,756,000)
       Other time certificates of
         deposit                           (224,095,970)     (224,027,000)    (221,130,975)     (222,807,000)
                                        ---------------    --------------   --------------    --------------
          Total deposits                   (304,779,921)     (304,711,000)    (283,858,152)     (285,535,000)

       Advances from FHLB                  (161,348,071)     (159,253,000)     (85,263,562)      (87,360,000)
       Securities sold under
         agreements to repurchase            (3,020,951)       (3,026,000)      (4,074,567)       (4,095,000)
       Other borrowings                               -                 -         (550,000)         (550,000)
       Advances from borrowers
         for taxes and insurance               (422,593)         (423,000)        (405,218)         (405,000)
       Accrued interest payable                (875,365)         (875,000)        (834,741)         (835,000)
------------------------------------------------------------------------------------------------------------
   OFF-BALANCE-SHEET INSTRUMENTS:
          Loan commitments                  (33,212,000)                -      (27,353,000)                -
============================================================================================================

The following sets forth the methods and assumptions used in determining the fair value estimates for the Company's financial instruments at September 30, 1999 and 1998.

Cash  and  Cash  Equivalents:   The  carrying  amount  of  cash  and  short-term
investments is assumed to approximate the fair value.

Securities Available For Sale: Quoted market prices or dealer quotes were used to determine the fair value of securities available for sale.

Loans Receivable, Net: The fair value of loans receivable, net was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities. When using the discounting method to determine fair value, loans were gathered by homogeneous groups with similar terms and conditions and discounted at a target rate at which similar loans would be made to borrowers as of September 30, 1999 and 1998. In addition, when computing the estimated fair value for all loans, allowances for loan losses have been subtracted from the calculated fair value for consideration of credit issues.

FHLB Stock: The fair value of such stock approximates book value since the Company is able to redeem this stock with the Federal Home Loan Bank at par value.

Accrued Interest Receivable: The carrying amount of accrued interest receivable is assumed to approximate the fair value.

Deposits: The fair value of deposits were determined as follows: (i) for noninterest bearing demand deposits, savings, NOW and money market demand deposits, since such deposits are immediately withdrawable, fair value is determined to approximate the carrying value (the amount payable on demand);
(ii) for other time certificates of deposit, the fair value has been estimated by discounting expected future cash flows by the current rates offered as of September 30, 1999 and 1998 on certificates of deposit with similar remaining maturities. In accordance with SFAS No. 107, no value has been assigned to the Company's long-term relationships with its deposit customers (core value of deposits intangible) since such intangible is not a financial instrument as defined under SFAS No. 107.

Advances from FHLB: The fair value of such advances was estimated by discounting the expected future cash flows using current interest rates as of September 30, 1999 and 1998, for advances with similar terms and remaining maturities.

Securities Sold Under Agreements to Repurchase and Other Borrowings: The fair value of securities sold under agreements to repurchase and other borrowings was estimated by discounting the expected future cash flows using derived interest rates approximating market as of September 30, 1999 and 1998 over the contractual maturity of such borrowings.

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

REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS AND SHAREHOLDERS
FIRST MIDWEST FINANCIAL, INC. AND SUBSIDIARIES
STORM LAKE, IOWA

We have audited the accompanying consolidated balance sheets of First Midwest Financial, Inc. and Subsidiaries (the "Company") as of September 30, 1999 and 1998 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended September 30, 1999, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 1999 and 1998 and the results of its operations and its cash flows for the years ended September 30, 1999, 1998 and 1997 in conformity with generally accepted accounting principles.


/s/Crowe, Chizek and Company LLP


Crowe, Chizek and Company LLP
South Bend, Indiana

October 15, 1999

Directors of First Midwest Financial, Inc.

[GRAPHICS OMITTED -- Photographs of Directors]

JAMES S. HAAHR -- Chairman of the Board, President and Chief Executive Officer for First Midwest Financial, Inc. and First Federal Savings Bank of the Midwest; Chairman of the Board for Security State Bank. Mr. Haahr has served in various capacities since beginning his career with First Federal in 1961. He is a member of the Board of Trustees and Chairman of the Investment Committee of Buena Vista University. He is a member of the Board of Directors of America's Community Bankers, member of the Savings Association Insurance Fund Industry Advisory Committee, and member of the Legislative Committee of Iowa Bankers Association. Mr. Haahr is former Vice Chairman of the Board of Directors of the Federal Home Loan Bank of Des Moines, former Chairman of the Iowa League of Savings Institutions, and a former director of the U.S. League of Savings Institutions. Board committee: First Federal Trust Committee. James S. Haahr is the father of
J. Tyler Haahr.

J. TYLER HAAHR -- Senior Vice President, Secretary and Chief Operating Officer for First Midwest Financial, Inc.; Executive Vice President, Secretary, Chief Operating Officer, and Division President for First Federal Savings Bank of the Midwest; Chief Executive Officer of Security State Bank; and Vice President and Secretary of First Services Financial Limited. First Midwest and its affiliates have employed Mr. Haahr since March 1997. Previously Mr. Haahr was a partner with the law firm of Lewis and Roca LLP, Phoenix, Arizona. He is active in many local charities and was Co-chair for Buena Vista University's 1998 Community Campaign Fundraising. Board committee: First Federal Trust Committee. J. Tyler Haahr is the son of James S. Haahr.

E. WAYNE COOLEY -- Member of the Board of Directors for First Midwest Financial, Inc., First Federal Savings Bank of the Midwest, and Security State Bank. Dr. Cooley has served as Executive Secretary of the Iowa Girls' High School Athletic Union in Des Moines, Iowa, since 1954. He is Executive Vice President of the Iowa High School Speech Association, a member of the Buena Vista University Board of Trustees, a member of the Drake Relays Executive Committee, and on the Board of Directors of the Women's College Basketball Association Hall of Fame. Dr. Cooley has served as Chairman of the Iowa Heart Association and as Vice Chairman of the Iowa Games. Board committees: Chairman of the Audit-Compensation/Person-nel Committee and member of the Stock Option Committee.

E. THURMAN GASKILL -- Member of the Board of Directors for First Midwest Financial, Inc., First Federal Savings Bank of the Midwest, and Security State Bank. Mr. Gaskill has owned and operated a grain farming operation located near Corwith, Iowa, since 1958. He has served as a commissioner with the Iowa
Department of Economic Development and also as a commissioner with the Iowa Department of Natural Resources. Mr. Gaskill is the past president of Iowa Corn Growers Association, past chairman of the United States Feed Grains Council, and has served in numerous other agriculture positions. He was elected to the Iowa State Senate in 1998 and represents District 8. He serves as Chairman of the Senate Agricultural Committee. Board committees Chairman of the First Federal Trust Committee and member of the Audit-Compensation/Personnel Committee.

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

RODNEY G. MUILENBURG -- Member of the Board of Directors for First Midwest Financial, Inc., First Federal Savings Bank of the Midwest, and Security State Bank. Mr. Muilenburg is employed as a dairy specialist with Purina Mills, Inc. and supervises the sale of agricultural products in a region encompassing northwest Iowa, southeast South Dakota, and southwest Minnesota. Board committees: Chairman of the Stock Option Committee and member of the Audit-Compensation/Personnel Committee.

JEANNE PARTLOW -- Member of the Board of Directors for First Midwest Financial, Inc. Mrs. Partlow retired in June 1998 as President of the Iowa Savings Bank Division of First Federal, located in Des Moines, Iowa. She was President, Chief Executive Officer and Chairperson of the Board of Iowa Savings Bank, F.S.B., from 1987 until the end of December 1995, when Iowa Savings Bank was acquired by and became a division of First Federal Savings Bank of the Midwest. Mrs. Partlow is a past member of the Board of Directors of the Federal Home Loan Bank of Des Moines. Board committee: Stock Option Committee.

Executive Officers

[GRAPHICS OMITTED -- Photographs of Executive Officers]

JAMES S. HAAHR
Chairman of the Board, President and Chief Executive Officer for First Midwest Financial, Inc. and First Federal Savings Bank of the Midwest; and Chairman of the Board for Security State Bank

J. TYLER HAAHR
Senior Vice President, Secretary and Chief Operating Officer for First Midwest Financial, Inc.; Executive Vice President, Secretary, Chief Operating Officer, and Division President for First Federal Savings Bank of the Midwest; and Chief Executive Officer for Security State Bank

DONALD J. WINCHELL,  CPA
Senior Vice President, Treasurer and Chief Financial Officer for First Midwest Financial, Inc. and First Federal Savings Bank of the Midwest; and Secretary for Security State Bank

ELLEN E. MOORE
Vice President, Marketing and Sales for First Midwest Financial, Inc.; and Senior Vice President, Marketing and Sales for First Federal Savings Bank of the Midwest

TIM D. HARVEY
President for Brookings Federal
Bank Division

TROY MOORE
President for Iowa Savings
Bank Division

I. EUGENE RICHARDSON, JR.
President for Security State Bank

SUSAN C. JESSE
Senior Vice President for First Federal Savings Bank of the Midwest


DIRECTORS OF FIRST FEDERAL SAVINGS BANK OF THE MIDWEST
JAMES S. HAAHR, CHAIRMAN
E. WAYNE COOLEY
E. THURMAN GASKILL
J. TYLER HAAHR
G. MARK MICKELSON
RODNEY G. MUILENBURG

DIRECTORS OF SECURITY STATE BANK
JAMES S. HAAHR, CHAIRMAN
JEFFREY N. BUMP
E. WAYNE COOLEY
E. THURMAN GASKILL
J. TYLER HAAHR
G. MARK MICKELSON
RODNEY G. MUILENBURG
I. EUGENE RICHARDSON, JR.

BROOKINGS FEDERAL BANK
ADVISORY BOARD
FRED J. RITTERSHAUS, CHAIRMAN
VIRGIL G. ELLERBRUCH
J. TYLER HAAHR
TIM D. HARVEY
O. DALE LARSON
EARL R. RUE

Office Locations

[GRAPHICS OMITTED -- Photographs of Branches with Map]

FIRST FEDERAL SAVINGS BANK OF THE MIDWEST
First Federal Savings Bank Division
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

ANNUAL MEETING OF SHAREHOLDERS
The Annual Meeting of Shareholders will convene at 1 p.m. on Monday, January 24, 2000. The meeting will be held in the Board Room of First Federal Savings Bank of the Midwest, Fifth at Erie, Storm Lake, Iowa. Further information with regard to this meeting can be found in the proxy statement.

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
     Telephone: 1-800-368-5948

FORM 10-K

Copies of the Company's annual report or Form 10-K for the year ended September 30, 1999 (excluding exhibits thereto) are available without charge, upon request to:

     Investor Relations
     First Midwest Financial, Inc.
     First Federal Building, Fifth at Erie
     P.O. Box 1307
     Storm Lake, Iowa  50588
     Telephone: 712-732-4117

--------------------------------------------------------------------------------

STOCK MARKET INFORMATION

First Midwest Financial, Inc.'s common stock trades on the Nasdaq National Market under the symbol "CASH." The Wall Street Journal publishes daily trading information for the stock under the abbreviation, "FstMidwFnl," in the National Market Listing. Quarterly dividends for 1998 and 1999 were $.12 and $.13 respectively. The price range of the common stock, as reported on the Nasdaq System, was as follows:

                                                   FISCAL YEAR 1999                  FISCAL YEAR 1998
-------------------------------------------------------------------------------------------------------
                                                  Low           High                 Low           High
-------------------------------------------------------------------------------------------------------
   First Quarter                                $14.13         $19.63              $19.50         $22.63
   Second Quarter                               $14.25         $16.00              $21.88         $23.25
   Third Quarter                                $14.25         $15.50              $21.38         $25.25
   Fourth Quarter                               $12.50         $14.75              $17.13         $24.00
========================================================================================================

Prices disclose inter-dealer quotations without retail mark-up, mark-down or commissions, and do not necessarily represent actual transactions.

Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations, and regulatory restrictions. Restrictions on dividend payments are described in Note 14 of the Notes to Consolidated Financial Statements included in this Annual Report.

As of September 30, 1999, First Midwest had 2,507,073 shares of common stock outstanding, which were held by 318 shareholders of record, and 325,400 shares subject to outstanding options. The shareholders of record number does not reflect approximately 565 persons or entities who hold their stock in nominee or "street" name.

The following securities firms indicated they were acting as market makers for First Midwest Financial, Inc. stock as of September 30, 1999: Everen Securities, Inc.; Herzog, Heine, Geduld, Inc.; Howe Barnes Investments, Inc.; Spear, Leeds & Kellogg; Sandler O'Neill & Partners; and Tucker Anthony Incorporated.

                                 Economic Data

First Federal Savings Bank
AVERAGE LAND VALUE AS OF
SEPTEMBER 1999
High quality farmland in northwest Iowa:  $2,334 per acre

BUILDING PERMITS 1998
Storm Lake
Residential -- $1,376,566
Commercial -- $6,677,743

TAXABLE RETAIL SALES 1998
Storm Lake -- $120,626,460

UNEMPLOYMENT RATE AS OF
AUGUST 1999
Buena Vista County -- 2.2%

Brookings Federal Bank

AVERAGE LAND VALUE AS OF
FEBRUARY 1999
High-productivity, non-irrigated
cropland in east-central
South Dakota:  $949 per acre

BUILDING PERMITS 1998
Brookings
Residential -- $5,742,100
Commercial -- $12,032,000

TAXABLE RETAIL SALES 1998
Brookings -- $154,805,404

UNEMPLOYMENT RATE
AS OF AUGUST 1999
Brookings -- 1.6%

Iowa Savings Bank

AVERAGE LAND VALUE AS OF
SEPTEMBER 1999
High quality farmland in
central Iowa:  $2,463 per acre

BUILDING PERMITS 1998 Metropolitan Statistical Area* Residential -- $246,210,000 Commercial -- $180,200,000

TAXABLE RETAIL SALES 1998
Des Moines -- $3,944,053,446

UNEMPLOYMENT RATE
AS OF AUGUST 1998
Polk County -- 2.0%

* MSA = Dallas, Polk, and
  Warren Counties

Security State Bank

AVERAGE LAND VALUE AS OF
SEPTEMBER 1999
High quality farmland in west-
central Iowa:  $2,354 per acre

BUILDING PERMITS 1998
N/A

TAXABLE RETAIL SALES 1998
Stuart -- $6,719,643

UNEMPLOYMENT RATE
AS OF AUGUST 1999
Guthrie County -- 1.8%

[GRAPHIC -- Logo]
First Midwest Financial, Inc.

First Federal Building
Fifth at Erie
P.O. Box 1307
Storm Lake, Iowa 50588