Form 10-K, Exhibit 13
period 2000-09-30
FIRST MIDWEST FINANCIAL INC
filed 2000-12-28
CIK 907471

First Midwest Financial, Inc. | Annual Report 2000

The sign of
  better banking




                                  fmficash.com

Inside cover:

[GRAPHIC-Bank FLOW CHART]

Company Profile

     First Midwest Financial, Inc. is a $506 million bank holding company for First Federal Savings Bank of the Midwest and Security State Bank. Headquartered in Storm Lake, Iowa, the Company converted from mutual ownership to stock ownership in 1993. Its primary business is marketing financial deposit and loan products to meet the needs of retail bank customers.

     First Midwest operates under a super-community banking philosophy that allows the Company to grow while maintaining its community bank roots, with local decision making and customer service. Administrative functions, transparent to the customer, are centralized to enhance the banks' operational efficiencies and to improve customer service capabilities.

     First Federal Savings Bank of the Midwest operates as a thrift with four divisions: First Federal Storm Lake, Brookings Federal Bank, Iowa Savings Bank, and First Federal Sioux Falls. Security State Bank operates as a state-chartered commercial bank. Fifteen offices support customers in Brookings and Sioux Falls, South Dakota, and throughout central and northwest Iowa. Plans are underway to begin construction of a new Iowa Savings Bank main office in the city of Urbandale, Iowa.

     First Services Financial Limited, a subsidiary of First Federal Savings Bank, is a full-service brokerage operation that offers a wide range of noninsured investment products to customers through LaSalle St. Securities, Inc.

     First Midwest Financial, Inc.'s common stock is listed under the trading symbol "CASH" on the Nasdaq National Market.

Banks are members FDIC and Equal Housing Lenders.



Contents

Company Profile                             C2

Financial Highlights                        1

Letter to Shareholders                      2

Bank Highlights                             4

Financials                                  9

Directors                                   53

Executive Officers                          54

Office Locations                            55

Investor Information                        56

Economic Data                               C3

[GRAPHIC-PHOTO OF Bryce Loring-Vice President of Lending]
               "We invite you to invest in us, bank with us, and experience the difference of better banking."
               -Bryce Loring
                            Vice President of Lending


Financial Highlights

                                                 2000            1999            1998              1997             1996
                                                 ----            ----            ----              ----             ----
               At September 30
Total assets                                 $ 505,590        $ 511,213        $ 418,380        $ 404,589        $ 388,008
Total loans, net                               324,703          303,079          270,286          254,641          243,534
Total deposits                                 318,654          304,780          283,858          246,116          233,406
Shareholders' equity                            40,035           39,771           42,286           43,477           43,210
Book value per common share(1)               $   16.48        $   15.86        $   16.56        $   16.11        $   14.81
Total equity to assets                           7.93%            7.78%           10.11%           10.75%           11.14%


               For the Fiscal Year

Net interest income                          $  13,832        $  13,197        $  12,829        $  11,946        $  10,359
Net income                                       2,328            2,641            2,785            3,642            2,414(2)
Diluted earnings per share(1)                $    0.93        $    1.04        $    1.03        $    1.28        $    0.90(2)
Return on average assets                           .46%             .54%             .68%             .98%             .77%(2)
Return on average equity                          5.98%            6.35%            6.43%            8.41%            6.22%(2)
Net yield on interest-earning assets              2.79%            2.83%            3.26%            3.38%            3.47%
Cash earnings(3)                             $   2,696        $   3,006        $   3,150        $   4,006        $   2,584(2)
Cash earnings per share diluted(1) (3)            1.08        $    1.18        $    1.17        $    1.40             0.96(2)
Cash return on average assets(3)                   .53%             .61%             .77%            1.08%             .82%(2)
Cash return on average equity(3)                  6.93%            7.23%            7.27%            9.25%            6.66%(2)


[GRAPHIC -  Charts:  Total Assets; Total Loans, Net; Total Deposits]

Footnotes:
-----------------------

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

The Company and its subsidiaries exceed regulatory capital requirements.

Letter to Shareholders


To Our Shareholders:

This was a year of continued progress for First Midwest Financial, Inc. Our total deposits and loans climbed to record levels, while our credit quality measures outperformed national averages.

               Deposits reached an all-time high of $318.7 million in 2000, a 5 percent increase from 1999, and an 85 percent increase over the past five years. Our company outpaced the average national deposit percent growth trends for commercial banks, savings banks, and total FDIC-insured domestic deposits during the past three years.(1)

               In addition, the number of demand deposit accounts climbed 5 percent this year. Over the past five years we have increased demand deposit balances 109 percent. The Company will continue its strategies to attract profitable checking and money market accounts, and reduce our cost of funds.

               Lending performance was also notable this past year. Net loans rose to a record $324.7 million, a 7 percent increase from 1999, and an 82 percent increase over the past five years.

               The percentage of loans greater than 30 days past due to total loans dropped from 1.59 percent in 1999 to 0.71 percent in 2000, while the percentage of non-performing loans to total loans dropped from 0.73 percent to
0.09 percent. Our percentage of non-performing loans is well below the average national thrift and bank percentages for our peer group.(1) We will continue our strategies to increase loan volume without compromising credit quality standards.

               While our deposit and loan operations performed well, diluted earnings per share declined from $1.04 in 1999 to $0.93 in 2000. This is primarily due to our planned restructuring of our balance sheet. We sold lower yielding assets, reinvested funds into higher yielding assets, and repaid borrowings. We expect that these transactions will increase long-term shareholder value and profitability for the Company.

Looking Ahead
               The future of First Midwest Financial is its people - people who care about our customers, their communities, our shareholders, and each other. Therefore, the most important investment we make is in our people. Each person's unique talents and contributions allow us to implement strategies and achieve goals. Formalized employee training programs are being implemented to build consistent customer service standards and to support our employee development program. After all, it is our people who provide our real competitive advantage, and who are the real sign of better banking.

               Resources   are  also   dedicated  to   technology   and  product
development. This past year we added QUICKbank 24-Hour Telebanking and additional services to our product mix. We also improved our information systems with upgraded networks and streamlined communication tools to help our people be more effective. An interactive website for each bank is scheduled for introduction in early 2001. On-line banking will follow later in the year.

               First Midwest's website is now available with up-to-date investor information. Visit us at www.fmficash.com, and bookmark us for future reference.
               While many competitors use technology to replace one- on-one service, we use it to enhance our personalized service. We believe that we can build better long-term relationships if we get to know our customers. To us, that is what being a super-community bank is all about - hometown service with larger bank resources.

               We will continue to dedicate resources to expand our branch network into metropolitan areas that provide additional opportunities for growth. In September 2000, the doors to a temporary facility opened in Sioux Falls, South Dakota. We expect the construction of our permanent building to be completed in Spring 2001. Building plans are progressing for Iowa Saving Bank division's new main office in Urbandale, Iowa.

               We have never been more optimistic about First Midwest Financial than we are today, and we believe our stock remains an attractive investment. The First Midwest team remains dedicated to increasing shareholder value and enhancing your investment. Thank you for your continuing support.


Sincerely,




/S/ James S. Haahr
------------------
James S. Haahr
Chairman of the Board,
President & CEO




/S/ J. Tyler Haahr
------------------
J. Tyler Haahr
Senior Vice President,
Secretary & COO

(1) Based on reports distributed by the FDIC.

Cutlines:
We have increased demand deposit balances 109 percent over the past five years. The Company will continue its strategies to attract profitable checking and money market accounts, and reduce our cost of funds.

Our focus on credit quality produces first-rate performance trends.

Charts: Non-Performing Loans to Total Loans; Delinquent loans greater than 30 Days to Total Loans

Editorial:
Our Mission Statement

Have  a  professional,   knowledgeable  team  that  cost  effectively   provides
value-added financial products and services that benefit our customers.

Cutline:
"Our people are the heart of our mission, and our entire organization." -Sandra Hegland,
               Vice President of
               Human Resources

Tradition

We have a tradition of providing financial solutions that help our customers achieve their goals.

               In fact, First Federal Savings Bank, our founding bank, was established 46 years ago to help people buy homes and earn a fair return on their savings. While our company has grown and our mission has expanded, we are still dedicated to building long-term customer relationships based on trust, respect, and integrity.

               Our company's 1993 conversion to stock owner-ship enabled us to become a "super-community bank." We used the capital raised to acquire and build additional banks and broaden our branch network. We have also invested in technology to provide additional services for our customers and to streamline operations. The holding company structure is good for our customers, and is good for our banks.

               Together, we are driven toward one vision: Be the bank of choice for financial services in our market areas. We believe that providing our customers with personalized service from knowledgeable financial experts will help differentiate us from our competition.

               Today we have fifteen bank locations, with a new building planned for construction this year. Our assets have grown from $161 million in 1993 to $506 million in 2000. And, we now provide a wide range of financial services that help over 25,000 customers throughout the Midwest. Loyal customers are a strong indication of our success, and we look forward to earning more business in coming years.

Teamwork and Results

Our people make the difference. We work together every day to do the right things right.

               That is why each year we review our past performance, update our strategies, and develop specific action plans to achieve our goals. Employees participate in the business planning process so that we all understand how we affect results.

               This past year we accomplished many of our goals. We introduced new products and improved our use of technology. Employee and customer programs were established to reinforce our personalized, needs-based service. We achieved record deposit and loan balances without compromising credit quality standards. And, we expanded operations into a new market.

               Our First Federal Sioux Falls division opened the doors to its temporary facility on September 6, 2000. Tony Trussell, Division President, and our top-quality customer service team are developing new customer relationships as the 12,000-square-foot permanent building is under construction. Thanks to the contributions from employees across the Company, we have enjoyed a smooth transition into the Sioux Falls community.

               None of these accomplishments would be realized without the hard work of talented people. We are proud of our team and are optimistic about the years to come.


[GRAPHIC - "Do the right things right"]

Cutline:
"People helping people" is a core philosophy that helps our team do the right things right. Employees pictured left to right: Susan Mesenbrink, Deposit Account Specialist; Bradley Reichter, Branch Manager; Susanne McLaughlin, Personal Banker; Jean Engen, Assistant Vice President and Savings Manager; and John Grundmeier, Vice President of Lending.

Innovation

The only way to move ahead of the competition is to embrace change and strive toward continuous improvement in everything we do.

               Our employees constantly strive to improve processes and services that benefit our customers and our company. We believe that the implementation of innovative ideas fosters healthy growth.

               We view technology as an opportunity to improve operating efficiencies and to provide 24-hour service options for our customers. This year we upgraded our computer network to improve internal and external communication. We introduced QUICKbank 24-Hour Telebanking and made other additions to our product mix. We also launched fmficash.com so investors can easily access up-to-date information about our company. Watch for individual bank websites in mid-January and on-line banking introductions in late 2001.

               Our products and services include: Better than Free Timeless Checking | Business and Commercial Checking | Photo QUICKcard Cash & Check | Money Market Accounts | Certificates of Deposit | QUICKbank 24-Hour Telebanking | Savings Accounts | Mortgage Lending | Business and Commercial Lending | Agricultural Lending | Consumer Lending | Lines of Credit | Credit Life Insurance | Crop Insurance | Credit Cards | Retire-ment and Trust Services | Ready Reserve | Overdraft Protection | Automated Clearing House Origination | Direct Deposit | Automatic Payment | Investments(1)

(1) Non-traditional bank products offered through LaSalle St. Securities, Inc. are not FDIC insured, nor are they guaranteed by the banks of First Midwest or any affiliate.

Cutline:
Technology provides us with opportunities to enhance our customer service and internal operations. Employees pictured left to right: Doug Waller, Assistant Vice President of Information Systems; Sandy Eickholt, Technical Services Representative; and Charles Friederichs, Vice President and Director of Information Systems.

[GRAPHIC - PEOPLE]

Real People. Real Service. Real Value.

Our banks truly believe in people helping people. It is that simple. We listen and work with our customers to provide financial solutions that help them succeed.

               And unlike many national banks, our customers always talk with a real person when they call or visit one of our offices. We believe that, by getting to know our customers, we can provide better service to help them reach their goals.

               We are also dedicated to being good corporate citizens. That means encouraging our people to become actively involved in their communities. This year our banks partnered with General Colin Powell and the American Bankers Association to become Banks of Promise. We dedicated financial resources and thousands of employee hours to help youth and charitable organizations. We also initiated a "Volunteer of the Year" program to recognize our people for their community orientation.

               Community involvement is just one area we recognize. Our sales and service program has been rewarding our employees for their customer service, continuous improvement, great work environment, and result efforts for years. We encourage our people to expand their financial knowledge and skills. We believe that when employees are empowered to become their best, it will lead to first-rate customer service. After all, a satisfied customer is a true sign of better banking.

Cutline:
Our service scores a perfect "10" with our customers.
Employee: Tracee Dierenfield, Assistant Vice President and Loan Officer; Customers: Patricia Colburn, German Instructor and Certification Officer at Buena Vista University;
Matthew Huddleston, Interpreter for Arrowhead Educa-tion Agency; Sara M. Huddleston, Victim Advocate for Social Agency; and daughter Alexis N.; Kent Mauck, President of Mauck + Associates; and Darrel Hinkeldey, Farmer.

Financial Contents:

Company Vision and Mission

Vision of First Midwest
Financial, Inc.
Build the best super-
community bank
system in the Midwest.

Vision of First Midwest
Financial Banks
Be the bank of choice
for financial services
in our market area.


Mission
Have a professional,
knowledgeable team
that cost effectively
provides value-added
financial products and
services that benefit
our customers.

Company Values

Customer Service
Outstanding internal
and external customer
service are the foundation
of our success. Meeting
customer financial needs and
exceeding expectations
contribute to customer
satisfaction and long-
term relationships.

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

Cutline:
"I am proud to be part of a growing organization - one that truly cares about its people and customers."
-Sandra Castillo Bilingual Customer Service Representative


Selected Consolidated Financial
Information                                                       10

Management's Discussion and Analysis                              11

Consolidated Balance Sheets
At September 30, 2000 and 1999                                    22

Consolidated Statements of Income
For the Years Ended September 30, 2000, 1999 and 1998             23

Consolidated Statements of Changes in
Shareholders' Equity For the Years Ended
September 30, 2000, 1999 and 1998                                 24

Consolidated Statements of Cash Flows
For the Years Ended September 30, 2000,
1999 and 1998                                                     26

Notes to Consolidated Financial Statements                        28

Report of Independent Auditors                                    52

Selected Consolidated Financial Information
September 30,                                                    2000           1999           1998        1997         1996
--------------------------------------------------------------------------------------------------------------------------------
Selected Financial Condition Data
(In Thousands)

Total assets                                                 $  505,590    $  511,213    $  418,380    $  404,589    $  388,008
Loans receivable, net                                           324,703       303,079       270,286       254,641       243,534
Securities available for sale                                   147,479       178,489       120,610       115,985       109,492
Excess of cost over net assets acquired, net                      3,768         4,133         4,498         4,863         5,091
Deposits                                                        318,654       304,780       283,858       246,116       233,406
Total borrowings                                                143,993       164,369        89,888       112,126       106,478
Shareholders' equity                                             40,035        39,771        42,286        43,477        43,210

Year Ended September 30,

Selected Operations Data
(In Thousands, Except Per Share Data)

Total interest income                                        $   38,410    $   35,373    $   32,059    $   29,005    $   24,337
Total interest expense                                           24,578        22,176        19,230        17,059        13,978
                                                             ----------    ----------    ----------    ----------    ----------
     Net interest income                                         13,832        13,197        12,829        11,946        10,359
     Provision for loan losses                                    1,640         1,992         1,663           120           100
                                                             ----------    ----------    ----------    ----------    ----------
Net interest income after provision for loan losses
                                                                 12,192        11,205        11,166        11,826        10,259
Total noninterest income                                            566         1,918         1,875         1,700         1,419
Total noninterest expense                                         9,408         8,645         8,253         7,382         7,568(2)
                                                             ----------    ----------    ----------    ----------    ----------
     Income before income taxes and extraordinary
     items                                                        3,350         4,478         4,788         6,144         4,110
Income tax expense                                                1,374         1,837         2,003         2,502         1,696
                                                             ----------    ----------    ----------    ----------    ----------
     Income before extraordinary items                            1,976         2,641         2,785         3,642         2,414
Extraordinary items, net of income tax                              352            --            --            --            --
                                                             ----------    ----------    ----------    ----------    ----------
     Net income                                              $    2,328    $    2,641    $    2,785    $    3,642    $    2,414(2)
                                                             ==========    ==========    ==========    ==========    ==========

Earnings per common and common equivalent share:
     Income before extraordinary items (1)
                   Basic earnings per share                  $     0.81    $     1.07    $     1.08    $     1.34    $     0.95(2)
                   Diluted earnings per share                $     0.79    $     1.04    $     1.03    $     1.28    $     0.90(2)
     Net income (1)
                   Basic earnings per share                  $     0.95    $     1.07    $     1.08    $     1.34    $     0.95(2)
                   Diluted earnings per share                $     0.93    $     1.04    $     1.03    $     1.28    $     0.90(2)

Year Ended September 30,

Selected Financial Ratios
and Other Data
Performance Ratios
     Return on average assets                                      0.46%         0.54%         0.68%         0.98%         0.77%(2)
     Return on average shareholders' equity                        5.98          6.35          6.43          8.41          6.22(2)
     Interest rate spread information:
                    Average during the year                        2.39%         2.43%         2.76%         2.80%         2.83%
                    End of year                                    2.32          2.40          2.74          2.78          2.84
     Net yield on average interest-earning assets                  2.79          2.83          3.26          3.38          3.47
     Ratio of operating expense to average total assets            1.85          1.80          2.00          2.00          2.40

Quality Ratios
     Non-performing assets to total assets at end of year          0.15%         0.47%         1.94%         0.82%         0.75%
     Allowance for loan losses to non-performing loans         1,156.13        137.16         41.15         75.36         83.49


Capital Ratios
     Shareholders' equity to total assets at end of period         7.93%         7.78%        10.11%        10.75%        11.14%
     Average shareholders' equity to average assets                7.67          8.65         10.51         11.62         12.44
     Ratio of average interest-earning assets to
         average interest-bearing liabilities                    108.02        108.39        110.22        112.00        113.72
Other Data
     Cash earnings (in thousands) (3)                        $    2,696    $    3,006    $    3,150    $    4,006    $    2,584(2)
     Cash earnings per share diluted (1) (3)                 $     1.08    $     1.18    $     1.17    $     1.40    $     0.96(2)
     Cash return on average assets (3)                             0.53%         0.61%         0.77%         1.08%         0.82%(2)
     Cash return on average equity (3)                             6.93          7.23          7.27          9.25          6.66(2)

     Book value per common share outstanding (1)             $    16.48    $    15.86    $    16.56    $    16.11    $    14.81
     Dividends declared per share (1)                        $     0.52    $     0.52    $     0.48    $     0.36    $     0.29
     Dividend payout ratio                                        54.83%        48.24%        44.05%        26.41%        30.90%
     Number of full-service offices                                  14            13            13            13            12


(1) Amounts reported have been adjusted for the three-for- two stock split paid January 2, 1997 in the form of a 50% stock dividend.
(2) Reflects the one-time industry-wide special assessment to recapitalize the Savings Association Insurance Fund.
(3) Cash earnings excludes from net income the amortization of goodwill, net of related income taxes.

First Midwest Financial, Inc. and Subsidiaries

Management's Discussion and Analysis
General

First Midwest Financial, Inc. (the "Company" or "First Midwest") is a bank holding company whose primary subsidiaries are First Federal Savings Bank of the Midwest ("First Federal") and Security State Bank ("Security"). The Company was incorporated in 1993 as a unitary non- diversified savings and loan holding company and, on September 20, 1993, acquired all of the capital stock of First Federal in connection with First Federal's conversion from mutual to stock form of ownership. On September 30, 1996, the Company became a bank holding company in conjunction with the acquisition of Security. All references to the Company prior to September 20, 1993, except where otherwise indicated, are to First Federal and its subsidiary on a consolidated basis.

               The Company focuses on establishing and maintaining long-term relationships with customers, and is committed to serving the financial service needs of the communities in its market area. The Company's primary market area includes the following counties: Adair, Buena Vista, Calhoun, Ida, Guthrie, Pocahontas, Polk, and Sac located in Iowa, and the counties of Brookings and Minnehaha located in east central South Dakota. The Company attracts retail deposits from the general public and uses those deposits, together with other borrowed funds, to originate and purchase residential and commercial mortgage loans, to make consumer loans, and to provide financing for agricultural and other commercial business purposes.

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

               The Company's total assets at September 30, 2000 were $505.6 million, a decrease of $5.6 million, or 1.1%, from $511.2 million at September 30, 1999. The decrease in assets was due primarily to the reduction in securities available for sale, which was partially offset by an increase in net loans receivable.

               The Company's portfolio of securities available for sale decreased $31.0 million, or 17.4%, to $147.5 million at September 30, 2000 from $178.5 million at September 30, 1999. The decrease was due to the sale of securities available for sale in a planned restructuring of the balance sheet and, in addition, was due to the normal repayment of mortgage-backed securities. The balance sheet restructuring involved the sale of lower yielding securities, the reinvestment of proceeds into higher yielding assets, and the repayment of borrowings.

               The Company's portfolio of net loans receivable increased by $21.6 million, or 7.1%, to $324.7 million at September 30, 2000 from $303.1 million at September 30, 1999. Net loans receivable increased as a result of increased origination and purchase of commercial and multi- family real estate loans on existing and newly constructed properties. In addition, the increase resulted from increased origination of consumer loans and agricultural real estate loans. Conventional one to four family residential mortgage loans declined as existing originated and purchased loans repaid in amounts greater than new originations during the period. Agricultural business loans also declined as a result of repayments in excess of new originations during the period.

               Customer deposit balances increased by $13.9 million, or 4.6%, from $304.8 million at September 30, 1999 to $318.7 million at September 30, 2000. The increase in deposits resulted from management's continued effort to enhance deposit product design and marketing programs. Deposit balances increased for noninterest-bearing demand accounts and time certificates of deposit in the amounts of $360,000 and $16.0 million, respectively.
Interest-bearing transac-tion accounts, which include savings, NOW and money market demand accounts, declined $2.5 million as higher interest rates during the period provided incentive for the movement of funds to fixed-term certificates of deposit.

               The Company's borrowings from the FHLB decreased by $21.6 million, or 13.4%, from $161.3 million at September 30, 1999 to $139.7 million at September 30, 2000. The reduction in borrowings was the result of increased deposit balances and proceeds from the sale of securities available for sale.

First Midwest Financial, Inc. and Subsidiaries

               Shareholders' equity increased $264,000, or 0.7%, to $40.0 million at September 30, 2000 from $39.8 million at September 30, 1999. The increase in shareholders' equity is the result of net earnings during the period, which were partially offset by the effect of stock repurchases and the payment of cash dividends on common stock.

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

               The Company's noninterest income consists primarily of fees charged on transaction accounts and for the origination of loans, both of which help offset the costs associated with establishing and maintaining deposit and loan accounts. In addition, noninterest income is derived from the activities of First Federal's wholly-owned subsidiaries, First Services Financial Limited and Brookings Service Corporation. Both engage in the sale of various non-insured investment products. Historically, the Company has not derived significant income as a result of gains on the sale of securities and other assets. During the year ended September 30, 2000, the Company recorded a loss on the sale of securities available for sale in the amount of $1,021,000 resulting from the planned restructuring of the balance sheet that involved the sale of lower yielding securities, the reinvestment of funds into higher yielding assets, and the repayment of borrowings. The loss on sale of securities was partially offset by a $561,000 gain on the transfer of Federal Home Loan Bank advances. For the years ended September 30, 1999 and 1998, gains were recorded in the amounts of $332,000 and $399,000, respectively, as a result of the sale of securities available for sale.

The following table sets forth the weighted average effective interest rate on interest-earning assets and interest-bearing liabilities at the end of each of the years presented.


At September 30                                                      2000          1999           1998
-------------------------------------------------------------------------------------------------------
          WEIGHTED AVERAGE YIELD ON
           Loans receivable                                          8.47%         8.09%          8.80%

           Mortgage-backed securities available for sale             6.66          6.38           7.15
           Securities available for sale                             6.92          6.14           6.40
           FHLB stock                                                7.10          6.25           6.75
           Combined weighted average yield
                          on interest-earning assets                 7.91          7.39           8.13

        WEIGHTED AVERAGE RATE PAID ON
           Demand, NOW and money market demand deposits              3.50          3.24          3.00
           Savings deposits                                          3.05          2.50          2.48
           Time deposits                                             6.02          5.32          5.80
           FHLB advances                                             5.99          5.38          5.91
           Other borrowed money                                      6.32          5.28          5.68
           Combined weighted average rate paid on
                          interest-bearing liabilities               5.59          4.99          5.39

               Spread                                                2.32%         2.40%         2.74%

12

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

Year Ended September 30,                                         2000 vs. 1999                         1999 vs. 1998
---------------------------------------------------------------------------------------------------------------------------------
                                                     Increase       Increase       Total     Increase      Increase        Total
                                                    (Decrease)     (Decrease)   Increase    (Decrease)    (Decrease)     Increase
                                                   Due to Volume  Due to Rate  (Decrease)  Due to Volume  Due to Rate   (Decrease)
                                                                                     (In Thousands)
INTEREST-EARNING ASSETS
              Loans receivable                         $ 2,081        $ 391      $ 2,472      $ 2,399      $(1,658)     $   741
              Mortgage-backed securities
                             available for sale            651           55          706        4,088         (262)       3,826
              Securities available for sale               (354)         129         (225)      (1,276)         (72)      (1,348)
              FHLB stock                                    62           22           84          114          (19)          95
                                                       -------        -----      -------      -------      -------      -------
Total interest-earning assets                          $ 2,440        $ 597      $ 3,037      $ 5,325      $(2,011)     $ 3,314
                                                       -------        -----      -------      -------      -------      -------

INTEREST-BEARING LIABILITIES
              Demand, NOW and
                             money market deposits     $   269        $ 146      $   415      $   587      $   210      $   797
              Savings deposits                             (46)          76           30          (65)          10          (55)
              Time deposits                                514          171          685          997         (665)         332
              FHLB advances                                819          433        1,252        2,233         (343)       1,890
              Other borrowed money                           7           13           20           (7)         (11)         (18)
                                                       -------        -----      -------      -------      -------      -------
Total interest-bearing liabilities                     $ 1,563        $ 839      $ 2,402      $ 3,745      $  (799)     $ 2,946
                                                       -------        -----      -------      -------      -------      -------

Net effect on net interest income                      $   877        $(242)     $   635      $ 1,580      $(1,212)     $   368
                                                       =======        =====      =======      =======      =======      =======

First Midwest Financial, Inc. and Subsidiaries

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

                                           -----------------------------------------------------------------------------------------

Year Ended September 30,                                   2000                            1999                         1998
                                           -----------------------------------------------------------------------------------------
                                               Average Interest                Average Interest             Average Interest
                                           Outstanding   Earned   Yield    Outstanding   Earned   Yield Outstanding  Earned    Yield
(Dollars in Thousands)                         Balance    /Paid   /Rate       Balance     /Paid   /Rate     Balance   /Paid    /Rate
INTEREST-EARNING ASSETS
              Loans receivable(1)             $309,768  $ 26,268   8.48%     $285,232   $23,796    8.34%  $256,482  $23,055    8.99%
              Mortgage-backed securities
                   available for sale          125,749     8,210   6.53       115,784     7,504    6.48     52,722    3,678    6.98
              Securities available for sale     52,672     3,379   6.42        58,190     3,604    6.19     78,789    4,952    6.29
              FHLB stock                         8,190       553   6.75         7,278       469    6.44      5,514      374    6.78
                                              --------  --------             --------   -------           --------  -------
Total interest-earning assets                  496,379  $ 38,410   7.74%      466,484   $35,373    7.58%   393,507  $32,059    8.15%
                                                        ========                        =======                     =======
              Noninterest-earning assets        10,879                         14,719                       18,415
                                              --------                       --------                  -----------
Total assets                                  $507,258                       $481,203                  $   411,922
                                              ========                       ========                  ===========

INTEREST-BEARING
LIABILITIES
              Demand, NOW and money
                   market demand deposits     $ 59,199  $  2,145   3.62%     $ 51,778   $ 1,730    3.34%  $ 34,202  $   933    2.73%
              Savings deposits                  15,986       477   2.98        17,528       447    2.55     20,090      502    2.50
              Time deposits                    230,992    13,015   5.63       221,873    12,330    5.56    203,932   11,998    5.88
              FHLB advances                    149,896     8,735   5.83       135,846     7,483    5.51     95,328    5,593    5.87
              Other borrowed money               3,460       206   5.95         3,348       186    5.56      3,473      204    5.87
                                              --------  --------             --------   -------           --------  -------
Total interest-bearing liabilities             459,533  $ 24,578   5.35%      430,373   $22,176    5.15%   357,025  $19,230    5.39%
                                                        ========                        =======                     =======
              Noninterest-bearing:
                       Deposits                  5,639                          5,749                        5,646
                       Liabilities               3,178                          3,451                        5,956
                                              --------                       --------                     --------
Total liabilities                              468,350                        439,573                      368,627
              Shareholders' equity              38,908                         41,630                       43,295
                                              --------                       --------                     --------
 Total liabilities and
              shareholders' equity            $507,258                       $481,203                     $411,922
                                              ========                       ========                     ========

Net interest-earning assets                   $ 36,846                       $ 36,111                     $ 36,482
                                              ========                       ========                     ========
Net interest income                                     $ 13,832                        $ 13,197                    $12,829
                                                        ========                        ========                    =======
Net interest rate spread
                                                                   2.39%                           2.43%                       2.76%
                                                                   ====                            ====                        ====
Net yield on average interest-
              earning assets                                       2.79%                           2.83%                       3.26%
                                                                   ====                            ====                        ====
Average interest-earning assets
              to average interest-bearing
              liabilities                       108.02%                        108.39%                      110.22%
                                                ======                         ======                       ======

(1) Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses.

Comparison of Operating Results for the Years Ended September 30, 2000 and September 30, 1999

General Net income for the year ended September 30, 2000 decreased $313,000, or 11.9%, to $2,328,000, from $2,641,000 for the same period ended September 30, 1999. The decrease in net income reflects the loss on sale of securities available for sale and an increase in noninterest expenses, which were partially offset by an increase in net interest income, a decrease in the provision for loan losses and a gain on the transfer of FHLB advances.

               Net Interest Income Net interest income for the year ended September 30, 2000 increased by $635,000, or 4.8%, to $13,832,000 compared to $13,197,000 for the same period ended September 30, 1999. The increase in net interest income reflects an overall increase in the average balance of interest-earning assets during the period, which was partially offset by a decrease in the net interest rate spread between interest-earning assets and interest-bearing liabilities. The net yield on average earning assets decreased to 2.79% for the period ended September 30, 2000 from 2.83% for the same period in 1999. The decrease in net yield is primarily due the decrease in net interest rate spread between interest-earning assets and interest-bearing liabilities.

               Interest Income Interest income for the year ended September 30, 2000 increased $3,037,000, or 8.6%, to $38,410,000 from $35,373,000 for the same period in 1999. The increase reflects an increase in interest income from net loans receivable of $2,472,000 due to an increase in the average balance outstanding and, to a lesser extent, an increase in the overall yield during the period. In addition, the increase in interest income reflects an increase in interest income from the portfolio of securities available for sale of $481,000 due to an increase in the portfolio yield and an increase in the average portfolio balance during the period.

               Interest Expense Interest expense increased $2,402,000, or 10.8%, to $24,578,000 for the year ended September 30, 2000 from $22,176,000 for the same period in 1999. The increase in interest expense is due to increases in the average outstanding balance of demand deposits, time deposits, and FHLB advances during the year ended September 30, 2000 as compared to the same period in 1999. The increase in the average balance of demand and time deposits resulted from internal growth of the deposit portfolio. The average balance of FHLB advances increased due to borrowing activity throughout the period used to fund growth of the loan portfolio. The increase in interest expense also reflects higher interest rates paid on interest-bearing liabilities during the year ended September 30, 2000, as market interest rates generally trended upward during the period.

               Provision for Loan Losses The provision for loan losses for the year ended September 30, 2000 was $1,640,000 compared to $1,992,000 for the same period in 1999. Management believes that, based on a detail review of the loan portfolio, historic loan losses, current economic conditions, and other factors, the current level of provision for loan losses, and the resulting level of the allowance for loan losses, reflects an adequate reserve against potential losses from the loan portfolio.

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

First Midwest Financial, Inc. and Subsidiaries

               Noninterest Income Noninterest income for the year ended September 30, 2000 decreased $1,352,000, or 70.5%, to $566,000 from $1,918,000 for the same period in 1999. The decrease in noninterest income reflects a $1,021,000 loss on sale of securities avail-able for sale for the year ended September 30, 2000 as compared to a gain of $332,000 the previous year. The fiscal 2000 loss on sale of securities available for sale resulted primarily from the planned restructuring of the balance sheet that involved the sale of lower yielding securities, the reinvestment of proceeds into higher yielding assets, and the repayment of borrowings. Noninterest income reflects an increase for fiscal 2000 in brokerage commissions received from sales of non-insured investment products through First Federal's subsidiaries.

               Noninterest Expense Noninterest expense increased by $763,000, or 8.8%, to $9,408,000 for the year ended September 30, 2000 as compared to $8,645,000 for the same period in 1999. The increase in noninterest expense for fiscal 2000 reflects a $695,000 increase in employee compensation and benefits expense due to normal wage and benefit cost increases and the addition of personnel related to the opening of a new office facility. In addition, occupancy and equipment expense and data processing expense increased for fiscal 2000 by $142,000 and $32,000, respectively, due to expenditures related to the opening of a new office facility and to expenditures on technological enhancements to the Company's computer and product delivery systems designed to provide continued efficient customer service.

               Income Tax Expense Income tax expense decreased by $463,000, or 25.2%, to $1,374,000 for the year ended September 30, 2000 from $1,837,000 for the same period in 1999. The decrease in income tax expense reflects the decrease in the level of taxable income for the period ended September 30, 2000 compared to the same period in 1999.

               Extraordinary Item The extraordinary item for the year ended September 30, 2000 was $352,000, which is net of the income tax effect. The extraordinary item reflects the gain on the transfer of FHLB advances resulting from the planned restructuring of the balance sheet that involved the sale of lower yielding securities, the reinvestment of proceeds into higher yielding assets, and the repayment of borrowings. There was no such extraordinary item in the previous year.

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

               Interest Income Interest income for the year ended September 30, 1999 increased $3,314,000, or 10.3%, to $35,373,000 from $32,059,000 for the same period in 1998. The increase reflects a $2,478,000 increase in interest earned on the portfolio of securities available for sale, which increased to $11,108,000 for the year ended September 30, 1999 from $8,630,000 in 1998. The increase in interest income from securities resulted from a higher average securities portfolio balance, which was partially offset by a lower average yield on the securities portfolio during fiscal 1999 compared to 1998. In addition, interest income was higher due to a $741,000 increase in interest earned on the loan portfolio as a result of a higher average loan portfolio balance which was partially offset by a lower average yield during fiscal 1999 compared to 1998.

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

               Provision for Loan Losses The provision for loan losses for the year ended September 30, 1999 was $1,992,000 compared to $1,662,000 for the same period in 1998. Management believes that, based on a detail review of the loan portfolio, historic loan losses, current economic conditions, and other factors, the current level of provision for loan losses, and the resulting level of the allowance for loan losses, reflects an adequate reserve against potential losses from the loan portfolio.

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

Asset/Liability Management
And Market Risk

Qualitative Aspects of Market Risk As stated above, the Company derives its income primarily from the excess of interest collected over interest paid. The rates of interest the Company earns on assets and pays on liabilities generally are established contractually for a period of time. Market interest rates change over time. Accordingly, the Company's results of operations, like those of many financial institution holding companies and financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of its assets and liabilities. The risk associated with changes in interest rates and the Company's ability to adapt to these changes is known as interest rate risk and is the Company's only significant market risk.

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

First Midwest Financial, Inc. and Subsidiaries

tend to increase during periods of rising rates and decrease during periods of falling interest rates. Conversely, if the Company's assets mature or reprice more slowly or to a lesser extent than its liabilities, then net portfolio value and net interest income would tend to decrease during periods of rising interest rates and increase during periods of falling interest rates.

               The Company currently focuses lending efforts toward originating and purchasing competitively priced adjustable- rate and fixed-rate loan products with relatively short terms to maturity, generally 15 years or less. This allows the Company to maintain a portfolio of loans that will be sensitive to changes in the level of interest rates while providing a reasonable spread to the cost of liabilities used to fund the loans.

               The Company's primary objective for its investment portfolio is to provide the liquidity necessary to meet the funding needs of the loan portfolio. The investment portfolio is also used in the ongoing management of changes to the Company's asset/liability mix, while contributing to profitability through earnings flow. The investment policy generally calls for funds to be invested among various categories of security types and maturities based upon the Company's need for liquidity, desire to achieve a proper balance between minimizing risk while maximizing yield, the need to provide collateral for borrowings, and to fulfill the Company's asset/liability management goals.

               The Company's cost of funds responds to changes in interest rates due to the relatively short-term nature of its deposit portfolio. Consequently, the results of operations are generally influenced by the level of short- term interest rates. The Company offers a range of maturities on its deposit products at competitive rates and monitors the maturities on an ongoing basis.

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

               Presented below, as of September 30, 2000 and 1999, is an analysis of the Company's interest rate risk as measured by changes in NPV for an instantaneous and sustained parallel shift in the yield curve, in 100 basis point increments, up and down 200 basis points. As illustrated in the table, the Company's NPV is generally more sensitive to rising rate changes than declining rates. This occurs primarily because, as rates rise, the market value of fixed-rate loans and mortgage-backed securities declines due to both the rate increase and the related slowing of prepayments on loans. When rates decline, the Company does not experience


       Change in Interest Rate   Board Limit      At September 30, 2000        At September 30, 1999
            (Basis Points)        % Change       $ Change       % Change       $ Change     % Change
-----------------------------------------------------------------------------------------------------
         (Dollars in Thousands)
                +200 bp              (40)%        $(7,202)        (18)%       $(10,597)         (26)%
                +100 bp              (25)          (3,323)         (8)          (5,029)         (12)
                   0                   -                -           -                -            -
                -100 bp              (10)           2,659           6            3,535            9
                -200 bp              (15)           1,657           4            3,875            9


a significant rise in market value for these loans and mortgage-backed securities because borrowers prepay at relatively higher rates. The value of the Company's deposits and borrowings change in approximately the same proportion in rising and falling rate scenarios. The Company experienced a decrease in interest rate sensitivity at September 30, 2000 as compared to the end of the previous year due to the reduction, through sale and repayment, of fixed-rate mortgage-backed securities with longer expected terms to maturity and, in addition, the lengthening of the average maturity of FHLB advances.

               Certain shortcomings are inherent in the method of analysis presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets such as adjustable-rate mortgage loans have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayments and early withdrawal levels would likely deviate from those assumed in calculating the tables. Finally, the ability of some borrowers to service their debt may decrease in the event of an interest rate increase. The Company considers all of these factors in monitoring its exposure to interest rate risk.

               Management reviews the OTS measurements and related peer reports on NPV and interest rate risk on a quarterly basis. In addition to monitoring selected measures of NPV, management also monitors the effects on net interest income resulting from increases or decreases in interest rates. This measure is used in conjunction with NPV measures to identify excessive interest rate risk.

               Asset Quality It is management's belief, based on information available, that the Company's current asset quality is satisfactory. At September 30, 2000, non- performing assets, consisting of non-accruing loans, accruing loans delinquent 90 days or more, real estate owned, and repossessed consumer property, totaled $755,000, or 0.15% of total assets, compared to $2,381,000, or 0.47% of total assets, for the fiscal year ended 1999. The decrease in non-performing assets during fiscal 2000 reflects management's continued effort to strengthen the quality of its loan portfolio through adherence to written underwriting guidelines, an on-going credit review program, and diligent collection practices.

               The Company maintains an allowance for loan losses because of the potential that some loans may not be repaid in full. At September 30, 2000, the Company had an allowance for loan losses in the amount of $3,590,000 as compared to $3,093,000 at September 30, 1999. Management's periodic review of the adequacy of the allowance for loan losses is based on various subjective and objective factors including the Company's past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. While management may allocate portions of the allowance for specifically identified problem loan situations, the majority of the allowance is based on judgmental factors related to the overall loan portfolio and is available for any loan charge-offs that may occur.

               In determining the allowance for loan losses, the Company specifically identifies loans that it considers to have potential collectibility problems. Based on criteria established by SFAS No. 114, some of these loans are considered to be "impaired" while others are not considered to be impaired, but possess weaknesses that the Company believes merit additional analysis in establishing the allowance for loan losses. All other loans are evaluated by applying estimated loss ratios to various pools of loans. The Company then analyzes other factors (such as economic conditions) in determining the aggregate amount of the allowance needed.

               At September 30, 2000, $734,000 of the allowance for loan losses was allocated to impaired loans (See Note 4 of Notes to Consolidated Financial Statements), $500,000 was allocated to identified problem loan situations, and $2,356,000 was allocated as a reserve against losses from the overall loan portfolio. At September 30, 1999, $438,000 of the allowance for loan losses was allocated to impaired loans, $670,000 was allocated to identified problem loan situations, and $1,985,000 was allocated as a reserve against losses from the overall loan portfolio.

               The September 30, 2000 allowance for loan losses that was allocated to impaired loans was $734,000, which is 12.9% of impaired loans as of that date. The September, 30 1999 allowance allocated to impaired loans was $438,000, which is 10.9% of impaired loans at that date. The increase in the dollar amount of the allocated allowance is due to the relative increase in

First Midwest Financial, Inc. and Subsidiaries

total impaired loans between the periods and the increase in the allocated allowance as a percentage of total impaired loans is a result of the specific analysis performed on a loan-by-loan basis as described above.

               The September 30, 2000 allowance allocated to other identified problem loan situations was $500,000 as compared to $670,000 at September 30, 1999, a decrease of $170,000. This change is a result of the specific analysis performed on a loan-by-loan basis as described above.

               The portion of the September 30, 2000 allowance that was not specifically allocated was $2,356,000 as compared to $1,985,000 at September 30,1999, an increase of $371,000. This increase was primarily due to an increase in the size of the loan portfolio and a shift in the mix of the loan portfolio from single-family loans to commercial and multi- family real estate loans.

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

               Federal regulations require First Federal to main-tain minimum levels of liquid assets. Currently, First Federal is required to maintain liquid assets of at least 4% of the average daily balance of net withdrawable savings deposits and borrowings payable on demand in one year or less during the preceding calendar quarter. Liquid assets for purposes of this ratio include cash, certain time deposits, U.S. Government, governmental agency, and corporate securities and obligations, unless otherwise pledged. First Federal has historically maintained its liquidity ratio at levels in excess of those required. First Federal's regulatory liquidity ratios were 8.7%, 9.1% and 15.4% at September 30, 2000, 1999 and 1998, respectively.

               Liquidity management is both a daily and long- term function of the Company's management strategy. The Company adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) the projected availability of purchased loan products, (iii) expected deposit flows,
(iv) yields available on interest- bearing deposits, and (v) the objectives of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits and other short-term government agency obligations. If the Company requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the Federal Home Loan Bank of Des Moines and has collateral eligible for use with reverse repurchase agreements.

               The primary investing activities of the Company are the origination and purchase of loans and the purchase of securities. During the years ended September 30, 2000, 1999 and 1998, the Company originated loans totaling $104.3 million, $143.3 million and $147.2 million, respectively. Purchases of loans totaled $55.6 million, $77.3 million and $36.9 million during the years ended September 30, 2000, 1999 and 1998, respectively. During the years ended September 30, 2000, 1999 and 1998, the Company purchased mortgage-backed securities and other securities available for sale in the amount of $515,000, $125.4 million and $89.9 million, respectively.

               At September 30, 2000, the Company had outstanding commitments to originate and purchase loans of $14.8 million. (See Note 14 of Notes to Consolidated Financial Statements.) Certificates of deposit scheduled to mature in one year or less from September 30, 2000 total $132.3 million. Based on its historical experience, management believes that a significant portion of such deposits will remain with the Company, however, there can be no assurance that the Company can retain all such deposits. Management believes that loan repayment and other sources of funds will be adequate to meet the Company's foreseeable short- and long-term liquidity needs.

               During fiscal year 2000, the Company began construction of a new office facility in Sioux Falls, South Dakota. The construction of this office is expected to be completed during the second quarter of the 2001 fiscal year. In addition, the Company has initiated plans to construct a new office to be located in Urbandale, Iowa, which is anticipated to be completed by the end of the 2001 fiscal year. The source of funds for capital improvements of this type is from the normal operations of the Company.

               On September 20, 1993, the Bank converted from a federally chartered mutual savings and loan association to a federally chartered stock savings bank. At that time, a liquidation account was established for the benefit of eligible account holders who continue to maintain their account with the Bank after the conversion. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits. At September 30, 2000, the liquidation account approximated $2.5 million.

               First Federal and Security are in full compliance with their capital requirements. See Note 13 of Notes to Consolidated Financial Statements for additional information.

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

               SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" was issued in September 2000, and replaces SFAS No. 125 of the same title. SFAS 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. The adoption of SFAS No. 140 is not expected to have a material impact on the results of operations or financial condition of the Company.

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

First Midwest Financial, Inc. and Subsidiaries

Consolidated Balance Sheets
September 30, 2000 and 1999

                                                                                                     2000               1999

       ASSETS
       Cash and due from banks                                                                 $     984,937      $   1,165,895
       Interest-bearing deposits in other financial institutions                                   5,937,594          4,208,016
                                                                                               -------------      -------------
                                    Total cash and cash equivalents                                6,922,531          5,373,911
       Securities available for sale                                                             147,478,931        178,489,030
       Loans receivable, net of allowance for loan losses of $3,589,873
                     in 2000 and $3,092,628 in 1999                                              324,702,629        303,078,500
       Federal Home Loan Bank (FHLB) stock, at cost                                                8,327,600          8,125,800
       Accrued interest receivable                                                                 5,216,929          5,046,234
       Premises and equipment, net                                                                 6,091,741          4,770,056
       Foreclosed real estate                                                                        445,133            142,901
       Other assets                                                                                6,404,936          6,186,320
                                                                                               -------------      -------------
                                    Total assets                                               $ 505,590,430      $ 511,212,752
                                                                                               =============      =============

       LIABILITIES AND SHAREHOLDERS' EQUITY
       LIABILITIES
       Noninterest-bearing demand deposits                                                     $   6,040,991      $   5,680,923
       Savings, NOW and money market demand deposits                                              72,508,530         75,003,028
       Time certificates of deposit                                                              240,104,200        224,095,970
                                                                                               -------------      -------------
                                    Total deposits                                               318,653,721        304,779,921
       Advances from FHLB                                                                        139,738,451        161,348,071
       Securities sold under agreements to repurchase                                              4,254,965          3,020,951
       Advances from borrowers for taxes and insurance                                               461,514            422,593
       Accrued interest payable                                                                    1,006,341            875,365
       Accrued expenses and other liabilities                                                      1,440,353            995,103
                                                                                               -------------      -------------
                                     Total liabilities                                           465,555,345        471,442,004
                                                                                               -------------      -------------

       SHAREHOLDERS' EQUITY
       Preferred stock, 800,000 shares authorized; none issued                                            --                 --
       Common stock, $.01 par value; 5,200,000 shares  authorized; 2,957,999 shares issued and 2,431,574 shares outstanding at September 30, 2000;
                     2,957,999 shares issued and 2,507,073 shares outstanding at
                     September 30, 1999                                                               29,580             29,580
       Additional paid-in capital                                                                 20,976,107         21,305,937
       Retained earnings - substantially restricted                                               30,404,386         29,352,943
       Accumulated other comprehensive income (loss)                                              (2,553,891)        (2,520,633)
       Unearned Employee Stock Ownership Plan shares                                                      --           (167,200)
       Treasury stock, 526,425 and 450,926 common shares, at cost,
                     at September 30, 2000 and 1999, respectively                                 (8,821,097)        (8,229,879)
                                                                                               -------------      -------------
                                     Total shareholders' equity                                   40,035,085         39,770,748
                                                                                               -------------      -------------
                                    Total liabilities and shareholders' equity                 $ 505,590,430      $ 511,212,752
                                                                                               =============      =============

See Notes to Consolidated Financial Statements.

Consolidated Statements of Income
Years ended September 30, 2000, 1999 and 1998

                                                                                      2000            1999             1998
------------------------------------------------------------------------------------------------------------------------------
   Interest and dividend income:
                 Loans receivable, including fees                               $ 26,267,638      $23,795,796     $ 23,054,813
                 Securities available for sale                                    11,589,221       11,108,170        8,629,761
                 Dividends on FHLB stock                                             553,165          468,765          374,220
                                                                                ------------      -----------     ------------
                                                                                  38,410,024       35,372,731       32,058,794
                                                                                ------------      -----------     ------------
   Interest expense:
                 Deposits                                                         15,636,793       14,506,472       13,432,454
                 FHLB advances and other borrowings                                8,941,569        7,669,408        5,797,499
                                                                                ------------      -----------     ------------
                                                                                  24,578,362       22,175,880       19,229,953
                                                                                ------------      -----------     ------------

                             Net interest income                                  13,831,662       13,196,851       12,828,841

   Provision for loan losses                                                       1,640,000        1,992,000        1,662,472
                                                                                ------------      -----------     ------------
                             Net interest income after provision
                                for loan losses                                   12,191,662       11,204,851       11,166,369
                                                                                ------------      -----------     ------------
   Noninterest income:
                 Loan fees and deposit service charges                             1,310,642        1,346,117        1,263,367
                 Gain (loss) on sales of securities available for sale, net       (1,020,885)         331,611          398,903
                 Gain (loss) on sales of foreclosed real estate, net                 (12,033)          16,513          (33,034)
                 Brokerage commissions                                               131,801           79,159           52,479
                 Other income                                                        156,707          144,625          193,158
                                                                                ------------      -----------     ------------
                                                                                     566,232        1,918,025        1,874,873
                                                                                ------------      -----------     ------------
  Noninterest expense:
                 Employee compensation and benefits                                5,830,791        5,135,672        4,644,809
                 Occupancy and equipment expense                                   1,301,495        1,158,946        1,133,187
                 SAIF deposit insurance premium                                       89,990          155,901          143,199
                 Data processing expense                                             410,645          378,709          339,385
                 Provision for losses on foreclosed real estate                           --               --          299,532
                 Other expense                                                     1,775,122        1,815,730        1,692,728
                                                                                ------------      -----------     ------------
                                                                                   9,408,043        8,644,958        8,252,840
                                                                                ------------      -----------     ------------

                             Income before income taxes                            3,349,851        4,477,918        4,788,402
   Income tax expense                                                              1,374,220        1,836,786        2,003,520
                                                                                ------------      -----------     ------------

                             Net income before extraordinary item                  1,975,631        2,641,132        2,784,882
   Extraordinary item, gain on extinguishment of
                 debt, less income tax effect of $208,600                            351,995               --               --
                                                                                ------------      -----------     ------------

                             Net income                                         $  2,327,626      $ 2,641,132     $  2,784,882
                                                                                ============      ===========     ============

   Earnings per  common  and  common  equivalent  share:
                 Basic earnings per common share:
                       Income before extraordinary item                         $       0.81      $      1.07     $       1.08
                       Extraordinary item, net of income taxes                          0.14               --               --
                                                                                ------------      -----------     ------------
                              Net income                                        $       0.95      $      1.07     $       1.08
                                                                                ============      ===========     ============
                 Diluted earnings per common share:
                       Income before extraordinary item                         $       0.79      $      1.04     $       1.03
                       Extraordinary item, net of income taxes                          0.14               --               --
                                                                                ------------      -----------     ------------
                              Net income                                        $       0.93      $      1.04     $       1.03
                                                                                ============      ===========     ============

See Notes to Consolidated Financial Statements.

First Midwest Financial, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders' Equity
Years ended September 30, 2000, 1999 and 1998

                                                                                                         Accumulated       Unearned
                                                                                                               Other       Employee
                                                                       Additional                      Comprehensive          Stock
                                                         Common           Paid-in           Retained         Income,      Ownership
                                                          Stock           Capital           Earnings      Net of Tax    Plan Shares
------------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1997                         $    29,580      $ 20,984,754      $ 26,427,657    $   960,371      $(567,200)
    Comprehensive income:
        Net income for the year
                      ended September 30, 1998                 --                --         2,784,882             --             --
        Net change in net unrealized
                      gains and losses on securities
                      available for sale, net of
                      reclassification adjustments
                      and tax effects                          --                --                --       (161,551)            --

    Total comprehensive income
    Purchase of 152,226 common
        shares of treasury stock                               --                --                --             --             --
    30,000 common shares committed to be
        released under the ESOP                                --           454,460                --             --        200,000
    Cash dividends declared on
        common stock ($.48 per share)                          --                --        (1,226,725)            --             --
    Purchase of 1,033 common shares upon
        exercise of stock options                              --                --                --             --             --
    Issuance of 7,600 common shares
        from treasury stock due to exercise
        of stock options                                       --          (109,139)               --             --             --
                                                      -----------      ------------      ------------    -----------      ---------
Balance, September 30, 1998                           $    29,580      $ 21,330,075      $ 27,985,814    $   798,820      $(367,200)
                                                      ===========      ============      ============    ===========      =========

Balance, September 30, 1998                           $    29,580      $ 21,330,075      $ 27,985,814    $   798,820      $(367,200)
    Comprehensive income:
        Net income for the year
                      ended September 30, 1999                 --                --         2,641,132             --             --
        Net change in net unrealized
                      gains and losses on securities
                      available for sale, net of
                      reclassification adjustments
                      and tax effects                          --                --                --     (3,319,453)            --
    Total comprehensive income (loss)
    Purchase of 79,647 common
        shares of treasury stock                               --                --                --             --             --
    30,000 common shares committed to be
        released under the ESOP                                --           255,220                --             --        200,000
    Amortization of management
        recognition and retention plan
        common shares and tax benefits of
        restricted stock under the plans                       --           101,634                --             --             --
    Cash dividends declared on
        common stock ($.52 per share)                          --                --        (1,274,003)            --             --
    Issuance of 23,051 common
         shares from treasury stock due
         to exercise of stock options                          --          (222,026)               --             --             --
    Issuance of 10,424 common
         shares from treasury stock for award
         of stock under management recognition
         and retention plans                                   --          (158,966)               --             --             --
                                                      -----------      ------------      ------------    -----------      ---------
     Balance, September 30, 1999                      $    29,580      $ 21,305,937      $ 29,352,943    $(2,520,633)     $(167,200)
                                                      ===========      ============      ============    ===========      =========


                                                                                      Total
                                                                Treasury      Shareholders'
                                                                   Stock             Equity
-------------------------------------------------------------------------------------------
Balance at September 30, 1997                                 $(4,358,158)     $ 43,477,004
    Comprehensive income:
        Net income for the year
                      ended September 30, 1998                         --         2,784,882
        Net change in net unrealized
                      gains and losses on securities
                      available for sale, net of
                      reclassification adjustments
                      and tax effects                                  --          (161,551)
                                                                               ------------
    Total comprehensive income                                                    2,623,331

    Purchase of 152,226 common
        shares of treasury stock                               (3,271,203)       (3,271,203)
    30,000 common shares committed to be
        released under the ESOP                                        --           654,460
    Cash dividends declared on
        common stock ($.48 per share)                                  --        (1,226,725)
    Purchase of 1,033 common shares upon
        exercise of stock options                                 (21,972)          (21,972)
    Issuance of 7,600 common shares
        from treasury stock due to exercise
        of stock options                                          159,807            50,668
                                                              -----------      ------------
Balance, September 30, 1998                                   $(7,491,526)     $ 42,285,563
                                                              ===========      ============

Balance, September 30, 1998                                   $(7,491,526)     $ 42,285,563
    Comprehensive income:
        Net income for the year
                      ended September 30, 1999                         --         2,641,132
        Net change in net unrealized
                      gains and losses on securities
                      available for sale, net of
                      reclassification adjustments
                      and tax effects                                  --        (3,319,453)
                                                                               ------------
    Total comprehensive income (loss)                                              (678,321)
    Purchase of 79,647 common
        shares of treasury stock                               (1,289,186)       (1,289,186)
    30,000 common shares committed to be
        released under the ESOP                                        --           455,220
    Amortization of management
        recognition and retention plan
        common shares and tax benefits of
        restricted stock under the plans                               --           101,634
    Cash dividends declared on
        common stock ($.52 per share)
    Issuance of 23,051 common                                          --        (1,274,003)
         shares from treasury stock due
         to exercise of stock options                             391,867           169,841
    Issuance of 10,424 common
         shares from treasury stock for award
         of stock under management recognition
         and retention plans                                      158,966                --
                                                              -----------      ------------
     Balance, September 30, 1999                              $(8,229,879)     $ 39,770,748
                                                              ===========      ============

24

First Midwest Financial, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders' Equity
(cont.)
Years ended September 30, 2000, 1999 and 1998


                                                                                                        Accumulated       Unearned
                                                                                                              Other       Employee
                                                                    Additional                        Comprehensive          Stock
                                                      Common           Paid-in           Retained           Income,      Ownership
                                                       Stock           Capital           Earnings        Net of Tax    Plan Shares
------------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1999                           $   29,580     $ 21,305,937      $ 29,352,943      $(2,520,633)     $(167,200)
    Comprehensive income:
        Net income for the year
                      ended September 30, 2000                --               --         2,327,626               --             --
        Net change in net unrealized
                      gains and losses on securities
                      available for sale, net of
                      reclassification adjustments
                      and tax effects                         --               --                --          (33,258)            --
    Total comprehensive income
    Purchase of 129,999 common
        shares of treasury stock                              --               --                --               --             --
    ESOP stock released for allocation                        --          103,664                --               --        167,200
    Issuance of 54,500 common shares
        from treasury stock due to exercise
        of stock options                                      --         (467,372)               --               --             --
    Cash dividends declared on
        common stock ($.52 per share)                         --               --        (1,276,183)              --             --
    Amortization of management
        recognition and retention plan
        common shares and tax benefits of
        restricted stock under the plans                      --           33,878                --               --             --
                                                      ----------     ------------      ------------      -----------      ---------
Balance, September 30, 2000                           $   29,580     $ 20,976,107      $ 30,404,386      $(2,553,891)     $      --
                                                      ==========     ============      ============      ===========      =========


                                                                                 Total
                                                           Treasury      Shareholders'
                                                              Stock             Equity
----------------------------------------------------------------------------------------
Balance, September 30, 1999                                $(8,229,879)     $ 39,770,748
    Comprehensive income:
        Net income for the year
                      ended September 30, 2000                      --         2,327,626
        Net change in net unrealized
                      gains and losses on securities
                      available for sale, net of
                      reclassification adjustments
                      and tax effects                               --           (33,258)
                                                                            ------------
    Total comprehensive income                                                 2,294,368
    Purchase of 129,999 common
        shares of treasury stock                            (1,478,508)       (1,478,508)
    ESOP stock released for allocation                              --           270,864
    Issuance of 54,500 common shares
        from treasury stock due to exercise
        of stock options                                       887,290           419,918
    Cash dividends declared on
        common stock ($.52 per share)                               --        (1,276,183)
    Amortization of management
        recognition and retention plan
        common shares and tax benefits of
        restricted stock under the plans                            --            33,878
Balance, September 30, 2000                                -----------      ------------
                                                           $(8,821,097)     $ 40,035,085
                                                           ===========      ============

See Notes to Consolidated Financial Statements.

First Midwest Financial, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
Years Ended September 30, 2000, 1999 and 1998

                                                                                      2000               1999               1998
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                                                 $  2,327,626      $   2,641,132      $  2,784,882
      Adjustments to reconcile net income to
          net cash provided by operating activities:
          Depreciation, amortization and accretion, net                             1,522,239          1,757,207           973,454
          Provision for loan losses                                                 1,640,000          1,992,000         1,662,472
          Provision for losses on foreclosed real estate                                   --                 --           299,532
          Gain on transfer of FHLB advances                                          (560,595)                --                --
          (Gain) loss on sales of securities
                        available for sale, net                                     1,020,885           (331,611)         (398,903)
          Proceeds from the sales of loans held for sale                            1,435,581          7,403,780         5,613,115
          Originations of loans held for sale                                      (1,435,581)        (7,403,780)       (5,613,115)
          (Gain) loss on sales of foreclosed real estate, net                          12,033            (16,513)           33,034
          Net change in:
                        Accrued interest receivable                                  (170,695)           (77,627)          397,502
                        Other assets                                                 (505,918)           113,315            46,622
                        Accrued interest payable                                      130,976             40,624          (231,005)
                        Accrued expenses and other liabilities                        445,250            360,857          (152,159)
                                                                                 ------------      -------------      ------------
                                      Net cash provided by operating activities     5,861,801          6,479,384         5,415,431
                                                                                 ------------      -------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES
      Net change in interest-bearing deposits
                     in other financial institutions                                       --                 --           200,000
      Purchase of securities available for sale                                      (515,000)      (125,354,705)      (89,877,636)
      Proceeds from sales of securities available for sale                         20,275,060         24,791,295        18,280,412
      Proceeds from maturities and principal repayment
                     of securities available for sale                               9,822,708         37,255,192        67,062,074
      Loans purchased                                                             (55,565,541)       (77,329,717)      (36,947,582)
      Net change in loans                                                          31,437,629         42,151,758        18,415,456
      Proceeds from sales of foreclosed real estate                                   498,316          1,357,430           440,401
      Purchase of FHLB stock                                                         (201,800)        (2,620,000)         (447,700)
      Proceeds from redemption of FHLB stock                                               --                 --           571,200
      Purchase of premises and equipment                                           (1,770,906)        (1,110,859)         (227,895)
                                                                                 ------------      -------------      ------------
                                      Net cash provided by (used in)
                                            investing activities                    3,980,466       (100,859,606)      (22,531,270)
                                                                                 ------------      -------------      ------------

26

Consolidated Statements of Cash Flows (cont.)
Years Ended September 30, 2000, 1999 and 1998
                                                                                   2000               1999               1998
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
      Net change in noninterest-bearing demand, savings,
          NOW and money market demand deposits                                 $  (2,134,430)     $  17,956,774      $   7,316,146
      Net change in time deposits                                                 16,008,230          2,964,995         30,426,308
      Proceeds from advances from FHLB                                           789,920,595        278,950,000        198,850,000
      Repayments of advances from FHLB                                          (810,969,620)      (202,865,491)      (221,012,663)
      Net change in securities sold under
          agreements to repurchase                                                 1,234,014         (1,053,616)         2,274,567
      Net change in other borrowings                                                      --           (550,000)        (2,350,000)
      Net change in advances from borrowers for
          taxes and insurance                                                         38,921             17,375            (44,269)
      Cash dividends paid                                                         (1,276,183)        (1,274,003)        (1,226,725)
      Proceeds from exercise of stock options                                        363,335            169,841             28,696
      Purchase of treasury stock                                                  (1,478,509)        (1,289,186)        (3,271,203)
                                                                               -------------      -------------      -------------
                                      Net cash provided by (used in)
                                            financing activities                  (8,293,647)        93,026,689         10,990,857
                                                                               -------------      -------------      -------------
                                      Net change in cash and cash equivalents      1,548,620         (1,353,533)        (6,124,982)

CASH AND CASH EQUIVALENTS
      Beginning of year                                                            5,373,911          6,727,444         12,852,426
                                                                               -------------      -------------      -------------
      End of year                                                              $   6,922,531      $   5,373,911      $   6,727,444
                                                                               =============      =============      =============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
    INFORMATION
    Cash  paid during the year for:
                               Interest                                        $  24,447,386      $  22,135,256      $  19,460,958
                               Income taxes                                        2,038,500          1,919,389          1,795,805

SUPPLEMENTAL SCHEDULE OF NONCASH
    INVESTING ACTIVITIES
  Loans transferred to foreclosed real estate                                  $     812,581      $     420,501      $   1,679,984

See Notes to Consolidated Financial Statements.

First Midwest Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies

Principles of Consolidation: The consolidated financial statements include the accounts of First Midwest Financial, Inc., a bank holding company located in Storm Lake, Iowa, (the "Company") and its wholly-owned subsidiaries which include First Federal Savings Bank of the Midwest, a federally chartered savings bank whose primary regulator is the Office of Thrift Supervision, (the "Bank" or "First Federal"), Security State Bank, a state chartered commercial bank whose primary regulator is the Federal Reserve, ("Security"), First Services Financial Limited, which offers brokerage services and non-insured investment products and Brookings Service Corporation. All significant intercompany balances and transactions have been eliminated.

               Nature of Business, Concentration of Credit Risk and Industry Segment Information: The primary source of income for the Company is the purchase or origination of consumer, commercial, agricultural commercial real estate, and residential real estate loans. See Note 4 for a discussion of concentrations of credit risk. The Company accepts deposits from customers in the normal course of business primarily in northwest and central Iowa and eastern South Dakota. The Company operates primrily in the banking industry which accounts for more than 90% of its revenues, operating income and assets. While the Company's management monitors the revenue streams of the various Company products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable operating segment.

               Assets held in trust or fiduciary capacity are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements. At September 30, 2000 and 1999, trust assets totaled approximately $14,473,000 and $14,405,000, respectively.

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

               Certain Significant Estimates: The allowance for loan losses, fair values of securities and other financial instruments, and stock-based compensation expense, involve certain significant estimates made by management. These estimates are reviewed by management routinely and it is reasonably possible that circumstances that exist at September 30, 2000 may change in the near-term future and that the effect could be material to the consolidated financial statements.

               Cash and Cash Equivalents: For purposes of reporting cash flows, cash and cash equivalents is defined to include the Company's cash on hand and due from financial institutions and short-term interest-bearing deposits in other financial institutions. The Company reports net cash flows for customer loan transactions, deposit transactions, longer term interest-bearing deposits in other financial institutions, and short-term borrowings with maturities of 90 days or less.

               Securities: The Company classifies all securities as available for sale. Available for sale securities are those the Company may decide to sell if needed for liquidity, asset-liability management or other reasons. Available for sale securities are reported at fair value, with net unrealized gains and losses reported as other comprehensive income or loss and as a separate component of shareholders' equity, net of tax.

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

               Loans Receivable: Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balances reduced by the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

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

               Allowance for Loan Losses: Because some loans may not be repaid in full, an allowance for loan losses is recorded. The allowance for loan losses is increased by a provision for loan losses charged to expense and decreased by charge- offs (net of recoveries). Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. While management may periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any loan charge-offs that occur.

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

               Smaller-balance homogeneous loans are evaluated for impairment in
total.   Such  loans  include   residential  first  mortgage  loans  secured  by
one-to-four family residences, residential construction loans, and automobile, manufactured homes, home equity and second mortgage loans. Commercial and agricultural loans and mortgage loans secured by other properties are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of 90 days or more. Nonaccrual loans are often also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

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

               Premises and Equipment: Land is carried at cost. Buildings, furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization computed principally by using the straight-line method over the estimated useful lives of the assets ranging from 3 to 40 years. These assets are reviewed for impairment under Statement of Financial Accounting Standards (SFAS) No. 121 when events indicate the carrying amount may not be recoverable.

               Employee Stock Ownership Plan: The Company accounts for its employee stock ownership plan (ESOP) in accordance with AICPA Statement of Position (SOP) 93-6. Under SOP 93-6, the cost of

First Midwest Financial, Inc. and Subsidiaries

shares issued to the ESOP, but not yet allocated to participants, are presented in the consolidated balance sheets as a reduction of shareholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to additional paid-in capital. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings.
Dividends on unearned shares are used to reduce the accrued interest and principal amount of the ESOP's loan payable to the Company.

               Financial Instruments with  Off-Balance-Sheet  Risk: The Company, in the normal course of business, makes commitments to make loans which are not reflected in the consolidated financial statements. A summary of these commitments is disclosed in Note 15.

               Intangible Assets: Goodwill arising from the acquisition of subsidiary banks is amortized over l5 years using the straight-line method. As of September 30, 2000 and 1999, unamortized goodwill totaled $3,767,951 and $4,132,883, respectively. Amortization expense was $364,932, $364,932 and $364,932 for each of the years ended September 30, 2000, 1999 and 1998, respectively.

               Securities Sold Under Agreements to Repurchase: The Company enters into sales of securities under agreements to repurchase with primary dealers only, which provide for the repurchase of the same security. Securities sold under agreements to purchase identical securities are collateralized by assets which are held in safekeeping in the name of the Bank or Security by the dealers who arranged the transaction. Securities sold under agreements to repurchase are treated as financings and the obligations to repurchase such securities are reflected as a liability. The securities underlying the agreements remain in the asset accounts of the Company.

               Earnings Per Common Share: Basic earnings per common share is based on the net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for earnings per common share calculations as they are committed to be released; unearned ESOP shares are not considered outstanding. Management recognition and retention plan (MRRP) shares are considered outstanding for basic earnings per common share calculations as they become vested. Diluted earnings per common share shows the dilutive effect of additional potential common shares issuable under stock options and nonvested shares issued under management recognition and retention plans.

               Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes the net change in net unrealized gains and losses on securities available for sale, net of reclassification adjustments and tax effects, and is also recognized as a separate component of shareholders' equity.

               Stock Compensation: Expense for employee compensation under stock option plans is based on Accounting Principles Board (APB) Opinion 25, with expense reported only if options are granted below market price at grant date. Disclosures of net income and earnings per share are provided as if the fair value method of SFAS No. 123 were used for stock-based compensation.

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

               SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" was issued in September 2000, and replaces SFAS No. 125 of the same title. SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. The adoption of SFAS No. 140 is not expected to have a material impact on the results of operations or financial condition of the Company.

Earnings Per Common Share                                                Note 2.

A reconciliation of the numerators and denominators used in the computation of basic earnings per common share and diluted earnings per common share is presented below.

                                                                        2000             1999             1998
-----------------------------------------------------------------------------------------------------------------
Basic earnings per common share:
        Numerator:
              Net income before extraordinary item                  $ 1,975,631      $ 2,641,132      $ 2,784,882
              Extraordinary item, gain on extinguishment
                    of debt, less income tax effect of $208,600         351,995               --               --
                                                                    -----------      -----------      -----------
                                          Net Income                $ 2,327,626      $ 2,641,132      $ 2,784,882
                                                                    ===========      ===========      ===========

        Denominator, weighted average common
                    shares outstanding                                2,464,829        2,510,494        2,646,105
        Less weighted average unallocated
                    ESOP shares                                         (11,535)         (41,327)         (71,327)
                                                                    -----------      -----------      -----------
        Weighted average common shares
                    outstanding for basic earnings per
                    common share                                      2,453,294        2,469,167        2,574,778
                                                                    ===========      ===========      ===========
Basic earnings per common share:
        Earnings per common share before
                       extraordinary item                           $      0.81      $      1.07      $      1.08
        Extraordinary item per common share                                0.14               --               --
                                                                    -----------      -----------      -----------
                                     Earnings per common share      $      0.95      $      1.07      $      1.08
                                                                    ===========      ===========      ===========

First Midwest Financial, Inc. and Subsidiaries

                                                                           2000           1999           1998
----------------------------------------------------------------------------------------------------------------
Diluted earnings per common share:
              Numerator:
                Net income before extraordinary item                    $1,975,631     $2,641,132     $2,784,882
                Extraordinary item, gain on extinguishment
                      of debt, less income tax effect of $208,600          351,995             --             --
                                                                        ----------     ----------     ----------
                         Net income                                     $2,327,626     $2,641,132     $2,784,882
                                                                        ==========     ==========     ==========

Denominator, weighted average common
              shares outstanding for basic earnings
              per common share                                           2,453,294      2,469,167      2,574,778
Add dilutive effects of assumed exercises
              of stock options and average nonvested
              MRRP shares, net of tax benefits                              40,661         79,681        127,862
                                                                        ----------     ----------     ----------
Weighted average common and dilutive potential
              common shares outstanding                                  2,493,955      2,548,848      2,702,640
                                                                        ==========     ==========     ==========
Diluted earnings per common share:
              Diluted earnings per common share before
                             extraordinary item                         $     0.79     $     1.04     $     1.03
              Diluted extraordinary item per common share                     0.14             --             --
                                                                        ----------     ----------     ----------
                         Diluted earnings per
                             common share                               $     0.93     $     1.04     $     1.03
                                                                        ==========     ==========     ==========

               Stock options totaling 171,096 shares were not considered in computing diluted earnings per common share for the year ended September 30, 2000, because they were not dilutive.

               During the year ended September 30, 2000, the Company acquired approximately 5.1% (129,999 shares) of its beginning of year outstanding common shares under its common stock repurchase program. This repurchase will affect the Company's future earnings per common share computations by reducing amounts available for investment and weighted average shares outstanding.

Securities                                                               Note 3.

Year end securities available for sale were as follows:


                                                                       Gross              Gross
                                                   Amortized      Unrealized         Unrealized              Fair
2000                                                    Cost           Gains             Losses             Value
-----------------------------------------------------------------------------------------------------------------
Debt securities:
      Trust preferred                           $ 27,159,373     $     6,410      $  (1,244,923)     $ 25,920,860
      Obligations of states and
                     political subdivisions        1,199,591          24,016             (8,850)        1,214,757
      U.S. Government and federal agencies        16,959,412              --           (579,462)       16,379,950
      Mortgage-backed securities                 104,795,500         408,115         (2,666,055)      102,537,560
                                                ------------     -----------      -------------      ------------
                                                 150,113,876         438,541         (4,499,290)      146,053,127
Marketable equity securities                       1,434,043         280,511           (288,750)        1,425,804
                                                ------------     -----------      -------------      ------------
                                                $151,547,919     $   719,052      $  (4,788,040)     $147,478,931
                                                ============     ===========      =============      ============

                                                                       Gross              Gross
                                                   Amortized      Unrealized         Unrealized             Fair
1999                                                   Cost           Gains              Losses            Value
-----------------------------------------------------------------------------------------------------------------
Debt securities:
      Trust preferred                           $ 27,148,725     $    34,696      $    (476,743)     $ 26,706,678
      Obligations of states and
                     political subdivisions        1,360,307          37,368            (10,830)        1,386,845
      U.S. Government and federal agencies        15,922,716              --           (430,409)       15,492,307
      Mortgage-backed securities                 136,600,215         425,464         (3,596,526)      133,429,153
                                                ------------     -----------      -------------      ------------
                                                 181,031,963         497,528         (4,514,508)      177,014,983
Marketable equity securities                       1,471,705         302,168           (299,826)        1,474,047
                                                ------------     -----------      -------------      ------------
                                                $182,503,668     $   799,696      $  (4,814,334)     $178,489,030
                                                ============     ===========      =============      ============

               The amortized cost and fair value of debt securities by contractual maturity are shown below. Certain securities have call features which allow the issuer to call the security prior to maturity. Expected maturities may differ from contractual maturities in mortgage-backed securities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Therefore these securities are not included in the maturity categories in the following maturity summary.

                                              Amortized             Fair
September 30, 2000                                 Cost            Value
------------------------------------------------------------------------
Due in one year or less                    $    210,000     $    211,010
Due after one year through five years           664,591          685,359
Due after five years through ten years       16,284,412       15,719,747
Due after ten years                          28,159,373       26,899,451
                                           ------------     ------------
                                             45,318,376       43,515,567
Mortgage-backed securities                  104,795,500      102,537,560
                                           ------------     ------------

                                           $150,113,876     $146,053,127
                                           ============     ============

                                                                              33

First Midwest Financial, Inc. and Subsidiaries

               Activities related to the sale of securities available for sale are summarized below. Included in gross gains (losses) on sales in 2000 is an impairment loss of approximately $142,000.

                                   2000                  1999            1998
--------------------------------------------------------------------------------
  Proceeds from sales        $  20,275,060        $  24,791,295    $  18,280,412
  Gross gains on sales                   -              331,611          398,903
  Gross (losses) on sales         (878,679)                   -                -


Note 4. Loans Receivable, Net
        Year end loans receivable were as follows:


                                                                   2000              1999
--------------------------------------------------------------------------------------------
One to four family residential mortgage loans:
              Insured by FHA or guaranteed by VA            $     127,377      $     107,610
              Conventional                                    105,574,680        110,209,779
Construction                                                   31,301,308         28,379,330
Commercial and multi-family real estate loans                 103,595,098         85,793,177
Agricultural real estate loans                                 10,894,866          9,873,850
Commercial business loans                                      29,331,875         29,941,661
Agricultural business loans                                    26,810,047         29,284,440
Consumer loans                                                 26,483,135         23,425,672
                                                            -------------      -------------
                                                              334,118,386        317,015,519
Less:
              Allowance for loan losses                        (3,589,873)        (3,092,628)
              Undistributed portion of loans in process        (5,424,794)       (10,494,446)
              Net deferred loan origination fees                 (401,090)          (349,945)
                                                            -------------      -------------
                                                            $ 324,702,629      $ 303,078,500
                                                            =============      =============

Activity in the allowance for loan losses for the years ended September 30 was as follows:

                                                  2000            1999            1998
------------------------------------------------------------------------------------------
Beginning balance                            $ 3,092,628      $ 2,908,902      $ 2,379,091
              Provision for loan losses        1,640,000        1,992,000        1,662,472
              Recoveries                         126,887           58,240           33,635
              Charge-offs                     (1,269,642)      (1,866,514)      (1,166,296)
                                             -----------      -----------      -----------
Ending balance                               $ 3,589,873      $ 3,092,628      $ 2,908,902
                                             ===========      ===========      ===========

               Virtually all of the Company's originated loans are to Iowa and South Dakota-based individuals and organizations. The Company's purchased loans totaled approximately $136,798,000 at September 30, 2000 and were secured by properties located, as a percentage of total loans, as follows: 13% in Washington, 5% in North Carolina, 4% in Minnesota, 4% in Iowa, 3% in Wisconsin, 2% in South Dakota, 2% in New Mexico, 2% in Arizona and the remaining 6% in 17 other states. The Company's purchased loans totaled approximately $125,475,000 at September 30, 1999 and were secured by properties located, as a percentage of total loans, as follows: 12% in Washington, 6% in North Carolina, 5% in Minnesota, 3% in Iowa, 2% in

Wisconsin, 2% in New Mexico, 2% in South Dakota, 2% in Nebraska and the remaining 6% in 20 other states.

               The Company originates and purchases commercial real estate loans. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production. The Company's commercial real estate loans include approximately $18,333,000 and $9,848,000 of loans secured by hotel properties and $17,216,000 and $13,022,000 of loans secured by assisted living facilities at September 30, 2000 and 1999, respectively. The remainder of the commercial real estate portfolio is diversified by industry. The Company's policy for requiring collateral and guarantees varies with the creditworthiness of each borrower.

               The amount of restructured and related party loans as of September 30, 2000 and 1999 were not significant. The amount of nonaccruing loans as of September 30, 2000 and 1999 were approximately $311,000 and $2,239,000, respectively.

Impaired loans were as follows:

                                                                    2000          1999
----------------------------------------------------------------------------------------
Year-end loans with no allowance for loan losses allocated     $       --     $  109,461
Year-end loans with allowance for loan losses allocated         5,693,460      4,019,156
Amount of the allowance allocated                                 734,237        438,452
Average of impaired loans during the year                       3,954,277      3,188,310
Interest income recognized during impairment                      374,205        206,778
Cash basis interest income recognized                                  --             --


Foreclosed Real Estate                                                   Note 5.


Year end foreclosed real estate was as follows:

                                                            2000          1999
--------------------------------------------------------------------------------
Foreclosed real estate                                    $445,133      $142,901
Less allowance for foreclosed real estate losses                --            --
                                                          --------      --------
                                                          $445,133      $142,901
                                                          ========      ========

Activity in the allowance for foreclosed real estate losses for the years ended September 30 was as follows:

                                                                    2000          1999         1998
-----------------------------------------------------------------------------------------------------
Balance, beginning of period                                     $     --     $ 299,532      $     --
              Provision for losses on foreclosed real estate
                                                                                     --       299,532
              Less losses charged against allowance                    --      (299,532)           --
                                                                 --------     ---------      --------
Balance, end of period                                           $     --     $      --      $299,532
                                                                 ========     =========      ========

First Midwest Financial, Inc. and Subsidiaries

Note 6.  Loan Servicing

Mortgage loans serviced for others are not reported as assets. The unpaid principal balances of these loans at year end were as follows:

                                                        2000          1999
                                                    -----------      -----------
Mortgage loan portfolios serviced for FNMA          $ 5,695,000      $ 4,941,000
Other                                                16,096,000       11,040,000
                                                    -----------      -----------
                                                    $21,791,000      $15,981,000
                                                    ===========      ===========

               Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $12,000 and $97,000 at September 30, 2000 and 1999, respectively.

Note 7.  Premises and  Equipment,  Net

Year end premises and equipment were as follows:

                                                     2000               1999
                                                ------------        -----------
Land                                            $  1,782,970        $   935,289
Buildings                                          5,214,003          4,858,210
Furniture, fixtures and equipment                  3,430,664          2,969,748
                                                  10,427,637          8,763,247
Less accumulated depreciation                     (4,335,896)        (3,993,191)
                                                ------------        -----------
                                                $  6,091,741        $ 4,770,056
                                                ============        ===========

               Depreciation of premises and equipment included in occupancy and equipment expense was approximately $449,000, $390,000 and $355,000 for the years ended September 30, 2000, 1999 and 1998, respectively.

Note 8.  Deposits

Jumbo certificates of deposit in denominations of $100,000 or more were approximately $31,214,000 and $20,533,000 at year end 2000 and 1999.

               At September 30, 2000, the scheduled maturities of certificates of deposit were as follows for the years ended September 30:


               2001                               $132,313,120
               2002                                 74,182,987
               2003                                 23,190,190
               2004                                  4,635,354
               2005                                  5,410,227
               Thereafter                              372,322
                                                  ------------
                                                  $240,104,200
                                                  ============

Advances  from Federal Home Loan Bank                                    Note 9.

At September 30, 2000, advances from the FHLB of Des Moines with fixed and variable rates ranging from 4.26% to 7.82% (weighted-average rate of 5.78%) are required to be repaid in the year ending September 30 as presented below. Certain advances contain call features that allow the FHLB to call for the prepayment of the borrowing prior to maturity.


               2001                               $46,706,421
               2002                                11,921,408
               2003                                 2,009,298
               2004                                   115,509
               2005                                 8,917,073
               Thereafter                          70,068,742
                                                 ------------
                                                 $139,738,451
                                                 ============

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

               At year end 2000 and 1999, the Bank and Security collectively pledged securities with amortized costs of $87,376,000 and $88,067,000 and fair values of approximately $85,104,000 and $86,741,000 against specific FHLB advances. In addition, qualifying mortgage loans of approximately $103,338,000 and $107,712,000 were pledged as collateral at year end 2000 and 1999.

               During fiscal 2000, the Company recognized a gain totaling $351,995, net of related income taxes, on the transfer of $15,000,000 of FHLB advances. The transfer of FHLB advances was in conjunction with a restructuring of the balance sheet wherein lower yielding securities were sold with the proceeds reinvested in higher yielding assets and used to repay borrowings.


Securities Sold Under Agreements to Repurchase                          Note 10.


               Year end securities sold under agreements to repurchase totaled $4,254,965 and $3,020,951 for 2000 and 1999.

               An analysis of securities sold under agreements to repurchase is as follows:


                                                            2000             1999
-----------------------------------------------------------------------------------
    Highest month-end balance                           $4,920,423       $4,321,674
    Average balance                                      3,460,390        3,299,584
    Weighted average interest rate during the period          5.95%            5.38%
    Weighted average interest rate at end of period           6.43%            5.28%


               At year end 2000, securities sold under agreements to repurchase had maturities ranging from 1 to 18 months with a weighted average maturity of 15 months.

               The Company pledged securities with amortized costs of approximately $4,323,000 and $6,105,000 and fair values of approximately $4,221,000 and $6,079,000, respectively, at year end 2000 and 1999 as collateral for securities sold under agreements to repurchase.

Note 11.  Employee Benefits

Employee Stock Ownership Plan (ESOP):
The Company maintains an ESOP for eligible employees who have 1,000 hours of employment with the Bank and who have attained age 21. In 1993, the ESOP borrowed $1,534,100 from the Company to purchase 230,115 shares of the Company's common stock. Final payment of this loan was received during the year ended
September 30, 2000. Shares purchased by the ESOP are held in suspense for allocation among participants as the loan is repaid. ESOP expense of $270,864, $455,220 and $654,460 was recorded for the years ended September 30, 2000, 1999 and 1998, respectively. Contributions of $167,200, $200,000 and $200,000 were made to the ESOP during the years ended September 30, 2000, 1999 and 1998, respectively.

               Contributions to the ESOP and shares released from suspense in an amount proportional to the repayment of the ESOP loan are allocated among ESOP participants on the basis of compensation in the year of allocation. Benefits generally become 100% vested after seven years of credited service. Prior to the completion of seven years of credited service, a participant who terminates employment for reasons other than death or disability receives a reduced benefit based on the ESOP's vesting schedule. Forfeitures are reallocated among remaining participating employees, in the same proportion as contributions. Benefits are payable in the form of stock upon termination of employment. The Company's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

               For the years ended September 30, 2000, 1999 and 1998, 25,080, 30,000 and 30,000 shares with an average fair value of $10.80, $15.17 and $21.82 per share, respectively, were committed to be released. Also for the years ended September 30, 2000, 1999 and 1998, allocated shares and total ESOP shares reflect 1,287, 23,275 and 11,359 shares, respectively, withdrawn from the ESOP by participants who are no longer with the Company and 7,434, 4,735 and 2,742 shares, respectively, purchased for dividend reinvestment.

Year-end ESOP shares are as follows:

                                               2000          1999         1998
--------------------------------------------------------------------------------
Allocated shares                             199,815       168,588       157,128
Unearned shares                                   --        25,080        55,080
                                            --------      --------      --------
              Total ESOP shares              199,815       193,668       212,208
                                            ========      ========      ========
Fair value of unearned shares               $      -      $319,770      $950,130
                                            ========      ========      ========


               Stock Options and Incentive Plans: Certain officers and directors of the Company have been granted options to purchase common stock of the Company pursuant to stock option plans.

               SFAS No. l23, which became effective for stock-based compensation during fiscal years beginning after December l5, 1995, requires proforma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation for awards granted in the first fiscal year beginning after December 15, 1994. Accordingly, the following proforma information presents net income and earnings per share had the fair value method been used to measure compensation cost for stock option plans. The exercise price of options granted is equivalent to the market value of underlying stock at the grant date. Accordingly, no compensation cost was actually recognized for stock options during 2000, 1999 or 1998.


               The fair value of options granted during 2000, 1999, and 1998 is estimated using the following weighted-average information: risk-free interest rate of 5.99%, 6.17% and 4.49%, expected life of 7.0 years, expected dividends of 5.30%, 4.00% and 2.69% per year and expected stock price volatility of 22%, 22% and 20% per year.


                                           2000              1999              1998
--------------------------------------------------------------------------------------
Net income as reported               $   2,327,626     $   2,641,132     $   2,784,882
Proforma net income                      2,287,501         2,569,635         2,689,596

Reported earnings per common and
   common equivalent share:
              Basic                  $        0.95     $        1.07     $        1.08
              Diluted                         0.93              1.04              1.03

Proforma earnings per common and
   common equivalent share:
              Basic                  $        0.93     $        1.04     $        1.04
              Diluted                         0.92              1.01              1.00


               In future years, the proforma effect of not applying this standard is expected to increase as additional options are granted.

               Stock option plans are used to reward directors, officers and employees and provide them with an additional equity interest. Options are issued for 10 year periods, with 100% vesting generally occurring either at grant date or 48 months after grant date. At September 30, 2000, 95,364 shares were authorized for future grants. Information about option grants follows:

                                                                             Weighted-
                                                         Number of             Average
                                                           Options      Exercise Price
--------------------------------------------------------------------------------------
               Outstanding, September 30, 1997             325,298        $   10.23
                             Granted                        13,418            17.88
                             Exercised                      (7,600)            6.67
                             Forfeited                          --               --
                                                           -------
               Outstanding, September 30, 1998             331,116            10.62
                             Granted                        26,335            13.00
                             Exercised                     (23,051)            7.37
                             Forfeited                      (9,000)           17.59
                                                           -------
               Outstanding, September 30, 1999             325,400            10.85
                             Granted                        29,418             9.88
                             Exercised                     (54,500)            6.67
                             Forfeited                          --               --
                                                           -------
               Outstanding, September 30, 2000             300,318        $   11.51
                                                           =======

First Midwest Financial, Inc. and Subsidiaries

The weighted-average fair value per option for options granted in 2000, 1999 and 1998 was $.66, $1.54 and $2.01. At September 30, 2000, options outstanding were as follows:

                                                             Weighted-Average
               Exercise                 Weighted-Average       Remaining Life        Number
               Price                      Exercise Price              (Years)    of Options
-------------------------------------------------------------------------------------------
               $6.67 - $9.99                   $   7.19              4.17           156,640
               $10.00 - $14.99                    13.04              8.68            30,855
               $15.00 - $19.99                    16.80              6.43           102,383
               $20.00 - $20.13                    20.13              7.00            10,440
                                                                                    -------
                                               $  11.51              5.50           300,318
                                                                                    =======

Options exercisable at year end are as follows:

                                                                   Weighted-
                                      Number of                     Average
                                       Options                  Exercise Price
--------------------------------------------------------------------------------
               1998                     285,491                      $ 9.54
               1999                     286,650                       10.09
               2000                     270,443                       11.17


               Management recognition and retention plans: The Company granted 10,424, 7,191 and 106,428 (8,986 of which have been forfeited under terms of the Plan due to termination of service) shares of the Company's common stock on September 30, 1999, May 23, 1994 and September 20, 1993, respectively, to certain officers of the Bank pursuant to a management recognition and retention plan (the "Plan"). The holders of the restricted stock have all of the rights of a shareholder, except that they cannot sell, assign, pledge or transfer any of the restricted stock during the restricted period. The stock granted in 1999 under the Plan vests as follows: 5,212 shares vested at the date of grant on September 30, 1999 and 5,212 shares vests on September 30, 2000. Previously granted restricted stock vests at a rate of 25% on each anniversary of the grant date. Expense of $33,878, $101,634 and $0 was recorded for these plans for the years ended 2000, 1999 and 1998. The remaining unamortized unearned compensation value of the plans at September 30, 2000 and 1999 was $0 and $57,332, respectively.

               Profit sharing plan: The Company has a profit sharing plan covering substantially all full-time employees. Contribution expense for the
years  ended  September   2000,  1999  and  1998,  was  $329,108,   $0  and  $0,
respectively.


Note 12.  Income Taxes
The Company, the Bank and its subsidiaries and Security file a consolidated federal income tax return on a fiscal year basis. Prior to fiscal year 1997, if certain conditions were met in determining taxable "income" on the consolidated federal income tax return, the Bank was allowed a special bad debt deduction based on a percentage of taxable income (8% for 1996) or on specified experience formulas. Tax legislation passed in August l996 now requires the Bank to deduct a provision for bad debts for tax purposes based on actual loss experience and recapture the excess bad debt reserve accumulated in tax years beginning after September 30, 1987. The related amount of deferred tax liability which must be recaptured is approximately $554,000 and is payable over a six-year period beginning with the tax year ended September 30, 1999.

The provision for income taxes consists of:

                                                               2000            1999            1998
-------------------------------------------------------------------------------------------------------
Federal:
              Current                                     $ 1,644,698      $ 1,690,170      $ 2,012,841
              Deferred                                       (258,085)         (90,137)        (230,887)
                                                          -----------      -----------      -----------
                                                            1,386,613        1,600,033        1,781,954
                                                          -----------      -----------      -----------
State:
              Current                                         236,122          250,616          304,679
              Deferred                                        (39,915)         (13,863)         (83,113)
                                                          -----------      -----------      -----------
                                                              196,207          236,753          221,566
                                                          -----------      -----------      -----------
                             Total income tax expense     $ 1,582,820      $ 1,836,786      $ 2,003,520
                                                          ===========      ===========      ===========

Income tax expense includes $208,600 related to a gain on an extraordinary item.

Total income tax expense differs from the statutory federal income tax rate as follows:

                                                                   2000            1999             1998
-----------------------------------------------------------------------------------------------------------
Income taxes at 34% federal tax rate                          $ 1,139,000      $ 1,522,000      $ 1,628,000
Increase (decrease) resulting from:
              State income taxes - net of federal benefit         111,000          156,000          146,000
              Excess of cost over net assets acquired             124,000          124,000          124,000
              Excess of fair value of ESOP shares
                             released over cost                    35,000           87,000          155,000
              Other, net                                          (34,780)         (52,214)         (49,480)
                                                              -----------      -----------      -----------
                             Total income tax expense         $ 1,374,220      $ 1,836,786      $ 2,003,520
                                                              ===========      ===========      ===========


Year end deferred tax assets and liabilities consist of:

                                                                              2000           1999
-----------------------------------------------------------------------------------------------------
Deferred tax assets:
              Bad debts                                                  $   861,000      $   570,000
              Deferred loan fees                                              44,000           65,000
              Net unrealized losses on securities available for sale       1,514,054        1,494,005
              Other items                                                     84,000           72,000
                                                                         -----------      -----------
                                                                           2,503,054        2,201,005
                                                                         -----------      -----------
Deferred tax liabilities:
              Federal Home Loan Bank stock dividend                         (452,000)        (452,000)
              Accrual to cash basis                                          (89,000)        (133,000)
              Premises and equipment                                         (72,000)         (51,000)
              Other                                                          (30,000)         (74,000)
                                                                         -----------      -----------
                                                                            (643,000)        (659,000)
                                                                         -----------      -----------
Valuation allowance                                                               --               --
                             Net deferred tax assets                     $ 1,860,054      $ 1,542,005
                                                                         ===========      ===========

First Midwest Financial, Inc. and Subsidiaries

               Federal income tax laws provided savings banks with additional bad debt deductions through September 30, 1987, totaling $6,744,000 for the Bank. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total $2,300,000 at September 30, 2000 and 1999. If the Bank were liquidated or otherwise ceases to be a bank or if tax laws were to change, the $2,300,000 would be recorded as expense.

Note 13.  Capital Requirements and Restrictions on Retained Earnings

The Company has two primary subsidiaries, First Federal and Security. First Federal and Security are subject to various regulatory capital requirements. Failure to meet minimum capital requirements can initiate certain mandatory or discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First Federal and Security must meet specific quantitative capital guidelines using their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The requirements are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

               Quantitative measures established by regulation to ensure capital adequacy require First Federal and Security to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and a leverage ratio consisting of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2000, that First Federal and Security meet the capital adequacy requirements.

               First Federal's and Security's actual capital and required capital amounts and ratios are presented below.

                                                                                                                    Minimum
                                                                                                              Requirement To Be
                                                                                     Minimum Requirement    Well Capitalized Under
                                                                                    For Capital Adequacy      Prompt Corrective
                                                                         Actual             Purposes          Action Provisions
                                                                  ---------------------------------------------------------------
As of September 30, 1999:                                         Amount       Ratio    Amount      Ratio     Amount      Ratio
                                                                                      (Dollars in thousands)
               Total capital (to risk-weighted assets):
                             First Federal                        $35,898       11.8%   $24,291       8.0%   $30,364       10.0%
                             Security                               4,144       13.3      2,490       8.0      3,113       10.0
               Tier 1 (Core) capital (to risk-weighted assets):
                             First Federal                         32,541       10.7     12,146       4.0     18,218        6.0
                             Security                               3,848       12.4      1,245       4.0      1,868        6.0
               Tier 1 (Core) capital (to average total assets):
                             First Federal                         32,541        7.1     18,423       4.0     23,028        5.0
                             Security                               3,848        8.2      1,876       4.0      2,345        5.0
               Tier 1 (Core) capital (to total assets),
                             First Federal                         32,541        7.1     18,227       4.0     22,784        5.0

42

                                                                                                                    Minimum
                                                                                                               Requirement To Be
                                                                                     Minimum Requirement    Well Capitalized Under
                                                                                    For Capital Adequacy       Prompt Corrective
                                                                         Actual             Purposes           Action Provisions
                                                                  -----------------------------------------------------------------
As of September 30, 1999:                                         Amount       Ratio    Amount      Ratio     Amount      Ratio
                                                                                      (Dollars in thousands)
Total capital (to risk-weighted assets):
              First Federal                                       $35,111       12.0%   $23,470       8.0%   $29,338       10.0%
              Security                                              3,890       14.8      2,107       8.0      2,634       10.0
Tier 1 (Core) capital (to risk-weighted assets):
              First Federal                                        32,172       11.0     11,735       4.0     17,603        6.0
              Security                                              3,670       13.9      1,053       4.0      1,580        6.0
Tier 1 (Core) capital (to average total assets):
              First Federal                                        32,172        7.3     17,602       4.0     22,002        5.0
              Security                                              3,670        9.4      1,563       4.0      1,954        5.0
Tier 1 (Core) capital (to total assets),
              First Federal                                        32,172        7.0      1,857       4.0     23,134        5.0



               Regulations limit the amount of dividends and other capital distributions that may be paid by a financial institution without prior approval of its primary regulator. The regulatory restriction is based on a three-tiered system with the greatest flexibility being afforded to well-capitalized (Tier
1) institutions. First Federal and Security are currently Tier 1 institutions. Accordingly, First Federal and Security can make, without prior regulatory approval, distributions during a calendar year up to 100% of their retained net income for the calendar year-to-date plus retained net income for the previous two calendar years (less any dividends previously paid) as long as they remain well-capitalized, as defined in prompt corrective action regulations, following the proposed distribution. Accordingly, at September 30, 2000, approximately $317,000 of First Federal's retained earnings and none of Security's retained earnings were potentially available for distribution to the Company.


Commitments and Contingencies                                           Note 14.

In the normal course of business, the Company's subsidiary banks make various commitments to extend credit which are not reflected in the accompanying consolidated financial statements.

               At September 30, 2000 and 1999, loan commitments approximated $14,810,000 and $33,212,000, respectively, excluding undisbursed portions of loans in process. Loan commitments at September 30, 2000 included commitments to originate fixed-rate loans with interest rates ranging from 8% to 8.875% totaling $530,000 and adjustable-rate loan commitments with interest rates ranging from 6.25% to 19% totaling $13,280,000. The Company also had commitments to purchase adjustable rate loans of $1,000,000 with interest rates of 11.25%. Loan commitments at September 30, 1999 included commitments to originate fixed-rate loans with interest rates ranging from 6.875% to 8.75% totaling $865,000 and adjustable-rate loan commitments with interest rates ranging from 7.75% to 10.25% totaling $18,391,000. The Company also had commitments to purchase adjustable rate loans of $7,056,000 with interest rates ranging from 7.50% to 9.25%, and commitments to purchase $6,900,000 in fixed rate loans with interest rates ranging from 7.375% to 7.50% as of year end 1999. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract.

First Midwest Financial, Inc. and Subsidiaries

               The exposure to credit loss in the event of nonperformance by other parties to financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The same credit policies and collateral requirements are used in making commitments and conditional obligations as are used for on-balance-sheet instruments.

               Since certain commitments to make loans and to fund lines of credit and loans in process expire without being used, the amount does not necessarily represent future cash commitments. In addition, commitments used to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.

               Securities with amortized costs of approximately $11,190,000 and $11,958,000 and fair values of approximately $10,831,000 and $11,767,000 at September 30, 2000 and 1999, respectively, were pledged as collateral for public funds on deposit.

               Securities with amortized costs of approximately $6,135,000 and $5,813,000 and fair values of approximately $6,096,000 and $5,865,000 at September 30, 2000 and 1999, respectively, were pledged as collateral for individual, trust and estate deposits.

               Under employment agreements with certain executive officers, certain events leading to separation from the Company could result in cash payments totaling approximately $2,519,000 as of September 30, 2000.

               The Company and its subsidiaries are subject to certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position or results of operations of the Company.

Note 15. Other  Comprehensive  Income (Loss)

Other comprehensive income (loss) components and related taxes were as follows:


                                                                                2000            1999            1998
----------------------------------------------------------------------------------------------------------------------
Net change in net unrealized gains and
              losses on securities available for sale:
              Unrealized gains (losses) arising during the year            $(1,075,235)     $(4,956,193)     $ 143,685
              Reclassification adjustment for (gains)
                    losses included in net income                            1,020,885         (331,611)      (398,903)
                                                                           -----------      -----------      ---------
                          Net change in unrealized gains and
                               losses on securities available for sale         (54,350)      (5,287,804)      (255,218)
Tax effects                                                                     21,092        1,968,351         93,667
                                                                           -----------      -----------      ---------
                          Other comprehensive income (loss)                $   (33,258)     $(3,319,453)     $(161,551)
                                                                           ===========      ===========      =========


Note 16.  Lease Commitment
The Company has leased property under various noncancelable operating lease agreements which expire at various times through December 2009, and require annual rentals of $52,600 plus the payment of the property taxes, normal maintenance and insurance on the property.

               The total minimum rental commitment at September 30, 2000, under the leases is as follows:

               2001                       $  52,600
               2002                          52,600
               2003                          52,600
               2004                          46,600
               2005                          46,600
               Thereafter                   172,550
                                          ---------
                                          $ 423,550
                                          =========

Note 17.  Parent  Company  Financial  Statements

Presented below are condensed financial statements for the parent company, First Midwest Financial, Inc.

Condensed Balance Sheets
September 30, 2000 and 1999
                                                                                               2000              1999
                                                                                          ------------      ------------
               ASSETS
                             Cash and cash equivalents                                     $     72,236      $    435,866
                             Securities available for sale                                    3,380,496         3,546,100
                             Investment in subsidiary banks                                  38,702,338        38,373,373
                             Loan receivable from ESOP                                               --           167,200
                             Loan receivable                                                    325,179                --
                             Other assets                                                       211,071           272,713
                                                                                           ------------      ------------
                                             Total assets                                  $ 42,691,320      $ 42,795,252
                                                                                           ============      ============

               LIABILITIES AND SHAREHOLDERS' EQUITY
               LIABILITIES
                             Loan payable to subsidiary banks                              $  2,550,000      $  2,750,000
                             Accrued expenses and other liabilities                             106,235           274,504
                                                                                           ------------      ------------
                                            Total liabilities                                 2,656,235         3,024,504
                                                                                           ------------      ------------
               SHAREHOLDERS' EQUITY
                             Common stock                                                        29,580            29,580
                             Additional paid-in capital                                      20,976,108        21,305,937
                             Retained earnings, substantially restricted                     30,404,386        29,352,943
                             Accumulated other comprehensive income                          (2,553,891)       (2,520,633)
                             Unearned employee stock ownership plan shares                           --          (167,200)
                             Treasury stock, at cost                                         (8,821,098)       (8,229,879)
                                                                                           ------------      ------------
                                            Total shareholders' equity                       40,035,085        39,770,748
                                                                                           ------------      ------------
                                            Total liabilities and shareholders' equity     $ 42,691,320      $ 42,795,252
                                                                                           ============      ============

First Midwest Financial, Inc. and Subsidiaries

Condensed Statements of Income
Years Ended September 30, 2000, 1999 and 1998

                                                                                  2000             1999            1998
--------------------------------------------------------------------------------------------------------------------------
   Dividend income from subsidiary banks                                      $ 2,525,000      $ 2,350,000      $2,000,000
   Interest income                                                                280,351          297,447         272,260
   Gain (loss) on sales of securities available
                 for sale, net                                                    (37,206)          62,466         317,960
                                                                              -----------      -----------      ----------
                                                                                2,768,145        2,709,913       2,590,220
                                                                              -----------      -----------      ----------

   Interest expense                                                               205,863          210,444          72,581
   Operation expenses                                                             388,023          405,076         354,945
                                                                              -----------      -----------      ----------
                                                                                  593,886          615,520         427,526
                                                                              -----------      -----------      ----------
                                Income before income taxes and
                                              equity in undistributed net
                                              income of subsidiaries            2,174,259        2,094,393       2,162,694

   Income tax expense (benefit)                                                  (142,000)        (106,000)         50,000
                                                                              -----------      -----------      ----------
                                Income before equity in
                                              undistributed net income of
                                              subsidiaries                      2,316,259        2,200,393       2,112,694

   Equity in undistributed net income
                 of subsidiary banks                                               11,367          440,739         672,188
                                                                              -----------      -----------      ----------
   Net income                                                                 $ 2,327,626      $ 2,641,132      $2,784,882
                                                                              ===========      ===========      ==========

46

Condensed Statements of Cash Flows
Years Ended September 30, 2000, 1999 and 1998

                                                                                         2000             1999             1998

CASH FLOWS FROM OPERATING ACTIVITIES
              Net income                                                             $ 2,327,626      $ 2,641,132      $ 2,784,882
              Adjustments to reconcile net income to net cash
                             from operating activities:
                             Equity in undistributed net income of
                                           subsidiary banks                              (11,367)        (440,739)        (672,188)
                             Amortization of recognition and retention plan               33,878          101,634               --
                             Gain on sales of securities available for sale, net          37,206          (62,466)        (317,960)
                             Change in other assets                                       (9,817)         (38,470)         174,711
                             Change in accrued expenses and other liabilities              7,771           94,617          142,705
                                                                                     -----------      -----------      -----------
                             Net cash provided by operating activities                 2,385,297        2,295,708        2,112,150
                                                                                     -----------      -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
              Repayment of securities                                                      5,409               --               --
              Purchase of securities available for sale                                 (500,000)      (1,626,721)      (5,150,000)
              Proceeds from sales of securities available for sale                       495,000        2,155,709        2,195,509
              Loans purchased                                                           (325,179)              --               --
              Repayments on loan receivable from ESOP                                    167,200          200,000          200,000
                                                                                     -----------      -----------      -----------
                             Net cash provided by (used in) investment
                                           activities                                   (157,570)         728,988       (2,754,491)
                                                                                     -----------      -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
              Proceeds from loan payable to subsidiary banks                                  --        1,150,000        4,550,000
              Repayments on loan payable to subsidiary banks                            (200,000)      (1,450,000)      (1,500,000)
              Cash dividends paid                                                     (1,276,183)      (1,274,003)      (1,226,725)
              Proceeds from exercise of stock options                                    363,335          169,841           28,696
              Purchase of treasury stock                                              (1,478,509)      (1,289,186)      (3,271,203)
                                                                                     -----------      -----------      -----------
                             Net cash (used in) financing activities                  (2,591,357)      (2,693,348)      (1,419,232)
                                                                                     -----------      -----------      -----------

                             Net change in cash and cash equivalents                    (363,630)         331,348       (2,061,573)

             CASH AND CASH EQUIVALENTS
              Beginning of year                                                          435,866          104,518        2,166,091
                                                                                     -----------      -----------      -----------
              End of year                                                            $    72,236      $   435,866      $   104,518
                                                                                     ===========      ===========      ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
              INFORMATION
              Cash paid during the year for interest                                 $   209,447      $   210,444      $    72,581


               The extent to which the Company may pay cash dividends to shareholders will depend on the cash currently available at the Company, as well as the ability of the subsidiary banks to pay dividends to the Company (see Note
13).

First Midwest Financial, Inc. and Subsidiaries

Note 18.  Selected Quarterly Financial Data (Unaudited)

                                                                      Quarter Ended
                                                  -----------------------------------------------------
                                                  December 31      March 31     June 30    September 30
-------------------------------------------------------------------------------------------------------
Fiscal year 2000:
     Total interest income                         $9,404,770    $9,545,028    $9,672,083    $9,788,143
     Total interest expense                         5,911,477     5,991,817     6,264,173     6,410,895
     Net interest income                            3,493,293     3,553,211     3,407,910     3,377,248
     Provision for loan losses                        325,000       270,000       400,000       645,000
     Net income before
                   extraordinary item                 764,680       760,747         2,055       448,149
     Extraordinary item                                    --            --       351,995            --
     Net income                                       764,680       760,747       354,050       448,149
     Earnings per common and common
                    equivalent share:
                    Basic:
                      Net income before
                             extraordinary item    $     0.31    $     0.31    $       --    $     0.18
                      Extraordinary item                   --            --          0.15            --
                      Net income                         0.31          0.31          0.15          0.18
                    Diluted:
                      Net income before
                             extraordinary item          0.30          0.30            --          0.18
                    Extraordinary item                     --            --          0.14            --
                     Net income                          0.30          0.30          0.14          0.18

Fiscal year 1999:
     Total interest income                         $8,761,124    $8,585,259    $8,842,903    $9,183,445
     Total interest expense                         5,342,257     5,472,837     5,577,855     5,782,931
     Net interest income                            3,418,867     3,112,422     3,265,048     3,400,514
     Provision for loan losses                        243,000       358,000       299,000     1,092,000
     Net income                                       908,517       759,500       756,673       216,442
     Earnings per common and common equivalent
                    share:
                    Basic                          $     0.37    $     0.31    $     0.31    $     0.09
                    Diluted                              0.36          0.30          0.30          0.09

Fiscal year 1998:
      Total interest income                        $7,894,734    $7,839,781    $7,996,291    $8,327,988
      Total interest expense                        4,712,639     4,622,771     4,815,319     5,079,224
      Net interest income                           3,182,095     3,217,010     3,180,972     3,248,764
      Provision for loan losses                        35,000     1,345,000        55,000       227,472
      Net income                                      989,055        46,316       893,056       856,455
      Earnings per common and common equivalent
                     share:
                     Basic                         $     0.38    $     0.02    $     0.35    $     0.34
                     Diluted                             0.36          0.02          0.33          0.32

48

Fair Values of Financial Instruments                                    Note 19.

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the Company disclose estimated fair value amounts of its financial instruments. It is management's belief that the fair values presented below are reasonable based on the valuation techniques and data available to the Company as of September 30, 2000 and 1999, as more fully described below. It should be noted that the operations of the Company are managed from a going concern basis and not a liquidation basis. As a result, the ultimate value realized for the financial instruments presented could be substantially different when actually recognized over time through the normal course of operations. Additionally, a substantial portion of the Company's inherent value is the subsidiary banks' capitalization and franchise value. Neither of these components have been given consideration in the presentation of fair values below.

               The following presents the carrying amount and estimated fair value of the financial instruments held by the Company at September 30, 2000 and 1999. This information is presented solely for compliance with SFAS No. 107 and is subject to change over time based on a variety of factors.

                                                                             2000                                1999
                                                                  Carrying         Estimated          Carrying          Estimated
                                                                    Amount        Fair Value            Amount         Fair Value
----------------------------------------------------------------------------------------------------------------------------------
  Selected assets:
                Cash and cash equivalents                      $   6,922,531     $   6,923,000     $   5,373,911     $   5,374,000
                Securities available for sale                    147,478,931       147,479,000       178,489,030       178,489,000
                Loans receivable, net                            324,702,629       321,192,000       303,078,500       302,980,000
                FHLB stock                                         8,327,600         8,328,000         8,125,800         8,126,000
                Accrued interest receivable                        5,216,929         5,217,000         5,046,234         5,046,000

  Selected liabilities:
                Noninterest bearing demand
                               deposits                           (6,040,991)       (6,041,000)       (5,680,923)       (5,681,000)
                Savings, NOW and money market
                               demand deposits                   (72,508,530)      (72,509,000)      (75,003,028)      (75,003,000)
                Other time certificates of deposit              (240,104,200)     (239,698,000)     (224,095,970)     (224,027,000)
                                                               -------------     -------------     -------------     -------------
                                             Total deposits     (318,653,721)     (318,248,000)     (304,779,921)     (304,711,000)

  Advances from FHLB                                            (139,738,451)     (137,078,000)     (161,348,071)     (159,253,000)

  Securities sold under agreements
                to repurchase                                     (4,254,965)       (4,250,000)       (3,020,951)       (3,026,000)
  Advances from borrowers for taxes
                and insurance                                       (461,514)         (462,000)         (422,593)         (423,000)
  Accrued interest payable                                        (1,006,341)       (1,006,000          (875,365)         (875,000)

  Off-balance-sheet instruments, loan
                commitments                                      (14,810,000)               --       (33,212,000)               --

First Midwest Financial, Inc. and Subsidiaries

               The following sets forth the methods and assumptions used in determining the fair value estimates for the Company's financial instruments at September 30, 2000 and 1999.

               Cash and Cash Equivalents: The carrying amount of cash and short-term investments is assumed to approximate the fair value.

               Securities Available for Sale: Quoted market prices or dealer quotes were used to determine the fair value of securities available for sale.

               Loans Receivable, Net: The fair value of loans receivable, net was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities. When using the discounting method to determine fair value, loans were gathered by homogeneous groups with similar terms and conditions and discounted at a target rate at which similar loans would be made to borrowers as of September 30, 2000 and 1999. In addition, when computing the estimated fair value for all loans, allowances for loan losses have been subtracted from the calculated fair value for consideration of credit issues.

               FHLB Stock: The fair value of such stock approximates book value since the Company is able to redeem this stock with the Federal Home Loan Bank at par value.

               Accrued Interest Receivable: The carrying amount of accrued interest receivable is assumed to approximate the fair value.

               Deposits:  The fair value of deposits were determined as follows:
(i) for noninterest bearing demand deposits, savings, NOW and money market demand deposits, since such deposits are immediately withdrawable, fair value is determined to approximate the carrying value (the amount payable on demand);
(ii) for other time certificates of deposit, the fair value has been estimated by discounting expected future cash flows by the current rates offered as of September 30, 2000 and 1999 on certificates of deposit with similar remaining maturities. In accordance with SFAS No. 107 no value has been assigned to the Company's long- term relationships with its deposit customers (core value of deposits intangible) since such intangible is not a financial instrument as defined under SFAS No. 107.

               Advances from FHLB: The fair value of such advances was estimated by discounting the expected future cash flows using current interest rates as of September 30, 2000 and 1999, for advances with similar terms and remaining maturities.

               Securities Sold Under Agreements to Repurchase: The fair value of securities sold under agreements to repurchase and other borrowings was estimated by discounting the expected future cash flows using derived interest rates approximating market as of September 30, 2000 and 1999 over the contractual maturity of such borrowings.

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

               Limitations: It must be noted that fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. Additionally, fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business, customer relationships and the value of assets and liabilities that are not considered financial instruments. These estimates do not reflect any premium or discount that could result from offering the Company's entire holdings of a particular financial instrument for sale at one time. Furthermore, since no market exists for certain of the Company's financial instruments, fair value estimates may be based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.
These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with a high level of precision. Changes in assumptions as well as tax considerations could significantly affect the estimates. Accordingly, based on the limitations described above, the aggregate fair value estimates are not intended to represent the underlying value of the Company, on either a going concern or a liquidation basis.

Independent Auditor's Report

To the Board of Directors
First Midwest Financial, Inc. and Subsidiaries

Storm Lake, Iowa

               We have audited the accompanying consolidated balance sheet of First Midwest Financial, Inc. and Subsidiaries, as of September 30, 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of First Midwest Financial, Inc. and Subsidiaries as of September 30, 1999 and for each of the years ended September 30, 1999 and 1998, were audited by other auditors whose report, dated October 15, 1999, expressed an unqualified opinion on those statements.

               We conducted our audit in accordance with generally accepted auditing standards. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

               In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Midwest Financial, Inc. as of September 30, 2000, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/McGladrey & Pullen, LLP
--------------------------
McGladrey & Pullen, LLP
Des Moines, Iowa
October 27, 2000

Board of Directors

James S. Haahr - Chairman of the Board, President and Chief Executive Officer for First Midwest Financial, Inc. and First Federal Savings Bank of the Midwest; Chair-man of the Board for Security State Bank. Mr. Haahr has served in various capacities since beginning his career with First Federal in 1961. He is a member of the Board of Trustees and Chairman of the Investment Committee of Buena Vista University. He is a member of the Savings Association Insurance Fund Industry Advisory Committee and a member of the Legislative Committee of Iowa Bankers Association. Mr. Haahr is former Vice Chairman of the Board of Directors of the Federal Home Loan Bank of Des Moines, former Chairman of the Iowa League of Savings Institutions a former director of the U.S. League of Savings Institutions and a former member of the Board of Directors of America's Community Bankers. Board committee: First Federal Trust Committee. James S. Haahr is the father of J. Tyler Haahr.

J. Tyler Haahr - Senior Vice President, Secretary and Chief Operating Officer for First Midwest Financial, Inc.; Executive Vice President, Secretary and Chief Operating Officer for First Federal Savings Bank of the Midwest; Chief Executive Officer of Security State Bank; and Vice President and Secretary of First Services Financial Limited. First Midwest and its affiliates have employed Mr. Haahr since March 1997. Previously Mr. Haahr was a partner with the law firm of Lewis and Roca LLP, Phoenix, Arizona. Board committee: First Federal Trust Committee. J. Tyler Haahr is the son of James S. Haahr.

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

E. Thurman Gaskill - Member of the Board of Directors for First Midwest Financial, Inc., First Federal Savings Bank of the Midwest, and Security State Bank. Mr. Gaskill has owned and operated a grain farming operation located near Corwith, Iowa, since 1958. He has served as a commissioner with the Iowa
Department of Economic Development and also as a commissioner with the Iowa Department of Natural Resources. Mr. Gaskill is the past president of Iowa Corn Growers Association, past chairman of the United States Feed Grains Council, and has served in numerous other agriculture positions. He was re-elected to the Iowa State Senate in 2000 and represents District 8. He serves as Chairman of the Senate Agricultural Committee. Board committees: Chairman of the First Federal Trust Committee and member of the Audit- Compensation/Personnel Committee.

G. Mark Mickelson - Member of the Board of Directors for First Midwest Financial, Inc., First Federal Savings Bank of the Midwest, and Security State Bank. Mr. Mickelson is a Principal with Northwestern Growth Corporation in Sioux Falls, South Dakota. Northwestern Growth Corporation is the Corporate development and investment function of Northwestern Corporation. Mr. Mickelson graduated with high honors from Harvard Law School and is an inactive member of the South Dakota Bar Assoiciaton and a Certified Public Accountant. Board committees: First Federal Audit- Compensation/Personnel Committee and Stock Option Committee.

Rodney  G.  Muilenburg  - Member  of the Board of  Directors  for First  Midwest
Financial, Inc., First Federal Savings Bank of the Midwest, and Security State Bank. Mr. Muilenburg is employed as a dairy specialist with Purina Mills, Inc. and supervises the sale of agricultural products in a region that encompasses northwest Iowa, southeast South Dakota, and southwest Minnesota. Board committees: Chairman of the Stock Option Committee and member of the Audit-Compensation/Personnel Committee.

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

{GRAPHIC-PHOTOS OF EACH OF THE ABOVE]

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

Tony Trussell
President for First Federal Sioux Falls Division

I. Eugene Richardson, Jr.
President for Security State Bank

Susan C. Jesse
Senior Vice President for First Federal Savings Bank of the
Midwest

{GRAPHIC-PHOTOS OF ABOVE]
--------------------------------------------------------------------------------
Bank Directors

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

Brookings Federal Bank Advisory Board
Fred J. Rittershaus, Chairman
Virgil G. Ellerbruch
J. Tyler Haahr
Tim D. Harvey
O. Dale Larson
Earl R. Rue

Office Locations

First Federal Storm Lake Division

Main Office
Fifth at Erie
P.O. Box 1307
Storm Lake, Iowa  50588
712.732.4117
800.792.6815
712.732.7105 fax
                                   [GRAPHIC-MAP INDICATING LOCATIONS]
Storm Lake Plaza
1415 North Lake Avenue
Storm Lake, Iowa  50588
712.732.6655
712.732.7924 fax

Lake View
Fifth at Main
Lake View, Iowa  51450
712.657.2721
712.657.2896 fax

Laurens
104 North Third Street
Laurens, Iowa  50554
712.841.2588
712.841.2029 fax
                                   [GRAPHIC-PHOTOS OF BANKS]
Manson
Eleventh at Main
Manson, Iowa  50563
712.469.3319
712.469.2458 fax

Odebolt
219 South Main Street
Odebolt, Iowa  51458
712.668.4881
712.668.4882 fax

Sac City
518 Audubon Street
Sac City, Iowa  50583
712.662.7195
712.662.7196 fax


Brookings Federal Bank Division

Main Office
600 Main Avenue
P.O. Box 98
Brookings, South Dakota  57006
605.692.2314
800.842.7452
605.692.7059 fax

Eastbrook
425 22nd Avenue South
Brookings, South Dakota  57006
605.692.2314

Iowa Savings Bank
Division

Main Office
3448 Westown Parkway
West Des Moines, Iowa  50266
515.226.8474
515.226.8475 fax

Highland Park
3624 Sixth Avenue
Des Moines, Iowa  50313
515.288.4866
515.288.3104 fax

Urbandale (coming soon)
4848 86th Street
Urbandale, Iowa  50322


First Federal Sioux Falls
Division

Main Office
Minnesota at 33rd
P.O. Box 520
Sioux Falls, South Dakota  57101
605.977.7500
605.977.7501 fax


Security State Bank

Main Office
615 South Division
P.O. Box 606
Stuart, Iowa  50250
515.523.2203
800.523.8003
515.523.2460 fax

Casey Office
101 East Logan
P.O. Box 97
Casey, Iowa  50048
641.746.3366
800.746.3367
641.746.2828 fax

Menlo Office
501 Sherman
P.O. Box 36
Menlo, Iowa  50164
641.524.4521

Investor Information

Corporate Headquarters
First Midwest Financial, Inc.
First Federal Building
Fifth at Erie
P.O. Box 1307
Storm Lake, Iowa  50588

Annual Meeting of Shareholders
The Annual Meeting of Shareholders will convene at 1:00 pm on Monday, January 22, 2001. The meeting will be held in the Board Room of First Federal Savings Bank, Fifth at Erie, Storm Lake, Iowa. Further information with regard to this meeting can be found in the proxy statement.

General Counsel
Mack, Hansen, Gadd, Armstrong
& Brown, P.C.
316 East Sixth Street
P.O. Box 278
Storm Lake, Iowa  50588

Special Counsel
Silver, Freedman & Taff, LLP
1100 New York Avenue, NW
Washington, DC  20005-3934

Independent Auditors
McGladrey & Pullen, LLP
400 Locust Street, Suite 640
Des Moines, Iowa  50309-2372

Shareholder Services and Investor Relations
Shareholders desiring to change the name, address, or ownership of stock; to report lost certificates; or to consolidate accounts, should contact the corporation's transfer agent:

                          Registrar & Transfer Company
                          10 Commerce Drive
                          Cranford, New Jersey 07016
                          Telephone: 800.368.5948
                          Email: invrelations@rtco.com
                          Website: www.rtco.com

Form 10-K
Copies of the Company's annual report on Form 10-K for the year ended September 30, 2000 (excluding exhibits thereto) are available without charge, upon request to:
               Investor Relations
               First Midwest Financial, Inc.
               First Federal Building
               Fifth at Erie, P.O. Box 1307
               Storm Lake, Iowa  50588

               Telephone: 712.732.4117
               Email: invrelations@fmficash.com
               Website: www.fmficash.com

--------------------------------------------------------------------------------
Stock Market Information

First Midwest Financial, Inc.'s common stock trades on the Nasdaq National Market under the symbol "CASH." The Wall Street Journal publishes daily trading information for the stock under the abbreviation, "FstMidwFnl," in the National Market Listing. Quarterly dividends for 1999 and 2000 were $0.13. The price range of the common stock, as reported on the Nasdaq System, was as follows:

                                            Fiscal Year 2000                Fiscal Year 1999
                                           Low           High              Low          High
---------------------------------------------------------------------------------------------
               First Quarter              $9.00         $13.63           $14.13        $19.63
               Second Quarter             $9.50         $12.50           $14.25        $16.00
               Third Quarter              $8.75         $11.25           $14.25        $15.50
               Fourth Quarter             $9.00         $10.81           $12.50        $14.75

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

As of September 30, 2000, First Midwest had 2,431,574 shares of common stock outstanding, which were held by 317 shareholders of record, and 300,318 shares subject to outstanding options. The shareholders of record number does not reflect 513 persons or entities who hold their stock in nominee or "street" name.

The following securities firms indicated they were acting as market makers for First Midwest Financial, Inc. stock as of September 30, 2000: First Tennessee Securities Corp.; Herzog, Heine, Geduld, Inc.; Howe Barnes Investments, Inc.; Spear, Leeds & Kellogg; Sandler O'Neill & Partners; and Tucker Anthony Incorporated.

Inside back cover:
Economic Data

First Federal Storm Lake
Average Land Value as of
September 2000
High-quality farmland in northwest
Iowa:  $2,347 per acre

Taxable Retail Sales 1999
Storm Lake - $129,181,166

Unemployment Rate as of
August 2000
Buena Vista County - 1.8%

Brookings Federal Bank
Average Land Value as of
February 2000
High-productivity, non-irrigated
cropland in east-central
South Dakota:  $993 per acre

Taxable Retail Sales 1999
Brookings - $159,975,335

Unemployment Rate as of
August 2000
Brookings - 1.2%


Iowa Savings Bank
Average Land Value as of
September 2000
High-quality farmland in central
Iowa:  $2,528 per acre

Taxable Retail Sales 1999
Des Moines - $4,054,937,130

Unemployment Rate as of
August 2000
Polk County - 1.6%

First Federal Sioux Falls
Average Land Value as of
February 2000
High-productivity, non-irrigated
cropland in east-central
South Dakota:  $993 per acre

Taxable Retail Sales 1999
Sioux Falls - $1,649,718,363

Unemployment Rate as of
August 2000
Minnehaha County - 1.6%

Security State Bank
Average Land Value as of
September 2000
High-quality farmland in west-central
Iowa:  $2,413 per acre

Taxable Retail Sales 1999
Stuart - $7,403,152

Unemployment Rate as of
August 2000
Guthrie County - 1.8%


                                             [GRAPHIC-PHOTO OF Julie S. Jensen]
"Thank you for your support."
-Julie S. Jensen
Customer Service Representative

Back Cover:

[GRAPHIC-FMFI logo]

First Midwest Financial, Inc.
First Federal Building
Fifth at Erie
P.O. Box 1307
Storm Lake, Iowa  50588