Form 10-K, Exhibit 13
period 2001-09-30
FIRST MIDWEST FINANCIAL INC
filed 2001-12-31
CIK 907471

COVER

First Midwest Financial, Inc.
2001 Annual Report

[GRAPHIC - FULL PAGE PHOTO OF PEOPLE]

People helping people.

A compelling story of
one company in pursuit
of better banking.

INSIDE FRONT COVER

                                  It's Simple.
                   We are a company of people helping people.
                     Together, we make our company stronger
                           one relationship at a time.

                                We Believe in...
                       get-to-know-you customer service,
                      unrelenting continuous improvement,
                      an empowering work environment, and
                             profit-making results.

                           And so Our Story Begins...

                                  ------------

                                    CONTENTS

                                     PREFACE
                              Financial Highlights

                                    FOREWARD
                             Letter to Shareholders

                                  THE COMPANY
                                Company Profile

                                   THE PEOPLE
                                Bank Highlights

                                  THE NUMBERS
                                   Financials

                                    ADDENDUM
                         Directors & Executive Officers
                                Office Locations
                              Investor Information

                              Financial Highlights




(Dollars in Thousands except Per Share Data)   2001             2000             1999              1998              1997
-------------------------------------------------------------------------------------------------------------------------------
At September 30
  Total assets                              $   523,183       $   505,590       $   511,213       $   418,380       $   404,589
  Total loans, net                              333,062           324,703           303,079           270,286           254,641

      Total deposits                            338,782           318,654           304,780           283,858           246,116
      Shareholders' equity                       43,727            40,035            39,771            42,286            43,477

  Book value per common share               $     17.71       $      16.48      $      15.86      $     16.56       $     16.11
  Total equity to assets                           8.36%             7.93%             7.78%            10.11%            10.75%

For the Fiscal Year
  Net interest income                       $    12,536       $    13,832       $    13,197       $    12,829       $    11,946
  Net income                                      1,910             2,328             2,641             2,785             3,642
  Diluted earnings per share                $      0.78       $      0.93       $      1.04       $      1.03       $      1.28
  Return on average assets                          .37%              .46%              .54%              .68%              .98%
  Return on average equity                         4.57%             5.98%             6.35%             6.43%             8.41%
  Net yield on interest-earning assets             2.53%             2.79%             2.83%             3.26%             3.38%
  Cash earnings(1)                          $     2,278       $     2,696       $     3,006       $     3,150       $     4,006

  Cash earnings per share diluted(1)        $       .93       $      1.08    $         1.18       $      1.17       $      1.40
  Cash return on average assets(1)                  .44%              .53%              .61%              .77%             1.08%
  Cash return on average equity(1)                 5.44%             6.93%             7.23%             7.27%             9.25%




  TOTAL ASSETS                TOTAL LOANS, NET               TOTAL DEPOSITS
  (in millions)                (in millions)                  (in millions)
[GRAPHIC - CHART]            [GRAPHIC - CHART]              [GRAPHIC - CHART]






(1) Cash earnings exclude the amortization of excess of cost over fair value of assets acquired. The Company and its subsidiaries exceed regulatory capital requirements.

    Banks are Members FDIC and Equal Housing Lenders.

"We invite you to bank
with us, invest in us, and
experience the difference
of better banking."

- James S. Haahr
  Chairman of the Board,
  President and CEO

- J. Tyler Haahr
  Senior Vice President,
  Secretary and COO


[GRAPHIC - FULL PAGE PHOTO OF JAMES S. HAAHR & J. TYLER HAAHR]

                               CHAIRMAN'S LETTER

                              TO OUR SHAREHOLDERS:

Ours is a story that we are proud to tell. In eight short years, First Midwest has more than doubled its financial service network from seven to sixteen offices. Assets have more than tripled from $161 million in 1993 to $523 million in 2001.


                             DEMAND DEPOSIT BALANCES
                                  (in millions)
                                [GRAPHIC - CHART]

     But, we are not just getting bigger. We are getting better. Our company is using resources to build employee skills and to create customer-focused products. We are investing in and utilizing technology to benefit our customers and our internal operations. We are making it easier to bank with us by opening new offices and providing more ways for customers to bank on their schedules, not ours.

     Construction was completed in April 2001, on schedule and on budget, for our new facility in Sioux Falls, South Dakota. Since opening, deposits and loans have grown to more than $12 million and $22.2 million respectively. Nearly half of the deposits are in checking and money market accounts - a tremendous start as we branch into a new market.

     The Company purchased a third retail location for Iowa Savings Bank in Des Moines, Iowa. Doors opened on November 16, 2001. Since its purchase in 1995, Iowa Savings Bank's assets multiplied more than five times from $23 million to $128 million. We expect solid growth to continue in coming years.

     Along with brick and mortar, we are also reaching more customers with new products and technology. The past year we introduced Checking Choices - free and benefit-packed accounts designed to meet more customer lifestyles, a switch kit that makes it easier for customers to move their accounts, and new business banking products. We also launched six interactive web sites, one for First Midwest and one for each of its divisions. To link to the bank sites and access more information about our company, go to www.fmficash.com.

     Behind-the-scenes technology progressed with more employee training; computer and network upgrades; and the integration of new loan, deposit, retirement, and reporting software. A major data processing conversion was also completed at our Security State Bank subsidiary. The conversion provides on-going efficiencies as a consistent system is now in use throughout the Company's operating divisions. Thanks to the conversion, Security State Bank, like our other offices, is able to offer QUICKbank 24-Hour Telebanking to its customers.

   The past year we grappled with challenges and enjoyed successes.

o Total deposits reached an all-time high of $339 million, a 6 percent increase in 2001 and a 45 percent increase during the past five years.
o Checking and money market balances increased 21 percent and 25 percent respectively in 2001. Total demand deposit balances have grown 114 percent the past five years.
o Net loans rose to a record $333 million, a 3 percent increase in 2001 and a 37 percent increase during the past five years. Non-performing loans to total loans bettered state and national trends for the second consecutive year.(1)
o Loan/deposit spreads widened for First Midwest while industry trends declined.(1)
o Total assets grew 3.5 percent and shareholder's equity grew 9.2 percent while book value and tangible

                               CHAIRMAN'S LETTER

     book value per share grew $1.23 and $1.40 respectively.

     The Company is attracting more low cost deposits. We are building more relationships by selling more services to current customers and attracting new ones. Our credit quality remains strong as we expand our loan portfolio.

     While deposit and loan trends are strong, diluted earnings per share declined from $0.93 in 2000 to $0.78 in 2001. This is primarily due to start-up costs associated with two new offices and expenses associated with technology advances and the data processing conversion at Security State Bank. Long-term performance is our top priority, and we invested in strategies that we believe will pay greater dividends in the future.

     The Company's trust subsidiary, First Midwest Financial Capital Trust I, sold $10 million in floating rate cumulative preferred securities on July 16, 2001. Proceeds from the sales were used to purchase subordinated debentures of First Midwest, which mature in the year 2031, and are redeemable at any time after five years. Our company is using the proceeds for general corporate purposes.

     In August 2001, we announced First Midwest's intention to repurchase approximately 5 percent of the Company's outstanding shares. As of the fiscal year-end, no shares have been repurchased under this program. Since initiating our first stock repurchase program in 1994, the Company has invested a total of $13.9 million in the repurchase of approximately 954 thousand shares of outstanding stock.

THE PLOT THICKENS
     We, like the rest of the world, are mindful of the uncertainty in the U.S. economy after the September 11th terrorist attacks. Proactive plans are in place to support our local communities and protect the banks. In 2002, execution of five main focus areas will be the key to our banks' success.

     1. Loan quality
     2. Profitable growth (demand deposits, loans, and fee income)
     3. Managed expenses and sharing best practices
     4. Employee and team development
     5. People helping people

     Comprehensive internet banking, bill paying, and business cash management services will be unveiled in the coming year. A consolidated savings product mix will also be integrated. These enhancements complete our plan to provide a consistent product mix across the Company, and will improve our ability to meet customer demands and broaden our customer base. We will continue to implement innovative solutions that serve our customers and the banks well.

     We invest in technology advancements to enhance one-on-one service, not to replace it. That is because we truly believe in people helping people, where customers can talk with a real person and get answers. We have put systems in place that empower our people to make quick and local decisions. To us, that is what being a super-community bank is all about - neighborhood service with the resources of a larger bank.

     We invite you to bank with us, invest in us, and experience the difference of better banking. We believe our stock remains an attractive investment, and we thank our shareholders, customers, employees, and directors for your continuing support. The First Midwest team remains dedicated to increasing shareholder value and enhancing your investment. And so the story goes.

/s/ James S. Haahr
------------------
James S. Haahr
Chairman of the Board,
President and CEO


/s/ J. Tyler Haahr
------------------
J. Tyler Haahr
Senior Vice President,
Secretary and COO


(1) Based on reports distributed by the FDIC, Federal Reserve Bank, and OTS.

                                COMPANY STRUCTURE

                                [GRAPHIC - CHART]

                                 ---------------


                                COMPANY PROFILE

     First Midwest Financial, Inc. is a $523 million bank holding company for First Federal Savings Bank of the Midwest and Security State Bank. Headquartered in Storm Lake, Iowa, the Company converted from mutual ownership to stock ownership in 1993. Its primary business is marketing financial deposit and loan products to meet the needs of retail bank customers.

     First Midwest operates under a super-community banking philosophy that allows the Company to grow while maintaining its community bank roots, with local decision making and customer service. Administrative functions, transparent to the customer, are centralized to enhance the banks' operational efficiencies and to improve customer service capabilities.

     First Federal Savings Bank of the Midwest operates as a thrift with four divisions: First Federal Storm Lake, Brookings Federal Bank, Iowa Savings Bank, and First Federal Sioux Falls. Security State Bank operates as a state-chartered commercial bank. Sixteen offices support customers in Brookings and Sioux Falls, South Dakota, and throughout central and northwest Iowa.

     First Services Financial Limited, a subsidiary of First Federal Savings Bank, is a full-service brokerage operation that offers a wide range of noninsured investment products to customers through LaSalle St. Securities, Inc.


                                 ---------------


                       COMPANY VISION, MISSION AND VALUES

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

[GRAPHIC - FULL PAGE PHOTO]

"I can do my banking at
any time, and that is what
works best for me. But the
best part of First Federal
is its people! Tracee
Dierenfield made buying
a different home easy. She
did the work for my hus-
band and me, and that was
important since we both
work full-time. I like bank-
ing where people know
who you are and the faces
do not change. That says
something about First
Federal...it must be a
great place to work!"

- Judy Arnfelt,
First Federal Savings Bank customer

                                   OUR PEOPLE

     The banks of First Midwest are in the business of helping people. We sit down and really get to know our customers and their financial needs. What we learn helps us recommend the right products and services to help them succeed.

     Good service comes from good people. That is why our people are encouraged to expand their financial knowledge and professional skills. Every employee uses a development plan to set goals and track performance. We believe people who are empowered to learn, grow, and make decisions provide better service - to customers and each other.

     After all, the driving force behind First Midwest's success is our people. Their talents, dedication, and genuine desire to help people are what keep our customers coming back.

[GRAPHIC - PHOTO OF DAN NELSON]

"As an entrepreneur, your
bank continues to provide
me with the best business
banking solutions and ideas.
There is constant communication
and timely follow up provided
on all transactions and requests.
Your company's honesty, integrity
and customer service ensures we
will always be First Federal
Savings Bank customers."

 - Daniel Nelson, President
   Dan Nelson Automotive Group

"The folks at Brookings
Federal Bank have been
there for us every step
of the way. Becky Krause
talks to us about markets,
trends, ratios and other
things that help us manage
our finances. She understands
our operation and provides
financial services that work
for us."

- Greg and Sherry Lunden,
  Dairy Farmers

[GRAPHIC - PHOTO OF GREG AND SHERRY LUNDEN]


[GRAPHIC - BECKY KRAUSE]
Becky Krause
Ag Loan Officer
Brookings Federal Bank

                           OUR PRODUCTS AND SERVICES

Whether our customers have a family, run a business, or just want to save for the future, we offer a complete line of competitive products and services designed to work through every life stage. Combine that with good people and customer-focused service standards, and you have the right formula for success.

Checking Choices o Business Advantage Checking o Photo-Secure QUICKcard Debit Card o ATM Card o Money Market Accounts o Certificates of Deposit o QUICKbank 24-Hour Telebanking o Savings Accounts o Mortgage Lending o Commercial Lending o Agricultural Lending o Consumer Lending o Lines of Credit o 24-Hour Loan Applications o Credit Life Insurance o Crop Insurance o Credit Cards o Retirement and Trust Services o Ready Reserve o Overdraft Protection o Automated Clearing House Origination o Direct Deposit o Automatic Payment o Switch Kits o Interactive Web Sites o Investments and Insurance including:(1) Stocks o Bonds o Mutual Funds o Fixed and Variable Annuities o Life Insurance o Disability Insurance o Long-term Care Insurance o Retirement Plans o Tax Advantaged Investments o Financial Planning

     Our company is proud to offer products and services that make handling money easier for our customers. We continuously look for and implement innovative ways to exceed customer expectations. In fact, right now we are gearing up to launch online banking and a new savings product mix.

(1) Non-traditional bank products offered through LaSalle St. Securities, Inc. are not FDIC insured, nor are they guaranteed by the banks of First Midwest or any affiliate.

                                OUR COMMUNITIES

We have a special connection to our communities just by the nature of our business. Lending money for a first home, a new business, and other important life events is one way our banks work to enhance people's lives.

     Through our partnership with the American Bankers Association, Colin Powell and America's Promise, each of our banks is recognized as a Bank of Promise. We dedicate financial resources and thousands of employee hours to help youth and charitable organizations in our communities.

     Every year we host a charity cookout to benefit local organizations. Together, we have raised tens of thousands of dollars that stay right here in our neighborhoods and make them a better place.

     Whether it is providing annual scholarships, teaching students the importance of saving, or volunteering in the classrooms, we have developed partnerships with our community school systems that work. In fact, two Partners in Education programs, initiated by our people, earned state recognition for their impact to children.

"Your bank and the people
working in your bank are
great when it comes to
helping the teachers and
kids of West Central Valley.
Just the other day, Jaime
Waddle was at our school
reading to the kids. She also
presented a check to our
band director. He was
thrilled. As a customer, your
bank employees have taken
care of my every need, and
always with a smile."

- Jim Woodward,
  Superintendent of Schools
  for West Central Valley
  Community Schools

[GRAPHIC - PHOTO OF JAMIE WADDLE AND JIM WOODWARD]

"We couldn't be more pleased with the personalized attention we receive from Brian Bond and your people at Iowa Savings Bank. We were looking for a bank with local decision makers and the resources to grow with us. What we found was a team of professionals ready to push up their sleeves and get to work. We've been sending many referrals your way."

- Brian Jones, Tom Dunphy
  and Jarrett Cowden,
  Partners of Two Rivers
  Marketing Resource Group


[GRAPHIC - PHOTO OF BRIAN JONES, TOM DUNPHY AND JARRETT COWDEN]


[GRAPHIC - PHOTO OF BRIAN BOND]
Brian Bond
Vice President; Manager
of Commercial Lending
Iowa Savings Bank


                                  OUR RESULTS

Every day our team works together to do the right things right. We review performance, update strategies, and develop action plans to achieve our goals. Then we track results. Our people participate in the process so we all have ownership in the outcome.

     We believe the only way to move ahead of the competition is to embrace change and strive toward continuous improvement in everything we do. This past year we did just that. We expanded our branch network and integrated more technologies across the Company. New products and web sites were launched while operations were streamlined for smarter use of the banks' resources. But, we are not stopping here.

     Our people are sharing best practices and implement-ing practical ideas to make the banks even better. We are earning more new and repeat business thanks to employee initiatives and customer referrals. Our people are exploring opportunities to manage expenses and increase profitability. We are challenging the status quo to make banking and investing with us easier than ever.

     When you get right down to it, we are simply people helping people. Our success comes from the efforts of talented people working together toward common goals. It comes from listening to and taking care of our customers - and each other. And, that is what better banking is all about.

                               FINANCIAL CONTENTS

                         SELECTED CONSOLIDATED FINANCIAL
                                   INFORMATION

                                       12

                             MANAGEMENT'S DISCUSSION
                                  AND ANALYSIS

                                       13

                         REPORT OF INDEPENDENT AUDITORS

                                       24

                           CONSOLIDATED BALANCE SHEETS
                         AT SEPTEMBER 30, 2001 AND 2000

                                       25

                        CONSOLIDATED STATEMENTS OF INCOME
                               FOR THE YEARS ENDED
                        SEPTEMBER 30, 2001, 2000 AND 1999

                                       26

                      CONSOLIDATED STATEMENTS OF CHANGES IN
                    SHAREHOLDERS' EQUITY FOR THE YEARS ENDED
                        SEPTEMBER 30, 2001, 2000 AND 1999

                                       27

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                               FOR THE YEARS ENDED
                        SEPTEMBER 30, 2001, 2000 AND 1999

                                       29

                         NOTES TO CONSOLIDATED FINANCIAL
                                   STATEMENTS

                                       30

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION


September 30,                                                2001          2000          1999          1998          1997
-----------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA
(In Thousands)

Total assets                                               $523,183      $505,590      $511,213      $418,380      $404,589
Loans receivable, net                                       333,062       324,703       303,079       270,286       254,641
Securities available for sale                               145,374       147,479       178,489       120,610       115,985
Excess of cost over net assets acquired, net                  3,403         3,768         4,133         4,498         4,863
Deposits                                                    338,782       318,654       304,780       283,858       246,116
Total borrowings                                            138,344       143,993       164,369        89,888       112,126
Shareholders' equity                                         43,727        40,035        39,771        42,286        43,477

Year Ended September 30,
-----------------------------------------------------------------------------------------------------------------------------
SELECTED OPERATIONS DATA
(In Thousands, Except Per Share Data)

Total interest income                                      $ 37,927      $ 38,410      $ 35,373      $ 32,059      $ 29,005
Total interest expense                                       25,391        24,578        22,176        19,230        17,059
-----------------------------------------------------------------------------------------------------------------------------
   Net interest income                                       12,536        13,832        13,197        12,829        11,946
   Provision for loan losses                                    710         1,640         1,992         1,663           120
-----------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses          11,826        12,192        11,205        11,166        11,826
Total noninterest income                                      1,789           566         1,918         1,875         1,700
Total noninterest expense                                    10,695         9,408         8,645         8,253         7,382
-----------------------------------------------------------------------------------------------------------------------------
   Income before income taxes and extraordinary
   items                                                      2,920         3,350         4,478         4,788         6,144
Income tax expense                                            1,010         1,374         1,837         2,003         2,502
-----------------------------------------------------------------------------------------------------------------------------
   Income before extraordinary items                          1,910         1,976         2,641         2,785         3,642
Extraordinary items, net of income tax                           --           352            --            --            --
-----------------------------------------------------------------------------------------------------------------------------
   Net income                                              $  1,910      $  2,328      $  2,641      $  2,785      $  3,642
=============================================================================================================================
Earnings per common and common equivalent share:
   Income before extraordinary items
         Basic earnings per share                          $   0.79      $   0.81      $   1.07      $   1.08      $   1.34
         Diluted earnings per share                        $   0.78      $   0.79      $   1.04      $   1.03      $   1.28

   Net income
         Basic earnings per share                          $   0.79      $   0.95      $   1.07      $   1.08      $   1.34
         Diluted earnings per share                        $   0.78      $   0.93      $   1.04      $   1.03      $   1.28



Year Ended September 30,
-----------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS
AND OTHER DATA
PERFORMANCE RATIOS
   Return on average assets                                    0.37%         0.46%         0.54%         0.68%         0.98%
   Return on average shareholders' equity                      4.57          5.98          6.35          6.43          8.41
   Interest rate spread information:
         Average during the year                               2.18%         2.39%         2.43%         2.76%         2.80%
         End of year                                           2.21          2.32          2.40          2.74          2.78
   Net yield on average interest-earning assets                2.53          2.79          2.83          3.26          3.38
   Ratio of operating expense to average total assets          2.09          1.85          1.80          2.00          2.00

QUALITY RATIOS
   Non-performing assets to total assets at end of year        0.49%         0.15%         0.47%         1.94%         0.82%
   Allowance for loan losses to non-performing loans         240.02      1,156.13        137.16         41.15         75.36

CAPITAL RATIOS
   Shareholders' equity to total assets at end of period       8.36%         7.93%         7.78%        10.11%        10.75%
   Average shareholders' equity to average assets              8.17          7.67          8.65         10.51         11.62
   Ratio of average interest-earning assets to
         average interest-bearing liabilities                106.90        108.02        108.39        110.22        112.00

OTHER DATA
   Cash earnings (in thousands) (1)                        $  2,278     $   2,696      $  3,006       $ 3,150      $  4,006
   Cash earnings per share - diluted (1)                   $   0.93     $    1.08      $   1.18       $  1.17      $   1.40
   Cash return on average assets (1)                           0.44%         0.53%         0.61%         0.77%         1.08%
   Cash return on average equity (1)                           5.44          6.93          7.23          7.27          9.25

   Book value per common share outstanding                 $  17.71     $   16.48      $  15.86       $ 16.56      $  16.11
   Dividends declared per share                            $   0.52     $    0.52      $   0.52       $  0.48      $   0.36
   Dividend payout ratio                                      65.32%        54.83%        48.24%        44.05%        26.41%
   Number of full-service offices                                14            14            13            13            13



(1) Cash earnings exclude the amortization of excess of cost over fair value of assets acquired.

                         First Midwest Financial, Inc.
                                and Subsidiaries

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


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

     The Company's basic mission is to maintain and enhance core earnings while serving its primary market area. As such, the Board of Directors has adopted a busi-ness strategy designed to (i) maintain the Company's tangible capital in excess of regulatory requirements, (ii) maintain the quality of the Company's assets, (iii) control operating expenses, (iv) maintain and, as possible, increase the Company's interest rate spread, and (v) manage the Company's exposure to changes in interest rates.

Financial Condition
The following discussion of the Company's consolidated financial condition should be read in conjunction with the Selected Consolidated Financial Information and Consoli-dated Financial Statements and the related notes included elsewhere herein.

     The Company's total assets at September 30, 2001 were $523.2 million, an increase of $17.6 million, or 3.5%, from $505.6 million at September 30, 2000. The increase in assets was due to an increase in net loans receivable, increased investment in premises and equipment, and an increase in other assets.

     The Company's portfolio of securities available for sale decreased $2.1 million, or 1.4%, to $145.4 million at September 30, 2001 from $147.5 million at September 30, 2000. The decrease in securities available for sale resulted from securities that matured, were called, or were sold during the period in an amount greater than new security purchases. In addition, mortgage-backed securities were repaid at higher than normal rates during the period due to the historically low interest rate environment.

     The Company's portfolio of net loans receivable increased by $8.4 million, or 2.6%, to $333.1 million at September 30, 2001 from $324.7 million at September 30, 2000. Net loans receivable increased as a result of increased origination and purchase of commercial and multi-family real estate loans on existing and newly constructed properties and the increased origination and purchase of commercial business loans. In addition, the increase resulted from the increased origination of consumer loans and agricultural real estate loans. Conventional one to four family residential mortgage loans declined as existing originated and purchased loans were repaid in amounts greater than new originations retained in portfolio during the period. Agricultural business loans also declined during the period as a result of repayments in excess of new originations.

     The Company's investment in premises and equipment increased $3.2 million, or 52.5%, to $9.3 million at September 30, 2001 from $6.1 million at September 30, 2000. The increase is due primarily to the construction of a new office facility in Sioux Falls, South Dakota and the purchase of an existing building to be used as an office facility in Des Moines, Iowa.

     Other assets increased $8.1 million, or 126.6%, to $14.5 million at September 30, 2001 from $6.4 million at September 30, 2000. The increase is due primarily to the purchase of bank owned life insurance.

     Customer deposit balances increased by $20.1 million, or 6.3%, to $338.8 million at September 30, 2001 from $318.7 million at September 30, 2000. The increase in deposits resulted from management's continued efforts to enhance deposit product design and marketing programs. Deposit balances increased for noninterest-bearing demand accounts, interest-bearing transaction accounts, which include savings, NOW and money market demand accounts, and time certificates of deposit in the amounts of $1.7 million, $10.4 million, and $8.0 million, respectively.

     The Company's borrowings from the Federal Home Loan Bank decreased by $13.3 million, or 9.5%, from $139.7 million at September 30, 2000 to $126.4 million at September 30, 2001. The reduction in borrowings was primarily the result of an increase in deposit balances.

     Shareholders' equity increased $3.7 million, or 9.3%, to $43.7 million at September 30, 2001 from $40.0 million at September 30, 2000. The increase in shareholders' equity is the result of net earnings during the period and an increase in net unrealized gains on securities available for sale.

                         First Midwest Financial, Inc.
                                and Subsidiaries

                      MANAGEMENT'S DISCUSSION AND ANALYSIS



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

COMPARISON OF OPERATING RESULTS
FOR THE YEARS ENDED SEPTEMBER 30, 2001
AND SEPTEMBER 30, 2000
General
Net income for the year ended September 30, 2001 decreased $418,000, or 18.0%, to $1,910,000, from $2,328,000 for the same period ended September 30, 2000. The decrease in net income reflects a reduction in net interest income and an increase in noninterest expense, which were partially offset by an increase in noninterest income and a decrease in the provision for loan losses. In addition, the prior fiscal year included an extraordinary item resulting from a gain on the transfer of Federal Home Loan Bank advances.

                             ----------------------

     The following table sets forth the weighted average effective interest rate on interest-earning assets and interest-bearing liabilities at the end of each of the years presented.

At September 30

                                                         2001       2000       1999
-------------------------------------------------------------------------------------
WEIGHTED AVERAGE YIELD ON
   Loans receivable                                      7.93%      8.47%      8.09%
   Mortgage-backed securities available for sale         6.46       6.66       6.38
   Securities available for sale                         4.61       6.92       6.14
   FHLB stock                                            4.08       7.10       6.25
   Combined weighted average yield on
         interest-earning assets                         7.27       7.91       7.39

WEIGHTED AVERAGE RATE PAID ON
   Demand, NOW and money market demand deposits          2.06       3.50       3.24
   Savings deposits                                      1.69       3.05       2.50
   Time deposits                                         5.73       6.02       5.32
   FHLB advances                                         5.76       5.99       5.38
   Other borrowed money                                  7.10       6.32       5.28
   Combined weighted average rate paid on
         interest-bearing liabilities                    5.06       5.59       4.99

   Spread                                                2.21%      2.32%      2.40%

                         First Midwest Financial, Inc.
                                and Subsidiaries

                      MANAGEMENT'S DISCUSSION AND ANALYSIS




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

Year Ended September 30,

                                                        2001 vs. 2000                            2000 vs. 1999
                                    ---------------------------------------------------------------------------------------
                                           Increase       Increase      Total         Increase     Increase     Total
                                          (Decrease)     (Decrease)   Increase       (Decrease)   (Decrease)   Increase
In Thousands                            Due to Volume    Due to Rate   (Decrease)  Due to Volume  Due to Rate  (Decrease)
---------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
   Loans receivable                      $ 1,450       $  (263)      $ 1,187       $ 2,081       $   391       $ 2,472
   Mortgage-backed securities
                 available for sale       (1,423)           25        (1,398)          651            55           706
   Securities available for sale             161          (308)         (147)         (354)          129          (225)
   FHLB stock                                 (4)         (121)         (125)           62            22            84
---------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets            $   184       $  (667)      $  (483)      $ 2,440       $   597       $ 3,037
---------------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING
LIABILITIES
   Demand, NOW and
         money market deposits           $   170       $  (318)      $  (148)      $   269       $   146       $   415
   Savings deposits                         (127)          (61)         (188)          (46)           76            30
   Time deposits                           1,282           964         2,246           514           171           685
   FHLB advances                          (1,384)           22        (1,362)          819           433         1,252
   Other borrowed money                      302           (37)          265             7            13            20
---------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities       $   243       $   570       $   813       $ 1,563       $   839       $ 2,402
---------------------------------------------------------------------------------------------------------------------------
Net effect on net interest income        $   (59)      $(1,237)      $(1,296)      $   877       $  (242)      $   635
===========================================================================================================================

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

Year Ended September 30,

                                                   2001                               2000                           1999
                                   -------------------------------------------------------------------------------------------------
                                       Average   Interest                Average    Interest              Average  Interest
                                   Outstanding     Earned     Yield  Outstanding    Earned     Yield  Outstanding    Earned    Yield
                                       Balance      /Paid     /Rate      Balance    /Paid      /Rate      Balance     /Paid    /Rate
------------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING
ASSETS
   Loans receivable(1)                 $327,036    $ 27,455    8.40%   $309,768   $ 26,268     8.48%   $285,232    $ 23,796    8.34%
   Mortgage-backed securities
         available for sale             104,012       6,812    6.55     125,749      8,210     6.53     115,784       7,504    6.48
   Securities available for sale         55,442       3,232    5.83      52,672      3,379     6.42      58,190       3,604    6.19
   FHLB stock                             8,118         428    5.27       8,190        553     6.75       7,278         469    6.44
                                       --------    --------            --------   --------             --------    --------
Total interest-earning assets           494,608    $ 37,927    7.67%    496,379   $ 38,410     7.74%    466,484    $ 35,373    7.58%
                                                   ========             =======   ========              =======    ========
   Noninterest-earning assets            18,251                          10,879                          14,719
                                       --------                        --------                        --------
Total assets                           $512,859                        $507,258                        $481,203
                                       ========                        ========                        ========


INTEREST-BEARING
LIABILITIES
   Demand, NOW and money
         market demand deposits        $ 64,711    $  1,997    3.09%   $ 59,199   $  2,145     3.62%   $ 51,778    $  1,730    3.34%
   Savings deposits                      11,115         289    2.60      15,986        477     2.98      17,528         447    2.55
   Time deposits                        252,171      15,261    6.05     230,992     13,015     5.63     221,873      12,330    5.56
   FHLB advances                        126,208       7,373    5.84     149,896      8,735     5.83     135,846       7,483    5.51
   Other borrowed money                   8,471         471    5.56       3,460        206     5.95       3,348         186    5.56
                                       --------    --------            --------   --------             --------    --------
Total interest-bearing liabilities      462,676    $ 25,391    5.49%    459,533   $ 24,578     5.35%    430,373    $ 22,176    5.15%
                                                   ========                       ========                         ========
   Noninterest-bearing:
         Deposits                         6,551                           5,639                           5,749
         Liabilities                      1,751                           3,178                           3,451
                                       --------                        --------                         -------
Total liabilities                       470,978                         468,350                         439,573
   Shareholders' equity                  41,881                          38,908                          41,630
                                       --------                        --------                        --------
Total liabilities and
   shareholders' equity                $512,859                        $507,258                        $481,203
                                       ========                        ========                        ========

Net interest-earning assets            $ 31,932                        $ 36,846                        $ 36,111
                                       ========                        ========                        ========
Net interest income                                $ 12,536                       $ 13,832                         $ 13,197
                                                   ========                       ========                         ========
Net interest rate spread                                       2.18%                           2.39%                           2.43%
                                                               ====                            ====                            ====
Net yield on average interest-
   earning assets                                              2.53%                           2.79%                           2.83%
                                                               ====                            ====                            ====
Average interest-earning assets to
   average interest-bearing liabilities  106.90%                         108.02%                         108.39%
                                         ======                          ======                          ======


(1) Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses.

                         First Midwest Financial, Inc.
                                and Subsidiaries

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


Net Interest Income
Net interest income for the year ended September 30, 2001 decreased by $1,296,000, or 9.4%, to $12,536,000 compared to $13,832,000 for the period ended
September 30, 2000. The decrease in net interest income reflects a decrease in the net interest rate spread between interest-earning assets and interest-bearing liabilities during the period. The average interest rate spread declined to 2.18% for the fiscal year ended September 30, 2001 from 2.39% for the previous year. The decline in spread was due primarily to an increase in the average cost of time deposits as a result of an interest rate yield curve that was flat or inverted for much of the period.

     The decrease in net interest income was also due to the average balance of interest-earning assets decreasing while the average balance of interest-bearing liabilities increased, resulting in a decline in average net earning assets. This decline in net earning assets was due in part to the use of proceeds from the maturity of investment securities for the purchase of bank owned life insurance, which is carried as a noninterest-earning asset. In addition, the construction and purchase of additional office facilities during the period increased the balance in noninterest-earning assets.

     The net yield on average earning assets decreased to 2.53% for the period ended September 30, 2001 from 2.79% for the same period in 2000. The decrease in net yield is due to the decrease in net interest rate spread and the decrease in net earning assets.

Interest and Dividend Income
Interest and dividend income for the year ended September 30, 2001 decreased $483,000, or 1.3%, to $37,927,000 from $38,410,000 for the same period in 2000.
The decrease is due primarily to a decline of $1,545,000 in interest income from securities available for sale due to a decrease in the average balance outstanding and to a decrease in the average yield on these assets during the period. In addition, dividend income from FHLB stock decreased by $125,000 due primarily to a decline in average yield received. These decreases were partially offset by a $1,187,000 increase in interest income from net loans receivable due to an increase in the average balance outstanding during the period.

Interest Expense
Interest expense increased $813,000, or 3.3%, to $25,391,000 for the year ended September 30, 2001 from $24,578,000 for the same period in 2000. The increase is due to an increase of $1,910,000 in interest expense on deposits due to an increase in the average outstanding balance and to an increase in the average rate paid on deposits during the period. The increase in the average outstanding balance of deposits resulted from internal growth of the deposit portfolio. The increase in deposit interest expense was partially offset by a decrease of $1,098,000 in expense on FHLB advances and other borrowings due to a decline in the average balances outstanding during the period.

Provision for Loan Losses
The provision for loan losses for the year ended September 30, 2001 was $710,000 compared to $1,640,000 for the same period in 2000. Management believes that, based on a detailed review of the loan portfolio, historic loan losses, current economic conditions, and other factors, the current level of provision for loan losses, and the resulting level of the allowance for loan losses, reflects an adequate reserve against potential losses from the loan portfolio.

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

     Although the Company maintains its allowance for loan losses at a level that it considers to be adequate, there can be no assurance that future losses will not exceed estimated amounts, or that additional provisions for loan losses will not be required in future periods. In addition, the Company's determination of the allowance for loan losses is subject to review by its regulatory agencies, which can require the establishment of additional general or specific allowances, though they have chosen not to do so in recent years.

Noninterest Income
Noninterest income increased by $1,223,000, or 216.1%, to $1,789,000 for the year ended September 30, 2001 from $566,000 for the same period in 2000. The increase in noninterest income reflects a $265,000 increase in loan fees and deposit service charges. In addition, the loss on sale of securities available for sale totaled $60,000 for the year ended September 30, 2001 as compared to $1,021,000 for the previous year. The fiscal 2000 loss on sale of securities

                         First Midwest Financial, Inc.
                                and Subsidiaries

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


available for sale resulted primarily from the planned restructuring of the balance sheet that involved the sale of lower yielding securities, the reinvestment of proceeds into higher yielding assets, and the repayment of borrowings.

Noninterest Expense
Noninterest expense increased by $1,287,000, or 13.7%, to $10,695,000 for the year ended September 30, 2001 from $9,408,000 for the same period in 2000. The increase in noninterest expense reflects the costs associated with opening a new office in Sioux Falls, South Dakota, and the opening of the Company's third Des Moines location which opened in November 2001. The Sioux Falls office opened in a temporary facility in September 2000, with construction of a permanent facility completed on schedule, and the move to the new office made in April 2001. Noninterest expense was also increased due to costs associated with a data processing conversion at the Company's Security State Bank subsidiary. This conversion will provide on-going efficiencies as a consistent data processing system is now in use throughout the Company's operating divisions. In addition, increased occupancy and equipment expense reflects the Company's on-going effort to enhance its technology systems for the efficient delivery of products and customer service.

Income Tax Expense
Income tax expense decreased by $364,000, or 26.5%, to $1,010,000 for the year ended September 30, 2001 from $1,374,000 for the same period in 2000. The decrease in income tax expense reflects the decrease in the level of taxable income between the comparable periods. In addition, income tax expense was reduced for the period ended September 30, 2001 due to the favorable resolution of a tax contingency in the net amount of $117,000.

Extraordinary Item
The extraordinary item for the year ended September 30, 2000 was $352,000, which is net of the income tax effect. The extraordinary item reflects the gain on the transfer of FHLB advances resulting from the balance sheet restructuring as previously discussed. There was no such extraordinary item in the year ended September 30, 2001.

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

Net Interest Income
Net interest income for the year ended September 30, 2000 increased by $635,000, or 4.8%, to $13,832,000 compared to $13,197,000 for the same period ended September 30, 1999. The increase in net interest income reflects an overall increase in the average balance of interest-earning assets during the period, which was partially offset by a decrease in the net interest rate spread between interest-earning assets and interest-bearing liabilities. The net yield on average earning assets decreased to 2.79% for the period ended September 30, 2000 from 2.83% for the same period in 1999. The decrease in net yield is primarily due to the decrease in net interest rate spread between interest-earning assets and interest-bearing liabilities.

Interest and Dividend Income
Interest and dividend income for the year ended September 30, 2000 increased $3,037,000, or 8.6%, to $38,410,000 from $35,373,000 for the same period in
1999. The increase reflects an increase in interest income from net loans receivable of $2,472,000 due to an increase in the average balance outstanding and, to a lesser extent, an increase in the overall yield during the period. In addition, the increase in interest income reflects an increase in interest income from the portfolio of securities available for sale of $481,000 due to an increase in the portfolio yield and an increase in the average portfolio balance during the period.

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

Provision for Loan Losses
The provision for loan losses for the year ended September 30, 2000 was $1,640,000 compared to $1,992,000 for the

                         First Midwest Financial, Inc.
                                and Subsidiaries

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


same period in 1999. Management believes that, based on a detailed review of the loan portfolio, historic loan losses, current economic conditions, and other factors, the current level of provision for loan losses, and the resulting level of the allowance for loan losses, reflects an adequate reserve against potential losses from the loan portfolio.

Noninterest Income
Noninterest income for the year ended September 30, 2000 decreased $1,352,000, or 70.5%, to $566,000 from $1,918,000 for the same period in 1999. The decrease in noninterest income reflects a $1,021,000 loss on sale of securities available for sale for the year ended September 30, 2000 as compared to a gain of $332,000 the previous year. The fiscal 2000 loss on sale of securities available for sale resulted primarily from the balance sheet restructuring as previously discussed. Noninterest income reflects an increase for fiscal 2000 in brokerage commissions received from sales of non-insured investment products through First Federal's subsidiaries.

Noninterest Expense
Noninterest expense increased by $763,000, or 8.8%, to $9,408,000 for the year ended September 30, 2000 as compared to $8,645,000 for the same period in 1999. The increase in noninterest expense for fiscal 2000 reflects a $695,000 increase in employee compensa- tion and benefits expense due to normal wage and benefit cost increases and the addition of personnel related to the opening of a new office facility. In addition, occupancy and equipment expense and data processing expense increased for fiscal 2000 by $142,000 and $32,000, respectively, due to expenditures related to the opening of a new office facility and to expenditures on technological enhancements to the Company's computer and product delivery systems designed to provide continued efficient customer service.

Income Tax Expense
Income tax expense decreased by $463,000, or 25.2%, to $1,374,000 for the year ended September 30, 2000 from $1,837,000 for the same period in 1999. The decrease in income tax expense reflects the decrease in the level of taxable income for the period ended September 30, 2000 compared to the same period in 1999.

Extraordinary Item
The extraordinary item for the year ended September 30, 2000 was $352,000, which is net of the income tax effect. The extraordinary item reflects the gain on the transfer of FHLB advances resulting from the balance sheet restructuring as previously discussed. There was no such extraordinary item in the previous year.

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

                         First Midwest Financial, Inc.
                                and Subsidiaries

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


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

     In managing its asset/liability mix, the Company, at times, depending on the relationship between long- and short-term interest rates, market conditions, and consumer preference, may place somewhat greater emphasis on maximizing its net interest margin than on strictly matching the interest rate sensitivity of its assets and liabilities. Manage-ment believes the increased net income that may result from an acceptable mismatch in the actual maturity or repricing of its asset and liability portfolios can, during periods of declining or stable interest rates, provide sufficient returns to justify the increased exposure to sudden and unexpected increases in interest rates which may result from such a mismatch. The Company has established limits, which may change from time to time, on the level of acceptable interest rate risk. There can be no assurance, however, that in the event of an adverse change in interest rates, the Company's efforts to limit interest rate risk will be successful.

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

     Presented below, as of September 30, 2001 and 2000, is an analysis of the Company's interest rate risk as measured by changes in NPV for an instantaneous and sustained parallel shift in the yield curve, in 100 basis point increments, up and down 200 basis points. As illustrated in the table, the Company's NPV at September 30, 2001 is more sensitive to declining interest rates than to increasing interest rates. At September 30, 2000, the Company's NPV was more sensitive to increasing interest rates than to declin- ing interest rates. The change reflects management's effort to modify the Company's interest rate sensitivity in light of a significant decline in interest rates during the period. With interest rates at historically low levels, management believes there is less risk from interest rates declining substantially from current levels than from the potential increase in interest rates. The Company's sensitivity to declining interest rates exceeds the established limits at September 30, 2001; however, the Board considers this to be acceptable given the current interest rate environment.

     Certain shortcomings are inherent in the method of analysis presented in the table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets such as adjustable-rate mortgage loans have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayments and early withdrawal levels would likely deviate from those assumed in calculating the table. Finally, the ability of some borrowers to service their debt may decrease in the event of an interest rate increase. The Company considers all of these factors in monitoring its exposure to interest rate risk.

     Management reviews the OTS measurements and related peer reports on NPV and interest rate risk on a quarter-


    Change in Interest Rate    Board Limit      At September 30, 2001     At September 30, 2000
             (Basis Points)       % Change    $ Change     % Change      $ Change      % Change
----------------------------------------------------------------------------------------------
Dollars in Thousands

                +200 bp              (40)%     $(2,472)       (6)%        $(7,202)       (18)%
                +100 bp              (25)         (698)       (2)          (3,323)        (8)
                0                     --            --        --               --         --
                - 100 bp             (10)       (4,336)      (11)           2,659          6
                - 200 bp             (15)      (11,377)      (29)           1,657          4

                         First Midwest Financial, Inc.
                                and Subsidiaries

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


ly basis. In addition to monitoring selected measures of NPV, management also monitors the effects on net interest income resulting from increases or decreases in interest rates. This measure is used in conjunction with NPV measures to identify excessive interest rate risk.

Asset Quality
It is management's belief, based on information available, that the Company's current asset quality is satisfactory. At September 30, 2001, non-performing assets, consisting of non-accruing loans, accruing loans delinquent 90 days or more, foreclosed real estate, and repossessed consumer property, totaled $2,543,000, or 0.49% of total assets, compared to $755,000, or 0.15% of total assets, for the fiscal year ended 2000.

     Non-accruing loans at September 30, 2001 include, among others, an agricultural operating loan in the amount of $500,000 secured by livestock and land, a commercial real estate loan in the amount of $464,000 secured by a casino, and a commercial business loan in the amount of $286,000 secured by two car wash facilities. Foreclosed real estate at September 30, 2001 consists of a nursing home in the amount of $889,000.

     The Company maintains an allowance for loan losses because of the potential that some loans may not be repaid in full. At September 30, 2001, the Company had an allowance for loan losses in the amount of $3,869,000 as compared to $3,590,000 at September 30, 2000. Manage-ment's periodic review of the adequacy of the allowance for loan losses is based on various subjective and objective factors including the Company's past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. While management may allocate portions of the allowance for specifically identified problem loan situations, the majority of the allowance is based on judgmental factors related to the overall loan portfolio and is available for any loan charge-offs that may occur.

     In determining the allowance for loan losses, the Company specifically identifies loans that it considers to have potential collectibility problems. Based on criteria established by Statement of Financial Accounting Standards
(SFAS) No. 114, some of these loans are considered to be "impaired" while others are not considered to be impaired, but possess weaknesses that the Company believes merit additional analysis in establishing the allowance for loan losses. All other loans are evaluated by applying estimated loss ratios to various pools of loans. The Company then analyzes other factors (such as economic conditions) in determining the aggregate amount of the allowance needed.

     At September 30, 2001, $168,000 of the allowance for loan losses was allocated to impaired loans (See Note 4 of Notes to Consolidated Financial Statements), $1,048,000 was allocated to identified problem loan situations, and $2,653,000 was allocated as a reserve against losses from the overall loan portfolio. At September 30, 2000, $734,000 of the allowance for loan losses was allocated to impaired loans, $500,000 was allocated to identified problem loan situations, and $2,356,000 was allocated as a reserve against losses from the overall loan portfolio.

     The September 30, 2001 allowance for loan losses that was allocated to impaired loans was $168,000, which is 12.4% of impaired loans as of that date. The September 30, 2000 allowance allocated to impaired loans was $734,000, which is 12.9% of impaired loans at that date. The decrease in the dollar amount of the allocated allowance is due to the relative decrease in total impaired loans between the periods and the decrease in the allocated allowance as a percentage of total impaired loans is a result of the specific analysis performed on a loan-by-loan basis as described above.

     The September 30, 2001 allowance allocated to other identified problem loan situations was $1,048,000 as compared to $500,000 at September 30, 2000, an increase of $548,000. The increase in the dollar amount of the allocated allowance is due to the relative increase in identified problem loan situations between the periods and is the result of a specific analysis performed on a loan-by-loan basis as described above.

     The portion of the September 30, 2001 allowance that was not specifically allocated was $2,653,000 as compared to $2,356,000 at September 30, 2000, an increase of $297,000. This increase was primarily due to an increase in the size of the loan portfolio and a change in the composition of the loan portfolio that reduced one to four family residential mortgage loans and increased commercial and multi-family real estate loans.

Liquidity and Sources of Funds
The Company's primary sources of funds are deposits, borrowings, principal and interest payments on loans and mortgage-backed securities, and maturing investment securities. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan repayments are influenced by the level of interest rates, general economic conditions, and competition.
     First Federal and Security are required by regulation to maintain sufficient liquidity to assure their safe and sound operation. First Federal and Security have historically maintained a level of liquid assets in excess of that required to meet regulatory requirements.

     Liquidity management is both a daily and long-term function of the Company's management strategy. The Company adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) the projected availability of purchased loan products, (iii)

                        First Midwest Financial, Inc.
                                and Subsidiaries

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


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

     The primary investing activities of the Company are the origination and purchase of loans and the purchase of securities. During the years ended September 30, 2001, 2000 and 1999, the Company originated loans totaling $159.6 million, $104.3 million and $143.3 million, respectively. Purchases of loans totaled $33.2 million, $55.6 million and $77.3 million during the years ended September 30, 2001, 2000 and 1999, respectively. During the years ended
September 30, 2001, 2000 and 1999, the Company purchased mortgage-backed securities and other securities available for sale in the amount of $22.9 million, $515,000 and $125.4 million, respectively.

     At September 30, 2001, the Company had outstanding commitments to originate and purchase loans of $29.7 million. (See Note 14 of Notes to Consolidated Financial Statements.) Certificates of deposit scheduled to mature in one year or less from September 30, 2001 total $163.3 million. Based on its historical experience, management believes that a significant portion of such deposits will remain with the Company, however, there can be no assurance that the Company can retain all such deposits. Management believes that loan repayment and other sources of funds will be adequate to meet the Company's foreseeable short- and long-term liquidity needs.

     During July 2001, the Company's trust subsidiary, First Midwest Financial Capital Trust I, sold $10 million in floating rate cumulative preferred securities. Proceeds from the sale were used to purchase subordinated debentures of First Midwest, which mature in the year 2031, and are redeemable at any time after five years. The Company used the proceeds for general corporate purposes.

     During fiscal year 2001, the Company completed construction of a new office facility in Sioux Falls, South Dakota. In addition, the Company purchased an existing building located in Des Moines, Iowa, that opened as a branch office in November 2001. Plans have also been initiated to construct a new office located in Urbandale, Iowa, which is anticipated to be completed by the end of the 2002 fiscal year. The source of funds for capital improvements of this type is from the normal operations of the Company.

     On September 20, 1993, the Bank converted from a federally chartered mutual savings and loan association to a federally chartered stock savings bank. At that time, a liquidation account was established for the benefit of eligible account holders who continue to maintain their account with the Bank after the conversion. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits. At September 30, 2001, the liquidation account approximated $2.5 million.

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

Impact of New Accounting Standards
In July 2001, the Financial Accounting Standards Board (FASB) issued two statements, Statement 141, Business Combinations and Statement 142, Goodwill and Other Intangible Assets, which will impact the Company's accounting for its reported goodwill. Statement 141 eliminates the pooling method for accounting for business combinations and requires that intangible assets that meet certain criteria be reported separately from goodwill. State-ment 142 eliminates the amortization of goodwill and other intangibles that are determined to have an indefinite life. It also requires, at a minimum, annual impairment tests for goodwill and other intangible assets that are determined to have an indefinite life and requires the carrying value of goodwill which exceeds its implied fair value to be recognized as an impairment loss. Upon adoption of these Statements, the Company is required to evaluate its existing goodwill that was acquired in prior business combinations and to make any necessary adjustments in order to conform to the new criteria.

     The provisions of FASB Statement 141 apply to all business combinations initiated after June 30, 2001, and all business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001, or later. The provisions of FASB Statement 142 are required

                        First Midwest Financial, Inc.
                                and Subsidiaries

                      MANAGEMENT'S DISCUSSION AND ANALYSIS



to be implemented by the Company in the first quarter of its 2003 fiscal year, although the Company currently intends to early implement in the first quarter of its 2002 fiscal year. The Company has not yet completed its full assessment of the effects of these new pronouncements on its financial statements, however, the impact of adopting FASB Statement No. 142 will be to eliminate the amortization of goodwill and subject goodwill to annual impairment tests. For the year ended September 30, 2001, goodwill amortization expense was approximately $365,000.

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

Independent Auditor's Report

To the Board of Directors
First Midwest Financial, Inc. and Subsidiaries
Storm Lake, Iowa

               We have audited the accompanying consolidated balance sheets of First Midwest Financial, Inc. and Subsidiaries, as of September 30, 2001 and 2000, and the related consolidated statements of income, changes in share-holders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of First Midwest Financial, Inc. and Subsidiaries for the year ended September 30, 1999, were audited by other auditors, whose report, dated October 15, 1999, expressed an unqualified opinion on those statements.

               We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

               In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Midwest Financial, Inc. as of September 30, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ McGladrey & Pullen, LLP
---------------------------
McGladrey & Pullen, LLP
Des Moines, Iowa
October 26, 2001

                          First Midwest Financial, Inc.
                                and Subsidiaries


                          CONSOLIDATED BALANCE SHEETS



September 30, 2001 and 2000

                                                                                      2001                 2000
------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and due from banks                                                       $   1,016,111       $     984,937
   Interest-bearing deposits in other financial institutions                         7,750,194           5,937,594
------------------------------------------------------------------------------------------------------------------
      Total cash and cash equivalents                                                8,766,305           6,922,531
   Securities available for sale                                                   145,374,339         147,478,931
   Loans receivable, net of allowance for loan losses of $3,868,664
      in 2001 and $3,589,873 in 2000                                               333,062,025         324,702,629
   Federal Home Loan Bank (FHLB) stock, at cost                                      6,398,900           8,327,600
   Accrued interest receivable                                                       4,750,792           5,216,929
   Premises and equipment, net                                                       9,346,788           6,091,741
   Foreclosed real estate                                                              940,143             445,133
   Other assets                                                                     14,543,771           6,404,936
------------------------------------------------------------------------------------------------------------------

      Total assets                                                               $ 523,183,063       $ 505,590,430
==================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
   Noninterest-bearing demand deposits                                           $   7,733,294       $   6,040,991
   Savings, NOW and money market demand deposits                                    82,916,804          72,508,530
   Time certificates of deposit                                                    248,131,780         240,104,200
------------------------------------------------------------------------------------------------------------------
      Total deposits                                                               338,781,878         318,653,721
   Advances from FHLB                                                              126,351,761         139,738,451
   Securities sold under agreements to repurchase                                    1,992,720           4,254,965
   Company Obligated Mandatorily Redeemable Preferred Securities of
      Subsidiary Trust Holding Solely Subordinated Debentures                       10,000,000                  --
   Advances from borrowers for taxes and insurance                                     446,397             461,514
   Accrued interest payable                                                            868,281           1,006,341
   Accrued expenses and other liabilities                                            1,014,816           1,440,353
------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                            479,455,853         465,555,345
------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
   Preferred stock, 800,000 shares authorized; none issued                                  --                  --
   Common stock, $.01 par value; 5,200,000 shares authorized; 2,957,999 shares issued and 2,469,727 shares outstanding at September 30, 2001;
      2,957,999 shares issued and 2,431,574 shares outstanding at
      September 30, 2000                                                                29,580              29,580
   Additional paid-in capital                                                       20,863,379          20,976,107
   Retained earnings - substantially restricted                                     31,066,643          30,404,386
   Accumulated other comprehensive income (loss)                                       338,427          (2,553,891)
   Unearned Employee Stock Ownership Plan shares                                      (180,000)                 --
   Treasury stock, 488,272 and 526,425 common shares, at cost,
      at September 30, 2001 and 2000, respectively                                  (8,390,819)         (8,821,097)
------------------------------------------------------------------------------------------------------------------
      Total shareholders' equity                                                    43,727,210          40,035,085
------------------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity                                 $ 523,183,063       $ 505,590,430
==================================================================================================================

See Notes to Consolidated Financial Statements.

                         First Midwest Financial, Inc.
                                and Subsidiaries

                       CONSOLIDATED STATEMENTS OF INCOME


Years ended September 30, 2001, 2000 and 1999

                                                                       2001               2000              1999
--------------------------------------------------------------------------------------------------------------------
Interest and dividend income:
   Loans receivable, including fees                               $ 27,455,000       $ 26,267,638       $ 23,795,796
   Securities available for sale                                    10,043,154         11,589,221         11,108,170
   Dividends on FHLB stock                                             428,472            553,165            468,765
--------------------------------------------------------------------------------------------------------------------
                                                                    37,926,626         38,410,024         35,372,731
--------------------------------------------------------------------------------------------------------------------
Interest expense:
   Deposits                                                         17,546,621         15,636,793         14,506,472
   FHLB advances and other borrowings                                7,843,978          8,941,569          7,669,408
--------------------------------------------------------------------------------------------------------------------
                                                                    25,390,599         24,578,362         22,175,880
--------------------------------------------------------------------------------------------------------------------

      Net interest income                                           12,536,027         13,831,662         13,196,851

Provision for loan losses                                              710,000          1,640,000          1,992,000
--------------------------------------------------------------------------------------------------------------------

      Net interest income after provision
         for loan losses                                            11,826,027         12,191,662         11,204,851
--------------------------------------------------------------------------------------------------------------------

Noninterest income:
   Deposit service charges and other fees                            1,575,805          1,310,642          1,346,117
   Gain (loss) on sales of securities available for sale, net          (60,275)        (1,020,885)           331,611
   Gain (loss) on sales of foreclosed real estate, net                  27,017            (12,033)            16,513
   Brokerage commissions                                                96,808            131,801             79,159
   Other income                                                        149,745            156,707            144,625
--------------------------------------------------------------------------------------------------------------------
                                                                     1,789,100            566,232          1,918,025
--------------------------------------------------------------------------------------------------------------------
Noninterest expense:
   Employee compensation and benefits                                6,552,712          5,830,791          5,135,672
   Occupancy and equipment expense                                   1,569,387          1,301,495          1,158,946
   Deposit insurance premium                                            63,944             89,990            155,901
   Data processing expense                                             457,766            410,645            378,709
   Other expense                                                     2,051,029          1,775,122          1,815,730
--------------------------------------------------------------------------------------------------------------------
                                                                    10,694,838          9,408,043          8,644,958
--------------------------------------------------------------------------------------------------------------------
      Net income before income tax expense
                    and extraordinary item                           2,920,289          3,349,851          4,477,918
Income tax expense                                                   1,010,546          1,374,220          1,836,786
--------------------------------------------------------------------------------------------------------------------
      Net income before extraordinary item                           1,909,743          1,975,631          2,641,132
Extraordinary item, gain on extinguishment of
   debt, less income tax effect of $208,600                                 --            351,995                 --
--------------------------------------------------------------------------------------------------------------------
      Net income                                                  $  1,909,743       $  2,327,626       $  2,641,132
====================================================================================================================
Earnings per common and common equivalent share:
   Basic earnings per common share:

   Income before extraordinary item                               $       0.79       $       0.81       $       1.07
   Extraordinary item, net of income taxes                                  --               0.14                 --
--------------------------------------------------------------------------------------------------------------------
      Net income                                                  $       0.79               0.95       $       1.07
====================================================================================================================
Diluted earnings per common share:
   Income before extraordinary item                               $       0.78       $       0.79       $       1.04
   Extraordinary item, net of income taxes                                  --               0.14                 --
--------------------------------------------------------------------------------------------------------------------
      Net income                                                  $       0.78       $       0.93       $       1.04
====================================================================================================================

See Notes to Consolidated Financial Statements.

                         First Midwest Financial, Inc.
                                and Subsidiaries

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY


Years ended September 30, 2001, 2000 and 1999

                                                                                                                   Accumulated
                                                                                                                         Other
                                                                                Additional                       Comprehensive
                                                                    Common      Paid-in           Retained             Income,
                                                                    Stock       Capital           Earnings          Net of Tax
--------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1998                                     $   29,580    $ 21,330,075      $ 27,985,814      $    798,820
   Comprehensive income:
      Net income for the year
           ended September 30, 1999                                     --              --         2,641,132                --
      Net change in net unrealized
           gains and losses on
           securities available for sale,
           net of reclassification
           adjustments and tax effects                                  --              --                --        (3,319,453)

   Total comprehensive income (loss)
   Purchase of 79,647 common
      shares of treasury stock                                          --              --                --                --
   30,000 common shares
      committed to be released
      under the ESOP                                                    --         255,220                --                --
   Amortization of management
      recognition and retention plan
      common shares and tax
      benefits of restricted stock
      under the plans                                                   --         101,634                --                --
   Cash dividends declared on
      common stock ($.52 per share)                                     --              --        (1,274,003)               --
   Issuance of 23,051 common
      shares from treasury stock due
      to exercise of stock options                                      --        (222,026)               --                --
   Issuance of 10,424 common shares from treasury stock for
      award of stock under management recognition and
      retention plans                                                   --        (158,966)               --                --
--------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1999                                     $   29,580    $ 21,305,937      $ 29,352,943      $ (2,520,633)
================================================================================================================================

Balance, September 30, 1999                                     $   29,580    $ 21,305,937      $ 29,352,943      $ (2,520,633)
Comprehensive income:
   Net income for the year
      ended September 30, 2000                                          --              --         2,327,626                --
   Net change in net unrealized
      gains and losses on
      securities available for sale,
      net of reclassification
      adjustments and tax effects                                       --              --                --           (33,258)

Total comprehensive income
Purchase of 129,999 common
      shares of treasury stock                                          --              --                --                --
25,080 common shares committed
      to be released under the ESOP                                     --         103,664                --                --
Issuance of 54,500 common
      shares from treasury stock due
      to exercise of stock options                                      --        (467,372)               --                --
Cash dividends declared on
      common stock ($.52 per share)                                     --              --        (1,276,183)               --
Amortization of management
      recognition and retention plan
      common shares and tax benefits
      of restricted stock under the plans                               --          33,878                --                --
--------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 2000                                     $   29,580    $ 20,976,107      $ 30,404,386      $ (2,553,891)
================================================================================================================================

                                                                       Unearned
                                                                       Employee
                                                                          Stock                                Total
                                                                      Ownership        Treasury        Shareholders'
                                                                    Plan Shares           Stock               Equity
----------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1998                                       $   (367,200)     $ (7,491,526)     $ 42,285,563
   Comprehensive income:
      Net income for the year
           ended September 30, 1999                                         --                --         2,641,132
      Net change in net unrealized
           gains and losses on
           securities available for sale,
           net of reclassification
           adjustments and tax effects                                      --                --        (3,319,453)
                                                                                                        ----------
   Total comprehensive income (loss)                                                                      (678,321)
   Purchase of 79,647 common
      shares of treasury stock                                              --        (1,289,186)       (1,289,186)
   30,000 common shares
      committed to be released
      under the ESOP                                                   200,000                --           455,220
   Amortization of management
      recognition and retention plan
      common shares and tax
      benefits of restricted stock
      under the plans                                                       --                --           101,634
   Cash dividends declared on
      common stock ($.52 per share)                                         --                --        (1,274,003)
   Issuance of 23,051 common
      shares from treasury stock due
      to exercise of stock options                                          --           391,867           169,841
   Issuance of 10,424 common shares from treasury stock for
      award of stock under management recognition and
      retention plans                                                       --           158,966                --
-------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1999                                       $   (167,200)     $ (8,229,879)     $ 39,770,748
===================================================================================================================

Balance, September 30, 1999                                       $   (167,200)     $ (8,229,879)     $ 39,770,748
Comprehensive income:
   Net income for the year
      ended September 30, 2000                                              --                --         2,327,626
   Net change in net unrealized
      gains and losses on
      securities available for sale,
      net of reclassification
      adjustments and tax effects                                           --                --           (33,258)
                                                                                                           -------
                                                                                                          2,294,368
Total comprehensive income
Purchase of 129,999 common
      shares of treasury stock                                              --        (1,478,508)       (1,478,508)
25,080 common shares committed
      to be released under the ESOP                                    167,200                --           270,864
Issuance of 54,500 common
      shares from treasury stock due
      to exercise of stock options                                          --           887,290           419,918
Cash dividends declared on
      common stock ($.52 per share)                                         --                --        (1,276,183)
Amortization of management
      recognition and retention plan
      common shares and tax benefits
      of restricted stock under the plans                                   --                --            33,878
-------------------------------------------------------------------------------------------------------------------
Balance, September 30, 2000                                       $         --      $ (8,821,097)     $ 40,035,085
===================================================================================================================

                         First Midwest Financial, Inc.
                                and Subsidiaries

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY CONT.




Years ended September 30, 2001, 2000 and 1999

                                                                                      Accumulated        Unearned
                                                                                            Other        Employee
                                                         Additional                 Comprehensive           Stock
                                            Common          Paid-in      Retained         Income,       Ownership      Treasury
                                             Stock          Capital      Earnings      Net of Tax    Plan Shares          Stock
--------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 2000              $     29,580  $ 20,976,107   $ 30,404,386   $ (2,553,891)  $         --   $ (8,821,097)
   Comprehensive income:
      Net income for the year
         ended September 30, 2001                  --            --      1,909,743             --             --             --
      Net change in net unrealized
         gains and losses on
         securities available for sale,
         net of reclassification
         adjustments and tax effects               --            --             --      2,892,318             --             --
   Total comprehensive income
   Purchase of 1,847 common
      shares of treasury stock                     --            --             --             --             --        (17,777)
   Purchase of 30,000 common
      shares for ESOP                              --            --             --             --       (360,000)            --
   15,000 common shares committed
      to be released under the ESOP                --        (5,340)            --             --        180,000             --
   Issuance of 40,000 common
      shares from treasury stock due
      to exercise of stock options                 --      (181,388)            --             --             --        448,055
   Tax benefit from exercise of
      stock options                                --        74,000             --             --             --             --
   Cash dividends declared on
      common stock ($.52 per share)                --            --     (1,247,486)            --             --             --
--------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 2001              $     29,580  $ 20,863,379   $ 31,066,643   $    338,427   $   (180,000)  $ (8,390,819)
================================================================================================================================



                                                 Total
                                         Shareholders'
                                                Equity
-------------------------------------------------------
Balance, September 30, 2000               $ 40,035,085
   Comprehensive income:
      Net income for the year
         ended September 30, 2001            1,909,743
      Net change in net unrealized
         gains and losses on
         securities available for sale,
         net of reclassification
         adjustments and tax effects         2,892,318
                                           -----------
   Total comprehensive income                4,802,061
   Purchase of 1,847 common
      shares of treasury stock                 (17,777)
   Purchase of 30,000 common
      shares for ESOP                         (360,000)
   15,000 common shares committed
      to be released under the ESOP            174,660
   Issuance of 40,000 common
      shares from treasury stock due
      to exercise of stock options             266,667
   Tax benefit from exercise of
      stock options                             74,000
   Cash dividends declared on
      common stock ($.52 per share)         (1,247,486)
-------------------------------------------------------
Balance, September 30, 2001               $ 43,727,210
=======================================================


See Notes to Consolidated Financial Statements

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


Years Ended September 30, 2001, 2000 and 1999

                                                                       2001            2000            1999
----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                      $  1,909,743    $  2,327,626    $  2,641,132
   Adjustments to reconcile net income to
      net cash provided by operating activities:
      Depreciation, amortization and accretion, net                     849,695       1,522,239       1,757,207
      Provision for loan losses                                         710,000       1,640,000       1,992,000
      Gain on transfer of FHLB advances                                      --        (560,595)             --
      (Gain) loss on sales of securities available for sale, net         60,275       1,020,885        (331,611)
      Proceeds from the sales of loans held for sale                 14,084,818       1,435,581       7,403,780
      Originations of loans held for sale                           (14,084,818)     (1,435,581)     (7,403,780)
      (Gain) loss on sales of foreclosed real estate, net               (27,017)         12,033         (16,513)
      Net change in:
         Accrued interest receivable                                    466,137        (170,695)        (77,627)
         Other assets                                                    88,031        (505,918)        113,315
         Accrued interest payable                                      (138,060)        130,976          40,624
         Accrued expenses and other liabilities                        (425,537)        445,250         360,857
----------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                       3,493,267       5,861,801       6,479,384
----------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of securities available for sale                        (22,886,271)       (515,000)   (125,354,705)
   Proceeds from sales of securities available for sale                 795,000      20,275,060      24,791,295
   Proceeds from maturities and principal repayment
       of securities available for sale                              28,670,713       9,822,708      37,255,192
   Loans purchased                                                  (33,208,949)    (55,565,541)    (77,329,717)
   Net change in loans                                               23,285,230      31,437,629      42,151,758
   Proceeds from sales of foreclosed real estate                        521,074         498,316       1,357,430
   Purchase of FHLB stock                                               (71,300)       (201,800)     (2,620,000)
   Proceeds from redemption of FHLB stock                             2,000,000              --              --
   Purchase of other investment                                     (10,000,000)             --              --
   Purchase of premises and equipment                                (3,914,687)     (1,770,906)     (1,110,859)
----------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) investing activities           (14,809,190)      3,980,466    (100,859,606)
================================================================================================================

CASH FLOWS FROM FINANCING ACTIVITIES
   Net change in noninterest-bearing demand, savings,
      NOW and money market demand deposits                                     12,100,577      (2,134,430)     17,956,774
   Net change in time deposits                                                  8,027,580      16,008,230       2,964,995
   Proceeds from advances from FHLB                                           133,265,000     789,920,595     278,950,000
   Repayments of advances from FHLB                                          (146,651,690)   (810,969,620)   (202,865,491)
   Net change in securities sold under agreements to repurchase                (2,262,245)      1,234,014      (1,053,616)
   Net change in other borrowings                                                      --              --        (550,000)
   Proceeds from issuance of Company Obligated Mandatorily Redeemable
      Preferred Securities of Subsidiary Trust Holding Solely Subordinated
      Debentures                                                               10,000,000              --              --
   Net change in advances from borrowers for taxes and insurance                  (15,117)         38,921          17,375
   Debt issuance costs incurred                                                  (305,812)             --              --
   Cash dividends paid                                                         (1,247,486)     (1,276,183)     (1,274,003)
   Proceeds from exercise of stock options                                        266,667         363,335         169,841
   Purchase of treasury stock                                                     (17,777)     (1,478,509)     (1,289,186)
--------------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) financing activities                      13,159,697      (8,293,647)     93,026,689
==========================================================================================================================
      Net change in cash and cash equivalents                                   1,843,774       1,548,620      (1,353,533)

CASH AND CASH EQUIVALENTS
   Beginning of year                                                            6,922,531       5,373,911       6,727,444
--------------------------------------------------------------------------------------------------------------------------
   End of year                                                                 $8,766,305      $6,922,531      $5,373,911
==========================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION
      Cash paid during the year for:
         Interest                                                             $25,528,659     $24,447,386     $22,135,256
         Income taxes                                                             926,543       2,038,500       1,919,389

SUPPLEMENTAL SCHEDULE OF NONCASH
   INVESTING ACTIVITIES
   Loans transferred to foreclosed real estate                                   $989,067        $812,581        $420,501

See Notes to Consolidated Financial Statements.

                         First Midwest Financial, Inc.
                                and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

Principles of consolidation
The consolidated financial statements include the accounts of First Midwest Financial, Inc. (the Company), a bank holding company located in Storm Lake, Iowa, and its wholly-owned subsidiaries which include First Federal Savings Bank of the Midwest (the Bank or First Federal), a federally chartered savings bank whose primary regulator is the Office of Thrift Supervision, Security State Bank (Security), a state chartered commercial bank whose primary regulator is the Federal Reserve, First Services Financial Limited and Brookings Service Corporation, which offer brokerage services and non-insured investment products and First Midwest Financial Capital Trust I, which was capitalized in July 2001, for the purpose of issuing Company Obligated Mandatorily Redeemable Preferred Securities. All significant intercompany balances and transactions have been eliminated.

Nature of business, concentration of credit risk and industry segment information
The primary source of income for the Company is the purchase or origination of consumer, commercial, agricultural commercial real estate, and residential real estate loans. See Note 4 for a discussion of concentrations of credit risk. The Company accepts deposits from customers in the normal course of business primarily in northwest and central Iowa and eastern South Dakota. The Company operates primarily in the banking industry which accounts for more than 90% of its revenues, operating income and assets. While the Company's management monitors the revenue streams of the various Company products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable operating segment.
     Assets held in trust or fiduciary capacity are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements. At September 30, 2001 and 2000, trust assets totaled approximately $13,213,000 and $14,473,000, respectively.

Use of estimates in preparing financial statements
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Certain significant estimates
The allowance for loan losses and fair values of securities and other financial instruments involve certain significant estimates made by management. These estimates are reviewed by management routinely and it is reasonably possible that circumstances that exist at September 30, 2001, may change in the near-term future and that the effect could be material to the consolidated financial statements.

Cash and cash equivalents
For purposes of reporting cash flows, cash and cash equivalents is defined to include the Company's cash on hand and due from financial institutions and short-term interest-bearing deposits in other financial institutions. The Company reports net cash flows for customer loan transactions, deposit transactions, longer term interest-bearing deposits in other financial institutions, and short-term borrowings with maturities of 90 days or less.

Securities
The Company classifies all securities as available for sale. Available for sale securities are those the Company may decide to sell if needed for liquidity, asset-liability management or other reasons. Available for sale securities are reported at fair value, with net unrealized gains and losses reported as other comprehensive income or loss and as a separate component of shareholders' equity, net of tax.
     Gains and losses on the sale of securities are determined using the specific identification method based on amortized cost and are reflected in results of operations at the time of sale. Interest and dividend income, adjusted by amortization of purchase premium or discount over the estimated life of the security using the level yield method, is included in earnings.

Loans held for sale
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

Loans receivable
Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balances reduced by the allowance for loan losses and any deferred fees or costs on originated loans.

     Premiums or discounts on purchased loans are amortized to income using the level yield method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

     Interest income on loans is accrued over the term of the loans based upon the amount of principal outstanding

                         First Midwest Financial, Inc.
                                and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



except when serious doubt exists as to the collectibility of a loan, in which case the accrual of interest is discontinued. Interest income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower has the ability to make contractual interest and principal payments, in which case the loan is returned to accrual status.

Loan origination fees, commitment fees, and related costs
Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method.

Allowance for loan losses
Because some loans may not be repaid in full, an allowance for loan losses is recorded. The allowance for loan losses is increased by a provision for loan losses charged to expense and decreased by charge-offs (net of recoveries). Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. While management may periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any loan charge-offs that occur.

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

     Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four family residences and residential construction loans, and automobile, manufactured homes, home equity and second mortgage loans. Commercial and agricultural loans and mortgage loans secured by other properties are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of 90 days or more. Nonaccrual loans are often also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

Foreclosed real estate
Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of acquisition, establishing a new cost basis. Any reduction to fair value from the carrying value of the related loan at the time of acquisition is accounted for as a loan loss and charged against the allowance for loan losses. Valuations are periodically performed by management and valuation allowances are adjusted through a charge to income for changes in fair value or estimated selling costs.

Income taxes
The Company records income tax expense based on the amount of taxes due on its tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Premises and equipment
Land is carried at cost. Buildings, furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization computed principally by using the straight-line method over the estimated useful lives of the assets ranging from 3 to 40 years. These assets are reviewed for impairment under Statement of Financial Accounting Standards (SFAS) No. 121 when events indicate the carrying amount may not be recoverable.

Employee stock ownership plan
The Company accounts for its employee stock ownership plan (ESOP) in accordance with AICPA Statement of Position (SOP) 93-6. Under SOP 93-6, the cost of shares issued to the ESOP, but not yet allocated to participants, are presented in the consolidated balance sheets as a reduction of shareholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to additional paid-in capital. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings. Dividends on unearned shares are used to reduce the accrued interest and principal amount of the ESOP's loan payable to the Company.

                         First Midwest Financial, Inc.
                                and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Financial instruments with off-balance-sheet risk
The Company, in the normal course of business, makes commitments to make loans which are not reflected in the consolidated financial statements. A summary of these commitments is disclosed in Note 14.

Intangible assets
Goodwill arising from the acquisition of subsidiary banks is amortized over l5 years using the straight-line method. As of September 30, 2001 and 2000, unamortized goodwill totaled $3,403,019 and $3,767,951, respectively. Amortization expense was $364,932 for each of the years ended September 30, 2001, 2000 and 1999, respectively.

Securities sold under agreements to repurchase
The Company enters into sales of securities under agreements to repurchase with primary dealers only, which provide for the repurchase of the same security. Securities sold under agreements to purchase identical securities are collateralized by assets which are held in safekeeping in the name of the Bank or Security by the dealers who arranged the transaction. Securities sold under agreements to repurchase are treated as financings and the obligations to repurchase such securities are reflected as a liability. The securities underlying the agreements remain in the asset accounts of the Company.

Earnings per common share
Basic earnings per common share is based on the net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for earnings per common share calculations as they are committed to be released; unearned ESOP shares are not considered outstanding. Management recognition and retention plan (MRRP) shares are considered outstanding for basic earnings per common share calculations as they become vested. Diluted earnings per common share shows the dilutive effect of additional potential common shares issuable under stock options and nonvested shares issued under management recognition and retention plans.

Comprehensive income
Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes the net change in net unrealized gains and losses on securities available for sale, net of reclassification adjustments and tax effects, and is also recognized as a separate component of shareholders' equity.

Stock compensation
Expense for employee compensation under stock option plans is based on Accounting Principles Board (APB) Opinion 25, with expense reported only if options are granted below market price at grant date. Disclosures of net income and earnings per share are provided as if the fair value method of SFAS No. 123 were used for stock-based compensation.

New accounting pronouncements
In July 2001, the Financial Accounting Standards Board (FASB) issued two statements, Statement 141, Business Combinations and Statement 142, Goodwill and Other Intangible Assets, which will impact the Company's account-ing for its reported goodwill. Statement 141 eliminates the pooling method for accounting for business combinations and requires that intangible assets that meet certain criteria be reported separately from goodwill. Statement 142 eliminates the amortization of goodwill and other intangibles that are determined to have an indefinite life. It also requires, at a minimum, annual impairment tests for goodwill and other intangible assets that are deter-mined to have an indefinite life and requires the carrying value of goodwill which exceeds its implied fair value to be recognized as an impairment loss. Upon adoption of these Statements, the Company is required to evaluate its existing goodwill that was acquired in prior business combinations and to make any necessary adjustments in order to conform to the new criteria.

     The provisions of FASB Statement 141 apply to all business combinations initiated after June 30, 2001, and all business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001, or later. The provisions of FASB Statement 142 are required to be implemented by the Company in the first quarter of its 2003 fiscal year, although the Company currently intends to early implement in the first quarter of its 2002 fiscal year. The Company has not yet completed its full assessment of the effects of these new pronouncements on its financial statements, however, the impact of adopting FASB Statement No. 142 will be to eliminate the amortization of goodwill and subject goodwill to annual impairment tests. For the year ended September 30, 2001, goodwill amortization expense was approximately $365,000.

                         First Midwest Financial, Inc.
                                and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2.  EARNINGS PER COMMON SHARE
A reconciliation of the numerators and denominators used in the computation of basic earnings per common share and diluted earnings per common share is presented below:

                                                                        2001            2000             1999
----------------------------------------------------------------------------------------------------------------
Basic earnings per common share:
   Numerator:
      Net income before extraordinary item                          $ 1,909,743     $ 1,975,631     $ 2,641,132
      Extraordinary item, gain on extinguishment
         of debt, less income tax effect of $208,600                         --         351,995              --
----------------------------------------------------------------------------------------------------------------
               Net Income                                           $ 1,909,743     $ 2,327,626     $ 2,641,132
================================================================================================================

   Denominator:
      Weighted average common shares outstanding                      2,433,453       2,464,829       2,510,494
      Less weighted average unallocated ESOP shares                     (13,353)        (11,535)        (41,327)
----------------------------------------------------------------------------------------------------------------
      Weighted average common shares outstanding for
         basic earnings per common share                              2,420,100       2,453,294       2,469,167
================================================================================================================

Basic earnings per common share:
   Earnings per common share before extraordinary item              $      0.79     $      0.81         $  1.07
   Extraordinary item per common share                                       --            0.14              --
----------------------------------------------------------------------------------------------------------------
      Earnings per common share                                     $      0.79     $      0.95         $  1.07
================================================================================================================

Diluted earnings per common share:
   Numerator:
      Net income before extraordinary item                          $ 1,909,743     $ 1,975,631     $ 2,641,132
      Extraordinary item, gain on extinguishment
         of debt, less income tax effect of $208,600                         --         351,995              --
----------------------------------------------------------------------------------------------------------------
         Net income                                                 $ 1,909,743     $ 2,327,626     $ 2,641,132
================================================================================================================

   Denominator:
      Weighted average common shares outstanding
         for basic earnings per common share                          2,420,100       2,453,294       2,469,167
      Add dilutive effects of assumed exercises of stock options
         and average nonvested MRRP shares, net of tax benefits          42,973          40,661          79,681
----------------------------------------------------------------------------------------------------------------

      Weighted average common and dilutive potential
         common shares outstanding                                    2,463,073       2,493,955       2,548,848
================================================================================================================

Diluted earnings per common share:
      Diluted earnings per common share before
         extraordinary item                                         $      0.78     $      0.79         $  1.04
      Diluted extraordinary item per common share                            --            0.14              --
----------------------------------------------------------------------------------------------------------------
         Diluted earnings per common share                          $      0.78     $      0.93         $  1.04
================================================================================================================

     Stock options totaling 171,416 shares were not considered in computing diluted earnings per common share for the year ended September 30, 2001, because they were not dilutive.

                         First Midwest Financial, Inc.
                                and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.  SECURITIES
Year end securities available for sale were as follows:

                                                                  Gross            Gross
                                            Amortized        Unrealized       Unrealized               Fair
2001                                             Cost             Gains           Losses              Value
---------------------------------------------------------------------------------------------------------------
Debt securities:
   Trust preferred                         $  27,170,021    $      22,050     $  (2,512,211)    $  24,679,860
   Obligations of states and
      political subdivisions                     980,029           43,060                --         1,023,089
   U.S. Government and federal agencies        4,992,275           88,324                --         5,080,599
   Mortgage-backed securities                111,119,632        2,644,002            (1,718)      113,761,916
---------------------------------------------------------------------------------------------------------------
                                             144,261,957        2,797,436        (2,513,929)      144,545,464
Marketable equity securities                     574,962          312,613           (58,700)          828,875
---------------------------------------------------------------------------------------------------------------
                                           $ 144,836,919    $   3,110,049     $  (2,572,629)    $ 145,374,339
===============================================================================================================

                                                                  Gross            Gross
                                            Amortized        Unrealized       Unrealized               Fair
2000                                             Cost             Gains           Losses              Value
---------------------------------------------------------------------------------------------------------------
Debt securities:
   Trust preferred                         $  27,159,373    $       6,410     $  (1,244,923)    $  25,920,860
   Obligations of states and
      political subdivisions                   1,199,591           24,016            (8,850)        1,214,757
   U.S. Government and federal agencies       16,959,412               --          (579,462)       16,379,950
   Mortgage-backed securities                104,795,500          408,115        (2,666,055)      102,537,560
---------------------------------------------------------------------------------------------------------------
                                             150,113,876          438,541        (4,499,290)      146,053,127
Marketable equity securities                   1,434,043          280,511          (288,750)        1,425,804
---------------------------------------------------------------------------------------------------------------
                                           $ 151,547,919    $     719,052     $  (4,788,040)    $ 147,478,931
===============================================================================================================


     The amortized cost and fair value of debt securities by contractual maturity are shown below. Certain securities have call features which allow the issuer to call the security prior to maturity. Expected maturities may differ from contractual maturities in mortgage-backed securities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.


                                                 Amortized                Fair
September 30, 2001                                    Cost               Value
-------------------------------------------------------------------------------
Due in one year or less                       $    255,029        $    258,240
Due after one year through five years              675,000             713,501
Due after five years through ten years           5,042,275           5,131,947
Due after ten years                             27,170,021          24,679,860
-------------------------------------------------------------------------------
                                                33,142,325          30,783,548
Mortgage-backed securities                     111,119,632         113,761,916
-------------------------------------------------------------------------------
                                              $144,261,957        $144,545,464
===============================================================================

                         First Midwest Financial, Inc.
                                and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Activities related to the sale of securities available for sale are summarized below. Included in gross (losses) on sales in 2001 and 2000 is impairment losses of approximately $5,000 and $142,000, respectively.

                                     2001           2000              1999
------------------------------------------------------------------------------
Proceeds from sales            $    795,000     $ 20,275,060     $ 24,791,295
Gross gains on sales                 76,874               --          331,611
Gross (losses) on sales            (137,149)        (878,679)              --


NOTE 4. LOANS RECEIVABLE, NET
Year end loans receivable were as follows:

                                                       2001            2000
--------------------------------------------------------------------------------
One to four family residential mortgage loans:
   Insured by FHA or guaranteed by VA            $      85,222    $     127,377
   Conventional                                     95,526,705      105,574,680
Construction                                        21,883,909       31,301,308
Commercial and multi-family real estate loans      123,636,351      103,595,098
Agricultural real estate loans                      11,729,027       10,894,866
Commercial business loans                           36,773,258       29,331,875
Agricultural business loans                         25,253,174       26,810,047
Consumer loans                                      28,169,202       26,483,135
--------------------------------------------------------------------------------
                                                   343,056,848      334,118,386
Less:
   Allowance for loan losses                        (3,868,664)      (3,589,873)
   Undistributed portion of loans in process        (5,859,813)      (5,424,794)
   Net deferred loan origination fees                 (266,346)        (401,090)
--------------------------------------------------------------------------------
                                                 $ 333,062,025    $ 324,702,629
================================================================================

Activity in the allowance for loan losses for the years ended September 30 was as follows:

                                     2001             2000              1999
--------------------------------------------------------------------------------
Beginning balance               $ 3,589,873       $ 3,092,628       $ 2,908,902
   Provision for loan losses        710,000         1,640,000         1,992,000
   Recoveries                        51,331           126,887            58,240
   Charge-offs                     (482,540)       (1,269,642)       (1,866,514)
--------------------------------------------------------------------------------
Ending balance                  $ 3,868,664       $ 3,589,873       $ 3,092,628
================================================================================

     Virtually all of the Company's originated loans are to Iowa and South Dakota-based individuals and organizations. The Company's purchased loans totaled approximately $126,660,000 at September 30, 2001, and were secured by properties located, as a percentage of total loans, as follows: 15% in Washington, 3% in North Carolina, 3% in Minnesota, 3% in Iowa, 2% in Wisconsin, 2% in South Dakota, 2% in Arizona and the remaining 7% in 15 other states. The Company's purchased loans totaled approximately $136,798,000 at September 30, 2000, and were secured by properties located, as a percentage of total loans, as follows: 13% in Washington, 5% in North Carolina, 4% in Minnesota, 4% in Iowa, 3% in Wisconsin, 2% in South Dakota, 2% in New Mexico, 2% in Arizona and the remaining 6% in 17 other states.

     The Company originates and purchases commercial real estate loans. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production. The Company's commercial real estate loans include approximately $28,141,000 and $18,333,000 of loans secured by hotel properties, $20,702,000 and $14,631,000 of loans secured by multi-

                         First Midwest Financial, Inc.
                                and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


family properties and $19,953,000 and $17,216,000 of loans secured by assisted living facilities at September 30, 2001 and 2000, respectively. The remainder of the commercial real estate portfolio is diversified by industry. The Company's policy for requiring collateral and guarantees varies with the creditworthiness of each borrower.


Impaired loans were as follows:

                                                                      2001           2000
-----------------------------------------------------------------------------------------
Year-end loans with no allowance for loan losses allocated      $       --     $       --
Year-end loans with allowance for loan losses allocated          1,347,574      5,693,460
Amount of the allowance allocated                                  167,693        734,237
Average of impaired loans during the year                        4,770,909      3,954,277
Interest income recognized during impairment                       255,002        374,205


     Foregone interest income and cash interest collected on impaired loans was not material during the years ended September 30, 2001, 2000 and 1999.


NOTE 5.  LOAN SERVICING
Mortgage loans serviced for others are not reported as assets. The unpaid principal balances of these loans at year end were as follows:


                                                       2001             2000
----------------------------------------------------------------------------
Mortgage loan portfolios serviced for FNMA      $12,058,000      $ 5,695,000
Other                                            20,450,000       16,096,000
------------------------------------------------------------------------------
                                                $32,508,000      $21,791,000
==============================================================================

     Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $11,000 and $12,000 at September 30, 2001 and 2000, respectively.

Note 6.  Premises  and  Equipment,  Net
Year  end  premises  and equipment were as follows:

                                                       2001             2000
----------------------------------------------------------------------------
Land                                           $  2,043,370     $  1,782,970
Buildings                                         7,850,052        5,214,003
Furniture, fixtures and equipment                 4,448,902        3,430,664
----------------------------------------------------------------------------
                                                 14,342,324       10,427,637
Less accumulated depreciation                    (4,995,536)      (4,335,896)
----------------------------------------------------------------------------
                                               $  9,346,788     $  6,091,741
============================================================================

     Depreciation of premises and equipment included in occupancy and equipment expense was approximately $660,000, $449,000 and $390,000 for the years ended September 30, 2001, 2000 and 1999, respectively.

                         First Midwest Financial, Inc.
                                and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 7.  DEPOSITS
Jumbo  certificates  of  deposit  in  denominations  of  $100,000  or more  were
approximately   $35,475,000   and   $31,214,000  at  year  end  2001  and  2000,
respectively.

At September 30, 2001, the scheduled maturities of certificates of deposit were as follows for the years ended September 30:


2002                             $163,272,566
2003                               58,062,943
2004                               14,116,594
2005                                7,532,579
2006                                4,942,641
Thereafter                            204,547
---------------------------------------------
                                 $248,131,780
=============================================


NOTE 8.  ADVANCES FROM FEDERAL HOME LOAN BANK
At September 30, 2001, advances from the FHLB of Des Moines with fixed and variable rates ranging from 3.15% to 7.82% (weighted-average rate of 5.76%) are required to be repaid in the year ending September 30 as presented below. Certain advances contain call features which allow the FHLB to call for the prepayment of the borrowing prior to maturity.


2002                             $ 21,661,763
2003                                5,105,605
2004                                6,485,778
2005                               10,134,474
2006                                1,801,886
Thereafter                         81,162,255
---------------------------------------------
                                 $126,351,761
=============================================

     First Federal and Security have executed blanket pledge agreements whereby First Federal and Security assign, transfer and pledge to the FHLB, and grant to the FHLB, a security interest in all property now or hereafter owned. However, First Federal and Security have the right to use, commingle and dispose of the collateral they have assigned to the FHLB. Under the agreements, First Federal and Security must maintain "eligible collateral" that has a "lending value" at least equal to the "required collateral amount," all as defined by the agreements.

     At year end 2001 and 2000, First Federal and Security collectively pledged securities with amortized costs of $67,678,000 and $87,376,000 and fair values of approximately $72,428,000 and $85,104,000 against specific FHLB advances. In addition, qualifying mortgage loans of approximately $85,895,000 and $103,338,000 were pledged as collateral at year end 2001 and 2000.

     During fiscal 2000, the Company recognized a gain totaling $351,995, net of related income taxes, on the transfer of $15,000,000 of FHLB advances. The transfer of FHLB advances was in conjunction with a restructuring of the balance sheet wherein lower yielding securities were sold with the proceeds reinvested in higher yielding loans and used to repay borrowings.


NOTE 9.  SECURITIES SOLD UNDER
AGREEMENTS TO REPURCHASE
Year end securities sold under agreements to repurchase totaled $1,992,720 and $4,254,965 for 2001 and 2000, respectively.

     An analysis of securities sold under agreements to repurchase is as follows:

                                              2001                 2000
-----------------------------------------------------------------------
Highest month-end
   balance                          $   20,239,242        $   4,920,423
Average balance                          6,490,431            3,460,390
Weighted average interest
   rate during the period                     4.78%                5.95%
Weighted average interest
   rate at end of period                      4.57%                6.43%


     At year end 2001, securities sold under agreements to repurchase had maturities ranging from 1 to 15 months with a weighted average maturity of 6 months.

     The Company pledged securities with amortized costs of approximately $2,084,000 and $4,323,000 and fair values of approximately $2,154,000 and $4,221,000, respectively, at year end 2001 and 2000 as collateral for securities sold under agreements to repurchase.

NOTE 10.  COMPANY OBLIGATED
MANDATORILY REDEEMABLE PREFERRED
SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY
SUBORDINATED DEBENTURES
The Company issued all of the 10,000 authorized shares of Company Obligated Mandatorily Redeemable (COMR) Preferred Securities of First Midwest Financial Capital Trust I holding solely subordinated debt securities. Distributions are paid semi-annually. Cumulative cash distributions are calculated at a variable rate of LIBOR (as defined) plus 3.75%, not to exceed 12.50%. The Company may, at one or more times, defer interest payments on the capital securities for up to 10 consecutive semi-annual periods, but not beyond July 25, 2031. At the end of any deferral period, all accumulated and unpaid distributions will be paid. The capital securities will be redeemed on July 25, 2031; however, the Company has the option to shorten the maturity date to a date not earlier than July 25, 2006. The redemption price is $1,000 per capital security plus any accrued and unpaid distributions to the date of redemption plus, if

                         First Midwest Financial, Inc.
                                and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


redeemed prior to July 25, 2011, a redemption premium as defined in the Indenture agreement.

     Holders of the capital securities have no voting rights, are unsecured and rank junior in priority of payment to all of the Company's indebtedness and senior to the Company's common stock.

     The debentures are included on the balance sheet as of September 30, 2001 as liabilities.

NOTE 11.  EMPLOYEE BENEFITS
EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)
The Company maintains an ESOP for eligible employees who have 1,000 hours of employment with the Bank and who have attained age 21. In 1993, the ESOP borrowed $1,534,100 from the Company to purchase 230,115 shares of the Company's common stock. Final payment of this loan was received during the year ended September 30, 2000. In 2001, the ESOP borrowed $360,000 from the Company to purchase 30,000 shares of the Company's common stock. Shares purchased by the ESOP are held in suspense for allocation among participants as the loan is repaid. ESOP expense of $174,660, $270,864 and $455,220 was recorded for the years ended September 30, 2001, 2000 and 1999, respectively. Contributions of $180,000, $167,200 and $200,000 were made to the ESOP during the years ended September 30, 2001, 2000 and 1999, respectively.

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

     For the years ended September 30, 2001, 2000 and 1999, 15,000, 25,080 and 30,000 shares with an average fair value of $11.64, $10.80 and $15.17 per share, respectively, were committed to be released. Also for the years ended September 30, 2001, 2000 and 1999, allocated shares and total ESOP shares reflect 5,514, 1,287 and 23,275 shares, respectively, withdrawn from the ESOP by participants who are no longer with the Company and 9,312, 7,434 and 4,735 shares, respectively, purchased for dividend reinvestment.

Year-end ESOP shares are as follows:

                                        2001           2000           1999
--------------------------------------------------------------------------
Allocated shares                     218,613        199,815        168,588
Unearned shares                       15,000             --         25,080
--------------------------------------------------------------------------
   Total ESOP shares                 233,613        199,815        193,668
==========================================================================

Fair value of unearned shares       $202,500       $     --       $319,770
==========================================================================


Stock options and incentive plans

Certain officers and directors of the Company have been granted options to purchase common stock of the Company pursuant to stock option plans.

     SFAS No. l23, which became effective for stock-based compensation during fiscal years beginning after December l5, 1995, requires proforma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation for awards granted in the first fiscal year beginning after December 15, 1994. Accordingly, the following proforma information presents net income and earnings per share had the fair value method been used to measure compensation cost for stock option plans. The exercise price of options granted is equivalent to the market value of underlying stock at the grant date. Accordingly, no compensation cost was actually recognized for stock options during 2001, 2000 or 1999.

     The fair value of options granted during 2001, 2000 and 1999 is estimated using the following weighted-average information: risk-free interest rate of 4.52%, 5.99% and 6.17%, expected life of 7.0 years, expected dividends of 3.85%, 5.30% and 4.00% per year and expected stock price volatility of 22% per year.

                         First Midwest Financial, Inc.
                                and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                  2001           2000           1999
----------------------------------------------------------------------------------------------------
Net income as reported                                     $ 1,909,743    $ 2,327,626    $ 2,641,132
Proforma net income                                          1,876,780      2,287,501      2,569,635

Reported earnings per common and common equivalent share:
   Basic                                                   $     0.79     $      0.95    $      1.07
   Diluted                                                       0.78            0.93           1.04

Proforma earnings per common and common equivalent share:
   Basic                                                   $     0.78     $      0.93    $      1.04
   Diluted                                                       0.76            0.92           1.01



     In future years, the proforma effect of not applying this standard is expected to increase as additional options are granted.

     Stock option plans are used to reward directors, officers and employees and provide them with an additional equity interest. Options are issued for 10 year periods, with 100% vesting generally occurring either at grant date or 48 months after grant date. At September 30, 2001, 66,626 shares were authorized for future grants. Information about option grants follows:

                                                         Weighted-
                                     Number of             Average
                                       Options      Exercise Price
------------------------------------------------------------------
Outstanding, September 30, 1998        331,116           $   10.62
   Granted                              26,335               13.00
   Exercised                           (23,051)               7.37
   Forfeited                            (9,000)              17.59
-----------------------------------------------
Outstanding, September 30, 1999        325,400               10.85
   Granted                              29,418                9.88
   Exercised                           (54,500)               6.67
   Forfeited                                --                  --
-----------------------------------------------
Outstanding, September 30, 2000        300,318               11.51
   Granted                              31,738               13.61
   Exercised                           (40,000)               6.67
   Forfeited                            (4,000)              13.00
-----------------------------------------------
Outstanding, September 30, 2001        288,056           $   12.40
===============================================

     The weighted-average fair value per option for options granted in 2001, 2000 and 1999 was $.97, $.66, and $1.54. At September 30, 2001, options outstanding were as follows:

                                                Weighted-Average
          Exercise       Weighted-Average         Remaining Life        Number
             Price         Exercise Price                (Years)    of Options
------------------------------------------------------------------------------
     $6.67 - $9.99            $     7.36                   3.58        116,640
   $10.00 - $14.99                 13.35                   8.92         58,593
   $15.00 - $19.99                 16.80                   5.43        102,383
   $20.00 - $20.13                 20.13                   6.00         10,440
                                                                       -------
                              $    12.40                   5.41        288,056
                                                                       =======

                         First Midwest Financial, Inc.
                                and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Options exercisable at year end are as follows:

                                                           Weighted-
                                                             Average
                                            Number of       Exercise
                                              Options          Price
--------------------------------------------------------------------
1999                                          286,650        $ 10.09
2000                                          270,443          11.17
2001                                          270,556          12.38

Management recognition and retention plans
The Company granted 10,424, 7,191 and 106,428 (8,986 of which have been forfeited under terms of the Plan due to termination of service) shares of the Company's common stock on September 30, 1999, May 23, 1994 and September 20, 1993, respectively, to certain officers of the Bank pursuant to a management recognition and retention plan (the Plan). The holders of the restricted stock have all of the rights of a shareholder, except that they cannot sell, assign, pledge or transfer any of the restricted stock during the restricted period. The stock granted in 1999 under the Plan vested as follows: 5,212 shares vested at the date of grant on September 30, 1999 and 5,212 shares vested on September 30, 2000. Previously granted restricted stock vested at a rate of 25% on each anniversary of the grant date. Expense of $0, $33,878 and $101,634 was recorded for these plans for the years ended 2001, 2000 and 1999.

Profit sharing plan
The Company has a profit sharing plan covering substantially all full-time employees. Contribution expense for the years ended September 30, 2001, 2000 and 1999, was $315,773, $329,108 and $0, respectively.

NOTE 12.  INCOME TAXES
The Company, the Bank and its subsidiaries and Security file a consolidated federal income tax return on a fiscal year basis. Prior to fiscal year 1997, if certain conditions were met in determining taxable income on the consolidated federal income tax return, the Bank was allowed a special bad debt deduction based on a percentage of taxable income (8% for 1996) or on specified experience formulas. The Bank used the percentage of taxable income method for the tax year ended September 30, 1996. Tax legislation passed in August l996 now requires the Bank to deduct a provision for bad debts for tax purposes based on actual loss experience and recapture the excess bad debt reserve accumulated in tax years beginning after September 30, 1987. The related amount of deferred tax liability which must be recaptured is approximately $554,000 and is payable over a 6-year period beginning with the tax year ending September 30, 1999.


The provision for income taxes consists of:

                                      2001              2000              1999
-------------------------------------------------------------------------------
Federal:
   Current                     $ 1,170,302       $ 1,644,698       $ 1,690,170
   Deferred                       (105,167)         (258,085)          (90,137)
-------------------------------------------------------------------------------
                                 1,065,135         1,386,613         1,600,033
-------------------------------------------------------------------------------
State:
   Current                         (27,756)          236,122           250,616
   Deferred                        (26,833)          (39,915)          (13,863)
-------------------------------------------------------------------------------
                                   (54,589)          196,207           236,753
-------------------------------------------------------------------------------
        Income tax expense     $ 1,010,546       $ 1,582,820       $ 1,836,786
===============================================================================

     Income tax expense for the year ended September 30, 2000, includes $208,600 related to a gain on an extraordinary item.

                         First Midwest Financial, Inc.
                                and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Total income tax expense differs from the statutory federal income tax rate as follows:

                                                        2001           2000           1999
------------------------------------------------------------------------------------------
Income taxes at 34% federal tax rate             $   993,000    $ 1,139,000    $ 1,522,000
Increase (decrease) resulting from:
   State income taxes - net of federal benefit       113,000        129,000        156,000
   Nondeductible goodwill                            124,000        124,000        124,000
   Resolution of a tax contingency                  (139,000)            --             --
   Other, net                                        (80,454)       (17,780)        34,786
------------------------------------------------------------------------------------------
         Total income tax expense                $ 1,010,546    $ 1,374,220    $ 1,836,786
==========================================================================================


Year end deferred tax assets and liabilities consist of:

                                                                   2001           2000
--------------------------------------------------------------------------------------
Deferred tax assets:
   Bad debts                                                $ 1,047,000    $   861,000
   Deferred loan fees                                                --         44,000
   Net unrealized losses on securities available for sale            --      1,514,054
   Other items                                                   40,000         84,000
---------------------------------------------------------------------------------------
                                                              1,087,000      2,503,054
---------------------------------------------------------------------------------------
Deferred tax liabilities:
   Federal Home Loan Bank stock dividend                       (452,000)      (452,000)
   Accrual to cash basis                                        (44,000)       (89,000)
   Premises and equipment                                      (108,000)       (72,000)
   Net unrealized gains on securities available for sale       (198,993)            --
   Other                                                         (5,000)       (30,000)
---------------------------------------------------------------------------------------
                                                               (807,993)      (643,000)
--------------------------------------------------------------------------------------
      Net deferred tax assets                               $   279,007    $ 1,860,054
======================================================================================

     Federal income tax laws provided savings banks with additional bad debt deductions through September 30, 1987, totaling $6,744,000 for the Bank. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total approximately $2,300,000 at September 30, 2001 and 2000. If the Bank were liquidated or otherwise ceases to be a bank or if tax laws were to change, the $2,300,000 would be recorded as expense.

NOTE 13.  CAPITAL REQUIREMENTS AND
RESTRICTIONS ON RETAINED EARNINGS
The Company has two primary subsidiaries, First Federal and Security. First Federal and Security are subject to various regulatory capital requirements. Failure to meet mini-mum capital requirements can initiate certain mandatory or discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First Federal and Security must meet specific quantitative capital guidelines using their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The requirements are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require First Federal and Security to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and a leverage ratio consisting of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2001, that First Federal and Security meet the capital adequacy requirements.

                         First Midwest Financial, Inc.
                                and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


First Federal's and Security's actual capital and required capital amounts and ratios are presented below:

                                                                                                                    Minimum
                                                                                                               Requirement To Be
                                                                                       Minimum Requirement    Well Capitalized Under
                                                                                       For Capital Adequacy     Prompt Corrective
                                                                          Actual              Purposes          Action Provisions
                                                                   --------------------------------------------------------------
                                                                     Amount    Ratio       Amount   Ratio        Amount    Ratio
---------------------------------------------------------------------------------------------------------------------------------
                                                                                        (Dollars in thousands)
As of September 30, 2001:
Total capital (to risk-weighted assets):
   First Federal                                                    $44,393     13.8%     $25,681     8.0%      $32,101     10.0%
   Security                                                           4,514     15.2        2,380     8.0         2,975     10.0
Tier 1 (Core) capital (to risk-weighted assets):
   First Federal                                                     40,832     12.7       12,840     4.0        19,261      6.0
   Security                                                           4,179     14.0        1,190     4.0         1,785      6.0
Tier 1 (Core) capital (to average total assets):
   First Federal                                                     40,832      8.8       18,565     4.0        23,206      5.0
   Security                                                           4,179      9.1        1,837     4.0         2,296      5.0
Tier 1 (Core) capital (to total assets),
   First Federal                                                     40,832      8.7       18,828     4.0        23,535      5.0

As of September 30, 2000:
Total capital (to risk-weighted assets):
   First Federal                                                    $35,898     11.8%     $24,291     8.0%      $30,364     10.0%
   Security                                                           4,144     13.3        2,490     8.0         3,113     10.0
Tier 1 (Core) capital (to risk-weighted assets):
   First Federal                                                     32,541     10.7       12,146     4.0        18,218      6.0
   Security                                                           3,848     12.4        1,245     4.0         1,868      6.0
Tier 1 (Core) capital (to average total assets):
   First Federal                                                     32,541      7.1       18,423     4.0        23,028      5.0
   Security                                                           3,848      8.2        1,876     4.0         2,345      5.0
Tier 1 (Core) capital (to total assets),
   First Federal                                                     32,541      7.1       18,227     4.0        22,784      5.0


Regulations limit the amount of dividends and other capital distributions that may be paid by a financial institution without prior approval of its primary regulator. The regulatory restriction is based on a three-tiered system with the greatest flexibility being afforded to well-capitalized (Tier 1) institutions. First Federal and Security are currently Tier 1 institutions. Accordingly, First Federal and Security can make, without prior regulatory approval, distributions during a calendar year up to 100% of their retained net income for the calendar year-to-date plus retained net income for the previous two calendar years (less any dividends previously paid) as long as they remain well-capitalized, as defined in prompt corrective action regulations, following the proposed distribution. Accordingly, at September 30, 2001, approximately $1,671,000 of First Federal's retained earnings and $96,000 of Security's retained earnings were potentially available for distribution to the Company.

NOTE 14.  COMMITMENTS AND CONTINGENCIES
In the normal course of business, the Company's subsidiary banks make various commitments to extend credit which are not reflected in the accompanying consolidated financial statements.

     At September 30, 2001 and 2000, loan commitments approximated $29,650,000 and $14,810,000, respectively, excluding undisbursed portions of loans in process. Loan commitments at September 30, 2001 included commitments to originate fixed-rate loans with interest rates ranging from 5.5% to 8.5% totaling $7,730,000 and adjustable-

                        First Midwest Financial, Inc.
                                and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


rate loan commitments with interest rates ranging from 5.25% to 18% totaling $13,070,000. The Company also had commitments to purchase adjustable rate loans of $7,100,000 with interest rates ranging from 5.5% to 6.5% and fixed-rate loans of $1,750,000 with interest rates of 8.45%. Loan commitments at September 30, 2000 included commitments to originate fixed-rate loans with interest rates ranging from 8% to 8.875% totaling $530,000 and adjustable-rate loan commitments with interest rates ranging from 6.25% to 19% totaling $13,280,000. The Company also had commitments to purchase adjustable rate loans of $1,000,000 with interest rates of 11.25%. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract.

     The exposure to credit loss in the event of nonperformance by other parties to financial instruments for commitments to extend credit is represented by the contrac- tual amount of those instruments. The same credit policies and collateral requirements are used in making commitments and conditional obligations as are used for on-balance-sheet instruments.

     Since certain commitments to make loans and to fund lines of credit and loans in process expire without being used, the amount does not necessarily represent future cash commitments. In addition, commitments used to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.

     Securities with amortized costs of approximately $14,234,000 and $11,190,000 and fair values of approximately $14,562,000 and $10,831,000 at September 30, 2001 and 2000, respectively, were pledged as collateral for public funds on deposit.

     Securities with amortized costs of approximately $5,808,000 and $6,135,000 and fair values of approximately $6,057,000 and $6,096,000 at September 30, 2001 and 2000, respectively, were pledged as collateral for individual, trust and estate deposits.

     Under employment agreements with certain executive officers, certain events leading to separation from the Company could result in cash payments totaling approximately $2,524,000 as of September 30, 2001.

The Company and its subsidiaries are subject to certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position or results of operations of the Company.

NOTE 15.  OTHER COMPREHENSIVE INCOME (LOSS)
Other comprehensive income (loss) components and related taxes were as follows:

                                                                2001             2000            1999
------------------------------------------------------------------------------------------------------
Net change in net unrealized gains and
   losses on securities available for sale:
   Unrealized gains (losses) arising during the year      $ 4,546,133     $(1,075,235)    $(4,956,193)
   Reclassification adjustment for (gains)
      losses included in net income                            60,275       1,020,885        (331,611)
------------------------------------------------------------------------------------------------------
         Net change in unrealized gains and
               losses on securities available for sale      4,606,408         (54,350)     (5,287,804)
Tax effects                                                (1,714,090)         21,092       1,968,351
------------------------------------------------------------------------------------------------------
         Other comprehensive income (loss)                $ 2,892,318     $   (33,258)    $(3,319,453)
======================================================================================================


NOTE 16.  LEASE COMMITMENT
The Company has leased property under various noncancelable operating lease agreements which expire at various times through December 2009, and require annual rentals of $52,600 plus the payment of the property taxes, normal maintenance and insurance on the property.

     The total minimum rental commitment at September 30, 2001, under the leases is as follows:

      2002                       $ 52,900
      2003                         52,375
      2004                         46,600
      2005                         42,100
      2006                         40,600
      Thereafter                  131,950
      -----------------------------------
                                 $366,525
      ===================================

                        First Midwest Financial, Inc.
                                and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17.  PARENT COMPANY FINANCIAL STATEMENTS
Presented below are condensed financial statements for the parent company, First Midwest Financial, Inc.:

CONDENSED BALANCE SHEETS

September 30, 2001 and 2000

                                                                2001               2000
---------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                               $     60,973       $     72,236
Securities available for sale                              2,863,251          3,380,496
Investment in subsidiary banks                            48,940,931         38,702,338
Loan receivable from ESOP                                    180,000                 --
Loan receivable                                              899,313            325,179
Other assets                                                 827,772            211,071
---------------------------------------------------------------------------------------
      Total assets                                      $ 53,772,240       $ 42,691,320
=======================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Loan payable to subsidiary banks                        $         --       $  2,550,000
Company Obligated Mandatorily Redeemable Preferred
   Securities of Subsidiary Trust Holding Solely
   Subordinated Debentures                                10,000,000                 --
Accrued expenses and other liabilities                        45,030            106,235
---------------------------------------------------------------------------------------
      Total liabilities                                   10,045,030          2,656,235
---------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Common stock                                                  29,580             29,580
Additional paid-in capital                                20,863,379         20,976,108
Retained earnings, substantially restricted               31,066,643         30,404,386
Accumulated other comprehensive income                       338,427         (2,553,891)
Unearned employee stock ownership plan shares               (180,000)                --
Treasury stock, at cost                                   (8,390,819)        (8,821,098)
---------------------------------------------------------------------------------------
      Total shareholders' equity                          43,727,210         40,035,084
---------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity        $ 53,772,240       $ 42,691,320
=======================================================================================

                          First Midwest Financial, Inc.
                                and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Condensed Statements of Income

Years Ended September 30, 2001, 2000 and 1999

                                                         2001              2000              1999
--------------------------------------------------------------------------------------------------
Dividend income from subsidiary banks             $ 1,550,000       $ 2,525,000       $ 2,350,000
Interest income                                       309,054           280,351           297,447
Gain (loss) on sales of securities available
      for sale, net                                   (60,275)          (37,206)           62,466
--------------------------------------------------------------------------------------------------
                                                    1,798,779         2,768,145         2,709,913

Interest expense                                      332,250           205,863           210,444
Operation expenses                                    550,038           388,023           405,076
--------------------------------------------------------------------------------------------------
                                                      882,288           593,886           615,520
--------------------------------------------------------------------------------------------------

   Income before income taxes and
         equity in undistributed net
         income of subsidiaries                       916,491         2,174,259         2,094,393

Income tax expense (benefit)                         (247,000)         (142,000)         (106,000)
--------------------------------------------------------------------------------------------------

   Income before equity in
         undistributed net income of
         subsidiaries                               1,163,491         2,316,259         2,200,393

Equity in undistributed net income
      of subsidiary banks                             746,252            11,367           440,739
--------------------------------------------------------------------------------------------------

               Net income                         $ 1,909,743       $ 2,327,626       $ 2,641,132
==================================================================================================

                          First Midwest Financial, Inc.
                                and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Condensed Statements of Cash Flows

Years Ended September 30, 2001, 2000 and 1999

                                                                              2001               2000               1999
-------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                         $  1,909,743       $  2,327,626       $  2,641,132
   Adjustments to reconcile net income to net cash
      from operating activities:
      Equity in undistributed net income of subsidiary banks              (746,252)           (11,367)          (440,739)
      Amortization of recognition and retention plan                            --             33,878            101,634
      (Gain) loss on sales of securities available for sale, net            60,275             37,206            (62,466)
      Change in other assets                                              (364,088)            (9,817)           (38,470)
      Change in accrued expenses and other liabilities                     (61,205)             7,771             94,617
-------------------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                         798,473          2,385,297          2,295,708
-------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Investment in subsidiary                                             (7,000,000)                --                 --
   Repayment of securities                                                   3,806              5,409                 --
   Purchase of securities available for sale                                    --           (500,000)        (1,626,721)
   Proceeds from sales of securities available for sale                    795,000            495,000          2,155,709
   Loan to ESOP                                                           (360,000)                --                 --
   Loans purchased, net                                                   (574,134)          (325,179)                --
   Repayments on loan receivable from ESOP                                 180,000            167,200            200,000
-------------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) investment activities           (6,955,328)          (157,570)           728,988
-------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of Company Obligated Mandatorily
      Redeemable Preferred Securities of Subsidiary Trust
      Holding Solely Subordinated Debentures                            10,000,000                 --                 --
   Proceeds from loan payable to subsidiary banks                               --                 --          1,150,000
   Repayments on loan payable to subsidiary banks                       (2,550,000)          (200,000)        (1,450,000)
   Debt issuance costs incurred                                           (305,812)                --                 --
   Cash dividends paid                                                  (1,247,486)        (1,276,183)        (1,274,003)
   Proceeds from exercise of stock options                                 266,667            363,335            169,841
   Purchase of treasury stock                                              (17,777)        (1,478,509)        (1,289,186)
-------------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) financing activities             6,145,592         (2,591,357)        (2,693,348)

         Net change in cash and cash equivalents                           (11,263)          (363,630)           331,348
-------------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS
   Beginning of year                                                        72,236            435,866            104,518
-------------------------------------------------------------------------------------------------------------------------
   End of year                                                        $     60,973       $     72,236       $    435,866
=========================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION
   Cash paid during the year for interest                             $    332,250       $    209,447       $    210,444

                          First Midwest Financial, Inc.
                                and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The extent to which the Company may pay cash dividends to shareholders will depend on the cash currently available at the Company, as well as the ability of the subsidiary banks to pay dividends to the Company (see Note 13).

NOTE 18.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                           Quarter Ended
---------------------------------------------------------------------------------------------------------------
                                                  December 31        March 31         June 30    September 30
---------------------------------------------------------------------------------------------------------------
Fiscal year 2001:
   Total interest income                           $9,833,184      $9,457,877      $9,303,140      $9,332,425
   Total interest expense                           6,545,052       6,349,019       6,250,738       6,245,790
   Net interest income                              3,288,132       3,108,858       3,052,402       3,086,635
   Provision for loan losses                          150,000         120,000         200,000         240,000
   Net income                                         606,306         409,127         456,346         437,964
   Earnings per common and common
      equivalent share:
      Basic                                        $     0.25      $     0.17      $     0.19      $     0.18
      Diluted                                            0.25            0.17            0.19            0.18

Fiscal year 2000:
   Total interest income                           $9,404,770      $9,545,028      $9,672,083      $9,788,143
   Total interest expense                           5,911,477       5,991,817       6,264,173       6,410,895
   Net interest income                              3,493,293       3,553,211       3,407,910       3,377,248
   Provision for loan losses                          325,000         270,000         400,000         645,000
   Net income before extraordinary item               764,680         760,747           2,055         448,149
   Extraordinary item                                      --              --         351,995              --
   Net income                                         764,680         760,747         354,050         448,149
   Earnings per common and common
      equivalent share:
      Basic:
         Net income before extraordinary item      $     0.31      $     0.31      $       --      $     0.18
         Extraordinary item                                --              --            0.15              --
         Net income                                      0.31            0.31            0.15            0.18
      Diluted:
         Net income before extraordinary item      $     0.30      $     0.30      $       --      $     0.18
         Extraordinary item                                --              --            0.14              --
         Net income                                      0.30            0.30            0.14            0.18

Fiscal year 1999:
   Total interest income                           $8,761,124      $8,585,259      $8,842,903      $9,183,445
   Total interest expense                           5,342,257       5,472,837       5,577,855       5,782,931
   Net interest income                              3,418,867       3,112,422       3,265,048       3,400,514
   Provision for loan losses                          243,000         358,000         299,000       1,092,000
   Net income                                         908,517         759,500         756,673         216,442
   Earnings per common and common
      equivalent share:
      Basic                                        $     0.37      $     0.31      $     0.31      $     0.09
      Diluted                                            0.36            0.30            0.30            0.09


                          First Midwest Financial, Inc.
                                and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 19. FAIR VALUES OF FINANCIAL
INSTRUMENTS
SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair value amounts of its financial instruments. It is management's belief that the fair values presented below are reasonable based on the valuation techniques and data available to the Company as of September 30, 2001 and 2000, as more fully described below. It should be noted that the operations of the Company are managed from a going concern basis and not a liquidation basis. As a result, the ultimate value realized for the financial instruments presented could be substantially different when actually recognized over time through the normal course of operations. Additionally, a substantial portion of the Company's inherent value is the subsidiary banks' capitalization and franchise value. Neither of these components have been given consideration in the presentation of fair values below.

     The following presents the carrying amount and estimated fair value of the financial instruments held by the Company at September 30, 2001 and 2000. This information is presented solely for compliance with SFAS No. 107 and is subject to change over time based on a variety of factors.

                                                              2001                                    2000
------------------------------------------------------------------------------------------------------------------------
                                                   Carrying           Estimated            Carrying           Estimated
                                                     Amount          Fair Value              Amount          Fair Value
------------------------------------------------------------------------------------------------------------------------
Selected assets:
   Cash and cash equivalents                  $   8,766,305       $   8,766,000       $   6,922,531       $   6,923,000
   Securities available for sale                145,374,339         145,374,000         147,478,931         147,479,000
   Loans receivable, net                        333,062,025         335,953,000         324,702,629         321,192,000
   FHLB stock                                     6,398,900           6,399,000           8,327,600           8,328,000
   Accrued interest receivable                    4,750,792           4,751,000           5,216,929           5,217,000

Selected liabilities:
   Noninterest bearing demand deposits           (7,733,294)         (7,733,000)         (6,040,991)         (6,041,000)
   Savings, NOW and money market
      demand deposits                           (82,916,804)        (82,917,000)        (72,508,530)        (72,509,000)
   Other time certificates of deposit          (248,131,780)       (253,180,000)       (240,104,200)       (239,698,000)
------------------------------------------------------------------------------------------------------------------------
      Total deposits                           (338,781,878)       (343,830,000)       (318,653,721)       (318,248,000)

   Advances from FHLB                          (126,351,761)       (134,530,000)       (139,738,451)       (137,078,000)
   Securities sold under agreements
      to repurchase                              (1,992,720)         (2,008,000)         (4,254,965)         (4,250,000)
   Company Obligated Mandatorily
      Redeemable Preferred Securities of
      Subsidiary Trust Holding Solely
      Subordinated Debentures                   (10,000,000)        (10,078,000)                 --                  --
   Advances from borrowers for taxes
      and insurance                                (446,397)           (446,000)           (461,514)           (462,000)
   Accrued interest payable                        (868,281)           (868,000)         (1,006,341)         (1,006,000)

Off-balance-sheet instruments, loan
      commitments                               (29,650,000)                 --         (14,810,000)                 --

                          First Midwest Financial, Inc.
                                and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The following sets forth the methods and assumptions used in determining the fair value estimates for the Company's financial instruments at September 30, 2001 and 2000.

Cash and cash equivalents
The carrying amount of cash and short-term investments is assumed to approximate the fair value.

Securities available for sale
Quoted market prices or dealer quotes were used to determine the fair value of securities available for sale.

Loans receivable, net
The fair value of loans receivable, net was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities. When using the discounting method to determine fair value, loans were gathered by homogeneous groups with similar terms and conditions and discounted at a target rate at which similar loans would be made to borrowers as of September 30, 2001 and 2000. In addition, when computing the estimated fair value for all loans, allowances for loan losses have been subtracted from the calculated fair value for consideration of credit issues.

FHLB stock
The fair value of such stock approximates book value since the Company is able to redeem this stock with the Federal Home Loan Bank at par value.

Accrued interest receivable
The carrying amount of accrued interest receivable is assumed to approximate the fair value.

Deposits
The fair value of deposits were determined as follows: (i) for noninterest bearing demand deposits, savings, NOW and money market demand deposits, since such deposits are immediately withdrawable, fair value is determined to approximate the carrying value (the amount payable on demand); (ii) for other time certificates of deposit, the fair value has been estimated by discounting expected future cash flows by the current rates offered as of September 30, 2001 and 2000, on certificates of deposit with similar remaining maturities. In accordance with SFAS No. 107. no value has been assigned to the Company's long-term relationships with its deposit customers (core value of deposits intangible) since such intangible is not a financial instrument as defined under SFAS No. 107.

Advances from FHLB
The fair value of such advances was estimated by discounting the expected future cash flows using current interest rates as of September 30, 2001 and 2000, for advances with similar terms and remaining maturities.

Securities sold under agreements to repurchase, other borrowings and company obligated mandatorily redeemable preferred securities of subsidiary trust holding solely subordinated debentures.

The fair value of securities sold under agreements to repurchase, other borrowings and company obligated mandatorily redeemable preferred securities of subsidiary trust holding solely subordinated debentures was estimated by discounting the expected future cash flows using derived interest rates approximating market as of September 30, 2001 and 2000, over the contractual maturity of such borrowings.

Advances from borrowers for taxes and insurance
The carrying amount of advances from borrowers for taxes and insurance is assumed to approximate the fair value.

Accrued interest payable
The carrying amount of accrued interest payable is assumed to approximate the fair value.

Loan commitments
The commitments to originate and purchase loans have terms that are consistent with current market terms. Accordingly, the Company estimates that the fair values of these commitments are not significant.

Limitations It must be noted that fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. Additionally, fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business, customer relationships and the value of assets and liabilities that are not considered financial instruments. These estimates do not reflect any premium or discount that could result from offering the Company's entire holdings of a particular financial instrument for sale at one time. Furthermore, since no market exists for certain of the Company's financial instruments, fair value estimates may be based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with a high level of precision. Changes in assumptions as well as tax considerations could significantly affect the estimates. Accordingly, based on the limitations described above, the aggregate fair value estimates are not intended to represent the underlying value of the Company, on either a going concern or a liquidation basis.

                               BOARD of DIRECTORS

                                 James S. Haahr
Chairman of the Board,  President and Chief Executive Officer for
First Midwest Financial, Inc. and First Federal Savings Bank of the Midwest; Chairman of the Board for Security State Bank

                                E. Wayne Cooley
       Executive Secretary of the Iowa Girls' High School Athletic Union

                               E. Thurman Gaskill
    Iowa State Senator and Owner of a Grain and Livestock Farming Operation

                                 J. Tyler Haahr
Senior Vice President, Secretary and Chief Operating Officer for First Midwest Financial, Inc.; Executive Vice President, Secretary, and Chief Operating Officer for First Federal Savings Bank of the Midwest; Chief Executive Officer of Security State Bank; and Vice President and Secretary of First Services Financial Limited

                               G. Mark Mickelson
 Vice President of Blue Dot Services, a subsidiary of Northwestern Corporation

                              Rodney G. Muilenburg
                    Dairy Specialist with Purina Mills, Inc.

                                 Jeanne Partlow
                     Retired President of Iowa Savings Bank

                         -----------------------------



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

                                   Troy Moore
                    President for Iowa Savings Bank Division

                                 Tony Trussell
                President for First Federal Sioux Falls Division

                           I. Eugene Richardson, Jr.
                       President for Security State Bank

                                 Susan C. Jesse
      Senior Vice President for First Federal Savings Bank of the Midwest

                         -----------------------------



                                 BANK DIRECTORS


                                  DIRECTORS OF
                           FIRST FEDERAL SAVINGS BANK
                                 OF THE MIDWEST
                            James S. Haahr, Chairman
                                E. Wayne Cooley
                               E. Thurman Gaskill
                                 J. Tyler Haahr
                               G. Mark Mickelson
                              Rodney G. Muilenburg
                                 Jeanne Partlow


                                  DIRECTORS OF
                              SECURITY STATE BANK
                            James S. Haahr, Chairman
                                Jeffrey N. Bump
                                E. Wayne Cooley
                               E. Thurman Gaskill
                                 J. Tyler Haahr
                               G. Mark Mickelson
                              Rodney G. Muilenburg
                                 Jeanne Partlow
                           I. Eugene Richardson, Jr.


                    ADVISORY BOARD OF BROOKINGS FEDERAL BANK
                         Fred J. Rittershaus, Chairman
                              Virgil G. Ellerbruch
                                 J. Tyler Haahr
                                 Tim D. Harvey
                                 O. Dale Larson
                                  Earl R. Rue

                                OFFICE LOCATIONS

First Federal Savings Bank of the Midwest

[GRAPHIC - PHOTO OF FIRST FEDERAL STORM LAKE, MAIN OFFICE]
[GRAPHIC - PHOTO OF BROOKINGS FEDERAL BANK, MAIN OFFICE]
                    [GRAPHIC - PHOTO OF MAP OF SOUTH DAKOTA AND IOWA
                               WITH BANK LOCATIONS
]
First Federal                 Brookings Federal Bank Division
Storm Lake Division           Main Office
Main Office                   600 Main Avenue
Fifth at Erie                 P.O. Box 98
P.O. Box 1307                 Brookings, SD 57006
Storm Lake, IA 50588          605.692.2314
712.732.4117                  800.842.7452
800.792.6815                  605.692.7059 fax
712.732.7105 fax
                              Eastbrook
Storm Lake Plaza              425 22nd Avenue South
1413 North Lake Avenue        Brookings, SD 57006
Storm Lake, IA 50588          605.692.2314
712.732.6655
712.732.7924 fax
                    [GRAPHIC - PHOTO OF IOWA SAVINGS BANK, MAIN OFFICE]

Lake View                     Iowa Savings Bank
Fifth at Main                 Division
P.O. Box 649                  Main Office
Lake View, IA 51450           3448 Westown Parkway
712.657.2721                  West Des Moines, IA 50266
712.657.2896 fax              515.226.8474
                              515.226.8475 fax
Laurens
104 North Third Street        Highland Park
Laurens, IA 50554             3624 Sixth Avenue
712.841.2588                  Des Moines, IA 50313
712.841.2029 fax              515.288.4866
                              515.288.3104 fax
Manson
Eleventh at Main              Ingersoll
P.O. Box 130                  3401 Ingersoll Avenue
Manson, IA 50563              Des Moines, IA 50312
712.469.3319                  515.274.9674
712.469.2458 fax              515.274.9675 fax

Odebolt                       Urbandale (coming soon)
219 South Main Street         4848 86th Street
P.O. Box 465                  Urbandale, IA 50322
Odebolt, IA 51458
712.668.4881
712.668.4882 fax

Sac City
518 Audubon Street
Sac City, IA 50583
712.662.7195
712.662.7196 fax
                    [GRAPHIC - PHOTO OF FIRST FEDERAL SIOUX FALLS, MAIN OFFICE]

                              First Federal
                              Sioux Falls Division
                              Main Office
                              2500 South Minnesota Avenue
                              Sioux Falls, SD 57105
                              605.977.7500
                              605.977.7501 fax


                     Security State Bank
                    [GRAPHIC - PHOTO OF SECURITY STATE BANK, MAIN OFFICE]

                              Main Office

                              615 South Division
                              P.O. Box 606
                              Stuart, IA 50250
                              515.523.2203
                              800.523.8003
                              515.523.2460 fax

                              Casey Office
                              101 East Logan
                              P.O. Box 97
                              Casey, IA 50048
                              641.746.3366
                              800.746.3367
                              641.746.2828 fax

                              Menlo Office
                              501 Sherman
                              P.O. Box 36
                              Menlo, IA 50164
                              641.524.4521

                              INVESTOR INFORMATION

ANNUAL MEETING OF SHAREHOLDERS
The Annual Meeting of Shareholders will convene at 1:00 pm on Monday, January 28, 2002. The meeting will be held in the Board Room of First Federal Savings Bank, Fifth at Erie, Storm Lake, Iowa. Further information with regard to this meeting can be found in the proxy statement.

GENERAL COUNSEL
Mack, Hansen, Gadd, Armstrong
& Brown, P.C.
316 East Sixth Street
P.O. Box 278
Storm Lake, Iowa  50588

SPECIAL COUNSEL
Katten Muchin Zavis
1025 Thomas Jefferson Street NW
East Lobby, Suite 700
Washington, D.C.  20007-5201

INDEPENDENT AUDITORS
McGladrey & Pullen, LLP
400 Locust Street, Suite 640
Des Moines, Iowa  50309-2372

SHAREHOLDER SERVICES AND
INVESTOR RELATIONS
Shareholders desiring to change the name, address, or ownership of stock; to report lost certificates; or to consolidate accounts, should contact the corporation's transfer agent:

   Registrar & Transfer Company
   10 Commerce Drive
   Cranford, New Jersey  07016
   Telephone: 800.368.5948
   Email: invrelations@rtco.com
   Website: www.rtco.com

Form 10-K

Copies of the Company's annual report on Form 10-K for the year ended September 30, 2001 (excluding exhibits thereto) may be obtained without charge by contacting:

      Investor Relations
      First Midwest Financial, Inc.
      First Federal Building, Fifth at Erie
      P.O. Box 1307
      Storm Lake, Iowa  50588
      Telephone: 712.732.4117
      Email: invrelations@fmficash.com
      Website: www.fmficash.com

                                ----------------



                            STOCK MARKET INFORMATION

First Midwest Financial, Inc.'s common stock trades on the Nasdaq National Market under the symbol "CASH." The Wall Street Journal publishes daily trading information for the stock under the abbreviation, "FstMidwFnl," in the National Market Listing. Quarterly dividends for 2000 and 2001 were $0.13. The price range of the common stock, as reported on the Nasdaq System, was as follows:


                            FISCAL YEAR 2001              FISCAL YEAR 2000
                              Low        High              Low         High
----------------------------------------------------------------------------
First Quarter              $ 8.81      $11.25           $ 9.00      $13.63
Second Quarter             $10.81      $12.75           $ 9.50      $12.50
Third Quarter              $11.40      $12.75           $ 8.75      $11.25
Fourth Quarter             $12.31      $14.25           $ 9.00      $10.81

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

     As of September 30, 2001, First Midwest had 2,469,727 shares of common stock outstanding, which were held by 276 shareholders of record, and 288,056 shares subject to outstanding options. The shareholders of record number does not reflect approximately 440 persons or entities who hold their stock in nominee or "street" name.

     The following securities firms indicated they were acting as market makers for First Midwest Financial, Inc. stock as of September 30, 2001: AnPac Securities Group, Inc.; Herzog, Heine, Geduld, Inc.; Howe Barnes Investments, Inc.; Midwest Res. First Tennessee; Spear, Leeds & Kellogg; and Tucker Anthony Incorporated.


--------------------------------------------------------------------------------
TRIBUTE We would like to pay a special tribute to our friends at Sandler O'Neill
         & Partners and others affected by the September 11th tragedy.
--------------------------------------------------------------------------------

INSIDE BACK COVER

The best part of the bank is its people.
              - Judy Arnfelt, First Federal Savings Bank customer

[GRAPHIC - FULL PAGE PHOTO OF PEOPLE]

BACK COVER

[GRAPHIC - BANK LOGO W/ NEW SLOGAN]

First Midwest Financial, Inc.
First Federal Building
Fifth at Erie
P.O. Box 1307
Storm Lake, Iowa  50588

www.fmficash.com