Form 10-K, Exhibit 13
period 2002-09-30
FIRST MIDWEST FINANCIAL INC
filed 2002-12-27
CIK 907471

COVER

First Midwest Financial, Inc.
2002 Annual Report


                              PEOPLE HELPING PEOPLE


                    [GRAPHIC - FULL PAGE PHOTO OF HANDSHAKE]


                              WE MAKE BANKING EASY





                FIRST MIDWEST FINANCIAL, INC. 2002 ANNUAL REPORT

BACK COVER


First Midwest
Financial, Inc.
------------------
People helping people

First Midwest Financial, Inc.
First Federal Building
Fifth at Erie
P.O. Box 1307
Storm Lake, Iowa 50588

www.fmficash.com

INSIDE FRONT COVER

                   WE ARE A COMPANY OF PEOPLE HELPING PEOPLE.

              TOGETHER, WE WORK HARD TO MAKE BANKING EASY FOR YOU.

               EASY FOR YOUR BUSINESS. EASY FOR OUR COMMUNITIES.



                                  ------------

                                    CONTENTS

                                        1
                              FINANCIAL HIGHLIGHTS

                                        2
                             LETTER TO SHAREHOLDERS

                                        4
                                 COMPANY PROFILE

                                        5
                                 BANK HIGHLIGHTS

                                        9
                                   FINANCIALS

                                       48
                         DIRECTORS & Executive Officers

                                       51
                                Office Locations

                                       52
                              Investor Information

INSIDE BACK COVER

                                  BANK WITH US

                        AND SEE HOW EASY BANKING CAN BE.


FIANCIAL HIGHLIGHTS                                                            1


(Dollars in Thousands except Per Share Data)        2002           2001           2000        1999          1998
--------------------------------------------------------------------------------------------------------------------------

AT SEPTEMBER 30

   Total assets                                   $607,648       $523,183       $505,590    $511,213      $418,380
   Total loans, net                                343,192        333,062        324,703     303,079       270,286
   Total deposits                                  355,780        338,782        318,654     304,780       283,858
   Shareholders' equity                             44,588         43,727         40,035      39,771        42,286
   Book value per common share                    $  18.06       $  17.71       $  16.48    $  15.86      $  16.56
   Total equity to assets                             7.34%          8.36%          7.93%       7.78%        10.11%


FOR THE FISCAL YEAR

   Net interest income                            $ 14,321       $ 13,033       $ 14,177    $ 13,559      $ 13,050
   Net income                                        2,157          1,910          2,328       2,641         2,785
   Diluted earnings per share                     $   0.87       $   0.78       $   0.93    $   1.04      $   1.03
   Return on average assets                            .38%           .37%           .46%        .54%          .68%
   Return on average equity                           4.95%          4.57%          5.98%       6.35%         6.43%
   Net yield on interest-earning assets               2.68%          2.64%          2.86%       2.91%         3.32%




  TOTAL ASSETS                   TOTAL LOANS, NET             TOTAL DEPOSITS
  In millions                      In millions                  In millions
 [GRAPHIC-CHART]                 [GRAPHIC-CHART]              [GRAPHIC-CHART]


The Company and its subsidiaries exceed regulatory capital requirements. Banks are Members FDIC and Equal Housing Lenders.

LETTER TO SHAREHOLDERS                                                         2



TO OUR SHAREHOLDERS

FIRST MIDWEST FINANCIAL
REACHED A TURNING POINT IN 2002.

For the past five years, we invested considerable resources to align our internal capabilities with long-term strategies for high performance and growth. We hired additional expertise, embraced technology, implemented best practices and procedures, and launched new services and new locations to make banking with us easier than ever. All the while, earnings did not reflect the intrinsic value building within the Company.

     This year's earnings begin to reveal the added value. Net income rose 13 percent to $0.87 per diluted share or $2.2 million compared to $0.78 per diluted share or $1.9 million for fiscal 2001.


DEMAND
DEPOSIT BALANCES
In millions
[GRAPHIC-CHART]


"OUR GOAL IS TO CREATE SUPERIOR
SHAREHOLDER VALUE BY FULFILLING
OUR CUSTOMER PROMISE TO MAKE
BANKING WITH US EASIER THAN EVER"

[PHOTO]


Fourth quarter earnings per share jumped 67 percent to $0.30 from $0.18 compared to the same period in 2001.


     While we are pleased with the improved 2002 earnings, we are most optimistic about how our strong foundation positions us for better performance in years to come.

     The Company opened its first retail location in Sioux Falls, South Dakota in April 2001. After one year, the new office reached profitability and finished the fiscal year with positive earnings. It grew deposits to $30 million during fiscal 2002. Lower-costing demand deposits reached $8.3 million. Total loans doubled, exceeding $45 million.

     The Company's third Des Moines location opened in November 2001 and is moving quickly toward profitability. Construction was completed on time and on budget for the fourth facility, which opened in November 2002.

     We are confident that these and future sites will enhance long-term earnings.

     Loan-to-deposit interest rate spreads increased 55 basis during fiscal 2002. Both an increase in lower-costing deposit balances and a higher concentration of originated commercial loans contributed to the wider spreads.

     Demand deposits increased 13 percent during fiscal 2002. The company's five-year deposit trends are most telling: a 158 percent increase in demand deposits and a 45 percent increase in total deposits.

     Improvements in the mix and management of our portfolio also contributed to wider loan-to-deposit spreads. Net loans rose to a record $343 million, a 35 percent increase during the past five years. Originated commercial lending increased 68 percent in 2002 alone. The percentage of commercial loans in the portfolio increased from 32 percent to 55 percent of total loans since 1998.

     With credit quality always top of mind, we continue to make sound decisions.

LETTER TO SHAREHOLDERS                                                         3

     Growth in commercial lending makes the Company less reliant on fixed-rate home mortgages and less sensitive to interest rate risk. We have found that hiring good people, with proven results in our new markets, is an effective strategy to quickly build quality business relationships. This strategy also holds true for our new trust company.

     First Services Trust Company was established in April 2002 and is based in Sioux Falls, South Dakota. Thanks to its South Dakota charter, we are able to offer customers some of the most favorable trust laws in the nation.


LOOKING AHEAD

In many ways, First Midwest is just beginning to tap its potential. We have successfully merged tradition with new capabilities, and we are prepared for the next challenges. Our goal is to create superior shareholder value by fulfilling our customer promise to make banking with us easier than ever.

     To accomplish this goal, we will embrace initiatives such as:

     1.   Explore branch expansion opportunities.

     2. Maintain superior credit quality through wise decision making and proactive monitoring systems.

     3.   Aggressively attract and retain demand deposit accounts.

     4.   Develop full-service commercial relationships.

     5.   Utilize technology to better understand and respond to customer needs.

     While the economy is weaker today than in recent years, our company is dedicated to working with individuals, businesses, and farmers to make our communities stronger. On September 11, 2001, a group of terrorists thought they could break our spirit and change our way of life when they attacked America. They were profoundly wrong. While they silenced the voices of our friends, they discovered that instead of destroying us, their actions brought us closer together and increased our resolve.


                              [GRAPHIC PIE CHARTS]


     Our stock price was $13.50 per share on September 30, 2001. As we write this letter more than a year later, our stock price closed at $15.41 on November 21, 2002. That is a 12 percent annualized increase. Factor in First Midwest's 13 cent per share quarterly dividend and our shareholders earned a 16 percent annualized return on investment.

     Our team remains dedicated to increasing shareholder value and enhancing your return. Thank you for your investment in First Midwest Financial.


/s/ James S. Haahr                       /s/ J. Tyler Haahr
-----------------------                  -----------------------
JAMES S. HAAHR                           J. TYLER HAAHR
Chairman of the Board,                   Senior Vice President,
President & CEO                          Secretary & COO

COMPANY STRUCTURE                                                              4



                             First Midwest Financial, Inc.



                               [GRAPHIC - CHART]



COMPANY PROFILE

First Midwest Financial, Inc. is a $608 million bank holding company for First Federal Savings Bank of the Midwest and Security State Bank. Headquartered in Storm Lake, Iowa, the Company converted from mutual ownership to stock ownership in 1993. Its primary business is marketing financial deposit and loan products to meet the needs of retail bank customers.

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

     First Services Trust Company, a subsidiary of First Midwest Financial, Inc. established in April 2002, provides a full range of trust services. First Services Financial Limited, a subsidiary of First Federal Savings Bank of the Midwest, is a full-service brokerage operation that offers a wide range of noninsured investment products to customers through LaSalle St. Securities, Inc.

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

RESULTS
We are results oriented. Meeting goals allows the company to earn a fair profit while servicing our customers in an efficient and professional manner.

BANK HIGHLIGHTS                                                                5


BANKING MADE EASY FOR YOU

TIME IS PRICELESS. WHETHER YOU ARE AT A SOCCER GAME OR A HIGH-POWERED MEETING, WE KNOW YOU WANT TO MAKE THE MOST OF YOUR TIME. THAT IS WHY WE OFFER INNOVATIVE FINANCIAL PRODUCTS AND SERVICES DESIGNED TO FIT YOUR LIFESTYLE.

     Our people are dedicated to making your banking experience with us a good one. We sit down and really get to know you and your financial needs. What we learn helps us recommend the right products and services to help you succeed. Better yet, our Switch Kit makes it easier than ever to open your accounts with us.

     From banking in person to online bill payment, we have choices to make banking simple. Our new Privileged Status membership gives you surcharge-free access to over 2,400 ATMs across the country. And that is just one way to access your free or benefit-packed checking account. Just stop by one of our offices or visit our award-winning bank web sites to see how easy banking can be.

ONLINE SERVICE

www.efirstfed.com
www.brookingsfed.com
www.iowasavings.com
www.esecuritystate.com
www.firstfedsf.com

[PHOTO]
From a first home to a dream home, our home mortgage loans help people, like the VanHaaften family, fulfill their dreams. Barb, Brian and Courtney VanHaaften are pictured on their front porch.

 PERSONAL
 FINANCIAL SERVICES
 Checking Choices
 Online Express Check Reorder Online Banking Online
 Bill Payment QUICKbank 24-Hour Telebanking Overdraft
 Protection Privileged Status PhotoSecure QUICKcard
 Privileged Status ATM Card Money Market Silver
 Savings Moola Moola Kids Savings Club Certificates of
 Deposit Switch Kit Commercial Lending Mortgage
 Lending Agricultural Lending Consumer Lending Lines of Credit Ready Reserve 24-Hour Online Loan
 Applications Credit Cards Retirement Services Credit
 Life Insurance Direct Deposits Automatic Payment Safe
 Deposit Boxes Notary Service and Signature Guarantee
 Travelers Cheques Cashier's Checks American Express
 Gift Checks Interactive Web Sites

 INVESTMENT AND INSURANCE SERVICES(1)
 Stocks Bonds Mutual Funds
 Fixed and Variable Annuities Life Insurance
 Disability Insurance Long-term Care Insurance
 Retirement Plans Tax-advantaged Investments

 TRUST SERVICES
 Trust and Estate Administration Investment
 Management Services Custody Services Retirement
 Planning Employee Benefit Services

(1) Non-traditional bank products offered through LaSalle St. Securities, Inc. are not FDIC insured, nor are they guaranteed by the banks of First Midwest or any affiliate.




                                                                               6


BANKING MADE EASY FOR YOUR BUSINESS

BANK HIGHLIGHTS

WE BELIEVE A GOOD BUSINESS BANK DOES MORE THAN JUST OFFER THE PRODUCTS AND SERVICES YOU NEED. OUR EXPERIENCED BUSINESS BANKERS REALLY GET TO KNOW YOUR BUSINESS, INSIDE AND OUT, SO WE CAN RECOMMEND SERVICES TO HELP YOU GET AHEAD.

     Whether you are starting a new business or want to expand your current operation, we have solutions to help you succeed. From real estate to equipment financing, our hometown know-how and big bank resources can provide you with the financial backing your business may need to reach its true potential. Plus, our new online cash management service helps you accelerate collections, streamline payments, and improve control over your day-to-day business cash flow. You have instant access to your business accounts with just the click of a mouse - any time of the day or night.

     We know you have a business to run. That is why we push up our sleeves and go to work for you. Our job is to keep it simple so you can get down to business.


[PHOTO]

Silk Screen Ink, a custom embroidery, screen printing, and promotional item business, was honored as Iowa's 2001 Small Business of the Year.
We are proud to provide checking, lending, retirement, trust, and cash management services to help Jay Butterfield manage and grow his business.


Banking is as easy as 1-2-click. For you or your business, our award-winning web sites give you instant access to your accounts.

BUSINESS SERVICES
FINANCING
Commercial Real Estate Loans Lines of Credit
Term Loans Equipment Financing Construction
Lending Management Buyouts Employee Stock Option
Financing Specialized Industries
Small Business Administration (SBA) Lending Beginning
Farmer Loan Programs Crop Loans and Insurance Livestock
Loans Alternative Lending Options Letters of Credit

CASH MANAGEMENT
Business Advantage Checking Monthly, Quarterly, or
Annual Analysis Business Money Market Accounts
Interest Advantage Accounts for Non-Profit Entities
Online Balance and Activity Reporting Loan and
Investment Sweeps Zero Balance Accounts Online
Services and Administration Automated Clearinghouse
Origination Automated Payroll Services Domestic and
International Wire Transfers Federal Tax Payments
Ready Reserve Overdraft Protection Cash Concentration
Services

OTHER SERVICES
Business Retirement Plans Personal Trust Services
Merchant Credit Card Processing Business Credit Cards
Online Business Resource Center Business and Cash
Management Planning Interactive Web Site

Bank Highlights                                                                7

BANKING MADE EASY FOR OUR COMMUNITIES

WE HAVE A SPECIAL CONNECTION TO OUR COMMUNITIES JUST THE BY THE NATURE OF OUR BUSINESS. LENDING MONEY FOR A FIRST HOME, A NEW BUSINESS, AND OTHER LIFE EVENTS IS ONE WAY OUR BANKS WORK TO ENHANCE PEOPLE'S LIVES.

     We at First Midwest actively participate in the federal Community Reinvestment Act (CRA) to safely and consistently meet the credit needs in our communities. Your investments with us are reinvested right back into our neighborhoods to make them a better place to live, work and play.

     Through our partnerships with the American Bankers Association and America's Promise, each of our banks is recognized as a Bank of Promise. That means we are dedicated to building the character and competence of our youth by fulfilling the Five Promises: Caring adults, Safe places, Healthy start and future, Marketable skills, and Opportunities to serve.

     Over one hundred employees donate their time and talents each year to make a difference in the lives of others. Whether it is providing annual scholarships, teaching students the importance of good credit, or hosting our annual Charity Cookout, we dedicate financial resources and thousands of employee hours to make our communities stronger.


                [PHOTO OF THE HEMMERS]

            James Hemmer (center), his sons
             Brad, Jeff, Steve, and Mike, and
             grandson Brandon are pictured
            on their 4,500 acre family farm.
            We are pleased to provide financing
             for the Hemmers and other family
              farms in our communities.


[PHOTO OF TROY MOORE]
SCHOOL
Iowa Savings Bank President Troy Moore talks to children about the importance of saving money.
Every year our employee volunteers dedicate more than 5,000 hours to youth-related activities.


[PHOTO OF SUE JESSE]

CHARITY
Sue Jesse welcomes guests to our annual Charity
Cookout in Manson. The Company has donated over $40,000 to local charities since initiating the event five years ago.

BANK HIGHLIGHTS                                                                8

OUR PEOPLE MAKE IT HAPPEN

WHEN YOU GET RIGHT DOWN TO IT, WE ARE IN THE BUSINESS OF HELPING PEOPLE. OUR SUCCESS COMES FROM THE EFFORTS OF TALENTED PEOPLE WORKING TOGETHER TO DO THE RIGHT THINGS RIGHT-FOR OUR CUSTOMERS AND FOR EACH OTHER.

     Each year we review our past performance, update strategies, and develop specific action plans to achieve our goals. Together, we share best practices and challenge the status quo to enhance earnings and to make banking easier for our customers.

     We believe the implementation of innovative ideas fosters healthy growth. From Integrity Selling to industry seminars, our people are encouraged to expand their financial knowledge and professional skills. It is what cultivates employee-driven initiatives that makes our organization better. Now that is rewarding.

     After all, good service comes from good people. Customers can talk with a real person and get answers. That is what keeps our customers coming back. It is what being a super-community bank is all about - neighborhood service with the resources of a larger bank.


[PHOTO]

Our people make the difference. From left to right, Brandy Rudy, Josh Luther, Jamie Larson,
Lisa Binder, Matt Janssen, and Kathy Thorson.


[PHOTO -SANDY HEGLAND]

"The best part of the bank is our people.
Together, we make the Company stronger one relationship at a time."

                            -SANDY HEGLAND
         VICE PRESIDENT OF HUMAN RESOURCES

                               FINANCIAL CONTENTS

                                       10

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                       11

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                       22

                         REPORT OF INDEPENDENT AUDITORS

                                       23

           CONSOLIDATED BALANCE SHEETS AT SEPTEMBER 30, 2002 AND 2001

                                       24

 CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS ENDED SEPTEMBER 30, 2002, 2001
                                    AND 2000

                                       25

 CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY FOR THE YEARS ENDED
                        SEPTEMBER 30, 2002, 2001 AND 2000

                                       27

  CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED SEPTEMBER 30, 2002,
                                  2001 AND 2000

                                       28

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

First Midwest Financial, Inc. and Subsidiaries                                10
SELECTED CONSOLIDATED FINANCIAL INFORMATION




SEPTEMBER 30,                                                        2002          2001          2000          1999         1998
------------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA
(In Thousands)

Total assets                                                       $607,648      $523,183      $505,590      $511,213      $418,380
Loans receivable, net                                               343,192       333,062       324,703       303,079       270,286
Securities available for sale                                       218,247       145,374       147,479       178,489       120,610
Excess of cost over net assets acquired, net                          3,403         3,403         3,768         4,133         4,498
Deposits                                                            355,780       338,782       318,654       304,780       283,858
Total borrowings                                                    205,266       138,344       143,993       164,369        89,888
Shareholders' equity                                                 44,588        43,727        40,035        39,771        42,286


YEAR ENDED SEPTEMBER 30,
------------------------------------------------------------------------------------------------------------------------------------

SELECTED OPERATIONS DATA
(In Thousands, Except Per Share Data)


Total interest income                                              $ 36,055      $ 38,424      $ 38,755      $ 35,735      $ 32,280
Total interest expense                                               21,734        25,391        24,578        22,176        19,230
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                  14,321        13,033        14,177        13,559        13,050
Provision for loan losses                                             1,090           710         1,640         1,992         1,663
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                  13,231        12,323        12,537        11,567        11,387
Total noninterest income                                              2,160         1,292           782         1,556         1,654
Total noninterest expense                                            12,268        10,695         9,408         8,645         8,253
------------------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                            3,123         2,920         3,911         4,478         4,788
Income tax expense                                                      966         1,010         1,583         1,837         2,003
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                         $  2,157      $  1,910      $  2,328      $  2,641      $  2,785
====================================================================================================================================

Earnings per common and common equivalent share:
Basic earnings per share                                           $   0.88      $   0.79      $   0.95      $   1.07      $   1.08
Diluted earnings per share                                         $   0.87      $   0.78      $   0.93      $   1.04      $   1.03


YEAR ENDED SEPTEMBER 30,
------------------------------------------------------------------------------------------------------------------------------------

SELECTED FINANCIAL RATIOS
AND OTHER DATA
PERFORMANCE RATIOS
Return on average assets                                               0.38%         0.37%         0.46%         0.54%         0.68%
Return on average shareholders' equity                                 4.95          4.57          5.98          6.35          6.43
Interest rate spread information:
Average during the year                                                2.48          2.28          2.46          2.51          2.81
End of year                                                            2.53          2.21          2.32          2.40          2.74
Net yield on average interest-earning assets                           2.68          2.64          2.86          2.91          3.32
Ratio of operating expense to average total assets                     2.16          2.09          1.85          1.80          2.00


QUALITY RATIOS
Non-performing assets to total assets at end of                        0.63          0.49          0.15          0.47          1.94
year
Allowance for loan losses to non-performing loans                    220.33        240.02      1,156.13        137.16         41.15


CAPITAL RATIOS
Shareholders' equity to total assets at end of                         7.34          8.36          7.93          7.78         10.11
period
Average shareholders' equity to average assets                         7.68          8.17          7.67          8.65         10.51
Ratio of average interest-earning assets to
average interest-bearing liabilities                                 104.86        106.90        108.02        108.39        110.22


OTHER DATA
Book value per common share outstanding                            $  18.06      $  17.71      $  16.48      $  15.86      $  16.56
Dividends declared per share                                       $   0.52      $   0.52      $   0.52      $   0.52      $   0.48
Dividend payout ratio                                                    59%           65%           55%           48%           44%
Number of full-service offices                                           15            14            14            13            13


First Midwest Financial, Inc. and Subsidiaries                                11
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

     The Company's total assets at September 30, 2002 were $607.6 million, an increase of $84.4 million, or 16.1%, from $523.2 million at September 30, 2001. The increase in assets was due primarily to an increase in securities available for sale and to a lesser extent in net loans receivable, and was funded primarily by an increase in securities sold under agreements to repurchase.

     The Company's portfolio of securities available for sale increased $72.8 million, or 50.1%, to $218.2 million at September 30, 2002 from $145.4 million at September 30, 2001. The increase reflects the purchase of mortgage-backed securities, primarily with balloon maturities, which have relatively short expected average lives and limited maturity extension. (See Notes 1 and 3 of Notes to Consolidated Financial Statements.)

     The Company's portfolio of net loans receivable increased by $10.1 million, or 3.0%, to $343.2 million at September 30, 2002 from $333.1 million at September 30, 2001. Net loans receivable increased as a result of the increased origination of commercial and multi-family real estate loans on existing and newly constructed properties and the increased origination of commercial business loans. In addition, the increase reflects increased origination of agricultural real estate and business loans. Conventional one to four family residential mortgage loans and consumer loans declined as existing originated and purchased loans were repaid in amounts greater than new originations retained in portfolio during the period. (See Notes 1 and 4 of Notes to Consolidated Financial Statements.)

     The Company's investment in premises and equipment increased $1.8 million, or 19.4%, to $11.1 million at September 30, 2002 from $9.3 million at September 30, 2001. The increase is due to the construction of a new office facility in Urbandale, Iowa, which opened for business in November 2002.

     Customer deposit balances increased by $17.0 million, or 5.0%, to $355.8 million at September 30, 2002 from $338.8 million at September 30, 2001. The increase in deposits resulted from the full-year operation of our new office in Sioux Falls, South Dakota, and the opening of a new office in Des Moines, Iowa. In addition, the increase reflects management's continued efforts to enhance deposit product design and marketing programs. Deposit balances increased for non-interest-bearing demand accounts, interest-bearing transaction accounts, which include savings, NOW and money market demand accounts, and time certificates of deposit in the amounts of $4.2 million, $7.5 million, and $5.3 million, respectively. Included in the increase in time certificates of deposit is a $12.9 million increase in jumbo certificates of deposit. (See Note 7 of Notes to Consolidated Financial Statements.)

     The Company's borrowings from the Federal Home Loan Bank decreased by $1.3 million, or 1.0%, to $125.1 million at September 30, 2002 from $126.4 million at September 30, 2001. The balance in securities sold under agreements to repurchase increased to $70.2 million at September 30, 2002 from $2.0 million at September 30, 2001. The increase in securities sold under agreements to repurchase reflects the use of this alternative borrowing source at a comparatively lower cost and was used to fund balance sheet growth during the period. (See Notes 1 and 9 of Notes to Consolidated Financial Statements.)

     Shareholders' equity increased $900,000, or 2.1%, to $44.6 million at September 30, 2002 from $43.7 million at September 30, 2001. The increase in shareholders' equity is the result of net earnings during the period, which was partially offset by the repurchase of common shares held as Treasury stock and by cash dividends paid to shareholders.

First Midwest Financial, Inc. and Subsidiaries                                12
MANAGEMENT'S DISCUSSION AND ANALYSIS


RESULTS OF OPERATIONS

The following discussion of the Company's results of operations should be read in conjunction with the Selected Consolidated Financial Information and Consolidated Financial Statements and the related notes included elsewhere herein.

     The Company's results of operations are primarily dependent on net interest income, noninterest income, and operating expenses. Net interest income is the difference, or spread, between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities. The interest rate spread is affected by regulatory, economic, and competitive factors that influence interest rates, loan demand, and deposit flows. The Company, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets mature or reprice at different times, or on a different basis, than its interest-bearing liabilities.

     The Company's noninterest income consists primarily of fees charged on transaction accounts, which help offset the costs associated with establishing and maintaining these deposit accounts. In addition, noninterest income is derived from the activities of First Federal's wholly-owned subsidiary, First Services Financial Limited, which is engaged in the sale of various non-insured investment products. During fiscal year 2002, the Company established First Services Trust Company, a wholly-owned subsidiary of First Midwest that provides a variety of professional trust services.

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


COMPARISON OF OPERATING RESULTS FOR THE YEARS
ENDED SEPTEMBER 30, 2002 AND SEPTEMBER 30, 2001
GENERAL

Net income for the year ended September 30, 2002 increased $247,000, or 12.9%, to $2,157,000, from $1,910,000 for the same period ended September 30, 2001. The increase in net income reflects increases in net interest income and noninter-est income, which were partially offset by an increase in nonin-terest expense and an increase in the provision for loan losses.

     The following table sets forth the weighted average effective interest rate on interest-earning assets and interest-bearing liabilities at the end of each of the years presented.


AT SEPTEMBER 30,                                        2002         2001         2000
----------------------------------------------------------------------------------------
WEIGHTED AVERAGE YIELD ON
Loans receivable                                        7.02%        7.93%        8.47%
Mortgage-backed securities available for sale           5.29         6.46         6.66
Securities available for sale                           2.85         4.61         6.92
FHLB stock                                              3.00         4.08         7.10
Combined weighted average yield on
interest-earning assets                                 6.16         7.27         7.91


WEIGHTED AVERAGE RATE PAID ON
Demand, NOW and money market demand deposits            1.27         2.06         3.50
Savings deposits                                        1.46         1.69         3.05
Time deposits                                           4.07         5.73         6.02
FHLB advances                                           5.46         5.76         5.99
Other borrowed money                                    2.36         7.07         6.32
Combined weighted average rate paid on
interest-bearing liabilities                            3.63         5.06         5.59

Spread                                                  2.53         2.21         2.32


First Midwest Financial, Inc. and Subsidiaries                                13
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



YEAR ENDED SEPTEMBER 30,


                                                        2002 VS. 2001                                  2001 VS. 2000
                                     -----------------------------------------------------------------------------------------------
                                          Increase         Increase         Total          Increase        Increase          Total
(In Thousands)                           (Decrease)       (Decrease)     Increase         (Decrease)      (Decrease)      Increase
                                     Due to Volume      Due to Rate     (Decrease)    Due to Volume     Due to Rate      (Decrease)
------------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
Loans receivable                          $   896         $(2,913)        $(2,017)        $ 1,476         $  (137)        $ 1,339
Mortgage-backed securities
available for sale                          2,427            (860)          1,567          (1,423)             25          (1,398)
Securities available for sale                (471)         (1,248)         (1,719)            161            (308)           (147)
FHLB stock                                    (42)           (158)           (200)             (4)           (121)           (125)
------------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets             $ 2,810         $(5,179)        $(2,369)        $   210         $  (541)        $  (331)
------------------------------------------------------------------------------------------------------------------------------------


INTEREST-BEARING LIABILITIES
Demand, NOW and
money market deposits                     $   168         $  (904)        $  (736)        $   170         $  (318)        $  (148)
Savings deposits                               57            (108)            (51)           (127)            (61)           (188)
Time deposits                                  26          (3,327)         (3,301)          1,282             964           2,246
FHLB advances                                (453)            (29)           (482)         (1,384)             22          (1,362)
Other borrowed money                        1,128            (215)            913             302             (37)            265
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities        $   926         $(4,583)        $(3,657)        $   243         $   570         $   813
------------------------------------------------------------------------------------------------------------------------------------

Net effect on net interest income         $ 1,884         $  (596)        $ 1,288         $   (33)        $(1,111)        $(1,144)
====================================================================================================================================

First Midwest Financial, Inc. and Subsidiaries                                14
MANAGEMENT'S DISCUSSION AND ANALYSIS



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


YEAR ENDED SEPTEMBER 30,

                                                     2002                           2001                             2000
                                     -----------------------------------------------------------------------------------------------
                                         Average   Interest              Average  Interest               Average   Interest
(Dollars in Thousands)               Outstanding     Earned   Yield  Outstanding    Earned   Yield   Outstanding     Earned  Yield
                                         Balance      /Paid   /Rate      Balance     /Paid   /Rate       Balance      /Paid  /Rate
------------------------------------------------------------------------------------------------------------------------------------

INTEREST-EARNING ASSETS
Loans receivable(1)                    $ 338,736  $  25,935   7.66%    $ 327,036  $  27,952   8.55%   $  309,768   $ 26,613  8.59%
Mortgage-backed securities
available for sale                       146,435      8,379   5.72       104,012      6,812    6.55      125,749      8,210   6.53
Securities available for sale             42,273      1,513   3.58        55,442      3,232    5.83       52,672      3,379   6.42
FHLB stock                                 6,861        228   3.32         8,118        428    5.27        8,190        553   6.75
                                       ---------  ---------            ---------  ---------           ----------   --------
Total interest-earning assets            534,305  $  36,055   6.75%      494,608  $  38,424   7.77%      496,379   $ 38,755  7.81%
                                                  =========                       =========                        ========
Noninterest-earning assets                32,374                          18,251                          10,879
                                       ---------                       ---------                      ----------
Total assets                           $ 566,679                       $ 512,859                      $  507,258
                                       =========                       =========                      ==========



INTEREST-BEARING LIABILITIES
Demand, NOW and money
market demand deposits                 $  74,656  $   1,261   1.69%    $  64,711  $   1,997    3.09%  $   59,199   $  2,145   3.62%
Savings deposits                          14,582        238   1.63        11,115        289    2.60       15,986        477   2.98
Time deposits                            252,606     11,960   4.73       252,171     15,261    6.05      230,992     13,015   5.63
FHLB advances                            118,415      6,891   5.82       126,208      7,373    5.84      149,896      8,735   5.83
Other borrowed money                      49,288      1,384   2.81         8,471        471    5.56        3,460        206   5.95
                                       ---------  ---------            ---------  ---------           ----------   --------
Total interest-bearing liabilities       509,547  $  21,734   4.27%      462,676  $  25,391    5.49%     459,533   $ 24,578   5.35%
                                                  =========                       =========                        ========
Noninterest-bearing:
Deposits                                  10,105                           6,551                           5,639
Liabilities                                3,501                           1,751                           3,178
                                       ---------                       ---------                       ---------
Total liabilities                        523,153                         470,978                         468,350
Shareholders' equity                      43,526                          41,881                          38,908
                                       ---------                       ---------                       ---------
Total liabilities and
shareholders' equity                   $ 566,679                       $ 512,859                      $  507,258
                                       =========                       =========                      ==========


Net interest-earning assets            $  24,758                       $  31,932                      $   36,846
                                       =========                       =========                      ==========
Net interest income                               $  14,321                       $  13,033                        $ 14,177
                                                  =========                       =========                        ========
Net interest rate spread                                      2.48%                            2.28%                          2.46%
                                                              ====                             ====                           ====
Net yield on average interest-
earning assets                                                2.68%                            2.64%                          2.86%
                                                              ====                             ====                           ====
Average interest-earning assets to
average interest-bearing liabilities      104.86%                         106.90%                         108.02%
                                          ======                          ======                          ======


(1) Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses.

First Midwest Financial, Inc. and Subsidiaries                                15
MANAGEMENT'S DISCUSSION AND ANALYSIS


NET INTEREST INCOME

Net interest income for the year ended September 30, 2002 increased by $1,288,000, or 9.9%, to $14,321,000 compared to $13,033,000 for the period ended
September 30, 2001. The increase in net interest income reflects a $39.7 million increase in the average balance of interest-earning assets combined with an increase in the net yield on average earning assets. The net yield on average earning assets increased to 2.68% for the period ended September 30, 2002 from 2.64% for the same period in 2001. The increase in net yield on average earning assets was the result of an increase in the net interest rate spread between interest-earning assets and interest-bearing liabilities. The average interest rate spread increased to 2.48% for the fiscal year ended September 30, 2002 from 2.28% for the previous year. This increase reflects a reduction in the average cost of deposits due to an increase in the level of transactional deposit accounts and an increased percentage of originated commercial loans at relatively higher yields during the period.


INTEREST AND DIVIDEND INCOME

Interest and dividend income for the year ended September 30, 2002 decreased $2,369,000, or 6.2%, to $36,055,000 from $38,424,000 for the same period in
2001. The decrease is due primarily to a $2,017,000 decline in interest income from loans receivable as a result of a decrease in the average yield on these assets during the period. In addition, dividend income from FHLB stock decreased by $200,000 due primarily to a decline in average yield received.


INTEREST EXPENSE

Interest expense decreased $3,657,000, or 14.4%, to $21,734,000 for the year ended September 30, 2002 from $25,391,000 for the same period in 2001. Interest expense was reduced due to a $4,088,000 decrease in interest expense on deposits as a result primarily of a decline in the average rate paid on deposits during the period. In addition, interest expense was reduced by $482,000 on FHLB advances due primarily to a decrease in the average balance outstanding during the period. These decreases were partially offset by a $913,000 increase in expense on other borrowings due to an increase in the average balance outstanding during the period.


PROVISION FOR LOAN LOSSES

The provision for loan losses for the year ended September 30, 2002 was $1,090,000 compared to $710,000 for the same period in 2001. Management believes that, based on a detailed review of the loan portfolio, historic loan losses, current economic conditions, and other factors, the current level of provision for loan losses, and the resulting level of the allowance for loan losses, reflects an adequate allowance against probable losses from the loan portfolio at such date.

     Economic conditions in the agricultural sector of the Company's market area are currently stable due to improved commodity prices. The agricultural economy is accustomed to commodity price fluctuations and is generally able to handle such fluctuations without significant problem. However, an extended period of low commodity prices could result in weakness of the Company's agricultural loan portfolio and could create a need for the Company to increase its allowance for loan losses through increased charges to provision for loan losses.

     During recent years, the Company has increased its origination and purchase of multi-family and commercial real estate loans and has increased its origination of commercial business loans. The Company anticipates activity in this type of lending to continue in future years. While generally carrying higher rates, this lending activity is considered to carry a higher level of risk due to the nature of the collateral and the size of individual loans. As such, the Company anticipates continued increases in its allowance for loan losses as a result of this lending activity.

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


NONINTEREST INCOME

Noninterest income increased by $867,000, or 67.1%, to $2,159,000 for the year ended September 30, 2002 from $1,292,000 for the same period in 2001. The increase in non-interest income reflects a $78,000 increase in service charges collected on deposit accounts, an $84,000 increase in commissions received through the Company's brokerage subsidiary, and a $566,000 increase in the accretion of income from bank owned life insurance, which was purchased in August 2001. In addition, the increase reflects a gain on sale of securities available for sale in the amount of $86,000 during fiscal 2002 compared to a loss on sale of $60,000 in the previous year.


NONINTEREST EXPENSE

Noninterest expense increased by $1,573,000, or 14.7%, to $12,268,000 for the year ended September 30, 2002 from $10,695,000 for the same period in 2001. The increase in noninterest expense primarily reflects the costs associated

First Midwest Financial, Inc. and Subsidiaries                                16
MANAGEMENT'S DISCUSSION AND ANALYSIS

with opening new offices during the period. In April 2001, the Company moved into its newly constructed facility in Sioux Falls, South Dakota and opened its third Des Moines, Iowa, location in November 2001. In November 2002, the Company opened its newly constructed facility in Urbandale, Iowa, which is the Company's fourth Des Moines area location and serves as the Company's Des Moines area main office. Noninterest expense also increased as a result of the Company's on-going effort to maintain and enhance its technology systems for the efficient delivery of products and customer service. This includes internet banking, which became available to customers in January 2002.


INCOME TAX EXPENSE

Income tax expense decreased by $45,000, or 4.5%, to $966,000 for the year ended September 30, 2002 from $1,011,000 for the same period in 2001. The decrease in income tax expense reflects a decrease in taxable income between the comparable periods. Taxable income decreased due to an increase in the accretion of income from bank owned life insurance attributable to a buildup in cash surrender value, which is not taxable.


COMPARISON OF OPERATING RESULTS FOR THE YEARS
ENDED SEPTEMBER 30, 2001 AND SEPTEMBER 30, 2000
GENERAL

Net income for the year ended September 30, 2001 decreased $418,000, or 18.0%, to $1,910,000, from $2,328,000 for the same period ended September 30, 2000. The decrease in net income reflects a reduction in net interest income and an increase in noninterest expense, which were partially offset by an increase in noninterest income and a decrease in the provision for loan losses. In addition, fiscal year 2000 included a gain on the transfer of Federal Home Loan Bank advances.


NET INTEREST INCOME

Net interest income for the year ended September 30, 2001 decreased by $1,144,000, or 8.1%, to $13,033,000 compared to $14,177,000 for the period ended
September 30, 2000. The decrease in net interest income reflects a decrease in the net interest rate spread between interest-earning assets and interest-bearing liabilities during the period. The average interest rate spread declined to 2.28% for the fiscal year ended September 30, 2001 from 2.46% for the previous year. The decline in spread was due primarily to an increase in the average cost of time deposits as a result of an interest rate yield curve that was flat or inverted for much of the period. The net yield on average earning assets decreased to 2.64% for the period ended September 30, 2001 from 2.86% for the same period in 2000. The decrease in net yield is due to the decrease in net interest rate spread and a decrease in net earning assets.


INTEREST AND DIVIDEND INCOME

Interest and dividend income for the year ended September 30, 2001 decreased $331,000, or 0.85%, to $38,424,000 from $38,755,000 for the same period in 2000.
The decrease is due primarily to a decline of $1,545,000 in interest income from securities available for sale due to a decrease in the average balance outstanding and to a decrease in the average yield on these assets during the period. In addition, dividend income from FHLB stock decreased by $125,000 due primarily to a decline in average yield received. These decreases were partially offset by a $1,339,000 increase in interest income from net loans receivable due to an increase in the average balance outstanding during the period.


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


PROVISION FOR LOAN LOSSES

The provision for loan losses for the year ended September 30, 2001 was $710,000 compared to $1,640,000 for the same period in 2000. Management believes that, based on a detailed review of the loan portfolio, historic loan losses, current economic conditions, and other factors, the current level of provision for loan losses, and the resulting level of the allowance for loan losses, reflects an adequate allowance against probable losses from the loan portfolio.


NONINTEREST INCOME

Noninterest income increased by $511,000, or 65.4%, to $1,292,000 for the year ended September 30, 2001 from $781,000 for the same period in 2000. The increase in nonin-terest income reflects a $114,000 increase in deposit service charges. In addition, the loss on sale of securities available for sale totaled $60,000 for the year ended September 30, 2001 as compared to $1,021,000 for the previous year. The fiscal 2000 loss on sale of securities available for sale resulted

First Midwest Financial, Inc. and Subsidiaries                                17
MANAGEMENT'S DISCUSSION AND ANALYSIS


primarily from the planned restructuring of the balance sheet that involved the sale of lower yielding securities, the reinvestment of proceeds into higher yielding assets, and the repayment of borrowings, which yielded a gain of $561,000.


NONINTEREST EXPENSE

Noninterest expense increased by $1,287,000, or 13.7%, to $10,695,000 for the year ended September 30, 2001 from $9,408,000 for the same period in 2000. The increase in non-interest expense reflects the costs associated with opening a new office in Sioux Falls, South Dakota, and the opening of the Company's third Des Moines location, which opened in November 2001. The Sioux Falls office opened in a temporary facility in September 2000, with construction of a permanent facility completed on schedule, and the move to the new office made in April 2001. Noninterest expense was also increased due to costs associated with a data processing conversion at the Company's Security State Bank subsidiary. This conversion will provide on-going efficiencies as a consistent data processing system is now in use throughout the Company's operating divisions. In addition, increased occupancy and equipment expense reflects the Company's on-going effort to enhance its technology systems for the efficient delivery of products and customer service.


 INCOME TAX EXPENSE

Income tax expense decreased by $572,000, or 36.1%, to $1,011,000 for the year ended September 30, 2001 from $1,583,000 for the same period in 2000. The decrease in income tax expense reflects the decrease in the level of taxable income between the comparable periods. In addition, income tax expense was reduced for the period ended September 30, 2001 due to the favorable resolution of a tax contingency in the net amount of $139,000.


 ASSET/LIABILITY MANAGEMENT AND MARKET RISK
 QUALITATIVE ASPECTS OF MARKET RISK

As stated above, the Company derives its income primarily from the excess of interest collected over interest paid. The rates of interest the Company earns on assets and pays on liabilities generally are established contractually for a period of time. Market interest rates change over time. Accordingly, the Company's results of operations, like those of many financial institution holding companies and financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of its assets and liabilities. The risk associated with changes in interest rates and the Company's ability to adapt to these changes is known as interest rate risk and is the Company's only significant market risk as defined in rules adopted by the Securities and Exchange Commission.

QUANTITATIVE ASPECTS OF MARKET RISK

In an attempt to manage the Company's exposure to changes in interest rates and comply with applicable regulations, we monitor the Company's interest rate risk. In monitoring interest rate risk, we analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.

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

     The Company currently focuses lending efforts toward originating and purchasing competitively priced adjustable-rate and fixed-rate loan products with short to intermediate terms to maturity, generally 15 years or less. This allows the Company to maintain a portfolio of loans that will be relatively sensitive to changes in the level of interest rates while providing a reasonable spread to the cost of liabilities used to fund the loans.

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

First Midwest Financial, Inc. and Subsidiaries                                18
MANAGEMENT'S DISCUSSION AND ANALYSIS

     In managing its asset/liability mix, the Company, at times, depending on the relationship between long- and short-term interest rates, market conditions, and consumer preference, may place somewhat greater emphasis on maximizing its net interest margin than on strictly matching the interest rate sensitivity of its assets and liabilities. Management believes the increased net income that may result from an acceptable mismatch in the actual maturity or repricing of its asset and liability portfolios can, during periods of declining or stable interest rates, provide sufficient returns to justify the increased exposure to sudden and unexpected increases in interest rates that may result from such a mismatch. The Company has established limits, which may change from time to time, on the level of acceptable interest rate risk. There can be no assurance, however, that in the event of an adverse change in interest rates, the Company's efforts to limit interest rate risk will be successful.


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

     Presented below, as of September 30, 2002 and 2001, is an analysis of the Company's interest rate risk as measured by changes in NPV for an instantaneous and sustained parallel shift in the yield curve, in 100 basis point increments, up and down 200 basis points. As illustrated in the table, the Company's NPV at September 30, 2002 and September 30, 2001 was more sensitive to declining interest rates than to increasing interest rates. This reflects management's effort to maintain the Company's interest rate sensitivity in light of the significant decline in interest rates during the periods. With interest rates at historically low levels, management believes there is less risk from interest rates declining substantially from current levels than from the potential increase in interest rates. The Company's sensitivity to declining interest rates exceeded the established limits at September 30, 2002 and September 30, 2001; however, the Board considers this to be acceptable given the interest rate environment.

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


ASSET QUALITY

It is management's belief, based on information available at fiscal year end, that the Company's current asset quality is satisfactory. At September 30, 2002, non-performing assets, consisting of non-accruing loans, accruing loans delinquent 90 days or more, restructured loans, foreclosed real estate, and repossessed consumer property, totaled $3,836,000, or 0.63% of total assets, compared to $2,567,000, or 0.49% of total assets, for the fiscal year ended 2001.


Change in Interest Rate     Board Limit       At September 30, 2002          At September 30, 2001
(Basis Points)              % Change       $ Change          % Change     $ Change          % Change
------------------------------------------------------------------------------------------------------
Dollars In Thousands

+200 bp                       (40)%        $ 1,543               4%       $ (2,472)            (6)%
+100 bp                       (25)           1,898               5            (698)            (2)
0                              --               --              --              --             --
-100 bp                       (10)          (4,362)            (12)         (4,336)           (11)
-200 bp                       (15)          (8,873)            (25)        (11,377)           (29)


First Midwest Financial, Inc. and Subsidiaries                                19
MANAGEMENT'S DISCUSSION AND ANALYSIS


     Non-accruing loans at September 30, 2002 include, among others, a commercial real estate loan in the amount of $417,000 secured by a casino, an agricultural operating loan in the amount of $298,000 secured by agricultural land, and a commercial business loan in the amount of $181,000 secured by proceeds from the sale of a marina and residential real estate. Accruing loans delinquent 90 days or more includes an agricultural loan in the amount of $804,000 secured by farm machinery, crops and agricultural land. Foreclosed real estate at September 30, 2002 consists primarily of a nursing home in the amount of $889,000, a condominium project in the amount of $296,000, and a car wash facility in the amount of $125,000.

     The Company maintains an allowance for loan losses because of the potential that some loans may not be repaid in full. (See Note 1 of Notes to Consolidated Financial Statements.) At September 30, 2002, the Company had an allowance for loan losses in the amount of $4,693,000 as compared to $3,869,000 at September 30, 2001. Management's periodic review of the adequacy of the allowance for loan losses is based on various subjective and objective factors including the Company's past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. While management may allocate portions of the allowance for specifically identified problem loan situations, the majority of the allowance is based on judgmental factors related to the overall loan portfolio and is available for any loan charge-offs that may occur.

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

     At September 30, 2002, $304,000 of the allowance for loan losses was allocated to impaired loans (See Note 4 of Notes to Consolidated Financial Statements), $1,701,000 was allocated to identified problem loan situations, and $2,688,000 was allocated as a reserve against losses from the overall loan portfolio based on historical loss experience and general economic conditions. At September 30, 2001, $168,000 of the allowance for loan losses was allocated to impaired loans, $1,048,000 was allocated to identified problem loan situations, and $2,653,000 was allocated as a reserve against losses from the overall loan portfolio based on historical loss experience and general economic conditions.

     The September 30, 2002 allowance for loan losses that was allocated to impaired loans was $304,000, which is 25.6% of impaired loans as of that date. The September 30, 2001 allowance allocated to impaired loans was $168,000, which is 12.4% of impaired loans at that date. The increase in the dollar amount and percentage of the allocated allowance is a result of the specific analysis performed on a loan-by-loan basis as described above.

     The September 30, 2002 allowance allocated to other identified problem loan situations was $1,701,000 as compared to $1,048,000 at September 30, 2001, an increase of $653,000. The increase in the dollar amount of the allocated allowance is due to a relative increase in identified problem loan situations between the periods and is the result of a specific analysis performed on a loan-by-loan basis as described above.

     The portion of the September 30, 2002 allowance that was not specifically allocated to individual loans was $2,688,000 as compared to $2,653,000 at September 30, 2001, an increase of $35,000. The increase primarily reflects a change in the composition of the loan portfolio, which reduced one to four family residential mortgage loans and increased commercial and multi-family real estate loans.


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

     First Federal and Security are required by regulation to maintain sufficient liquidity to assure their safe and sound operation. In the opinion of management, both First Federal and Security are in compliance with this requirement.

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

First Midwest Financial, Inc. and Subsidiaries                                20
MANAGEMENT'S DISCUSSION AND ANALYSIS


with the Federal Home Loan Bank of Des Moines and has collateral eligible for use with reverse repurchase agreements.

     The primary investing activities of the Company are the origination and purchase of loans and the purchase of securities. During the years ended September 30, 2002, 2001 and 2000, the Company originated loans totaling $299.9 million, $159.6 million and $104.3 million, respectively. Purchases of loans totaled $27.1 million, $32.8 million and $55.6 million during the years ended September 30, 2002, 2001 and 2000, respectively. During the years ended September 30, 2002, 2001 and 2000, the Company purchased mortgage-backed securities and other securities available for sale in the amount of $135.5 million, $22.9 million and $515,000, respectively.

     At September 30, 2002, the Company had outstanding commitments to originate and purchase loans of $35.6 million. (See Note 14 of Notes to Consolidated Financial Statements.) Certificates of deposit scheduled to mature in one year or less from September 30, 2002 total $164.0 million. Based on its historical experience, management believes that a significant portion of such deposits will remain with the Company, however, there can be no assurance that the Company can retain all such deposits. Management believes that loan repayment and other sources of funds will be adequate to meet the Company's foreseeable short- and long-term liquidity needs.

     During July 2001, the Company's trust subsidiary, First Midwest Financial Capital Trust I, sold $10 million in floating rate cumulative preferred securities. Proceeds from the sale were used to purchase subordinated debentures of First Midwest, which mature in the year 2031, and are redeemable at any time after five years. The Company used the proceeds for general corporate purposes.

     During fiscal year 2002, the Company initiated construction of a new office facility in Urbandale, Iowa. Construction was completed in October 2002 and the facility opened as a branch office in November 2002. The source of funds for capital improvements of this type is from the normal operations of the Company.

     On September 20, 1993, the Bank converted from a federally chartered mutual savings and loan association to a federally chartered stock savings bank. At that time, a liquidation account was established for the benefit of eligible account holders who continue to maintain their account with the Bank after the conversion. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits. At September 30, 2002, the liquidation account approximated $2.6 million.

     The Company, First Federal and Security are in compliance with their capital requirements and are considered "well capitalized" under current regulatory guidelines. (See Note 13 of Notes to Consolidated Financial Statements.)

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


 IMPACT OF NEW ACCOUNTING STANDARDS

In April 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145, which rescinds prior accounting guidance that required gains and losses from extinguishment of debt to be classified as extraordinary items. As a result, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30.

     The Company has determined that its transfer of FHLB advances in fiscal 2000, as discussed in Note 8, does not meet the criteria in APB No. 30 for extraordinary reporting. Accordingly, the gain, net of applicable taxes, of $351,995, which was previously reported as an extraordinary item has been reclassified to noninterest income of $560,595 and income tax expense of $208,600, with no effect on net income or earnings per common share.

     In October 2002, the FASB issued SFAS No. 147, which addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. Transaction provisions for previously recognized unidentifiable intangible assets are effective on October 1, 2002, with earlier application permitted. The carrying amount of an unidentifiable intangible asset shall continue to be amortized after October 1, 2002, unless the transaction in which the asset arose was a business combination. If the transaction that gave rise to the unidentifiable intangible asset was a business combination, the carrying amount of the asset shall be reclassified to goodwill as of the later of the date of acquisition or the date SFAS No. 142 was applied in its entirety. The Company has no unidentifiable intangible assets recorded as of September 30, 2002, and therefore believes SFAS No. 147 has no effect on the accompanying consolidated financial statements.

First Midwest Financial, Inc. and Subsidiaries                                21
MANAGEMENT'S DISCUSSION AND ANALYSIS

FORWARD-LOOKING STATEMENTS

The Company, and its wholly-owned subsidiaries First Federal and Security, may from time to time make written or oral "forward-looking statements," including statements contained in its filings with the Securities and Exchange Commission, in this its annual report to shareholders, in other reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

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

First Midwest Financial, Inc. and Subsidiaries                                22
INDEPENDENT AUDITORS REPORT


TO THE BOARD OF DIRECTORS
FIRST MIDWEST FINANCIAL, INC. AND SUBSIDIARIES
STORM LAKE, IOWA


We have audited the accompanying consolidated balance sheets of First Midwest Financial, Inc. and Subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Midwest Financial, Inc. and Subsidiaries as of September 30, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.




/s/ McGladrey & Pullen, LLP
--------------------------------------
McGladrey & Pullen, LLP
Des Moines, Iowa
October 24, 2002

First Midwest Financial, Inc. and Subsidiaries                                23
CONSOLIDATED BALANCE SHEETS



SEPTEMBER 30, 2002 AND 2001
                                                                                      2002                 2001
-------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks                                                        $   1,325,139       $   1,016,111
  Interest-bearing deposits in other financial institutions                          6,051,295           7,750,194
-------------------------------------------------------------------------------------------------------------------
      Total cash and cash equivalents                                                7,376,434           8,766,305
  Securities available for sale                                                    218,247,310         145,374,339
  Loans receivable, net of allowance for loan losses of $4,692,988
      in 2002 and $3,868,664 in 2001                                               343,192,370         333,062,025
  Federal Home Loan Bank (FHLB) stock, at cost                                       6,842,600           6,398,900
  Accrued interest receivable                                                        4,320,514           4,750,792
  Premises and equipment, net                                                       11,054,243           9,346,788
  Foreclosed real estate                                                             1,327,802             940,143
  Other assets                                                                      15,287,187          14,543,771
-------------------------------------------------------------------------------------------------------------------

      Total assets                                                               $ 607,648,460       $ 523,183,063
===================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
  Noninterest-bearing demand deposits                                            $  11,934,712       $   7,733,294
  Savings, NOW and money market demand deposits                                     90,413,488          82,916,804
  Time certificates of deposit                                                     253,431,553         248,131,780
-------------------------------------------------------------------------------------------------------------------
      Total deposits                                                               355,779,753         338,781,878
  Advances from FHLB                                                               125,089,999         126,351,761
  Securities sold under agreements to repurchase                                    70,176,228           1,992,720
  Company Obligated Mandatorily Redeemable Preferred Securities of
      Subsidiary Trust Holding Solely Subordinated Debentures                       10,000,000          10,000,000
  Advances from borrowers for taxes and insurance                                      355,884             446,397
  Accrued interest payable                                                             671,033             868,281
  Accrued expenses and other liabilities                                               987,797           1,014,816
-------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                            563,060,694         479,455,853
-------------------------------------------------------------------------------------------------------------------


  SHAREHOLDERS' EQUITY
  Preferred stock, 800,000 shares authorized; none issued                                   --                  --
  Common stock, $.01 par value; 5,200,000 shares authorized; 2,957,999 shares issued and 2,468,804 shares outstanding at September 30, 2002;
      2,957,999 shares issued and 2,469,727 shares outstanding at
      September 30, 2001                                                                29,580              29,580
  Additional paid-in capital                                                        20,593,768          20,863,379
  Retained earnings - substantially restricted                                      31,940,648          31,066,643
  Accumulated other comprehensive income                                               494,834             338,427
  Unearned Employee Stock Ownership Plan shares                                        (46,142)           (180,000)
  Treasury stock, 489,195 and 488,272 common shares, at cost,
      at September 30, 2002 and 2001, respectively                                  (8,424,922)         (8,390,819)
-------------------------------------------------------------------------------------------------------------------
      Total shareholders' equity                                                    44,587,766          43,727,210
-------------------------------------------------------------------------------------------------------------------

      Total liabilities and shareholders' equity                                 $ 607,648,460       $ 523,183,063
===================================================================================================================


  See Notes to Consolidated Financial Statements.

First Midwest Financial, Inc. and Subsidiaries                                24
CONSOLIDATED STATEMENTS OF INCOME


YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000

                                                                       2002              2001                2000
----------------------------------------------------------------------------------------------------------------------
Interest and dividend income:
   Loans receivable, including fees                                $ 25,935,319       $ 27,951,901       $ 26,613,094
   Securities available for sale                                      9,891,529         10,043,154         11,589,221
   Dividends on FHLB stock                                              228,137            428,472            553,165
-----------------------------------------------------------------------------------------------------------------------
                                                                     36,054,985         38,423,527         38,755,480
-----------------------------------------------------------------------------------------------------------------------
Interest expense:
   Deposits                                                          13,458,794         17,546,621         15,636,793
   FHLB advances and other borrowings                                 8,275,256          7,843,978          8,941,569
-----------------------------------------------------------------------------------------------------------------------
                                                                     21,734,050         25,390,599         24,578,362
-----------------------------------------------------------------------------------------------------------------------


      Net interest income                                            14,320,935         13,032,928         14,177,118


Provision for loan losses                                             1,090,000            710,000          1,640,000
-----------------------------------------------------------------------------------------------------------------------
      Net interest income after provision for loan losses            13,230,935         12,322,928         12,537,118
-----------------------------------------------------------------------------------------------------------------------


Noninterest income:
   Deposit service charges and other fees                             1,157,217          1,078,904            965,186
   Bank owned life insurance                                            671,136            105,000                 --
   Gain (loss) on sales of securities available for sale, net            86,194            (60,275)        (1,020,885)
   Gain on transfer of FHLB advances                                         --                 --            560,595
   Gain (loss) on sales of foreclosed real estate, net                  (42,866)            27,017            (12,033)
   Brokerage commissions                                                181,296             96,808            131,801
   Other income                                                         106,481             44,745            156,707
-----------------------------------------------------------------------------------------------------------------------
                                                                      2,159,458          1,292,199            781,371
-----------------------------------------------------------------------------------------------------------------------

Noninterest expense:
   Employee compensation and benefits                                 7,528,999          6,552,712          5,830,791
   Occupancy and equipment expense                                    2,077,885          1,569,387          1,301,495
   Deposit insurance premium                                             61,508             63,944             89,990
   Data processing expense                                              563,485            457,766            410,645
   Other expense                                                      2,036,006          2,051,029          1,775,122
-----------------------------------------------------------------------------------------------------------------------
                                                                     12,267,883         10,694,838          9,408,043
-----------------------------------------------------------------------------------------------------------------------


      Net income before income tax expense                            3,122,510          2,920,289          3,910,446


Income tax expense                                                      965,882          1,010,546          1,582,820
-----------------------------------------------------------------------------------------------------------------------

      Net income                                                   $  2,156,628       $  1,909,743       $  2,327,626
=======================================================================================================================

Earnings per common and common equivalent share:
   Basic earnings per common share                                 $       0.88       $       0.79       $       0.95
   Diluted earnings per common share                               $       0.87       $       0.78       $       0.93


   See Notes to Consolidated Financial Statements.

First Midwest Financial, Inc. and Subsidiaries                                25
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY



YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000
                                                                                         Accumulated        Unearned
                                                                                                Other       Employee
                                                            Additional                  Comprehensive          Stock
                                                 Common        Paid-in      Retained          Income,      Ownership      Treasury
                                                  Stock        Capital      Earnings       Net of Tax    Plan Shares         Stock
------------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1999                    $   29,580  $ 21,305,937   $ 29,352,943   $ (2,520,633)  $   (167,200)  $ (8,229,879)
   Comprehensive income:
      Net income for the year ended
        September 30, 2000                             --            --      2,327,626             --             --             --
      Net change in net unrealized gains
        and losses on securities available
        for sale, net of reclassification
        adjustments and tax effects                    --            --             --        (33,258)            --             --

   Total comprehensive income
   Purchase of 129,999 common shares
      of treasury stock                                --            --             --             --             --     (1,478,508)
   25,080 common shares committed to be
      released under the ESOP                          --       103,664             --             --        167,200             --
   Issuance of 54,500 common shares
      from treasury stock due to
      exercise of stock options                        --      (467,372)            --             --             --        887,290
   Cash dividends declared on
      common stock ($.52 per share)                    --            --     (1,276,183)            --             --             --
   Amortization of management
      recognition and retention plan
      common shares and tax benefits
      of restricted stock under the plans              --        33,878             --             --             --             --
------------------------------------------------------------------------------------------------------------------------------------
   Balance, September 30, 2000                 $   29,580  $ 20,976,107   $ 30,404,386   $ (2,553,891)  $         --   $ (8,821,097)
====================================================================================================================================


Balance, September 30, 2000                    $   29,580  $ 20,976,107   $ 30,404,386   $ (2,553,891)  $         --   $ (8,821,097)
   Comprehensive income:
      Net income for the year
        ended September 30, 2001                       --            --      1,909,743             --             --             --
      Net change in net unrealized gains
        and losses on securities available
        for sale, net of reclassification
        adjustments and tax effects                    --            --             --      2,892,318             --             --
   Total comprehensive income
   Purchase of 1,847 common shares
        of treasury stock                              --            --             --             --             --        (17,777)
   Purchase of 30,000 common shares
        for ESOP                                       --            --             --             --       (360,000)            --
   15,000 common shares committed
        to be released under the ESOP                  --        (5,340)            --             --        180,000             --
   Issuance of 40,000 common shares
        from treasury stock due to exercise
        of stock options                               --      (181,388)            --             --             --        448,055
   Tax benefit from exercise of stock options          --        74,000             --             --             --             --
   Cash dividends declared on common
        stock ($.52 per share)                         --            --     (1,247,486)            --             --             --
------------------------------------------------------------------------------------------------------------------------------------
   Balance, September 30, 2001                 $   29,580  $ 20,863,379   $ 31,066,643   $    338,427   $   (180,000)  $ (8,390,819)
====================================================================================================================================


YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000


                                                     Total
                                              Shareholders'
                                                    Equity
------------------------------------------------------------
Balance, September 30, 1999                    $ 39,770,748
   Comprehensive income:
      Net income for the year ended
        September 30, 2000                        2,327,626
      Net change in net unrealized gains
        and losses on securities available
        for sale, net of reclassification
        adjustments and tax effects                 (33,258)
                                               ------------
   Total comprehensive income                     2,294,368
   Purchase of 129,999 common shares
      of treasury stock                          (1,478,508)
   25,080 common shares committed to be
      released under the ESOP                       270,864
   Issuance of 54,500 common shares
      from treasury stock due to
      exercise of stock options                     419,918
   Cash dividends declared on
      common stock ($.52 per share)              (1,276,183)
   Amortization of management
      recognition and retention plan
      common shares and tax benefits
      of restricted stock under the plans            33,878
------------------------------------------------------------
   Balance, September 30, 2000                 $ 40,035,085
============================================================


Balance, September 30, 2000                    $ 40,035,085
   Comprehensive income:
      Net income for the year
        ended September 30, 2001                  1,909,743
      Net change in net unrealized gains
        and losses on securities available
        for sale, net of reclassification
        adjustments and tax effects               2,892,318
                                                  ---------
   Total comprehensive income                     4,802,061
   Purchase of 1,847 common shares
        of treasury stock                           (17,777)
   Purchase of 30,000 common shares
        for ESOP                                   (360,000)
   15,000 common shares committed
        to be released under the ESOP               174,660
   Issuance of 40,000 common shares
        from treasury stock due to exercise
        of stock options                            266,667
   Tax benefit from exercise of stock options        74,000
   Cash dividends declared on common
        stock ($.52 per share)                   (1,247,486)
------------------------------------------------------------
   Balance, September 30, 2001                 $ 43,727,210
============================================================

First Midwest Financial, Inc. and Subsidiaries                                26
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY, CONT.


YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000


                                                                                          Accumulated       Unearned
                                                                                                Other       Employee
                                                             Additional                 Comprehensive          Stock
                                                   Common       Paid-in       Retained        Income,      Ownership    Treasury
                                                    Stock       Capital       Earnings     Net of Tax    Plan Shares       Stock
-----------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 2001                     $   29,580   $20,863,379    $31,066,643    $  338,427   $ (180,000)   $(8,390,819)
   Comprehensive income:
      Net income for the year ended
        September 30, 2002                              --            --      2,156,628            --           --             --
   Net change in net unrealized gains
        and losses on securities available
        for sale, net of reclassification
        adjustments and tax effects                     --            --             --       156,407           --             --
   Total comprehensive income
   Purchase of 62,447 common shares
      of treasury stock                                 --            --             --            --           --       (843,327)
   Purchase of 10,238 common shares
      for ESOP                                          --            --             --            --     (145,892)            --
   22,000 common shares committed
      to be released under the ESOP                     --        24,718             --            --      279,750             --
   Issuance of 61,524 common shares from
      treasury stock due to exercise
      of stock options                                  --      (369,364)            --            --           --        809,224
   Tax benefit from exercise of stock options           --        75,035             --            --           --             --
   Cash dividends declared on common
      stock ($.52 per share)                            --            --     (1,282,623)           --           --             --
-----------------------------------------------------------------------------------------------------------------------------------
   Balance, September 30, 2002                  $   29,580   $20,593,768    $31,940,648    $  494,834   $  (46,142)   $(8,424,922)
===================================================================================================================================


YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000


                                                     Total
                                             Shareholders'
                                                    Equity
----------------------------------------------------------
Balance, September 30, 2001                   $43,727,210
   Comprehensive income:
      Net income for the year ended
        September 30, 2002                      2,156,628
   Net change in net unrealized gains
        and losses on securities available
        for sale, net of reclassification
        adjustments and tax effects               156,407
                                                  -------
   Total comprehensive income                   2,313,035
   Purchase of 62,447 common shares
      of treasury stock                          (843,327)
   Purchase of 10,238 common shares
      for ESOP                                   (145,892)
   22,000 common shares committed
      to be released under the ESOP               304,468
   Issuance of 61,524 common shares from
      treasury stock due to exercise
      of stock options                            439,860
   Tax benefit from exercise of stock options      75,035
   Cash dividends declared on common
      stock ($.52 per share)                   (1,282,623)
----------------------------------------------------------
   Balance, September 30, 2002                $44,587,766
==========================================================


   See Notes to Consolidated Financial Statements

First Midwest Financial, Inc. and Subsidiaries                                27
CONSOLIDATED STATEMENTS OF CASH FLOWS



YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000

                                                                                   2002             2001            2000
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                $   2,156,628    $   1,909,743    $   2,327,626
   Adjustments to reconcile net income to
      net cash provided by operating activities:
      Depreciation, amortization and accretion, net                              2,186,335          849,695        1,522,239
      Provision for loan losses                                                  1,090,000          710,000        1,640,000
      Gain on transfer of FHLB advances                                                 --               --         (560,595)
      (Gain) loss on sales of securities available for sale, net                   (86,194)          60,275        1,020,885
      Proceeds from the sales of loans held for sale                            21,486,387       14,084,818        1,435,581
      Originations of loans held for sale                                      (21,486,387)     (14,084,818)      (1,435,581)
      (Gain) loss on sales of foreclosed real estate, net                           42,866          (27,017)          12,033
      Net change in:
        Accrued interest receivable                                                430,278          466,137         (170,695)
        Other assets                                                              (836,105)          88,031         (505,918)
        Accrued interest payable                                                  (197,248)        (138,060)         130,976
        Accrued expenses and other liabilities                                      48,015         (425,537)         445,250
------------------------------------------------------------------------------------------------------------------------------
                Net cash provided by operating activities                        4,834,575        3,493,267        5,861,801
------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of securities available for sale                                  (135,493,814)     (22,886,271)        (515,000)
   Proceeds from sales of securities available for sale                          7,464,706          795,000       20,275,060
   Proceeds from maturities and principal repayments
      of securities available for sale                                          54,277,854       28,670,713        9,822,708
   Loans purchased                                                             (27,104,383)     (32,754,225)     (55,565,541)
   Net change in loans                                                          15,147,415       22,830,506       31,437,629
   Proceeds from sales of foreclosed real estate                                   317,000          521,074          498,316
   Purchase of FHLB stock                                                         (443,700)         (71,300)        (201,800)
   Proceeds from redemption of FHLB stock                                               --        2,000,000               --
   Purchase of other investment                                                         --      (10,000,000)              --
   Purchase of premises and equipment                                           (2,532,542)      (3,914,687)      (1,770,906)
------------------------------------------------------------------------------------------------------------------------------
        Net cash provided by (used in) investing activities                    (88,367,464)     (14,809,190)       3,980,466
------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net change in noninterest-bearing demand, savings,
           NOW and money market demand deposits                                 11,698,102       12,100,577       (2,134,430)
   Net change in time deposits                                                   5,299,773        8,027,580       16,008,230
   Proceeds from advances from FHLB                                            275,520,000      133,265,000      789,920,595
   Repayments of advances from FHLB                                           (276,781,762)    (146,651,690)    (810,969,620)
   Net change in securities sold under agreements to repurchase                 68,183,508       (2,262,245)       1,234,014
   Proceeds from issuance of Company Obligated Mandatorily Redeemable
      Preferred Securities of Subsidiary Trust Holding Solely Subordinated
      Debentures                                                                        --       10,000,000               --
   Net change in advances from borrowers for taxes and insurance                   (90,513)         (15,117)          38,921
   Debt issuance costs incurred                                                         --         (305,812)              --
   Cash dividends paid                                                          (1,282,623)      (1,247,486)      (1,276,183)
   Proceeds from exercise of stock options                                         439,860          266,667          363,335
   Purchase of treasury stock                                                     (843,327)         (17,777)      (1,478,509)
------------------------------------------------------------------------------------------------------------------------------
        Net cash provided by (used in) financing activities                     82,143,018       13,159,697       (8,293,647)
------------------------------------------------------------------------------------------------------------------------------
        Net change in cash and cash equivalents                                 (1,389,871)       1,843,774        1,548,620

CASH AND CASH EQUIVALENTS
   Beginning of year                                                             8,766,305        6,922,531        5,373,911
------------------------------------------------------------------------------------------------------------------------------
   End of year                                                               $   7,376,434    $   8,766,305    $   6,922,531
==============================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION
   Cash paid during the year for:
           Interest                                                          $  21,931,298    $  25,528,659    $  24,447,386
           Income taxes                                                            889,568          926,543        2,038,500

SUPPLEMENTAL SCHEDULE OF NONCASH
   INVESTING ACTIVITIES
   Loans transferred to foreclosed real estate                               $     747,525    $     989,067    $     812,581



See Notes to Consolidated Financial Statements.

First Midwest Financial, Inc. and Subsidiaries                                28
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of First Midwest Financial, Inc. (the Company), a bank holding company located in Storm Lake, Iowa, and its wholly-owned subsidiaries which include First Federal Savings Bank of the Midwest (the Bank or First Federal), a federally chartered savings bank whose primary regulator is the Office of Thrift Supervision, Security State Bank (Security), a state chartered commercial bank whose primary regulator is the Federal Reserve, First Services Financial Limited and Brookings Service Corporation, which offer brokerage services and non-insured investment products, First Services Trust Company, which offers various trust services, and First Midwest Financial Capital Trust I, which was capitalized in July 2001, for the purpose of issuing Company Obligated Mandatorily Redeemable Preferred Securities. All significant intercompany balances and transactions have been eliminated.


NATURE OF BUSINESS, CONCENTRATION OF CREDIT RISK
AND INDUSTRY SEGMENT INFORMATION

The primary source of income for the Company is the purchase or origination of consumer, commercial, agricultural, commercial real estate, and residential real estate loans. See Note 4 for a discussion of concentrations of credit risk. The Company accepts deposits from customers in the normal course of business primarily in northwest and central Iowa and eastern South Dakota. The Company operates primarily in the banking industry which accounts for more than 90% of its revenues, operating income and assets. While the Company's management monitors the revenue streams of the various Company products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable operating segment.

     Assets held in trust or fiduciary capacity are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements. At September 30, 2002 and 2001, trust assets totaled approximately $13,842,000 and $13,213,000, respectively.


USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CERTAIN SIGNIFICANT ESTIMATES

The allowance for loan losses and fair values of securities and other financial instruments involve certain significant estimates made by management. These estimates are reviewed by management routinely and it is reasonably possible that circumstances that exist at September 30, 2002, may change in the near-term future and that the effect could be material to the consolidated financial statements.


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

     Gains and losses on the sale of securities are determined using the specific identification method based on amortized cost and are reflected in results of operations at the time of sale. Interest and dividend income, adjusted by amortization of purchase premium or discount over the estimated life of the security using the level yield method, is included in income as earned.


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

     Interest income on loans is accrued over the term of the loans based upon the amount of principal outstanding except

First Midwest Financial, Inc. and Subsidiaries                                29
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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


PREMISES AND EQUIPMENT

Land is carried at cost. Buildings, furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization computed principally by using the straight-line method over the estimated useful lives of the assets ranging from 3 to 40 years. These assets are reviewed for impairment under Statement of Financial Accounting Standards (SFAS) No. 144 when events indicate the carrying amount may not be recoverable.


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

First Midwest Financial, Inc. and Subsidiaries                                30
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INTANGIBLE ASSETS

On October 1, 2001, the Company elected early adoption of Statement of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets (SFAS 141 and 142). SFAS 141 addresses financial accounting and reporting for business combinations and replaces APB Opinion No. 16, Business Combinations (APB 16). SFAS 141 no longer allows the pooling of interests method of accounting for acquisitions, provides new recognition criteria for intangible assets and carries forward without reconsideration the guidance in APB 16 related to the application of the purchase method of accounting. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and replaces APB Opinion No. 17, Intangible Assets. SFAS 142 addresses how intangible assets should be accounted for upon their acquisition and after they have been initially recognized in the financial statements. The new standards provide specific guidance on measuring goodwill for impairment annually using a two-step process. The first step identifies potential impairment and the second step measures the amount of goodwill impairment loss to be recognized.

     As of October 1, 2001, the Company has undertaken to identify those intangible assets that remain separable under the provisions of the new standard and those that are to be included in goodwill and has concluded that all amounts should be included in goodwill. In the year of adoption, SFAS 142 requires the first step of the goodwill impairment test to be completed within the first six months and the final step to be completed within 12 months of adoption. The Company has completed the goodwill impairment test and has determined that there has been no impairment of goodwill.

     Had the provisions of SFAS 141 and 142 been applied in fiscal years 2001 and 2000, the Company's net income and net income per share would have been as follows:



                                               Year Ended September 30, 2001         Year Ended September 30, 2000
-------------------------------------------------------------------------------------------------------------------
                                                           Basic     Diluted                     Basic     Diluted
                                               Net      Earnings    Earnings         Net      Earnings    Earnings
                                            Income     Per Share   Per Share      Income     Per Share   Per Share
-------------------------------------------------------------------------------------------------------------------
Net income:
        As reported                     $1,909,743      $   0.79   $   0.78   $2,327,626      $   0.95   $   0.93
        Add: Goodwill amortization         364,932          0.15       0.15      364,932          0.15       0.15
                                        ---------------------------------------------------------------------------
Pro forma net income                    $2,274,675      $   0.94   $   0.93   $2,692,558      $   1.10   $   1.08
                                        ===========================================================================

     As of September 30, 2002 and 2001, the Company had intangible assets of $3,403,019, all of which has been determined to be goodwill. There was no goodwill impairment loss or amortization related to goodwill during the year ended September 30, 2002.


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


COMPREHENSIVE INCOME

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income

First Midwest Financial, Inc. and Subsidiaries                                31
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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


NEW ACCOUNTING PRONOUNCEMENTS

In April 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145, which rescinds prior accounting guidance that required gains and losses from extinguishments of debt to be classified as extraordinary items. As a result, gains and losses from extinguishments of debt should be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30.

     The Company has determined that its transfer of FHLB advances in fiscal 2000, as discussed in Note 8, does not meet the criteria in APB No. 30 for extraordinary reporting. Accordingly, the gain, net of applicable taxes, of $351,995, which was previously reported as an extraordinary item has been reclassified to noninterest income of $560,595 and income tax expense of $208,600, with no effect on net income or earnings per common share.

     In October 2002, the FASB issued SFAS No. 147, which addressees the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. Transaction provisions for previously recognized unidentifiable intangible assets are effective on October 1, 2002, with earlier application permitted. The carrying amount of an unidentifiable intangible asset shall continue to be amortized after October 1, 2002, unless the transaction in which the asset arose was a business combination. If the transaction that gave rise to the unidentifiable intangible asset was a business combination, the carrying amount of the asset shall be reclassified to goodwill as of the later of the date of acquisition or the date SFAS No. 142 was applied in its entirety. The Company has no unidentifiable intangible assets recorded as of September 30, 2002 and, therefore, believes SFAS No. 147 has no effect on the accompanying consolidated financial statements.


RECLASSIFICATION OF CERTAIN ITEMS

Certain items on the consolidated statements of income for the years ended September 30, 2001 and 2000, have been reclassified, with no effect on net income or earnings per common share, to be consistent with the classifications adopted for the year ended September 30, 2002.

NOTE 2. EARNINGS PER COMMON SHARE

A reconciliation of the numerators and denominators used in the computation of basic earnings per common share and diluted earnings per common share is presented below:

                                                                       2002              2001              2000
---------------------------------------------------------------------------------------------------------------------
Basic earnings per common share:
   Numerator, net income                                           $ 2,156,628       $ 1,909,743       $ 2,327,626
=====================================================================================================================

   Denominator, weighted average common shares outstanding           2,461,402         2,433,453         2,464,829
   Less weighted average unallocated ESOP shares                        (8,294)          (13,353)          (11,535)
---------------------------------------------------------------------------------------------------------------------
   Weighted average common shares outstanding for basic
      earnings per common share                                      2,453,108         2,420,100         2,453,294
=====================================================================================================================
Basic earnings per common share                                    $      0.88       $      0.79       $      0.95
=====================================================================================================================

Diluted earnings per common share:
   Numerator, net income                                           $ 2,156,628       $ 1,909,743       $ 2,327,626
=====================================================================================================================
   Denominator, weighted average common shares
      outstanding for basic earnings per common share                2,453,108         2,420,100         2,453,294
   Add dilutive effects of assumed exercises of stock options
      and average nonvested MRRP shares, net of tax benefits            31,428            42,973            40,661
---------------------------------------------------------------------------------------------------------------------
   Weighted average common and dilutive potential
      common shares outstanding                                      2,484,536         2,463,073         2,493,955
=====================================================================================================================
Diluted earnings per common share                                  $      0.87       $      0.78       $      0.93
=====================================================================================================================


     Stock options totaling 136,464, 171,416 and 171,096 shares were not considered in computing diluted earnings per common share for the years ended September 30, 2002, 2001 and 2000, respectively, because they were not dilutive.

First Midwest Financial, Inc. and Subsidiaries                                32
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3. SECURITIES
Year end securities available for sale were as follows:

                                                                                    Gross               Gross
                                                             Amortized         Unrealized          Unrealized                Fair
2002                                                              Cost              Gains              Losses               Value
----------------------------------------------------------------------------------------------------------------------------------
Debt securities:
   Trust preferred                                       $  26,730,670      $      51,000       $  (2,653,690)      $  24,127,980
   Obligations of states and political subdivisions            725,000             38,978                  --             763,978
   Mortgage-backed securities                              189,343,213          3,131,194            (126,217)        192,348,190
----------------------------------------------------------------------------------------------------------------------------------
                                                           216,798,883          3,221,172          (2,779,907)        217,240,148
Marketable equity securities                                   661,913            352,254              (7,005)          1,007,162
----------------------------------------------------------------------------------------------------------------------------------
                                                         $ 217,460,796      $   3,573,426       $  (2,786,912)      $ 218,247,310
==================================================================================================================================

                                                                                    Gross               Gross
                                                             Amortized         Unrealized          Unrealized                Fair
2001                                                              Cost              Gains              Losses               Value
----------------------------------------------------------------------------------------------------------------------------------
Debt securities:
   Trust preferred                                       $  27,170,021      $      22,050       $  (2,512,211)      $  24,679,860
   Obligations of states and political subdivisions            980,029             43,060                  --           1,023,089
   U.S. Government and federal agencies                      4,992,275             88,324                  --           5,080,599
   Mortgage-backed securities                              111,119,632          2,644,002              (1,718)        113,761,916
----------------------------------------------------------------------------------------------------------------------------------
                                                           144,261,957          2,797,436          (2,513,929)        144,545,464
Marketable equity securities                                   574,962            312,613             (58,700)            828,875
----------------------------------------------------------------------------------------------------------------------------------
                                                         $ 144,836,919      $   3,110,049       $  (2,572,629)      $ 145,374,339
==================================================================================================================================

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

                                                   Amortized                Fair
SEPTEMBER 30, 2002                                      Cost               Value
--------------------------------------------------------------------------------

Due in one year or less                         $    140,000        $    144,223
Due after one year through five years                585,000             619,755
Due after five years through ten years                    --                  --
Due after ten years                               26,730,670          24,127,980
--------------------------------------------------------------------------------
                                                  27,455,670          24,891,958
Mortgage-backed securities                       189,343,213         192,348,190
--------------------------------------------------------------------------------
                                                $216,798,883        $217,240,148
================================================================================


Activities related to the sale of securities available for sale are summarized below. Included in gross (losses) on sales in 2001 and 2000 are impairment losses of approximately $5,000 and $142,000, respectively.




                                  2002              2001               2000
--------------------------------------------------------------------------------
Proceeds from sales          $  7,464,706      $    795,000       $ 20,275,060
Gross gains on sales               86,194            76,874                 --
Gross (losses) on sales                --          (137,149)        (1,020,885)

First Midwest Financial, Inc. and Subsidiaries                                33
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4. LOANS RECEIVABLE, NET
Year end loans receivable were as follows:

                                                      2002               2001
--------------------------------------------------------------------------------
One to four family residential mortgage loans   $  73,933,828     $  95,611,927
Construction                                       25,744,856        21,883,909
Commercial and multi-family real estate loans     151,805,753       123,636,351
Agricultural real estate loans                     12,066,776        11,729,027
Commercial business loans                          42,844,163        36,773,258
Agricultural business loans                        25,308,066        25,253,174
Consumer loans                                     23,592,634        28,169,202
-------------------------------------------------------------------------------
                                                  355,296,076       343,056,848
Less:
   Allowance for loan losses                       (4,692,988)       (3,868,664)
   Undistributed portion of loans in process       (7,155,273)       (5,859,813)
   Net deferred loan origination fees                (255,445)         (266,346)
--------------------------------------------------------------------------------
                                                $ 343,192,370     $ 333,062,025
================================================================================

Activity in the allowance for loan losses for the years ended September 30 was as follows:

                                   2002               2001              2000
--------------------------------------------------------------------------------
Beginning balance               $ 3,868,664       $ 3,589,873      $ 3,092,628
Provision for loan losses         1,090,000           710,000        1,640,000
Recoveries                           54,240            51,331          126,887
Charge-offs                        (319,916)         (482,540)      (1,269,642)
--------------------------------------------------------------------------------
Ending balance                  $ 4,692,988       $ 3,868,664      $ 3,589,873
================================================================================


     Virtually all of the Company's originated loans are to Iowa and South Dakota-based individuals and organizations. The Company's purchased loans totaled approximately $107,279,000 at September 30, 2002, and were secured by properties located, as a percentage of total loans, as follows: 12% in Washington, 2% in North Carolina, 2% in Minnesota, 2% in Iowa, 2% in Wisconsin, 2% in California, 3% in South Dakota, 2% in Arizona and the remaining 3% in 6 other states. The Company's purchased loans totaled approximately $126,660,000 at September 30, 2001, and were secured by properties located, as a percentage of total loans, as follows: 15% in Washington, 3% in North Carolina, 3% in Minnesota, 3% in Iowa, 2% in Wisconsin, 2% in South Dakota, 2% in Arizona and the remaining 7% in 15 other states.

     The Company originates and purchases commercial real estate loans. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production. The Company's commercial real estate loans include approximately $28,470,000 and $28,141,000 of loans secured by hotel properties, $27,369,000 and $20,702,000 of loans secured by multi-family properties and $22,416,000 and $19,953,000 of loans secured by assisted living facilities at September 30, 2002 and 2001, respectively. The remainder of the commercial real estate portfolio is diversified by industry. The Company's policy for requiring collateral and guarantees varies with the credit-worthiness of each borrower.

First Midwest Financial, Inc. and Subsidiaries                                34
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Impaired loans were as follows:
                                                                   2002            2001
--------------------------------------------------------------------------------------------
Year-end loans with no allowance for loan losses allocated      $       --      $       --
Year-end loans with allowance for loan losses allocated          1,186,739       1,347,574
Amount of the allowance allocated                                  303,730         167,693
Average of impaired loans during the year                        4,676,344       4,770,909
Interest income recognized during impairment                            --         255,002



Cash interest collected on impaired loans was not material during the years ended September 30, 2002, 2001 and 2000.

NOTE 5. LOAN SERVICING

Mortgage loans serviced for others are not reported as assets. The unpaid principal balances of these loans at year end were as follows:

                                                   2002                  2001
--------------------------------------------------------------------------------
Mortgage loan portfolios serviced for FNMA   $   18,164,000       $   12,058,000
Other                                            22,170,000           20,450,000
--------------------------------------------------------------------------------
                                             $   40,334,000       $   32,508,000
================================================================================

     Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $168,000 and $11,000 at September 30, 2002 and 2001, respectively.


NOTE 6. PREMISES AND EQUIPMENT, NET
Year end premises and equipment were as follows:


                                                2002                    2001
--------------------------------------------------------------------------------
Land                                        $  2,049,135           $  2,043,370
Buildings                                      9,535,699              7,850,052
Furniture, fixtures and equipment              4,545,443              4,448,902
--------------------------------------------------------------------------------
                                              16,130,277             14,342,324
Less accumulated depreciation                 (5,076,034)            (4,995,536)
--------------------------------------------------------------------------------
                                            $ 11,054,243           $  9,346,788
================================================================================

     Depreciation of premises and equipment included in occupancy and equipment expense was approximately $825,000, $660,000 and $449,000 for the years ended September 30, 2002, 2001 and 2000, respectively.

First Midwest Financial, Inc. and Subsidiaries                                35
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. DEPOSITS

Jumbo certificates of deposit in denominations of $100,000
or more were approximately $48,416,000 and $35,475,000 at year end 2002 and 2001, respectively.

     At September 30, 2002, the scheduled maturities of certificates of deposit were as follows for the years ended September 30:


2003                                                               $163,992,457
2004                                                                 39,782,225
2005                                                                 24,313,996
2006                                                                  7,240,837
2007                                                                 17,989,517
Thereafter                                                              112,521
-------------------------------------------------------------------------------
                                                                   $253,431,553
===============================================================================

NOTE 8. ADVANCES FROM FEDERAL HOME LOAN BANK

At September 30, 2002 advances from the FHLB of Des Moines with fixed rates ranging from 2.08% to 7.21% (weighted-average rate of 5.46%) are required to be repaid in the year ending September 30 as presented below. Advances totaling $49,700,000 contain call features which allow the FHLB to call for the prepayment of the borrowing prior to maturity.

2003                                                                $ 5,205,605
2004                                                                 11,735,778
2005                                                                 13,884,475
2006                                                                  5,601,886
2007                                                                 10,188,213
Thereafter                                                           78,474,042
-------------------------------------------------------------------------------
                                                                  $ 125,089,999
===============================================================================

     First Federal and Security have executed blanket pledge agreements whereby First Federal and Security assign, transfer and pledge to the FHLB and grant to the FHLB a security interest in all property now or hereafter owned. However, First Federal and Security have the right to use, commingle and dispose of the collateral they have assigned to the FHLB. Under the agreements, First Federal and Security must maintain "eligible collateral" that has a "lending value" at least equal to the "required collateral amount," all as defined by the agreements.

     At year end 2002 and 2001, First Federal and Security collectively pledged securities with amortized costs of $75,975,000 and $67,678,000 and fair values of approx- imately $77,641,000 and $72,428,000 against specific FHLB advances. In addition, qualifying mortgage loans of approxi- mately $70,258,000 and $85,895,000 were pledged as collateral at year end 2002 and 2001.

     During fiscal 2000, the Company recognized a gain totaling $560,595 on the transfer of $15,000,000 of FHLB advances. The transfer of FHLB advances was in conjunction with a restructuring of the balance sheet wherein lower yielding securities were sold with the proceeds reinvested in higher yielding loans and used to repay borrowings.


NOTE 9. SECURITIES SOLD UNDER
AGREEMENTS TO REPURCHASE

Year end securities sold under agreements to repurchase totaled $70,176,228 and $1,992,720 for 2002 and 2001, respectively. An analysis of securities sold under agreements to repurchase is as follows:


                                             2002               2001
--------------------------------------------------------------------------
Highest month-end balance                $70,176,228        $20,239,242
Average balance                           39,288,209          6,490,431
Weighted average interest
        rate during the period                  2.01%              4.78%
Weighted average interest
        rate at end of period                   1.90%              4.57%



     At year end 2002, securities sold under agreements to repurchase had maturities ranging from 1 to 3 months with a weighted average maturity of 1 month.

     The Company pledged securities with amortized costs of approximately $79,548,000 and $2,084,000 and fair values of approximately $80,950,000 and $2,154,000, respectively, at year end 2002 and 2001 as collateral for securities sold under agreements to repurchase.


NOTE 10. COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY SUBORDINATED DEBENTURES

The Company issued all of the 10,000 authorized shares of Company Obligated Mandatorily Redeemable (COMR) Preferred Securities of First Midwest Financial Capital Trust I holding solely subordinated debt securities. Distributions are paid semi-annually. Cumulative cash distributions are calculated at a variable rate of LIBOR (as defined) plus 3.75%, not to exceed 12.5%. The Company may, at one or more times, defer interest payments on the capital securities for up to 10 consecutive semi-annual periods, but not beyond July 25, 2031. At the end of any deferral period, all accumulated and unpaid distributions will be paid. The capital securities will be redeemed on July 25, 2031; however, the Company has the option to shorten the maturity date to a date not earlier than July 25, 2006. The redemption price is $1,000 per capital security plus any accrued and unpaid distributions to the date of redemption

First Midwest Financial, Inc. and Subsidiaries                                36
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


plus, if redeemed prior to July 25, 2011, a redemption premium as defined in the Indenture agreement.

     Holders of the capital securities have no voting rights, are unsecured and rank junior in priority of payment to all of the Company's indebtedness and senior to the Company's common stock.

     The debentures are included on the balance sheet as a liability.


NOTE 11. EMPLOYEE BENEFITS
EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

     The Company maintains an ESOP for eligible employees who have 1,000 hours of employment with the Bank, have worked one year at the Bank and who have attained age 21. In 1993, the ESOP borrowed $1,534,100 from the Company to purchase 230,115 shares of the Company's common stock. Final payment of this loan was received during the year ended September 30, 2000. In 2001, the ESOP borrowed $360,000 from the Company to purchase 30,000 shares of the Company's common stock. In 2002, the ESOP borrowed $145,892 from the Company to purchase 10,238 shares of the Company's common stock. Shares purchased by the ESOP are held in suspense for allocation among participants as the loan is repaid. ESOP expense of $304,468, $174,660 and $270,864 was recorded for the years ended September 30, 2002, 2001 and 2000, respectively. Contributions of $279,750, $180,000 and $167,200 were made to the ESOP during the years ended September 30, 2002, 2001 and 2000, respectively.

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

     For the years ended September 30, 2002, 2001 and 2000, 22,000, 15,000 and 25,080 shares with an average fair value of $13.84, $11.64 and $10.80 per share, respectively, were committed to be released. Also for the years ended September 30, 2002, 2001 and 2000, allocated shares and total ESOP shares reflect 12,629, 5,514 and 1,287 shares, respectively, withdrawn from the ESOP by participants who are no longer with the Company and 7,760, 9,312 and 7,434 shares, respectively, purchased for dividend reinvestment.


Year-end ESOP shares are as follows:


                                        2002             2001             2000
--------------------------------------------------------------------------------
Allocated shares                       235,744          218,613          199,815
Unearned shares                          3,238           15,000               --
--------------------------------------------------------------------------------
       Total ESOP shares               238,982          233,613          199,815
================================================================================

Fair value of unearned shares         $ 46,142         $202,500         $     --
================================================================================

STOCK OPTIONS AND INCENTIVE PLANS

Certain officers and directors of the Company have been granted options to purchase common stock of the Company pursuant to stock option plans.

     SFAS No. l23, which became effective for stock-based compensation during fiscal years beginning after December l5, 1995, requires proforma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation for awards granted in the first fiscal year beginning after December 15, 1994. Accordingly, the following proforma information presents net income and earnings per share had the fair value method been used to measure compensation cost for stock option plans. The exercise price of options granted is equivalent to the market value of underlying stock at the grant date. Accordingly, no compensation cost was actually recognized for stock options during 2002, 2001 or 2000.

     The fair value of options granted during 2002, 2001 and 2000 is estimated using the following weighted-average information: risk-free interest rate of 3.57%, 4.52% and 5.99%, expected life of 7.0 years, expected dividends of 3.68%, 3.85% and 5.30% per year and expected stock price volatility of 21.4%, 22.4%, and 22.3% per year, respectively.

First Midwest Financial, Inc. and Subsidiaries                                37
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                        2002             2001            2000
-------------------------------------------------------------------------------
Net income as reported              $ 2,156,628     $ 1,909,743     $ 2,327,626
Proforma net income                   2,091,222       1,836,857       2,261,234

Reported earnings per common and
   common equivalent share:
   Basic                            $      0.88     $      0.79     $      0.95
   Diluted                                 0.87            0.78            0.93

Proforma earnings per common and
   common equivalent share:
   Basic                            $      0.85     $      0.76     $      0.92
   Diluted                                 0.84            0.75            0.91


     In future years, the proforma effect of not applying this standard is expected to increase as additional options are granted.

     Stock option plans are used to reward directors, officers and employees and provide them with an additional equity interest. Options are issued for 10 year periods, with 100% vesting generally occurring either at grant date or 48 months after grant date. At September 30, 2002, 41,985 shares were authorized for future grants. Information about option grants follows:

                                                                     Weighted-
                                            Number of                  Average
                                              Options           Exercise Price
--------------------------------------------------------------------------------
Outstanding, September 30, 1999               325,400               $   10.85
Granted                                        29,418                    9.88
Exercised                                     (54,500)                   6.67
Forfeited                                          --                      --
-----------------------------------------------------
Outstanding, September 30, 2000               300,318                   11.51
Granted                                        31,738                   13.61
Exercised                                     (40,000)                   6.67
Forfeited                                      (4,000)                  13.00
-----------------------------------------------------
Outstanding, September 30, 2001               288,056                   12.40
Granted                                        27,641                   14.27
Exercised                                     (61,524)                   7.14
Forfeited                                      (3,000)                  13.22
-----------------------------------------------------
Outstanding, September 30, 2002               251,173               $   13.88
=====================================================

     The weighted-average fair value per option for options granted in 2002, 2001 and 2000 was $2.41, $2.61 and $1.72. At September 30, 2002, options outstanding were as follows:

                                               Weighted-Average
    Exercise          Weighted-Average           Remaining Life          Number
     Price              Exercise Price                  (Years)      of Options
-------------------------------------------------------------------------------
$ 6.67 - $ 9.99          $      7.80                    3.62             57,116
$10.00 - $14.99                13.68                    8.63             81,234
$15.00 - $19.99                16.80                    4.43            102,383
$20.00 - $20.13                20.13                    5.00             10,440
                                                                      ---------
                         $     13.88                    5.63            251,173
                                                                      =========

First Midwest Financial, Inc. and Subsidiaries                                38
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Options exercisable at year end are as follows:

                                                                       Weighted-
                                                                       Average
                                      Number of                        Exercise
                                      Options                          Price
--------------------------------------------------------------------------------
2000                                  270,443                          11.17
2001                                  270,556                          12.38
2002                                  237,048                          13.95


MANAGEMENT RECOGNITION AND RETENTION PLANS

The Company granted 10,424, 7,191 and 106,428 (8,986 of which have been forfeited under terms of the Plan due to termination of service) shares of the Company's common stock on September 30, 1999, May 23, 1994 and September 20, 1993, respectively, to certain officers of the Bank pursuant to a management recognition and retention plan (the Plan). The holders of the restricted stock have all of the rights of a shareholder, except that they cannot sell, assign, pledge or transfer any of the restricted stock during the restricted period. The stock granted in 1999 under the Plan vests as follows: 5,212 shares vested at the date of grant on September 30, 1999 and 5,212 shares vests on September 30, 2000. Previously granted restricted stock vests at a rate of 25% on each anniversary of the grant date. Expense of $0, $0 and $33,878 was recorded for these plans for the years ended 2002, 2001 and 2000.


PROFIT SHARING PLAN

The Company has a profit sharing plan covering substantially all full-time employees. Contribution expense for the years ended September 30, 2002, 2001 and 2000, was $244,927, $315,773 and $329,108, respectively.


NOTE 12. INCOME TAXES

The Company, the Bank and its subsidiaries and Security file a consolidated federal income tax return on a fiscal year basis. Prior to fiscal year 1997, if certain conditions were met in determining taxable income" on the consolidated federal income tax return, the Bank was allowed a special bad debt deduction based on a percentage of taxable income (8% for 1996) or on specified experience formulas. The Bank used the percentage of taxable income method for the tax year ended September 30, 1996. Tax legislation passed in August l996 now requires the Bank to deduct a provision for bad debts for tax purposes based on actual loss experience and recapture the excess bad debt reserve accumulated in tax years beginning after September 30, 1987. The related amount of deferred tax liability which must be recaptured is approximately $554,000 and is payable over a 6-year period beginning with the tax year ending September 30, 1999.

     Federal income tax laws provided savings banks with additional bad debt deductions through September 30, 1987, totaling $6,744,000 for the Bank. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total approximately $2,300,000 at September 30, 2002 and 2001. If the Bank were liquidated or otherwise ceases to be a bank or if tax laws were to change, the $2,300,000 would be recorded as expense.



The provision for income taxes consists of:

                             2002              2001               2000
--------------------------------------------------------------------------------
Federal:
   Current              $   904,539       $ 1,170,302       $ 1,644,698
   Deferred                 (64,787)         (105,167)         (258,085)
--------------------------------------------------------------------------------
                            839,752         1,065,135         1,386,613
--------------------------------------------------------------------------------
State:
   Current                  153,170           (27,756)          236,122
   Deferred                 (27,040)          (26,833)          (39,915)
--------------------------------------------------------------------------------
                            126,130           (54,589)          196,207
--------------------------------------------------------------------------------

Income tax expense      $   965,882       $ 1,010,546       $ 1,582,820
================================================================================

First Midwest Financial, Inc. and Subsidiaries                                39
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Total income tax expense differs from the statutory federal income tax rate as follows:

                                                        2002               2001             2000
----------------------------------------------------------------------------------------------------
Income taxes at 34% federal tax rate                $ 1,062,000       $   993,000       $ 1,330,000
Increase (decrease) resulting from:
   State income taxes - net of federal benefit           97,000           113,000           147,000
   Nondeductible goodwill                                    --           124,000           124,000
   Nontaxable buildup in cash surrender value          (217,000)               --                --
   Resolution of a tax contingency                           --          (139,000)               --
   Other, net                                            23,882           (80,454)          (18,180)
----------------------------------------------------------------------------------------------------
       Total income tax expense                     $   965,882       $ 1,010,546       $ 1,582,820
====================================================================================================


Year end deferred tax assets and liabilities consist of:

                                                                  2002              2001
--------------------------------------------------------------------------------------------
Deferred tax assets:
   Bad debts                                                  $ 1,447,000       $ 1,047,000
   Other items                                                     54,000           112,000
--------------------------------------------------------------------------------------------
                                                                1,501,000         1,159,000
--------------------------------------------------------------------------------------------
   Deferred tax liabilities:
   Federal Home Loan Bank stock dividend                         (452,000)         (452,000)
   Accrual to cash basis                                               --           (44,000)
   Premises and equipment                                        (204,000)         (108,000)
   Deferred loan fees                                             (97,000)          (77,000)
   Net unrealized gains on securities available for sale         (291,680)         (198,993)
   Other                                                         (178,173)               --
--------------------------------------------------------------------------------------------
                                                               (1,222,853)         (879,993)
--------------------------------------------------------------------------------------------
Net deferred tax assets                                       $   278,147       $   279,007
============================================================================================


NOTE 13. CAPITAL REQUIREMENTS AND
RESTRICTIONS ON RETAINED EARNINGS

The Company has two primary subsidiaries, First Federal and Security. First Federal and Security are subject to various regu- latory capital requirements. Failure to meet minimum capital requirements can initiate certain mandatory or discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital ade- quacy guidelines and the regulatory framework for prompt corrective action, First Federal and Security must meet specific quantitative capital guidelines using their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The requirements are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require First Federal and Security to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and a leverage ratio consisting of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2002, that First Federal and Security meet the capital adequacy requirements.

First Midwest Financial, Inc. and Subsidiaries                                40
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

First Federal's and Security's actual capital and required capital amounts and ratios are presented below:

                                                                                                           Minimum
                                                                                                       Requirement To Be
                                                                             Minimum Requirement    Well Capitalized Under
                                                                            For Capital Adequacy       Prompt Corrective
                                                               Actual             Purposes             Action Provisions
                                                      --------------------------------------------------------------------
                                                       Amount        Ratio     Amount       Ratio     Amount        Ratio
--------------------------------------------------------------------------------------------------------------------------
                                                                              (Dollars in thousands)
AS OF SEPTEMBER 30, 2002:
Total capital (to risk-weighted assets):
   First Federal                                      $47,800        12.9%    $29,603        8.0%    $37,004        10.0%
   Security                                             4,773        15.0       2,543        8.0       3,179        10.0
Tier 1 (Core) capital (to risk-weighted assets):
   First Federal                                       43,327        11.7      14,801        4.0      22,202         6.0
   Security                                             4,448        14.0       1,272        4.0       1,907         6.0
Tier 1 (Core) capital (to average total assets):
   First Federal                                       43,327         8.5      20,372        4.0      25,465         5.0
   Security                                             4,448         8.3       2,142        4.0       2,677         5.0
Tier 1 (Core) capital (to total assets),
   First Federal                                       43,327         7.9      21,822        4.0      27,277         5.0


AS OF SEPTEMBER 30, 2001:
Total capital (to risk-weighted assets):
   First Federal                                      $44,393        13.8%    $25,681        8.0%    $32,101        10.0%
   Security                                             4,514        15.2       2,380        8.0       2,975        10.0
Tier 1 (Core) capital (to risk-weighted assets):
   First Federal                                       40,832        12.7      12,840        4.0      19,261         6.0
   Security                                             4,179        14.0       1,190        4.0       1,785         6.0
Tier 1 (Core) capital (to average total assets):
   First Federal                                       40,832         8.8      18,565        4.0      23,206         5.0
   Security                                             4,179         9.1       1,837        4.0       2,296         5.0
Tier 1 (Core) capital (to total assets),
   First Federal                                       40,832         8.7      18,828        4.0      23,535         5.0




     Regulations limit the amount of dividends and other capital distributions that may be paid by a financial institution without prior approval of its primary regulator. The regulatory restriction is based on a three-tiered system with the greatest flexibility being afforded to well-capitalized (Tier 1) institutions. First Federal and Security are currently Tier 1 institutions. Accordingly, First Federal and Security can make, without prior regulatory approval, distributions during a calendar year up to 100% of their retained net income for the calendar year-to-date plus retained net income for the previous two calendar years (less any dividends previously paid) as long as they remain well-capitalized, as defined in prompt corrective action regulations, following the proposed distribution. Accordingly, at September 30, 2002, approximately $2,449,000 of First Federal's retained earnings and $324,000 of Security's retained earnings were potentially available for distribution to the Company.

First Midwest Financial, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                    41

NOTE 14. COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company's subsidiary banks make various commitments to extend credit which are not reflected in the accompanying consolidated financial statements.

     At September 30, 2002 and 2001, loan commitments approximated $35,562,000 and $29,650,000, respectively, excluding undisbursed portions of loans in process. Loan commitments at September 30, 2002 included commitments to originate fixed-rate loans with interest rates ranging from 4.6% to 10% totaling $13,070,000 and adjustable-rate loan commitments with interest rates ranging from 2.1% to 18% totaling $18,492,000. The Company also had commitments to purchase adjustable rate loans of $3,000,000 with interest rates of 6.63% and fixed-rate loans of $1,000,000 with interest rates of 6.75%. Loan commitments at September 30, 2001 included commitments to originate fixed-rate loans with interest rates ranging from 5.5% to 8.5% totaling $7,730,000 and adjustable-rate loan commitments with interest rates ranging from 5.25% to 18% totaling $13,070,000. The Company also had commitments to purchase adjustable rate loans of $7,100,000 with interest rates ranging from 5.5% to 6.5% and fixed-rate loans of $1,750,000 with interest rates of 8.45%. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract.


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

     Securities with amortized costs of approximately $31,381,000 and $14,234,000 and fair values of approximately $28,954,000 and $14,562,000 at September 30, 2002 and 2001, respectively, were pledged as collateral for public funds on deposit.

     Securities with amortized costs of approximately $7,280,000 and $5,808,000 and fair values of approximately $7,568,000 and $6,057,000 at September 30, 2002 and 2001, respectively, were pledged as collateral for individual, trust and estate deposits.

     Under employment agreements with certain executive officers, certain events leading to separation from the Company could result in cash payments totaling approximately $2,417,000 as of September 30, 2002.

     The Company and its subsidiaries are subject to certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position or results of operations of the Company.

First Midwest Financial, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                    42


NOTE 15. OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:

                                                                     2002             2001              2000
----------------------------------------------------------------------------------------------------------------
Net change in net unrealized gains and losses on
securities available for sale:
Unrealized gains (losses) arising during the year               $   335,288       $ 4,546,133       $(1,075,235)
Reclassification adjustment for (gains) losses included in
net income                                                          (86,194)           60,275         1,020,885
----------------------------------------------------------------------------------------------------------------
Net change in unrealized gains and losses on
securities available for sale                                       249,094         4,606,408           (54,350)
Tax effects                                                         (92,687)       (1,714,090)           21,092
----------------------------------------------------------------------------------------------------------------
Other comprehensive income (loss)                               $   156,407       $ 2,892,318       $   (33,258)
================================================================================================================


NOTE 16. LEASE COMMITMENT


The Company has leased property under various noncance-              2003                   $      52,300
lable operating lease agreements which expire at various times       2004                          46,600
through December 2009, and require annual rentals ranging            2005                          42,100
from $6,000 to $41,000 plus the payment of the property              2006                          40,600
taxes, normal maintenance and insurance on the property.             2007                          40,600
                                                                     Thereafter                    91,350
The total minimum rental commitment at September 30,
2002, under the leases is as follows:
                                                                 -----------------------------------------

                                                                                            $     313,550
                                                                 =========================================

First Midwest Financial, Inc. and Subsidiaries                                43
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17. PARENT COMPANY FINANCIAL STATEMENTS

Presented below are condensed financial statements for the parent company, First Midwest Financial, Inc.:


CONDENSED BALANCE SHEETS

SEPTEMBER 30, 2002 AND 2001
                                                              2002               2001
--------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                               $     57,651       $     60,973
Securities available for sale                              2,609,357          2,863,251
Investment in subsidiary banks                            51,975,306         48,940,931
Loan receivable from ESOP                                     46,142            180,000
Loan receivable                                            1,349,543            899,313
Other assets                                                 350,302            827,772
--------------------------------------------------------------------------------------------
       Total assets                                     $ 56,388,301       $ 53,772,240
============================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Loan payable to subsidiary banks                        $  1,755,000       $         --
Company Obligated Mandatorily Redeemable Preferred
   Securities of Subsidiary Trust Holding Solely
   Subordinated Debentures                                10,000,000         10,000,000
Accrued expenses and other liabilities                        45,535             45,030
--------------------------------------------------------------------------------------------
       Total liabilities                                  11,800,535         10,045,030
--------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Common stock                                                  29,580             29,580
Additional paid-in capital                                20,593,768         20,863,379
Retained earnings, substantially restricted               31,940,648         31,066,643
Accumulated other comprehensive income                       494,834            338,427
Unearned employee stock ownership plan shares                (46,142)          (180,000)
Treasury stock, at cost                                   (8,424,922)        (8,390,819)
--------------------------------------------------------------------------------------------

       Total shareholders' equity                         44,587,766         43,727,210
--------------------------------------------------------------------------------------------
       Total liabilities and shareholders' equity       $ 56,388,301       $ 53,772,240
============================================================================================

First Midwest Financial, Inc. and Subsidiaries                                44
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


CONDENSED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000


                                                                     2002             2001              2000
-----------------------------------------------------------------------------------------------------------------
Dividend income from subsidiary banks                           $   245,000       $ 1,550,000       $ 2,525,000
Interest income                                                     322,345           309,054           280,351
Gain (loss) on sales of securities available for sale, net           48,064           (60,275)          (37,206)
-----------------------------------------------------------------------------------------------------------------
                                                                    615,409         1,798,779         2,768,145
-----------------------------------------------------------------------------------------------------------------

Interest expense                                                    682,134           332,250           205,863
Operation expenses                                                  618,578           550,038           388,023
-----------------------------------------------------------------------------------------------------------------
                                                                  1,300,712           882,288           593,886
-----------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes and equity in
undistributed net income of subsidiaries                           (685,303)          916,491         2,174,259

Income tax expense (benefit)                                       (304,000)         (247,000)         (142,000)
-----------------------------------------------------------------------------------------------------------------

Income (loss) before equity in undistributed net
income of subsidiaries                                             (381,303)        1,163,491         2,316,259

Equity in undistributed net income
of subsidiary banks                                               2,537,931           746,252            11,367
-----------------------------------------------------------------------------------------------------------------

Net income                                                      $ 2,156,628       $ 1,909,743       $ 2,327,626
=================================================================================================================

First Midwest Financial, Inc. and Subsidiaries                                45
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000
                                                                        2002               2001               2000
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                      $  2,156,628       $  1,909,743       $  2,327,626
   Adjustments to reconcile net income to net cash
   from operating activities:
   Equity in undistributed net income of subsidiary banks            (2,537,931)          (746,252)           (11,367)
   Amortization of recognition and retention plan                            --                 --             33,878
   (Gain) loss on sales of securities available for sale, net           (48,064)            60,275             37,206
   Change in other assets                                               436,856           (364,088)            (9,817)
   Change in accrued expenses and other liabilities                      75,539            (61,205)             7,771
-----------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                         83,028            798,473          2,385,297
-----------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Investment in subsidiary                                            (250,000)        (7,000,000)                --
   Repayment of securities                                                  342              3,806              5,409
   Purchase of securities available for sale                         (1,000,000)                --           (500,000)
   Proceeds from sales of securities available for sale               1,410,770            795,000            495,000
   Loan to ESOP                                                        (145,893)          (360,000)                --
   Loans purchased, net                                                (450,230)          (574,134)          (325,179)
   Repayments on loan receivable from ESOP                              279,751            180,000            167,200
-----------------------------------------------------------------------------------------------------------------------
       Net cash provided by (used in) investment activities            (155,260)        (6,955,328)          (157,570)
-----------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of Company Obligated Mandatorily
   Redeemable Preferred Securities of Subsidiary Trust
   Holding Solely Subordinated Debentures                                    --         10,000,000                 --
   Proceeds from loan payable to subsidiary banks                     1,755,000                 --                 --
   Repayments on loan payable to subsidiary banks                            --         (2,550,000)          (200,000)
   Debt issuance costs incurred                                              --           (305,812)                --
   Cash dividends paid                                               (1,282,623)        (1,247,486)        (1,276,183)
   Proceeds from exercise of stock options                              439,860            266,667            363,335
   Purchase of treasury stock                                          (843,327)           (17,777)        (1,478,509)
-----------------------------------------------------------------------------------------------------------------------
   Net cash provided by (used in) financing activities                   68,910          6,145,592         (2,591,357)
-----------------------------------------------------------------------------------------------------------------------
       Net change in cash and cash equivalents                           (3,322)           (11,263)          (363,630)

CASH AND CASH EQUIVALENTS
   Beginning of year                                                     60,973             72,236            435,866
-----------------------------------------------------------------------------------------------------------------------
   End of year                                                     $     57,651       $     60,973       $     72,236
=======================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Cash paid during the year for interest                          $    682,134       $    332,250       $    209,447


First Midwest Financial, Inc. and Subsidiaries                                46
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  The extent to which the Company may pay cash dividends to shareholders will depend on the cash currently available at the Company, as well as the ability of the subsidiary banks to pay dividends to the Company (see Note 13).




Note 18. Selected Quarterly Financial Data (Unaudited)

                                                                Quarter Ended
----------------------------------------------------------------------------------------------------
                                       December 31       March 31        June 30      September 30
----------------------------------------------------------------------------------------------------
Fiscal year 2002:
   Total interest income               $9,199,285      $8,760,140      $8,952,869      $9,142,691
   Total interest expense               5,928,035       5,429,196       5,293,508       5,083,311
   Net interest income                  3,271,250       3,330,944       3,659,361       4,059,380
   Provision for loan losses              299,000         136,000         280,000         375,000
   Net income                             436,785         448,123         528,458         743,262
   Earnings per common and common
       equivalent share:
       Basic                           $     0.18      $     0.18      $     0.22      $     0.30
       Diluted                               0.18            0.18            0.21            0.30

Fiscal year 2001:
   Total interest income               $9,882,061      $9,550,950      $9,487,807      $9,502,709
   Total interest expense               6,545,052       6,349,019       6,250,738       6,245,790
   Net interest income                  3,337,009       3,201,931       3,237,069       3,256,919
   Provision for loan losses              150,000         120,000         200,000         240,000
   Net income                             606,306         409,127         456,346         437,964
   Earnings per common and common
       equivalent share:
       Basic                           $     0.25      $     0.17      $     0.19      $     0.18
       Diluted                               0.25            0.17            0.19            0.18

Fiscal year 2000:
   Total interest income               $9,456,855      $9,594,633      $9,807,421      $9,896,571
   Total interest expense               5,911,477       5,991,817       6,264,173       6,410,895
   Net interest income                  3,545,378       3,602,816       3,543,248       3,485,676
   Provision for loan losses              325,000         270,000         400,000         645,000
   Net income                             764,680         760,747         354,050         448,149
   Earnings per common and common
       equivalent share:
       Basic                           $     0.31      $     0.31      $     0.15      $     0.18
       Diluted                               0.30            0.30            0.14            0.18




First Midwest Financial, Inc. and Subsidiaries                                47
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair value amounts of its financial instruments. It is management's belief that the fair values presented below are reasonable based on the valuation techniques and data available to the Company as of September 30, 2002 and 2001, as more fully described below. It should be noted that the operations of the Company are managed from a going concern basis and not a liquidation basis. As a result, the ultimate value realized for the financial instruments presented could be substantially different when actually recognized over time through the normal course of operations. Additionally, a substantial portion of the Company's inherent value is the subsidiary banks' capitalization and franchise value. Neither of these components have been given consideration in the presentation of fair values below.

     The following presents the carrying amount and estimated fair value of the financial instruments held by the Company at September 30, 2002 and 2001. This information is presented solely for compliance with SFAS No. 107 and is subject to change over time based on a variety of factors.

                                                               2002                                    2001
-------------------------------------------------------------------------------------------------------------------------
                                                   Carrying            Estimated            Carrying           Estimated
                                                     Amount           Fair Value              Amount          Fair Value
-------------------------------------------------------------------------------------------------------------------------
Selected assets
   Cash and cash equivalents                   $   7,376,434       $   7,376,000       $   8,766,305       $   8,766,000
   Securities available for sale                 218,247,310         218,247,000         145,374,339         145,374,000
   Loans receivable, net                         343,192,370         346,728,000         333,062,025         335,953,000
   FHLB stock                                      6,842,600           6,843,000           6,398,900           6,399,000
   Accrued interest receivable                     4,320,514           4,321,000           4,750,792           4,751,000

Selected liabilities:
   Noninterest bearing demand deposits           (11,934,712)        (11,935,000)         (7,733,294)         (7,733,000)
   Savings, NOW and money market
      demand deposits                            (90,413,488)        (90,413,000)        (82,916,804)        (82,917,000)
   Other time certificates of deposit           (253,431,553)       (257,688,000)       (248,131,780)       (253,180,000)
-------------------------------------------------------------------------------------------------------------------------
       Total deposits                           (355,779,753)       (360,036,000)       (338,781,878)       (343,830,000)

   Advances from FHLB                           (125,089,999)       (138,495,000)       (126,351,761)       (134,530,000)
   Securities sold under agreements
       to repurchase                             (70,176,228)        (70,180,000)         (1,992,720)         (2,008,000)
   Company Obligated Mandatorily
       Redeemable Preferred Securities of
       Subsidiary Trust Holding Solely
       Subordinated Debentures                   (10,000,000)        (10,008,000)        (10,000,000)        (10,078,000)
   Advances from borrowers for taxes
       and insurance                                (355,884)           (356,000)           (446,397)           (446,000)
   Accrued interest payable                         (671,033)           (671,000)           (868,281)           (868,000)

Off-balance-sheet instruments, loan
   commitments                                    35,562,000                  --          29,650,000                  --




     The following sets forth the methods and assumptions used in determining the fair value estimates for the Company's financial instruments at September 30, 2002 and 2001.

First Midwest Financial, Inc. and Subsidiaries                                48
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CASH AND CASH EQUIVALENTS

The carrying amount of cash and short-term investments is assumed to approximate the fair value.


SECURITIES AVAILABLE FOR SALE

Quoted market prices or dealer quotes were used to determine the fair value of securities available for sale.


LOANS RECEIVABLE, NET

The fair value of loans receivable, net was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities. When using the discounting method to determine fair value, loans were gathered by homogeneous groups with similar terms and conditions and discounted at a target rate at which similar loans would be made to borrowers as of September 30, 2002 and 2001. In addition, when computing the estimated fair value for all loans, allowances for loan losses have been subtracted from the calculated fair value for consideration of credit issues.


FHLB STOCK

The fair value of such stock approximates book value since the Company is able to redeem this stock with the Federal Home Loan Bank at par value.


ACCRUED INTEREST RECEIVABLE

The carrying amount of accrued interest receivable is assumed to approximate the fair value.


DEPOSITS

The fair value of deposits were determined as follows: (i) for noninterest bearing demand deposits, savings, NOW and money market demand deposits, since such deposits are immediately withdrawable, fair value is determined to approximate the carrying value (the amount payable on demand); (ii) for other time certificates of deposit, the fair value has been estimated by discounting expected future cash flows by the current rates offered as of September 30, 2002 and 2001, on certificates of deposit with similar remaining maturities. In accordance with SFAS No. 107. no value has been assigned to the Company's long-term relationships with its deposit customers (core value of deposits intangible) since such intangible is not a financial instrument as defined under SFAS No. 107.


ADVANCES FROM FHLB

The fair value of such advances was estimated by discounting the expected future cash flows using current interest rates as of September 30, 2002 and 2001, for advances with similar terms and remaining maturities.

FIRST MIDWEST FINANCIAL, INC.                                                 49
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE, OTHER BORROWINGS AND COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY SUBORDINATED DEBENTURES

The fair value of securities sold under agreements to repurchase, other borrowings and company obligated mandatorily redeemable preferred securities of subsidiary trust holding solely subordinated debentures was estimated by discounting the expected future cash flows using derived interest rates approximating market as of September 30, 2002 and 2001, over the contractual maturity of such borrowings.


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

BOARD OF DIRECTORS                                                            50

JAMES S. HAAHR
Chairman of the Board, President and Chief Executive Officer for First Midwest Financial, Inc. and First Federal Savings Bank of the Midwest; and Chairman of the Board for Security State Bank

E. WAYNE COOLEY
Consultant Emeritus of the Iowa Girls' High School Athletic
Union

E. THURMAN GASKILL
Iowa State Senator and Owner of a Grain and Livestock Farming Operation

J. TYLER HAAHR
Senior Vice President, Secretary and Chief Operating Officer for First Midwest Financial, Inc.; Executive Vice President, Secretary, and Chief Operating Officer for First Federal Savings Bank of the Midwest; Chief Executive Officer of Security State Bank;Vice President and Secretary of First Services Financial Limited; and President of First Services Trust Company

G. MARK MICKELSON
Vice President of Operations for Blue Dot Services, Inc., a subsidiary of Northwestern Corporation

RODNEY G. MUILENBURG
Dairy Specialist Manager with Purina Mills, Inc.

JEANNE PARTLOW
Retired Chairman of the Board and President of Iowa Savings Bank


EXECUTIVE OFFICERS

JAMES S. HAAHR
Chairman of the Board, President and Chief Executive Officer for First Midwest Financial, Inc. and First Federal Savings Bank of the Midwest; and Chairman of the Board for Security State Bank

J. TYLER HAAHR
Senior Vice President, Secretary and Chief Operating Officer for First Midwest Financial, Inc.; Executive Vice President, Secretary, and Chief Operating Officer for First Federal Savings Bank of the Midwest; Chief Executive Officer of Security State Bank;Vice President and Secretary of First Services Financial Limited; and President of First Services Trust Company

DONALD J. WINCHELL, CPA
Senior Vice President,Treasurer and Chief Financial Officer for First Midwest Financial, Inc. and First Federal Savings Bank of the Midwest; and Secretary for Security State Bank

ELLEN E. MOORE
Vice President of Marketing and Sales for First Midwest Financial, Inc. and Senior Vice President of Marketing and Sales for First Federal Savings Bank of the Midwest

BEN GUENTHER
President for First Federal Storm Lake Division

TIM D. HARVEY
President for Brookings Federal Bank Division

TROY MOORE
President for Iowa Savings Bank Division

TONY TRUSSELL
President for First Federal Sioux Falls Division

I. EUGENE RICHARDSON, JR.
President for Security State Bank

SUSAN C. JESSE
Senior Vice President for First Federal Savings Bank of the Midwest


BANK DIRECTORS

DIRECTORS OF FIRST FEDERAL
SAVINGS BANK OF THE MIDWEST

James S. Haahr, Chairman
E. Wayne Cooley
E.Thurman Gaskill
J.Tyler Haahr
G. Mark Mickelson
Rodney G. Muilenburg
Jeanne Partlow


DIRECTORS OF SECURITY
STATE BANK

James S. Haahr, Chairman
Jeffrey N. Bump
E. Wayne Cooley
E.Thurman Gaskill
J.Tyler Haahr
G. Mark Mickelson
Rodney G. Muilenburg
Jeanne Partlow
I. Eugene Richardson, Jr.

BROOKINGS FEDERAL BANK
ADVISORY BOARD

Virgil G. Ellerbruch, Chairman
J.Tyler Haahr
Tim D. Harvey
Fred J. Rittershaus
Earl R. Rue

OFFICE LOCATIONS                                                              51


FIRST FEDERAL SAVINGS BANK OF THE MIDWEST

[PHOTO]
First Federal Storm Lake, Main Office

FIRST FEDERAL
STORM LAKE DIVISION

MAIN OFFICE
Fifth at Erie
P.O. Box 1307
Storm Lake, Iowa 50588
712.732.4117
800.792.6815
712.732.7105 fax

STORM LAKE PLAZA
1413 North Lake Avenue
Storm Lake, Iowa 50588
712.732.6655
712.732.7924 fax

LAKE VIEW
Fifth at Main
P.O. Box 649
Lake View, Iowa 51450
712.657.2721
712.657.2896 fax

LAURENS
104 North Third Street
Laurens, Iowa 50554
712.841.2588
712.841.2029 fax

MANSON
Eleventh at Main
P.O. Box 130
Manson, Iowa
50563 712.469.3319
712.469.2458 fax

ODEBOLT
219 South Main Street
P.O. Box 465
Odebolt, Iowa 51458
712.668.4881
712.668.4882 fax

SAC CITY
518 Audubon Street
Sac City, Iowa 50583
712.662.7195
712.662.7196 fax

efirstfed.com


[PHOTO]
Brookings Federal Bank, Main Office

BROOKINGS FEDERAL
BANK DIVISION

MAIN OFFICE
600 Main Avenue
P.O. Box 98
Brookings, South Dakota 57006
605.692.2314
800.842.7452
605.692.7059 fax

brookingsfed.com


[PHOTO]

First Federal Sioux Falls, Main Office

FIRST FEDERAL
SIOUX FALLS DIVISION

MAIN OFFICE
2500 South Minnesota Avenue
Sioux Falls, South Dakota 57105
605.977.7500
605.977.7501 fax

firstfedsf.com

[PHOTO]
Iowa Savings Bank, Main Office

IOWA SAVINGS BANK
DIVISION

MAIN OFFICE
4848 86th Street
Urbandale, Iowa 50322
515.309.9800
515.309.9801 fax

HIGHLAND PARK
3624 Sixth Avenue
Des Moines, Iowa 50313
515.288.4866
515.288.3104 fax

INGERSOLL
3401 Ingersoll Avenue
Des Moines, Iowa 50312
515.274.9674
515.274.9675 fax

WEST DES MOINES
3448 Westown Parkway
West Des Moines, Iowa 50266
515.226.8474
515.226.8475 fax

iowasavings.com


SECURITY STATE BANK

             [PHOTO]
Security State Bank, Main Office

MAIN OFFICE
615 South Division
P.O. Box 606
Stuart, Iowa 50250
515.523.2203
800.523.8003
515.523.2460 fax

CASEY
101 East Logan
P.O. Box 97
Casey, Iowa 50048
641.746.3366
800.746.3367
641.746.2828 fax

MENLO
501 Sherman
P.O. Box 36
Menlo, Iowa 50164
641.524.4521

esecuritystate.com

[PHOTO - MAP SOUTH DAKOTA AND IOWA BRANCH LOCATIONS]

                                                                              52
INVESTOR INFORMATION


ANNUAL MEETING OF SHAREHOLDERS
The Annual Meeting of Shareholders will convene at 1:00 pm on Monday, January 27, 2003. The meeting will be held in the Board Room of First Federal Savings Bank, Fifth at Erie, Storm Lake, Iowa. Further information with regard to this meeting can be found in the proxy statement.

GENERAL COUNSEL

Mack, Hansen, Gadd, Armstrong
& Brown, P.C.
316 East Sixth Street
P.O. Box 278 Storm Lake,
Iowa 50588

SPECIAL COUNSEL
Katten Muchin Zavis Rosenman
1025 Thomas Jefferson
Street NW East Lobby, Suite 700
Washington, D.C. 20007-5201

INDEPENDENT AUDITORS
McGladrey & Pullen LLP
400 Locust Street, Suite 640
Des Moines, Iowa 50309-2372


SHAREHOLDER SERVICES AND INVESTOR RELATIONS

Shareholders desiring to change the name, address, or ownership of stock; to report lost certificates; or to consolidate accounts, should contact the corporation's transfer agent:

REGISTRAR & TRANSFER COMPANY
10 Commerce Drive
Cranford, New Jersey 07016
Telephone: 800.368.5948 Email:
invrelations@rtco.com
Web site: www.rtco.com

FORM 10-K
Copies of the Company's Annual Report on Form 10-K for the year ended September 30, 2002 (excluding exhibits thereto) may be obtained without charge by contacting:

INVESTOR RELATIONS
First Midwest Financial, Inc.
First Federal Building,
Fifth at Erie
P.O. Box 1307
Storm Lake, Iowa 50588
Telephone: 712.732.4117
Email: invrelations@fmficash.com
Web site: www.fmficash.com


DIVIDEND AND STOCK MARKET INFORMATION

First Midwest Financial, Inc.'s common stock trades on the Nasdaq National Market under the symbol "CASH." The Wall Street Journal publishes daily trading information for the stock under the abbreviation,"FstMidwFnl," in the National Market Listing. Quarterly dividends for 2001 and 2002 were $0.13. The price range of the common stock, as reported on the Nasdaq System, was as follows:


                             FISCAL YEAR 2002            FISCAL YEAR 2001

                            LOW            HIGH          LOW          HIGH
----------------------------------------------------------------------------

FIRST QUARTER              $12.90         $14.10        $ 8.81       $11.25
SECOND QUARTER              12.95          14.25         10.81        12.75
THIRD QUARTER               13.44          14.50         11.40        12.75
FOURTH QUARTER              12.90          15.45         12.31        14.25

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

     As of September 30, 2002, First Midwest had 2,468,804 shares of common stock outstanding, which were held by 259 shareholders of record, and 251,173 shares subject to outstanding options. The shareholders of record number does not reflect approximately 447 persons or entities who hold their stock in nominee or "street" name.

     The following securities firms indicated they were acting as market makers for First Midwest Financial, Inc. stock as of September 30, 2002: AnPac Securities Group, Inc.; Cincinnati Stock Exchange; First Tennessee Securities; Friedman Billings Ramsey & Co.; Goldman, Sachs & Co.; Herzog, Heine, Geduld, Inc.; Howe Barnes Investments, Inc.; Knight Securities L.P.; Sandler O'Neill & Partners; and Spear, Leeds & Kellogg.