Form 10-K, Exhibit 13
period 2003-09-30
FIRST MIDWEST FINANCIAL INC
filed 2003-12-29
CIK 907471

[GRAPHIC OMITTED]

                                     PEOPLE
                                     HELPING
                                     PEOPLE

                                     [LOGO]

                          FIRST MIDWEST FINANCIAL, INC.

                               2003 ANNUAL REPORT

                               2003 ANNUAL REPORT

                               [GRAPHIC OMITTED]

JESSICA J. STRUVE, Account Services "Working in a numbers-focused industry, I believe a company's success still comes from its people. That's why I am proud to be part of the First Midwest family. We know that a handshake and smile, along with the financial services we provide, can make life a little easier for our customers."

Fun Fact: Recently accepted a marriage proposal while working at our bank's drive-up window.

                              FINANCIAL HIGHLIGHTS

                                    CONTENTS

Financial Highlights .................................................      1
Letter to Shareholders ...............................................    2-3
Company Profile & History ............................................      4
Highlights ...........................................................   5-12

Office Locations .....................................................     13
Financials ...........................................................  14-45
Directors & Executive Officers .......................................  46-47
Investor Information .................................................     48

(Dollars in Thousands except Per Share Data)        2003        2002        2001        2000        1999
---------------------------------------------------------------------------------------------------------
AT SEPTEMBER 30
   Total assets .......................         $772,285    $607,648    $523,183    $505,590    $511,213
   Total loans, net ...................          349,692     341,937     333,062     324,703     303,079
   Total deposits .....................          435,553     355,780     338,782     318,654     304,780
   Shareholders' equity ...............           43,031      44,588      43,727      40,035      39,771
   Book value per common share ........         $  17.25    $  18.06    $  17.71    $  16.48    $  15.86
   Total equity to assets .............             5.57%       7.34%       8.36%       7.93%       7.78%

FOR THE FISCAL YEAR
   Net interest income ................         $ 15,728    $ 13,700    $ 12,833    $ 14,177    $ 13,559
   Net income .........................            3,397       2,157       1,910       2,328       2,641
   Diluted earnings per share .........         $   1.36    $   0.87    $   0.78    $   0.93    $   1.04
   Return on average assets ...........              .47%        .38%        .37%        .46%        .54%
   Return on average equity ...........             7.57%       4.95%       4.57%       5.98%       6.35%
   Net yield on interest-earning assets             2.31%       2.56%       2.59%       2.86%       2.91%

 [THE FOLLOWING TABLES WERE REPRESENTED BY BAR CHARTS IN THE PRINTED MATERIAL.]

$511  $506  $523  $608  $772    $303  $325  $333  $342  $350    $305  $319  $339  $356 $436     $2.6  $2.3   $1.9   $2.2   $3.4
----------------------------    ----------------------------    ---------------------------     -------------------------------
  99   00    01    02    03      99    00    01    02     03     99    00    01    02    03      99    00     01     02     03

TOTAL ASSETS                    TOTAL LOANS, NET                TOTAL DEPOSITS                  NET INCOME
In Millions                     In Millions                     In Millions                     In Millions

The Company and its subsidiaries exceed regulatory capital requirements.

Banks are Members FDIC and Equal Housing Lenders.

                             LETTER TO SHAREHOLDERS

                               TO OUR SHAREHOLDERS
--------------------------------------------------------------------------------

2003 WAS A STRONG YEAR FOR OUR COMPANY. FIRST MIDWEST FINANCIAL, INC.'S EARNINGS ROSE 57 PERCENT DURING THE FISCAL YEAR. NET INCOME WAS $3.4 MILLION OR $1.36 PER DILUTED SHARE FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003 COMPARED TO $2.2 MILLION OR $0.87 PER DILUTED SHARE THE PREVIOUS YEAR. THE 57 PERCENT JUMP IN EARNINGS FOLLOWS A 13 PERCENT INCREASE THE PREVIOUS YEAR.

--------------------------------------------------------------------------------

Net interest income rose 15 percent, or more than $2 million, compared to the previous fiscal year. Loan-to-deposit interest rate spreads were wider in 2003 due, in part, to our 34 percent growth in low-cost deposit balances (checking, money market, and savings accounts) and 44 percent growth in originated commercial loans.

      Total deposit balances grew 22 percent, or $80 million, to total $436 million at year end. The Company's five-year deposit trends are most telling:
118 percent increase in low-cost deposit balances and 53.5 percent increase in total deposit balances. Both our low-cost and total deposit balance growth outperformed the average deposit percent growth for national commercial banks, savings banks and total FDIC-insured domestic deposits in 2003 and the last five years.(1)

[GRAPHIC OMITTED]

"Our goal is to make financial management easy for customers through every life stage."

      Our commitment to attract low-cost deposits has shifted the percentage of low-cost funds from 22 percent of total deposits to 31.5 percent during the past five years. The shift directly improves loan-to-deposit interest rate spreads and enhances the Company's ability to cultivate banking relationships that start from core services.

                                                [BAR CHART]

                                                LOW-COST
                                                DEPOSIT BALANCES
                                                In millions

                                                Low-cost deposits include
                                                checking, money market, and
                                                savings accounts.

                                                [LINE GRAPH]

                                                LOW-COST DEPOSIT BALANCES AS A
                                                PERCENTAGE OF TOTAL DEPOSIT
                                                BALANCES

      As our concentration and volume of originated commercial loans increase, the Company benefits with the related deposit accounts, better loan-to-deposit spreads, less interest rate sensitivity, and more fee income. Originated commercial loans grew $53 million, or 44 percent during fiscal 2003. This follows a 68 percent increase in 2002.

                             LETTER TO SHAREHOLDERS

                                                                  FMFIB    NAT     NAB     IAB
------------------------------------------------------------------------------------------------
LOAN QUALITY AND ALLOWANCE COMPARISON
   Delinquent Loans >30 Days to Total Loans ...................   0.57%      NA      NA      NA
   Non-Performing Loans to Total Loans ........................   0.30%   0.84%   1.33%   0.91%
   Non-Performing Assets to Total Assets ......................   0.28%   0.63%   0.84%   0.57%
   Net Charge-Offs to Average Loans (Fiscal Year Annualized) ..   0.02%   0.32%   0.93%   0.19%
   Allowance for Loan Losses to Total Loans ...................   1.42%   0.90%   1.81%   1.36%

FMFIB (First Midwest Financial, Inc. Banks) statistics are as of September 30, 2003. The most current statistics available for NAT (National Average Thrift), NAB (National Average Bank), and IAB (Iowa Average Bank) are as of June 30, 2003. Peer group data, institutions with assets greater than $100 million, is taken from the FDIC.

Credit quality ratios outpaced the Company's state and national peer group in 2003.(1)

      Centralization and expansion are two words that best describe our mortgage operation in 2003. We streamlined mortgage lending processes and purchased new software to make getting home loans easier for our customers, and more profitable for our banks. Now customers can choose from over 160 mortgage programs and customize the loan to suit their needs. Plus, we are increasing our mortgage lending staff to make service more responsive and personalized, so we can increase market share.

      Start up costs associated with the mortgage operation and the new Des Moines and Urbandale, Iowa bank facilities contributed to an increase in noninterest expense for fiscal 2003 compared to 2002. The Company opened its Urbandale banking office in November 2002. At September 2003, the new Urbandale office has attracted more than $28 million in deposits and is quickly becoming a profitable branch for the Company.

LOOKING AHEAD

Former South Dakota Congressman John Thune joined our board of directors in January 2003. We are pleased and honored to welcome him. He brings a wealth of local, regional, and national insight that will benefit our customers, our banks, and First Midwest shareholders.

      J. Tyler Haahr was promoted to president and chief operating officer in October of this year. He joined First Midwest's Board of Directors in 1992 and became an executive officer for First Midwest and its affiliates in March 1997. Tyler's new position reflects the leadership and contributions he has provided to our people and to our organization.

      In recent years, the Company has focused primarily on managing credit quality, profitable growth, and streamlining operations. These areas are still top of mind as we implement plans for the next fiscal year.

2004 strategies include initiatives such as:

1. Maintain exceptional credit quality.

2. Increase low-cost deposits.

3. Establish more full-service commercial relationships.

4. Increase mortgage business and streamline operations.

5. Implement branch expansion plans.

      On October 6, 2003 First Midwest announced a definitive agreement with Manson State Bank (MSB) under which MSB will acquire First Federal's branch office in Manson, Iowa. The transaction is expected to close by January 31, 2004 and is subject to regulatory approval.

      In July 2003, First Midwest announced its intention to repurchase up to 150,000 shares or approximately 6 percent of the Company's outstanding shares during the following twelve months. Since initiating its first stock repurchase program in 1994, the Company has invested a total of $14.7 million in the repurchase of more than 1 million shares. The Company's stock repurchase program confirms that we believe "CASH" is an attractive investment.

      First Midwest Financial is a company of people helping people. It is that simple. Our goal is to make financial management easy for customers through every life stage. We know banking is not just about money. It is about making money work so customers have more time for what is really important in life. Our team remains dedicated to increasing shareholder value and enhancing your return. Thank you for your investment in First Midwest Financial.


/s/ James S. Haahr                      /s/ J. Tyler Haahr

JAMES S. HAAHR                          J. TYLER HAAHR
Chairman of the Board & CEO             President & COO

(1)   Based on reports distributed by the FDIC.

                               2003 ANNUAL REPORT

                                COMPANY STRUCTURE

                                              ----------------------------
                                              First Midwest Financial,Inc.
                                              ----------------------------
                       ----------------------------     |    -----------------------
                       First Services Trust Company     |    First Midwest Financial
                                                        |          Capital Trust
                       ----------------------------     |    -----------------------
                                                        |
            |----------------------------------------------------------------------------
            |                                                                           |
--------------------------                    ------------------                -------------------
First Federal Savings Bank -----------------    First Services                  Security State Bank
     of the Midwest                           Financial Limited
--------------------------                    ------------------                -------------------
            |
            |----------------------------------------------------------------------------
            |                          |                      |                         |
-------------------------    ----------------------    -----------------     -------------------------
First Federal Storm Lake/    Brookings Federal Bank    Iowa Savings Bank     First Federal Sioux Falls
 Northwest Iowa Division            Division                Division                  Division
-------------------------    ----------------------    -----------------     -------------------------

                                 COMPANY PROFILE

First Midwest Financial, Inc. is a $772 million bank holding company for First Federal Savings Bank of the Midwest and Security State Bank. Headquartered in Storm Lake, Iowa, the Company converted from mutual ownership to stock ownership in 1993. Its primary business is marketing financial deposit and loan products to meet the needs of retail bank customers.

      First Midwest operates under a super-community banking philosophy that allows the Company to grow while maintaining its community bank roots, with local decision making and customer service. Administrative functions, transparent to the customer, are centralized to enhance the banks' operational efficiencies and to improve customer service capabilities.

      First Federal Savings Bank of the Midwest operates as a thrift with four divisions: First Federal Storm Lake/Northwest Iowa, Brookings Federal Bank, Iowa Savings Bank, and First Federal Sioux Falls. Security State Bank operates as a state-chartered commercial bank. Sixteen offices support customers in Brookings and Sioux Falls, South Dakota, and throughout central and northwest Iowa.

      First Services Trust Company, a subsidiary of First Midwest Financial, Inc., provides professional trust services to bank customers. First Midwest Financial Capital Trust, also a wholly-owned subsidiary of First Midwest, was established in July 2001 for the purpose of issuing Company Trust Preferred Securities. First Services Financial Limited, a subsidiary of First Federal Savings Bank of the Midwest, is a full-service brokerage operation that offers a wide range of noninsured investment products to customers through LaSalle St. Securities, LLC.

                                 COMPANY HISTORY

1954 Storm Lake Savings and Loan Association was granted a charter by the State of Iowa. Founder, Stanley H. Haahr, invested $2,000 of his personal savings and raised another $8,000 from friends to meet the $10,000 capital requirement. The first office was equipped with a desk, a cash box, and a borrowed vault in the back of Mr. Haahr's Buena Vista Abstract and Mortgage business.

1955 The Association applied for a Federal Charter. Stan Haahr collected deposits from one hundred friends to meet the required number of deposit accounts.

1957 The Association was converted to a Federal Charter and named First Federal Savings and Loan Association of Storm Lake (FFSLASL).

1971-1981 The Association maintained a subsidiary, Colonial Service Corporation, for the purpose of making consumer loans.

1973 Branch opened in Sac City, Iowa.

1975 Branches opened in Manson, Laurens, Odebolt and Lake View, Iowa.

1977-1981 The Association maintained a mortgage banking operation, First Services Mortgage Corporation, in Sioux Falls and Rapid City, South Dakota.

1979 Storm Lake Plaza branch opened.

1983 First Services Financial Limited, a subsidiary of the Association, was incorporated to serve as a full-service brokerage operation that offers a wide range of noninsured investments through LaSalle St. Securities, LLC.

1993 FFSLASL became First Federal Savings Bank of the Midwest, a subsidiary of First Midwest Financial, Inc. (FMFI). First Federal changed from a mutual savings institution to a public company through its association with FMFI. 1.9 million shares of FMFI stock were issued at $10.00 per share ($6.67 per share stock split adjusted) and began trading on the NASDAQ under the symbol "CASH."

1994 Brookings Federal Bank in Brookings, South Dakota was purchased.

1995 Iowa Savings Bank in Des Moines, Iowa was purchased.

1996 Security State Bank in Stuart, Iowa was purchased.

1997 Iowa Savings Bank opened its second office in West Des Moines, Iowa.

2000 First Federal opened a new bank in Sioux Falls, South Dakota.

2001 Iowa Savings Bank opened its third office in Des Moines, Iowa.

2002 Iowa Savings Bank built a new main office in Urbandale, Iowa, the fourth facility in the Des Moines area.

      First Services Trust Company, a subsidiary of the Company, was established in Sioux Falls, South Dakota. The South Dakota charter allows the Company's customers to benefit from some of the most favorable trust and tax laws in the nation.

2003 First Federal Savings Bank leased land for a second Sioux Falls bank location. Keep reading for more 2003 highlights.

                               2003 ANNUAL REPORT

                                [GRAPHIC OMITTED]

STANLEY H. HAAHR, Founder "It's been nearly 50 years since we hung our shingle above the door. In my wildest dreams, I didn't image our little $10,000 shop would become what it is today. I guess that's what happens when you are honest and you take care of people. I'm proud to be associated with such a fine organization, as a customer and an investor."

Fun Facts: Recently celebrated his 88th birthday, with only one candle on the cake. Still follows "CASH" daily.

                                 BANK HIGHLIGHTS

                              BANK EASY. LIVE LIFE.
                           Making life easier for you.

--------------------------------------------------------------------------------

BANKING IS MORE THAN SIMPLY DEPOSITS AND LOANS. MUCH MORE.

      OUR COMPANY MAKES FINANCIAL MANAGEMENT EASY FOR CUSTOMERS THROUGH EVERY LIFE STAGE. THAT IS BECAUSE WE KNOW BANKING IS NOT JUST ABOUT MONEY. IT IS ABOUT YOU. A GREAT BANK GIVES YOU CHOICES, AND HAS PEOPLE READY TO WORK WITH YOU EVERY STEP OF THE WAY. OUR COMPANY PUTS YOUR MONEY TO WORK, NO MATTER WHERE YOU ARE IN LIFE, SO YOU HAVE LESS WORRIES AND MORE TIME FOR WHAT IS REALLY IMPORTANT... LIVING LIFE.

--------------------------------------------------------------------------------

                HOW CAN WE MAKE MONEY MANAGEMENT EASIER FOR YOU?

PERSONAL FINANCIAL SERVICES                     Agricultural Lending                     INVESTMENT AND

Checking Choices                                Consumer Lending                         INSURANCE SERVICES(1)

Online Express Check Reorder                    Lines of Credit                          Stocks

Online Banking                                  Ready Reserve                            Bonds

Online Bill Payment                             24-Hour Online Loan Applications         Mutual Funds

QUICKbank 24-Hour Telebanking                   Credit Cards                             Fixed and Variable Annuities

Overdraft Protection                            Retirement Planning                      Life Insurance

Privileged Status PhotoSecure QUICKcard         Credit Life and Disability Insurance     Disability Insurance

Privileged Status ATM Card                      Direct Deposits                          Long-term Care Insurance

Money Market                                    Automatic Payment                        Retirement Planning

Silver Savings                                  Safe Deposit Boxes                       Tax-advantaged Investments

Moola Moola Kids Savings Club                   Notary Service and Signature Guarantee
                                                                                         TRUST SERVICES
Certificates of Deposit                         Travelers Cheques
                                                                                         Trust and Estate Planning
Switch Kit                                      Cashier's Checks
                                                                                         Investment Management Services
Commercial Lending                              American Express Gift Checks
                                                                                         Custody Services
Mortgage Lending                                Interactive Web Sites
                                                                                         Retirement Planning

                                                                                         Employee Benefit Services

(1) Non-traditional bank products offered through LaSalle St. Securities, LLC are not FDIC insured, nor are they guaranteed by the banks of First Midwest or any affiliate.

                               2003 ANNUAL REPORT

                                [GRAPHIC OMITTED]

RHONDA KIMBLE, Vice President and Residential Lending Manager "People helping people is a core philosophy that helps our team do the right things right. From first-time homebuyer programs to new construction and refinances, we offer more than 160 mortgage loan programs that can be customized to suit your needs."

Fun Fact: Started fun-thing-of-the-month program. In November team members mailed care packages to U.S. troops overseas.

                               2003 ANNUAL REPORT

                                [GRAPHIC OMITTED]

LARRY RINGGENBERG, Vice President "Agriculture is a constantly changing industry, and an integral part of midwestern life. It is exciting to be part of an organization that is committed to helping our ag customers succeed."

Fun Facts: Serves as chairman of the South Dakota Bankers Ag Credit Committee. Once caught a 17 pound brown trout.

                                 BANK HIGHLIGHTS

                              BANK EASY. LIVE LIFE.
                         Making business easier for you.

--------------------------------------------------------------------------------

IN TODAY'S DOG-EAT-DOG WORLD IT TAKES MORE THAN JUST HARD WORK TO RUN A SUCCESSFUL BUSINESS. YOU NEED THE RIGHT PEOPLE, THE RIGHT PRODUCT, AND THE RIGHT LOCATION. NOW, MORE THAN EVER, YOU ALSO NEED THE RIGHT FINANCIAL PARTNER.

      FROM INVENTORY AND REAL ESTATE LOANS TO ONLINE CASH MANAGEMENT AND AUTOMATED PAYROLL SERVICES, OUR HOMETOWN KNOW-HOW AND BIG BANK RESOURCES CAN GIVE YOUR BUSINESS THE FINANCIAL BACKING IT NEEDS TO REACH ITS TRUE POTENTIAL. LET US ROLL UP OUR SLEEVES AND WORK WITH YOU EVERY STEP OF THE WAY. WE KEEP IT SIMPLE SO YOU HAVE MORE TIME AND MORE MONEY TO GET DOWN TO BUSINESS.

--------------------------------------------------------------------------------

           HOW CAN WE MAKE MONEY MANAGEMENT EASIER FOR YOUR BUSINESS?

BUSINESS FINANCING SERVICES        CASH MANAGEMENT SOLUTIONS               OTHER SERVICES

Commercial Real Estate Loans       Business Advantage Checking             Business Retirement Planning

Lines of Credit                    Monthly, Quarterly, or Annual Analysis  Personal Trust Services

Term Loans                         Business Money Market Accounts          Merchant Credit Card Processing

Equipment Financing                Interest Advantage Accounts for         Business Credit Cards
                                      Non-Profit Entities
Construction Lending                                                       Online Business Resource Center
                                   Online Balance and Activity Reporting
Management Buyouts                                                         Business and Cash Management
                                   Loan and Investment Sweeps
Employee Stock Ownership Plan                                              Planning
                                   Zero Balance Accounts
Financing                                                                  Interactive Web Sites
                                   Online Services and Administration
Specialized Industries
                                   Automated Clearinghouse Origination
Small Business Administration
   (SBA) Lending                   Automated Payroll Services

Beginning Farmer Loan Programs     Domestic and International Wire

Crop Loans and Insurance           Transfers

Livestock Loans                    Federal Tax Payments

Alternative Lending Options        Ready Reserve Overdraft Protection

Letters of Credit                  Cash Concentration Services

                                 BANK HIGHLIGHTS

                              BANK EASY. LIVE LIFE.
                     Making life better in our communities.

--------------------------------------------------------------------------------

WE HAVE A SPECIAL CONNECTION TO OUR COMMUNITIES JUST BY THE NATURE OF OUR BUSINESS. LENDING MONEY FOR A FIRST HOME, A NEW BUSINESS, AND OTHER LIFE EVENTS IS ONE WAY OUR BANKS WORK TO ENHANCE PEOPLE'S LIVES.

      OUR COMPANY ACTIVELY PARTICIPATES IN THE FEDERAL COMMUNITY REINVESTMENT ACT (CRA) TO MEET THE CREDIT NEEDS IN OUR COMMUNITIES. THAT MEANS YOUR INVESTMENTS WITH US ARE REINVESTED RIGHT BACK INTO OUR NEIGHBORHOODS TO MAKE THEM A BETTER PLACE TO LIVE, WORK, AND PLAY.

--------------------------------------------------------------------------------

VOLUNTEERISM

Through our Volunteer of the Year program, we encourage every employee to become actively involved in community improvement programs. This year alone, employees volunteered 14,000 hours to more than 550 community projects. From sponsoring youth sports teams and providing volunteer coaches to feeding those in need, our company dedicates financial resources and employee talent to make our communities stronger.

BANK OF PROMISE

Each of our banks is recognized as a Bank of Promise. We are dedicated to building the character and competence of our nation's youth by fulfilling five promises:

1 CARING ADULTS - Provide ongoing relationships with caring adults, parents, mentors, tutors or coaches.

2 SAFE PLACES - Provide safe places with structured activities during nonschool hours.

3 HEALTHY START AND FUTURE - Provide adequate nutrition, health care and health education.

4 MARKETABLE SKILLS - Increase marketable skills through effective education.

5 OPPORTUNITIES TO SERVE - Provide opportunities to give back through community service.

TOUCHDOWN SCHOLARSHIPS

Our company partners with local schools to provide scholarships to high school seniors who typify leadership, community and school involvement, and scholastic achievement. Each year the bank contributes to the Touchdown Scholarship Fund each time a touchdown is made for our community school teams during home football games. The scholarship amount ranges from a minimum of $250 to $1,000 for each student. We have awarded more than $18,500 in scholarships to 50 area students who are interested in further education.

SCHOOL EDUCATION PROGRAMS

In collaboration with the American Bankers Association Education Foundation and local schools, our employees have taught more than 180 financial education lessons to more than 6,000 children from preschool through high school. These age-appropriate lessons help teach children basic money management skills. We are proud to invest in the future of our youth by teaching them how to make smart financial decisions.

CHARITY COOKOUTS

Charity Cookouts are held throughout our bank communities each Fall. For the past eight years, the bank has provided food, entertainment, and prizes for customers and friends. Together, we have raised more than $53,000 for local fire departments, community playgrounds, the United Way and other charities in need.

COMMITMENT

We remain committed to these and other community-centered programs that make life better for our neighbors and friends. When you get right down to it, we are in the business of helping people. Our success comes from the efforts of talented people working together to do the right things right--for our customers, for our communities, and for each other.

                               2003 ANNUAL REPORT

                                [GRAPHIC OMITTED]

KATHY M. THORSON, Vice President "We have business banking services that can help customers manage cash flow, fund operations, and better serve their employees. Just as important, we have the hands-on service they deserve. Customers can talk with us and get answers."

Fun Facts: Enjoys rollerblading with her daughter. Active board member and past president of Rotary North in Sioux Falls.

                               2003 ANNUAL REPORT

                                [GRAPHIC OMITTED]

LISA RICHMOND-KIRBY, Trust Officer "First Services Trust Company provides a full range of trust services to customers at all bank office locations. Thanks to its South Dakota charter, our customers benefit from some the most favorable trust and tax laws in the nation."

Fun Facts: Is an energetic room mother in both her daughters' classes at school. Serves on the Children's Inn and the Children's Home Society Boards to enhance the lives of Sioux Falls children.

                                OFFICE LOCATIONS

FIRST FEDERAL SAVINGS BANK OF THE MIDWEST                                                        SECURITY STATE BANK

[GRAPHIC OMITTED]                [GRAPHIC OMITTED]                  [GRAPHIC OMITTED]             [GRAPHIC OMITTED]

First Federal Storm Lake,        Brookings Federal Bank,            Iowa Savings Bank,            Security State Bank,
Main Office                      Main Office                        Main Office                   Main Office

FIRST FEDERAL                    BROOKINGS FEDERAL BANK             IOWA SAVINGS BANK DIVISION    MAIN OFFICE
STORM LAKE/NORTHWEST             DIVISION                                                         615 South Division
IOWA DIVISION                                                       MAIN OFFICE                   P.O. Box 606
                                 MAIN OFFICE                        4848 86th Street              Stuart, Iowa 50250
MAIN OFFICE                      600 Main Avenue                    Urbandale, Iowa 50322         515.523.2203
Fifth at Erie                    P.O. Box 98                        515.309.9800                  800.523.8003
P.O. Box 1307                    Brookings, South Dakota 57006      515.309.9801 fax              515.523.2460 fax
Storm Lake, Iowa 50588           605.692.2314
712.732.4117                     800.842.7452                       HIGHLAND PARK                 CASEY
800.792.6815                     605.692.7059 fax                   3624 Sixth Avenue             101 East Logan
712.732.7105 fax                 brookingsfed.com                   Des Moines, Iowa 50313        P.O. Box 97
                                                                    515.288.4866                  Casey, Iowa 50048
STORM LAKE PLAZA                 [GRAPHIC OMITTED]                  515.288.3104 fax              641.746.3366
1413 North Lake Avenue                                                                            800.746.3367
Storm Lake, Iowa 50588           First Federal Sioux Falls,         INGERSOLL                     641.746.2828 fax
712.732.6655                     Main Office                        3401 Ingersoll Avenue
712.732.7924 fax                                                    Des Moines, Iowa 50312        MENLO
                                 FIRST FEDERAL                      515.274.9674                  501 Sherman
LAKE VIEW                        SIOUX FALLS DIVISION               515.274.9675 fax              P.O. Box 36
Fifth at Main                                                                                     Menlo, Iowa 50164
P.O. Box 649                     MAIN OFFICE                        WEST DES MOINES               641.524.4521
Lake View, Iowa 51450            2500 South Minnesota Avenue        3448 Westown Parkway          esecuritystate.com
712.657.2721                     Sioux Falls, South Dakota 57105    West Des Moines, Iowa 50266
712.657.2896 fax                 605.977.7500                       515.226.8474
                                 605.977.7501 fax                   515.226.8475 fax
LAURENS                                                             iowasavings.com
104 North Third Street           12th AT ELMWOOD
Laurens, Iowa 50554              (coming soon)
712.841.2588                     2104 West 12th Street
712.841.2029 fax                 Sioux Falls, South Dakota 57104
                                 605.336.8900
MANSON                           605.336.8901 fax
11th at Main                     firstfedsf.com
P.O. Box 130
Manson, Iowa 50563               FIRST SERVICES FINANCIAL LIMITED
712.469.3319                     and FIRST SERVICES TRUST COMPANY
712.469.2458 fax
                                 Investment(1) and trust services are
ODEBOLT                          available at all bank locations.                       [GRAPHIC OMITTED]
219 South Main Street
P.O. Box 465                     (1)   Non-traditional bank products offered
Odebolt, Iowa 51458                    through LaSalle St. Securities, LLC
712.668.4881                           are not FDIC insured, nor are they
712.668.4882 fax                       guaranteed by the banks of First
                                       Midwest or any affiliate.
SAC CITY
518 Audubon Street
Sac City, Iowa 50583
712.662.7195
712.662.7196 fax
efirstfed.com

                 First Midwest Financial, Inc. and Subsidiaries

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

SEPTEMBER 30,                                             2003       2002       2001       2000       1999
----------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA
(In Thousands)

Total assets                                          $772,285   $607,648   $523,183   $505,590   $511,213
Loans receivable, net                                  349,692    341,937    333,062    324,703    303,079
Securities available for sale                          366,075    218,247    145,374    147,479    178,489
Excess of cost over net assets acquired, net             3,403      3,403      3,403      3,768      4,133
Deposits                                               435,553    355,780    338,782    318,654    304,780
Total borrowings                                       291,486    205,266    138,344    143,993    164,369
Shareholders' equity                                    43,031     44,588     43,727     40,035     39,771

YEAR ENDED SEPTEMBER 30,
----------------------------------------------------------------------------------------------------------

SELECTED OPERATIONS DATA
(In Thousands, Except Per Share Data)

Total interest income                                 $ 35,179   $ 35,434   $ 38,224   $ 38,755   $ 35,735
Total interest expense                                  19,451     21,734     25,391     24,578     22,176
----------------------------------------------------------------------------------------------------------
    Net interest income                                 15,728     13,700     12,833     14,177     13,559
    Provision for loan losses                              350      1,090        710      1,640      1,992
----------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses     15,378     12,610     12,123     12,537     11,567
Total noninterest income                                 3,555      2,781      1,492        782      1,556
Total noninterest expense                               13,858     12,268     10,695      9,408      8,645
----------------------------------------------------------------------------------------------------------
    Income before income taxes                           5,075      3,123      2,920      3,911      4,478
Income tax expense                                       1,678        966      1,010      1,583      1,837
----------------------------------------------------------------------------------------------------------
    Net income                                        $  3,397   $  2,157   $  1,910   $  2,328   $  2,641
==========================================================================================================

Earnings per common and common equivalent share:

    Basic earnings per share                          $   1.37   $   0.88   $   0.79   $   0.95   $   1.07
    Diluted earnings per share                        $   1.36   $   0.87   $   0.78   $   0.93   $   1.04


YEAR ENDED SEPTEMBER 30,
---------------------------------------------------------------------------------------------------------------

SELECTED FINANCIAL RATIOS
AND OTHER DATA
PERFORMANCE RATIOS
    Return on average assets                                  0.47%      0.38%      0.37%      0.46%      0.54%
    Return on average shareholders' equity                    7.57%      4.95%      4.57%      5.98%      6.35%
    Interest rate spread information:
      Average during the year                                 2.18%      2.37%      2.24%      2.46%      2.51%
      End of year                                             1.90%      2.53%      2.21%      2.32%      2.40%
    Net yield on average interest-earning assets              2.31%      2.56%      2.59%      2.86%      2.91%
    Ratio of operating expense to average total assets        1.93%      2.16%      2.09%      1.85%      1.80%

QUALITY RATIOS

    Non-performing assets to total assets at end of year      0.28%      0.58%      0.49%      0.34%      0.66%
    Allowance for loan losses to non-performing loans       492.75%    220.33%    240.02%  1,156.13%    137.16%

CAPITAL RATIOS

    Shareholders' equity to total assets at end of period     5.57%      7.34%      8.36%      7.93%      7.78%
    Average shareholders' equity to average assets            6.25%      7.68%      8.17%      7.67%      8.65%
    Ratio of average interest-earning assets to average
         interest-bearing liabilities                       104.53%    104.86%    106.90%    108.02%    108.39%

OTHER DATA

    Book value per common share outstanding                $ 17.25    $ 18.06    $ 17.71    $ 16.48    $ 15.86
    Dividends declared per share                           $  0.52    $  0.52    $  0.52    $  0.52    $  0.52
    Dividend payout ratio                                       38%        59%        65%        55%        48%
    Number of full-service offices                              16         15         14         14         13

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

      The Company focuses on establishing and maintaining long-term relationships with customers, and is committed to serving the financial service needs of the communities in its market area. The Company's primary market area includes the following counties: Adair, Buena Vista, Calhoun, Dallas, Ida, Guthrie, Pocahontas, Polk, and Sac located in Iowa, and the counties of Brookings and Minnehaha located in east central South Dakota. The Company attracts retail deposits from the general public and uses those deposits, together with other borrowed funds, to originate and purchase residential and commercial mortgage loans, to make consumer loans, and to provide financing for agricultural and other commercial business purposes.

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

      The Company's total assets at September 30, 2003 were $772.3 million, an increase of $164.7 million, or 27.1%, from $607.6 million at September 30, 2002. The increase in assets was due primarily to increases in securities available for sale and to a lesser extent in net loans receivable, total cash and cash equivilants, and Federal Home Loan Bank (FHLB) stock, and was funded by increases in deposits and advances from the FHLB, offset in part by a decrease in securities sold under agreements to repurchase.

      The Company's portfolio of securities available for sale increased $147.9 million, or 67.8%, to $366.1 million at September 30, 2003 from $218.2 million at September 30, 2002. The increase reflects the purchase of mortgage-backed securities, primarily with balloon maturities, which have relatively short expected average lives and limited maturity extension. (See Note 3 of Notes to Consolidated Financial Statements.)

      The Company's portfolio of net loans receivable increased by $7.8 million, or 2.3%, to $349.7 million at September 30, 2003 from $341.9 million at September 30, 2002. Net loans receivable increased as a result of the increased origination of commercial and multi-family real estate loans on existing and newly constructed properties and the increased origination of commercial business loans. In addition, the increase reflects an increase in consumer loans. Conventional one to four family residential mortgage loans declined as existing originated and purchased loans were repaid in amounts greater than new originations retained in portfolio during the period. (See Note 4 of Notes to Consolidated Financial Statements.)

      The Company's investment in FHLB stock increased $4.1 million, or 60.3%, to $10.9 million at September 30, 2003 from $6.8 million at September 30, 2002. The increase is due to an increase in the level of borrowings from the FHLB, which require a calculated level of stock investment based on a formula determined by the FHLB.

      Customer deposit balances increased by $79.8 million, or 22.4%, to $435.6 million at September 30, 2003 from $355.8 million at September 30, 2002. The increase in deposits reflects the opening of a new office in Des Moines, Iowa, and management's continued efforts to enhance deposit product design and marketing programs. Deposit balances increased for noninterest-bearing demand accounts, interest-bearing transaction accounts, which include savings, NOW and money market demand accounts, and time certificates of deposit in the amounts of $5.5 million, $29.1 million, and $45.2 million, respectively. Included in the increase in time certificates of deposit is a $61.0 million increase in jumbo certificates of deposit. (See Note 7 of Notes to Consolidated Financial Statements.)

      The Company's borrowings from the Federal Home Loan Bank increased by $98.7 million, or 78.9%, to $223.8 million at September 30, 2003 from $125.1 million at September 30, 2002. The balance in securities sold under agreements to repurchase decreased by $12.5 million, or 17.8%, to $57.7 million at September 30, 2003 from $70.2 million at September 30, 2002. The overall increase in borrowings, in conjunction with the increase in deposits, was used to fund balance sheet growth during the period. (See Notes 8 and 9 of Notes to Consolidated Financial Statements.)

      Shareholders' equity decreased $1.6 million, or 3.6%, to $43.0 million at September 30, 2003 from $44.6 million at September 30, 2002. The decrease in shareholders' equity was primarily due to dividends declared and an increase in unrealized loss on securities available for sale in accordance with SFAS 115, which was partially offset by net earnings during the period. (See Note 15 of Notes to Consolidated Financial Statements.)

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

      The Company's noninterest income consists primarily of fees charged on transaction accounts, which help offset the costs associated with establishing and maintaining these deposit accounts. In addition, noninterest income is derived from the activities of First Federal's wholly-owned sub-

                 First Midwest Financial, Inc. and Subsidiaries

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

sidiary, First Services Financial Limited, which is engaged in the sale of various non-insured investment products as well as gains or losses on the sale of loans and securities available for sale. During fiscal year 2002, the Company established First Services Trust Company, a wholly-owned subsidiary of First Midwest that provides a variety of professional trust services.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2003 AND SEPTEMBER 30, 2002

GENERAL

Net income for the year ended September 30, 2003 increased $1,240,000, or 57.5%, to $3,397,000, from $2,157,000 for the same period ended September 30, 2002. The increase in net income reflects an increase in net interest income, an increase in noninterest income and a decrease in provision for loan losses, which were partially offset by an increase in noninterest expense.

The following table sets forth the weighted average effective interest rate on interest-earning assets and interest-bearing liabilities at the end of each of the years presented.

AT SEPTEMBER 30,                                                          2003    2002    2001
-----------------------------------------------------------------------------------------------
WEIGHTED AVERAGE YIELD ON
    Loans receivable                                                      6.17%   7.02%   7.93%
    Mortgage-backed securities available for sale                         2.87    5.29    6.46
    Securities available for sale                                         2.23    2.85    4.61
    FHLB stock                                                            3.00    3.00    4.08
    Combined weighted average yield on interest-earning assets            4.42    6.16    7.27

WEIGHTED AVERAGE RATE PAID ON
    Demand, NOW and money market demand deposits                          0.83    1.27    2.06
    Savings deposits                                                      1.14    1.46    1.69
    Time deposits                                                         2.78    4.07    5.73
    FHLB advances                                                         3.40    5.46    5.76
    Other borrowed money                                                  1.71    2.36    7.07
    Combined weighted average rate paid on interest-bearing liabilities   2.52    3.63    5.06

Spread                                                                    1.90    2.53    2.21

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

YEAR ENDED SEPTEMBER 30,                                          2003 VS. 2002                           2002 VS. 2001
-----------------------------------------------------------------------------------------------------------------------------------

                                                        Increase     Increase       Total        Increase     Increase        Total
(in Thousands)                                        (Decrease)   (Decrease)    Increase      (Decrease)   (Decrease)     Increase
                                                   Due to Volume  Due to Rate  (Decrease)   Due to Volume  Due to Rate   (Decrease)
INTEREST-EARNING ASSETS
    Loans receivable                                  $     360    $  (1,575)   $  (1,215)     $     874    $  (3,312)   $  (2,438)
    Mortgage-backed securities available for sale         4,876       (3,355)       1,521          2,427         (860)       1,567
    Securities available for sale                           (84)        (535)        (619)          (471)      (1,248)      (1,719)
    FHLB stock                                               72          (14)          58            (42)        (158)        (200)
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                         $   5,224    $  (5,479)   $    (255)     $   2,788    $  (5,578)   $  (2,790)
-----------------------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES
    Demand, NOW and money market deposits             $     236    $    (398)   $    (162)     $     168    $    (904)   $    (736)
    Savings deposits                                         32          (63)         (31)            57         (108)         (51)
    Time deposits                                           693       (3,468)      (2,775)            26       (3,327)      (3,301)
    FHLB advances                                         2,414       (2,008)         406           (453)         (29)        (482)
    Other borrowed money                                    734         (455)         279          1,128         (215)         913
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                    $   4,109    $  (6,392)   $  (2,283)     $     926    $  (4,583)   $  (3,657)
-----------------------------------------------------------------------------------------------------------------------------------

Net effect on net interest income                     $   1,115    $     913    $   2,028      $   1,862    $    (995)   $     867
===================================================================================================================================

                 First Midwest Financial, Inc. and Subsidiaries

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

YEAR ENDED SEPTEMBER 30,                           2003                            2002                            2001
---------------------------------------------------------------------------------------------------------------------------------
                                       Average   Interest              Average   Interest              Average   Interest
(Dollars in Thousands)             Outstanding     Earned  Yield   Outstanding     Earned  Yield   Outstanding     Earned  Yield
                                       Balance      /Paid  /Rate       Balance      /Paid  /Rate       Balance      /Paid  /Rate
---------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
    Loans receivable (1)           $   343,879  $  24,099   7.01%  $   338,736  $  25,314   7.47%  $   327,036  $  27,752   8.49%
    Mortgage-backed securities
      available for sale               288,560      9,900   3.43       146,435      8,379   5.72       104,012      6,812   6.55
    Securities available for sale       38,623        894   2.31        42,273      1,513   3.58        55,442      3,232   5.83
    FHLB stock                           9,188        286   3.11         6,861        228   3.32         8,118        428   5.27
                                   -----------  ---------          -----------  ---------          -----------  ---------
Total interest-earning assets          680,250  $  35,179   5.17%      534,305  $  35,434   6.63%      494,608  $  38,224   7.73%
                                                =========                       =========                       =========
    Noninterest-earning assets          37,737                          32,374                          18,251
                                   -----------                     -----------                     -----------
Total assets                       $   717,987                     $   566,679                     $   512,859
                                   ===========                     ===========                     ===========

INTEREST-BEARING LIABILITIES
    Demand, NOW and money market
      demand deposits              $    95,118  $   1,099   1.16%  $    74,656  $   1,261   1.69%  $    64,711  $   1,997   3.09%
    Savings deposits                    17,239        207   1.20        14,582        238   1.63        11,115        289   2.60
    Time deposits                      273,214      9,185   3.36       252,606     11,960   4.73       252,171     15,261   6.05
    FHLB advances                      176,961      7,297   4.12       118,415      6,891   5.82       126,208      7,373   5.84
    Other borrowed money                88,209      1,663   1.89        49,288      1,384   2.81         8,471        471   5.56
                                   -----------  ---------          -----------  ---------          -----------  ---------
Total interest-bearing
      liabilities                      650,741  $  19,451   2.99%      509,547  $  21,734   4.27%      462,676  $  25,391   5.49%
                                                =========                       =========                       =========
    Noninterest-bearing:
         Deposits                       15,375                          10,105                           6,551
         Liabilities                     6,978                           3,501                           1,751
                                   -----------                     -----------                     -----------
Total liabilities                      673,094                         523,153                         470,978
    Shareholders' equity                44,893                          43,526                          41,881
                                   -----------                     -----------                     -----------
Total liabilities and
    shareholders equity            $   717,987                     $   566,679                     $   512,859
                                   ===========                     ===========                     ===========
Net interest-earning assets        $    29,509                     $    24,758                     $    31,932
                                   ===========                     ===========                     ===========
Net interest income                             $  15,728                       $  13,700                       $  12,833
                                                =========                       =========                       =========
Net interest rate spread                                    2.18%                           2.37%                           2.24%
                                                            ====                            ====                            ====
Net yield on average
    interest-earning assets                                 2.31%                           2.56%                           2.59%
                                                            ====                            ====                            ====
Average interest-earning assets
    to average interest-bearing
    liabilities                         104.53%                         104.86%                         106.90%
                                   ===========                     ===========                     ===========

(1) Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses.

NET INTEREST INCOME

Net interest income for the year ended September 30, 2003 increased by $2,029,000, or 14.8%, to $15,728,000 compared to $13,699,000 for the period ended September 30, 2002. The increase in net interest income reflects a $145.9 million increase in the average balance of interest-earning assets, which was partially offset by a decrease in the net yield on average earning assets.

      The net yield on average earning assets decreased to 2.31% for the period ended September 30, 2003 from 2.56% for the same period in 2002. The decrease in net yield on average earning assets was due primarily to balance sheet growth during the year through the purchase of securities available for sale funded primarily with borrowings, which provided a net interest spread relatively lower than the spread received on the Company's loans and deposits. The average interest rate spread between loans and deposits increased to 4.29% for the fiscal year ended September 30, 2003 from 3.53% for the previous year. This increase reflects a reduction in the average cost of deposits due to an increase in the level of transactional deposit accounts and an increased percentage of originated commercial loans at relatively higher yields during the period.

INTEREST AND DIVIDEND INCOME

Interest and dividend income for the year ended September 30, 2003 decreased $254,000, or 0.7%, to $35,179,000 from $35,433,000 for the same period in 2002.
The decrease is due primarily to a $1,215,000 decline in interest income from loans receivable as a result of a decrease in the average yield on these assets during the period. The decrease was partially offset by a $902,000 increase in interest income on securities available for sale due to a higher average balance of these assets during the period.

INTEREST EXPENSE

Interest expense decreased $2,283,000 or 10.5%, to $19,451,000 for the year ended September 30, 2003 from $21,734,000 for the same period in 2002. Interest expense was reduced due primarily to a $2,968,000 decrease in interest expense on deposits as a result of a decline in the average rates paid on deposits during the period. The decrease was partially offset by a $685,000 increase in interest expense on FHLB advances and other borrowings due to an increase in the average balance outstanding during the period.

                 First Midwest Financial, Inc. and Subsidiaries

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

PROVISION FOR LOAN LOSSES

The provision for loan losses for the year ended September 30, 2003 was $350,000 compared to $1,090,000 for the same period in 2002. Management believes that, based on a detailed review of the loan portfolio, historic loan losses, current economic conditions, and other factors, the current level of provision for loan losses, and the resulting level of the allowance for loan losses, reflects an adequate allowance against probable losses from the loan portfolio at such date.

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

NONINTEREST INCOME

Noninterest income increased by $774,000, or 27.8%, to $3,555,000 for the year ended September 30, 2003 from $2,781,000 for the same period in 2002. The increase in noninterest income reflects a $168,000 increase in service charges collected on deposit accounts, and a $334,000 increase in gain on sales of loans. The increase also reflects a gain on sale of securities available for sale in the amount of $243,000 during fiscal 2003 compared to a gain on sale of $86,000 in the previous year. Other noninterest income increased $177,000 for the year ended September 30, 2003 compared to the previous year due primarily to a gain on the sale of a building formerly used as a drive- up branch facility.

NONINTEREST EXPENSE

Noninterest expense increased by $1,590,000, or 13.0%, to $13,858,000 for the year ended September 30, 2003 from $12,268,000 for the same period in 2002. The increase in noninterest expense primarily reflects the costs associated with opening new offices during the period. In November 2001, the Company opened its third Des Moines, Iowa, location and in November 2002, the Company opened its newly constructed facility in Urbandale, Iowa, which serves as the Company's Des Moines area main office. Noninterest expense also increased by $501,000 due to prepayment fees associated with the early extinguishment of FHLB advances that were repaid in conjunction with the sale of securities available for sale and early repayments received on loans.

INCOME TAX EXPENSE

Income tax expense increased by $712,000, or 73.7%, to $1,678,000 for the year ended September 30, 2003 from $966,000 for the same period in 2002. The increase in income tax expense reflects the increase in the level of taxable income between the comparable periods.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2002 AND SEPTEMBER 30, 2001

GENERAL

Net income for the year ended September 30, 2002 increased $247,000, or 12.9%, to $2,157,000, from $1,910,000 for the same period ended September 30, 2001. The increase in net income reflects increases in net interest income and noninterest income, which were partially offset by an increase in noninterest expense and an increase in the provision for loan losses.

NET INTEREST INCOME

Net interest income for the year ended September 30, 2002 increased by $866,000, or 6.7%, to $13,699,000 compared to $12,833,000 for the period ended September 30, 2001. The increase in net interest income reflects a $39.7 million increase in the average balance of interest-earning assets. The net yield on average earning assets decreased slightly to 2.56% for the period ended September 30, 2002 from 2.59% for the same period in 2001. The average interest rate spread increased to 2.37% for the fiscal year ended September 30, 2002 from 2.24% for the previous year. This increase reflects a reduction in the average cost of deposits due to an increase in the level of transactional deposit accounts and an increased percentage of originated commercial loans at relatively higher yields during the period.

INTEREST AND DIVIDEND INCOME

Interest and dividend income for the year ended September 30, 2002 decreased $2,791,000, or 7.3%, to $35,433,000 from $38,224,000 for the same period in 2001. The decrease is due primarily to a $2,438,000 decline in interest income from loans receivable as a result of a decrease in the average yield on these assets during the period. In addition, dividend income from FHLB stock decreased by $200,000 due primarily to a decline in average yield received.

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

                 First Midwest Financial, Inc. and Subsidiaries

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

historic loan losses, current economic conditions, and other factors, the current level of provision for loan losses, and the resulting level of the allowance for loan losses, reflects an adequate allowance against probable losses from the loan portfolio at such date.

NONINTEREST INCOME

Noninterest income increased by $1,289,000, or 86.4%, to $2,781,000 for the year ended September 30, 2002 from $1,492,000 for the same period in 2001. The increase in noninterest income reflects a $421,000 increase in gain on sales of loans and a $566,000 increase in the accretion of income from bank owned life insurance, which was purchased in August 2001. In addition, the increase reflects a $78,000 increase in service charges collected on deposit accounts, an $84,000 increase in commissions received through the Company's brokerage subsidiary, and a gain on sale of securities available for sale in the amount of $86,000 during fiscal 2002 compared to a loss on sale of $60,000 in the previous year.

NONINTEREST EXPENSE

Noninterest expense increased by $1,573,000, or 14.7%, to $12,268,000 for the year ended September 30, 2002 from $10,695,000 for the same period in 2001. The increase in noninterest expense primarily reflects the costs associated with opening new offices during the period. In April 2001, the Company moved into its newly constructed facility in Sioux Falls, South Dakota and opened its third Des Moines, Iowa, location in November 2001. In November 2002, the Company opened its newly constructed facility in Urbandale, Iowa, which is the Company's fourth Des Moines area location and serves as the Company's Des Moines area main office. Noninterest expense also increased as a result of the Company's on-going effort to maintain and enhance its technology systems for the efficient delivery of products and customer service. This includes internet banking, which became available to customers in January 2002.

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

CRITICAL ACCOUNTING POLICY

The Company's financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The financial information contained within these statements is, to a significant extent, financial information that is based on approximate measures of the financial effects of transactions and events that have already occurred. Based on its consideration of accounting policies that involve the most complex and subjective decisions and assessments, management has identified its most critical accounting policy to be that related to the allowance for loan losses. The Company's allowance for loan loss methodology incorporates a variety of risk considerations, both quantitative and qualitative in establishing an allowance for loan loss that management believes is appropriate at each reporting date. Quantitative factors include the Company's historical loss experience, delinquency and charge-off trends, collateral values, changes in nonperforming loans, and other factors. Quantitative factors also incorporate known information about individual loans, including borrowers' sensitivity to interest rate movements. Qualitative factors include the general economic environment in the Company's markets, including economic conditions throughout the Midwest and in particular, the state of certain industries. Size and complexity of individual credits in relation to loan structure, existing loan policies and pace of portfolio growth are other qualitative factors that are considered in the methodology. As the Company adds new products and increases the complexity of its loan portfolio, it will enhance its methodology accordingly. Management may report a materially different amount for the provision for loan losses in the statement of operations to change the allowance for loan losses if its assessment of the above factors were different. This discussion and analysis should be read in conjunction with the Company's financial statements and the accompanying notes presented elsewhere herein, as well as the portion of this Management's Discussion and Analysis section entitled "Asset Quality." Although management believes the levels of the allowance as of both September 30, 2003 and September 30, 2002 were adequate to absorb losses inherent in the loan portfolio, a decline in local economic conditions, or other factors, could result in increasing losses.

ASSET/LIABILITY MANAGEMENT AND MARKET RISK

QUALITATIVE ASPECTS OF MARKET RISK

As stated above, the Company derives its income primarily from the excess of interest collected over interest paid. The rates of interest the Company earns on assets and pays on liabilities generally are established contractually for a period of time. Market interest rates change over time. Accordingly, the Company's results of operations, like those of many financial institution holding companies and financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of its assets and liabilities. The risk associated with changes in interest rates and the Company's ability to adapt to these changes is known as interest rate risk and is the Company's only significant "market" risk as defined in rules adopted by the Securities and Exchange Commission.

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

      The Company currently focuses lending efforts toward originating and purchasing competitively priced adjustable-rate and fixed-rate loan products with short to intermediate terms to maturity, generally 15 years or less. This theoretically allows the Company to maintain a portfolio of loans that will be relatively sensitive to changes in the level of interest rates while providing a

                 First Midwest Financial, Inc. and Subsidiaries

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

reasonable spread to the cost of liabilities used to fund the loans.

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

      Presented below, as of September 30, 2003 and 2002, is an analysis of the Company's interest rate risk as measured by changes in NPV for an instantaneous and sustained parallel shift in the yield curve, in 100 basis point increments, up and down 200 basis points. As illustrated in the table, the Company's NPV at September 30, 2003 was more sensitive to increasing interest rates than to declining interest rates. This occurs primarily because, as rates rise, the market value of fixed-rate loans and mortgage-backed securities declines due to both the rate increase and the related slowing of prepayments on loans. When rates decline, the Company does not experience a significant rise in market value for these loans and mortgage-backed securities because borrowers prepay at relatively higher rates. The value of the Company's deposits and borrowings change in approximately the same proportion in rising and falling rate scenarios. The Company experienced an increase in interest rate sensitivity at September 30, 2003 compared to September 30, 2002 due primarily to an increase in fixed-rate mortgage-backed securities and a reduction in the average maturity of its borrowings.

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

Change in Interest Rate      Board Limit        At September 30, 2003         At September 30, 2002
         (Basis Points)         % Change        $ Change     % Change        $ Change      % Change
-------------------------------------------------------------------------------------------------------
   Dollars In Thousands
                   +200 bp           (40)%      $ (6,062)         (19)%        $ 1,543            4%
                   +100 bp           (25)         (2,451)          (8)           1,898            5
                      0               --              --           --               --            --
                   -100 bp           (25)          1,085            3           (4,362)          (12)
                   -200 bp           (40)            925            3           (8,873)          (25)

      Management reviews the OTS measurements and related peer reports on NPV and interest rate risk on a quarterly basis. In addition to monitoring selected measures of NPV, management also monitors the effects on net interest income resulting from increases or decreases in interest rates. This measure is used in conjunction with NPV measures to identify excessive interest rate risk.

ASSET QUALITY

It is management's belief, based on information available at fiscal year end, that the Company's current asset quality is satisfactory. At September 30, 2003, non-performing assets, consisting of non-accruing loans, accruing

                 First Midwest Financial, Inc. and Subsidiaries

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

loans delinquent 90 days or more, restructured loans, foreclosed real estate, and repossessed consumer property, totaled $2,175,000, or 0.28% of total assets, compared to $3,538,000, or 0.58% of total assets, for the fiscal year ended 2002.

      Non-accruing loans at September 30, 2003 include, among others, a commercial real estate loan in the amount of $417,000 secured by a casino and an agricultural operating loan in the amount of $291,000 secured by agricultural land.

      Foreclosed real estate at September 30, 2003 consists primarily of a nursing home in the amount of $889,000 and a car wash facility in the amount of $193,000.

      The Company maintains an allowance for loan losses because of the potential that some loans may not be repaid in full. (See Note 1 of Notes to Consolidated Financial Statements.) At September 30, 2003, the Company had an allowance for loan losses in the amount of $4,962,000 as compared to $4,693,000 at September 30, 2002. Management's periodic review of the adequacy of the allowance for loan losses is based on various subjective and objective factors including the Company's past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. While management may allocate portions of the allowance for specifically identified problem loan situations, the majority of the allowance is based on judgmental factors related to the overall loan portfolio and is available for any loan charge-offs that may occur.

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

      At September 30, 2003, $312,000 of the allowance for loan losses was allocated to impaired loans (See Note 4 of Notes to Consolidated Financial Statements), $1,522,000 was allocated to identified problem loan situations, and $3,128,000 was allocated as a reserve against losses from the overall loan portfolio based on historical loss experience and general economic conditions. At September 30, 2002, $304,000 of the allowance for loan losses was allocated to impaired loans, $1,701,000 was allocated to identified problem loan situations, and $2,688,000 was allocated as a reserve against losses from the overall loan portfolio based on historical loss experience and general economic conditions.

      The September 30, 2003 allowance for loan losses that was allocated to impaired loans was $312,000, which is 39.5% of impaired loans as of that date. The September 30, 2002 allowance allocated to impaired loans was $304,000, which is 25.6% of impaired loans at that date. The increase in the dollar amount and percentage of the allocated allowance is a result of the specific analysis performed on a loan-by-loan basis as described above.

      The September 30, 2003 allowance allocated to other identified problem loan situations was $1,522,000 as compared to $1,701,000 at September 30, 2002, a decrease of $179,000. The decrease in the dollar amount of the allocated allowance is due to a relative decrease in identified problem loan situations between the periods and is the result of a specific analysis performed on a loan-by-loan basis as described above.

      The portion of the September 30, 2003 allowance that was not specifically allocated to individual loans was $3,128,000 as compared to $2,688,000 at September 30, 2002, an increase of $440,000. The increase primarily reflects a change in the composition of the loan portfolio, which reduced one-to-four family residential mortgage loans and increased commercial and multi-family real estate loans.

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

      The Company relies on competitive pricing policies, advertising and customer service to attract and retain its deposits and only solicits these deposits from its primary market area. Based on its experience, the Company believes that its passbook savings, money market savings accounts, NOW and regular checking accounts are relatively stable sources of deposits. The Company's ability to attract and retain time deposits has been, and will continue to be, significantly affected by market conditions. However, the Company does not foresee significant funding issues resulting from disintermediation of its portfolio of time deposits.

      First Federal and Security are required by regulation to maintain sufficient liquidity to assure their safe and sound operation. In the opinion of management, both First Federal and Security are in compliance with this requirement.

      Liquidity management is both a daily and long-term function of the Company's management strategy. The Company adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) the projected availability of purchased loan products, (iii) expected deposit flows,
(iv) yields available on interest-bearing deposits, and (v) the objectives of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits and other short-term government agency obligations. If the Company requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the FHLB and has collateral eligible for use with reverse repurchase agreements. The Company is not aware of any significant trends in the Company's liquidity or its ability to borrow additional funds if needed.

      The primary investing activities of the Company are the origination and purchase of loans and the purchase of securities. During the years ended September 30, 2003, 2002 and 2001, the Company originated loans totaling $324.7 million, $299.9 million and $159.6 million, respectively. Purchases of loans totaled $26.2 million, $27.1 million and $32.8 million during the years ended September 30, 2003, 2002 and 2001, respectively. During fiscal 2003, the mix of loans outstanding changed, with commercial and multi-family real estate loans, commercial business loans and consumer loans increasing while one-to-four family residential mortgage loans and other categories of loans decreased. (See Note 4 of Notes to Consolidated Financial Statements.) During the years ended September 30, 2003, 2002 and 2001, the Company purchased mortgage-backed securities and other securities available for sale in the amount of $431.7 million, $135.5 million and $22.9 million, respectively. (See Note 3 of Notes to Consolidated Financial Statements.)

                 First Midwest Financial, Inc. and Subsidiaries

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

      At September 30, 2003, the Company had outstanding commitments to originate and purchase loans of $63.4 million. (See Note 14 of Notes to Consolidated Financial Statements.) Certificates of deposit scheduled to mature in one year or less from September 30, 2003 total $184.4 million. Based on its historical experience, management believes that a significant portion of such deposits will remain with the Company, however, there can be no assurance that the Company can retain all such deposits. Management believes that loan repayment and other sources of funds will be adequate to meet the Company's foreseeable short- and long-term liquidity needs.

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

      On September 20, 1993, the Bank converted from a federally chartered mutual savings and loan association to a federally chartered stock savings bank. At that time, a liquidation account was established for the benefit of eligible account holders who continue to maintain their account with the Bank after the conversion. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits. At September 30, 2003, the liquidation account approximated $2.6 million.

      The Company, First Federal and Security are in compliance with their capital requirements and are considered "well capitalized" under current regulatory guidelines. (See Note 13 of Notes to Consolidated Financial Statements.) The Company does not anticipate any significant changes to its capital structure.

      On July 7, 2003, the Company announced its intention to repurchase up to 150,000 shares, or approximately 6% of the Company's outstanding shares, through open market and privately negotiated transactions. The shares will be purchased at prevailing market prices during the next twelve months, depending upon market conditions. The repurchased shares will become treasury shares to be used for general corporate purposes, including the issuance of shares in connection with grants and awards under the Company's stock-based benefits plans. The Company also believes the repurchase of shares to be an attractive investment that will benefit the Company and its shareholders. Through December 1, 2003, no shares had been purchased under the program.

      The payment of dividends and repurchase of shares has the effect of reducing stockholders' equity. Prior to authorizing such transactions, the Board of Directors considers the effect the dividend or repurchase of shares would have on liquidity and capital ratios. The Banks and the Company may not declare or pay cash dividends if the effect thereof would cause equity to be reduced below applicable regulatory capital requirements.

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

IMPACT OF NEW ACCOUNTING STANDARDS

In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued and clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The effects of implementation on the Company's financial statements were not material.

      In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No.
123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to these consolidated financial statements.

      FIN No. 46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51, establishes accounting guidance for consolidation of variable interest entities (VIE) that function to support the activities of the primary beneficiary. Prior to the implementation of FIN 46, VIEs were generally consolidated by an enterprise when the enterprise had a controlling financial interest through ownership of a majority of voting interest in the entity. The provisions of FIN 46 were effective immediately for all arrangements entered into after January 31, 2003. For existing VIEs, the implementation date of FIN 46 is the first period ending after December 15, 2003.

      The Company expects to adopt FIN 46 in connection with its consolidated financial statements beginning October 1, 2003. In its current form, FIN 46 may require the Company to deconsolidate its investment in First Midwest Financial Capital Trust I in future financial statements. The potential deconsolidation of subsidiary trusts of bank holding companies formed in connection with the issuance of trust preferred securities, like First Midwest Financial Capital Trust I, appears to be an unintended consequence of FIN 46. It is currently unknown if, or when, the FASB will address this issue. In July 2003, the Board of Governors of the Federal Reserve System issued a supervisory letter instructing bank holding companies to continue to include the trust preferred

                 First Midwest Financial, Inc. and Subsidiaries

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

securities in their Tier I capital for regulatory capital purposes until notice is given to the contrary. The Federal Reserve intends to review the regulatory implications of any accounting treatment changes and, if necessary or warranted, provide further appropriate guidance. There can be no assurance that the Federal Reserve will continue to permit institutions to include trust preferred securities in Tier I capital for regulatory capital purposes. As of September 30, 2003, assuming the Company was not permitted to include the $10 million in trust preferred securities issued by First Midwest Financial Capital Trust I in its Tier 1 capital, the Company would still exceed the regulatory required minimums for capital adequacy purposes (see Note 13 of Notes to Consolidated Financial Statements). If the trust preferred securities were no longer permitted to be included in Tier 1 capital, the Company would also be permitted to redeem the capital securities, which bear interest at 4.9%, without penalty.

      The interpretations of FIN 46 and its application to various transaction types and structures are evolving. Management continuously monitors emerging issues related to FIN 46, some of which could potentially impact the Company's financial statements.

      In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, (SFAS 149). SFAS 149 amends Statement 133 for certain items. The Company adopted SFAS 149 on July 1, 2003 and such adoption did not have a material effect on its financial position or results of operations.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS
150). SFAS 150 established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or asset in some circumstances). The Company adopted SFAS 150 on July 1, 2003 and such adoption did not have a material effect on its financial position or results of operations.

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

                 First Midwest Financial, Inc. and Subsidiaries

                          INDEPENDENT AUDITOR'S REPORT

TO THE BOARD OF DIRECTORS
FIRST MIDWEST FINANCIAL, INC. AND SUBSIDIARIES
STORM LAKE, IOWA

We have audited the accompanying consolidated balance sheets of First Midwest Financial, Inc. and Subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended September 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Midwest Financial, Inc. and Subsidiaries as of September 30, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.


/s/ McGladrey & Pullen, LLP

Des Moines, Iowa
October 23, 2003

                 First Midwest Financial, Inc. and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2003 AND 2002

                                                                                          2003            2002
--------------------------------------------------------------------------------------------------------------
ASSETS
    Cash and due from banks                                                      $   2,090,221   $   1,325,139
    Interest-bearing deposits in other financial institutions                        7,666,594       6,051,295
--------------------------------------------------------------------------------------------------------------
       Total cash and cash equivalents                                               9,756,815       7,376,434
    Securities available for sale                                                  366,075,033     218,247,310
    Loans receivable, net of allowance for loan losses of $4,961,777
       in 2003 and $4,692,988 in 2002                                              349,691,995     341,937,408
    Loans held for sale                                                              1,126,310       1,254,962
    Federal Home Loan Bank (FHLB) stock, at cost                                    10,930,300       6,842,600
    Accrued interest receivable                                                      3,932,076       4,320,514
    Premises and equipment, net                                                     11,353,365      11,054,243
    Foreclosed real estate                                                           1,109,338       1,327,802
    Bank owned life insurance                                                       11,301,390      10,742,301
    Other assets                                                                     7,008,505       4,544,886
--------------------------------------------------------------------------------------------------------------

       Total assets                                                              $ 772,285,127   $ 607,648,460
==============================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
    Noninterest-bearing demand deposits                                          $  17,457,662   $  11,934,712
    Savings, NOW and money market demand deposits                                  119,497,887      90,413,488
    Time certificates of deposit                                                   298,597,193     253,431,553
--------------------------------------------------------------------------------------------------------------
       Total deposits                                                              435,552,742     355,779,753
    Advances from FHLB                                                             223,784,394     125,089,999
    Securities sold under agreements to repurchase                                  57,702,034      70,176,228
    Trust preferred securities                                                      10,000,000      10,000,000
    Advances from borrowers for taxes and insurance                                    268,682         355,884
    Accrued interest payable                                                           506,861         671,033
    Accrued expenses and other liabilities                                           1,439,615         987,797
--------------------------------------------------------------------------------------------------------------
       Total liabilities                                                           729,254,328     563,060,694
--------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
    Preferred stock, 800,000 shares authorized; none issued                                 --              --
    Common stock, $.01 par value; 5,200,000 shares authorized; 2,957,999 shares issued and 2,493,949 shares outstanding at September 30, 2003; 2,957,999
       shares issued and 2,468,804 shares outstanding at September 30, 2002             29,580          29,580
    Additional paid-in capital                                                      20,538,879      20,593,768
    Retained earnings - substantially restricted                                    34,057,741      31,940,648
    Accumulated other comprehensive income (loss)                                   (3,028,762)        494,834
    Unearned Employee Stock Ownership Plan shares                                     (401,676)        (46,142)
    Treasury stock, 464,050 and 489,195 common shares, at cost,
       at September 30, 2003 and 2002, respectively                                 (8,164,963)     (8,424,922)
--------------------------------------------------------------------------------------------------------------
       Total shareholders' equity                                                   43,030,799      44,587,766
--------------------------------------------------------------------------------------------------------------

       Total liabilities and shareholders' equity                                $ 772,285,127   $ 607,648,460
==============================================================================================================

See Notes to Consolidated Financial Statements.

                 First Midwest Financial, Inc. and Subsidiaries

                        CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001

                                                                        2003           2002           2001
----------------------------------------------------------------------------------------------------------
Interest and dividend income:
    Loans receivable, including fees                            $ 24,098,700   $ 25,313,828   $ 27,752,278
    Securities available for sale                                 10,794,142      9,891,529     10,043,154
    Dividends on FHLB stock                                          286,311        228,137        428,472
----------------------------------------------------------------------------------------------------------
                                                                  35,179,153     35,433,494     38,223,904
----------------------------------------------------------------------------------------------------------

Interest expense:
    Deposits                                                      10,490,920     13,458,794     17,546,621
    FHLB advances and other borrowings                             8,959,831      8,275,256      7,843,978
----------------------------------------------------------------------------------------------------------
                                                                  19,450,751     21,734,050     25,390,599
----------------------------------------------------------------------------------------------------------
       Net interest income                                        15,728,402     13,699,444     12,833,305

Provision for loan losses                                            350,000      1,090,000        710,000
----------------------------------------------------------------------------------------------------------
       Net interest income after provision for loan losses        15,378,402     12,609,444     12,123,305
----------------------------------------------------------------------------------------------------------

Noninterest income:
    Deposit service charges and other fees                         1,324,769      1,157,217      1,078,904
    Gain on sales of loans, net                                      955,469        621,491        199,623
    Bank owned life insurance                                        628,957        671,136        105,000
    Gain (loss) on sales of securities available for sale, net       242,562         86,194        (60,275)
    Gain (loss) on sales of foreclosed real estate, net               (5,372)       (42,866)        27,017
    Brokerage commissions                                            125,374        181,296         96,808
    Other income                                                     283,297        106,481         44,745
----------------------------------------------------------------------------------------------------------
                                                                   3,555,056      2,780,949      1,491,822
----------------------------------------------------------------------------------------------------------

Noninterest expense:
    Employee compensation and benefits                             8,400,501      7,528,999      6,552,712
    Occupancy and equipment expense                                2,154,355      2,077,885      1,569,387
    Deposit insurance premium                                         61,950         61,508         63,944
    Data processing expense                                          634,098        563,485        457,766
    Prepayment fee on FHLB advances                                  500,674             --             --
    Other expense                                                  2,106,590      2,036,006      2,051,029
----------------------------------------------------------------------------------------------------------
                                                                  13,858,168     12,267,883     10,694,838
----------------------------------------------------------------------------------------------------------

       Net income before income tax expense                        5,075,290      3,122,510      2,920,289

Income tax expense                                                 1,678,286        965,882      1,010,546
----------------------------------------------------------------------------------------------------------

       Net income                                               $  3,397,004   $  2,156,628   $  1,909,743
==========================================================================================================

Earnings per common and common equivalent share:
    Basic earnings per common share                             $       1.37   $       0.88   $       0.79
    Diluted earnings per common share                                   1.36           0.87           0.78

See Notes to Consolidated Financial Statements.

                 First Midwest Financial, Inc. and Subsidiaries

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001

                                                                                                                 Accumulated
                                                                                     Additional                        Other
                                                                           Common       Paid-in      Retained  Comprehensive
                                                                            Stock       Capital      Earnings  Income (Loss)
----------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 2000                                           $    29,580   $20,976,107   $30,404,386   $(2,553,891)
    Comprehensive income:
       Net income for the year ended September 30, 2001                        --            --     1,909,743            --
       Net change in net unrealized gains and losses on securities available for sale, net of reclassification adjustments and
         tax effects                                                           --            --            --     2,892,318
    Total comprehensive income
    Purchase of 1,847 common shares of treasury stock                          --            --            --            --
    Purchase of 30,000 common shares for ESOP                                  --            --            --            --
    15,000 common shares committed to be released under the ESOP               --        (5,340)           --            --
    Issuance of 40,000 common shares from treasury stock due
       to exercise of stock options                                            --      (181,388)           --            --
    Tax benefit from exercise of stock options                                 --        74,000            --            --
    Cash dividends declared on common stock ($.52 per share)                   --            --    (1,247,486)           --
----------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 2001                                           $    29,580   $20,863,379   $31,066,643   $   338,427
============================================================================================================================

Balance, September 30, 2001                                           $    29,580   $20,863,379   $31,066,643   $   338,427
    Comprehensive income:
       Net income for the year ended September 30, 2002                        --            --     2,156,628            --
       Net change in net unrealized gains and losses on securities available for sale, net of reclassification adjustments and
         tax effects                                                           --            --            --       156,407
    Total comprehensive income
    Purchase of 62,447 common shares of treasury stock                         --            --            --            --
    Purchase of 10,238 common shares for ESOP                                  --            --            --            --
    22,000 common shares committed to be released under the ESOP               --        24,718            --            --
    Issuance of 61,524 common shares from treasury stock due to
       exercise of stock options                                               --      (369,364)           --            --
    Tax benefit from exercise of stock options                                 --        75,035            --            --
    Cash dividends declared on common stock ($.52 per share)                   --            --    (1,282,623)           --
----------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 2002                                           $    29,580   $20,593,768   $31,940,648   $   494,834
============================================================================================================================

Balance, September 30, 2002                                           $    29,580   $20,593,768   $31,940,648   $   494,834
    Comprehensive income:
       Net income for the year ended September 30, 2003                        --            --     3,397,004            --
       Net change in net unrealized gains and losses on securities available for sale, net of reclassification adjustments and
         tax effects                                                           --            --            --    (3,523,596)
    Total comprehensive (loss)
    Purchase of 10,147 common shares of treasury stock                         --            --            --            --
    Purchase of 35,574 common shares for ESOP                                  --            --            --            --
    15,000 common shares committed to be released under the ESOP               --        10,005            --            --
    Issuance of 35,292 common shares from treasury stock due to
       exercise of stock options                                               --      (189,770)           --            --
    Tax benefit from exercise of stock options                                 --       124,876            --            --
    Cash dividends declared on common stock ($.52 per share)                   --            --    (1,279,911)           --
----------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 2003                                           $    29,580   $20,538,879   $34,057,741   $(3,028,762)
============================================================================================================================


                                                                         Unearned
                                                                         Employee
                                                                            Stock                          Total
                                                                        Ownership      Treasury   Sharehholders'
                                                                      Plan Shares         Stock           Equity
-----------------------------------------------------------------------------------------------------------------
Balance, September 30, 2000                                           $        --   $(8,821,097)     $40,035,085
    Comprehensive income:
       Net income for the year ended September 30, 2001                        --            --        1,909,743
       Net change in net unrealized gains and losses on securities available for sale, net of reclassification adjustments and
         tax effects                                                           --            --        2,892,318
                                                                                                     -----------
    Total comprehensive income                                                                         4,802,061
    Purchase of 1,847 common shares of treasury stock                          --       (17,777)         (17,777)
    Purchase of 30,000 common shares for ESOP                            (360,000)           --         (360,000)
    15,000 common shares committed to be released under the ESOP          180,000            --          174,660
    Issuance of 40,000 common shares from treasury stock due
       to exercise of stock options                                            --       448,055          266,667
    Tax benefit from exercise of stock options                                 --            --           74,000
    Cash dividends declared on common stock ($.52 per share)                   --            --       (1,247,486)
-----------------------------------------------------------------------------------------------------------------
Balance, September 30, 2001                                           $  (180,000)  $(8,390,819)     $43,727,210
=================================================================================================================

Balance, September 30, 2001                                           $  (180,000)  $(8,390,819)     $43,727,210
    Comprehensive income:
       Net income for the year ended September 30, 2002                        --            --        2,156,628
       Net change in net unrealized gains and losses on securities available for sale, net of reclassification adjustments and
         tax effects                                                           --            --          156,407
                                                                                                     -----------
    Total comprehensive income                                                                         2,313,035
    Purchase of 62,447 common shares of treasury stock                         --      (843,327)        (843,327)
    Purchase of 10,238 common shares for ESOP                            (145,892)           --         (145,892)
    22,000 common shares committed to be released under the ESOP          279,750            --          304,468
    Issuance of 61,524 common shares from treasury stock due to
       exercise of stock options                                               --       809,224          439,860
    Tax benefit from exercise of stock options                                 --            --           75,035
    Cash dividends declared on common stock ($.52 per share)                   --            --       (1,282,623)
-----------------------------------------------------------------------------------------------------------------
Balance, September 30, 2002                                           $   (46,142)  $(8,424,922)     $44,587,766
=================================================================================================================

Balance, September 30, 2002                                           $   (46,142)  $(8,424,922)     $44,587,766
    Comprehensive income:
       Net income for the year ended September 30, 2003                        --            --        3,397,004
       Net change in net unrealized gains and losses on securities available for sale, net of reclassification adjustments and
         tax effects                                                           --            --       (3,523,596)
                                                                                                     -----------
    Total comprehensive (loss)                                                                          (126,592)
    Purchase of 10,147 common shares of treasury stock                         --      (165,092)        (165,092)
    Purchase of 35,574 common shares for ESOP                            (608,584)           --         (608,584)
    15,000 common shares committed to be released under the ESOP          253,050            --          263,055
    Issuance of 35,292 common shares from treasury stock due to
       exercise of stock options                                               --       425,051          235,281
    Tax benefit from exercise of stock options                                 --            --          124,876
    Cash dividends declared on common stock ($.52 per share)                   --            --       (1,279,911)
-----------------------------------------------------------------------------------------------------------------
Balance, September 30, 2003                                           $  (401,676)  $(8,164,963)     $43,030,799
=================================================================================================================

See Notes to Consolidated Financial Statements.

                 First Midwest Financial, Inc. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001

                                                                              2003            2002            2001
-------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                     $     3,397,004   $   2,156,628   $   1,909,743
    Adjustments to reconcile net income to net cash provided
     by operating activities:
       Depreciation, amortization and accretion, net                     3,380,213       2,186,335         849,695
       Provision for loan losses                                           350,000       1,090,000         710,000
       Prepayment fee on FHLB advances                                     500,674              --              --
       (Gain) loss on sales of securities available for sale, net         (242,562)        (86,194)         60,275
       (Gain) on sales of office property, net                            (134,700)             --              --
       Proceeds from sales of loans held for sale                       76,465,663      22,107,878      14,284,441
       Originations of loans held for sale                             (75,381,542)    (22,741,349)    (14,084,818)
       (Gain) on sales of loans, net                                      (955,469)       (621,491)       (199,623)
       (Gain) loss on sales of foreclosed real estate, net                   5,372          42,866         (27,017)
       Net change in:
          Accrued interest receivable                                      388,438         430,278         466,137
          Other assets                                                    (809,716)       (836,105)         88,031
          Accrued interest payable                                        (164,172)       (197,248)       (138,060)
          Accrued expenses and other liabilities                           451,818          48,015        (425,537)
-------------------------------------------------------------------------------------------------------------------
              Net cash provided by operating activities                  7,251,021       3,579,613       3,493,267
-------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of securities available for sale                         (431,711,574)   (135,493,814)    (22,886,271)
    Proceeds from sales of securities available for sale                90,473,567       7,464,706         795,000
    Proceeds from maturities and principal repayments of
      securities available for sale                                    185,761,348      54,277,854      28,670,713
    Loans purchased                                                    (26,162,845)    (27,104,383)    (32,754,225)
    Net change in loans                                                 17,696,050      16,402,377      22,830,506
    Proceeds from sales of foreclosed real estate                          631,156         317,000         521,074
    Proceeds from sale of office building                                  197,169              --              --
    Purchase of shares by ESOP                                            (608,584)             --              --
    Purchase of FHLB stock                                              (7,786,600)       (443,700)        (71,300)
    Proceeds from redemption of FHLB stock                               3,698,900              --       2,000,000
    Purchase of other investment                                                --              --     (10,000,000)
    Purchase of premises and equipment                                  (1,254,819)     (2,532,542)     (3,914,687)
-------------------------------------------------------------------------------------------------------------------
              Net cash (used in) investing activities                 (169,066,232)    (87,112,502)    (14,809,190)
-------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net change in noninterest-bearing demand, savings, NOW
      and money market demand deposits                             $    34,607,349   $  11,698,102   $  12,100,577
    Net change in time deposits                                         45,165,640       5,299,773       8,027,580
    Proceeds from advances from FHLB                                 1,219,200,000     275,520,000     133,265,000
    Repayments of advances from FHLB                                (1,121,006,279)   (276,781,762)   (146,651,690)
    Net change in securities sold under agreements to repurchase       (12,474,194)     68,183,508      (2,262,245)
    Proceeds from issuance of trust preferred securities                        --              --      10,000,000
    Net change in advances from borrowers for taxes and insurance          (87,202)        (90,513)        (15,117)
    Debt issuance costs incurred                                                --              --        (305,812)
    Cash dividends paid                                                 (1,279,911)     (1,282,623)     (1,247,486)
    Proceeds from exercise of stock options                                235,281         439,860         266,667
    Purchase of treasury stock                                            (165,092)       (843,327)        (17,777)
-------------------------------------------------------------------------------------------------------------------
              Net cash provided by financing activities                164,195,592      82,143,018      13,159,697
-------------------------------------------------------------------------------------------------------------------

Net change in cash and cash equivalents                                  2,380,381      (1,389,871)      1,843,774

CASH AND CASH EQUIVALENTS
    Beginning of year                                                    7,376,434       8,766,305       6,922,531
-------------------------------------------------------------------------------------------------------------------
    End of year                                                    $     9,756,815   $   7,376,434   $   8,766,305
===================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Cash paid during the year for:
       Interest                                                    $    19,614,923   $  21,931,298   $  25,528,659
       Income taxes                                                      1,757,440         889,568         926,543

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
    Loans transferred to foreclosed real estate                    $       418,064   $     747,525   $     989,067

See Notes to Consolidated Financial Statements.

                 First Midwest Financial, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of First Midwest Financial, Inc. (the Company) a bank holding company located in Storm Lake, Iowa, and its wholly-owned subsidiaries which include First Federal Savings Bank of the Midwest (the Bank or First Federal), a federally chartered savings bank whose primary regulator is the Office of Thrift Supervision, Security State Bank (Security), a state chartered commercial bank whose primary regulator is the Federal Reserve, First Services Financial Limited and Brookings Service Corporation, which offer brokerage services and non-insured investment products, First Services Trust Company, which offers various trust services, and First Midwest Financial Capital Trust I, which was capitalized in July 2001, for the purpose of issuing trust preferred securities. All significant intercompany balances and transactions have been eliminated.

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

      Assets held in trust or fiduciary capacity are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements. At September 30, 2003 and 2002, trust assets totaled approximately $15,383,000 and $13,842,000, respectively.

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

CERTAIN SIGNIFICANT ESTIMATES

The allowance for loan losses and fair values of securities and other financial instruments involve certain significant estimates made by management. These estimates are reviewed by management regularly and it is reasonably possible that circumstances that exist at September 30, 2003, may change in the near-term future and that the effect could be material to the consolidated financial statements.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents is defined to include the Company's cash on hand and due from financial institutions and short-term interest-bearing deposits in other financial institutions. The Company reports net cash flows for customer loan transactions, deposit transactions, and short-term borrowings with maturities of 90 days or less.

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

                 First Midwest Financial, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

PREMISES AND EQUIPMENT

Land is carried at cost. Buildings, furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization computed principally by using the straight-line method over the estimated useful lives of the assets, which range from 15 to 39 years for buildings and 3 to 7 years for furniture, fixtures and equipment. These assets are reviewed for impairment under Statement of Financial Accounting Standards (SFAS) No. 144 when events indicate the carrying amount may not be recoverable.

BANK OWNED LIFE INSURANCE

Bank owned life insurance consists of investments in life insurance contracts. Earnings on the contracts are based on the earnings on the cash surrender value, less mortality costs.

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

INTANGIBLE ASSETS

On October 1, 2001, the Company elected early adoption of Statement of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets (SFAS 141 and 142). SFAS 141 addresses financial accounting and reporting for business combinations and replaces APB Opinion No. 16, Business Combinations (APB 16). SFAS 141 no longer allows the pooling of interests method of accounting for acquisitions, provides new recognition criteria for intangible assets and carries forward without reconsideration the guidance in APB 16 related to the application of the purchase method of accounting. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and replaces APB Opinion No. 17, Intangible Assets. SFAS 142 addresses how intangible assets should be accounted for upon their acquisition and after they have been initially recognized in the financial statements. The standards provide specific guidance on measuring goodwill for impairment annually using a two-step process. The first step identifies potential impairment and the second step measures the amount of goodwill impairment loss to be recognized.

      The Company has undertaken to identify those intangible assets that remain separable under the provisions of the new standard and those that are to be included in goodwill and has concluded that all amounts should be included in goodwill. Goodwill results from the acquisition of three banks. At the time of each acquisition, the purchase price of the acquisition was allocated to various assets and liabilities with the remainder allocated to goodwill. The Company has completed the annual goodwill impairment tests and has determined that there has been no impairment of goodwill.

As of September 30, 2003 and 2002, the Company had intangible assets of $3,403,019, all of which has been determined to be goodwill. There was no goodwill impairment loss or amortization related to goodwill during the years ended September 30, 2003 and 2002.

                 First Midwest Financial, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Had the provisions of SFAS 141 and 142 been applied in fiscal year 2001, the Company's net income and net income per share would have been as follows:

YEAR ENDED SEPTEMBER 30, 2001
--------------------------------------------------------------------------------
                                                             Basic      Diluted
                                                  Net     Earnings     Earnings
                                               Income    Per Share    Per Share
--------------------------------------------------------------------------------

Net income:
    As reported                            $1,909,743   $     0.79   $     0.78
    Add: Goodwill amortization                364,932         0.15         0.15
                                           -------------------------------------
Pro forma net income                       $2,274,675   $     0.94   $     0.93
                                           ====================================

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

EARNINGS PER COMMON SHARE

Basic earnings per common share is based on the net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for earnings per common share calculations as they are committed to be released; unearned ESOP shares are not considered outstanding. Diluted earnings per common share shows the dilutive effect of additional potential common shares issuable under stock options.

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

      SFAS No. 123, which became effective for stock-based compensation during fiscal years beginning after December 15, 1995, requires proforma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation for awards granted in the first fiscal year beginning after December 15, 1994. Accordingly, the following proforma information presents net income and earnings per share had the fair value method been used to measure compensation cost for stock option plans. The exercise price of options granted is equivalent to the market value of underlying stock at the grant date. Accordingly, no compensation cost was actually recognized for stock options during 2003, 2002 or 2001.



                                                                   2003          2002          2001
----------------------------------------------------------------------------------------------------
Net income as reported                                      $ 3,397,004   $ 2,156,628   $ 1,909,743
Proforma net income                                           3,253,603     2,091,222     1,836,857

Reported earnings per common and common equivalent share:
    Basic                                                   $      1.37   $      0.88   $      0.79
    Diluted                                                        1.36          0.87          0.78

Proforma earnings per common and common equivalent share:
    Basic                                                   $      1.32   $      0.85   $      0.76
    Diluted                                                        1.30          0.84          0.75

The fair value of options granted during 2003, 2002 and 2001 is estimated using the following weighted-average information: risk-free interest rate of 3.53%, 3.57% and 4.52%, expected life of 7 years, expected dividends of 2.41%, 3.68% and 3.85% per year and expected stock price volatility of 22.54%, 21.36% and 22.36% per year, respectively.


NEW ACCOUNTING PRONOUNCEMENTS

In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued and clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The effects of implementation on the Company's financial statements were not material.

      In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No.
123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to these consolidated financial statements.

                 First Midwest Financial, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      FIN No. 46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51, establishes accounting guidance for consolidation of variable interest entities (VIE) that function to support the activities of the primary beneficiary. Prior to the implementation of FIN 46, VIEs were generally consolidated by an enterprise when the enterprise had a controlling financial interest through ownership of a majority of voting interest in the entity. The provisions of FIN 46 were effective immediately for all arrangements entered into after January 31, 2003. For existing VIEs, the implementation date of FIN 46 is the first period ending after December 15, 2003.

      The Company expects to adopt FIN 46 in connection with its consolidated financial statements beginning October 1, 2003. In its current form, FIN 46 may require the Company to deconsolidate its investment in First Midwest Financial Capital Trust I in future financial statements. The potential deconsolidation of subsidiary trusts of bank holding companies formed in connection with the issuance of trust preferred securities, like First Midwest Financial Capital Trust I, appears to be an unintended consequence of FIN 46. It is currently unknown if, or when, the FASB will address this issue. In July 2003, the Board of Governors of the Federal Reserve System issued a supervisory letter instructing bank holding companies to continue to include the trust preferred securities in their Tier I capital for regulatory capital purposes until notice is given to the contrary. The Federal Reserve intends to review the regulatory implications of any accounting treatment changes and, if necessary or warranted, provide further appropriate guidance. There can be no assurance that the Federal Reserve will continue to permit institutions to include trust preferred securities in Tier I capital for regulatory capital purposes. As of September 30, 2003, assuming the Company was not permitted to include the $10 million in trust preferred securities issued by First Midwest Financial Capital Trust I in its Tier 1 capital, the Company would still exceed the regulatory required minimums for capital adequacy purposes (see Note 13). If the trust preferred securities were no longer permitted to be included in Tier 1 capital, the Company would also be permitted to redeem the capital securities, which bear interest at 4.9%, without penalty.

      The interpretations of FIN 46 and its application to various transaction types and structures are evolving. Management continuously monitors emerging issues related to FIN 46, some of which could potentially impact the Company's financial statements.

      In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, (SFAS 149). SFAS 149 amends Statement 133 for certain items. The Company adopted SFAS 149 on July 1, 2003 and such adoption did not have a material effect on its financial position or results of operations.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS
150). SFAS 150 established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or asset in some circumstances). The Company adopted SFAS 150 on July 1, 2003 and such adoption did not have a material effect on its financial position or results of operations.

RECLASSIFICATION OF CERTAIN ITEMS

Certain items on the consolidated balance sheets and statements of income for 2002 and 2001, have been reclassified, with no effect on shareholders' equity, net income or earnings per common share, to be consistent with the classifications adopted for 2003.

                 First Midwest Financial, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. EARNINGS PER COMMON SHARE

A reconciliation of the numerators and denominators used in the computation of basic earnings per common share and diluted earnings per common share is presented below:

                                                                                            2003          2002          2001
-----------------------------------------------------------------------------------------------------------------------------
Basic earnings per common share:
    Numerator, net income                                                            $ 3,397,004   $ 2,156,628   $ 1,909,743
=============================================================================================================================

    Denominator, weighted average common shares outstanding                            2,485,088     2,461,402     2,433,453
    Less weighted average unallocated ESOP shares                                        (13,797)       (8,294)      (13,353)
-----------------------------------------------------------------------------------------------------------------------------

    Weighted average common shares outstanding for basic earnings per common share     2,471,291     2,453,108     2,420,100
=============================================================================================================================

Basic earnings per common share                                                      $      1.37   $      0.88   $      0.79
=============================================================================================================================

Diluted earnings per common share:
    Numerator, net income                                                            $ 3,397,004   $ 2,156,628   $ 1,909,743
=============================================================================================================================

    Denominator, weighted average common shares outstanding for basic earnings per
       common share                                                                    2,471,291     2,453,108     2,420,100
    Add dilutive effects of assumed exercises of stock options, net of tax benefits       33,654        31,428        42,973
-----------------------------------------------------------------------------------------------------------------------------

    Weighted average common and dilutive potential common shares outstanding           2,504,945     2,484,536     2,463,073
=============================================================================================================================

Diluted earnings per common share                                                    $      1.36   $      0.87   $      0.78
=============================================================================================================================

Stock options totaling 58,566, 136,464 and 171,416 shares were not considered in computing diluted earnings per common share for the years ended September 30, 2003, 2002 and 2001, respectively, because they were not dilutive.

NOTE 3. SECURITIES

Year end securities available for sale were as follows:

                                                                          Gross           Gross
                                                         Amortized   Unrealized      Unrealized           Fair
2003                                                          Cost        Gains          Losses          Value
---------------------------------------------------------------------------------------------------------------
Debt securities:
    Trust preferred                                   $ 26,741,317  $   120,200   $  (3,538,252)  $ 23,323,265
    Obligations of states and political subdivisions       585,000       21,395              --        606,395
    Mortgage-backed securities                         341,973,353    1,399,297      (3,088,061)   340,284,589
    Other                                                  998,229        2,711              --      1,000,940
---------------------------------------------------------------------------------------------------------------
                                                       370,297,899    1,543,603      (6,626,313)   365,215,189
Marketable equity securities                               602,331      263,942          (6,429)       859,844
---------------------------------------------------------------------------------------------------------------
                                                      $370,900,230  $ 1,807,545   $  (6,632,742)  $366,075,033
===============================================================================================================


                                                                          Gross           Gross
                                                         Amortized   Unrealized      Unrealized           Fair
2002                                                          Cost        Gains          Losses          Value
---------------------------------------------------------------------------------------------------------------
Debt securities:
    Trust preferred                                   $ 26,730,670  $    51,000   $  (2,653,690)  $ 24,127,980
    Obligations of states and political subdivisions       725,000       38,978              --        763,978
    Mortgage-backed securities                         189,343,213    3,131,194        (126,217)   192,348,190
---------------------------------------------------------------------------------------------------------------
                                                       216,798,883    3,221,172      (2,779,907)   217,240,148
    Marketable equity securities                           661,913      352,254          (7,005)     1,007,162
---------------------------------------------------------------------------------------------------------------
                                                      $217,460,796  $ 3,573,426   $  (2,786,912)  $218,247,310
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

                 First Midwest Financial, Inc. and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2003
--------------------------------------------------------------------------------
                                                       Amortized            Fair
                                                            Cost           Value
--------------------------------------------------------------------------------
Due in one year or less                             $    310,000    $    318,875
Due after one year through five years                  1,273,229       1,288,460
Due after five years through ten years                        --              --
Due after ten years                                   26,741,317      23,323,265
--------------------------------------------------------------------------------
                                                      28,324,546      24,930,600
Mortgage-backed securities                           341,973,353     340,284,589
--------------------------------------------------------------------------------
                                                    $370,297,899    $365,215,189
================================================================================

Activities related to the sale of securities available for sale are summarized below

                                             2003            2002          2001
--------------------------------------------------------------------------------
Proceeds from sales                  $ 90,473,567      $7,464,706     $ 795,000
Gross gains on sales                      342,871          86,194        76,874
Gross (losses) on sales                  (100,309)             --      (137,149)

NOTE 4. LOANS RECEIVABLE, NET
Year-end loans receivable were as follows:

                                                           2003            2002
--------------------------------------------------------------------------------
One to four family residential mortgage loans     $  52,192,827   $  72,678,866
Construction                                         19,435,319      25,744,856
Commercial and multi-family real estate loans       171,791,575     151,805,753
Agricultural real estate loans                       11,638,780      12,066,776
Commercial business loans                            59,467,802      42,844,163
Agricultural business loans                          22,599,397      25,308,066
Consumer loans                                       26,633,610      23,592,634
--------------------------------------------------------------------------------
                                                    363,759,310     354,041,114
Less:
    Allowance for loan losses                        (4,961,777)     (4,692,988)
    Undistributed portion of loans in process        (8,895,047)     (7,155,273)
    Net deferred loan origination fees                 (210,491)       (255,445)
--------------------------------------------------------------------------------
                                                  $ 349,691,995   $ 341,937,408
================================================================================

Activity in the allowance for loan losses for the years ended September 30 was as follows:

                                             2003           2002           2001
--------------------------------------------------------------------------------
Beginning balance                     $ 4,692,988    $ 3,868,664    $ 3,589,873
    Provision for loan losses             350,000      1,090,000        710,000
    Recoveries                             32,148         54,240         51,331
    Charge-offs                          (113,359)      (319,916)      (482,540)
--------------------------------------------------------------------------------
Ending balance                        $ 4,961,777    $ 4,692,988    $ 3,868,664
================================================================================

Virtually all of the Company's originated loans are to Iowa and South Dakota-based individuals and organizations. The Company's purchased loans totaled approximately $76,269,000 at September 30, 2003, and were secured by properties located, as a percentage of total loans, as follows: 8% in Washington, 1% in Colorado, 1% in Minnesota, 2% in Iowa, 2% in Wisconsin, 1% in South Dakota, 2% in Arizona, 1% in Missouri and the remaining 3% in 14 other states. The Company's purchased loans totaled approximately $107,279,000 at September 30, 2002, and were secured by properties located, as a percentage of total loans, as follows: 12% in Washington, 2% in North Carolina, 2% in Minnesota, 2% in Iowa, 2% in Wisconsin, 2% in California, 3% in South Dakota, 2% in Arizona and the remaining 3% in 14 other states.

      The Company originates and purchases commercial real estate loans. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production. The Company's commercial real estate loans include approximately $20,070,000 and $28,470,000 of loans secured by hotel properties and $16,891,000 and $22,416,000 of loans secured by assisted living facilities at September 30, 2003 and 2002, respectively. The remainder of the commercial real estate portfolio is diversified by industry. The Company's policy for requiring collateral and guarantees varies with the credit-worthiness of each borrower.

                 First Midwest Financial, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impaired loans were as follows:

                                                                  2003        2002
-----------------------------------------------------------------------------------
Year-end loans with no allowance for loan losses allocated  $       --  $       --
Year-end loans with allowance for loan losses allocated        790,430   1,186,739
Amount of the allowance allocated                              312,359     303,730
Average of impaired loans during the year                      910,303   4,676,344
Interest income recognized during impairment                        --          --

Cash interest collected on impaired loans was not material during the years ended September 30, 2003, 2002 and 2001.

NOTE 5. LOAN SERVICING

Mortgage loans serviced for others are not reported as assets. The unpaid principal balances of these loans at year end were as follows:

                                                             2003           2002
--------------------------------------------------------------------------------
Mortgage loan portfolios serviced for FNMA            $25,957,000    $18,164,000
Other                                                  22,095,000     22,170,000
--------------------------------------------------------------------------------
                                                      $48,052,000    $40,334,000
================================================================================

Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $112,000 and $168,000 at September 30, 2003 and 2002, respectively.

NOTE 6. PREMISES AND EQUIPMENT, NET
Year end premises and equipment were as follows:

                                                         2003              2002
--------------------------------------------------------------------------------
Land                                             $  2,120,000      $  2,049,135
Buildings                                           9,134,858         9,535,699
Furniture, fixtures and equipment                   4,804,462         4,545,443
--------------------------------------------------------------------------------
                                                   16,059,320        16,130,277
Less accumulated depreciation                      (4,705,955)       (5,076,034)
--------------------------------------------------------------------------------
                                                 $ 11,353,365      $ 11,054,243
================================================================================

Depreciation of premises and equipment included in occupancy and equipment expense was approximately $893,000, $825,000 and $660,000 for the years ended September 30, 2003, 2002 and 2001, respectively.

                 First Midwest Financial, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. DEPOSITS

Jumbo certificates of deposit in denominations of $100,000 or more were approximately $109,429,000 and $48,416,000 at September 30, 2003 and 2002,
respectively.

      At September 30, 2003, the scheduled maturities of certificates of deposit were as follows for the years ending September 30:

2004                                                                $184,392,769
2005                                                                  57,656,158
2006                                                                  24,210,808
2007                                                                  22,327,729
2008                                                                   8,905,573
Thereafter                                                             1,104,156
--------------------------------------------------------------------------------
                                                                    $298,597,193
================================================================================

NOTE 8. ADVANCES FROM FEDERAL HOME LOAN BANK

At September 30, 2003 advances from the FHLB of Des Moines with fixed and variable rates ranging from 1.12% to 7.19% (weighted-average rate of 3.41%) are required to be repaid in the year ending September 30 as presented below. Advances totaling $49,700,000 contain call features which allow the FHLB to call for the prepayment of the borrowing prior to maturity.

2004                                                                $110,835,778
2005                                                                  14,884,475
2006                                                                   8,601,886
2007                                                                  11,188,213
2008                                                                  23,568,667
Thereafter                                                            54,705,375
--------------------------------------------------------------------------------
                                                                    $223,784,394
================================================================================

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

      At year end 2003 and 2002, First Federal and Security collectively pledged securities with amortized costs of $168,857,000 and $75,975,000 and fair values of approximately $167,899,000 and $77,641,000 against specific FHLB advances. In addition, qualifying mortgage loans of approximately $120,888,000 and $70,258,000 were pledged as collateral at September 30, 2003 and 2002.

NOTE 9. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase totaled $57,702,034 and $70,176,228 at September 30, 2003 and 2002, respectively.

      An analysis of securities sold under agreements to repurchase is as follows:

                                                          2003             2002
--------------------------------------------------------------------------------
Highest month-end balance                         $110,488,119      $70,176,228
Average balance                                     78,208,576       39,288,209
Weighted average interest rate
during the period                                         1.42%            2.01%
Weighted average interest rate
at end of period                                          1.16%            1.90%

At year-end 2003, securities sold under agreements to repurchase had a weighted average maturity of less than 1 month.

      The Company pledged securities with amortized costs of approximately $81,428,000 and $79,548,000 and fair values of approximately $81,612,000 and $80,950,000, respectively, at year-end 2003 and 2002 as collateral for securities sold under agreements to repurchase.

NOTE 10. TRUST PREFERRED SECURITIES

The Company issued all of the 10,000 authorized shares of trust preferred securities of First Midwest Financial Capital Trust I holding solely subordinated debt securities. Distributions are paid semi-annually. Cumulative cash distributions are calculated at a variable rate of LIBOR (as defined) plus 3.75% (4.90% at September 30, 2003 and 5.61% at September 30, 2002), not to
exceed 12.5%. The Company may, at one or more times, defer interest payments on the capital securities for up to 10 consecutive semi-annual periods, but not beyond July 25, 2031. At the end of any deferral period, all accumulated and unpaid distributions will be paid. The capital securities will be redeemed on July 25, 2031; however, the Company has the option to shorten the maturity date to a date not earlier than July 25, 2006. The redemption price is $1,000 per capital security plus any accrued and unpaid distributions to the date of redemption plus, if redeemed prior to July 25, 2011, a redemption premium as defined in the Indenture agreement.

      Holders of the capital securities have no voting rights, are unsecured and rank junior in priority of payment to all of the Company's indebtedness and senior to the Company's common stock.

      The debentures are included on the balance sheet as of September 30, 2003 as liabilities.

                 First Midwest Financial, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. EMPLOYEE BENEFITS

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

The Company maintains an ESOP for eligible employees who have 1,000 hours of employment with the Bank, have worked one year at the Bank and who have attained age 21. In 2001, the ESOP borrowed $360,000 from the Company to purchase 30,000 shares of the Company's common stock. Final payment of this loan was received during the year ended September 30, 2002. In 2002, the ESOP borrowed $145,982 from the Company to purchase 10,238 shares of the Company's common stock. Final payment of this loan was received during the year ended September 30, 2003. In 2003, the ESOP borrowed $608,584 from the Company to purchase 35,574 shares of the Company's common stock. Shares purchased by the ESOP are held in suspense for allocation among participants as the loan is repaid. ESOP expense of $263,055, $304,468 and $174,660 was recorded for the years ended September 30, 2003, 2002 and 2001, respectively. Contributions of $253,050, $279,750 and $180,000 were made to the ESOP during the years ended September 30, 2003, 2002 and 2001, respectively.

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

      For the years ended September 30, 2003, 2002 and 2001, 15,000, 22,000 and 15,000 shares with an average fair value of $17.54, $13.84 and $11.64 per share, respectively, were committed to be released. Also for the years ended September 30, 2003, 2002 and 2001, allocated shares and total ESOP shares reflect 4,865, 12,629 and 5,514 shares, respectively, withdrawn from the ESOP by participants who are no longer with the Company and 6,569, 7,760 and 9,312 shares, respectively, purchased for dividend reinvestment.

Year-end ESOP shares are as follows:

                                                  2003         2002         2001
--------------------------------------------------------------------------------
Allocated shares                               252,448      235,744      218,613
Unearned shares                                 23,812        3,238       15,000
--------------------------------------------------------------------------------
Total ESOP shares                              276,260      238,982      233,613
================================================================================
Fair value of unearned shares                 $525,055     $ 46,142     $202,500
================================================================================

STOCK OPTIONS AND INCENTIVE PLANS

Certain officers and directors of the Company have been granted options to purchase common stock of the Company pursuant to stock option plans. Stock option plans are used to reward directors, officers and employees and provide them with an additional equity interest. Options are issued for 10 year periods, with 100% vesting generally occurring either at grant date or 48 months after grant date. At September 30, 2003, 205,277 shares were authorized for future grants.

Information about option grants follows:

                                                                       Weighted-
                                                    Number of            Average
                                                      Options     Exercise Price
--------------------------------------------------------------------------------
Outstanding, September 30, 2000                      300,318            $  11.51
    Granted                                           31,738               13.61
    Exercised                                        (40,000)               6.67
    Forfeited                                         (4,000)              13.00
--------------------------------------------------------------
Outstanding, September 30, 2001                      288,056               12.40
    Granted                                           27,641               14.27
    Exercised                                        (61,524)               7.14
    Forfeited                                         (3,000)              13.22
--------------------------------------------------------------
Outstanding, September 30, 2002                      251,173               13.88
    Granted                                           36,708               21.45
    Exercised                                        (35,292)               6.67
    Forfeited                                             --                  --
--------------------------------------------------------------
Outstanding, September 30, 2003                      252,589            $  15.99
==============================================================

                 First Midwest Financial, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The weighted-average fair value per option for options granted in 2003, 2002 and 2001 was $4.81, $2.41 and $2.61. At September 30, 2003, options outstanding were as follows:

                                           Weighted-Average
       Exercise      Weighted-Average        Remaining Life             Number
          Price        Exercise Price               (Years)         of Options
--------------------------------------------------------------------------------
$ 9.63 - $ 9.99               $  9.63                  6.91             21,824
$10.00 - $14.99                 13.68                  7.63             81,234
$15.00 - $19.99                 16.78                  3.55            104,383
$20.00 - $21.77                 21.39                  8.61             45,148
                                                                       -------
                              $ 15.99                  6.06            252,589
                                                                       =======

Options exercisable at year end were as follows:

                                                           Weighted-
                                        Number of            Average
                                          Options     Exercise Price
--------------------------------------------------------------------

2001                                      270,556              12.38
2002                                      237,048              13.95
2003                                      236,464              15.99

PROFIT SHARING PLAN

The Company has a profit sharing plan covering substantially all full-time employees. Contribution expense for the years ended September 30, 2003, 2002 and 2001, was $283,212, $244,927 and $315,773, respectively.

NOTE 12. INCOME TAXES

The Company, the Bank and its subsidiaries and Security file a consolidated federal income tax return on a fiscal year basis. Prior to fiscal year 1997, if certain conditions were met in determining taxable income on the consolidated federal income tax return, the Bank was allowed a special bad debt deduction based on a percentage of taxable income (8% for 1996) or on specified experience formulas. The Bank used the percentage of taxable income method for the tax year ended September 30, 1996. Tax legislation passed in August l996 now requires the Bank to deduct a provision for bad debts for tax purposes based on actual loss experience and recap-ture the excess bad debt reserve accumulated in tax years beginning after September 30, 1987. The related amount of deferred tax liability which must be recaptured is approximately $554,000 and is payable over a 6-year period beginning with the tax year ending September 30, 1999.


The provision for income taxes consists of:

                                       2003              2002              2001
--------------------------------------------------------------------------------
Federal:
    Current                     $ 1,430,109       $   904,539       $ 1,170,302
    Deferred                        (23,962)          (64,787)         (105,167)
--------------------------------------------------------------------------------
                                  1,406,147           839,752         1,065,135
--------------------------------------------------------------------------------
State:
    Current                         278,015           153,170           (27,756)
    Deferred                         (5,876)          (27,040)          (26,833)
--------------------------------------------------------------------------------
                                    272,139           126,130           (54,589)
--------------------------------------------------------------------------------

Income tax expense              $ 1,678,286       $   965,882       $ 1,010,546
================================================================================

Total income tax expense differs from the statutory federal income tax rate as follows:

                                                         2003           2002           2001
-------------------------------------------------------------------------------------------
Income taxes at 34% federal tax rate              $ 1,726,000    $ 1,062,000    $   993,000
Increase (decrease) resulting from:
    State income taxes - net of federal benefit       141,000         97,000        113,000
    Nondeductible goodwill                                 --             --        124,000
    Nontaxable buildup in cash surrender value       (190,000)      (217,000)            --
    Resolution of a tax contingency                        --             --       (139,000)
    Other, net                                          1,286         23,882        (80,454)
-------------------------------------------------------------------------------------------
       Total income tax expense                   $ 1,678,286    $   965,882    $ 1,010,546
===========================================================================================

                 First Midwest Financial, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year-end deferred tax assets and liabilities consist of:

                                                                    2003           2002
---------------------------------------------------------------------------------------
Deferred tax assets:
    Bad debts                                                $ 1,640,000    $ 1,447,000
    Net unrealized losses on securities available for sale     1,796,435             --
    Other                                                             --         54,000
---------------------------------------------------------------------------------------
                                                               3,436,435      1,501,000
---------------------------------------------------------------------------------------
Deferred tax liabilities:
    Federal Home Loan Bank stock dividend                       (452,000)      (452,000)
    Premises and equipment                                      (342,000)      (204,000)
    Deferred loan fees                                          (148,000)       (97,000)
    Net unrealized gains on securities available for sale             --       (291,680)
    Other                                                        (98,335)      (178,173)
---------------------------------------------------------------------------------------
                                                              (1,040,335)    (1,222,853)
---------------------------------------------------------------------------------------
       Net deferred tax assets                               $ 2,396,100    $   278,147
=======================================================================================

Federal income tax laws provided savings banks with additional bad debt deductions through September 30, 1987, totaling $6,744,000 for the Bank. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total approximately $2,300,000 at September 30, 2003 and 2002. If the Bank were liquidated or otherwise ceases to be a bank or if tax laws were to change, the $2,300,000 would be recorded as expense.

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

Quantitative measures established by regulation to ensure capital adequacy require First Federal and Security to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and a leverage ratio consisting of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2003, that First Federal and Security meet the capital adequacy requirements.

                 First Midwest Financial, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

First Federal's and Security's actual capital and required capital amounts and ratios are presented below:

                                                                                              Minimum Requirement
                                                                       Minimum Requirement  To Be Well Capitalized
                                                                      For Capital Adequacy  Under Prompt Corrective
                                                          Actual             Purposes          Action Provisions
                                                   ----------------------------------------------------------------
                                                    Amount     Ratio     Amount     Ratio       Amount     Ratio
-------------------------------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
AS OF SEPTEMBER 30, 2003:
Total capital (to risk-weighted assets):
    First Federal                                  $50,794      12.1%   $33,721       8.0%      $42,152    10.0%
    Security                                         4,588      15.5      2,366       8.0         2,957    10.0
Tier 1 (Core) capital (to risk-weighted assets):
    First Federal                                   46,058      10.9     16,861       4.0        25,291     6.0
    Security                                         4,294      14.5      1,183       4.0         1,774     6.0
Tier 1 (Core) capital (to average total assets):
    First Federal                                   46,058       7.1     26,108       4.0        32,634     5.0
    Security                                         4,294       6.7      2,549       4.0         3,186     5.0
Tier 1 (Core) capital (to total assets),
    First Federal                                   46,058       6.5     28,222       4.0        35,277     5.0

AS OF SEPTEMBER 30, 2002:
Total capital (to risk-weighted assets):
    First Federal                                  $47,800      12.9%   $29,603       8.0%      $37,004    10.0%
    Security                                         4,773      15.0      2,543       8.0         3,179    10.0
Tier 1 (Core) capital (to risk-weighted assets):
    First Federal                                   43,327      11.7     14,801       4.0        22,202     6.0
    Security                                         4,448      14.0      1,272       4.0         1,907     6.0
Tier 1 (Core) capital (to average total assets):
    First Federal                                   43,327       8.5     20,372       4.0        25,465     5.0
    Security                                         4,448       8.3      2,142       4.0         2,677     5.0
Tier 1 (Core) capital (to total assets),
    First Federal                                   43,327       7.9     21,822       4.0        27,277     5.0

Regulations limit the amount of dividends and other capital distributions that may be paid by a financial institution without prior approval of its primary regulator. The regulatory restriction is based on a three-tiered system with the greatest flexibility being afforded to well-capitalized (Tier 1) institutions. First Federal and Security are currently Tier 1 institutions. Accordingly, First Federal and Security can make, without prior regulatory approval, distributions during a calendar year up to 100% of their retained net income for the calendar year-to-date plus retained net income for the previous two calendar years (less any dividends previously paid) as long as they remain well-capitalized, as defined in prompt corrective action regulations, following the proposed distribution. Accordingly, at September 30, 2003, approximately $5,662,000 of First Federal's retained earnings and $119,000 of Security's retained earnings were potentially available for distribution to the Company.

NOTE 14. COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company's subsidiary banks make various commitments to extend credit which are not reflected in the accompanying consolidated financial statements.

      At September 30, 2003 and 2002, loan commitments approximated $63,421,000 and $35,562,000, respectively, excluding undisbursed portions of loans in process. Loan commitments at September 30, 2003 included commitments to originate fixed-rate loans with interest rates ranging from 4% to 10% totaling $13,208,000 and adjustable-rate loan commitments with interest rates ranging from 3% to 18% totaling $30,663,000. The Company also had commitments to purchase adjustable rate loans of $14,000,000 with interest rates ranging from 5% to 5.79% and fixed-rate loans of $5,550,000 with interest rates ranging from 5.38% to 8%. Loan commitments at September 30, 2002 included commitments to originate fixed-rate loans with interest rates ranging from 4.6% to 10% totaling $13,070,000 and adjustable-rate loan commitments with interest rates ranging from 2.1% to 18% totaling $18,492,000. The Company also had commitments to purchase adjustable rate loans of $3,000,000 with interest rates of 6.63% and fixed-rate loans of $1,000,000 with interest rates of 6.75%. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract.

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

      Securities with amortized costs of approximately $31,349,000 and $31,381,000 and fair values of approximately $27,858,000 and $28,954,000 at September 30, 2003 and 2002, respectively, were pledged as collateral for public funds on deposit.

      Securities with amortized costs of approximately $6,040,000 and $7,280,000 and fair values of approximately $6,220,000 and $7,568,000 at September 30, 2003 and 2002, respectively, were pledged as collateral for individual, trust and estate deposits.

      Under employment agreements with certain executive officers, certain events leading to separation from the Company could result in cash pay-

                 First Midwest Financial, Inc. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


ments totaling approximately $2,688,000 as of September 30, 2003.

      The Company and its subsidiaries are subject to certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position or results of operations of the Company.

NOTE 15. OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:

                                                                                           2003         2002           2001
----------------------------------------------------------------------------------------------------------------------------
Net change in net unrealized gains and losses on securities available for sale:
    Unrealized gains (losses) arising during the year                               $(5,369,149)   $ 335,288    $ 4,546,133
    Reclassification adjustment for (gains) losses included in net income              (242,562)     (86,194)        60,275
----------------------------------------------------------------------------------------------------------------------------
       Net change in unrealized gains and losses on securities available for sale    (5,611,711)     249,094      4,606,408
Tax effects                                                                           2,088,115      (92,687)    (1,714,090)
----------------------------------------------------------------------------------------------------------------------------

       Other comprehensive income (loss)                                            $(3,523,596)   $ 156,407    $ 2,892,318
============================================================================================================================

NOTE 16. LEASE COMMITMENT

The Company has leased property under various noncancelable operating lease agreements which expire at various times through December 2009, and require annual rentals ranging from $6,000 to $52,200 plus the payment of the property taxes, normal maintenance and insurance on the property

      The total minimum rental commitment at September 30, 2003, under the leases is as follows:

2004                                                                    $ 96,400
2005                                                                     100,600
2006                                                                      99,140
2007                                                                      99,580
2008                                                                      99,015
Thereafter                                                               362,550
--------------------------------------------------------------------------------
                                                                        $857,285
================================================================================

NOTE 17. PARENT COMPANY FINANCIAL STATEMENTS

Presented below are condensed financial statements for the parent company, First Midwest Financial, Inc.:

CONDENSED BALANCE SHEETS
SEPTEMBER 30, 2003 AND 2002

                                                            2003           2002
--------------------------------------------------------------------------------

ASSETS
Cash and cash equivalents                           $    138,017   $     57,651
Securities available for sale                          2,613,771      2,609,357
Investment in subsidiaries                            50,832,669     51,975,306
Loan receivable from ESOP                                401,676         46,142
Loan receivable                                        1,307,259      1,349,543
Other assets                                             916,660        350,302
--------------------------------------------------------------------------------

       Total assets                                 $ 56,210,052   $ 56,388,301
================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Loan payable to subsidiaries                        $  2,900,000   $  1,755,000
Trust preferred securities                            10,000,000     10,000,000
Accrued expenses and other liabilities                   279,253         45,535
--------------------------------------------------------------------------------

       Total liabilities                              13,179,253     11,800,535
--------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Common stock                                              29,580         29,580
Additional paid-in capital                            20,538,879     20,593,768
Retained earnings, substantially restricted           34,057,741     31,940,648
Accumulated other comprehensive income (loss)         (3,028,762)       494,834
Unearned Employee Stock Ownership Plan shares           (401,676)       (46,142)
Treasury stock, at cost                               (8,164,963)    (8,424,922)
--------------------------------------------------------------------------------

       Total shareholders' equity                     43,030,799     44,587,766
--------------------------------------------------------------------------------

       Total liabilities and shareholders' equity   $ 56,210,052   $ 56,388,301
================================================================================

                 First Midwest Financial, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001

                                                                                        2003           2002           2001
---------------------------------------------------------------------------------------------------------------------------
Dividend income from subsidiaries                                                $ 1,250,000    $   245,000    $ 1,550,000
Interest income                                                                      334,656        322,345        309,054
Gain (loss) on sales of securities available for sale, net                            48,109         48,064        (60,275)
---------------------------------------------------------------------------------------------------------------------------
                                                                                   1,632,765        615,409      1,798,779
---------------------------------------------------------------------------------------------------------------------------

Interest expense                                                                     644,385        682,134        332,250
Operating expenses                                                                   662,046        618,578        550,038
---------------------------------------------------------------------------------------------------------------------------
                                                                                   1,306,431      1,300,712        882,288
---------------------------------------------------------------------------------------------------------------------------

       Income (loss)  before income taxes and equity in undistributed
            net income of subsidiaries                                               326,334       (685,303)       916,491

Income tax (benefit)                                                                (304,000)      (304,000)      (247,000)
---------------------------------------------------------------------------------------------------------------------------

       Income (loss) before equity in undistributed net income of subsidiaries       630,334       (381,303)     1,163,491

Equity in undistributed net income of subsidiaries                                 2,766,670      2,537,931        746,252
---------------------------------------------------------------------------------------------------------------------------

Net income                                                                       $ 3,397,004    $ 2,156,628    $ 1,909,743
===========================================================================================================================

CONDENSED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001

                                                                                        2003           2002            2001
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                   $ 3,397,004    $ 2,156,628    $  1,909,743
    Adjustments to reconcile net income to net cash provided by operating activities:
       Equity in undistributed net income of subsidiaries                         (2,766,670)    (2,537,931)       (746,252)
       (Gain) loss on sales of securities available for sale, net                    (48,109)       (48,064)         60,275
       Change in other assets                                                       (465,296)       436,856        (364,088)
       Change in accrued expenses and other liabilities                              233,718         75,539         (61,205)
---------------------------------------------------------------------------------------------------------------------------
            Net cash provided by operating activities                                350,647         83,028         798,473
---------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Investment in subsidiary                                                              --       (250,000)     (7,000,000)
    Repayment of securities                                                               --            342           3,806
    Purchase of securities available for sale                                        (48,325)    (1,000,000)             --
    Proceeds from sales of securities available for sale                             156,016      1,410,770         795,000
    Loan to ESOP                                                                    (608,584)      (145,893)       (360,000)
    Net change in loan receivable                                                     42,284       (450,230)       (574,134)
    Repayments on loan receivable from ESOP                                          253,050        279,751         180,000
---------------------------------------------------------------------------------------------------------------------------
            Net cash (used in) investment activities                                (205,559)      (155,260)     (6,955,328)
---------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from issuance of trust preferred securities                                  --             --      10,000,000
    Proceeds from loan payable to subsidiaries                                     1,975,000      1,755,000              --
    Repayments on loan payable to subsidiaries                                      (830,000)            --      (2,550,000)
    Debt issuance costs incurred                                                          --             --        (305,812)
    Cash dividends paid                                                           (1,279,911)    (1,282,623)     (1,247,486)
    Proceeds from exercise of stock options                                          235,281        439,860         266,667
    Purchase of treasury stock                                                      (165,092)      (843,327)        (17,777)
---------------------------------------------------------------------------------------------------------------------------
            Net cash provided by (used in) financing activities                      (64,722)        68,910       6,145,592
---------------------------------------------------------------------------------------------------------------------------
            Net change in cash and cash equivalents                                   80,366         (3,322)        (11,263)

CASH AND CASH EQUIVALENTS
    Beginning of year                                                                 57,651         60,973          72,236
---------------------------------------------------------------------------------------------------------------------------
    End of year                                                                  $   138,017    $    57,651    $     60,973
===========================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Cash paid during the year for interest                                       $   644,385    $   682,134    $    332,250

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

NOTE 18. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                            Quarter Ended
---------------------------------------------------------------------------------------------------------------
                                                       December 31      March 31       June 30  September 30
---------------------------------------------------------------------------------------------------------------
FISCAL YEAR 2003:
    Total interest income                              $ 8,952,749   $ 9,001,683   $ 8,773,197   $ 8,451,524
    Total interest expense                               5,027,183     4,854,739     4,841,730     4,727,099
    Net interest income                                  3,925,566     4,146,944     3,931,467     3,724,425
    Provision for loan losses                              175,000       108,000        67,000            --
    Net income                                             844,256       915,186       892,407       741,155
    Earnings per common and common equivalent share:
         Basic                                         $      0.34   $      0.37          0.36   $      0.30
         Diluted                                              0.34          0.37          0.36          0.30

FISCAL YEAR 2002:
    Total interest income                              $ 8,990,799   $ 8,633,888   $ 8,904,424   $ 8,904,383
    Total interest expense                               5,928,035     5,429,196     5,293,508     5,083,311
    Net interest income                                  3,062,764     3,204,692     3,610,916     3,821,072
    Provision for loan losses                              299,000       136,000       280,000       375,000
    Net income                                             436,785       448,123       528,458       743,262
    Earnings per common and common equivalent share:
         Basic                                         $      0.18   $      0.18          0.22   $      0.30
         Diluted                                              0.18          0.18          0.21          0.30

FISCAL YEAR 2001:
    Total interest income                              $ 9,861,440   $ 9,534,327   $ 9,419,259   $ 9,408,878
    Total interest expense                               6,545,052     6,349,019     6,250,738     6,245,790
    Net interest income                                  3,316,388     3,185,308     3,168,521     3,163,088
    Provision for loan losses                              150,000       120,000       200,000       240,000
    Net income                                             606,306       409,127       456,346       437,964
    Earnings per common and common equivalent share:
         Basic                                         $      0.25   $      0.17          0.19   $      0.18
         Diluted                                              0.25          0.17          0.19          0.18

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

      The following presents the carrying amount and estimated fair value of the financial instruments held by the Company at September 30, 2003 and 2002. This information is presented solely for compliance with SFAS No. 107 and is subject to change over time based on a variety of factors.

                                                                   2003                               2002
-----------------------------------------------------------------------------------------------------------------------
                                                           Carrying        Estimated         Carrying        Estimated
                                                             Amount       Fair Value           Amount       Fair Value
-----------------------------------------------------------------------------------------------------------------------
Selected assets:
    Cash and cash equivalents                         $   9,756,815    $   9,757,000    $   7,376,434    $   7,376,000
    Securities available for sale                       366,075,033      366,075,000      218,247,310      218,247,000
    Loans receivable, net                               349,691,995      352,547,000      341,937,408      345,473,000
    Loans held for sale                                   1,126,310        1,126,000        1,254,962        1,255,000
    FHLB stock                                           10,930,300       10,930,000        6,842,600        6,843,000
    Accrued interest receivable                           3,932,076        3,932,000        4,320,514        4,321,000

Selected liabilities:
    Noninterest bearing demand deposits                 (17,457,662)     (17,458,000)     (11,934,712)     (11,935,000)
    Savings, NOW and money market demand deposits      (119,497,887)    (119,498,000)     (90,413,488)     (90,413,000)
    Time certificates of deposit                       (298,597,193)    (303,189,000)    (253,431,553)    (257,688,000)
                                                      -----------------------------------------------------------------
         Total deposits                                (435,552,742)    (440,145,000)    (355,779,753)    (360,036,000)

    Advances from FHLB                                 (223,784,394)    (236,829,000)    (125,089,999)    (138,495,000)
    Securities sold under agreements to repurchase      (57,702,034)     (57,703,000)     (70,176,228)     (70,180,000)
    Trust preferred securities                          (10,000,000)     (10,227,000)     (10,000,000)     (10,008,000)
    Advances from borrowers for taxes and insurance        (268,682)        (269,000)        (355,884)        (356,000)
    Accrued interest payable                               (506,861)        (507,000)        (671,033)        (671,000)

Off-balance-sheet instruments, loan commitments                  --               --               --               --

                 First Midwest Financial, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following sets forth the methods and assumptions used in determining the fair value estimates for the Company's financial instruments at September 30, 2003 and 2002.

CASH AND CASH EQUIVALENTS

The carrying amount of cash and short-term investments is assumed to approximate the fair value.

SECURITIES AVAILABLE FOR SALE

Quoted market prices or dealer quotes were used to determine the fair value of securities available for sale.

LOANS RECEIVABLE, NET AND LOANS HELD FOR SALE

The fair value of loans was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities. When using the discounting method to determine fair value, loans were gathered by homogeneous groups with similar terms and conditions and discounted at a target rate at which similar loans would be made to borrowers as of September 30, 2003 and 2002. In addition, when computing the estimated fair value for all loans, allowances for loan losses have been subtracted from the calculated fair value for consideration of credit issues.

FHLB STOCK

The fair value of such stock approximates book value since the Company is able to redeem this stock with the Federal Home Loan Bank at par value.

ACCRUED INTEREST RECEIVABLE

The carrying amount of accrued interest receivable is assumed to approximate the fair value.

DEPOSITS

The fair value of deposits were determined as follows: (i) for noninterest bearing demand deposits, savings, NOW and money market demand deposits, since such deposits are immediately withdrawable, fair value is determined to approximate the carrying value (the amount payable on demand); (ii) for other time certificates of deposit, the fair value has been estimated by discounting expected future cash flows by the current rates offered as of September 30, 2003 and 2002, on certificates of deposit with similar remaining maturities. In accordance with SFAS No. 107. no value has been assigned to the Company's long-term relationships with its deposit customers (core value of deposits intangible) since such intangible is not a financial instrument as defined under SFAS No. 107.

ADVANCES FROM FHLB

The fair value of such advances was estimated by discounting the expected future cash flows using current interest rates as of September 30, 2003 and 2002, for advances with similar terms and remaining maturities.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE, OTHER BORROWINGS AND TRUST PREFERRED SECURITIES

The fair value of securities sold under agreements to repurchase, other borrowings and trust preferred securities was estimated by discounting the expected future cash flows using derived interest rates approximating market as of September 30, 2003 and 2002, over the contractual maturity of such borrowings.

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

                               2003 ANNUAL REPORT

                               [GRAPHIC OMITTED]

JOHN THUNE, Board Member "It is a privilege to serve on the Board of Directors at First Midwest and its banks. From the front-line staff to my peers on the Board, this organization is filled with quality people. In fact, my wife and I just experienced the company's first-class service when we refinanced our home."

Fun Fact: Having given up aspirations of making it in the NBA, John now plays in Sioux Falls' over-40 basketball league.

                               2003 ANNUAL REPORT

                               BOARD OF DIRECTORS

JAMES S. HAAHR

Chairman of the Board and Chief Executive Officer for First Midwest Financial, Inc. (FMFI) and First Federal Savings Bank of the Midwest (FFSBM); Chairman of the Board for Security State Bank (SSB)

E. WAYNE COOLEY

Consultant Emeritus of the Iowa Girls' High School Athletic Union

E. THURMAN GASKILL

Iowa State Senator and Owner of a Grain and Livestock Farming Operation

J. TYLER HAAHR

President and Chief Operating Officer for FMFI and FFSBM, Chief Executive Officer of SSB, Vice President and Secretary of First Services Financial Limited, and President of First Services Trust Company

G. MARK MICKELSON

Vice President of Operations for Blue Dot Services, Inc.

RODNEY G. MUILENBURG

Retired Dairy Specialist Manager for Purina Mills, Inc.; Consultant for TransOva Genetics Dairy Division

JEANNE PARTLOW

Retired Chairman of the Board and President of Iowa Savings Bank

JOHN THUNE

Thune Group, LLC, and Senior Government Relations Advisor to Arent Fox Kintner Plotkin & Kahn, PLLC; Former South Dakota Representative to the U.S. House of Representatives

                               EXECUTIVE OFFICERS

JAMES S. HAAHR
J. TYLER HAAHR

DONALD J. WINCHELL, CPA

Senior Vice President, Secretary, Treasurer and Chief Financial Officer for FMFI and FFSBM; and Secretary for SSB

ELLEN E. MOORE

Vice President of Marketing and Sales for FMFI and Senior Vice President of Marketing and Sales for FFSBM

BEN GUENTHER

President, First Federal Storm Lake/Northwest Iowa Division

TIM D. HARVEY

President, Brookings Federal Bank Division

TROY MOORE

President, Iowa Savings Bank Division

TONY TRUSSELL

President, First Federal Sioux Falls Division

I. EUGENE RICHARDSON, JR.

President, Security State Bank

CHARLES B. FRIEDERICHS

Senior Vice President and Chief Information Officer

JON C. GEISTFELD

Senior Vice President and Chief Lending Officer

SANDRA K. HEGLAND

Senior Vice President of Human Resources

SUSAN C. JESSE

Senior Vice President of Compliance and Operations

                                 BANK DIRECTORS

         FEDERAL SAVINGS BANK                    SECURITY STATE BANK
         OF THE MIDWEST                          James S. Haahr, Chairman
         James S. Haahr, Chairman                Jeffrey N. Bump
         E. Wayne Cooley                         E. Wayne Cooley
         E. Thurman Gaskill                      E. Thurman Gaskill
         J. Tyler Haahr                          J. Tyler Haahr
         G. Mark Mickelson                       G. Mark Mickelson
         Rodney G. Muilenburg                    Rodney G. Muilenburg
         Jeanne Partlow                          Jeanne Partlow
         John Thune                              I. Eugene Richardson, Jr.
                                                 John Thune

                               2003 ANNUAL REPORT

                              INVESTOR INFORMATION

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders will convene at 1:00 pm on Monday, January 26, 2004. The meeting will be held in the Board Room of First Federal Savings Bank, Fifth at Erie, Storm Lake, Iowa. Further information with regard to this meeting can be found in the proxy statement.

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
Telephone: 800.368.5948
Email: invrelations@rtco.com
Web site: www.rtco.com

FORM 10-K

Copies of the Company's Annual Report on Form 10-K for the year ended September 30, 2003 (excluding exhibits thereto) may be obtained without charge by contacting:

INVESTOR RELATIONS
First Midwest Financial, Inc.
First Federal Building, Fifth at Erie
P.O. Box 1307
Storm Lake, Iowa  50588
Telephone: 712.732.4117
Email: invrelations@fmficash.com
Web site: www.fmficash.com

                      DIVIDEND AND STOCK MARKET INFORMATION

First Midwest Financial, Inc.'s common stock trades on the Nasdaq National Market under the symbol "CASH." The Wall Street Journal publishes daily trading information for the stock under the abbreviation, "FstMidwFnl," in the National Market Listing. Quarterly dividends for 2002 and 2003 were $0.13. The price range of the common stock, as reported on the Nasdaq System, was as follows:


                                 FISCAL YEAR 2003           FISCAL YEAR 2002
                                 LOW         HIGH           LOW         HIGH
--------------------------------------------------------------------------------
First Quarter                  $14.16       $16.57        $12.90        $14.10
Second Quarter                  15.88        17.16         12.95         14.25
Third Quarter                   16.21        19.25         13.44         14.50
Fourth Quarter                  18.37        24.50         12.90         15.45

Prices disclose inter-dealer quotations without retail mark-up, mark-down or commissions, and do not necessarily represent actual transactions.

      Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations, and regulatory restrictions. Restrictions on dividend payments are described in Note 13 of the Notes to Consolidated Financial Statements included in this Annual Report.

      As of September 30, 2003, First Midwest had 2,493,949 shares of common stock outstanding, which were held by 257 shareholders of record, and 252,589 shares subject to outstanding options. The shareholders of record number does not reflect approximately 433 persons or entities who hold their stock in nominee or "street" name.

      The following securities firms indicated they were acting as market makers for First Midwest Financial, Inc. stock as of September 30, 2003: Brokerage America, LLC; CIBC World Markets Corp.; Fig Partners, LLC; Friedman Billings Ramsey & Co.; FTN Midwest Research Secs.; Goldman, Sachs & Co.; Howe Barnes Investments, Inc.; Knight Equity Markets, L.P.; Sandler O'Neill & Partners; and Schwab Capital Markets.

                               2003 ANNUAL REPORT

                               [GRAPHIC OMITTED]

DIANA GONZALES PAULEY, Bilingual Mortgage Originator "Home ownership is an American dream. I enjoy sitting down with our customers and really getting to know them. What I learn helps me recommend a mortgage loan that is right for their budget and their lifestyle. I'm happiest when helping others."

Fun Facts: Makes homemade enchiladas for teammates and customers over lunch breaks. Volunteered 265 hours in the community this year.

[LOGO] First Midwest financial, Inc.
       People helping people

       First Federal Building
       Fifth at Erie
       P.O. Box 1307
       Storm Lake, Iowa 50588

       www.fmficash.com