Form 10-K, Exhibit 13
period 2004-09-30
FIRST MIDWEST FINANCIAL INC
filed 2004-12-22
CIK 907471

SAME PEOPLE.	SAME COMPANY.	NEW NAME.

2004 ANNUAL REPORT

First Federal Building Fifth at Erie P.O. Box 1307 Storm Lake, Iowa 50588 www.fmficash.com or metacash.com

Invest in us. Bank with us.

See how easy money management can be.

www.fmficash.com or metacash.com

We make money management easy.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands except Per Share Data)	2004	2003	2002	2001	2000

AT SEPTEMBER 30
Total assets	$780,799	$772,285	$607,648	$523,183	$505,590
Total loans, net	404,051	349,692	341,937	333,062	324,703
Total deposits	461,581	435,553	355,780	338,782	318,654
Shareholders’ equity	47,274	43,031	44,588	43,727	40,035
Book value per common share	$18.98	$17.25	$18.06	$17.71	$16.48
Total equity to assets	6.05%	5.57%	7.34%	8.36%	7.93%

FOR THE FISCAL YEAR
Net interest income	$17,769	$15,728	$13,700	$12,833	$14,177
Net income	3,987	3,397	2,157	1,910	2,328
Diluted earnings per share	$1.57	$1.36	$0.87	$0.78	$0.93
Return on average assets	.51%	.47%	.38%	.37%	.46%
Return on average equity	8.69%	7.57%	4.95%	4.57%	5.98%
Net yield on interest-earning assets	2.40%	2.31%	2.56%	2.59%	2.86%

      The Company and its subsidiaries exceed regulatory capital requirements.
      Banks are Members FDIC and Equal Housing Lenders.

LETTER TO SHAREHOLDERS

To Our Shareholders

THE SUCCESS WE HAVE ACHIEVED AS A COMMUNITY BANK IS A DIRECT RESULT
OF OUR COMMITMENT TO PROVIDE BOTH HANDS-ON SERVICE AND ONLINE
OPTIONS THAT MAKE CORE BANKING EASIER FOR OUR CUSTOMERS.

J. TYLER HAAHR
President and Chief Operating Officer

OUR NUMBERS TELL A STORY. IN LESS THAN TEN YEARS, WE HAVE MORE THAN DOUBLED OUR ASSET SIZE. MORE IMPORTANTLY, WE HAVE DONE IT PROFITABLY. THE GROWTH IN KEY BANKING AREAS, SUCH AS LOW-COST DEPOSITS AND QUALITY LOANS, CONTRIBUTES TO OUR NET INCOME AND OVERALL PROFITABILITY. THE EXPANSION IN OUR MARKETS AND IN NEW BUSINESS VENTURES HAVE OR ARE BEGINNING TO SHOW RETURNS. OUR STORY LOOKS PROMISING IN YEARS TO COME.

FUN FACTS: BORN ON FRIDAY THE 13TH. SERVED ON THE FIESTA BOWL COMMITTEE. COACHES KIDS IN MULTIPLE SPORTS.

WE ARE PLEASED TO REPORT  First Midwest Financial’s 2004 performance and the momentum that is building within our organization. The Company produced another year of double-digit loan and low-cost deposit growth, stellar loan quality, and an increase in overall profitability. We also announced our entrance into the prepaid debit card industry, a new alliance with a top midwestern insurance and investment firm, and plans for more banks united under one name.

      Earnings rose 17.4 percent, with net income of $4.0 million or $1.57 per diluted share for the fiscal year ended September 30, 2004. This compares to $3.4 million or $1.36 per diluted share the previous year. The 17.4 percent increase follows growth of 57.5 percent and 12.9 percent the previous two years.

      The Company’s sale of its Manson, Iowa branch office and the start-up costs associated with its new prepaid card division, Meta Payment Systems, affected 2004 earnings. The Manson branch sale in January 2004 provided a net gain, after income taxes, of $699 thousand. Earnings per diluted share increased by $.28 for the year as a result of the sale. Conversely, earnings were reduced by $490 thousand or $.20 per diluted share due to the start-up costs associated with the Company’s entry into the prepaid card industry.

      Excluding the profit from our Manson branch sale and the Meta Payment Systems start-up costs, net income would have been $3.8 million for the year ended September 30, 2004 or a 11.2 percent increase from the previous fiscal year.

      Net interest income rose 13.0 percent, or $2.0 million, compared to the previous fiscal year. Loan-to-deposit interest rate spreads were wider in 2004 due, in part, to our growth in low-cost deposit balances (checking, money market, and savings accounts) and in originated commercial loans.

      Low-cost deposit balances grew a record 48.4 percent and total deposit balances grew 9.7 percent the past year, excluding the impact of our Manson branch sale. The Company’s drive to increase low-cost deposits is not new. During the past five years, the Company has achieved a 151.8 percent increase in low-cost deposit balances and a 56.7 percent increase in total deposit balances, excluding the Manson branch sale.

      Our commitment to attract low-cost deposits has shifted the percentage of low-cost funds from 24.7 percent of total deposits to 43.7 percent during the past five years. The shift directly improves loan-to-deposit interest rate spreads and enhances the Company’s ability to cultivate banking relationships that start from core services.

LETTER TO SHAREHOLDERS

	FMFI	NAT	NAB	IAB

LOAN QUALITY AND ALLOWANCE COMPARISON
Delinquent Loans >30 Days to Total Loans	0.28%	NA	NA	NA
Non-Performing Loans to Total Loans	0.18%	0.59%	0.96%	0.64%
Non-Performing Assets to Total Assets	0.09%	0.48%	0.62%	0.49%
Net Charge-Offs to Average Loans	0.02%	0.27%	0.68%	0.14%
(Fiscal Year Annualized)
Allowance for Loan Losses to Total Loans	1.31%	0.77%	1.62%	1.27%
Allowance for Loan Losses to Non-Performing Loans	754%	130%	169%	198%

FMFI (First Midwest Financial, Inc.) statistics are as of September 30, 2004. The most current statistics available for NAT (National Average Thrift), NAB (National Average Bank), and IAB (Iowa Average Bank) are as of June 30, 2004. Peer group data, institutions with assets greater than $100 million, is taken from the FDIC.

      As our concentration and volume of originated commercial loans increase, the Company benefits with the related deposit accounts, better loan-to-deposit spreads, less interest rate sensitivity, and more fee income. Originated commercial loans grew $33.6 million, or 19.3 percent, during fiscal 2004. This follows 43.5 percent and 67.5 percent increases in 2003 and 2002 respectively.

      Credit quality ratios outpaced the Company’s state and national peer group for the fourth consecutive year.(1) Our diligent emphasis on credit quality resulted in less than $80 thousand of net loan charge offs and lower non-performing loans during fiscal 2004. Exceptional credit quality combined with a rapidly growing loan portfolio position the Company for more success.

      The Company announced its entrance into the prepaid debit card industry in May 2004. Meta Payment Systems, a division of First Federal Savings Bank of the Midwest, will issue prepaid cards through turnkey solutions for banks, card processors, and third-party distributors across the country. This new venture for the Company opens the door for profitable growth opportunities in the expanding area of prepaid cards and related payment systems services.

      We are pleased to work with Brad Hanson, a pioneer in the prepaid card industry, and members of the Meta Payment Systems team who have proven track records for creating value and profitability in this emerging market. The division’s start-up operations are progressing, and it issued its first cards in August 2004.

      In June 2004, First Midwest Financial announced its alliance with Bill Markve and Associates (BM&A), one of the Midwest’s leading full-service insurance and investment firms. The Company’s affiliation with BM&A offers customers an opportunity to purchase stocks; bonds; fixed and variable annuities; mutual funds; and a wider array of insurance options such as life, disability, long-term care, property and casualty, and group and individual health insurance.

      In November 2004, director John Thune was elected to the United States Senate from the State of South Dakota. Due to his election and new responsibilities, Senator-elect Thune resigned from our board effective November 12, 2004. We thank him for his dedicated service to our company and wish him well as he serves South Dakota and our country in the United States Senate.

JAMES S. HAAHR
Chairman of the Board and Chief Executive Officer

OUR COMPANY HAS A STRONG HISTORY OF HELPING PEOPLE. ONE OF THE MOST REWARDING PARTS OF MY JOB TODAY IS TO SEE OTHERS SUCCEED. IT IS GRATIFYING TO SEE A BANK ASSOCIATE EARN A PROMOTION OR TO SEE CUSTOMERS REACH THEIR FINANCIAL GOALS. I FIRMLY BELIEVE THAT EACH OF US CAN MAKE A DIFFERENCE IN THE LIVES OF OTHERS.

FUN FACTS: TAUGHT GRANDCHILDREN HOW TO PLAY “TRAP AND CHASE” GAME. HAD FIRST HOLE- IN-ONE IN 2001. ENJOYS ATTENDING MAJOR SPORTING EVENTS WITH FAMILY.

(1) Based on reports distributed by the FDIC.

LETTER TO SHAREHOLDERS

Looking Ahead

ELLEN MOORE
Senior Vice President of Marketing and Sales

WHAT AN OPPORTUNE TIME TO BE A CUSTOMER, AN EMPLOYEE, AND A SHAREHOLDER. THANKS TO YEARS OF PROGRESS, EACH OF US IS BENEFITING FROM STREAMLINED OPERATIONS, A BETTER AND CONSISTENT PRODUCT MIX, NEW BUSINESS VENTURES, AND MORE LOCATIONS AND SERVICES— SOON TO BE UNITED UNDER ONE META NAME. IT IS REWARDING TO EXPERIENCE FIRST-HAND THE TEAMWORK AND MOMENTUM THAT CONTINUES TO BUILD WITHIN OUR ORGANIZATION.

FUN FACTS: AVID RUNNER. LIKES TO PLAY HIDE-N-SEEK WITH HER TWO CHILDREN. EXPECTING TWINS BEFORE YEAR END.

DURING THE FIRST HALF OF 2005, First Midwest Financial, Inc. will become Meta Financial Group, Inc., pending shareholder approval. Meta Financial Group, Inc. will be marketed under the trade name Meta Financial Group. The name change will not affect the ownership of the Company. We will keep our ticker symbol “CASH,” and shareholders who possess physical stock certificates will be able to keep them.

      The “Meta” name change fits within the Company’s long-term strategic plan and is symbolic of positive change. It will unify our affiliates under one common identifying name: MetaBank, MetaBank West Central, Meta Trust, and Meta Payment Systems. We are excited about the opportunities ahead. First, one name allows us to create a consistent brand image throughout all affiliates that makes it easier for customers to identify us and differentiate us from competitors. Second, we improve operating efficiencies that impact the bottom line and will improve shareholder value over time. Third, when the transition is completed, our customers benefit by being able to transact business in any MetaBank office.

      The Company continues to expand banking operations in Sioux Falls, South Dakota and in the Des Moines, Iowa metropolitan area. The Company opened a second full-service bank facility in Sioux Falls, ahead of schedule and on budget, in May 2004. A third full-service retail bank is expected to open in Sioux Falls in late 2005 while a fifth full-service bank facility is expected to open in West Des Moines in mid 2005.

      At First Midwest Financial, we understand that growth and success do not happen by chance. Our talented team of associates has carefully planned and implemented key initiatives to get us where we are today. It is this team that will drive future success and carry forward a simple credo that our founder, Stanley H. Haahr, believed when he opened the doors more than fifty years ago: “Take care of the people.”

      Our goal is to make money management easy for customers through every life change. We know banking is not just about money. It is about making money work so customers have more time for what is really important in life.

      Our team remains dedicated to increasing shareholder value and enhancing your return. Thank you for investing in our company.

JAMES S. HAAHR Chairman of the Board & CEO	J. TYLER HAAHR President & COO

COMPANY STRUCTURE AND PROFILE

COMPANY STRUCTURE

COMPANY PROFILE

First Midwest Financial, Inc. is a $781 million bank holding company for First Federal Savings Bank of the Midwest and Security State Bank. Headquartered in Storm Lake, Iowa, the Company converted from mutual ownership to stock ownership in 1993. In June 2004, the Company announced plans to change its name to Meta Financial Group, Inc. during the first half of 2005, pending shareholder approval. Its primary business is marketing deposits, loans, and other financial services and products to meet the needs of its commercial, agricultural, and retail customers.

      First Midwest operates under a super-community banking philosophy that allows the Company to grow while maintaining its community bank roots, with local decision making and customer service. Administrative functions, transparent to the customer, are centralized to enhance the banks’ operational efficiencies and to improve customer service capabilities.

      First Federal Savings Bank of the Midwest is a federally charted thrift with five divisions: First Federal Savings Bank Northwest Iowa Market, Brookings Federal Bank Market, Iowa Savings Bank Market, First Federal Savings Bank Sioux Empire Market, and Meta Payment Systems. Security State Bank is a state-chartered commercial bank. Seventeen offices support customers in Brookings and Sioux Falls, South Dakota, and throughout central and northwest Iowa. The banks plan to operate under the MetaBank signature during the first half of 2005.

      First Services Trust Company, a subsidiary of First Midwest Financial, Inc., provides professional trust services. First Services Trust Company will change its name to Meta Trust in 2005.

      The Company is affiliated with Bill Markve and Associates to offer a wide range of non-insured investment and insurance products to customers through Ameritas Investment Corporation and other companies.

VISION

Provide a financial services home that customers appreciate, return to, and refer friends with confidence.

MISSION

Make money management easy for customers through every life change.

BANK HIGHLIGHTS

Life changes. Bank easy.

PEOPLE HELPING PEOPLE.

CORRINE PALMER
Assistant Cashier,
Customer Service Representative Supervisor

I AM PROUD TO WORK FOR A COMPANY THAT CARES SO MUCH ABOUT ITS CUSTOMERS AND THE COMMUNITIES IT SERVES. WE ARE ALWAYS LOOKING FOR WAYS TO MAKE BANKING EASIER. WHEN I SEE CUSTOMERS AT LOCAL BALL GAMES OR COMMUNITY EVENTS, I FEEL ASSURED THAT WE PROVIDE THEM WITH THE BEST SERVICE AND FINANCIAL RESOURCES AVAILABLE.

FUN FACTS: ENJOYS CAMPING WITH HER HUSBAND, TWO CHILDREN, AND HER SHIH TZU PUPPY NAMED EMMA. VOLUNTEERED 214 HOURS IN THE COMMUNITY THIS YEAR. ELECTED OFFICER OF THE GUTHRIE COUNTY YOUTH FOUNDATION.

“TAKE CARE OF THE PEOPLE” is a core philosophy our founder, Stan Haahr, shared with employees back in 1954—and still shares today when he visits with bank associates. This basic principal has flourished into programs and training dedicated to building long-term relationships based on trust, integrity, and old-fashioned hard work.

      Our Integrity Selling program trains bank associates to actively listen to customers’ needs and proactively offer products and services designed to meet those needs—all with each customer’s best interest in mind. We know that customers are the reason we are in business.

      We also respect the special connection we have to our communities just by the nature of our business. Lending money for a first home, a new business, and other life events are ways our banks work to enhance people’s lives.

      Our company actively participates in the federal Community Reinvestment Act (CRA) to meet the credit needs in our communities. Your business with us is reinvested back into our neighborhoods to make them better places to live, work and play.

      Employee time and bank resources are dedicated to make positive changes in our communities. Here are a few examples:

•	This year 130 employees volunteered more than 18,650 hours of service to 565 local community groups and projects.

•	Touchdown Scholarship programs are established at local schools. To date we have donated a total of $18,500 to help students fund higher education.

•	We initiated an annual charity cookout that has raised more than $53,000 for local charities and schools during the past five years.

•	Our bank associates have educated more than 6,000 students through Teach Children to Save and In Charge Credit presentations during the past five years.

•	This year we received city and state recognition for our Habitat for Humanity Holiday Loan program and the volunteer efforts associated with it. We donated more than $5,000 and volunteered 170 hours within a two-month period.

      When you get right down to it, we are in the business of helping people. Our success comes from the efforts of talented people working together to do the right things right—for our customers, for our communities, and for each other.

BANK HIGHLIGHTS

Life changes. Bank easy.

MAKING YOUR MONEY WORK FOR YOU.

THE ONLY CONSTANT IN LIFE IS CHANGE. Whether you are focused on buying a home or planning for retirement, our mission is to make money management easy for you through every life change. That means offering unique resources and hands-on service that guide you through whatever life throws your way.

      Our Life Change Specialists are trained to do just that. From graduation, to a new baby, to retirement, we offer detailed checklists and experts who can personally assist you with more than just financial matters. That is because our people truly care.

      We know banking is not just about money. It is about you. A great bank gives you choices, and has people ready to work with you every step of the way. Our company puts your money to work, no matter where you are in life, so you have less worries and more time for what is really important… living life.

HOW CAN WE MAKE MONEY MANAGEMENT EASIER FOR YOU?

PERSONAL FINANCIAL SERVICES
Checking Choices
Check Imaging
Online Express Check Reorder
Online Banking
Online Bill Payment
24-Hour Telephone Banking
Overdraft Protection
Privileged Status PhotoSecure™ Debit Card
Privileged Status ATM Card
Money Market
Silver Savings
Moola Moola Kids Savings Club
Certificates of Deposit
Change Kit
Commercial Lending
Mortgage Lending
Agricultural Lending
Consumer Lending
Lines of Credit
Ready Reserve
24-Hour Online Loan Applications
Credit Cards
Retirement Planning
Credit Life and Disability Insurance
Mortgage Life and Disability Insurance
Direct Deposits
Automatic Payment
Safe Deposit Boxes
Notary Service and Signature Guarantee
Travelers Cheques
Cashier’s Checks
American Express Gift Checks
Award-Winning Web Sites

INVESTMENT AND INSURANCE SERVICES(1)
Stocks
Bonds
Mutual Funds
Fixed and Variable Annuities
Property and Casualty Insurance
Life Insurance
Disability Insurance
Long-term Care Insurance
Retirement Planning
Tax-advantaged Investments

TRUST SERVICES
Trust and Estate Planning
Investment Management Services
Custody Services
Retirement Planning
Employee Benefit Services

PHYLLIS WHEELER
Assistant Branch Manager

WHAT I LIKE MOST ABOUT OUR COMPANY IS THAT WE REALLY GET TO KNOW OUR CUSTOMERS. I GREW UP IN THE HIGHLAND PARK NEIGHBORHOOD AND WHEN CUSTOMERS CALL OR STOP IN OUR OFFICE, I KNOW THEM BY NAME. AT THE END OF THE DAY, IT IS REWARDING TO KNOW THAT I MAKE THEIR LIVES A LITTLE BETTER BY PROVIDING FINANCIAL SERVICES DESIGNED TO FIT THEIR LIFESTYLES.

FUN FACTS: MAKES DELICIOUS EGG ROLLS—WHICH RARELY LAST THROUGH BANK GATHERINGS. ENJOYS READING AND HISTORY. MEMBER OF THE HIGHLAND PARK BUSINESS CLUB.

(1)  Non-traditional bank products offered through Bill Markve and Associates via Ameritas Investment Corporation are not FDIC insured, nor are they guaranteed by the banks of First Midwest or any affiliate.

BANK HIGHLIGHTS

Life changes. Bank easy.

MAKING YOUR BUSINESS BETTER.

GARY G. SIEVERDING
Vice President
Business Banking

IN MY TWENTY-ONE YEARS OF BANKING, THE BEST JOB REWARD IS TO SEE CUSTOMERS HAVE SUCCESS AND TO SEE THEIR NET WORTH GROW. OUR BUSINESS CUSTOMERS KNOW THAT WHEN THEY CALL WITH QUESTIONS OR REQUESTS, THEY GET ANSWERS. MAYBE THAT IS WHY WE CONTINUE TO SEE OUR BUSINESS BANKING REFERRALS AND ACCOUNTS GROW.

FUN FACTS: 25-YEAR CHURCH CANTOR AND CHOIR MEMBER. HOSTED FOREIGN EXCHANGE STUDENTS FROM HUNGARY AND POLAND. ACTIVE IN THE SIOUX FALLS HUMAN RELATIONS COMMISSION AND DOWNTOWN LIONS CLUB.

IT TAKES MORE THAN JUST A GOOD IDEA AND HARD WORK TO RUN A SUCCESSFUL BUSINESS.  You need the right people, the right product, and the right location. Now, more than ever before, you also need the right financial partner.

      We know that as your business changes, so do your financial needs. From business start ups to multi-market expansions, our hometown know-how and big bank resources can give your business the financial backing it needs to reach its true potential.

      Let us roll up our sleeves and work with you every step of the way. We keep it simple so you have more time and more money to get down to business.

HOW CAN WE MAKE MONEY MANAGEMENT EASIER FOR YOUR BUSINESS?

BUSINESS FINANCING SERVICES
Commercial Real Estate Loans
Lines of Credit
Term Loans
Equipment Financing
Construction Lending
Management Buyouts
Employee Stock Ownership Plan Financing
Specialized Industries
Small Business Administration (SBA) Lending
Beginning Farmer Loan Programs
Crop Loans and Insurance
Livestock Loans
Alternative Lending Options
Letters of Credit

CASH MANAGEMENT SOLUTIONS
Business Advantage Checking
Monthly, Quarterly, or Annual Analysis
Business Money Market Accounts
Interest Advantage Accounts for Non-Profit Entities
Check Imaging
Online Balance and Activity Reporting
Loan and Investment Sweeps
Zero Balance Accounts
Online Services and Administration
Automated Clearinghouse Origination
Automated Payroll Services
Domestic and International Wire Transfers
Federal Tax Payments
Ready Reserve Overdraft Protection
Cash Concentration Services

OTHER SERVICES
Business Retirement Planning
Personal Trust Services
Merchant Credit Card Processing
Business Credit Cards
Online Business Resource Center
Business and Cash Management Planning
Award-Winning Web Sites

First Midwest Financial, Inc. and Subsidiaries

SELECTED CONSOLIDATED FINANCIAL INFORMATION

SEPTEMBER 30,	2004	2003	2002	2001	2000

SELECTED FINANCIAL CONDITION DATA
(In Thousands)

Total assets	$780,799	$772,285	$607,648	$523,183	$505,590
Loans receivable, net	404,051	349,692	341,937	333,062	324,703
Securities available for sale	322,524	366,075	218,247	145,374	147,479
Excess of cost over net assets acquired, net	3,403	3,403	3,403	3,403	3,768
Deposits	461,581	435,553	355,780	338,782	318,654
Total borrowings	269,109	291,486	205,266	138,344	143,993
Shareholders’ equity	47,274	43,031	44,588	43,727	40,035

YEAR ENDED SEPTEMBER 30,

SELECTED OPERATIONS DATA
(In Thousands, Except Per Share Data)

Total interest income	$36,180	$35,179	$35,434	$38,224	$38,755
Total interest expense	18,411	19,451	21,734	25,391	24,578

Net interest income	17,769	15,728	13,700	12,833	14,177
Provision for loan losses	489	350	1,090	710	1,640

Net interest income after provision for loan losses	17,280	15,378	12,610	12,123	12,537
Total noninterest income	3,596	3,555	2,781	1,492	782
Total noninterest expense	14,830	13,858	12,268	10,695	9,408

Income before income taxes	6,046	5,075	3,123	2,920	3,911
Income tax expense	2,059	1,678	966	1,010	1,583

Net income	$3,987	$3,397	$2,157	$1,910	$2,328

Earnings per common and common equivalent share:

Basic earnings per share	$1.61	$1.37	$0.88	$0.79	$0.95
Diluted earnings per share	$1.57	$1.36	$0.87	$0.78	$0.93

YEAR ENDED SEPTEMBER 30,

SELECTED FINANCIAL RATIOS AND OTHER DATA

PERFORMANCE RATIOS

Return on average assets	0.51%	0.47%	0.38%	0.37%	0.46%
Return on average shareholders’ equity	8.69%	7.57%	4.95%	4.57%	5.98%
Interest rate spread information:
Average during the year	2.27%	2.18%	2.37%	2.24%	2.46%
End of year	2.28%	1.90%	2.53%	2.21%	2.32%
Net yield on average interest-earning assets	2.40%	2.31%	2.56%	2.59%	2.86%
Ratio of operating expense to average total assets	1.91%	1.93%	2.16%	2.09%	1.85%

QUALITY RATIOS

Non-performing assets to total assets at end of year	0.09%	0.28%	0.58%	0.49%	0.34%
Allowance for loan losses to non-performing loans	754.35%	492.75%	220.33%	240.02%	1,156.13%

CAPITAL RATIOS

Shareholders’ equity to total assets at end of period	6.05%	5.57%	7.34%	8.36%	7.93%
Average shareholders’ equity to average assets	5.91%	6.25%	7.68%	8.17%	7.67%
Ratio of average interest-earning assets to average
interest-bearing liabilities	105.01%	104.53%	104.86%	106.90%	108.02%

OTHER DATA

Book value per common share outstanding.	$18.98	$17.25	$18.06	$17.71	$16.48
Dividends declared per share	$0.52	$0.52	$0.52	$0.52	$0.52
Dividend payout ratio	32%	38%	59%	65%	55%
Number of full-service offices	17	16	15	14	14

First Midwest Financial, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

MANAGEMENT’S DISCUSSION AND ANALYSIS

GENERAL

First Midwest Financial, Inc. (the “Company” or “First Midwest”) is a bank holding company whose primary subsidiaries are First Federal Savings Bank of the Midwest (“First Federal”) and Security State Bank (“Security”). The Company was incorporated in 1993 as a unitary non-diversified savings and loan holding company and, on September 20, 1993, acquired all of the capital stock of First Federal in connection with First Federal’s conversion from mutual to stock form of ownership. On September 30, 1996, the Company became a bank holding company in conjunction with the acquisition of Security.

      The Company focuses on establishing and maintaining long-term relationships with customers, and is committed to serving the financial service needs of the communities in its market area. The Company’s primary market area includes the following counties: Adair, Buena Vista, Dallas, Guthrie, Pocahontas, Polk, and Sac located in Iowa, and the counties of Brookings, Lincoln and Minnehaha located in east central South Dakota. The Company attracts retail deposits from the general public and uses those deposits, together with other borrowed funds, to originate and purchase residential and commercial mortgage loans, to make consumer loans, and to provide financing for agricultural and other commercial business purposes.

      The Company’s basic mission is to maintain and enhance core earnings while serving its primary market area. As such, the Board of Directors has adopted a business strategy designed to (i) maintain the Company’s tangible capital in excess of regulatory requirements, (ii) maintain the quality of the Company’s assets, (iii) control operating expenses, (iv) maintain and, as possible, increase the Company’s interest rate spread, and (v) manage the Company’s exposure to changes in interest rates.

CORPORATE DEVELOPMENTS IN FISCAL 2004

On January 9, 2004, the Company announced that First Federal completed the sale of its branch office in Manson, Iowa, which had been announced on October 6, 2003. Deposits totaling $16,103,000, loans totaling $731,000, and office building and equipment were transferred to the purchaser. The transaction resulted in a gain of $1,113,000, which, net of income taxes, amounted to $699,000.

      On May 6, 2004, the Company announced that First Federal had started the process of forming of a new operating division to position the Company to take advantage of opportunities in the growing area of prepaid debit cards and related systems and services. On May 4, 2004, the first five members of the management group leading this new division joined First Federal. These individuals have extensive experience and a proven track record for creating value and profitability in this emerging market. As of September 30, 2004, the division had a total of seventeen (17) employees, operating under the name Meta Payment Systems. The first cards for the operation were issued during the fourth quarter of the fiscal year ended September 30, 2004. As the development process continues, it is anticipated that additional staffing will be needed over the next twelve (12) to eighteen (18) months. The division is based in Sioux Falls, South Dakota, where First Federal recently opened a second banking office. While results are subject to change and cannot be predicted with certainty, it is expected the first twelve months of operations will result in an operating loss of approximately $1.1 million, net of income taxes, and the second year of operations will be break-even, or result in a small profit, net of income taxes. It is anticipated the third year will result in income, net of income taxes, sufficient for the three-year cumulative operations of the division to become positive. Actual results for the division through September 30, 2004 produced an operating loss of $490,000, net of income taxes, which reduced diluted earnings per share for the fiscal year by $.20 per share.

      On May 26, 2004, the First Federal opened its second office in Sioux Falls, South Dakota. Construction of the facility, which had been announced earlier in the fiscal year, was completed ahead of schedule. As a result of opening a new branch office, additional expenses were incurred, primarily in compensation and benefits, and in costs associated with owning, operating and maintaining an office building.

      On June 30, 2004, the Company announced that First Federal’s wholly-owned subsidiary, First Services Financial Limited, had entered into an agreement with Bill Markve and Associates to provide non-insured investment services and full-line insurance services in First Federal’s branch locations. Previously, First Services Financial Limited had offered similar services through its own staff in an agreement with a securities firm.

      During the third quarter of the fiscal year, the Company announced that it will change its name to Meta Financial Group during the first half of calendar 2005, subject to shareholder approval. The Company’s subsidiary bank divisions will all change to a form of the name MetaBank and First Services Trust Corporation will become MetaTrust. The Meta name is symbolic of positive change and expands on the existing operating philosophy of the Company and its subsidiaries to make money management easy for individuals and businesses through every life change. The Company’s stock will continue to trade on the NASDAQ National Market under the symbol “CASH”.

      During the fourth quarter of fiscal year 2004, the First Federal received approval to establish two new office facilities. One will be the third location in Sioux Falls, South Dakota, and the other will be in West Des Moines, Iowa, the fifth location in the Des Moines metropolitan area. Construction on both offices is expected to begin in the fourth quarter of calendar 2004, weather permitting. It is anticipated that the West Des Moines office will open late in the second quarter or early in the third quarter of calendar 2005, while the Sioux Falls location will open for business late in the third quarter or early in the fourth quarter of calendar 2005. Funds for capital improvements of this type will come from the normal operations of the Company.

FINANCIAL CONDITION

The following discussion of the Company’s consolidated financial condition should be read in conjunction with the Selected Consolidated Financial Information and Consolidated Financial Statements and the related notes included elsewhere herein.

      The Company’s total assets at September 30, 2004 were $780.8 million, an increase of $8.5 million, or 1.1%, from $772.3 million at September 30, 2003. The increase in assets was due primarily to an increase in net loans receivable, which was funded primarily by a decrease in securities available for sale, and increases in deposits and advances from the FHLB, offset in part by a decrease in securities sold under agreements to repurchase.

First Midwest Financial, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

      The Company’s portfolio of securities available for sale decreased $43.6 million, or 11.9%, to $322.5 million at September 30, 2004 from $366.1 million at September 30, 2003. The Company’s portfolio of securities available for sale consists primarily of mortgage-backed securities, most with balloon maturities, which have relatively short expected average lives and limited maturity extension. During fiscal 2004, purchases of securities available for sale decreased to $46.2 million from $431.7 million in 2003. While repayment and prepayment of principal also decreased, to $89.2 million in 2004 from $185.8 million in 2003, such payments exceeded new purchases. Excess funds provided by repayment of securities were used to fund loan growth. (See Note 3 of Notes to Consolidated Financial Statements.)

      The Company’s portfolio of net loans receivable increased by $54.4 million, or 15.5%, to $404.1 million at September 30, 2004 from $349.7 million at September 30, 2003. The increase is net of $731,000 of loan balances that were transferred to the purchaser of the Manson, Iowa branch office. Net loans receivable increased as a result of the increased origination of commercial and multi-family real estate loans on existing and newly constructed properties and the increased origination of commercial business loans. In addition, the increase reflects an increase in consumer loans. Conventional one to four family residential mortgage loans declined as existing originated and purchased loans were repaid in amounts greater than new originations retained in portfolio during the period. (See Note 4 of Notes to Consolidated Financial Statements.)

      The Company’s investment in FHLB stock increased $122,000, or 1.1%, to $11.1 million at September 30, 2004 from $10.9 million at September 30, 2003. The increase is due to an increase in the level of borrowings from the FHLB, which require a calculated level of stock investment based on a formula determined by the FHLB.

      Customer deposit balances increased by $26.0 million, or 6.0%, to $461.6 million at September 30, 2004 from $435.6 million at September 30, 2003. This increase is net of $16.1 million in deposit balances that were transferred to the purchaser of the Manson, Iowa branch office. The increase in deposits reflects the opening of a new office in Sioux Falls, South Dakota and management’s continued efforts to enhance deposit product design and marketing programs. Deposit balances increased for non-interest-bearing demand accounts and interest-bearing transaction accounts, which include savings, NOW and money market demand accounts, in the amounts of $2.0 million and $57.8 million, respectively. These increases were partially offset by a decrease of $33.8 million in certificates of deposit. Included in the decrease in certificates of deposit is a $24.5 million decrease in jumbo certificates of deposit. The overall increase in deposits, along with the net decrease in securities available for sale, was used to reduce securities sold under agreements to repurchase and fund loan growth during the period. (See Note 7 of Notes to Consolidated Financial Statements.)

      The Company’s borrowings from the Federal Home Loan Bank increased by $2.5 million, or 1.1%, to $226.3 million at September 30, 2004 from $223.8 million at September 30, 2003. The balance in securities sold under agreements to repurchase decreased by $25.2 million, or 43.6%, to $32.5 million at September 30, 2004 from $57.7 million at September 30, 2003. The overall decrease in borrowings was more than offset by the increase in deposits. (See Notes 8 and 9 of Notes to Consolidated Financial Statements.)

      Shareholders’ equity increased $4.2 million, or 9.9%, to $47.3 million at September 30, 2004 from $43.0 million at September 30, 2003. The increase in shareholders’ equity was primarily due to net income and a decrease in unrealized loss on securities available for sale in accordance with SFAS 115, which were partially offset by dividends paid to shareholders and the purchase of treasury stock during the period. (See Note 15 of Notes to Consolidated Financial Statements.)

RESULTS OF OPERATIONS

The following discussion of the Company’s results of operations should be read in conjunction with the Selected Consolidated Financial Information and Consolidated Financial Statements and the related notes included elsewhere herein.

      The Company’s results of operations are primarily dependent on net interest income, non-interest income, operating expenses and income tax expense. Net interest income is the difference, or spread, between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities. The interest rate spread is affected by regulatory, economic, and competitive factors that influence interest rates, loan demand, and deposit flows. The Company, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets mature or reprice at different times, or on a different basis, than its interest-bearing liabilities.

      The Company’s non-interest income consists primarily of fees charged on transaction accounts, which help offset the costs associated with establishing and maintaining these deposit accounts. In addition, non-interest income is derived from gains or losses on the sale of loans and securities available for sale. Additionally, non-interest income has been derived from the activities of First Federal’s wholly-owned subsidiary, First Services Financial Limited, which was engaged in the sale of various non-insured investment products, and the activities of First Services Trust Company, a wholly-owned subsidiary of First Midwest, that provides a variety of professional trust services. The products and services previously offered directly by First Services Financial Limited are now being offered through an arrangement with Bill Markve and Associates.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2004 AND SEPTEMBER 30, 2003

GENERAL

Net income for the year ended September 30, 2004 increased $590,000, or 17.4%, to $3,987,000, from $3,397,000 for the year ended September 30, 2003. The increase in net income reflects an increase in net interest income and a small increase in non-interest income, which were partially offset by an increase in non-interest expense and a small increase in provision for loan losses.

First Midwest Financial, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following table sets forth the weighted average effective interest rate on interest-earning assets and interest-bearing liabilities at the end of each of the years presented.

AT SEPTEMBER 30,	2004	2003	2002

WEIGHTED AVERAGE YIELD ON
Loans receivable	6.04%	6.17%	7.02%
Mortgage-backed securities available for sale	3.81	2.87	5.29
Securities available for sale	2.50	2.23	2.85
FHLB stock	2.25	3.00	3.00
Combined weighted average yield on interest-earning assets	4.94	4.42	6.16

WEIGHTED AVERAGE RATE PAID ON
Demand, NOW and money market demand deposits	1.22	0.83	1.27
Savings deposits	1.32	1.14	1.46
Time deposits	2.81	2.78	4.07
FHLB advances	3.62	3.40	5.46
Other borrowed money	3.23	1.71	2.36
Combined weighted average rate paid on interest-bearing liabilities	2.66	2.52	3.63

Spread	2.28	1.90	2.53

RATE/VOLUME ANALYSIS

The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes in interest income or expense related to changes in outstanding balances and those due to the levels and volatility of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.

YEAR ENDED SEPTEMBER 30,	2004 VS. 2003			2003 VS. 2002

(in Thousands)	Increase (Decrease) Due to Volume	Increase (Decrease) Due to Rate	Total Increase (Decrease)	Increase (Decrease) Due to Volume	Increase (Decrease) Due to Rate	Total Increase (Decrease)

INTEREST-EARNING ASSETS
Loans receivable	$1,981	$(1,820)	$161	$360	$(1,575)	$(1,215)
Mortgage-backed securities available for sale	991	(20)	971	4,876	(3,355)	1,521
Securities available for sale	6	(72)	(66)	(84)	(535)	(619)
FHLB stock	25	(90)	(65)	72	(14)	58

Total interest-earning assets	$3,003	$(2,002)	$1,001	$5,224	$(5,479)	$(255)

INTEREST-BEARING LIABILITIES
Demand, NOW and money market deposits	$202	$(12)	$190	$236	$(398)	$(162)
Savings deposits	249	19	268	32	(63)	(31)
Time deposits	805	(2,115)	(1,310)	693	(3,468)	(2,775)
FHLB advances	973	(721)	252	2,414	(2,008)	406
Other borrowed money	(966)	526	(440)	734	(455)	279

Total interest-bearing liabilities	$1,263	$(2,303)	$(1,040)	$4,109	$(6,392)	$(2,283)

Net effect on net interest income	$1,740	$301	$2,041	$1,115	$913	$2,028

First Midwest Financial, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

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

YEAR ENDED SEPTEMBER 30,	2004			2003			2002

(Dollars in Thousands)	Average Outstanding Balance	Interest Earned /Paid	Yield /Rate	Average Outstanding Balance	Interest Earned /Paid	Yield /Rate	Average Outstanding Balance	Interest Earned /Paid	Yield /Rate

INTEREST-EARNING ASSETS
Loans receivable(1)	$374,450	$24,260	6.48%	$343,879	$24,099	7.01%	$338,736	$25,314	7.47%
Mortgage-backed securities available for sale	317,489	10,871	3.42	288,560	9,900	3.43	146,435	8,379	5.72
Securities available for sale	38,886	828	2.13	38,623	894	2.31	42,273	1,513	3.58
FHLB stock	10,362	221	2.13	9,188	286	3.11	6,861	228	3.32

Total interest-earning assets	741,187	$36,180	4.88%	680,250	$35,179	5.17%	534,305	$35,434	6.63%

Non-interest-earning assets	34,477			37,737			32,374

Total assets	$775,664			$717,987			$566,679

INTEREST-BEARING LIABILITIES
Demand, NOW and money market
demand deposits	$112,817	$1,289	1.14%	$95,118	$1,099	1.16%	$74,656	$1,261	1.69%
Savings deposits	36,236	475	1.31	17,239	207	1.20	14,582	238	1.63
Time deposits	304,322	7,875	2.59	273,214	9,185	3.36	252,606	11,960	4.73
FHLB advances	203,135	7,549	3.72	176,961	7,297	4.12	118,415	6,891	5.82
Other borrowed money	49,287	1,223	2.48	88,209	1,663	1.89	49,288	1,384	2.81

Total interest-bearing liabilities	705,797	$18,411	2.61%	650,741	$19,451	2.99%	509,547	$21,734	4.27%

Non-interest-bearing:
Deposits	19,419			15,375			10,105
Liabilities	4,582			6,978			3,501

Total liabilities	729,798			673,094			523,153
Shareholders’ equity	45,866			44,893			43,526

Total liabilities and shareholders’ equity	$775,664			$717,987			$566,679

Net interest-earning assets	$ 35,390			$ 29,509			$ 24,758

Net interest income		$17,769			$15,728			$13,700

Net interest rate spread			2.27%			2.18%			2.37%

Net yield on average interest-earning assets			2.40%			2.31%			2.56%

Average interest-earning assets to average
interest-bearing liabilities	105.01%			104.53%			104.86%

(1) Calculated net of deferred loan fees (which are not material), loan discounts, loans in process and allowance for loan losses.

NET INTEREST INCOME

Net interest income for the year ended September 30, 2004 increased by $2,041,000, or 13.0%, to $17,769,000 compared to $15,728,000 for the period ended September 30, 2003. The increase in net interest income reflects a $60.9 million increase in the average balance of interest-earning assets, and an increase in the net yield on average earning assets. The net yield on average earning assets increased to 2.40% for the period ended September 30, 2004 from 2.31% for the same period in 2003. The increase in net yield on average earning assets was due primarily to balance sheet growth during the year as the result of the growth in loans receivable. The average interest rate spread between loans and deposits increased to 4.35% for the fiscal year ended September 30, 2004 from 4.29% for the previous year. The increase in spread reflects a reduction in the average cost of deposits due to an increase in the level of lower cost transactional deposit accounts and an increased percentage of originated commercial loans at relatively higher yields during the period. Interest rates, particularly at the shorter end of the yield curve, increased during the last half of fiscal 2004. Management believes interest rates in fiscal 2005 will more likely increase than decrease. This should result in an increase in both interest income and in interest expense during the coming year, which combined with continued growth in shorter term adjustable loans and lower cost deposits, would increase net interest income.

INTEREST AND DIVIDEND INCOME

Interest and dividend income for the year ended September 30, 2004 increased $1,001,000, or 2.8%, to $36,180,000 from $35,179,000 for the same period in 2003. The increase was due primarily to an increase of $840,000 in interest and dividends on investments which was the result of an increase of $30,366,000 in the average balance of these assets during the period. Additionally, there was an increase of $161,000 in interest income from loans receivable which was the result of an increase of $30,571,000 in the average balance of loans receivable during the period. The yield on loans receivable decreased by .53% during the period, which partially offset the increase in income from the higher average balance.

First Midwest Financial, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

INTEREST EXPENSE

Interest expense decreased $1,040,000, or 5.3%, to $18,411,000 for the year ended September 30, 2004 from $19,451,000 for the 2003. Interest expense on deposits decreased by $851,000 due primarily to a decrease in the average rates paid on deposits during the period from 2.72% to 2.13%, which was partially offset by a $67,804,000 increase in the average balance of deposits between the periods. Interest expense on FHLB advances and other borrowings decreased by $188,000 during the period, due to a decrease of $12,748,000 in the average balance outstanding during the period, which was partially offset by an increase in the average cost from 3.38% to 3.48%.

PROVISION FOR LOAN LOSSES

The provision for loan losses for the year ended September 30, 2004 was $489,000 compared to $350,000 for the same period in 2003. Management believes that, based on a detailed review of the loan portfolio, historic loan losses, current economic conditions, growth of the loan portfolio, and other factors, the current level of provision for loan losses, and the resulting level of the allowance for loan losses, reflects an adequate allowance against probable losses from the loan portfolio at such date.

      Economic conditions in the agricultural sector of the Company’s market area are currently stable due to record yields and modest deterioration in commodity prices. The agricultural economy is accustomed to commodity price fluctuations and is generally able to handle such fluctuations without significant problem. However, an extended period of low commodity prices could result in weakness of the Company’s agricultural loan portfolio and could create a need for the Company to increase its allowance for loan losses through increased charges to provision for loan losses.

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

      Although the Company maintains its allowance for loan losses at a level that it considers to be adequate, there can be no assurance that future losses will not exceed estimated amounts, or that additional provisions for loan losses will not be required in future periods. In addition, the Company’s determination of the allowance for loan losses is subject to review by its regulatory agencies, which can require the establishment of additional general or specific allowances.

NON-INTEREST INCOME

Non-interest income increased by $41,000, or 1.1%, to $3,596,000 for the year ended September 30, 2004 from $3,555,000 for the same period in 2003. The increase in non-interest income is the result of the sale of the Company’s branch office in Manson, Iowa, which resulted in a profit of $1,113,000. This profit was substantially offset by decrease in gain on the sale of loans, gain on sales of securities available for sale, deposit service charges and other income, which decreased by $661,000, $242,000, $49,000 and $57,000, respectively. The decrease in gain on the sale of loans reflects a lower volume of originations of 1-to-4 family, fixed rate loans during the year due to the slow down in the mortgage-refinancing market. The decrease in the gain on sale of securities available for sale is due to no security sales having taken place during the year. The decrease in other non-interest income was the result of a non-recurring gain of $177,000 during the previous fiscal year on the sale of a building formerly used as a drive up facility. It is anticipated that fiscal 2005 will produce additional deposit related service charges with continued growth in checking balances and higher levels of gains on the sale of loans due to an increase in one-to-four family lending activity.

NON-INTEREST EXPENSE

Non-interest expense increased by $972,000, or 7.0%, to $14,831,000 for the year ended September 30, 2004 from $13,858,000 for the same period in 2003. The increase in non-interest expense primarily reflects the costs associated with the start-up of operations for Meta Payment Systems, opening of the second banking office in Sioux Falls, South Dakota, and additional staffing in the lending departments. These increases were partially offset by $501,000 in prepayment fees associated with the early extinguishment of FHLB advances incurred in fiscal 2003, which did not recur in fiscal 2004.

INCOME TAX EXPENSE

Income tax expense increased by $380,000, or 22.7%, to $2,059,000 for the year ended September 30, 2004 from $1,678,000 for the same period in 2003. The increase in income tax expense reflects the increase in the level of taxable income between the comparable periods.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2003 AND SEPTEMBER 30, 2002

GENERAL

Net income for the year ended September 30, 2003 increased $1,240,000, or 57.5%, to $3,397,000, from $2,157,000 for the same period ended September 30, 2002. The increase in net income reflects an increase in net interest income, an increase in non-interest income and a decrease in provision for loan losses, which were partially offset by an increase in non-interest expense.

NET INTEREST INCOME

Net interest income for the year ended September 30, 2003 increased by $2,029,000, or 14.8%, to $15,728,000 compared to $13,699,000 for the period ended September 30, 2002. The increase in net interest income reflects a $145.9 million increase in the average balance of interest-earning assets, which was partially offset by a decrease in the net yield on average earning assets. The net yield on average earning assets decreased to 2.31% for the period ended September 30, 2003 from 2.56% for the same period in 2002. The decrease in net yield on average earning assets was due primarily to balance sheet growth during the year through the purchase of securities available for sale funded primarily with borrowings, which provided a net interest spread relatively lower than the spread received on the Company’s loans and deposits. The average interest rate spread between loans and deposits increased to 4.29% for the fiscal year ended September 30, 2003 from 3.53% for the previous year. This increase reflects a reduction in the average cost of deposits due to an increase in the level of transactional deposit accounts and an increased percentage of originated commercial loans at relatively higher yields during the period.

First Midwest Financial, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

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

NON-INTEREST INCOME

Non-interest income increased by $774,000, or 27.8%, to $3,555,000 for the year ended September 30, 2003 from $2,781,000 for the same period in 2002. The increase in non-interest income reflects a $168,000 increase in service charges collected on deposit accounts, and a $334,000 increase in gain on sales of loans. The increase also reflects a gain on sale of securities available for sale in the amount of $243,000 during fiscal 2003 compared to a gain on sale of $86,000 in the previous year. Other non-interest income increased $177,000 for the year ended September 30, 2003 compared to the previous year due primarily to a gain on the sale of a building formerly used as a drive-up branch facility.

NON-INTEREST EXPENSE

Non-interest expense increased by $1,590,000, or 13.0%, to $13,858,000 for the year ended September 30, 2003 from $12,268,000 for the same period in 2002. The increase in non-interest expense primarily reflects the costs associated with opening new offices during the period. In November 2001, the Company opened its third Des Moines, Iowa, location and in November 2002, the Company opened its newly constructed facility in Urbandale, Iowa, which serves as the Company’s Des Moines area main office. Non-interest expense also increased by $501,000 due to prepayment fees associated with the early extinguishment of FHLB advances that were repaid in conjunction with the sale of securities available for sale and early repayments received on loans.

INCOME TAX EXPENSE

Income tax expense increased by $712,000, or 73.7%, to $1,678,000 for the year ended September 30, 2003 from $966,000 for the same period in 2002. The increase in income tax expense reflects the increase in the level of taxable income between the comparable periods.

CRITICAL ACCOUNTING POLICY

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The financial information contained within these statements is, to a significant extent, financial information that is based on approximate measures of the financial effects of transactions and events that have already occurred. Based on its consideration of accounting policies that involve the most complex and subjective decisions and assessments, management has identified its most critical accounting policies to be that related to the allowance for loan losses and asset impairment judgements including the recoverability of goodwill.

      The Company’s allowance for loan loss methodology incorporates a variety of risk considerations, both quantitative and qualitative in establishing an allowance for loan loss that management believes is appropriate at each reporting date. Quantitative factors include the Company’s historical loss experience, delinquency and charge-off trends, collateral values, changes in nonperforming loans, and other factors. Quantitative factors also incorporate known information about individual loans, including borrowers’ sensitivity to interest rate movements. Qualitative factors include the general economic environment in the Company’s markets, including economic conditions throughout the Midwest and in particular, the state of certain industries. Size and complexity of individual credits in relation to loan structure, existing loan policies and pace of portfolio growth are other qualitative factors that are considered in the methodology. As the Company adds new products and increases the complexity of its loan portfolio, it will enhance its methodology accordingly. Management may report a materially different amount for the provision for loan losses in the statement of operations to change the allowance for loan losses if its assessment of the above factors were different. This discussion and analysis should be read in conjunction with the Company’s financial statements and the accompanying notes presented elsewhere herein, as well as the portion of this Management’s Discussion and Analysis section entitled “Asset Quality.” Although management believes the levels of the allowance as of both September 30, 2004 and September 30, 2003 were adequate to absorb probable losses inherent in the loan portfolio, a decline in local economic conditions, or other factors, could result in increasing losses.

      Goodwill represents the excess of acquisition costs over the fair value of the net assets acquired in a purchase acquisition. Goodwill is tested for impairment at least annually.

ASSET/LIABILITY MANAGEMENT AND MARKET RISK

QUALITATIVE ASPECTS OF MARKET RISK

As stated above, the Company derives its income primarily from the excess of interest collected over interest paid. The rates of interest the Company earns on assets and pays on liabilities generally are established contractually for a period of time. Market interest rates change over time. Accordingly, the Company’s results of operations, like those of most financial institution holding companies and financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of its assets and liabilities. The risk associated with changes in interest rates and the Company’s ability to adapt to these changes is known as interest rate risk and is the Company’s only significant “market” risk as defined in rules adopted by the Securities and Exchange Commission.

First Midwest Financial, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

QUANTITATIVE ASPECTS OF MARKET RISK

In an attempt to manage the Company’s exposure to changes in interest rates and comply with applicable regulations, we monitor the Company’s interest rate risk. In monitoring interest rate risk, we analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.

      An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Company’s assets mature or reprice more rapidly or to a greater extent than its liabilities, then net portfolio value and net interest income would tend to increase during periods of rising rates and decrease during periods of falling interest rates. Conversely, if the Company’s assets mature or reprice more slowly or to a lesser extent than its liabilities, then net portfolio value and net interest income would tend to decrease during periods of rising interest rates and increase during periods of falling interest rates.

      The Company currently focuses lending efforts toward originating and purchasing competitively priced adjustable-rate and fixed-rate loan products with short to intermediate terms to maturity, generally 5 years or less. This theoretically allows the Company to maintain a portfolio of loans that will be relatively sensitive to changes in the level of interest rates while providing a reasonable spread to the cost of liabilities used to fund the loans.

      The Company’s primary objective for its investment portfolio is to provide the liquidity necessary to meet the funding needs of the loan portfolio. The investment portfolio is also used in the ongoing management of changes to the Company’s asset/liability mix, while contributing to profitability through earnings flow. The investment policy generally calls for funds to be invested among various categories of security types and maturities based upon the Company’s need for liquidity, desire to achieve a proper balance between minimizing risk while maximizing yield, the need to provide collateral for borrowings, and to fulfill the Company’s asset/liability management goals.

      The Company’s cost of funds responds to changes in interest rates due to the relatively short-term nature of its deposit portfolio, and due to the relatively short-term nature of a portion of its borrowed funds. Consequently, the results of operations are generally influenced by the level of short-term interest rates. The Company offers a range of maturities on its deposit products at competitive rates and monitors the maturities on an ongoing basis. The Company uses borrowed funds for both the purchase of investment securities and for day-to-day cash management.

      The Company emphasizes and promotes its savings, money market, demand and NOW accounts and, subject to market conditions, certificates of deposit with maturities of three months through five years, principally in its primary market area. The savings and NOW accounts tend to be less susceptible to rapid changes in interest rates.

      In managing its asset/liability mix, the Company, at times, depending on the relationship between long- and short-term interest rates, market conditions, and consumer preference, may place somewhat greater emphasis on maximizing its net interest margin than on strictly matching the interest rate sensitivity of its assets and liabilities. Management believes the increased net income that may result from an acceptable mismatch in the actual maturity or repricing of its asset and liability portfolios can, at times, provide sufficient returns to justify the increased exposure to sudden and unexpected increases in interest rates that may result from such a mismatch. The Company has established limits, which may change from time to time, on the level of acceptable interest rate risk. There can be no assurance, however, that in the event of an adverse change in interest rates, the Company’s efforts to limit interest rate risk will be successful.

NET PORTFOLIO VALUE

The Company uses a net portfolio value (“NPV”) approach to the quantification of interest rate risk. This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance-sheet contracts. Management of the Company’s assets and liabilities is performed within the context of the marketplace, but also within limits established by the Board of Directors on the amount of change in NPV that is acceptable given certain interest rate changes.

      Presented below, as of September 30, 2004 and 2003, is an analysis of the Company’s interest rate risk as measured by changes in NPV for an instantaneous and sustained parallel shift in the yield curve, in 100 basis point increments, up and down 200 basis points. As illustrated in the table, the Company’s NPV at September 30, 2004 was more sensitive to decreasing interest rates than to rising interest rates. This reflects management’s efforts to maintain the Company’s interest rate sensitivity in light of the events of the last six months. During this period market interest rates first increased, particularly at the longer end of the yield curve, from historically low levels, due to concerns over near-term future increases in inflation. Then, while the Federal Open Market Committee began to increase short-term interest rates, back to a more normal level, longer term rates moderated creating a flattening in the yield curve. While management does not anticipate a significant shift in market interest rates in the near future, it does believe that there is less risk from declining interest rates than from rising interest rates, and interest rate risk management has reflected this belief.

Change in Interest Rate (Basis Points)		Board Limit % Change	$ Change	At September 30, 2004 % Change	$ Change	At September 30, 2003 % Change

Dollars In Thousands

+200	bp	(40)%	$ (5,473)	(12)%	$ (6,062)	(19)%
+100	bp	(25)	(1,580)	(3)	(2,451)	(8)
0		—	—	—	—	—
- 100	bp	(25)	(3,130)	(7)	1,085	3
- 200	bp	(40)	(5,631)	(12)	925	8

First Midwest Financial, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

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

ASSET QUALITY

It is management’s belief, based on information available at fiscal year end, that the Company’s current asset quality is satisfactory. At September 30, 2004, non-performing assets, consisting of non-accruing loans, accruing loans delinquent 90 days or more, restructured loans, foreclosed real estate, and repossessed consumer property, totaled $729,000, or 0.09% of total assets, compared to $2,175,000, or 0.28% of total assets, for the fiscal year ended 2003.

      Non-accruing loans at September 30, 2004 include, among others, a commercial real estate loan in the amount of $417,000 secured by a casino and an agricultural operating loan in the amount of $291,000 secured by agricultural land.

      There were no foreclosed properties or repossessed assets on the Company’s books at September 30, 2004.

      The Company maintains an allowance for loan losses because of the potential that some loans may not be repaid in full. (See Note 1 of Notes to Consolidated Financial Statements.) At September 30, 2004, the Company had an allowance for loan losses in the amount of $5,371,000 as compared to $4,962,000 at September 30, 2003. Management’s periodic review of the adequacy of the allowance for loan losses is based on various subjective and objective factors including the Company’s past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions. While management may allocate portions of the allowance for specifically identified problem loan situations, the majority of the allowance is based on judgmental factors related to the overall loan portfolio and is available for any loan charge-offs that may occur.

      In determining the allowance for loan losses, the Company specifically identifies loans that it considers to have potential collectibility problems. Based on criteria established by Statement of Financial Accounting Standards (SFAS) No. 114, some of these loans are considered to be “impaired” while others are not considered to be impaired, but possess weaknesses that the Company believes merit additional analysis in establishing the allowance for loan losses. All other loans are evaluated by applying estimated loss ratios to various pools of loans. The Company then analyzes other factors (such as economic conditions) in determining the aggregate amount of the allowance needed.

      At September 30, 2004, $197,000 of the allowance for loan losses was allocated to impaired loans (See Note 4 of Notes to Consolidated Financial Statements), $1,256,000 was allocated to identified problem loan situations, and $3,918,000 was allocated as a reserve against losses from the overall loan portfolio based on historical loss experience and general economic conditions. At September 30, 2003, $312,000 of the allowance for loan losses was allocated to impaired loans, $1,522,000 was allocated to identified problem loan situations, and $3,128,000 was allocated as a reserve against losses from the overall loan portfolio based on historical loss experience and general economic conditions.

      The September 30, 2004 allowance for loan losses that was allocated to impaired loans was $197,000, which is 30.2% of impaired loans as of that date. The September 30, 2003 allowance allocated to impaired loans was $312,000, which is 39.5% of impaired loans at that date. The decrease in the dollar amount and percentage of the allocated allowance is a result of the resolution of a number of impaired loans during the year and specific analysis performed on a loan-by-loan basis as described above.

      The September 30, 2004 allowance allocated to other identified problem loan situations was $1,256,000 as compared to $1,522,000 at September 30, 2003, a decrease of $266,000. The decrease in the dollar amount of the allocated allowance is due to a relative decrease in identified problem loan situations between the periods and is the result of a specific analysis performed on a loan-by-loan basis as described above.

      The portion of the September 30, 2004 allowance that was not specifically allocated to individual loans was $3,918,000 as compared to $3,128,000 at September 30, 2003, an increase of $790,000. The increase primarily reflects overall growth in the loan portfolio and a change in the composition of the loan portfolio, which reduced one-to-four family residential mortgage loans and increased commercial and multi-family real estate loans and operating loans.

LIQUIDITY AND SOURCES OF FUNDS

The Company’s primary sources of funds are deposits, borrowings, principal and interest payments on loans and mortgage-backed securities, and maturing investment securities. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan repayments are influenced by the level of interest rates, general economic conditions, and competition.

      The Company relies on competitive pricing policies, advertising and customer service to attract and retain its deposits and only solicits these deposits from its primary market area. Based on its experience, the Company believes that its passbook savings, money market savings accounts, NOW and regular checking accounts are relatively stable sources of deposits. The Company’s ability to attract and retain time deposits has been, and will continue to be, significantly affected by market conditions. However, the Company does not foresee significant funding issues resulting from disintermediation of its portfolio of time deposits.

First Midwest Financial, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

     First Federal and Security are required by regulation to maintain sufficient liquidity to assure their safe and sound operation. In the opinion of management, both First Federal and Security are in compliance with this requirement.

      Liquidity management is both a daily and long-term function of the Company’s management strategy. The Company adjusts its investments in liquid assets based upon management’s assessment of (i) expected loan demand, (ii) the projected availability of purchased loan products, (iii) expected deposit flows, (iv) yields available on interest-bearing deposits, and (v) the objectives of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits and other short-term government agency obligations. If the Company requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the FHLB and has collateral eligible for use with reverse repurchase agreements. The Company is not aware of any significant trends in the Company’s liquidity or its ability to borrow additional funds if needed.

      The primary investing activities of the Company are the origination and purchase of loans and the purchase of securities. During the years ended September 30, 2004, 2003 and 2002, the Company originated loans totaling $295.5 million, $324.7 million and $299.9 million, respectively. Purchases of loans totaled $39.5 million, $26.2 million and $27.1 million during the years ended September 30, 2004, 2003 and 2002, respectively. During both fiscal 2004 and fiscal 2003, the mix of loans outstanding changed, with commercial and multi-family real estate loans, commercial business loans and consumer loans increasing while one-to-four family residential mortgage loans and agricultural loans decreased. (See Note 4 of Notes to Consolidated Financial Statements.) During the years ended September 30, 2004, 2003 and 2002, the Company purchased mortgage-backed securities and other securities available for sale in the amount of $46.2 million, $431.7 million and $135.5 million, respectively. (See Note 3 of Notes to Consolidated Financial Statements.)

      At September 30, 2004, the Company had outstanding commitments to originate and purchase loans of $60.2 million. (See Note 14 of Notes to Consolidated Financial Statements.) Certificates of deposit scheduled to mature in one year or less from September 30, 2004 total $155.1 million. Based on its historical experience, management believes that a significant portion of such deposits will remain with the Company, however, there can be no assurance that the Company can retain all such deposits. Management believes that loan repayment and other sources of funds will be adequate to meet the Company’s foreseeable short- and long-term liquidity needs.

      The following table summarizes the Company’s significant contractual obligations at September 30, 2004 (in thousands):

Contractual Obligations	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years

Time deposits	$264,756	$155,136	$89,617	$18,953	$1,050
Long-term debt	258,799	113,594	54,205	55,000	36,000
Operating leases	739	125	199	192	223
Subordinated debentures
Issued to capital trust	10,310	—	—	—	10,310
Data processing services	2,748	576	1,152	1,020	—

Total	$537,352	$269,431	$145,173	$75,165	$47,583

      During July 2001, the Company’s unconsolidated trust subsidiary, First Midwest Financial Capital Trust I, sold $10 million in floating rate cumulative preferred securities. Proceeds from the sale were used to purchase subordinated debentures of First Midwest, which mature in the year 2031, and are redeemable at any time after five years. The Company used the proceeds for general corporate purposes.

      On September 20, 1993, the Bank converted from a federally chartered mutual savings and loan association to a federally chartered stock savings bank. At that time, a liquidation account was established for the benefit of eligible account holders who continue to maintain their account with the Bank after the conversion. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits. At September 30, 2004, the remaining liquidation account balance was approximately $2.2 million, compared to $2.6 million one year earlier.

      The Company, First Federal and Security are in compliance with their capital requirements and are considered “well capitalized” under current regulatory guidelines. (See Note 13 of Notes to Consolidated Financial Statements.) The Company does not anticipate any significant changes to its capital structure.

      On July 7, 2003, the Company announced a stock repurchase plan authorizing the purchase of up to 150,000 shares, or approximately 6% of the Company’s outstanding shares, through open market and privately negotiated transactions. On August 3, 2004 the Company announced the expiration of the plan. A total of 17,042 shares of stock were purchased under the plan at a total cost of $384,000. On August 23, 2004, the Company announced that the Board of Directors had authorized the Company’s ESOP to purchase up to 40,000 shares of the Company’s stock through open market and privately negotiated transactions. The stock will be used in future distributions to participants in the Company’s ESOP. Through October 31, 2004, 24,100 shares had been purchased under the program at a total cost of $535,000.

      The payment of dividends and repurchase of shares has the effect of reducing stockholders’ equity. Prior to authorizing such transactions, the Board of Directors considers the effect the dividend or repurchase of shares would have on liquidity and capital ratios. The Banks and the Company may not declare or pay cash dividends if the effect thereof would cause equity to be reduced below applicable regulatory capital requirements, which include, in the case of First Federal, consideration of the liquidation balance.

First Midwest Financial, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

IMPACT OF INFLATION AND CHANGING PRICES

The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of the Company’s operations. Unlike most industrial companies, virtually all the assets and liabilities of the Company are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

The Accounting Standards Executive Committee has issued Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. This Statement applies to all loans acquired in a transfer, including those acquired in the acquisition of a bank or a branch, and provides that such loans be accounted for at fair value with no allowance for loan losses, or other valuation allowance, permitted at the time of acquisition. The difference between cash flows expected at the acquisition date and the investment in the loan should be recognized as interest income over the life of the loan. If contractually required payments for principal and interest are less than expected cash flows, this amount should not be recognized as a yield adjustment, a loss accrual, or a valuation allowance. For the Company, this Statement is effective for fiscal year 2006 and, early adoption, although permitted, is not planned. No significant impact is expected on the Company’s consolidated financial statements at the time of adoption.

      SEC Staff Accounting Bulletin (“SAB”) No. 105, Application of Accounting Principles to Loan Commitments, was released in March 2004. This release summarizes the SEC staff position regarding the application of GAAP to loan commitments accounted for as derivative instruments. The Company accounts for interest rate lock commitments issued on mortgage loans that will be held for sale as derivative instruments. Consistent with SAB No. 105, the Company considers the fair value of these commitments to be zero at the commitment date, with subsequent changes in fair value determined solely on changes in market interest rates. The Company’s adoption of this bulletin had no impact on the consolidated financial statements.

      At the March 17-18, 2004 Emerging Issues Task Force (“EITF”) meeting, the Task Force reached a consensus on Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. EITF 03-1 provides guidance for determining the meaning of “other-than-temporarily impaired” and its application to certain debt and equity securities within the scope of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS 115”) and investments accounted for under the cost method. The guidance set forth in the Statement was originally to be effective for the Company in the September 30, 2004 consolidated financial statements. However, in September 2004, the effective dates of certain parts of the Statement were delayed. Management is currently assessing the impact of Issue 03-1 on the consolidated financial statements.

      In March 2004, the Financial Accounting Standards Board (“FASB”) issued an Exposure Draft, Share-Base Payment—an amendment of Statements No. 123 and 95. This Statement amends SFAS Statement No. 123, Accounting for Stock-Based Compensation, SFAS Statement No. 95, Statement of Cash Flows, and APB Opinion No. 125, Accounting for Stock Issued to Employees. The objective of the amendment to SFAS No. 123 is to recognize in the financial statements the cost of employee services received in exchange for equity instruments and liabilities incurred as the result of such transactions. The grant-date fair value of stock options would be determined using an option-pricing model, and expense would be recognized over the vesting period. In October 2004, the FASB postponed the effective date of the this proposed standard from fiscal years beginning after December 15, 2004 to periods beginning after June 15, 2005. Management is reviewing the proposed standard to determine the impact on the financial statements.

FORWARD-LOOKING STATEMENTS

The Company, and its wholly-owned subsidiaries First Federal and Security, may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in this its annual report to shareholders, in other reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

      These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services; credit quality and adequacy of reserves; technology; and our employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services’ laws and regulations; technological changes; acquisitions; changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

      The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company’s business and prospects is contained in the Company’s periodic filings with the SEC. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

First Midwest Financial, Inc. and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS
FIRST MIDWEST FINANCIAL, INC. AND SUBSIDIARIES
STORM LAKE, IOWA

We have audited the accompanying consolidated balance sheets of First Midwest Financial, Inc. and Subsidiaries as of September 30, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended September 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Midwest Financial, Inc. and Subsidiaries as of September 30, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2004, in conformity with U.S. generally accepted accounting principles.

Des Moines, Iowa
October 21, 2004

First Midwest Financial, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2004 AND 2003
	2004	2003

ASSETS
Cash and due from banks	$1,591,982	$2,090,221
Interest-bearing deposits in other financial institutions	7,344,587	7,666,594

Total cash and cash equivalents	8,936,569	9,756,815
Securities available for sale	322,523,577	366,075,033
Loans receivable, net of allowance for loan losses of $5,370,994
in 2004 and $4,961,777 in 2003	404,051,379	349,691,995
Loans held for sale	270,000	1,126,310
Federal Home Loan Bank (FHLB) stock, at cost	11,052,700	10,930,300
Accrued interest receivable	3,849,215	3,932,076
Premises and equipment, net	11,690,437	11,353,365
Foreclosed real estate	—	1,109,338
Bank owned life insurance	11,847,420	11,301,390
Other assets	6,577,227	7,008,505

Total assets	$780,798,524	$772,285,127

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Noninterest-bearing demand deposits	$19,537,370	$17,457,662
Savings, NOW and money market demand deposits	177,287,972	119,497,887
Time certificates of deposit	264,755,535	298,597,193

Total deposits	461,580,877	435,552,742
Advances from FHLB	226,250,000	223,784,394
Securities sold under agreements to repurchase	32,549,377	57,702,034
Trust preferred securities	—	10,000,000
Subordinated debentures	10,310,000	—
Advances from borrowers for taxes and insurance	216,331	268,682
Accrued interest payable	473,426	506,861
Accrued expenses and other liabilities	2,144,248	1,439,615

Total liabilities	733,524,259	729,254,328

COMMITMENTS AND CONTINGENCIES (NOTE 14)

SHAREHOLDERS’ EQUITY
Preferred stock, 800,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 5,200,000 shares authorized;2,957,999 shares issued and 2,491,025 shares outstanding at September 30, 2004; 2,957,999
shares issued and 2,493,949 shares outstanding at September 30, 2003	29,580	29,580
Additional paid-in capital	20,678,644	20,538,879
Retained earnings—substantially restricted	36,758,258	34,057,741
Accumulated other comprehensive (loss)	(1,240,338)	(3,028,762)
Unearned Employee Stock Ownership Plan shares	(394,766)	(401,676)
Treasury stock, 466,974 and 464,050 common shares, at cost,
at September 30, 2004 and 2003, respectively	(8,557,113)	(8,164,963)

Total shareholders’ equity	47,274,265	43,030,799

Total liabilities and shareholders’ equity	$780,798,524	$772,285,127

See Notes to Consolidated Financial Statements.

First Midwest Financial, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED SEPTEMBER 30, 2004, 2003 AND 2002
	2004	2003	2002

Interest and dividend income:
Loans receivable, including fees	$24,259,727	$24,098,700	$25,313,828
Securities available for sale	11,698,933	10,794,142	9,891,529
Dividends on FHLB stock	221,596	286,311	228,137

	36,180,256	35,179,153	35,433,494

Interest expense:
Deposits	9,639,441	10,490,920	13,458,794
FHLB advances and other borrowings	8,771,744	8,959,831	8,275,256

	18,411,185	19,450,751	21,734,050

Net interest income	17,769,071	15,728,402	13,699,444

Provision for loan losses	488,500	350,000	1,090,000

Net interest income after provision for loan losses	17,280,571	15,378,402	12,609,444

Noninterest income:
Deposit service charges and other fees	1,275,452	1,324,769	1,157,217
Gain on sales of loans, net	293,994	955,469	621,491
Bank owned life insurance	596,018	628,957	671,136
Gain on sales of securities available for sale, net	—	242,562	86,194
Gain on sale of branch office	1,113,230	—	—
(Loss) on sales of foreclosed real estate, net	(8,752)	(5,372)	(42,866)
Brokerage commissions	98,466	125,374	181,296
Other income	227,361	283,297	106,481

	3,595,769	3,555,056	2,780,949

Noninterest expense:
Employee compensation and benefits	9,473,684	8,400,501	7,528,999
Occupancy and equipment expense	2,369,623	2,154,355	2,077,885
Deposit insurance premium	66,480	61,950	61,508
Data processing expense	723,568	634,098	563,485
Prepayment fee on FHLB advances	—	500,674	—
Other expense	2,197,237	2,106,590	2,036,006

	14,830,592	13,858,168	12,267,883

Net income before income tax expense	6,045,748	5,075,290	3,122,510

Income tax expense	2,058,698	1,678,286	965,882

Net income	$3,987,050	$3,397,004	$2,156,628

Earnings per common and common equivalent share:
Basic earnings per common share	$1.61	$1.37	$0.88
Diluted earnings per common share	1.57	1.36	0.87

See Notes to Consolidated Financial Statements.

First Midwest Financial, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

YEARS ENDED SEPTEMBER 30, 2004, 2003 AND 2002

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unearned Employee Stock Ownership Plan Shares	Treasury Stock	Total Sharehholders’ Equity

Balance, September 30, 2001	$29,580	$20,863,379	$31,066,643	$338,427	$(180,000)	$(8,390,819)	$43,727,210
Comprehensive income:
Net income for the year ended September 30, 2002	—	—	2,156,628	—	—	—	2,156,628
Net change in net unrealized gains and losses on
securities available for sale, net of
reclassification adjustments and tax effects	—	—	—	156,407	—	—	156,407

Total comprehensive income							2,313,035
Purchase of 62,447 common shares of treasury stock	—	—	—	—	—	(843,327)	(843,327)
Purchase of 10,238 common shares for ESOP	—	—	—	—	(145,892)	—	(145,892)
22,000 common shares committed to be released
under the ESOP	—	24,718	—	—	279,750	—	304,468
Issuance of 61,524 common shares from treasury stock
due to exercise of stock options	—	(369,364)	—	—	—	809,224	439,860
Tax benefit from exercise of stock options	—	75,035	—	—	—	—	75,035
Cash dividends declared on common stock ($.52 per share)	—	—	(1,282,623)	—	—	—	(1,282,623)

Balance, September 30, 2002	$29,580	$20,593,768	$31,940,648	$494,834	$(46,142)	$(8,424,922)	$44,587,766

Balance, September 30, 2002	$29,580	$20,593,768	$31,940,648	$494,834	$(46,142)	$(8,424,922)	$44,587,766
Comprehensive income:
Net income for the year ended September 30, 2003	—	—	3,397,004	—	—	—	3,397,004
Net change in net unrealized gains and losses
on securities available for sale, net of
reclassification adjustments and
tax effects	—	—	—	(3,523,596)	—	—	(3,523,596)

Total comprehensive (loss)							(126,592)
Purchase of 10,147 common shares of treasury stock	—	—	—	—	—	(165,092)	(165,092)
Purchase of 35,574 common shares for ESOP	—	—	—	—	(608,584)	—	(608,584)
15,000 common shares committed to
be released under the ESOP	—	10,005	—	—	253,050	—	263,055
Issuance of 35,292 common shares from treasury
stock due to exercise of stock options	—	(189,770)	—	—	—	425,051	235,281
Tax benefit from exercise of stock options	—	124,876	—	—	—	—	124,876
Cash dividends declared on common
stock ($.52 per share)	—	—	(1,279,911)	—	—	—	(1,279,911)

Balance, September 30, 2003	$29,580	$20,538,879	$34,057,741	$(3,028,762)	$(401,676)	$(8,164,963)	$43,030,799

Balance, September 30, 2003	$29,580	$20,538,879	$34,057,741	$(3,028,762)	$(401,676)	$(8,164,963)	$43,030,799
Comprehensive income:
Net income for the year ended September 30, 2004	—	—	3,987,050	—	—	—	3,987,050
Net change in net unrealized gains and losses on
securities available for sale, net of
reclassification adjustments and tax effects	—	—	—	1,788,424	—	—	1,788,424

Total comprehensive income							5,775,474
Purchase of 39,470 common shares of treasury stock	—	—	—	—	—	(906,650)	(906,650)
Purchase of 10,000 common shares for ESOP	—	—	—	—	(212,400)	—	(212,400)
13,000 common shares committed to
be released under the ESOP	—	71,708	—	—	219,310	—	291,018
Issuance of 36,546 common shares from treasury stock
due to exercise of stock options	—	68,057	—	—	—	514,500	582,557
Cash dividends declared on
common stock ($.52 per share)	—	—	(1,286,533)	—	—	—	(1,286,533)

Balance, September 30, 2004	$29,580	$20,678,644	$36,758,258	$(1,240,338)	$(394,766)	$(8,557,113)	$47,274,265

See Notes to Consolidated Financial Statements.

First Midwest Financial, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED SEPTEMBER 30, 2004, 2003 AND 2002

	2004	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,987,050	$3,397,004	$2,156,628
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion, net	4,656,312	3,380,213	2,186,335
Provision for loan losses	488,500	350,000	1,090,000
Prepayment fee on FHLB advances	—	500,674	—
(Gain) on sales of securities available for sale, net	—	(242,562)	(86,194)
(Gain) on sales of branch office	(1,113,230)	—	—
(Gain) on sales of office property, net	—	(134,700)	—
Proceeds from sales of loans held for sale	18,043,207	76,465,663	22,107,878
Originations of loans held for sale	(16,892,903)	(75,381,542)	(22,741,349)
(Gain) on sales of loans, net	(293,994)	(955,469)	(621,491)
(Gain) loss on sales of foreclosed real estate, net	8,752	5,372	42,866
Net change in:
Accrued interest receivable	77,343	388,438	430,278
Other assets	(864,592)	(809,716)	(836,105)
Accrued interest payable	(33,435)	(164,172)	(197,248)
Accrued expenses and other liabilities	710,759	451,818	48,015

Net cash provided by operating activities	8,773,769	7,251,021	3,579,613

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of securities available for sale	(46,204,355)	(431,711,574)	(135,493,814)
Proceeds from sales of securities available for sale	—	90,473,567	7,464,706
Proceeds from maturities and principal repayments of securities available for sale	89,167,761	185,761,348	54,277,854
Loans purchased	(39,542,108)	(26,162,845)	(27,104,383)
Net change in loans	(16,106,777)	17,696,050	16,402,377
Proceeds from sales of foreclosed real estate	1,158,935	631,156	317,000
Proceeds from sale of office building	—	197,169	—
Cash transferred to buyer on sale of branch	(14,154,359)	—	—
Purchase of shares by ESOP	(212,400)	(608,584)	—
Purchase of FHLB stock	(7,879,200)	(7,786,600)	(443,700)
Proceeds from redemption of FHLB stock	7,756,800	3,698,900	—
Purchase of premises and equipment	(1,364,922)	(1,254,819)	(2,532,542)

Net cash (used in) investing activities	(27,380,625)	(169,066,232)	(87,112,502)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in noninterest-bearing demand, savings, NOW and money market demand deposits	66,183,859	34,607,349	11,698,102
Net change in time deposits	(24,052,970)	45,165,640	5,299,773
Proceeds from advances from FHLB	2,414,190,000	1,219,200,000	275,520,000
Repayments of advances from FHLB	(2,411,724,394)	(1,121,006,279)	(276,781,762)
Net change in securities sold under agreements to repurchase	(25,152,657)	(12,474,194)	68,183,508
Net change in advances from borrowers for taxes and insurance	(46,602)	(87,202)	(90,513)
Cash dividends paid	(1,286,533)	(1,279,911)	(1,282,623)
Proceeds from exercise of stock options	582,557	235,281	439,860
Purchase of treasury stock	(906,650)	(165,092)	(843,327)

Net cash provided by financing activities	17,786,610	164,195,592	82,143,018

Net change in cash and cash equivalents	(820,246)	2,380,381	(1,389,871)

CASH AND CASH EQUIVALENTS
Beginning of year	9,756,815	7,376,434	8,766,305

End of year	$8,936,569	$9,756,815	$7,376,434

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$18,444,620	$19,614,923	$21,931,298
Income taxes	2,213,428	1,757,440	889,568

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
Loans transferred to foreclosed real estate	$58,349	$418,064	$747,525

SALE OF BRANCH
Assets disposed:
Loans	$(730,704)
Accrued interest receivable	(5,518)
Premises and equipment	(110,818)
Liabilities assumed by buyer:
Noninterest bearing demand, savings, NOW and money market demand accounts	6,314,066
Time deposits	9,788,688
Advances from borrowers for taxes and insurance	5,749
Other liabilities	6,126
Gain on sale of branch office	(1,113,230)

Cash paid	$14,154,359

See Notes to Consolidated Financial Statements.

First Midwest Financial, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of First Midwest Financial, Inc. (the Company) a bank holding company located in Storm Lake, Iowa, and its wholly-owned subsidiaries which include First Federal Savings Bank of the Midwest (the Bank or First Federal), a federally chartered savings bank whose primary regulator is the Office of Thrift Supervision, Security State Bank (Security), a state chartered commercial bank whose primary regulator is the Federal Reserve, First Services Financial Limited and Brookings Service Corporation, which offer brokerage services and non-insured investment products, First Services Trust Company, which offers various trust services, and, for 2003 and 2002, First Midwest Financial Capital Trust I, which was capitalized in July 2001, for the purpose of issuing trust preferred securities (See Note 10). All significant intercompany balances and transactions have been eliminated.

NATURE OF BUSINESS, CONCENTRATION OF CREDIT RISK AND INDUSTRY SEGMENT INFORMATION

The primary source of income for the Company is interest from the purchase or origination of consumer, commercial, agricultural, commercial real estate, and residential real estate loans. See Note 4 for a discussion of concentrations of credit risk. The Company accepts deposits from customers in the normal course of business primarily in northwest and central Iowa and eastern South Dakota. The Company operates primarily in the banking industry which accounts for more than 90% of its revenues, operating income and assets. While the Company’s management monitors the revenue streams of the various Company products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company’s banking operations are considered by management to be aggregated in one reportable operating segment.

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

CERTAIN SIGNIFICANT ESTIMATES

The allowance for loan losses and fair values of securities and other financial instruments involve certain significant estimates made by management. These estimates are reviewed by management regularly and it is reasonably possible that circumstances that exist at September 30, 2004, may change in the near-term future and that the effect could be material to the consolidated financial statements.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents is defined to include the Company’s cash on hand and due from financial institutions and short-term interest-bearing deposits in other financial institutions. The Company reports net cash flows for customer loan transactions, deposit transactions, and securities sold under agreements to repurchase.

SECURITIES

The Company classifies all securities as available for sale. Available for sale securities are those the Company may decide to sell if needed for liquidity, asset-liability management or other reasons. Available for sale securities are reported at fair value, with net unrealized gains and losses reported as other comprehensive income or loss and as a separate component of shareholders’ equity, net of tax.

     Gains and losses on the sale of securities are determined using the specific identification method based on amortized cost and are reflected in results of operations at the time of sale. Interest and dividend income, adjusted by amortization of purchase premium or discount over the estimated life of the security using the level yield method, is included in income as earned.

     Unrealized losses on securities determined to be other than temporary are charged to operations.

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

     Interest income on loans is accrued over the term of the loans based upon the amount of principal outstanding except when serious doubt exists as to the collectibility of a loan, in which case the accrual of interest is discontinued. Interest income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower has the ability to make contractual interest and principal payments, in which case the loan is returned to accrual status.

LOAN ORIGINATION FEES, COMMITMENT FEES, AND RELATED COSTS

Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method.

ALLOWANCE FOR LOAN LOSSES

Because some loans may not be repaid in full, an allowance for loan losses is recorded. The allowance for loan losses is increased by a provision for loan losses charged to expense and decreased by charge-offs (net of recoveries). Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions. While management may periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any loan charge-offs that occur.

First Midwest Financial, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Loans are considered impaired if full principal or interest payments are not anticipated in accordance with the contractual loan terms. Impaired loans are carried at the present value of expected future cash flows discounted at the loan’s effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans if the value of such loans is deemed to be less than the unpaid balance. If these allocations cause the allowance for loan losses to require an increase, such increase is reported as a component of the provision for loan losses.

     Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans, and automobile, manufactured homes, home equity and second mortgage loans. Commercial and agricultural loans and mortgage loans secured by other properties are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower’s business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of 90 days or more. Nonaccrual loans are often also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

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

EMPLOYEE STOCK OWNERSHIP PLAN

The Company accounts for its employee stock ownership plan (ESOP) in accordance with AICPA Statement of Position (SOP) 93-6. Under SOP 93-6, the cost of shares issued to the ESOP, but not yet allocated to participants, are presented in the consolidated balance sheets as a reduction of shareholders’ equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to additional paid-in capital. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings. Dividends on unearned shares are used to reduce the accrued interest and principal amount of the ESOP’s loan payable to the Company.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company, in the normal course of business, makes commitments to make loans which are not reflected in the consolidated financial statements. A summary of these commitments is disclosed in Note 14.

GOODWILL

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, on October 1, 2001. Prior to the adoption, the excess of cost over fair value of assets acquired was being amortized on a straight-line basis over its estimated useful life. The asset is evaluated by management for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable based on facts and circumstances related to the value of net assets acquired that gave rise to the asset. After the adoption date, Statement 142 requires that intangible assets with indefinite useful lives no longer be amortized, but instead evaluated for impairment at least annually in accordance with the provisions of Statement 142. The Company performed their annual impairment analysis during 2004 and determined the recorded goodwill of $3,403,019 was not impaired.

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

First Midwest Financial, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

COMPREHENSIVE INCOME

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes the net change in net unrealized gains and losses on securities available for sale, net of reclassification adjustments and tax effects, and is also recognized as a separate component of shareholders’ equity.

STOCK COMPENSATION

Expense for employee compensation under stock option plans is based on Accounting Principles Board (APB) Opinion 25, with expense reported only if options are granted below market price at grant date.

SFAS No. 123, Accounting for Stock Based Compensation, requires proforma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation for awards granted. Accordingly, the following proforma information presents net income and earnings per share had the fair value method been used to measure compensation cost for stock option plans. The exercise price of options granted is equivalent to the market value of underlying stock at the grant date. Accordingly, no compensation cost was actually recognized for stock options during 2004, 2003 and 2002.

	2004	2003	2002

Net income as reported	$3,987,050	$3,397,004	$2,156,628
Proforma net income	3,757,083	3,253,603	2,091,222

Reported earnings per common and common equivalent share:
Basic	$1.61	$1.37	$0.88
Diluted	1.57	1.36	0.87

Proforma earnings per common and common equivalent share:
Basic	$1.51	$1.32	$0.85
Diluted	1.48	1.30	0.84

The fair value of options granted during 2004, 2003 and 2002 is estimated using the following weighted-average information: risk-free interest rate of 4.12%, 3.53% and 3.57%, expected life of 7 years, expected dividends of 2.31%, 2.41% and 3.68% per year and expected stock price volatility of 21.94%, 22.54% and 21.36% per year, respectively.

NEW ACCOUNTING PRONOUNCEMENTS

The Accounting Standards Executive Committee has issued Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. This Statement applies to all loans acquired in a transfer, including those acquired in the acquisition of a bank or a branch, and provides that such loans be accounted for at fair value with no allowance for loan losses, or other valuation allowance, permitted at the time of acquisition. The difference between cash flows expected at the acquisition date and the investment in the loan should be recognized as interest income over the life of the loan. If contractually required payments for principal and interest are less than expected cash flows, this amount should not be recognized as a yield adjustment, a loss accrual, or a valuation allowance. For the Company, this Statement is effective for fiscal year 2006 and, early adoption, although permitted, is not planned. No significant impact is expected on the Company’s consolidated financial statements at the time of adoption.

     SEC Staff Accounting Bulletin (“SAB”) No. 105, Application of Accounting Principles to Loan Commitments, was released in March 2004. This release summarizes the SEC staff position regarding the application of GAAP to loan commitments accounted for as derivative instruments. The Company accounts for interest rate lock commitments issued on mortgage loans that will be held for sale as derivative instruments. Consistent with SAB No. 105, the Company considers the fair value of these commitments to be zero at the commitment date, with subsequent changes in fair value determined solely on changes in market interest rates. The Company’s adoption of this bulletin had no impact on the consolidated financial statements.

     At the March 17-18, 2004 Emerging Issues Task Force (“EITF”) meeting, the Task Force reached a consensus on Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. EITF 03-1 provides guidance for determining the meaning of “other-than-temporarily impaired” and its application to certain debt and equity securities within the scope of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS 115”) and investments accounted for under the cost method. The guidance set forth in the Statement was originally effective for the Company in the September 30, 2004 consolidated financial statements. However, in September 2004, the effective dates of certain parts of the Statement were delayed. Management is currently assessing the impact of Issue 03-1 on the consolidated financial statements.

First Midwest Financial, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     In March 2004, the Financial Accounting Standards Board (“FASB”) issued an Exposure Draft, Share-Base Payment—an amendment of Statements No. 123 and 95. This Statement amends SFAS Statement No. 123, Accounting for Stock-Based Compensation, SFAS Statement No. 95, Statement of Cash Flows, and APB Opinion No. 125, Accounting for Stock Issued to Employees. The objective of the amendment to SFAS No. 123 is to recognize in the financial statements the cost of employee services received in exchange for equity instruments and liabilities incurred as the result of such transactions. The grant-date fair value of stock options would be determined using an option-pricing model, and expense would be recognized over the vesting period. In October 2004, the FASB postponed the effective date of the proposed standard from fiscal years beginning after December 15, 2004 to periods beginning after June 15, 2005. Management is reviewing the proposed standard to determine the impact on the financial statements.

NOTE 2. EARNINGS PER COMMON SHARE

A reconciliation of the numerators and denominators used in the computation of basic earnings per common share and diluted earnings per common share is presented below:

	2004	2003	2002

Basic earnings per common share:
Numerator, net income	$3,987,050	$3,397,004	$2,156,628

Denominator, weighted average common shares outstanding	2,498,403	2,485,088	2,461,402
Less weighted average unallocated ESOP shares	(16,724)	(13,797)	(8,294)

Weighted average common shares outstanding for basic earnings per common share	$2,481,679	$2,471,291	$2,453,108

Basic earnings per common share	$1.61	$1.37	$0.88

Diluted earnings per common share:
Numerator, net income	$3,987,050	$3,397,004	$2,156,628

Denominator, weighted average common shares outstanding for basic earnings per
common share	2,481,679	2,471,291	2,453,108
Add dilutive effects of assumed exercises of stock options, net of tax benefits	52,744	33,654	31,428

Weighted average common and dilutive potential common shares outstanding	$2,534,423	$2,504,945	$2,484,536

Diluted earnings per common share	$1.57	$1.36	$0.87

Stock options totaling 91,315 shares, 58,566 shares and 136,464 shares were not considered in computing diluted earnings per common share for the years ended September 30, 2004, 2003 and 2002, respectively, because they were not dilutive.

NOTE 3. SECURITIES

Year end securities available for sale were as follows:

2004	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Debt securities:
Trust preferred securities	$26,751,966	$112,275	$(872,231)	$25,992,010
Obligations of states and political subdivisions	475,502	6,432	—	481,934
Mortgage-backed securities	295,672,052	761,354	(2,341,122)	294,092,284
Other	998,659	54,141		1,052,800

	323,898,179	934,202	(3,213,353)	321,619,028
Marketable equity securities	602,331	302,218	—	904,549

	$324,500,510	$1,236,420	$(3,213,353)	$322,523,577

2003	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Debt securities:
Trust preferred securities	$26,741,317	$120,200	$(3,538,252)	$23,323,265
Obligations of states and political subdivisions	585,000	21,395	—	606,395
Mortgage-backed securities	341,973,353	1,399,297	(3,088,061)	340,284,589
Other	998,229	2,711	—	1,000,940

	370,297,899	1,543,603	(6,626,313)	365,215,189
Marketable equity securities	602,331	263,942	(6,429)	859,844

	$370,900,230	$1,807,545	$(6,632,742)	$366,075,033

First Midwest Financial, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in continuous unrealized loss position at September 30, 2004 are as follows:

	LESS THAN 12 MONTHS		OVER 12 MONTHS		TOTAL

	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

2004
Debt securities:
Trust preferred securities	$—	$—	$23,879,735	$(872,231)	$23,879,735	$(872,231)
Mortgage-backed securities	34,755,362	(204,451)	196,459,639	(2,136,671)	231,215,001	(2,341,122)

	$34,755,362	$(204,451)	$220,339,374	$(3,008,902)	$255,094,736	$(3,213,353)

For all the above investment securities, the unrealized losses are generally due to changes in interest rates and, as such, are considered to be temporary, by the Company.

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

SEPTEMBER 30, 2004

	Amortized Cost	Fair Value

Due in one year or less	$225,000	$227,425
Due after one year through five years	1,249,161	1,307,309
Due after five years through ten years	—	—
Due after ten years	26,751,966	25,992,010

	28,226,127	27,526,744
Mortgage-backed securities	295,672,052	294,092,284

	$323,898,179	$321,619,028

Activities related to the sale of securities available for sale are summarized below.

	2004	2003	2002

Proceeds from sales	$—	$90,473,567	$7,464,706
Gross gains on sales	—	342,871	86,194
Gross (losses) on sales	—	(100,309)	—

NOTE 4. LOANS RECEIVABLE, NET

Year-end loans receivable were as follows:

	2004	2003

One to four family residential mortgage loans	$45,631,796	$52,192,827
Construction	29,732,204	19,435,319
Commercial and multi-family real estate loans	196,773,919	171,791,575
Agricultural real estate loans	12,879,821	11,638,780
Commercial business loans	80,515,547	59,467,802
Agricultural business loans	21,147,748	22,599,397
Consumer loans	30,355,326	26,633,610

	417,036,361	363,759,310
Less:
Allowance for loan losses	(5,370,994)	(4,961,777)
Undistributed portion of loans in process	(7,342,268)	(8,895,047)
Net deferred loan origination fees	(271,720)	(210,491)

	$404,051,379	$349,691,995

First Midwest Financial, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Activity in the allowance for loan losses for the years ended September 30 was as follows:

	2004	2003	2002

Beginning balance	$4,961,777	$4,692,988	$3,868,664
Provision for loan losses	488,500	350,000	1,090,000
Recoveries	29,210	32,148	54,240
Charge-offs	(108,493)	(113,359)	(319,916)

Ending balance	$5,370,994	$4,961,777	$4,692,988

Virtually all of the Company’s originated loans are to Iowa and South Dakota-based individuals and organizations. The Company’s purchased loans totaled approximately $91,713,000 at September 30, 2004, and were secured by properties located, as a percentage of total loans, as follows: 6% in Washington, 1% in Colorado, 2% in Minnesota, 2% in Iowa, 1% in Wisconsin, 1% in South Dakota, 2% in Arizona, 1% in Missouri and the remaining 6% in 12 other states. The Company’s purchased loans totaled approximately $76,269,000 at September 30, 2003, and were secured by properties located, as a percentage of total loans, as follows: 8% in Washington, 1% in Colorado, 1% in Minnesota, 2% in Iowa, 2% in Wisconsin, 1% in South Dakota, 2% in Arizona, 1% in Missouri and the remaining 3% in 14 other states.

     The Company originates and purchases commercial real estate loans. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production. The Company’s commercial real estate loans include approximately $39,409,000 of loans secured by hotel properties and $39,362,000 of multi-family at September 30, 2004. The remainder of the commercial real estate portfolio is diversified by industry. The Company’s policy for requiring collateral and guarantees varies with the credit-worthiness of each borrower.

Impaired loans were as follows:

	2003	2002

Year-end loans with no allowance for loan losses allocated	$—	$—
Year-end loans with allowance for loan losses allocated	652,834	790,430
Amount of the allowance allocated	197,265	312,359
Average of impaired loans during the year	775,047	910,303
Interest income recognized during impairment	—	—

Cash interest collected on impaired loans was not material during the years ended September 30, 2004, 2003 and 2002.

NOTE 5.  LOAN SERVICING

One to four family residential mortgage loans serviced for others are not reported as assets. The unpaid principal balances of these loans at year end were as follows:

	2004	2003

Mortgage loan portfolios serviced for FNMA	$25,804,000	$25,957,000
Other	27,460,000	22,095,000

	$53,264,000	$48,052,000

Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $100,000 and $112,000 at September 30, 2004 and 2003, respectively.

NOTE 6.  PREMISES AND EQUIPMENT, NET

Year end premises and equipment were as follows:

	2004	2003

Land	$2,108,388	$2,120,000
Buildings	9,577,962	9,134,858
Furniture, fixtures and equipment	5,243,724	4,804,462

	16,930,074	16,059,320
Less accumulated depreciation	(5,239,637)	(4,705,955)

	$11,690,437	$11,353,365

Depreciation of premises and equipment included in occupancy and equipment expense was approximately $917,000, $893,000 and $825,000 for the years ended September 30, 2004, 2003 and 2002, respectively.

First Midwest Financial, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. DEPOSITS

Jumbo certificates of deposit in denominations of $100,000 or more were approximately $84,862,000 and $109,429,000 at September 30, 2004 and 2003, respectively.

     At September 30, 2004, the scheduled maturities of certificates of deposit were as follows for the years ending September 30:

2005	$155,136,393
2006	53,629,074
2007	35,987,623
2008	12,388,912
2009	6,563,484
Thereafter	1,050,049

$264,755,535

NOTE 8. ADVANCES FROM FEDERAL HOME LOAN BANK

At September 30, 2004 advances from the FHLB of Des Moines had fixed and variable rates ranging from 1.39% to 7.19% (weighted-average rate of 3.62%) are required to be repaid in the year ending September 30 as presented below. Advances totaling $49,700,000 contain call features which allow the FHLB to call for the prepayment of the borrowing prior to maturity.

2005	$101,045,000
2006	20,240,000
2007	13,965,000
2008	25,000,000
2009	30,000,000
Thereafter	36,000,000

$226,250,000

First Federal and Security have executed blanket pledge agreements whereby First Federal and Security assign, transfer and pledge to the FHLB, and grant to the FHLB a security interest in all mortgage collateral and securities collateral. However, First Federal and Security have the right to use, commingle and dispose of the collateral they have assigned to the FHLB. Under the agreements, First Federal and Security must maintain “eligible collateral” that has a “lending value” at least equal to the “required collateral amount,” all as defined by the agreements.

     At year end 2004 and 2003, First Federal and Security collectively pledged securities with amortized costs of $169,159,000 and $168,857,000, respectively, and fair values of approximately $167,922,000 and $167,899,000, respectively, against specific FHLB advances. In addition, qualifying mortgage loans of approximately $119,731,000 and $120,888,000 were pledged as collateral at September 30, 2004 and 2003, respectively.

NOTE 9.  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase totaled $32,549,377 and $57,702,034 at September 30, 2004 and 2003, respectively.

     An analysis of securities sold under agreements to repurchase is as follows:

	2004	2003

Highest month-end balance	$58,500,000	$110,488,119
Average balance	38,977,080	78,208,576
Weighted average interest rate during the period	1.71%	1.42%
Weighted average interest rate at end of period	2.49%	1.16%

At year-end 2004, securities sold under agreements to repurchase had a weighted average maturity of less than 16 months.

     The Company pledged securities with amortized costs of approximately $35,702,000 and $81,428,000 and fair values of approximately $36,022,000 and $81,612,000, respectively, at year-end 2004 and 2003 as collateral for securities sold under agreements to repurchase.

NOTE 10. TRUST PREFERRED SECURITIES AND SUBORDINATED DEBENTURES

The Company issued all of the 10,000 authorized shares of trust preferred securities of First Midwest Financial Capital Trust I holding solely subordinated debt securities. Distributions are paid semi-annually. Cumulative cash distributions are calculated at a variable rate of LIBOR (as defined) plus 3.75% (5.74% at September 30, 2004 and 4.90% at September 30, 2003), not to exceed 12.5%. The Company may, at one or more times, defer interest payments on the capital securities for up to 10 consecutive semi-annual periods, but not beyond July 25, 2031. At the end of any deferral period, all accumulated and unpaid distributions will be paid. The capital securities will be redeemed on July 25, 2031; however, the Company has the option to shorten the maturity date to a date not earlier than July 25, 2006. The redemption price is $1,000 per capital security plus any accrued and unpaid distributions to the date of redemption plus, if redeemed prior to July 25, 2011, a redemption premium as defined in the Indenture agreement.

     Holders of the capital securities have no voting rights, are unsecured and rank junior in priority of payment to all of the Company’s indebtedness and senior to the Company’s common stock.

     Following generally accepted accounting principles in effect as of September 30, 2003, the financial statements of the Trust were consolidated with the Company and any intercompany transactions were eliminated. At September 30, 2004, generally accepted accounting principles now require that the financial statements of the Trust should not be consolidated with the Company’s and intercompany transactions should not be eliminated. The result of this change is that the balance of subordinated debt/trust preferred securities has increased by $310,000, which represents debt issued by the Company to the Trust. In addition, other assets increased by $310,000 which represents the Company’s investment in the common stock of the trust. The results of the Trust are recorded on the books of the Company using the equity method of accounting. There was no impact to net income as a result of this change. The terms of the subordinated debt are the same as the terms of the trust preferred securities described above.

First Midwest Financial, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. EMPLOYEE BENEFITS

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

Employee stock ownership plan (ESOP): The Company maintains an ESOP for eligible employees who have 1,000 hours of employment with the Bank, have worked one year at the Bank and who have attained age 21. In 2001, the ESOP borrowed $360,000 from the Company to purchase 30,000 shares of the Company’s common stock. Final payment of this loan was received during the year ended September 30, 2002. In 2002, the ESOP borrowed $145,982 from the Company to purchase 10,238 shares of the Company’s common stock. Final payment of this loan was received during the year ended September 30, 2004. In 2003, the ESOP borrowed $608,584 from the Company to purchase 35,574 shares of the Company’s common stock. In 2004, the ESOP borrowed $212,400 from the Company to purchase 10,000 shares of the Company’s common stock. Shares purchased by the ESOP are held in suspense for allocation among participants as the loan is repaid. ESOP expense of $291,018, $263,055 and $304,468 was recorded for the years ended September 30, 2004, 2003 and 2002, respectively. Contributions of $219,310, $253,050 and $279,750 were made to the ESOP during the years ended September 30, 2004, 2003 and 2002, respectively.

     Contributions to the ESOP and shares released from suspense in an amount proportional to the repayment of the ESOP loan are allocated among ESOP participants on the basis of compensation in the year of allocation. Benefits generally become 100% vested after seven years of credited service. Prior to the completion of seven years of credited service, a participant who terminates employment for reasons other than death or disability receives a reduced benefit based on the ESOP’s vesting schedule. Forfeitures are reallocated among remaining participating employees, in the same proportion as contributions. Benefits are payable in the form of stock upon termination of employment. The Company’s contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

     For the years ended September 30, 2004, 2003 and 2002, 13,000, 15,000 and 22,000 shares with an average fair value of $22.37, $17.54 and $13.84 per share, respectively, were committed to be released. Also for the years ended September 30, 2004, 2003 and 2002, allocated shares and total ESOP shares reflect 15,056, 4,865, and 12,629 shares, respectively, withdrawn from the ESOP by participants who are no longer with the Company and 5,426, 6,569 and 7,760 shares, respectively, purchased for dividend reinvestment.

Year-end ESOP shares are as follows:

	2004	2003	2002

Allocated shares	255,818	252,448	235,744
Unallocated shares	20,812	23,812	3,238

Total ESOP shares	276,630	276,260	238,982

Fair value of unearned shares	$462,859	$525,055	$46,142

STOCK OPTIONS AND INCENTIVE PLANS

Stock options and incentive plans: Certain officers and directors of the Company have been granted options to purchase common stock of the Company pursuant to stock option plans. Stock option plans are used to reward directors, officers and employees and provide them with an additional equity interest. Options are issued for 10 year periods, with 100% vesting generally occurring either at grant date or 48 months after grant date. At September 30, 2004, 113,962 shares were authorized for future grants. Information about option grants follows:

	Number of Options	Weighted- Average Exercise Price

Outstanding, September 30, 2001	288,056	$12.40
Granted	27,641	14.27
Exercised	(61,524)	7.14
Forfeited	(3,000)	13.22

Outstanding, September 30, 2002	251,173	13.88
Granted	36,708	21.45
Exercised	(35,292)	6.67
Forfeited	—	—

Outstanding, September 30, 2003	252,589	15.99
Granted	93,315	22.46
Exercised	(36,546)	15.94
Forfeited	(2,000)	15.92

Outstanding, September 30, 2004	307,358	$17.96

First Midwest Financial, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The weighted-average fair value per option for options granted in 2004, 2003 and 2002 was $5.37, $4.81 and $2.41, respectively. At September 30, 2004, options outstanding were as follows:

Exercise Price	Weighted-Average Exercise Price	Weighted-Average Remaining Life (Years)	Number of Options

$9.63 - $9.99	$ 9.63	6.00	20,824
$10.00 - $14.99	13.70	6.69	66,604
$15.00 - $19.99	16.91	2.46	89,117
$20.00 - $23.81	22.17	9.25	130,813

	$17.96	6.51	307,358

Options exercisable at year end are as follows:

	Number of Options	Weighted- Average Exercise Price

2002	237,048	13.95
2003	236,464	15.99
2004	250,483	17.04

PROFIT SHARING PLAN

The Company has a profit sharing plan covering substantially all full-time employees. Contribution expense for the years ended September 30, 2004, 2003 and 2002, was $276,923, $283,212 and $244,927, respectively.

NOTE 12. INCOME TAXES

The Company, the Bank and its subsidiaries and Security file a consolidated federal income tax return on a fiscal year basis.

The provision for income taxes consists of:

	2004	2003	2002

Federal:
Current	$2,120,464	$1,430,109	$904,539
Deferred	(333,905)	(23,962)	(64,787)

	1,786,559	1,406,147	839,752

State:
Current	288,432	278,015	153,170
Deferred	(16,293)	(5,876)	(27,040)

	272,139	272,139	126,130

Income tax expense	$2,058,698	$1,678,286	$965,882

Total income tax expense differs from the statutory federal income tax rate as follows:

	2004	2003	2002

Income taxes at 34% federal tax rate	$2,056,000	$1,726,000	$1,062,000
Increase (decrease) resulting from:
State income taxes—net of federal benefit	191,000	141,000	97,000
Nontaxable buildup in cash surrender value	(186,000)	(190,000)	(217,000)
Other, net	(2,302)	1,286	23,882

Total income tax expense	$2,058,698	$1,678,286	$965,882

First Midwest Financial, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year-end deferred tax assets and liabilities consist of:

	2004	2003

Deferred tax assets:
Bad debts	$1,885,000	$1,640,000
Net unrealized losses on securities available for sale	736,595	1,796,435
Other	145,863	—

	2,767,458	3,436,435

Deferred tax liabilities:
Federal Home Loan Bank stock dividend	(452,000)	(452,000)
Premises and equipment	(461,000)	(342,000)
Deferred loan fees	(168,000)	(148,000)
Other	—	(98,335)

	(1,081,000)	(1,040,335)

Net deferred tax assets	$1,686,458	$2,396,100

Federal income tax laws provided savings banks with additional bad debt deductions through September 30, 1987, totaling $6,744,000 for the Bank. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total approximately $2,300,000 at September 30, 2004 and 2003. If the Bank were liquidated or otherwise ceases to be a bank or if tax laws were to change, the $2,300,000 would be recorded as expense.

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

     Quantitative measures established by regulation to ensure capital adequacy require First Federal and Security to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and a leverage ratio consisting of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2004, that First Federal and Security meet the capital adequacy requirements.

First Midwest Financial, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

First Federal’s and Security’s actual capital and required capital amounts and ratios are presented below:

	Actual		Minimum Requirement For Capital Adequacy Purposes		Minimum Requirement To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
AS OF SEPTEMBER 30, 2004:
Total capital (to risk-weighted assets):
First Federal	$53,716	11.2%	$38,480	8.0%	$48,099	10.0%
Security	4,646	14.5	2,570	8.0	3,213	10.0
Tier 1 (Core) capital (to risk-weighted assets):
First Federal	48,493	10.1	19,240	4.0	28,860	6.0
Security	4,419	13.8	1,285	4.0	1,928	6.0
Tier 1 (Core) capital (to average total assets):
First Federal	48,493	6.8	28,470	4.0	35,588	5.0
Security	4,419	7.1	2,485	4.0	3,106	5.0
Tier 1 (Core) capital (to total assets),
First Federal	48,493	6.8	28,655	4.0	35,819	5.0

AS OF SEPTEMBER 30, 2003:
Total capital (to risk-weighted assets):
First Federal	$50,794	12.1%	$33,721	8.0%	$42,152	10.0%
Security	4,588	15.5	2,366	8.0	2,957	10.0
Tier 1 (Core) capital (to risk-weighted assets):
First Federal	46,058	10.9	16,861	4.0	25,291	6.0
Security	4,294	14.5	1,183	4.0	1,774	6.0
Tier 1 (Core) capital (to average total assets):
First Federal	46,058	7.1	26,108	4.0	32,634	5.0
Security	4,294	6.7	2,549	4.0	3,186	5.0
Tier 1 (Core) capital (to total assets),
First Federal	46,058	6.5	28,222	4.0	35,277	5.0

Regulations limit the amount of dividends and other capital distributions that may be paid by a financial institution without prior approval of its primary regulator. The regulatory restriction is based on a three-tiered system with the greatest flexibility being afforded to well-capitalized (Tier 1) institutions. First Federal and Security are currently Tier 1 institutions. Accordingly, First Federal and Security can make, without prior regulatory approval, distributions during a calendar year up to 100% of their retained net income for the calendar year-to-date plus retained net income for the previous two calendar years (less any dividends previously paid) as long as they remain well-capitalized, as defined in prompt corrective action regulations, following the proposed distribution. Accordingly, at September 30, 2004, approximately $7,269,000 of First Federal’s retained earnings and $332,000 of Security’s retained earnings were potentially available for distribution to the Company.

NOTE 14. COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company’s subsidiary banks make various commitments to extend credit which are not reflected in the accompanying consolidated financial statements.

     At September 30, 2004 and 2003, loan commitments approximated $60,244,000 and $63,421,000, respectively, excluding undisbursed portions of loans in process. Loan commitments at September 30, 2004 included commitments to originate fixed-rate loans with interest rates ranging from 4% to 9% totaling $8,150,000 and adjustable-rate loan commitments with interest rates ranging from 3.88% to 18% totaling $50,094,000. The Company also had commitments to purchase a fixed-rate loan of $2,000,000 with interest rate of 6.5%. Loan commitments at September 30, 2003 included commitments to originate fixed-rate loans with interest rates ranging from 4% to 10% totaling $13,208,000 and adjustable-rate loan commitments with interest rates ranging from 3% to 18% totaling $30,663,000. The Company also had commitments to purchase adjustable rate loans of $14,000,000 with interest rates ranging from 5% to 5.79% and fixed-rate loans of $5,550,000 with interest rates ranging from 5.38% to 8%. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract.

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

     Securities with amortized costs of approximately $47,201,000 and $31,349,000 and fair values of approximately $46,098,000 and $27,858,000 at September 30, 2004 and 2003, respectively, were pledged as collateral for public funds on deposit.

     Securities with amortized costs of approximately $10,255,000 and $6,040,000 and fair values of approximately $10,296,000 and $6,220,000 at September 30, 2004 and 2003, respectively, were pledged as collateral for individual, trust and estate deposits.

     Under employment agreements with certain executive officers, certain events leading to separation from the Company could result in cash payments totaling approximately $2,209,000 as of September 30, 2004.

First Midwest Financial, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company and its subsidiaries are subject to certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position or results of operations of the Company.

NOTE 15. OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:

	2004	2003	2002

Net change in net unrealized gains and losses on securities available for sale:
Unrealized gains (losses) arising during the year	$2,848,264	$(5,369,149)	$335,288
Reclassification adjustment for (gains) losses included in net income	—	(242,562)	(86,194)

Net change in unrealized gains and losses on securities available for sale	2,848,264	(5,611,711)	249,094
Tax effects	(1,059,840)	2,088,115	(92,687)

Other comprehensive income (loss)	$1,788,424	$(3,523,596)	$156,407

NOTE 16.  LEASE COMMITMENT

The Company has leased property under various noncancelable operating lease agreements which expire at various times through October 2013, and require annual rentals ranging from $6,000 to $52,200 plus the payment of the property taxes, normal maintenance and insurance on the property.

The total minimum rental commitment at September 30, 2004, under the leases is as follows:

2005	$125,256
2006	99,140
2007	99,580
2008	99,015
2009	92,800
Thereafter	223,300

$739,091

NOTE 17. PARENT COMPANY FINANCIAL STATEMENTS

Presented below are condensed financial statements for the parent company, First Midwest Financial, Inc.:

CONDENSED BALANCE SHEETS
SEPTEMBER 30, 2004 AND 2003

	2004	2003

ASSETS
Cash and cash equivalents	$110,119	$138,017
Securities available for sale	2,625,894	2,613,771
Investment in subsidiaries	55,093,854	50,832,669
Loan receivable from ESOP	394,766	401,676
Loan receivable	1,261,188	1,307,259
Other assets	856,789	916,660

Total assets	$60,342,610	$56,210,052

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Loan payable to subsidiaries	$2,550,000	$2,900,000
Trust preferred securities	—	10,000,000
Subordinated debentures	10,310,000	—
Accrued expenses and other liabilities	208,345	279,253

Total liabilities	13,068,345	13,179,253

SHAREHOLDERS’ EQUITY
Common stock	29,580	29,580
Additional paid-in capital	20,678,644	20,538,879
Retained earnings, substantially restricted	36,758,258	34,057,741
Accumulated other comprehensive income (loss)	(1,240,338)	(3,028,762)
Unearned Employee Stock Ownership Plan shares	(394,766)	(401,676)
Treasury stock, at cost	(8,557,113)	(8,164,963)

Total shareholders’ equity	47,274,265	43,030,799

Total liabilities and shareholders’ equity	$60,342,610	$56,210,052

First Midwest Financial, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2004, 2003 AND 2002

	2004	2003	2002

Dividend income from subsidiaries	$2,300,000	$1,250,000	$245,000
Interest income	317,635	334,656	322,345
Gain on sales of securities available for sale, net	—	48,109	48,064

	2,617,635	1,632,765	615,409

Interest expense	634,083	644,385	682,134
Operating expenses	752,257	662,046	618,578

	1,386,340	1,306,431	1,300,712

Income (loss) before income taxes and equity in undistributed
net income of subsidiaries	1,231,295	326,334	(685,303)

Income tax (benefit)	(354,000)	(304,000)	(304,000)

Income (loss) before equity in undistributed net income of subsidiaries	1,585,295	630,334	(381,303)

Equity in undistributed net income of subsidiaries	2,401,755	2,766,670	2,537,931

Net income	$3,987,050	$3,397,004	$2,156,628

CONDENSED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2004, 2003 AND 2002

	2004	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,987,009	$3,397,004	$2,156,628
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiaries	(2,401,755)	(2,766,670)	(2,537,931)
(Gain) loss on sales of securities available for sale, net	—	(48,109)	(48,064)
Change in other assets	365,401	(465,296)	436,856
Change in accrued expenses and other liabilities	(70,908)	233,718	75,539

Net cash provided by operating activities	1,879,747	350,647	83,028

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in subsidiary	—	—	(250,000)
Repayment of securities	—	—	342
Purchase of securities available for sale	—	(48,325)	(1,000,000)
Proceeds from sales of securities available for sale	—	156,016	1,410,770
Loan to ESOP	(212,400)	(608,584)	(145,893)
Net change in loan receivable	46,071	42,284	(450,230)
Repayments on loan receivable from ESOP	219,310	253,050	279,751

Net cash (used in) investment activities	52,981	(205,559)	(155,260)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loan payable to subsidiaries	2,325,000	1,975,000	1,755,000
Repayments on loan payable to subsidiaries	(2,675,000)	(830,000)	—
Cash dividends paid	(1,286,533)	(1,279,911)	(1,282,623)
Proceeds from exercise of stock options	582,557	235,281	439,860
Purchase of treasury stock	(906,650)	(165,092)	(843,327)

Net cash provided by (used in) financing activities	(1,960,626)	(64,722)	68,910

Net change in cash and cash equivalents	(27,898)	80,366	(3,322)

CASH AND CASH EQUIVALENTS
Beginning of year	138,017	57,651	60,973

End of year	$110,119	$138,017	$57,651

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$634,083	$644,385	$682,134

First Midwest Financial, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The extent to which the Company may pay cash dividends to shareholders will depend on the cash currently available at the Company, as well as the ability of the subsidiary banks to pay dividends to the Company (see Note 13).

NOTE 18.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarter Ended

	December 31	March 31	June 30	September 30

FISCAL YEAR 2004:
Total interest income	$9,053,707	$8,890,641	$9,043,212	$9,192,696
Total interest expense	4,585,909	4,475,826	4,523,366	4,826,084
Net interest income	4,467,798	4,414,815	4,519,846	4,366,612
Provision for loan losses	101,000	56,000	167,500	164,000
Net income	976,942	1,675,397	836,609	498,102
Earnings per common and common equivalent share:
Basic	$0.39	$0.67	$0.34	$0.20
Diluted	0.39	0.66	0.33	0.20

FISCAL YEAR 2003:
Total interest income	$8,952,749	$9,001,683	$8,773,197	$8,451,524
Total interest expense	5,027,183	4,854,739	4,841,730	4,727,099
Net interest income	3,925,566	4,146,944	3,931,467	3,724,425
Provision for loan losses	175,000	108,000	67,000	—
Net income	844,256	915,186	892,407	745,155
Earnings per common and common equivalent share:
Basic	$0.34	$0.37	$0.36	$0.30
Diluted	0.34	0.37	0.36	0.30

FISCAL YEAR 2002:
Total interest income	$8,990,799	$8,633,888	$8,904,424	$8,904,383
Total interest expense	5,928,035	5,429,196	5,293,508	5,083,311
Net interest income	3,062,764	3,204,692	3,610,916	3,821,072
Provision for loan losses	299,000	136,000	280,000	375,000
Net income	436,785	448,123	528,458	743,262
Earnings per common and common equivalent share:
Basic	$0.18	$0.18	$0.22	$0.30
Diluted	0.18	0.18	0.21	0.30

First Midwest Financial, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair value amounts of its financial instruments. It is management’s belief that the fair values presented below are reasonable based on the valuation techniques and data available to the Company as of September 30, 2004 and 2003, as more fully described below. It should be noted that the operations of the Company are managed from a going concern basis and not a liquidation basis. As a result, the ultimate value realized for the financial instruments presented could be substantially different when actually recognized over time through the normal course of operations. Additionally, a substantial portion of the Company’s inherent value is the subsidiary banks’ capitalization and franchise value. Neither of these components have been given consideration in the presentation of fair values below.

      The following presents the carrying amount and estimated fair value of the financial instruments held by the Company at September 30, 2004 and 2003. This information is presented solely for compliance with SFAS No. 107 and is subject to change over time based on a variety of factors.

	2004		2003

	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Selected assets:
Cash and cash equivalents	$8,936,569	$8,937,000	$9,756,815	$9,757,000
Securities available for sale	322,523,577	322,524,000	366,075,033	366,075,000
Loans receivable, net	404,051,379	400,965,000	349,691,995	352,547,000
Loans held for sale	270,000	270,000	1,126,310	1,126,000
FHLB stock	11,052,700	11,053,000	10,930,300	10,930,000
Accrued interest receivable	3,849,215	3,849,000	3,932,076	3,932,000

Selected liabilities:
Noninterest bearing demand deposits	(19,537,370)	(19,537,000)	(17,457,662)	(17,458,000)
Savings, NOW and money market demand deposits	(177,287,972)	(177,288,000)	(119,497,887)	(119,498,000)
Other time certificates of deposit	(264,755,535)	(265,836,000)	(298,597,193)	(303,189,000)

Total deposits	(461,580,877)	(462,661,000)	(435,552,742)	(440,145,000)

Advances from FHLB	(226,250,000)	(236,265,000)	(223,784,394)	(236,829,000)
Securities sold under agreements to repurchase	(32,549,377)	(33,074,000)	(57,702,034)	(57,703,000)
Trust Preferred Securities	—	—	(10,000,000)	(10,227,000)
Subordinated debentures	(10,310,000)	(10,339,000)	—	—
Advances from borrowers for taxes and insurance	(216,331)	(216,000)	(268,682)	(269,000)
Accrued interest payable	(473,426)	(473,000)	(506,861)	(507,000)

Off-balance-sheet instruments, loan commitments	—	—	—	—

First Midwest Financial, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following sets forth the methods and assumptions used in determining the fair value estimates for the Company’s financial instruments at September 30, 2004 and 2003.

CASH AND CASH EQUIVALENTS

The carrying amount of cash and short-term investments is assumed to approximate the fair value.

SECURITIES AVAILABLE FOR SALE

Quoted market prices or dealer quotes were used to determine the fair value of securities available for sale.

LOANS RECEIVABLE, NET

The fair value of loans was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities. When using the discounting method to determine fair value, loans were gathered by homogeneous groups with similar terms and conditions and discounted at a target rate at which similar loans would be made to borrowers as of September 30, 2004 and 2003. In addition, when computing the estimated fair value for all loans, allowances for loan losses have been subtracted from the calculated fair value for consideration of credit issues.

LOANS HELD FOR SALE

Fair values are based on quoted market prices of similar loans sold on the secondary market.

FHLB STOCK

The fair value of such stock approximates book value since the Company is able to redeem this stock with the Federal Home Loan Bank at par value.

ACCRUED INTEREST RECEIVABLE

The carrying amount of accrued interest receivable is assumed to approximate the fair value.

DEPOSITS

The fair value of deposits were determined as follows: (i) for noninterest bearing demand deposits, savings, NOW and money market demand deposits, since such deposits are immediately withdrawable, fair value is determined to approximate the carrying value (the amount payable on demand); (ii) for other time certificates of deposit, the fair value has been estimated by discounting expected future cash flows by the current rates offered as of September 30, 2004 and 2003, on certificates of deposit with similar remaining maturities. In accordance with SFAS No. 107. no value has been assigned to the Company’s long-term relationships with its deposit customers (core value of deposits intangible) since such intangible is not a financial instrument as defined under SFAS No. 107.

ADVANCES FROM FHLB

The fair value of such advances was estimated by discounting the expected future cash flows using current interest rates as of September 30, 2004 and 2003, for advances with similar terms and remaining maturities.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE, OTHER BORROWINGS, TRUST PREFERRED SECURITIES AND SUBORDINATED DEBENTURES

The fair value of these instruments was estimated by discounting the expected future cash flows using derived interest rates approximating market as of September 30, 2004 and 2003, over the contractual maturity of such borrowings.

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

LIMITATIONS

It must be noted that fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. Additionally, fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business, customer relationships and the value of assets and liabilities that are not considered financial instruments. These estimates do not reflect any premium or discount that could result from offering the Company’s entire holdings of a particular financial instrument for sale at one time. Furthermore, since no market exists for certain of the Company’s financial instruments, fair value estimates may be based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with a high level of precision. Changes in assumptions as well as tax considerations could significantly affect the estimates. Accordingly, based on the limitations described above, the aggregate fair value estimates are not intended to represent the underlying value of the Company, on either a going concern or a liquidation basis.

OFFICE LOCATIONS

FIRST FEDERAL SAVINGS BANK OF THE MIDWEST

First Federal Storm Lake, Main Office

FIRST FEDERAL SAVINGS BANK NORTHWEST IOWA MARKET

MAIN OFFICE
Fifth at Erie
P.O. Box 1307
Storm Lake, Iowa 50588
712.732.4117
800.792.6815
712.732.7105 fax

STORM LAKE PLAZA
1413 North Lake Avenue
Storm Lake, Iowa 50588
712.732.6655
712.732.7924 fax

LAKE VIEW
Fifth at Main
P.O. Box 649
Lake View, Iowa 51450
712.657.2721
712.657.2896 fax

LAURENS
104 North Third Street
Laurens, Iowa 50554
712.841.2588
712.841.2029 fax

ODEBOLT
219 South Main Street
P.O. Box 465
Odebolt, Iowa 51458
712.668.4881
712.668.4882 fax

SAC CITY
518 Audubon Street
Sac City, Iowa 50583
712.662.7195
712.662.7196 fax
efirstfed.com

Brookings Federal Bank

BROOKINGS FEDERAL BANK MARKET
600 Main Avenue
P.O. Box 98
Brookings, South Dakota 57006
605.692.2314
800.842.7452
605.692.7059 fax
brookingsfed.com

First Federal Sioux Falls, Main Office

FIRST FEDERAL SAVINGS BANK SIOUX EMPIRE MARKET

MAIN OFFICE
2500 South Minnesota Avenue
P.O. Box 520
Sioux Falls, South Dakota 57101
605.977.7500
605.977.7501 fax

WEST 12TH STREET
2104 West 12th Street
P.O. Box 520
Sioux Falls, South Dakota 57101
605.336.8900
605.336.8901 fax

WESTERN AVENUE
(coming soon)
4900 South Western Avenue
P.O. Box 520
Sioux Falls, South Dakota 57101
firstfedsf.com

Iowa Savings Bank, Main Office

IOWA SAVINGS BANK MARKET

MAIN OFFICE
4848 86th Street
Urbandale, Iowa 50322
515.309.9800
515.309.9801 fax

HIGHLAND PARK
3624 Sixth Avenue
Des Moines, Iowa 50313
515.288.4866
515.288.3104 fax

INGERSOLL
3401 Ingersoll Avenue
Des Moines, Iowa 50312
515.274.9674
515.274.9675 fax

WEST DES MOINES
3448 Westown Parkway
West Des Moines, Iowa 50266
515.226.8474
515.226.8475 fax

JORDAN CREEK
(coming soon)
68th & Coachlight Court
West Des Moines, Iowa 50266
iowasavings.com

 SECURITY STATE BANK

Security State Bank, Main Office

MAIN OFFICE
615 South Division
P.O. Box 606
Stuart, Iowa 50250
515.523.2203
800.523.8003
515.523.2460 fax

CASEY
101 East Logan
P.O. Box 97
Casey, Iowa 50048
641.746.3366
800.746.3367
641.746.2828 fax

MENLO
501 Sherman
P.O. Box 36
Menlo, Iowa 50164
641.524.4521
esecuritystate.com

META PAYMENT
SYSTEMS
2329 North Career Avenue, Suite 205
Sioux Falls, South Dakota 57107
605.275.9555
605.275.8070 fax
metapay.com

BILL MARKVE AND ASSOCIATES and FIRST SERVICES TRUST COMPANY

Investment(1) and trust services available through all bank locations.

(1) Non-traditional bank products offered through Ameritas Investment Corporation are not FDIC insured, nor are they guaranteed by the banks of First Midwest or any affiliate.

DIRECTORS AND OFFICERS

BOARD OF DIRECTORS

JAMES S. HAAHR
Chairman of the Board and Chief Executive Officer for First Midwest Financial, Inc. (FMFI) and First Federal Savings Bank of the Midwest (FFSBM); Chairman of the Board for Security State Bank (SSB)

E. WAYNE COOLEY
Consultant Emeritus of the Iowa Girls’ High School Athletic Union

E. THURMAN GASKILL
Iowa State Senator and Owner of a Grain and Livestock Farming Operation

J. TYLER HAAHR
President and Chief Operating Officer for FMFI and FFSBM, Chief Executive Officer of SSB, and President of First Services Trust Company

G. MARK MICKELSON
Partner in Mickelson & Newell, LLC

RODNEY G. MUILENBURG
Retired Dairy Specialist Manager for Purina Mills, Inc.; Consultant for TransOva Genetics Dairy Division; and Director of sales and marketing for TransOva Genetics

JEANNE PARTLOW
Retired Chairman of the Board and President of Iowa Savings Bank

JOHN THUNE
United States Senator-Elect from the State of South Dakota (Resigned November 2004)

EXECUTIVE OFFICERS

JAMES S. HAAHR
J. TYLER HAAHR

RONALD J. WALTERS, CPA
Senior Vice President, Secretary, Treasurer and Chief Financial Officer for FMFI and FFSBM; and Secretary for SSB

ELLEN E. MOORE
Vice President of Marketing and Sales for FMFI and Senior Vice President of Marketing and Sales for FFSBM

BEN GUENTHER
President, First Federal Savings Bank Northwest Iowa Market

TIM D. HARVEY
President, Brookings Federal Bank Market

TROY MOORE
President, Iowa Savings Bank Market

TONY TRUSSELL
President, First Federal Savings Bank Sioux Empire Market

I. EUGENE RICHARDSON, JR.
President, Security State Bank

BRAD C. HANSON
President, Meta Payment Systems

CHARLES B. FRIEDERICHS
Senior Vice President and Chief Information Officer

JON GEISTFELD
Senior Vice President and Chief Lending Officer

SANDRA K. HEGLAND
Senior Vice President of Human Resources

SUSAN C. JESSE
Senior Vice President of Compliance and Operations

BANK DIRECTORS

FEDERAL SAVINGS BANK OF THE MIDWEST

James S. Haahr, Chairman
E. Wayne Cooley
E. Thurman Gaskill
J. Tyler Haahr
G. Mark Mickelson
Rodney G. Muilenburg
Jeanne Partlow
John Thune

SECURITY STATE BANK

James S. Haahr, Chairman
E. Wayne Cooley
E. Thurman Gaskill
J. Tyler Haahr
G. Mark Mickelson
Rodney G. Muilenburg
Jeanne Partlow
I. Eugene Richardson, Jr.
John Thune

BRAD C. HANSON
President,
Meta Payment Systems

THE META PAYMENT SYSTEMS (MPS) TEAM AND I ARE EXTREMELY PLEASED TO BE ASSOCIATED WITH SUCH A FORWARD THINKING COMPANY LIKE FIRST MIDWEST. MPS SERVES BANKS, CARD PROCESSORS AND THIRD-PARTY MARKETING COMPANIES NATIONWIDE BY OFFERING PREPAID CARD PROGRAMS TO THEIR CUSTOMERS. IN ADDITION, MPS BRINGS NEW OPPOR-TUNITIES FOR ACH (AUTOMATED CLEARING HOUSE) ORIGINATION, ATM SPONSORSHIP, CREDIT CARDS AND MERCHANT SERVICES. OUR GOAL IS TO CONTRIBUTE TO THE OVERALL SUCCESS OF FIRST MIDWEST BY EXPANDING ITS CAPABILITY AND REACH IN THE GROWING PAYMENTS INDUSTRY.

FUN FACTS: FLEW OVER 80,000 MILES FOR WORK AND PLEASURE DURING THE PAST YEAR. WAS A FEATURED SPEAKER AT VARIOUS INDUSTRY CONFERENCES.

INVESTOR, DIVIDEND AND STOCK MARKET INFORMATION

LISA J. BINDER
Vice President of Marketing & Sales

FROM MY GRADUATION TO MY SONS’ GRADUATIONS, OUR BANK HAS PROVIDED ME WITH VALUE-ADDED FINANCIAL SERVICES THROUGHOUT LIFE’S CHANGES. NOW, IT IS EXCITING TO BE A PART OF OUR COMPANY’S HISTORIC “LIFE CHANGE” TO META. AS A CUSTOMER, AN EMPLOYEE AND A SHAREHOLDER, I AM PROUD OF OUR HISTORY AND I LOOK FORWARD TO A STRONG, UNIFIED FUTURE AS THE META TEAM WORKS TO MAKE BANKING EASY FOR CUSTOMERS THROUGH EVERY LIFE CHANGE.

FUN FACTS: ENJOYS SINGING AND PLAYING THE GUITAR. SERVED AS THE 2004 CHAIRPERSON FOR IOWA BANKERS ASSOCIATION MARKETING COMMITTEE AND PRESENTED ON A PANEL DISCUSSION AT THE NATIONAL AMERICAN BANKERS ASSOCIATION MARKETING CONFERENCE.

INVESTOR INFORMATION

ANNUAL MEETING OF SHAREHOLDER

The Annual Meeting of Shareholders will convene at 1:00 pm on Monday, January 24, 2005. The meeting will be held in the Board Room of First Federal Savings Bank, Fifth at Erie, Storm Lake, Iowa. Further information with regard to this meeting can be found in the proxy statement.

GENERAL COUNSEL

Mack, Hansen, Gadd, Armstrong & Brown, P.C.
316 East Sixth Street
P.O. Box 278
Storm Lake, Iowa 50588

SPECIAL COUNSEL

Katten Muchin Zavis Rosenman
1025 Thomas Jefferson Street NW
East Lobby, Suite 700
Washington, D.C. 20007-5201

INDEPENDENT AUDITORS

McGladrey & Pullen LLP
400 Locust Street, Suite 640
Des Moines, Iowa 50309-2372

SHAREHOLDER SERVICES AND INVESTOR RELATIONS

Shareholders desiring to change the name, address, or ownership of stock; to report lost certificates; or to consolidate accounts, should contact the corporation’s transfer agent:

     REGISTRAR & TRANSFER COMPANY
     10 Commerce Drive
     Cranford, New Jersey 07016
     Telephone: 800.368.5948
     Email: invrelations@rtco.com
     Website: www.rtco.com

FORM 10-K

Copies of the Company’s Annual Report on Form 10-K for the year ended September 30, 2004 (excluding exhibits thereto) may be obtained without charge by contacting:

     INVESTOR RELATIONS
     First Midwest Financial, Inc.
     First Federal Building, Fifth at Erie
     P.O. Box 1307
     Storm Lake, Iowa 50588
     Telephone: 712.732.4117
     Email: invrelations@fmficash.com
     Website: www.fmficash.com or www.metacash.com

DIVIDEND AND STOCK MARKET INFORMATION

First Midwest Financial, Inc.’s common stock trades on the Nasdaq National Market under the symbol “CASH.” The Wall Street Journal publishes daily trading information for the stock under the abbreviation, “FstMidwFnl,” in the National Market Listing. Quarterly dividends for 2003 and 2004 were $0.13. The price range of the common stock, as reported on the Nasdaq System, was as follows:

	FISCAL YEAR 2004		FISCAL YEAR 2003
	LOW	HIGH	LOW	HIGH
FIRST QUARTER	$21.50	$23.75	$14.16	$16.57
SECOND QUARTER	21.40	23.90	15.88	17.16
THIRD QUARTER	21.97	24.75	16.21	19.25
FOURTH QUARTER	20.26	24.22	18.37	24.50

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

      As of September 30, 2004, First Midwest had 2,491,025 shares of common stock outstanding, which were held by 246 shareholders of record, and 307,358 shares subject to outstanding options. The shareholders of record number does not reflect approximately 413 persons or entities who hold their stock in nominee or “street” name.

      The following securities firms indicated they were acting as market makers for First Midwest Financial, Inc. stock as of September 30, 2004: Brokerage America, LLC; Brut, LLC; Friedman Billings Ramsey & Co.; FTN Midwest Research Secs.; Goldman, Sachs & Co.; Hill Thompson Magid and Co.; Howe Barnes Investments, Inc.; Knight Equity Markets, L.P.; Sandler O’Neill & Partners; and Schwab Capital Markets.