Form 10-K, Exhibit 13
period 2005-09-30
META FINANCIAL GROUP INC
filed 2005-12-23
CIK 907471

Meta Financial Group

2005 ANNUAL REPORT

for every life change

For every life change

Customers don’t change banks every day. And they shouldn’t. But when “real life” changes, it is just smart to make sure their financial life changes with it. In fact, we think it makes so much sense that we offer a unique Life Change ProgramSM to both individual and business customers. Life Change SpecialistsSM utilize detailed checklists and financial know-how to coach them through the personal and financial challenges of the most common life changes... so Meta customers can spend more time enjoying life.

COMPANY STRUCTURE

COMPANY PROFILE

Meta Financial Group, Inc. is a $776 million bank holding company for MetaBank, MetaBank West Central and Meta Trust Company. Headquartered in Storm Lake, Iowa, the Company converted from mutual ownership to stock ownership in 1993. Its primary business is marketing deposits, loans and other financial services and products to meet the needs of its commercial, agricultural, and retail customers.

          Meta Financial Group operates under a super-community banking philosophy that allows the Company to grow while maintaining its community bank roots, with local decision making and customer service. Administrative functions, transparent to the customer, are centralized to enhance the banks’ operational efficiencies and to improve customer service capabilities.

          MetaBank is a federally-chartered savings bank with four market areas: Northwest Iowa, Brookings, Central Iowa, Sioux Empire; and the nationally recognized Meta Payment Systems division. Meta Payment Systems manages four primary business lines that contribute to revenue and deposits: prepaid cards, credit cards, Automated Teller Machine (ATM) sponsorship and Automated Clearing House (ACH) origination. MetaBank West Central is a state-chartered commercial bank located in West Central Iowa. Eighteen bank offices support customers throughout central and northwest Iowa and in Brookings and Sioux Falls, South Dakota. Meta Trust provides professional trust services to bank customers.

          The Company is affiliated with Bill Markve and Associates to offer a wide range of non-insured investment and insurance products to customers through Ameritas Investment Corporation and other companies.

Banks are Members FDIC and Equal Housing Lenders. As of September 30, 2005, the company and its subsidiary banks had capital ratios in excess of regulatory requirements and are considered well capitalized under regulatory guidelines.

CONTENTS

Company Structure & Profile	i

Letter to Shareholders	ii-iii

Financials	1-34

Directors & Senior Officers	35

Investor Information	36

Locations	37

i

To Our Shareholders

L TO R: J. TYLER HAAHR, JAMES S. HAAHR

“You’ve just gotta take care of the people” is the simple credo our company was founded upon more than half a century ago. It is still the cornerstone of our business philosophy today, and is the heart of our mission to make money management easy through every life change.

Earnings for 2005 were disappointing for Meta Financial Group (MFG). The Company reported a net loss of $924 thousand or negative $0.38 per diluted share for the fiscal year ended September 30, 2005. This compares to net income of $4.0 million or $1.57 per diluted share for fiscal year 2004. Boosting the 2004 fiscal year’s results was a branch sale net gain, after income taxes, of $699 thousand or $0.28 per diluted share.

          For the quarter ended September 30, 2005, the Company recorded net income of $546 thousand or $0.22 per diluted share. Compared to net income of $498 thousand or $0.20 per diluted share for same quarter the previous year, fourth quarter earnings increased $48 thousand or 9.6 percent from 2004 to 2005.

          A $4.8 million additional provision for loan losses during the third quarter ended June 30, 2005 was the primary cause for the fiscal 2005 loss. After income taxes, the additional provision reduced earnings by $1.25 per diluted share for the fiscal year.

          The additional provision for loan losses related to $9.8 million of loans, which was the Company’s share of approximately $32.0 million of total loans to three affiliated companies involved in automobile sales, service and financing, and to the owners thereof.

          Liquidation of all three companies’ assets has been underway since the beginning of MFG’s fourth fiscal quarter. During the fourth quarter, MFG incurred costs related to the liquidation totaling approximately $330 thousand, or $218 thousand net of tax. These costs reduced earnings by approximately $0.09 per share for both the quarter and the 2005 fiscal year. Please consult Management’s Discussion and Analysis later in this annual report for further information.

          Excluding the impact of the additional provision for loan losses, the associated liquidation costs, the start-up costs for Meta Payment Systems, and the costs related to the Company’s name change, net income would have been $705 thousand or $0.28 per diluted share for the fourth quarter, and $3.7 million or $1.46 per diluted share for the year ended September 30, 2005. This compares to net income of $0.34 per diluted share for the three-month period ended September 30, 2004, and net income of $1.49 per diluted share, excluding the profit from the branch sale, for the year ended September 30, 2004. While excluding the impact of the above items is a non-GAAP measure, we believe that it may be useful to provide such information due to the nature of the expenses in order to more accurately compare the results of the periods presented.

          At September 30, 2005, non-performing assets totaled $5.4 million ($4.7 million of which is associated with the credit discussed previously) and the ratio of non-performing assets to total assets was 0.69 percent. This compares to $729 thousand and 0.09 percent at September 30, 2004. The Company had $1.91 million of 30-day past due loans, or 0.43 percent of total loans, as of September 30, 2005. This compares to $1.89 million of 30-day past due loans, or 0.45 percent of total loans the previous year.

Even though MetaBank, a wholly owned subsidiary of Meta Financial Group Inc., didn’t enter the prepaid card business until May 2004 with the creation of its Meta Payment Systems division, the company has become one of the premier financial institutions in the prepaid arena.1

ii

          While 2005 did not prove to be a good earnings year for MFG, progress was made toward initiatives that we believe will enhance long-term performance and earnings:

1.	Growth of low-cost deposits and commercial loans;

2.	Growth of Meta Payment Systems, a division of MetaBank;

3.	Branch expansion; and

4.	The name change completion.

          Low-cost deposit balances (checking, money market, and savings accounts) grew $75.8 million or 38.5 percent while total deposit balances grew $79.2 million or 17.2 percent in 2005. The Company’s focus to increase low-cost deposits has produced a $194 million gain or a 247.1 percent increase in low-cost deposit balances and a $222 million gain or a 70.0 percent increase in total deposit balances over the past five years.

          Meta Financial Group’s commitment to attract low-cost deposits has shifted the percentage of low-cost funds from 26.8 percent of total deposits to 50.4 percent between the end of fiscal 2001 and fiscal 2005. The shift directly improves loan-to-deposit interest rate spreads and enhances the Company’s net interest income.

          Net interest income grew $1.47 million or 8.3 percent for the year ended September 30, 2005. In addition to strong low-cost deposit balance growth, total loans increased $36.1 million or 8.9 percent during fiscal 2005. Originated commercial real estate and operating loans increased by $45.3 million, or 21.8 percent during the fiscal year. This follows 19.3 percent and 43.5 percent increases in 2004 and 2003 respectively. As the volume of originated commercial loans increases, the Company benefits with the related deposit accounts, better loan-to-deposit spreads, less interest rate sensitivity, and more fee income.

          Since its inception in May 2004, MetaBank, through its Meta Payment Systems (MPS) division, has become one of the premier financial institutions in the prepaid arena.1 It serves banks, card processors, and third-party marketing companies nationwide. The MPS group launched and now manages four primary business lines that contribute to the Company’s revenue and deposits: prepaid cards, credit cards, Automated Teller Machine (ATM) sponsorship, and Automated Clearing House (ACH) origination.

          MPS expands the Company’s opportunity and reach in the growing payments industry. Start up costs associated with MPS resulted in a net loss of $808 thousand or $0.32 per diluted share for the year ended September 30, 2005. This follows a net loss of $490 thousand or $0.20 per diluted share for the previous fiscal year. As the Company anticipated and ahead of original projections, MPS, which operates as a separate business segment, recorded its first profitable quarter with net income of $59 thousand or $0.02 per diluted share in the fourth quarter of fiscal 2005.

          The Company also proceeded with previously disclosed plans to open two additional branch offices in Sioux Falls, South Dakota. The third and fourth full-service retail bank offices opened in August and October respectively. The newest facility houses retail bank activities and the Meta Payment Systems division.

It is not a coincidence that Meta means change.

          In January 2005, the Company and its subsidiaries united under one name. During the fiscal year, one-time costs related to the name changes, net of income taxes, totaled $428 thousand or $0.17 per diluted share. The Company expects to recoup one-time expenses within the next fiscal year as a result of improved operating and marketing efficiencies associated with the name change.

          It is not a coincidence that Meta means change. MetaBank’s mission is to make money management easy for customers through every life change. To support the mission, the Company initiated a unique Life Change ProgramSM designed to coach customers—both individual and business—through the ten most common life changes. More than 50 percent of employees are trained Life Change Specialists.SM The customer-focused program is just one way MetaBank differentiates itself as it builds stronger customer relationships and a stronger brand.

          On June 28, 2005 MFG announced that J. Tyler Haahr, who had served as president and chief operating officer, was named president and chief executive officer of MFG and MetaBank. James S. Haahr, who has worked for the Company since 1961, most recently as chairman and CEO, continues to serve as chairman of the board. Troy Moore, president of MetaBank’s central Iowa market, was named executive vice president, chief operating officer and member of the executive committee for MFG and MetaBank. Gene Richardson, who serves as MetaBank West Central’s market president also assumed responsibilities as MetaBank’s central Iowa market president.

          On October 25, 2005 Brad Hanson was elected to the board of directors for MFG, MetaBank, MetaBank West Central and Meta Trust. In addition, Mr. Hanson was appointed executive vice president and member of the executive committee for MFG and MetaBank. He also serves as president of Meta Payment Systems and is a pioneer in the payment systems industry.

          On behalf of all Meta Financial Group associates, we remain dedicated to increasing shareholder value and enhancing your return. Thank you for investing in our company.

JAMES S. HAAHR
Chairman of the Board

J. TYLER HAAHR
President & CEO

(1)	Cullen, Scott. “Banking on Prepaid—Those making a successful transition do so by picking the right partners,” Intele-Card News, September 1, 2005.

iii

FINANCIAL HIGHLIGHTS

(Dollars in Thousands except Per Share Data)	2005	2004	2003	2002	2001

AT SEPTEMBER 30
Total assets	$776,349	$780,799	$772,285	$607,648	$523,183
Total loans, net	440,190	404,051	349,692	341,937	333,062
Total deposits	540,770	461,581	435,553	355,780	338,782
Shareholders’ equity	42,959	47,274	43,031	44,588	43,727
Book value per common share	$17.16	$18.98	$17.25	$18.06	$17.71
Total equity to assets	5.53%	6.05%	5.57%	7.34%	8.36%

FOR THE FISCAL YEAR
Net interest income	$19,239	$17,769	$15,728	$13,700	$12,833
Net income (loss)	(924)	3,987	3,397	2,157	1,910
Diluted earnings (loss) per share	$(0.38)	$1.57	$1.36	$0.87	$0.78
Return on average assets	-0.12%	.51%	.47%	.38%	.37%
Return on average equity	-2.05%	8.69%	7.57%	4.95%	4.57%
Net yield on interest-earning assets	2.56%	2.40%	2.31%	2.56%	2.59%

Meta Financial Group, Inc. and Subsidiaries

SELECTED CONSOLIDATED FINANCIAL INFORMATION

SEPTEMBER 30,	2005	2004	2003	2002	2001

SELECTED FINANCIAL CONDITION DATA
(In Thousands)

Total assets	$776,349	$780,799	$772,285	$607,648	$523,183
Loans receivable, net	440,190	404,051	349,692	341,937	333,062
Securities available for sale	230,893	322,524	366,075	218,247	145,374
Excess of cost over net assets acquired, net	3,403	3,403	3,403	3,403	3,403
Deposits	540,770	461,581	435,553	355,780	338,782
Total borrowings	190,522	269,109	291,486	205,266	138,344
Shareholders’ equity	42,959	47,274	43,031	44,588	43,727

YEAR ENDED SEPTEMBER 30,

SELECTED OPERATIONS DATA
(In Thousands, Except Per Share Data)

Total interest income	$41,093	$36,180	$35,179	$35,434	$38,224
Total interest expense	21,854	18,411	19,451	21,734	25,391

Net interest income	19,239	17,769	15,728	13,700	12,833
Provision for loan losses	5,482	489	350	1,090	710

Net interest income after provision for loan losses	13,757	17,280	15,378	12,610	12,123
Total noninterest income	3,731	3,596	3,555	2,781	1,492
Total noninterest expense	19,097	14,830	13,858	12,268	10,695

Income (loss) before income taxes	(1,609)	6,046	5,075	3,123	2,920
Income tax expense (benefit)	(685)	2,059	1,678	966	1,010

Net income (loss)	$(924)	$3,987	$3,397	$2,157	$1,910

Earnings (loss) per common and common equivalent share:

Basic earnings (loss) per share	$-0.38	$1.61	$1.37	$0.88	$0.79
Diluted earnings (loss) per share	$-0.38	$1.57	$1.36	$0.87	$0.78

YEAR ENDED SEPTEMBER 30,

SELECTED FINANCIAL RATIOS AND OTHER DATA

PERFORMANCE RATIOS

Return on average assets	-0.12%	0.51%	0.47%	0.38%	0.37%
Return on average shareholders’ equity	-2.05%	8.69%	7.57%	4.95%	4.57%
Interest rate spread information:
Average during the year	2.37%	2.27%	2.18%	2.37%	2.24%
End of year	2.56%	2.28%	1.90%	2.53%	2.21%
Net yield on average interest-earning assets	2.56%	2.40%	2.31%	2.56%	2.59%
Ratio of operating expense to average total assets	2.43%	1.91%	1.93%	2.16%	2.09%

QUALITY RATIOS

Non-performing assets to total assets at end of year	0.69%	0.09%	0.28%	0.58%	0.49%
Allowance for loan losses to non-performing loans	1,057.39%	754.35%	492.75%	220.33%	240.02%

CAPITAL RATIOS

Shareholders’ equity to total assets at end of period	5.53%	6.05%	5.57%	7.34%	8.36%
Average shareholders’ equity to average assets	5.77%	5.91%	6.25%	7.68%	8.17%
Ratio of average interest-earning assets to average interest-bearing liabilities	106.74%	105.01%	104.53%	104.86%	106.90%

OTHER DATA

Book value per common share outstanding.	$17.16	$18.98	$17.25	$18.06	$17.71
Dividends declared per share	$0.52	$0.52	$0.52	$0.52	$0.52
Dividend payout ratio	(1)	32%	38%	59%	65%
Number of full-service offices	17	16	16	15	14

(1)      Calculation of the Dividend Payout Ratio Is not meaningful due to the net loss for fiscal 2005.

Meta Financial Group, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

MANAGEMENT’S DISCUSSION AND ANALYSIS

GENERAL

Meta Financial Group, Inc. (the “Company”) is a bank holding company whose primary subsidiaries are MetaBank and MetaBank West Central (“MetaBank WC”). The Company was incorporated in 1993 as a unitary non-diversified savings and loan holding company and, on September 20, 1993, acquired all of the capital stock of MetaBank in connection with MetaBank’s conversion from mutual to stock form of ownership. On September 30, 1996, the Company became a bank holding company in conjunction with the acquisition of MetaBank WC.

          The Company focuses on establishing and maintaining long-term relationships with customers, and is committed to serving the financial service needs of the communities in its market area. The Company’s primary market area includes the following counties: Adair, Buena Vista, Dallas, Guthrie, Pocahontas, Polk, and Sac located in Iowa, and the counties of Brookings, Lincoln and Minnehaha located in east central South Dakota. The Company attracts retail deposits from the general public and uses those deposits, together with other borrowed funds, to originate and purchase residential and commercial mortgage loans, to originate consumer, agricultural and other commercial loans.

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

CORPORATE DEVELOPMENTS IN FISCAL 2005

During the third fiscal quarter of 2005, the Company determined that $9.8 million of its assets were impaired under generally accepted accounting principles. The Company was the lead lender and servicer of approximately $32.0 million in loans to three affiliated companies and their owners. Approximately $22.2 million of the total had been sold to ten participating financial institutions. The Company’s portion of the affected assets included total operating loans secured by new and used cars and contracts receivable of approximately $6.8 million to two of the companies, which filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in June 2005. The Company also had real estate loans totaling approximately $2.0 million to the third company, and $1.0 million to the majority owner of the three companies. As of June 30, 2005, $7.6 million of the loans related to these borrowers were deemed non-performing, and placed on non-accrual status. In early July, the Company took possession of the assets of one of the companies that had filed for reorganization, and subsequently accepted deeds on the real estate from the third company and the majority owner. The other company remains in Chapter 11 bankruptcy. During the fourth quarter of fiscal 2005, the loan balances, except for loans to the one company still in bankruptcy, were transferred to foreclosed real estate or repossessed assets, net of specific allowance. The process of liquidation of assets of all three companies has been underway since early July. Based on an extensive review and evaluation of the assets, including use of outside expertise, the Company concluded that, as of June 30, 2005, an additional provision for loan losses was required in the amount of $4.8 million. One loan totaling $1.3 million was charged to the allowance as of June 30, 2005, and $2.5 million of the additional allowance was offset against the loan balances when the transfers to foreclosed real estate and repossessed assets took place. The Company also estimated that the costs related to the liquidation of the assets could be as much as $500,000. During the fourth fiscal quarter, the Company’s expenses related to the liquidation totaled $330,000, or $218,000 net of income taxes. The additional provision recorded in the third quarter reduced net income per diluted share for the fiscal year by $1.25, and the liquidation expenses incurred during the fourth quarter reduced earnings per diluted share by $.09 for both the quarter and the fiscal year. The Company believes that the $4.8 million in additional allowance related to these assets was, and continues to be, reasonable based on information currently available. However, it is possible that other factors and circumstances could result in a different final realized loss on these assets. We can make no prediction at this time as to any other losses or recoveries that might occur related to the bankruptcy and related matters. See “Non-performing Assets and Allowance For Loan Losses,” herein.

          On May 6, 2004, the Company announced that MetaBank had started a new operating division to position the Company to take advantage of opportunities in the growing area of prepaid debit cards and related systems and services. On May 4, 2004, the first five members of the management group leading this new division joined MetaBank. These individuals have extensive experience and a proven track record for creating value and profitability in this emerging market. As of September 30, 2004, the division had a total of seventeen (17) employees, operating under the name Meta Payment Systems. The first cards for the operation were issued during the fourth quarter of the fiscal year ended September 30, 2004. The development process continued throughout the fiscal year ended September 30, 2005, at which point the division had twenty-nine (29) employees. Meta Payment Systems, which constitutes an operating segment for financial reporting purposes, is based in Sioux Falls, South Dakota, and relocated to the newly completed MetaBank office building in October 2005. During the first thirteen months of operations, primarily the start-up phase, through June 30, 2005, Meta Payment Systems generated an operating loss of almost $1.4 million, net of income taxes. The Meta Payment System operating loss for the fiscal year ended September 30, 2005 totaled $808,000, or $0.33 per diluted share. (See Note 18 of Notes to Consolidated Financial Statements.) However, in the fourth quarter of fiscal 2005, Meta Payment Systems generated a profit of $59,000. It is anticipated that, going forward, the division will continue to operate profitably.

          On August 8, 2005, MetaBank opened its third office in Sioux Falls, South Dakota. The facility, small but strategically located, had been announced near the end of the second fiscal quarter. A fourth Sioux Falls office opened on October 24, 2005. It is a large facility designed to house branch operations, commercial lending for the Sioux Falls market, Meta Payment Systems and several other corporate functions. As a result of opening of new branch offices, additional expenses will be incurred, primarily in compensation and benefits, and in costs associated with owning, operating and maintaining an office building.

          During the second quarter of the fiscal year, the Company obtained the required approvals and completed the name change that was announced during fiscal 2004. First Midwest Financial, Inc. became Meta Financial Group, Inc., First Federal Savings Bank of the Midwest became MetaBank, Security State Bank became MetaBank West Central, and First Services Trust Corporation became Meta Trust Company. The Meta name is symbolic of positive change and expands on the existing operating philosophy of the Company and its subsidiaries to make money management easy for individuals and businesses through every life change. The costs associated with the name change, net of income taxes, reduced net income by $428,000, or $.17 per diluted share, during fiscal 2005. The Company’s stock has continued after the name change to trade on the NASDAQ National Market under the symbol “CASH”.

FINANCIAL CONDITION

The following discussion of the Company’s consolidated financial condition should be read in conjunction with the Selected Consolidated Financial Information and Consolidated Financial Statements and the related notes included elsewhere herein.

          The Company’s total assets at September 30, 2005 were $776.3 million, a decrease of $4.5 million, or 0.6%, from $780.8 million at September 30, 2004. The decrease in assets was due primarily to a decrease in securities available for sale, which was partially offset primarily by increases in net loans receivable, cash and cash equivalents, foreclosed real estate and other repossessed assets and premises and equipment.

          The Company’s portfolio of securities purchased under agreements to resell and available for sale decreased $54.1 million, or 16.8%, to $268.4 million at September 30, 2005 from $322.5 million at September 30, 2004. The Company’s portfolio of

Meta Financial Group, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

securities available for sale consists primarily of mortgage-backed securities, most with balloon maturities, which have relatively short expected average lives and limited maturity extension. During fiscal 2005, purchases of securities available for sale increased to $55.1 million from $46.2 million in 2004. Additionally, $25.8 million of securities available for sale were sold during fiscal 2005 at a net loss of $19,000. Repayment and prepayment of principal decreased, to $78.0 million in 2005 from $89.2 million in 2004. Excess funds provided by repayment of securities were used to fund loan growth. (See Note 4 of Notes to Consolidated Financial Statements.)

          The Company’s portfolio of net loans receivable increased by $36.1 million, or 8.9%, to $440.2 million at September 30, 2005 from $404.1 million at September 30, 2004. Net loans receivable increased as a result of the increased origination of commercial and multi-family real estate loans on existing and newly constructed properties and the increased origination of commercial business loans. The total of purchased commercial real estate and business loans decreased during the year. In addition, the increase reflects small increases in consumer loans and conventional one to four family residential mortgage loans. (See Note 5 of Notes to Consolidated Financial Statements.)

          The Company’s investment in the Federal Home Loan Bank of Des Moines (“FHLB”) stock decreased $2.9 million, or 26.2%, to $8.2 million at September 30, 2005 from $11.1 million at September 30, 2004. The decrease was due to a decrease in the level of borrowings from the FHLB, which require a calculated level of stock investment based on a formula determined by the FHLB.

          Customer deposit balances increased by $79.2 million, or 17.2%, to $540.8 million at September 30, 2005 from $461.6 million at September 30, 2004. The increase in deposits is primarily due to the operations of the Meta Payment Systems division of MetaBank. The division’s deposit grew by $72.5 million, all but $15,000 of which was in non-interest bearing accounts. In addition to the growth provided by Meta Payment Systems, the Company’s total checking balances, savings account balances and certificates of deposit grew by $16.0 million, $16.6 million and $3.4 million, respectively. These increases were partially offset by a decrease of $29.3 million in money market accounts. The overall increase in deposits, along with the net decrease in securities available for sale, was used to reduce borrowings and fund loan growth during the period. (See Note 8 of Notes to Consolidated Financial Statements.)

          The Company’s borrowings from the Federal Home Loan Bank decreased by $66.6 million, or 29.4%, to $159.7 million at September 30, 2005 from $226.3 million at September 30, 2004. The balance in securities sold under agreements to repurchase decreased by $12.0 million, or 37.0%, to $20.5 million at September 30, 2005 from $32.5 million at September 30, 2004. The overall decrease in borrowings was more than offset by the increase in deposits. (See Notes 9 and 10 of Notes to Consolidated Financial Statements.)

          Shareholders’ equity decreased $4.3 million, or 9.1%, to $43.0 million at September 30, 2005 from $47.3 million at September 30, 2004. The decrease in shareholders’ equity was primarily due to the net loss for the year, an increase in unrealized loss on securities available for sale in accordance with SFAS 115, dividends paid to shareholders and the purchase of Company stock for the Employee Stock Ownership Plan during the period. (See Note 16 of Notes to Consolidated Financial Statements.)

RESULTS OF OPERATIONS

The following discussion of the Company’s results of operations should be read in conjunction with the Selected Consolidated Financial Information and Consolidated Financial Statements and the related notes included elsewhere herein.

          The Company’s results of operations are primarily dependent on net interest income, non-interest income, non-interest expense and income tax expense. Net interest income is the difference, or spread, between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities. The interest rate spread is affected by regulatory, economic, and competitive factors that influence interest rates, loan demand, and deposit flows. The Company, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets mature or reprice at different times, or on a different basis, than its interest-bearing liabilities.

          The Company’s non-interest income is derived primarily from the activities of the Meta Payment Systems division of MetaBank and fees charged on transaction accounts, which help offset the costs associated with establishing and maintaining these deposit accounts. In addition, non-interest income is derived from gains or losses on the sale of loans and securities available for sale. Additionally, non-interest income has been derived from the activities of Meta Trust Company, a wholly-owned subsidiary of Meta Financial Group, which provides a variety of professional trust services.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND SEPTEMBER 30, 2004

GENERAL

The Company recorded a net loss of $924,000 for the year ended September 30, 2005, compared to net income of $3,987,000 for the year ended September 30, 2004. The decrease in net income primarily reflects a substantial increase of in the provision for loan losses, as discussed above in “Corporate Developments in 2005”. In addition, there was an increase in non-interest expense. These items were partially offset by an increase in net interest income and a small increase in non-interest income.

NET INTEREST INCOME

Net interest income for the year ended September 30, 2005 increased by $1,471,000, or 8.3%, to $19,240,000 compared to $17,769,000 for the period ended September 30, 2004. The increase in net interest income reflects a $9,404,000 increase in the average balance of interest-earning assets, and an increase in the net yield on average earning assets. The net yield on average earning assets increased to 2.56% for the period ended September 30, 2005 from 2.40% for the same period in 2004. The increase in net yield on average earning assets was due primarily to a change in the composition of the balance sheet during the year which resulted in significant growth in loans receivable and a significant reduction in securities available for sale. The average interest rate spread between loans and interest-bearing deposits decreased to 4.19% for the fiscal year ended September 30, 2005 from 4.35% for the previous year. The decrease in spread reflects an increase in the average cost of deposits due to the general increase in market rates on deposits, and to a competitive rate environment for commercial real estate and commercial operating loans, on which rates increased but by a lesser amount. The decrease in spread does not factor in the significant increase in non-interest bearing deposits during the year. Had the non-interest bearing deposits been considered, the spread would have decreased by seven basis points instead of sixteen. Interest rates, particularly at the shorter end of the yield curve, increased during the last half of fiscal 2004 and throughout fiscal 2005. The yield curve flattened significantly during the same period of time. Management believes interest rates in fiscal 2006 will more likely increase than decrease. This should result in an increase in both interest income and in interest expense during the coming year, which combined with continued growth in shorter term adjustable loans and lower cost deposits, would increase net interest income.

INTEREST AND DIVIDEND INCOME

Interest and dividend income for the year ended September 30, 2005 increased $4,913,000, or 13.6%, to $41,093,000 from $36,180,000 for the same period in 2004. The increase was due primarily to an increase of $5,572,000 in interest income from loans receivable, which was the result of an increase of $61,696,000 in the average balance of loans receivable during the period. This increase was partially offset by a decrease of $659,000 in interest and dividends on investments which was the result of a decrease of $52,292,000 in the average balance of these assets during the period. The yield on loans receivable increased by .36% during the period.

Meta Financial Group, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following table sets forth the weighted average effective interest rate on interest-earning assets and interest-bearing liabilities at the end of each of the years presented.

AT SEPTEMBER 30,	2005	2004	2003

WEIGHTED AVERAGE YIELD ON
Loans receivable	6.76%	6.04%	6.17%
Mortgage-backed securities available for sale	3.79	3.81	2.87
Securities available for sale	3.95	2.50	2.23
FHLB stock	1.40	2.25	3.00
Combined weighted average yield on interest-earning assets	5.58	4.94	4.42

WEIGHTED AVERAGE RATE PAID ON
Demand, NOW and money market demand deposits	1.18	1.22	0.83
Savings deposits	2.81	1.32	1.14
Time deposits	3.43	2.81	2.78
FHLB advances	4.56	3.62	3.40
Other borrowed money	4.49	3.23	1.71
Combined weighted average rate paid on interest-bearing liabilities	3.02	2.66	2.52

Spread	2.56	2.28	1.90

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

YEAR ENDED SEPTEMBER 30,	2005 VS. 2004			2004 VS. 2003

(in Thousands)	Increase (Decrease) Due to Volume	Increase (Decrease) Due to Rate	Total Increase (Decrease)	Increase (Decrease) Due to Volume	Increase (Decrease) Due to Rate	Total Increase (Decrease)

INTEREST-EARNING ASSETS
Loans receivable	$4,220	$1,351	$5,571	$1,981	$(1,820)	$161
Mortgage-backed securities available for sale	(1,867)	640	(1,227)	991	(20)	971
Securities available for sale	(27)	518	491	6	(72)	(66)
FHLB stock	—	78	78	25	(90)	(65)

Total interest-earning assets	$2,326	$2,587	$4,913	$3,003	$(2,002)	$(1,001)

INTEREST-BEARING LIABILITIES
Demand, NOW and money market deposits	$(5)	$572	$567	$202	$(12)	$190
Savings deposits	489	357	846	249	19	268
Time deposits	(600)	1,628	1,028	805	(2,115)	(1,310)
FHLB advances	257	489	746	973	(721)	252
Other borrowed money	(420)	675	255	(906)	526	(440)

Total interest-bearing liabilities	$(279)	$3,721	$3,442	$1,263	$(2,303)	$(1,040)

Net effect on net interest income	$2,605	$(1,134)	$1,471	$1,740	$301	$2,041

Meta Financial Group, Inc. and Subsidiaries

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

YEAR ENDED SEPTEMBER 30,	2004			2003			2002

(Dollars in Thousands)	Average Outstanding Balance	Interest Earned /Paid	Yield /Rate	Average Outstanding Balance	Interest Earned /Paid	Yield /Rate	Average Outstanding Balance	Interest Earned /Paid	Yield /Rate

INTEREST-EARNING ASSETS
Loans receivable(1)	$436,146	$29,831	6.84%	$374,450	$24,260	6.48%	$343,879	$24,099	7.01%
Mortgage-backed securities available for sale	265,996	9,644	3.63	317,489	10,871	3.42	288,560	9,900	3.43
Securities available for sale	38,100	1,319	3.46	38,886	828	2.13	38,623	894	2.31
FHLB stock	10,349	299	2.89	10,362	221	2.13	9,188	286	3.11

Total interest-earning assets	750,591	$41,093	5.48%	741,187	$36,180	4.88%	680,250	$35,179	5.17%

Non-interest-earning assets	35,607			34,477			37,737

Total assets	$786,198			$775,664			$717,987

INTEREST-BEARING LIABILITIES
Demand, NOW and money market demand deposits	$112,495	$1,856	1.65%	$112,817	$1,289	1.14%	$95,118	$1,099	1.16%
Savings deposits	57,566	1,321	2.29	36,236	475	1.31	17,239	207	1.20
Time deposits	285,115	8,903	3.12	304,322	7,875	2.59	273,214	9,185	3.36
FHLB advances	209,618	8,295	3.96	203,135	7,549	3.72	176,961	7,297	4.12
Other borrowed money	38,377	1,478	3.85	49,287	1,223	2.48	88,209	1,663	1.89

Total interest-bearing liabilities	703,171	$21,853	3.11%	705,797	$18,411	2.61%	650,741	$19,451	2.99%

Non-interest-bearing:
Deposits	34,794			19,419			15,375
Liabilities	2,882			4,582			6,978

Total liabilities	740,847			729,798			673,094
Shareholders’ equity	45,351			45,866			44,893

Total liabilities and shareholders’ equity	$786,198			$775,664			$717,987

Net interest-earning assets	$47,420			$35,390			$29,509

Net interest income		$19,240			$17,769			$15,728

Net interest rate spread			2.37%			2.27%			2.18%

Net yield on average interest-earning assets			2.56%			2.40%			2.31%

Average interest-earning assets to average interest-bearing liabilities	106.74%			105.01%			104.53%

(1)	Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses.

INTEREST EXPENSE

Interest expense increased $3,443,000, or 18.7%, to $21,854,000 for the year ended September 30, 2005 from $18,411,000 for the 2004. Interest expense on deposits increased by $2,441,000, due primarily to an increase in the average rates paid on interest-bearing deposits during the period to 2.65% from 2.13%, and to a $1,801,000 increase in the average balance of interest-bearing deposits between the periods. The average balance of non-interest bearing deposits increased by $15,375,000 which resulted in an increase of $17,176,000 in the average balance of deposits. Interest expense on FHLB advances and other borrowings increased by $1,002,000 during the period, due to an increase in the average cost to 3.94% from 3.48%, which was partially offset by a decrease of $4,427,000 in the average balance outstanding during the period.

PROVISION FOR LOAN LOSSES

The provision for loan losses for the year ended September 30, 2005 was $5,482,000 compared to $489,000 for the same period in 2004. The primary reason for the significant increase in the provision for loan losses was the problem credits discussed earlier in “Corporate Developments in 2005”. Management believes that, based on a detailed review of the loan portfolio, historic loan losses, current economic conditions, growth of the loan portfolio, and other factors, the current level of provision for loan losses, and the resulting level of the allowance for loan losses, reflects an adequate allowance against probable losses from the loan portfolio at such date.

          Economic conditions in the agricultural sector of the Company’s market areas are currently strong and stable. In 2005, above average yields offset modest deterioration in commodity prices. The agricultural economy is accustomed to commodity price fluctuations and is generally able to handle such fluctuations without significant problem. Higher petroleum prices had some dampening effect on 2005 profits and could cause more of a negative impact on profits in 2006 and beyond due to price increases in chemicals used in agricultural production. Increased interest rates will also be a negative factor for the agricultural sector. Should there be an extended period of low commodity prices, the Company’s agricultural loan portfolio could weaken and create a need for the Company to increase its allowance for loan losses through increased charges to provision for loan losses.

          During recent years, the Company has increased its origination of multi-family, commercial real estate and commercial business loans. The Company anticipates activity in this type of lending to continue in future years. While generally carrying higher rates,

Meta Financial Group, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

this lending activity is considered to carry a higher level of risk due to the nature of the collateral and the size of individual loans.

          Furthermore, although the Company maintains its allowance for loan losses at a level that it considers to be adequate, investors and others are cautioned that there can be no assurance that future losses will not exceed estimated amounts, or that additional provisions for loan losses will not be required in future periods. In addition, the Company’s determination of the allowance for loan losses is subject to review by its regulatory agencies, which can require the establishment of additional general or specific allowances.

NON-INTEREST INCOME

Non-interest income increased by $135,000, or 3.8%, to $3,731,000 for the year ended September 30, 2005 from $3,596,000 for the same period in 2004. The increase in non-interest income is primarily the result of an increase in other income of $1,408,000 and an increase in fees on deposits of $56,000. These increases were substantially offset by a non-recurring gain of $1,113,000 on the sale of a branch office during 2004, a decrease in the gain on sale of loans of $54,000, a decrease in the return on Bank Owned Life Insurance of $52,000 and a net loss of $19,000 on the sales of securities available for sale. The increase in other income was due to fee income generated by the Meta Payment Systems division of MetaBank, which totaled $1,591,000 for 2005, compared to $7,000 for 2004. The increase in deposit fees is primarily the result of an increase in transaction account balances in 2005 compared to 2004. The decrease in gain on the sale of loans reflects a lower volume of originations of 1-to-4 family, fixed rate loans during the year due to the slow down in the mortgage-refinancing market resulting from increased market rates. It is anticipated that fiscal 2006 will produce significant continued growth in fee income from Meta Payment Systems and an increase in deposit related service charges with continued growth in checking balances. Gains on the sale of loans will likely be flat due to current interest rate environment.

NON-INTEREST EXPENSE

Non-interest expense increased by $4,266,000, or 28.8%, to $19,097,000 for the year ended September 30, 2005 from $14,831,000 for the same period in 2004. The increase in non-interest expense primarily reflects the costs associated with the start-up of operations for Meta Payment Systems, costs related to the process of changing corporate names, costs associated with the liquidation of the repossessed assets and foreclosed real estate arising from the loans discussed in “Corporate Developments in 2005”, a full year of operations of the second Sioux Falls office ( which opened late in fiscal 2004), the opening of a third office and preparation for opening a fourth office in Sioux Falls, South Dakota, and additional staffing in the lending departments.

INCOME TAX EXPENSE

Due to the net loss for the year ended September 30, 2005, the Company recorded a benefit of $685,000, compared to an expense of $2,059,000 for the year ended September 30, 2004. The increase in income taxes is reflective of the change in operating result between the comparable periods.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2004 AND SEPTEMBER 30, 2003

GENERAL

Net income for the year ended September 30, 2004 increased $590,000, or 17.4%, to $3,987,000, from $3,397,000 for the same period ended September 30, 2003. The increase in net income reflects an increase in net interest income and a small increase in non-interest income, which were partially offset by an increase in non-interest expense and a small increase in provision for loan losses.

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

NON-INTEREST INCOME

Non-interest income increased by $41,000, or 1.1%, to $3,596,000 for the year ended September 30, 2004 from $3,555,000 for the same period in 2003. The increase in non-interest income was the result of the sale of the Company’s branch office in Manson, Iowa, which resulted in a profit of $1,113,000. This profit was substantially offset by decreases in gain on the sale of loans, gain on sales of securities available for sale, deposit service charges and other income, which decreased by $661,000, $242,000, $49,000 and $57,000, respectively. The decrease in gain on the sale of loans reflects a lower volume of originations of 1-to-4 family, fixed rate loans during

Meta Financial Group, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

the year due to the slow down in the mortgage-refinancing market. The decrease in the gain on sale of securities available for sale is due to no security sales having taken place during the year. The decrease in other non-interest income was the result of a non-recurring gain of $177,000 during the previous fiscal year on the sale of a building formerly used as a drive up facility.

NON-INTEREST EXPENSE

Non-interest expense increased by $972,000, or 7.0%, to $14,831,000 for the year ended September 30, 2004 from $13,858,000 for the same period in 2003. The increase in non-interest expense primarily reflects the costs associated with the startup of operations for Meta Payment Systems, opening of the second banking office in Sioux Falls, South Dakota, and additional staffing in the lending departments. These increases were partially offset by $501,000 in prepayment fees associated with the early extinguishment of FHLB advances incurred in fiscal 2003, which did not recur in fiscal 2004.

INCOME TAX EXPENSE

Income tax expense increased by $380,000, or 22.7%, to $2,059,000 for the year ended September 30, 2004 from $1,678,000 for the same period in 2003. The increase in income tax expense reflects the increase in the level of taxable income between the comparable periods.

CRITICAL ACCOUNTING POLICY

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The financial information contained within these statements is, to a significant extent, financial information that is based on approximate measures of the financial effects of transactions and events that have already occurred. Based on its consideration of accounting policies that involve the most complex and subjective decisions and assessments, management has identified its most critical accounting policies to be those related to the allowance for loan losses and asset impairment judgments including the recoverability of goodwill.

          The Company’s allowance for loan loss methodology incorporates a variety of risk considerations, both quantitative and qualitative in establishing an allowance for loan loss that management believes is appropriate at each reporting date. Quantitative factors include the Company’s historical loss experience, delinquency and charge-off trends, collateral values, changes in nonperforming loans, and other factors. Quantitative factors also incorporate known information about individual loans, including borrowers’ sensitivity to interest rate movements. Qualitative factors include the general economic environment in the Company’s markets, including economic conditions throughout the Midwest and in particular, the state of certain industries. Size and complexity of individual credits in relation to loan structure, existing loan policies and pace of portfolio growth are other qualitative factors that are considered in the methodology. As the Company adds new products and increases the complexity of its loan portfolio, it will consider enhancing its methodology accordingly. Management may report a materially different amount for the provision for loan losses in the statement of operations to change the allowance for loan losses if its assessment of the above factors changes. This discussion and analysis should be read in conjunction with the Company’s financial statements and the accompanying notes presented elsewhere herein, as well as the portion of this Management’s Discussion and Analysis section entitled “Asset Quality.” Although management believes the levels of the allowance as of both September 30, 2005 and September 30, 2004 were adequate to absorb probable losses inherent in the loan portfolio, a decline in local economic conditions or other factors, could result in increasing losses. (See Notes 1 and 5 of Notes to Consolidated Financial Statements.)

          Goodwill represents the excess of acquisition costs over the fair value of the net assets acquired in a purchase acquisition. Goodwill is tested annually for impairment.

ASSET/LIABILITY MANAGEMENT AND MARKET RISK

QUALITATIVE ASPECTS OF MARKET RISK

As stated above, the Company derives its income primarily from the excess of interest collected over interest paid. The rates of interest the Company earns on assets and pays on liabilities generally are established contractually for a period of time. Market interest rates change over time. Accordingly, the Company’s results of operations, like those of most financial institution holding companies and financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of its assets and liabilities. The risk associated with changes in interest rates and the Company’s ability to adapt to these changes is known as interest rate risk and is the Company’s only significant “market” risk.

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

          The Company currently focuses lending efforts toward originating and purchasing competitively priced adjustable-rate and fixed-rate loan products with short to intermediate terms to maturity, generally 5 years or less. This theoretically allows the Company to maintain a portfolio of loans that will have relatively little sensitivity to changes in the level of interest rates while providing a reasonable spread to the cost of liabilities used to fund the loans.

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

          In managing its asset/liability mix, the Company, at times, depending on the relationship between long-term and short-term interest rates, market conditions, and consumer preference, may place somewhat greater emphasis on maximizing its net interest margin than on strictly matching the interest rate sensitivity of its assets and liabilities. Management believes the increased net income that may result from an acceptable

Meta Financial Group, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

mismatch in the actual maturity or repricing of its asset and liability portfolios can, at times, provide sufficient returns to justify the increased exposure to sudden and unexpected increases in interest rates that may result from such a mismatch. The Company has established limits, which may change from time to time, on the level of acceptable interest rate risk. There can be no assurance, however, that in the event of an adverse change in interest rates, the Company’s efforts to limit interest rate risk will be successful.

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

          Presented below, as of September 30, 2005 and 2004, is an analysis of the Company’s interest rate risk as measured by changes in NPV for an instantaneous and sustained parallel shift in the yield curve, in 100 basis point increments, up and down 200 basis points. As illustrated in the table, the Company’s NPV at September 30, 2005 was more sensitive to decreasing interest rates than to rising interest rates. This reflects management’s efforts to maintain the Company’s interest rate sensitivity in light of the events since June 2004. During this period the Federal Open Market Committee began to increase short-term interest rates, in twenty-five (25) basis point increments, to a more normal level, from historically low levels. Through November 1, 2005, there have been twelve (12) such increases. As this happened, longer term rates moderated creating a flattening in the yield curve. This action is indicative of limited concern about long-term inflation at this time. While management does not anticipate a significant shift in market interest rates in the near future, it does believe that there is less risk from declining interest rates than from rising interest rates, and interest rate risk management has reflected this belief.

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

ASSET QUALITY

It is management’s belief, based on information available at fiscal year end, that the Company’s current asset quality is satisfactory. At September 30, 2005, non-performing assets, consisting of non-accruing loans, accruing loans delinquent 90 days or more, restructured loans, foreclosed real estate, and repossessed consumer property, totaled $5,389,000, or 0.69% of total assets, compared to $729,000, or 0.09% of total assets, for the fiscal year ended 2004.

          Non-accruing loans at September 30, 2005 include, among others, a commercial loan in the amount of $206,000 secured by a building and an agricultural loan in the amount of $218,000 secured by agricultural land.

          Foreclosed real estate and repossessed assets at September 30, 2005 totaled $4,706,000, all of which related to the loans discussed earlier in “Corporate Developments in Fiscal 2005”. Real estate owned amounted to $1,898,000 and repossessed assets, consisting primarily of new and used vehicles, totaled $2,808,000.

          The Company maintains an allowance for loan losses because of the potential that some loans may not be repaid in full. (See Note 1 of Notes to Consolidated Financial Statements.) At September 30, 2005, the Company had an allowance for loan losses in the amount of $7,222,000 as compared to $5,371,000 at September 30, 2004. Management’s periodic review of the adequacy of the allowance for loan losses is based on various subjective and objective factors including the Company’s past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions. While management may allocate portions of the allowance for specifically identified problem loan situations, the majority of the allowance is based on judgmental factors related to the overall loan portfolio and is available for any loan charge-offs that may occur.

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

          At September 30, 2005, $251,000 of the allowance for loan losses was allocated to impaired loans (See Note 5 of Notes to Consolidated Financial Statements), $2,448,000 was allocated to identified problem loan situations, and $4,523,000 was allocated an allowance against losses from the overall loan portfolio based on historical loss experience and general economic conditions. At September 30, 2004, $197,000 of the allowance for loan losses was allocated to impaired loans, $1,256,000 was allocated to identified problem loan situations, and $3,918,000 was allocated against losses from the overall loan portfolio based on historical loss experience and general economic conditions.

          The September 30, 2005 allowance for loan losses that was allocated to impaired loans was $251,000, which is 37.1% of impaired loans as of that date. The September 30, 2004 allowance allocated to impaired loans was $197,000, which is 30.2% of impaired loans at that date. The increase in the dollar amount and percentage of the

Change in Interest Rate		Board Limit	At September 30, 2005		At September 30, 2004
(Basis Points)		% Change	$ Change	% Change	$ Change	% Change

Dollars In Thousands

+200	bp	(40)%	$(1,904)	(3)%	$(5,473)	(12)%
+100	bp	(25)	(411)	(1)	(1,580)	(3)
0		—	—	—	—	—
- 100	bp	(25)	(2,773)	(5)	(3,130)	(7)
- 200	bp	(40)	(9,183)	(16)	(5,631)	(12)

Meta Financial Group, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

allocated allowance is a result of the specific analysis performed on a loan-by-loan basis as described above.

          The September 30, 2005 allowance allocated to other identified problem loan situations was $2,448,000 as compared to $1,256,000 at September 30, 2004, an increase of $1,192,000. The increase in the dollar amount of the allocated allowance is due to a relative increase in identified problem loan situations between the periods and is the result of a specific analysis performed on a loan-by-loan basis as described above.

          The portion of the September 30, 2005 allowance that was not specifically allocated to individual loans was $4,523,000 as compared to $3,918,000 at September 30, 2004, an increase of $609,000. The increase primarily reflects overall growth in the loan portfolio and a change in the composition of the loan portfolio. In excess of 95 percent of the total portfolio growth was in commercial, multi-family and agricultural real estate loans and commercial and agricultural operating loans.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s primary sources of funds are deposits, borrowings, principal and interest payments on loans and mortgage-backed securities, and maturing investment securities. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan repayments are influenced by the level of interest rates, general economic conditions, and competition.

          The Company relies on competitive pricing policies, advertising and customer service to attract and retain its deposits and only solicits these deposits from its primary market area. Based on its experience, the Company believes that its passbook savings, money market savings accounts, NOW and regular checking accounts are relatively stable sources of deposits. The Company’s ability to attract and retain time deposits has been, and will continue to be, significantly affected by market conditions. However, the Company does not foresee significant funding issues resulting from disintermediation of its portfolio of time deposits. In addition, the Meta Payment Systems division of MetaBank has become a significant source of low-cost deposits for the Company, and it is anticipated that it will continue to grow in this regard.

          MetaBank and MetaBank WC are required by regulation to maintain sufficient liquidity to assure their safe and sound operation. In the opinion of management, both MetaBank and MetaBank WC are in compliance with this requirement.

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

          The primary investing activities of the Company are the origination and purchase of loans and the purchase of securities. During the years ended September 30, 2005, 2004 and 2003, the Company originated loans totaling $382.5 million, $295.5 million and $324.7 million, respectively. Purchases of loans totaled $39.7 million, $39.5 million and $26.2 million during the years ended September 30, 2005, 2004 and 2003, respectively. During both fiscal 2005 and fiscal 2004, the mix of loans outstanding changed, with commercial and multi-family real estate loans, commercial business loans, agricultural loans and consumer loans increasing while one-to-four family residential mortgage loans ended fiscal 2005 slightly higher than at the end of fiscal 2004, but lower than at the end of fiscal 2003. (See Note 5 of Notes to Consolidated Financial Statements.) During the years ended September 30, 2005, 2004 and 2003, the Company purchased mortgage-backed securities and other securities available for sale in the amount of $55.1 million, $46.2 million and $431.7 million, respectively. (See Note 4 of Notes to Consolidated Financial Statements.)

          At September 30, 2005, the Company had outstanding commitments to originate and purchase loans of $69.7 million. (See Note 15 of Notes to Consolidated Financial Statements.) Certificates of deposit scheduled to mature in one year or less from September 30, 2005 totaled $170.3 million. Based on its historical experience, management believes that a significant portion of such deposits will remain with the Company, however, there can be no assurance that the Company can retain all such deposits. Management believes that loan repayment and other sources of funds will be adequate to meet the Company’s foreseeable short- and long-term liquidity needs.

          The following table summarizes the Company’s significant contractual obligations at September 30, 2005 (in thousands):

Contractual Obligations	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years

Time deposits	$268,122	$170,305	$79,359	$18,173	$285
Long-term debt	180,212	47,647	65,265	50,000	17,300
Operating leases	614	99	199	155	161
Subordinated debentures
Issued to capital trust	10,310	—	—	—	10,310
Data processing services	2,172	576	1,152	444	—

Total	$461,430	$218,627	$145,975	$68,772	$28,056

          During July 2001, the Company’s unconsolidated trust subsidiary, First Midwest Financial Capital Trust I, sold $10 million in floating rate cumulative preferred securities. Proceeds from the sale were used to purchase subordinated debentures of Meta Financial Group, which mature in the year 2031, and are redeemable at any time after five years. The Company used the proceeds for general corporate purposes.

          On September 20, 1993, the Bank converted from a federally chartered mutual savings and loan association to a federally chartered stock savings bank. At that time, a liquidation account was established for the benefit of eligible account holders who continue to maintain their account with the Bank after the conversion. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits. At September 30, 2005, the remaining liquidation account balance was approximately $1.9 million, compared to $2.2 million one year earlier.

          The Company, MetaBank and MetaBank WC are in compliance with their capital requirements and are considered “well capitalized” under current regulatory guidelines. (See Note 14 of Notes to Consolidated Financial Statements.) The Company does not anticipate any significant changes to its capital structure.

          On August 23, 2004, the Company announced that the Board of Directors had authorized the Company’s ESOP to purchase up to 40,000 shares of the Company’s stock through open market and privately negotiated transactions. The ESOP stock purchase was completed on April 18, 2005 at a total cost of $897,000. A portion of the

Meta Financial Group, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

stock, 3,188 shares, was used to fund part of the fiscal 2005 distribution to ESOP participants. The remaining 36,712 shares will be used in future distributions to participants in the Company’s ESOP.

          On April 26, 2005, the Company announced that the Board of Directors had authorized the repurchase, at management’s discretion, of up to 100,000 shares of the Company’s stock through open market and privately negotiated transactions. This repurchase authorization expires on April 30, 2006. No shares have been repurchased under this authorization.

          The payment of dividends and repurchase of shares has the effect of reducing stockholders’ equity. Prior to authorizing such transactions, the Board of Directors considers the effect the dividend or repurchase of shares would have on liquidity and capital ratios. The Banks and the Company may declare dividends if certain tolerance limits are observed and which include, in the case of MetaBank, consideration of the liquidation balance. (See Note 13 of Notes to Consolidated Financial Stateemnts.)

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

IMPACT OF NEW ACCOUNTING STANDARDS

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 154, Accounting Changes and Error Corrections. This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No.3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 carries forward the guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. However, SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Under this Statement, every voluntary change in accounting principle requires retrospective application to prior periods’ financial statements, unless it is impracticable. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, although earlier application is permitted for changes and corrections made in fiscal years beginning after June 1, 2005. The Company expects no significant effect on its financial statements as a result of the adoption of this statement.

          In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 123R, Share-Base Payment. This Statement revises SFAS Statement No. 123, Accounting for Stock-Based Compensation, amends SFAS Statement No. 95, Statement of Cash Flows, and supersedes APB Opinion No. 125, Accounting for Stock Issued to Employees. It requires that all stock-based compensation now be measured at fair value and recognized as expense in the income statement. This Statement also clarifies and expands guidance on measuring fair value of stock compensation, requires estimation of forfeitures when determining expense, and requires that excess tax benefits be shown as financing cash inflows versus a reduction of taxes paid in the statement of cash flows. Various other changes are also required. This Statement is effective beginning January 1, 2006, for public companies as a result of recent SEC actions. Management believes the impact on the financial statements will be similar to the disclosures made by footnote to the financial statements, showing the effect on earnings and earnings per share of expensing the value of stock options granted.

          In November 2005, the FASB issued FASB Staff Position (FSP) FAS 115-1 and 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The FSP addresses the determination of when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. The FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The FSP amends FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, and FASB Statement No. 124, Accounting for Certain Investments Held by Not-for-Profit Organizations, and APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. The FSP nullifies certain requirements of EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” and supersedes EITF Abstracts, Topic D-44, “Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value.” The FSP is required to be applied to reporting periods beginning after December 15, 2005. The Company does not expect adoption to have a material impact on the consolidated financial statements.

FORWARD LOOKING STATEMENTS

The Company, and its wholly-owned subsidiaries, MetaBank and MetaBank WC, may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

          These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; net interest income; earnings growth and expectations; new products and services, such as those offered by the Meta Payment Systems Division; credit quality and adequacy of reserves; technology; and our employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services’ laws and regulations; technological changes; acquisitions; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks involved in the foregoing.

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

Meta Financial Group, Inc. and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS
META FINANCIAL GROUP, INC. AND SUBSIDIARIES
STORM LAKE, IOWA

We have audited the accompanying consolidated balance sheets of Meta Financial Group, Inc. and Subsidiaries as of September 30, 2005 and 2004, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the three years in the period ended September 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

          In our opinion, the consolidated financial statements referred to above present fair, in all material respects, the financial position of Meta Financial Group, Inc. and Subsidiaries as of September 30, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2005. In conformity with U.S. generally accepted accounting principles.

Des Moines, Iowa
October 21, 2005

Meta Financial Group, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2005 AND 2004

	2005	2004

ASSETS
Cash and due from banks	$5,390,455	$1,591,982
Interest-bearing deposits in other financial institutions	8,979,299	7,344,587

Total cash and cash equivalents	14,369,754	8,936,569
Securities purchased under agreements to resell	37,513,348	—
Securities available for sale	230,892,565	322,523,577
Loans receivable, net of allowance for loan losses of $7,222,404 in 2005 and $5,370,994 in 2004	440,190,245	404,051,379
Loans held for sale	306,000	270,000
Federal Home Loan Bank (FHLB) stock, at cost	8,161,000	11,052,700
Accrued interest receivable	4,240,694	3,849,215
Premises and equipment, net	15,126,069	11,690,437
Foreclosed real estate and repossessed assets	4,706,414	—
Bank owned life insurance	12,332,337	11,847,420
Goodwill	3,403,019	3,403,019
Other assets	5,107,497	3,174,208

Total assets	$776,348,942	$780,798,524

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Noninterest-bearing demand deposits	$102,164,156	$19,537,370
Savings, NOW and money market demand deposits	170,484,053	177,287,972
Time certificates of deposit	268,122,096	264,755,535

Total deposits	540,770,305	461,580,877
Advances from FHLB	159,705,000	226,250,000
Securities sold under agreements to repurchase	20,507,051	32,549,377
Subordinated debentures	10,310,000	10,310,000
Advances from borrowers for taxes and insurance	271,273	216,331
Accrued interest payable	941,935	473,426
Accrued expenses and other liabilities	884,688	2,144,248

Total liabilities	733,390,252	733,524,259

COMMITMENTS AND CONTINGENCIES (NOTE 15)

SHAREHOLDERS’ EQUITY
Preferred stock, 800,000 shares authorized; none issued	—	—
Common stock,$.01 par value; 5,200,000 shares authorized; 2,957,999 shares issued and 2,503,655 shares outstanding at September 30, 2005; 2,957,999 shares issued and 2,491,025 shares outstanding at September 30, 2004	29,580	29,580
Additional paid-in capital	20,646,513	20,678,644
Retained earnings, substantially restricted	34,557,258	36,758,258
Accumulated other comprehensive (loss)	(3,180,607)	(1,240,338)
Unearned Employee Stock Ownership Plan shares	(825,057)	(394,766)
Treasury stock, 454,344 and 466,974 common shares, at cost, at September 30, 2005 and 2004, respectively	(8,268,997)	(8,557,113)

Total shareholders’ equity	42,958,690	47,274,265

Total liabilities and shareholders’ equity	$776,348,942	$780,798,524

See Notes to Consolidated Financial Statements.

Meta Financial Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED SEPTEMBER 30, 2005, 2004 AND 2003

	2005	2004	2003

Interest and dividend income:
Loans receivable, including fees	$29,831,923	$24,259,727	$24,098,700
Securities available for sale	10,962,756	11,698,933	10,794,142
Dividends on FHLB stock	298,629	221,596	286,311

	41,093,308	36,180,256	35,179,153

Interest expense:
Deposits	12,080,046	9,639,441	10,490,920
FHLB advances and other borrowings	9,773,747	8,771,744	8,959,831

	21,853,793	18,411,185	19,450,751

Net interest income	19,239,515	17,769,071	15,728,402

Provision for loan losses	5,482,000	488,500	350,000

Net interest income after provision for loan losses	13,757,515	17,280,571	15,378,402

Noninterest income:
Deposit service charges and other fees	1,330,750	1,275,452	1,324,769
Gain on sales of loans, net	240,428	293,994	955,469
Bank owned life insurance	543,578	596,018	628,957
Gain (loss) on sales of securities available for sale, net	(19,334)	—	242,562
Gain on sale of branch office	—	1,113,230	—
(Loss) on sales of foreclosed real estate, net	—	(8,752)	(5,372)
Brokerage commissions	—	98,466	125,374
Payment systems revenue	1,403,554	6,414	—
Other income	231,631	220,947	283,297

	3,730,607	3,595,769	3,555,056

Noninterest expense:
Employee compensation and benefits	11,398,887	9,473,684	8,400,501
Occupancy and equipment expense	3,455,630	2,369,623	2,154,355
Deposit insurance premium	70,296	66,480	61,950
Data processing expense	740,677	723,568	634,098
Prepayment fee on FHLB advances	—	—	500,674
Advertising expense	828,802	437,461	298,074
Other expense	2,602,766	1,759,776	1,808,516

	19,097,058	14,830,592	13,858,168

Net income (loss) before income tax expense (benefit)	(1,608,936)	6,045,748	5,075,290

Income tax expense (benefit)	(684,685)	2,058,698	1,678,286

Net income (loss)	$(924,251)	$3,987,050	$3,397,004

Earnings per common and common equivalent share:
Basic earnings (loss) per common share	$(0.38)	$1.61	$1.37
Diluted earnings (loss) per common share	(0.38)	1.57	1.36

See Notes to Consolidated Financial Statements.

Meta Financial Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

YEARS ENDED SEPTEMBER 30, 2005, 2004 AND 2003

					Unearned
				Accumulated	Employee
		Additional		Other	Stock		Total
	Common	Paid-in	Retained	Comprehensive	Ownership	Treasury	Sharehholders’
	Stock	Capital	Earnings	Income (Loss)	Plan Shares	Stock	Equity

Balance, September 30, 2002	$29,580	$20,593,768	$31,940,648	$494,834	$(46,142)	$(8,424,922)	$44,587,766
Comprehensive income:
Net income for the year ended September 30, 2003	—	—	3,397,004	—	—	—	3,397,004
Net change in net unrealized gains and losses on securities available for sale, net of reclassification adjustments and tax effects	—	—	—	(3,523,596)	—	—	(3,523,596)

Total comprehensive (loss)							(126,592)
Purchase of 10,147 common shares of treasury stock	—	—	—	—	—	(165,092)	(165,092)
Purchase of 35,574 common shares for ESOP	—	—	—	—	(608,584)	—	(608,584)
15,000 common shares committed to be released under the ESOP	—	10,005	—	—	253,050	—	263,055
Issuance of 35,292 common shares from treasury stock due to exercise of stock options	—	(189,770)	—	—	—	425,051	235,281
Tax benefit from exercise of stock options	—	124,876	—	—	—	—	124,876
Cash dividends declared on common stock ($.52 per share)	—	—	(1,279,911)	—	—	—	(1,279,911)

Balance, September 30, 2003	$29,580	$20,538,879	$34,057,741	$(3,028,762)	$(401,676)	$(8,164,963)	$43,030,799

Balance, September 30, 2003	$29,580	$20,538,879	$34,057,741	$(3,028,762)	$(401,676)	$(8,164,963)	$43,030,799
Comprehensive income:
Net income for the year ended September 30, 2004	—	—	3,987,050	—	—	—	3,987,050
Net change in net unrealized gains and losses on securities available for sale, net of reclassification adjustments and tax effects	—	—	—	1,788,424	—	—	1,788,424

Total comprehensive income							5,775,474
Purchase of 39,470 common shares of treasury stock	—	—	—	—	—	(906,650)	(906,650)
Purchase of 10,000 common shares for ESOP	—	—	—	—	(212,400)	—	(212,400)
13,000 common shares committed to be released under the ESOP	—	71,708	—	—	219,310	—	291,018
Issuance of 36,546 common shares from treasury stock due to exercise of stock options	—	68,057	—	—	—	514,500	582,557
Cash dividends declared on common stock ($.52 per share)	—	—	(1,286,533)	—	—	—	(1,286,533)

Balance, September 30, 2004	$29,580	$20,678,644	$36,758,258	$(1,240,338)	$(394,766)	$(8,557,113)	$47,274,265

Balance, September 30, 2004	$29,580	$20,678,644	$36,758,258	$(1,240,338)	$(394,766)	$(8,557,113)	$47,274,265
Comprehensive (loss):
Net (loss) for the year ended September 30, 2005	—	—	(924,251)	—	—	—	(924,251)
Net change in net unrealized gains and losses on securities available for sale, net of reclassification adjustments and tax effects	—	—	—	(1,940,269)	—	—	(1,940,269)

Total comprehensive (loss)							(2,864,520)
Purchase of 1,000 common shares of treasury stock	—	—	—	—	—	(25,655)	(25,655)
Purchase of 30,000 common shares for ESOP	—	—	—	—	(684,133)	—	(684,133)
14,000 common shares committed to be released under the ESOP	—	51,226	—	—	253,842	—	305,068
Issuance of 13,630 common shares from treasury stock due to exercise of stock options	—	(83,357)	—	—	—	313,771	230,414
Cash dividends declared on common stock ($.52 per share)	—	—	(1,276,749)	—	—	—	(1,276,749)

Balance, September 30, 2005	$29,580	$20,646,513	$34,557,258	$(3,180,607)	$(825,057)	$(8,268,997)	$42,958,690

See Notes to Consolidated Financial Statements.

Meta Financial Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED SEPTEMBER 30, 2005, 2004 AND 2003	2005	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(924,251)	$3,987,050	$3,397,004
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Effect of contrubution to employee stock ownership plan	305,068	291,018	263,055
Depreciation, amortization and accretion, net	3,276,520	4,365,294	3,117,158
Provision for loan losses	5,482,000	488,500	350,000
Prepayment fee on FHLB advances	—	—	500,674
(Gain) loss on sales of securities available for sale, net	19,334	—	(242,562)
(Gain) on sale of branch office	—	(1,113,230)	—
(Gain) on sales of office property, net	—	—	(134,700)
Proceeds from sales of loans held for sale	16,272,543	18,043,207	76,465,663
Originations of loans held for sale	(16,068,115)	(16,892,903)	(75,381,542)
(Gain) on sales of loans, net	(240,428)	(293,994)	(955,469)
Loss on sales of foreclosed real estate, net	—	8,752	5,372
Net change in:
Accrued interest receivable	(391,479)	77,343	388,438
Other assets	(1,268,382)	(864,592)	(809,716)
Accrued interest payable	468,509	(33,435)	(164,172)
Accrued expenses and other liabilities	(1,259,560)	710,759	451,818

Net cash provided by operating activities	5,671,759	8,773,769	7,251,021

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of securities available for sale	(17,628,374)	(46,204,355)	(431,711,574)
Net change in securities purchased under agreement to resell	(37,513,348)	—	—
Proceeds from sales of securities available for sale	25,842,710	—	90,473,567
Proceeds from maturities and principal repayments of securities available for sale	78,086,047	89,167,761	185,761,348
Loans purchased	(39,697,273)	(39,542,108)	(26,162,845)
Net change in loans	(6,708,447)	(16,106,777)	17,696,050
Proceeds from sales of foreclosed real estate	22,028	1,158,935	631,156
Proceeds from sale of office building	—	—	197,169
Cash transferred to buyer on sale of branch	—	(14,154,359)	—
Purchase of FHLB stock	(5,113,000)	(7,879,200)	(7,786,600)
Proceeds from redemption of FHLB stock	8,004,700	7,756,800	3,698,900
Purchase of premises and equipment	(4,434,538)	(1,364,922)	(1,254,819)

Net cash provided by (used in) investing activities	860,505	(27,168,225)	(168,457,648)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in noninterest-bearing demand, savings, NOW and money market demand deposits	75,822,867	66,183,859	34,607,349
Net change in time deposits	3,366,561	(24,052,970)	45,165,640
Proceeds from advances from FHLB	3,028,725,000	2,414,190,000	1,219,200,000
Repayments of advances from FHLB	(3,095,270,000)	(2,411,724,394)	(1,121,006,279)
Net change in securities sold under agreements to repurchase	(12,042,326)	(25,152,657)	(12,474,194)
Net change in advances from borrowers for taxes and insurance	54,942	(46,602)	(87,202)
Purchase of shares by ESOP	(684,133)	(212,400)	(608,584)
Cash dividends paid	(1,276,749)	(1,286,533)	(1,279,911)
Proceeds from exercise of stock options	230,414	582,557	235,281
Purchase of treasury stock	(25,655)	(906,650)	(165,092)

Net cash provided by (used in) financing activities	(1,099,079)	17,574,210	163,587,008

Net change in cash and cash equivalents	5,433,185	(820,246)	2,380,381

CASH AND CASH EQUIVALENTS
Beginning of year	8,936,569	9,756,815	7,376,434

End of year	$14,369,754	$8,936,569	$9,756,815

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$21,385,284	$18,444,620	$19,614,923
Income taxes	605,911	2,213,428	1,757,440

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
Loans transferred to foreclosed real estate and repossessed assets	$4,728,442	$58,349	$418,064

SALE OF BRANCH
Assets disposed:
Loans		$(730,704)
Accrued interest receivable		(5,518)
Premises and equipment		(110,818)
Liabilities assumed by buyer:
Noninterest bearing demand, savings, NOW and money market demand accounts		6,314,066
Time deposits		9,788,688
Advances from borrowers for taxes and insurance		5,749
Other liabilities		6,126
Gain on sale of office property, net		(1,113,230)

Cash paid		$14,154,359

See Notes to Consolidated Financial Statements.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Meta Financial Group, Inc. (the Company) (formerly First Midwest Financial, Inc.) a bank holding company located in Storm Lake, Iowa, and its wholly owned subsidiaries which include MetaBank (the Bank) (formerly First Federal Savings Bank of the Midwest), a federally chartered savings bank whose primary regulator is the Office of Thrift Supervision, MetaBank West Central (MBWC) (formerly Security State Bank), a state chartered commercial bank whose primary regulator is the Federal Reserve, First Services Financial Limited and Brookings Service Corporation, which offer noninsured investment products, Meta Trust Company (formerly First Securities Trust Company), which offers various trust services, and, for 2003, First Midwest Financial Capital Trust I, which was capitalized in July 2001, for the purpose of issuing trust preferred securities. All significant intercompany balances and transactions have been eliminated.

NATURE OF BUSINESS AND INDUSTRY SEGMENT INFORMATION

The primary source of income for the Company is interest from the purchase or origination of consumer, commercial, agricultural, commercial real estate, and residential real estate loans. See Note 5 for a discussion of concentrations of credit risk. The Company accepts deposits from customers in the normal course of business primarily in northwest and central Iowa and eastern South Dakota. The Company operates primarily in the banking industry which accounts for more than 90% of its revenues, operating income and assets, with the remaining operations consisting of payment processing services. The Company uses the “management approach” for reporting information about segments in annual and interim financial statements. The management approach is based on the way the chief operating decision-maker organizes segments within a company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure and any other manner in which management disaggregates a company. Based on the “management approach” model, the Company has determined that its business is comprised of two reporting segments.

          Assets held in trust or fiduciary capacity are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates; Certain Significant Estimates: The allowance for loan losses and fair values of securities and other financial instruments involve certain significant estimates made by management. These estimates are reviewed by management regularly however they are particularly susceptible to significant changes in the future.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents is defined to include the Company’s cash on hand and due from financial institutions and short-term interest-bearing deposits in other financial institutions. The Company reports net cash flows for securities purchased under agreements to resell, customer loan transactions, deposit transactions, and securities sold under agreements to repurchase.

          The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $3,565,000 and $1,055,000 at September 30, 2005 and 2004, respectively.

SECURITIES PURCHASED UNDER AGREEMENT TO RESELL

Securities purchased under agreement to resell mature within one week and are carried at cost.

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

          Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. In estimating other-then-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

LOANS HELD FOR SALE

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income. As assets specifically acquired for resale, the origination of, disposition of, and gain/loss on these loans are classified as operating activities in the statement of cash flows.

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

ALLOWANCE FOR LOAN LOSSES

Because some loans may not be repaid in full, an allowance for loan losses is recorded. The allowance for loan losses is increased by a provision for loan losses charged to expense and decreased by charge-offs (net of recoveries). Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions. While management may periodically allocate portions of the allowance for specific problem loan situations, the entire allowance is available for any loan charge-offs that occur.

Meta Financial Group, Inc. and Subsidiaries

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

          The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified either as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

FORECLOSED REAL ESTATE AND REPOSSESSED ASSETS

Real estate properties and repossessed assets acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of cost or fair value, less selling costs at the date of foreclosure, establishing a new cost basis. Any reduction to fair value from the carrying value of the related loan at the time of acquisition is accounted for as a loan loss and charged against the allowance for loan losses. Valuations are periodically performed by management and valuation allowances are adjusted through a charge to income for changes in fair value or estimated selling costs.

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

PREMISES AND EQUIPMENT

Land is carried at cost. Buildings, furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization computed principally by using the straight-line method over the estimated useful lives of the assets, which range from 15 to 39 years for buildings and 3 to 7 years for furniture, fixtures and equipment. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable.

TRANSFERS OF FINANCIAL ASSETS

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred costs, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

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

GOODWILL

Goodwill is not amortized but is subject to an impairment test at least annually, or more often if conditions indicate a possible impairment.

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

EARNINGS PER COMMON SHARE

Basic earnings per common share is based on the net income divided by the weighted average number of common shares outstanding during the period. Allocated ESOP shares are considered outstanding for earnings per common share calculations as they are committed to be released; unearned ESOP shares are not considered outstanding. Diluted earnings per common share shows the dilutive effect of additional potential common shares issuable under stock options.

Meta Financial Group, Inc. and Subsidiaries

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

SFAS No. 123, Accounting for Stock Based Compensation, requires proforma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation for awards granted. Accordingly, the following proforma information presents net income and earnings per share had the fair value method been used to measure compensation cost for stock option plans. The exercise price of options granted is equivalent to the market value of underlying stock at the grant date. Accordingly, no compensation cost was actually recognized for stock options during 2005, 2004 and 2003.

          The fair value of options granted during 2005, 2004 and 2003 is estimated using the following weighted-average information: risk-free interest rate of 4.23%, 4.12% and 3.53%, expected life of 7 years, expected dividends of 2.79%, 2.31% and 2.41% per year and expected stock price volatility of 20.63%, 21.94% and 22.54% per year, respectively.

	2005	2004	2003

Net income (loss) as reported	$(924,251)	$3,987,050	$3,397,004
Proforma net income (loss)	(1,078,377)	3,757,083	3,253,603

Reported earnings (loss) per common and common equivalent share:
Basic	$(0.38)	$1.61	$1.37
Diluted	(0.38)	1.57	1.36

Proforma earnings (loss) per common and common equivalent share:
Basic	$(0.44)	$1.51	$1.32
Diluted	(0.44)	1.48	1.30

NEW ACCOUNTING PRONOUNCEMENTS

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 154, Accounting Changes and Error Corrections. This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 carries forward the guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. However, SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Under this Statement, every voluntary change in accounting principle requires retrospective application to prior periods’ financial statements, unless it is impracticable. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, although earlier application is permitted for changes and corrections made in fiscal years beginning after June 1, 2005. The Company expects no significant effect on its financial statements as a result of the adoption of this statement.

          In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 123R, Share-Base Payment. This Statement revises SFAS Statement No. 123, Accounting for Stock-Based Compensation, amends SFAS Statement No. 95, Statement of Cash Flows, and supersedes APB Opinion No. 125, Accounting for Stock Issued to Employees. It requires that all stock-based compensation now be measured at fair value and recognized as expense in the income statement. This Statement also clarifies and expands guidance on measuring fair value of stock compensation, requires estimation of forfeitures when determining expense, and requires that excess tax benefits be shown as financing cash inflows versus a reduction of taxes paid in the statement of cash flows. Various other changes are also required. This Statement is effective beginning October 1, 2005, for the Company as a result of recent SEC actions. Management believes the impact on the financial statements will be similar to the disclosures made by footnote to the financial statements, showing the effect on earnings and earnings per share of expensing the value of stock options granted.

          In November 2005, the FASB issued FASB Staff Position (FSP) FAS 115-1 and 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The FASB addresses the determination of when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. The FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The FSP amends FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, FASB Statement No. 124, Accounting for Certain Investments Held by Not-for-Profit Organizations and APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. The FSP nullifies certain requirements of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments and supersedes EITF Abstracts, Topics D-44, Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value. The FSP is required to be applied to reporting periods beginning after December 15, 2005. The Company does not expect adoption to have a material impact on the consolidate financial statements.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. EARNINGS PER COMMON SHARE

A reconciliation of the numerators and denominators used in the computation of basic earnings per common share and diluted earnings per common share is presented below:

	2005	2004	2003

Basic earnings (loss) per common share:
Numerator, net income (loss)	$(924,251)	$3,987,050	$3,397,004

Denominator, weighted average common shares outstanding	2,497,954	2,498,403	2,485,088
Less weighted average unallocated ESOP shares	(37,063)	(16,724)	(13,797)

Weighted average common shares outstanding	$2,460,891	$2,481,679	$2,471,291

Basic earnings (loss) per common share	$(0.38)	$1.61	$1.37

Diluted earnings (loss) per common share:
Numerator, net income (loss)	$(924,251)	$3,987,050	$3,397,004

Denominator, weighted average common shares outstanding for basic earnings per common share	2,460,891	2,481,679	2,471,291
Add dilutive effects of assumed exercises of stock options, net of tax benefits	—	52,744	33,654

Weighted average common and dilutive potential common shares outstanding	$2,460,891	$2,534,423	$2,504,945

Diluted earnings (loss) per common share	$(0.38)	$1.57	$1.36

The calculation of the diluted loss per share for the year ended September 30, 2005 do not reflect the effect of the assumed exercise of stock options of 46,624 because the effect would have been anti-dilutive due to the net loss for the period. Stock options totaling 60,315, 91,315 and 58,566 shares were not considered in computing diluted earnings per common share for the years ended September 30, 2005, 2004 and 2003, respectively, because they were not dilutive.

NOTE 3. SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

In September 2005, Meta Payment Systems entered into a contract to assume the processing of a gift card portfolio. As part of the contract, the funds supporting the outstanding balances of the portfolio were invested in securities purchased under an agreement to resell through Bank of America. The contract provides for a fixed rate of return of 3.49% during its term. The investment in securities purchased under an agreement to resell matures weekly and the identical security is sold. Prior to reinvestment the balance is reduced by an estimate of the amount that will be needed to cover gift card settlements the following week. The estimated amount, along with the previous week’s interest, is wired to the Company. The securities purchased under this agreement are comprised of U.S. Government agency securities.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. SECURITIES

Year end securities available for sale were as follows:

2005	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE

Debt securities:
Trust preferred securities	$26,262,643	$109,645	$(735,248)	$25,637,040
Obligations of states and political subdivisions	443,129	349	(2,609)	440,869
Mortgage-backed securities	207,652,399	31,615	(4,762,913)	202,921,101
Other	999,090	14,320	—	1,013,410

	235,357,261	155,929	(5,500,770)	230,012,420
Marketable equity securities	602,331	277,814	—	880,145

	$235,959,592	$433,743	$(5,500,770)	$230,892,565

2004	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE

Debt securities:
Trust preferred securities	$26,751,966	$112,275	$(872,231)	$25,992,010
Obligations of states and political subdivisions	475,502	6,432	—	481,934
Mortgage-backed securities	295,672,052	761,354	(2,341,122)	294,092,284
Other	998,659	54,141	—	1,052,800

	323,898,179	934,202	(3,213,353)	321,619,028
Marketable equity securities	602,331	302,218	—	904,549

	$324,500,510	$1,236,420	$(3,213,353)	$322,523,577

Gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in continuous unrealized loss position at September 30, 2005 and 2004 are as follows:

2005	LESS THAN 12 MONTHS		OVER 12 MONTHS		TOTAL

	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Debt securities:
Trust preferred securities	$—	$—	$24,027,396	$(735,248)	$24,027,396	$(735,248)
Obligations of states and political subdivisions	290,520	(2,609)	—	—	290,520	(2,609)
Mortgage-backed securities	43,671,997	(699,413)	157,847,666	(4,063,500)	201,519,663	(4,762,913)

	$43,962,517	$(702,022)	$181,875,062	$(4,798,748)	$225,837,579	$(5,500,770)

2004	LESS THAN 12 MONTHS		OVER 12 MONTHS		TOTAL

	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Debt securities:
Trust preferred securities	$—	$—	$23,879,735	$(872,231)	$23,879,735	$(872,231)
Mortgage-backed securities	34,755,362	(204,451)	196,459,639	(2,136,671)	231,215,001	(2,341,122)

	$34,755,362	$(204,451)	$220,339,374	$(3,008,902)	$255,094,736	$(3,213,353)

As of September 30, 2005, the investment portfolio included securities with current unrealized losses which have existed for longer than one year. All of these securities are considered to be acceptable credit risks. Because the declines in fair value were due to changes in market interest rates, not in estimated cash flows, no other-than-temporary impairment was recorded at September 30, 2005. In addition, the Company has the intent and ability to hold these investment securities for a period of time sufficient to allow for an anticipated recovery.

The amortized cost and fair value of debt securities by contractual maturity are shown below. Certain securities have call features which allow the issuer to call the security prior to maturity. Expected maturities may differ from contractual maturities in mortgage-backed securities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Therefore these securities are not included in the maturity categories in the following maturity summary. Marketable equitable securities are not included in the following maturity summary.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005

	Amortized	Fair
	Cost	Value

Due in one year or less	$296,110	$295,363
Due after one year through five years	1,146,109	1,158,916
Due after ten years	26,262,643	25,637,040

	27,704,862	27,091,319
Mortgage-backed securities	207,652,399	202,921,101

	$235,357,261	$230,012,420

Activities related to the sale of securities available for sale are summarized below.

	2005	2004	2003

Proceeds from sales	$25,842,710	$—	$90,473,567
Gross gains on sales	221,868	—	342,871
Gross (losses) on sales	(241,202)	—	(100,309)

NOTE 5. LOANS RECEIVABLE, NET

Year-end loans receivable were as follows:

	2005	2004

One to four family residential mortgage loans	$47,568,014	$45,631,796
Construction loans	22,597,205	29,732,204
Commercial and multi-family real estate loans	214,048,999	196,773,919
Agricultural real estate loans	15,245,600	12,879,821
Commercial business loans	101,772,452	80,515,547
Agricultural business loans	24,528,747	21,147,748
Consumer loans	31,663,259	30,355,326

	457,424,276	417,036,361
Less:
Allowance for loan losses	(7,222,404)	(5,370,994)
Undistributed portion of loans in process	(9,732,776)	(7,342,268)
Net deferred loan origination fees	(278,851)	(271,720)

	$440,190,245	$404,051,379

Activity in the allowance for loan losses for the years ended September 30 was as follows:

	2005	2004	2003

Beginning balance	$5,370,994	$4,961,777	$4,692,988
Provision for loan losses	5,482,000	488,500	350,000
Recoveries	146,820	29,210	32,148
Charge-offs	(3,777,410)	(108,493)	(113,359)

Ending balance	$7,222,404	$5,370,994	$4,961,777

Virtually all of the Company’s originated loans are to Iowa and South Dakota-based individuals and organizations. The Company’s purchased loans totaled approximately $60,968,000 at September 30, 2005, and were secured by properties located, as a percentage of total loans, as follows: 1% in Washington, 1% in Colorado, 2% in Minnesota, 3% in Iowa, 2% in Arizona, 1% in Missouri and the remaining 3% in 12 other states. The Company’s purchased loans totaled approximately $91,713,000 at September 30, 2004, and were secured by properties located, as a percentage of total loans, as follows: 6% in Washington, 1% in Colorado, 2% in Minnesota, 2% in Iowa, 1% in Wisconsin, 1% in South Dakota, 2% in Arizona, 1% in Missouri and the remaining 6% in 12 other states.

          The Company originates and purchases commercial real estate loans. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production. The Company’s commercial real estate loans include approximately $33,554,000 of loans secured by hotel properties and $45,566,000 of multi-family at September 30, 2005. The Company’s commercial real estate loans includes approximately $39,409,000 of loans secured by hotel properties and $39,362,000 of loans secured by multi-family at September 30, 2004.The remainder of the commercial real estate portfolio is diversified by industry. The Company’s policy for requiring collateral and guarantees varies with the creditworthiness of each borrower.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impaired loans were as follows:

	2005	2004

Year-end impaired loans with no allowance for loan losses allocated	$—	$—
Year-end impaired loans with allowance for loan losses allocated	664,056	652,834
Amount of the allowance allocated to impaired loans	250,803	197,265
Average of impaired loans during the year	1,701,941	775,047

Interest income and cash interest collected on impaired loans was not material during the years ended September 30, 2005, 2004, and 2003.

NOTE 6. LOAN SERVICING

Loans serviced for others are not reported as assets. The unpaid principal balances of these loans at year end were as follows:

	2005	2004

Mortgage loan portfolios serviced for FNMA	$25,241,000	$25,804,000
Other	26,039,000	27,460,000

	$51,280,000	$53,264,000

Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $128,000 and $100,000 at September 30, 2005 and 2004, respectively.

NOTE 7. PREMISES AND EQUIPMENT, NET

Year end premises and equipment were as follows:

	2005	2004

Land	$2,858,410	$2,108,388
Buildings	12,484,587	9,577,962
Furniture, fixtures and equipment	6,021,614	5,243,724

	21,364,611	16,930,074
Less accumulated depreciation	(6,238,542)	(5,239,637)

	$15,126,069	$11,690,437

Depreciation of premises and equipment included in occupancy and equipment expense was approximately $999,000, $917,000 and $893,000 for the years ended September 30, 2005, 2004 and 2003, respectively.

NOTE 8. DEPOSITS

Certificates of deposit in denominations of $100,000 or more were approximately $128,175,000 and $84,862,000 at September 30, 2005 and 2004, respectively.

          At September 30, 2005, the scheduled maturities of certificates of deposit were as follows for the years ending September 30:

2006	$170,304,440
2007	60,216,568
2008	19,142,377
2009	9,221,728
2010	8,951,641
Thereafter	285,342

$268,122,096

NOTE 9. ADVANCES FROM FEDERAL HOME LOAN BANK

At September 30, 2005 advances from the FHLB of Des Moines had fixed and variable rates ranging from 2.15% to 7.19% (weighted-average rate of 4.56%) are required to be repaid in the year ending September 30 as presented below. Advances totaling $49,700,000 contain call features which allow the FHLB to call for the prepayment of the borrowing prior to maturity.

2006	$42,140,000
2007	25,265,000
2008	25,000,000
2009	30,000,000
2010	20,000,000
Thereafter	17,300,000

$159,705,000

Borrowed funds at September 30, 2004 included borrowings from the FHLB of $226,250,000. Such borrowings carried a weighted-average interest rate of 3.62% with maturities ranging from 2005 through 2019.

          MetaBank and MBWC have executed blanket pledge agreements whereby MetaBank and MBWC assign, transfer and pledge to the FHLB and grant to the FHLB a security interest in all mortgage collateral and securities collateral. However, MetaBank

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and MBWC have the right to use, commingle and dispose of the collateral they have assigned to the FHLB. Under the agreements, MetaBank and MBWC must maintain “eligible collateral” that has a “lending value” at least equal to the “required collateral amount,” all as defined by the agreements.

          At year end 2005 and 2004, MetaBank and MBWC collectively pledged securities with amortized costs of $105,947,000 and $169,159,000, respectively, and fair values of approximately $103,397,000 and $167,922,000, respectively, against specific FHLB advances. In addition, qualifying mortgage loans of approximately $89,815,000 and $119,731,000 were pledged as collateral at September 30, 2005 and 2004, respectively.

NOTE 10. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase totaled $20,507,051 and $32,549,377 at September 30, 2005 and 2004, respectively.

          An analysis of securities sold under agreements to repurchase is as follows:

	2005	2004

Highest month-end balance	$33,077,141	$58,500,000
Average balance	28,066,924	38,977,080
Weighted average interest rate during the period	2.78%	1.71%
Weighted average interest rate at end of period	2.89%	2.49%

At year-end 2005, securities sold under agreements to repurchase had a weighted average maturity of less than 13 months.

          The Company pledged securities with amortized costs of approximately $22,312,000 and $35,702,000 and fair values of approximately $21,931,000 and $36,022,000, respectively, at year-end 2005 and 2004 as collateral for securities sold under agreements to repurchase.

NOTE 11. JUNIOR SUBORDINATED DEBENTURES AND TRUST PREFERRED SECURITIES

Subordinated debentures are due to First Midwest Financial Capital Trust I, a 100% owned non-consolidated subsidiary of the Company. The debentures were issued in 2001 in conjunction with the Trust’s issuance of 10,000 shares of Company Obligated Mandatory Redeemable Trust Preferred Securities. The debentures bear the same interest rate and terms as the trust preferred securities, detailed following. The debentures are included on the balance sheet as liabilities.

          The Company issued all of the 10,000 authorized shares of trust preferred securities of First Midwest Financial Capital Trust I holding solely subordinated debt securities. Distributions are paid semi-annually. Cumulative cash distributions are calculated at a variable rate of LIBOR (as defined) plus 3.75% (7.67% at September 30, 2005 and 5.74% at September 30, 2004), not to exceed 12.5%. The Company may, at one or more times, defer interest payments on the capital securities for up to 10 consecutive semi-annual periods, but not beyond July 25, 2031. At the end of any deferral period, all accumulated and unpaid distributions are required to be paid. The capital securities are required to be redeemed on July 25, 2031; however, the Company has the option to shorten the maturity date to a date not earlier than July 25, 2006. The redemption price is $1,000 per capital security plus any accrued and unpaid distributions to the date of redemption plus, if redeemed prior to July 25, 2011, a redemption premium as defined in the Indenture agreement.

          Holders of the capital securities have no voting rights, are unsecured and rank junior in priority of payment to all of the Company’s indebtedness and senior to the Company’s common stock.

          Although the securities issued by the Trusts are not included as a component of stockholders’ equity, the securities are treated as capital for regulatory purposes, subject to certain limitations.

NOTE 12. EMPLOYEE BENEFITS

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

The Company maintains an ESOP for eligible employees who have 1,000 hours of employment with the Bank, have worked one year at the Bank and who have attained age 21. In 2001, the ESOP borrowed $360,000 from the Company to purchase 30,000 shares of the Company’s common stock. Final payment of this loan was received during the year ended September 30, 2005. In 2003, the ESOP borrowed $608,584 from the Company to purchase 35,574 shares of the Company’s common stock. In 2004, the ESOP borrowed $212,400 from the Company to purchase 10,000 shares of the Company’s common stock. In 2005, the ESOP borrowed $684,133 from the Company to purchase 30,000 shares of the Company’s common stock. Shares purchased by the ESOP are held in suspense for allocation among participants as the loan is repaid. ESOP expense of $305,068, $291,018 and $263,055 was recorded for the years ended September 30, 2005, 2004 and 2003, respectively. Contributions of $253,842, $219,310 and $253,050 were made to the ESOP during the years ended September 30, 2005, 2004 and 2003, respectively.

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

          For the years ended September 30, 2005, 2004 and 2003, 14,000, 13,000 and 15,000 shares with an average fair value of $21.79, $22.37 and $17.54 per share, respectively, were committed to be released. Also for the years ended September 30, 2005, 2004 and 2003, allocated shares and total ESOP shares reflect 45,042, 15,056 and 4,865 shares, respectively, withdrawn from the ESOP by participants who are no longer with the Company or by participants diversifying their holdings and 5,152, 5,426 and 6,569 shares, respectively, purchased for dividend reinvestment.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year-end ESOP shares are as follows:

	2005	2004	2003

Allocated shares	229,928	255,818	252,448
Unearned shares	36,812	20,812	23,812

Total ESOP shares	266,740	276,630	276,260

Fair value of unearned shares	$686,912	$462,859	$525,055

STOCK OPTIONS AND INCENTIVE PLANS

Certain officers and directors of the Company have been granted options to purchase common stock of the Company pursuant to stock option plans. Stock option plans are used to reward directors, officers and employees and provide them with an additional equity interest. Options are issued for 10 year periods, with 100% vesting generally occurring either at grant date or 48 months after grant date. At September 30, 2005, 91,862 shares were authorized for future grants. Information about option grants follows:

	Number of Options	Weighted- Average Exercise Price

Outstanding, September 30, 2002	251,173	$13.88
Granted	36,708	21.45
Exercised	(35,292)	6.67
Forfeited	—	—

Outstanding, September 30, 2003	252,589	15.99
Granted	93,315	22.46
Exercised	(36,546)	15.94
Forfeited	(2,000)	15.92

Outstanding, September 30, 2004	307,358	17.96
Granted	21,600	18.87
Exercised	(13,630)	16.01
Forfeited	(4,000)	17.88

Outstanding, September 30, 2005	311,328	$18.11

The weighted-average fair value per option for options granted in 2005, 2004 and 2003 was $3.96, $5.37 and $4.81, respectively. At September 30, 2005, options outstanding were as follows:

Exercise Price		Weighted-Average Exercise Price	Weighted-Average Remaining Life (Years)	Number of Options

$9.63 -	$9.99	$9.63	5.00	20,324
$10.00 -	$14.99	13.69	5.79	62,474
$15.00 -	$19.99	17.26	3.28	97,717
$20.00 -	$23.81	22.17	8.25	130,813

		18.11	5.99	311,328

Options exercisable at year end are as follows:

	Number of Options	Weighted- Average Exercise Price

2003	236,464	$15.99
2004	250,483	17.04
2005	260,453	17.32

PROFIT SHARING PLAN

The Company has a profit sharing plan covering substantially all full-time employees. Contribution expense for the years ended September 30, 2005, 2004 and 2003, was $233,453, $276,923 and $283,212, respectively.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. INCOME TAXES

The Company, the Bank and its subsidiaries and MBWC file a consolidated federal income tax return on a fiscal year basis.

The provision for income taxes consists of:

	2005	2004	2003

Federal:
Current	$115,151	$2,120,464	$1,430,109
Deferred	(670,140)	(333,905)	(23,962)

	(554,989)	1,786,559	1,406,147

State:
Current	(46,076)	288,092	278,015
Deferred	(83,620)	(15,953)	(5,876)

	(129,696)	272,139	272,139

Income tax expense (benefit)	$(684,685)	$2,058,698	$1,678,286

Total income tax expense (benefit) differs from the statutory federal income tax rate as follows:

	2005	2004	2003

Income taxes (benefit) at 35% federal tax rate	$(563,000)	$2,116,000	$1,776,000
Increase (decrease) resulting from:
State income taxes - net of federal benefit	(26,000)	191,000	141,000
Nontaxable buildup in cash surrender value	(165,000)	(186,000)	(190,000)
Other, net	69,315	(62,302)	(48,714)

Total income tax expense (benefit)	$(684,685)	$2,058,698	$1,678,286

Year-end deferred tax assets and liabilities consist of:

	2005	2004

Deferred tax assets:
Bad debts	$2,694,000	$1,885,000
Net unrealized losses on securities available for sale	1,886,420	735,629
Other	75,589	146,829

	4,656,009	2,767,458

Deferred tax liabilities:
Federal Home Loan Bank stock dividend	(452,000)	(452,000)
Premises and equipment	(463,000)	(461,000)
Deferred loan fees	(150,000)	(168,000)

	(1,065,000)	(1,081,000)

Net deferred tax assets	$3,591,009	$1,686,458

Federal income tax laws provided savings banks with additional bad debt deductions through September 30, 1987, totaling $6,744,000 for the Bank. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total approximately $2,300,000 at September 30, 2005 and 2004. If the Bank were liquidated or otherwise ceases to be a bank or if tax laws were to change, the $2,300,000 would be recorded as expense.

NOTE 14. CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

The Company has two primary subsidiaries, MetaBank and MBWC. MetaBank and MBWC are subject to various regulatory capital requirements. Failure to meet minimum capital requirements can initiate certain mandatory or discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, MetaBank and MBWC must meet specific quantitative capital guidelines using their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The requirements are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require MetaBank and MBWC to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and a leverage ratio consisting of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2005, that MetaBank and MBWC meet the capital adequacy requirements.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MetaBank’s and MBWCs’s actual capital and required capital amounts and ratios are presented below:

	ACTUAL		CAPITAL ADEQUACY PURPOSES		MINIMUM TO BE WELL CAPITALIZED FOR PROMPT CORRECTIVE ACTION PROVISIONS

	Amount	Ratio	Amount	Ratio	Amount	Ratio

(Dollars in thousands)

AS OF SEPTEMBER 30, 2005:
Total capital (to risk-weighted assets):
MetaBank	$52,857	10.3%	$40,944	8.0%	$51,180	10.0%
MetaBank West Central	4,162	13.0	2,566	8.0	3,208	10.0
Tier 1 (Core) capital (to risk-weighted assets):
MetaBank	46,412	9.1	20,472	4.0	30,708	6.0
MetaBank West Central	3,762	11.8	1,277	4.0	1,915	6.0
Tier 1 (Core) capital (to average total assets):
MetaBank	46,412	6.5	28,405	4.0	35,507	5.0
MetaBank West Central	3,762	7.4	2,042	4.0	2,553	5.0
Tier 1 (Core) capital (to total assets),
MetaBank	46,412	6.4	29,065	4.0	36,332	5.0

AS OF SEPTEMBER 30, 2004:
Total capital (to risk-weighted assets):
First Federal	$53,716	11.2%	$38,480	8.0%	$48,099	10.0%
Security	4,646	14.5	2,570	8.0	3,213	10.0
Tier 1 (Core) capital (to risk-weighted assets):
First Federal	48,493	10.1	19,240	4.0	28,860	6.0
Security	4,419	13.8	1,285	4.0	1,928	6.0
Tier 1 (Core) capital (to average total assets):
First Federal	48,493	6.8	28,470	4.0	35,588	5.0
Security	4,419	7.1	2,485	4.0	3,106	5.0
Tier 1 (Core) capital (to total assets),
First Federal	48,493	6.8	28,655	4.0	35,819	5.0

Regulations limit the amount of dividends and other capital distributions that may be paid by a financial institution without prior approval of its primary regulator. The regulatory restriction is based on a three-tiered system with the greatest flexibility being afforded to well-capitalized (Tier 1) institutions. MetaBank and MBWC are currently Tier 1 institutions. Accordingly, MetaBank and MBWC can make, without prior regulatory approval, distributions during a calendar year up to 100% of their retained net income for the calendar year-to-date plus retained net income for the previous two calendar years (less any dividends previously paid) as long as they remain well-capitalized, as defined in prompt corrective action regulations, following the proposed distribution. Accordingly, at September 30, 2005, approximately $4,052,000 of MetaBank’s retained earnings and none of MBWC’s retained earnings were potentially available for distribution to the Company.

NOTE 15. COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company’s subsidiary banks make various commitments to extend credit which are not reflected in the accompanying consolidated financial statements.

          At September 30, 2005 and 2004, loan commitments approximated $69,648,000 and $60,244,000, respectively, excluding undisbursed portions of loans in process. Loan commitments at September 30, 2005 included commitments to originate fixed-rate loans with interest rates ranging from 5.38% to 7.0% totaling $2,833,000 and adjustable-rate loan commitments with interest rates ranging from 4.75% to 18% totaling $63,545,000. The Company also had commitments to purchase a fixed-rate loan of $2,000,000 with an interest rate of 7.5% and adjustable rate loans of $1,270,000 with an interest rate of 7.625%. Loan commitments at September 30, 2004 included commitments to originate fixed-rate loans with interest rates ranging from 4% to 9% totaling $8,150,000 and adjustable-rate loan commitments with interest rates ranging from 3.88% to 18% totaling $50,094,000. The Company also had commitments to purchase a fixed-rate loan of $2,000,000 with an interest rate of 6.5%. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract.

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

          Securities with amortized costs of approximately $65,314,000 and $47,201,000 and fair values of approximately $63,313,000 and $46,098,000 at September 30, 2005 and 2004, respectively, were pledged as collateral for public funds on deposit. Securities with amortized costs of approximately $13,567,000 and $10,255,000 and fair values of approximately $13,400,000 and $10,296,000 at September 30, 2005 and 2004, respectively, were pledged as collateral for individual, trust and estate deposits.

          Under employment agreements with certain executive officers, certain events leading to separation from the Company could result in cash payments totaling approximately $2,235,000 as of September 30, 2005.

          The Company and its subsidiaries are subject to certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position or results of operations of the Company.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:

	2005	2004	2003

Net change in net unrealized gains and losses on securities available for sale:
Unrealized gains (losses) arising during the year	$(3,109,428)	$2,848,264	$(5,369,149)
Reclassification adjustment for (gains) losses included in net income	19,334	—	(242,562)

Net change in unrealized gains and losses on securities available for sale	(3,090,094)	2,848,264	(5,611,711)
Tax effects	1,149,825	(1,059,840)	2,088,115

Other comprehensive income (loss)	$(1,940,269)	$1,788,424	$(3,523,596)

NOTE 17. LEASE COMMITMENT

The Company has leased property under various noncancelable operating lease agreements which expire at various times through October 2013, and require annual rentals ranging from $6,000 to $52,200 plus the payment of the property taxes, normal maintenance and insurance on the property.

          The total minimum rental commitment at September 30, 2005, under the leases is as follows:

2006	$99,140
2007	99,580
2008	99,015
2009	92,800
2010	62,350
Thereafter	160,950

$613,835

NOTE 18. SEGMENT REPORTING

An operating segment is generally defined as a component of a business for which discrete financial information is available and whose results are reviewed by the chief operating decision-maker. The Company has determined that it has two reportable segments: The traditional banking segment consists of its two banking subsidiaries, MetaBank and MetaBank West Central, and Meta Payment Systems, a division of MetaBank. MetaBank and MetaBank West Central operate as traditional community banks providing deposit, loan and other related products to individuals and small businesses, primarily in the communities where their offices are located. Meta Payment Systems provides a number of products and services, primarily to third parties, including financial institutions and other businesses. These products and services include issuance of prepaid cards, issuance of credit cards, sponsorship of ATMs into the debit networks, ACH origination services and a gift card program. Other related programs are in the process of development. The remaining grouping under the caption “All Others” consists of the operations of the Meta Financial Group, Inc. and Meta Trust Company.

          Transactions between affiliates, the resulting revenues of which are shown in the intersegment revenue category, are conducted at market prices, meaning prices that would be paid if the companies were not affiliates.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	TRADITIONAL	PAYMENT
	BANKING	SYSTEMS	ALL OTHERS	TOTAL

YEAR ENDED SEPTEMBER 30, 2005
Revenues from external customers:
Interest income	$40,779,232	$49,451	$297,149	$41,125,832
Noninterest income	2,002,364	1,591,031	104,688	3,698,083
Inter-segment revenue	262,843	358,947	6,606	628,396
Interest expense	21,229,473	5,224	761,799	21,996,496
Provision for loan and lease losses	5,482,000	—	—	5,482,000
Depreciation expense	961,710	37,196	—	998,906
Other noninterest expense	14,126,062	3,202,646	1,255,137	18,583,845
Segment income (loss) from continuing operations before income taxes	1,245,193	(1,245,636)	(1,608,493)	(1,608,936)
Segment assets	703,874,252	70,905,966	54,405,761	829,185,979

YEAR ENDED SEPTEMBER 30, 2004
Revenues from external customers:
Interest income	$35,902,412	$7	$317,634	$36,220,053
Noninterest income	3,448,192	6,747	101,033	3,555,972
Inter-segment revenue	549,957	—	—	549,957
Interest expense	17,892,050	3,200	634,084	18,529,334
Provision for loan and lease losses	488,500	—	—	488,500
Depreciation expense	907,894	9,139	—	917,033
Other noninterest expense	12,609,174	761,470	974,724	14,345,368
Segment income (loss) from continuing operations before income taxes	8,002,880	(766,991)	(1,190,141)	6,045,748
Segment assets	778,689,059	145,353	60,199,249	839,033,661

YEAR ENDED SEPTEMBER 30, 2003
Revenues from external customers:
Interest income	$34,898,575	$—	$334,656	$35,233,231
Noninterest income	3,405,052	—	95,926	3,500,978
Inter-segment revenue	521,472	—	—	521,472
Interest expense	18,919,805	—	644,385	19,564,190
Provision for loan and lease losses	350,000	—	—	350,000
Depreciation expense	893,228	—	—	893,228
Other noninterest expense	12,480,826	—	892,146	13,372,972
Segment income (loss) from continuing operations before income taxes	6,181,239	—	(1,105,949)	5,075,290
Segment assets	770,883,332	—	55,742,263	826,625,595

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2005	2004	2003

REVENUES FOR THE YEAR ENDED SEPTEMBER 30:
Interest income for reportable segments	$40,828,683	$35,902,419	$34,898,575
Noninterest income for reportable segments	3,593,395	3,454,939	3,405,052
Intersegment revenues for reportable segments	621,790	549,957	521,472
Other revenues	408,443	418,667	430,582
Elimination of intersegment revenues	(628,396)	(549,957)	(521,472)

Total consolidated revenues	$44,823,915	$39,776,025	$38,734,209

INTEREST EXPENSE FOR THE YEAR ENDED SEPTEMBER 30:
Interest expense for reportable segments	$21,234,697	$17,895,250	$18,919,805
Other interest expense	761,799	634,084	644,385
Elimination of intersegment interest expense	(142,703)	(118,149)	(113,439)

	$21,853,793	$18,411,185	$19,450,751

NONINTEREST EXPENSE FOR THE YEAR ENDED SEPTEMBER 30:
Noninterest expense for reportable segments	$17,328,708	$13,370,644	$12,480,826
Other noninterest expense	1,255,137	974,724	892,146
Depreciation expense	998,906	917,033	893,228
Elimination of intersegment interest expense	(485,693)	(431,809)	(408,032)

	$19,097,058	$14,830,592	$13,858,168

INCOME (LOSS) BEFORE INCOME TAXES (BENEFIT) FOR YEAR ENDED SEPTEMER 30:
Total income (loss) for reportable segments	$(443)	$7,235,889	$6,181,239
Other loss	(1,608,493)	(1,190,141)	(1,105,949)
Elimination of intersegment profit (loss)	—	—	—

Income (loss) before income taxes	$(1,608,936)	$6,045,748	$5,075,290

ASSETS AS OF SEPTEMBER 30:
Total assets for reportable segments	$774,780,218	$778,834,412	$770,883,332
Other assets	54,405,761	60,199,249	55,742,263
Elimination of intersegment receivables	(50,598,010)	(55,093,854)	(50,832,668)
Other intersegment eliminations	(2,239,027)	(3,141,283)	(3,507,800)

Total consolidated assets	$776,348,942	$780,798,524	$772,285,127

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. PARENT COMPANY FINANCIAL STATEMENTS

Presented below are condensed financial statements for the parent company, Meta Financial Group, Inc.:

CONDENSED BALANCE SHEETS

SEPTEMBER 30, 2005 AND 2004

	2005	2004

ASSETS
Cash and cash equivalents	$51,676	$110,119
Securities available for sale	2,177,472	2,625,894
Investment in subsidiaries	50,598,010	55,093,854
Loan receivable from ESOP	825,057	394,766
Loan receivable	—	1,261,188
Other assets	1,224,682	856,789

Total assets	$54,876,897	$60,342,610

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Loan payable to subsidiaries	$1,200,000	$2,550,000
Subordinated debentures	10,310,000	10,310,000
Accrued expenses and other liabilities	408,207	208,345

Total liabilities	11,918,207	13,068,345

SHAREHOLDERS’ EQUITY
Common stock	29,580	29,580
Additional paid-in capital	20,646,513	20,678,644
Retained earnings, substantially restricted	34,557,258	36,758,258
Accumulated other comprehensive (loss)	(3,180,607)	(1,240,338)
Unearned Employee Stock Ownership Plan shares	(825,057)	(394,766)
Treasury stock, at cost	(8,268,997)	(8,557,113)

Total shareholders’ equity	42,958,690	47,274,265

Total liabilities and shareholders’ equity	$54,876,897	$60,342,610

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENTS OF OPERATIONS

YEARS ENDED SEPTEMBER 30, 2005, 2004 AND 2003

	2005	2004	2003

Dividend income from subsidiaries	$2,510,000	$2,300,000	$1,250,000
Interest income	303,755	317,635	334,656
Gain on sales of securities available for sale, net	—	—	48,109

	2,813,755	2,617,635	1,632,765

Interest expense	761,799	634,083	644,385
Operating expenses	1,060,084	752,257	662,046

	1,821,883	1,386,340	1,306,431

Income (loss) before income taxes and equity in undistributed net income of subsidiaries	991,872	1,231,295	326,334

Income tax (benefit)	(503,000)	(354,000)	(304,000)

Income (loss) before equity in undistributed net income of subsidiaries	1,494,872	1,585,295	630,334

Equity in undistributed net income (loss) of subsidiaries	(2,419,123)	2,401,755	2,766,670

Net income (loss)	$(924,251)	$3,987,050	$3,397,004

CONDENSED STATEMENTS OF CASH FLOWS

YEARS ENDED SEPTEMBER 30, 2005, 2004 AND 2003

	2005	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(924,251)	$3,987,009	$3,397,004
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in undistributed net (income) loss of subsidiaries	2,419,123	(2,401,755)	(2,766,670)
(Loss) on sales of securities available for sale, net	—	—	(48,109)
Change in other assets	(367,893)	365,401	(465,296)
Change in accrued expenses and other liabilities	180,671	(70,908)	233,718

Net cash provided by operating activities	1,307,650	1,879,747	350,647

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in subsidiary	(275,000)	—	—
Maturity of securities	500,000	—	—
Purchase of securities available for sale	—	—	(48,325)
Proceeds from sales of securities available for sale	—	—	156,016
Loan to ESOP	(684,133)	(212,400)	(608,584)
Net change in loan receivable	1,261,188	46,071	42,284
Repayments on loan receivable from ESOP	253,842	219,310	253,050

Net cash provided by (used in) investment activities	1,055,897	52,981	(205,559)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loan payable to subsidiaries	—	2,325,000	1,975,000
Repayments on loan payable to subsidiaries	(1,350,000)	(2,675,000)	(830,000)
Cash dividends paid	(1,276,749)	(1,286,533)	(1,279,911)
Proceeds from exercise of stock options	230,414	582,557	235,281
Purchase of treasury stock	(25,655)	(906,650)	(165,092)

Net cash (used in) financing activities	(2,421,990)	(1,960,626)	(64,722)

Net change in cash and cash equivalents	(58,443)	(27,898)	80,366

CASH AND CASH EQUIVALENTS
Beginning of year	110,119	138,017	57,651

End of year	$51,676	$110,119	$138,017

The extent to which the Company may pay cash dividends to shareholders will depend on the cash currently available at the Company, as well as the ability of the subsidiary banks to pay dividends to the Company (see Note 14).

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	QUARTER ENDED

	December 31	March 31	June 30	September 30

FISCAL YEAR 2005:
Total interest income	$9,784,691	$10,372,608	$10,812,675	$10,123,334
Total interest expense	5,097,674	5,383,453	5,697,041	5,675,625
Net interest income	4,687,017	4,989,155	5,115,634	4,447,709
Provision for loan losses	177,000	257,500	4,956,000	91,500
Net income (loss)	441,942	399,374	(2,311,994)	546,427
Earnings (loss) per common and common equivalent share:
Basic	$0.18	$0.16	$(0.94)	$0.22
Diluted	0.18	0.16	(0.94)	0.22

FISCAL YEAR 2004:
Total interest income	$9,053,707	$8,890,641	$9,043,212	$9,192,696
Total interest expense	4,585,909	4,475,826	4,523,366	4,826,084
Net interest income	4,467,798	4,414,815	4,519,846	4,366,612
Provision for loan losses	101,000	56,000	167,500	164,000
Net income	976,942	1,675,397	836,609	498,102
Earnings (loss) per common and common equivalent share:
Basic	$0.39	$0.67	$0.34	$0.20
Diluted	0.39	0.67	0.34	0.20

FISCAL YEAR 2003:
Total interest income	$8,952,749	$9,001,683	$8,773,197	$8,451,524
Total interest expense	5,027,183	4,854,739	4,841,730	4,727,099
Net interest income	3,925,566	4,146,944	3,931,467	3,724,425
Provision for loan losses	175,000	108,000	67,000	—
Net income	844,256	915,186	892,407	745,155
Earnings per common and common equivalent share:
Basic	$0.34	$0.37	$0.36	$0.30
Diluted	0.34	0.37	0.36	0.30

NOTE 21. FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair value amounts of its financial instruments. It is management’s belief that the fair values presented below are reasonable based on the valuation techniques and data available to the Company as of September 30, 2005 and 2004, as more fully described below. The operations of the Company are managed from a going concern basis and not a liquidation basis. As a result, the ultimate value realized for the finan-cial instruments presented could be substantially different when actually recognized over time through the normal course of operations. Additionally, a substantial portion of the Company’s inherent value is the subsidiary banks’ capitalization and franchise value. Neither of these components have been given consideration in the presentation of fair values below.

          The following presents the carrying amount and estimated fair value of the financial instruments held by the Company at September 30, 2005 and 2004. This information is presented solely for compliance with SFAS No. 107 and is subject to change over time based on a variety of factors.

	2005		2004

	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Financial assets:
Cash and cash equivalents	$14,369,754	$14,370,000	$8,936,569	$8,937,000
Securities purchased under agreements to resell	37,513,348	37,513,000	—	—
Securities available for sale	230,892,565	230,893,000	322,523,577	322,524,000
Loans receivable, net	440,190,245	434,521,000	404,051,379	400,965,000
Loans held for sale	306,000	306,000	270,000	270,000
FHLB stock	8,161,000	8,161,000	11,052,700	11,053,000
Accrued interest receivable	4,240,694	4,241,000	3,849,215	3,849,000

Financial liabilities:
Noninterest bearing demand deposits	(102,164,156)	(102,164,000)	(19,537,370)	(19,537,000)
Savings, NOW and money market demand deposits	(170,484,053)	(170,484,000)	(177,287,972)	(177,288,000)
Other time certificates of deposit	(268,122,096)	(265,828,000)	(264,755,535)	(265,836,000)

Total deposits	(540,770,305)	(538,476,000)	(461,580,877)	(462,661,000)

Advances from FHLB	(159,705,000)	(160,675,000)	(226,250,000)	(236,265,000)
Securities sold under agreements to repurchase	(20,507,051)	(20,340,000)	(32,549,377)	(33,074,000)
Subordinated debentures	(10,310,000)	(10,336,000)	(10,310,000)	(10,339,000)
Advances from borrowers for taxes and insurance	(271,273)	(271,000)	(216,331)	(216,000)
Accrued interest payable	(941,935)	(942,000)	(473,426)	(473,000)

Off-balance-sheet instruments, loan commitments	—	—	—	—

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following sets forth the methods and assumptions used in determining the fair value estimates for the Company’s financial instruments at September 30, 2005 and 2004.

CASH AND CASH EQUIVALENTS

The carrying amount of cash and short-term investments is assumed to approximate the fair value.

SECURITIES PURCHASED UNDER AGREEMENT TO RESELL

The carrying amount of securities purchased under agreement to resell is assumed to approximate the fair value.

SECURITIES AVAILABLE FOR SALE

Quoted market prices or dealer quotes were used to determine the fair value of securities available for sale.

LOANS RECEIVABLE, NET

The fair value of loans was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities. When using the discounting method to determine fair value, loans were gathered by homogeneous groups with similar terms and conditions and discounted at a target rate at which similar loans would be made to borrowers as of September 30, 2005 and 2004. In addition, when computing the estimated fair value for all loans, allowances for loan losses have been subtracted from the calculated fair value for consideration of credit issues.

LOANS HELD FOR SALE

Fair values are based on quoted market prices of similar loans sold on the secondary market.

FHLB STOCK

The fair value of such stock approximates book value since the Company is able to redeem this stock with the Federal Home Loan Bank at par value.

ACCRUED INTEREST RECEIVABLE

The carrying amount of accrued interest receivable is assumed to approximate the fair value.

DEPOSITS

The fair value of deposits were determined as follows: (i) for noninterest bearing demand deposits, savings, NOW and money market demand deposits, since such deposits are immediately withdrawable, fair value is determined to approximate the carrying value (the amount payable on demand); (ii) for other time certificates of deposit, the fair value has been estimated by discounting expected future cash flows by the current rates offered as of September 30, 2005 and 2004, on certificates of deposit with similar remaining maturities. In accordance with SFAS No. 107. no value has been assigned to the Company’s long-term relationships with its deposit customers (core value of deposits intangible) since such intangible is not a financial instrument as defined under SFAS No. 107.

ADVANCES FROM FHLB

The fair value of such advances was estimated by discounting the expected future cash flows using current interest rates as of September 30, 2005 and 2004, for advances with similar terms and remaining maturities.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND SUBORDINATED DEBENTURES

The fair value of these instruments was estimated by discounting the expected future cash flows using derived interest rates approximating market as of September 30, 2005 and 2004, over the contractual maturity of such borrowings.

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

BOARD OF DIRECTORS

James S. Haahr
Chairman of the Board for Meta Financial Group, MetaBank, and MetaBank West Central

E. Wayne Cooley
Consultant Emeritus of the Iowa Girls’ High School Athletic Union

E. Thurman Gaskill
Iowa State Senator and Grain and Livestock Farming Operation Owner

J. Tyler Haahr
President and Chief Executive Officer for Meta Financial Group and MetaBank, Chief Executive Officer for MetaBank West Central, and President of Meta Trust

Brad C. Hanson
Executive Vice President for Meta Financial Group and MetaBank and President of Meta Payment Systems

G. Mark Mickelson
Partner with Mickelson & Newell, LLC

Rodney G. Muilenburg
Retired Dairy Specialist Manager for Purina Mills, Inc.; Consultant for TransOva Genetics Dairy Division; and Director of Sales and Marketing for TransOva Genetics

Jeanne Partlow
Retired Chairman of the Board and President of Iowa Savings Bank

SENIOR OFFICERS

James S. Haahr
Chairman of the Board for Meta Financial Group, MetaBank, and MetaBank West Central

J. Tyler Haahr
President and Chief Executive Officer for Meta Financial Group and MetaBank, Chief Executive Officer for MetaBank West Central, and President of Meta Trust

Troy Moore
Executive Vice President and Chief Operating Officer for Meta Financial Group and MetaBank

Brad C. Hanson
Executive Vice President for Meta Financial Group and MetaBank and President of Meta Payment Systems

Ronald J. Walters, CPA
Senior Vice President, Secretary, Treasurer and Chief Financial Officer for Meta Financial Group and MetaBank and Secretary for MetaBank West Central

Ellen E. Moore
Senior Vice President of Marketing and Sales for Meta Financial Group, MetaBank, and MetaBank West Central

Ben Guenther
President of MetaBank Northwest Iowa Market

Tim D. Harvey
President of MetaBank Brookings Market

Tony Trussell
President of MetaBank Sioux Empire Market

I. Eugene Richardson, Jr.
President of MetaBank Central Iowa Market and MetaBank West Central and Member of the MetaBank West Central Board of Directors

Charles B. Friederichs
Senior Vice President and Chief Information Officer

Jon C. Geistfeld
Senior Vice President and Chief Lending Officer

Sandra K. Hegland
Senior Vice President of Human Resources

Susan C. Jesse
Senior Vice President of Compliance and Operations

INVESTOR INFORMATION

Annual Meeting of Shareholders

The Annual Meeting of Shareholders will convene at 1:00 pm on Monday, January 23, 2006. The meeting will be held in the Board Room of MetaBank, 121 East Fifth Street, Storm Lake, Iowa. Further information with regard to this meeting can be found in the proxy statement.

General Counsel

Mack, Hansen, Gadd, Armstrong & Brown, P.C.
316 East Sixth Street
P.O. Box 278
Storm Lake, Iowa 50588

Special Counsel

Katten Muchin Rosenman LLP
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
400 Locust Street, Suite 640
Des Moines, Iowa 50309-2372

Shareholder Services and Investor Relations

Shareholders desiring to change the name, address, or ownership of stock; to report lost certificates; or to consolidate accounts, should contact the corporation’s transfer agent:

Registrar & Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
Telephone: 800.368.5948
Email: invrelations@rtco.com
Website: www.rtco.com

Form 10-K

Copies of the Company’s Annual Report on Form 10-K for the year ended September 30, 2005 (excluding exhibits thereto) may be obtained without charge by contacting:

Investor Relations
Meta Financial Group
121 East Fifth Street
P.O. Box 1307
Storm Lake, Iowa 50588
Telephone: 712.732.4117
Email: invrelations@metacash.com
Website: www.metacash.com

DIVIDEND AND STOCK MARKET INFORMATION

Meta Financial Group’s common stock trades on the Nasdaq National Market under the symbol “CASH.” The Wall Street Journal publishes daily trading information for the stock under the abbreviation, “MetaFnl,” in the National Market Listing. Quarterly dividends for 2004 and 2005 were $0.13. The price range of the common stock, as reported on the Nasdaq System, was as follows:

	FISCAL YEAR 2005		FISCAL YEAR 2004
	LOW	HIGH	LOW	HIGH

FIRST QUARTER	$22.50	$26.00	$21.50	$23.75
SECOND QUARTER	22.25	24.49	21.40	23.90
THIRD QUARTER	18.15	24.09	21.97	24.75
FOURTH QUARTER	16.51	19.89	20.26	24.22

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

          As of September 30, 2005, Meta Financial Group had 2,503,655 shares of common stock outstanding, which were held by 249 shareholders of record, and 311,328 shares subject to outstanding options. The shareholders of record number does not reflect approximately 500 persons or entities who hold their stock in nominee or “street” name.

          The following securities firms indicated they were acting as market makers for Meta Financial Group stock as of September 30, 2005: Fig Partners, LLC; Friedman Billings Ramsey & Co.; FTN Midwest Securities.; Howe Barnes Investments, Inc.; Knight Equity Markets, L.P.; Sandler O’Neill & Partners; Schwab Capital Markets; and UBS Securities LLC.

METABANK
NORTHWEST IOWA MARKET

STORM LAKE MAIN OFFICE
121 East Fifth Street
P.O. Box 1307
Storm Lake, Iowa 50588
712.732.4117
800.792.6815
712.732.7105 fax

Storm Lake Plaza
1413 North Lake Avenue
Storm Lake, Iowa 50588
712.732.6655
712.732.7924 fax

Lake View
419 Main Street
P.O. Box 649
Lake View, Iowa 51450
712.657.2721
712.657.2896 fax

Laurens
104 North Third Street
Laurens, Iowa 50554
712.841.2588
712.841.2029 fax

Odebolt
219 South Main Street
P.O. Box 465
Odebolt, Iowa 51458
712.668.4881
712.668.4882 fax

Sac City
518 Audubon Street
P.O. Box 6
Sac City, Iowa 50583
712.662.7195
712.662.7196 fax

METABANK
BROOKINGS MARKET

BROOKINGS MAIN OFFICE
600 Main Avenue
P.O. Box 98
Brookings, South Dakota 57006
605.692.2314
800.842.7452
605.692.7059 fax

METABANK
CENTRAL IOWA MARKET

CENTRAL IOWA MAIN OFFICE
4848 86th Street
Urbandale, Iowa 50322
515.309.9800
515.309.9801 fax

Highland Park
3624 Sixth Avenue
Des Moines, Iowa 50313
515.288.4866
515.288.3104 fax

Ingersoll
3401 Ingersoll Avenue
Des Moines, Iowa 50312
515.274.9674
515.274.9675 fax

West Des Moines
3448 Westown Parkway
West Des Moines, Iowa 50266
515.226.8474
515.226.8475 fax

METABANK
SIOUX EMPIRE MARKET

SIOUX FALLS MAIN OFFICE
2500 South Minnesota Avenue
P.O. Box 520
Sioux Falls, South Dakota 57101
605.977.7500
605.977.7501 fax

North Minnesota
1600 North Minnesota Avenue
P.O. Box 520
Sioux Falls, South Dakota 57101
605.338.3470
605.338.3471 fax

West 12th Street
2104 West 12th Street
P.O. Box 520
Sioux Falls, South Dakota 57101
605.336.8900
605.336.8901 fax

Western Avenue
4900 South Western Avenue
P.O. Box 520
Sioux Falls, South Dakota 57101
605.338.0059
605.338.0155

METABANK
WEST CENTRAL

WEST CENTRAL MAIN OFFICE
615 South Division
P.O. Box 606
Stuart, Iowa 50250
515.523.2203
800.523.8003
515.523.2460 fax

Casey
101 East Logan
P.O. Box 97
Casey, Iowa 50048
641.746.3366
800.746.3367
641.746.2828 fax

Menlo
501 Sherman
P.O. Box 36
Menlo, Iowa 50164
641.524.4521

Meta Payment Systems
4900 South Western Avenue
P.O. Box 520
Sioux Falls, South Dakota 57101
605-275-9555
605-782-1701 fax
metapay.com

BILL MARKVE AND
ASSOCIATES AND META TRUST

Investment and trust services
available at bank locations.(1)

(1)       Non-traditional bank products offered through Ameritas Investment Corporation are not FDIC insured, nor are they guaranteed by MetaBank or any affiliate. May lose value.

metabankonline.com

Invest in us. Bank with us.
See how easy money management can be.

MetaBank Building
121 East Fifth Street
P.O. Box 1307
Storm Lake, Iowa 50588
metacash.com