Form 10-K, Exhibit 13
period 2006-09-30
META FINANCIAL GROUP INC
filed 2006-12-21
CIK 907471

Life is a journey, not a destination.

It’s pretty simple. Life changes. And when “real life” changes, it’s just smart to make sure your financial life changes with it. That’s why the Meta team developed a unique program with one goal in mind: Make money management easier for customers through every life change. Our unique Life Change ProgramSM coaches customers through the personal and financial challenges of life’s most common changes… so they can spend more time enjoying the journey.

COMPANY STRUCTURE

COMPANY PROFILE

Meta Financial Group, Inc. (MFG) is a $741 million bank holding company for MetaBank, MetaBank West Central, and Meta Trust Company. Headquartered in Storm Lake, Iowa, the Company converted from mutual ownership to stock ownership in 1993. Its primary business is marketing deposits, loans and other financial services and products to meet the needs of its commercial, agricultural, and retail customers. MFG shares are traded on the NASDAQ Global Market.SM

          MFG operates under a super-community banking philosophy that allows the Company to grow while maintaining its community bank roots, with local decision making and customer service. Administrative functions, transparent to the customer, are centralized to enhance the banks’ operational efficiencies and to improve customer service capabilities.

          MetaBank is a federally-chartered savings bank with four market areas: Northwest Iowa, Brookings, Central Iowa, Sioux Empire; and the nationally recognized Meta Payment Systems division. Meta Payment Systems manages four primary business lines that contribute to revenue and deposits: prepaid cards, credit cards, Automated Teller Machine (ATM) sponsorship and Automated Clearing House (ACH) origination. MetaBank West Central is a state-chartered commercial bank located in West Central Iowa. Nineteen bank offices and one additional administrative office support customers throughout central and northwest Iowa and in Brookings and Sioux Falls, South Dakota. Meta Trust provides professional trust services.

Banks are Members FDIC and Equal Housing Lenders. The Company and its subsidiaries exceed regulatory capital requirements.

CONTENTS

Company Structure & Profile	i

Letter to Shareholders	ii-iii

Financials	1-34

Directors & Senior Officers	35

Investor Information	36

Locations	37

i

To Our Shareholders

L TO R: J. TYLER HAAHR, JAMES S. HAAHR

Meta Financial Group (MFG) reported net income of $3.92 million or $1.55 per diluted share for the fiscal year ended September 30, 2006. This compares to a net loss of $924,000 or $0.38 per diluted share for fiscal year 2005. Net income for the quarter ended September 30, 2006 was $661,000 or $0.26 per diluted share compared to $546,000 or $0.22 per diluted share during the same period in 2005, representing an 18 percent growth in earnings per share on a matched quarter basis.

Things do
not change;
we change.

—Henry David Thoreau

2006 earnings were higher because of increased card fee income, non-recurring fee income, and a lower provision for loan loss, offset in part by higher expenses such as compensation, card processing fees, legal and consulting fees. Negative earnings for 2005 were impacted by a significant loan loss related to loans given to three affiliated companies involved in automobile sales, service and financing, and to the owners thereof.

          Net income at Meta Payment Systems (MPS), a separate reportable business unit of the Company, was $4.5 million or $1.78 per diluted share for fiscal year 2006. This compares to a loss of $808,000 or $0.33 per diluted share for same period in 2005, when MPS was in its start-up phase. Net income for the traditional banking unit was $1.35 million or $0.54 per diluted share for fiscal year 2006 and $958,000 or $0.39 per diluted share for the same period in 2005. The remaining business units netted losses of $1.94 million or $0.77 per diluted share for fiscal year 2006 and $1.08 million or $0.44 per diluted share for the same period in 2005.

          While earnings greatly improved from 2005 to 2006, more significant is the continued progress toward initiatives that we believe will enhance long-term performance and earnings:

1.	Growth of Meta Payment Systems, a division of MetaBank;

2.	Growth of low-cost deposits;

3.	Analysis of operations for improved efficiencies;

4.	Branch expansion; and

5.	Human resource development and expansion.

          Focused efforts by the Meta team contributed, in part, to the Company’s improved credit quality ratios. The improvements resulted in fewer non-performing loans which contributed to a negative provision for loan losses in fiscal 2006.

          On the deposit side, the Company continues to improve its funding mix by replacing higher-costing certificates of deposit, public funds deposits, and wholesale borrowings with low-cost deposits such as checking and money market accounts. Total checking deposits rose 59.2 percent during fiscal year 2006, from $135.9 million at September 30, 2005 to $216.3 million at September 30, 2006. A significant portion of this growth came from deposits generated by MPS. Total money market accounts increased 38.5 percent from $74.6 million to $103.3 million while savings and certificates of deposit declined 25.5 percent from $330.5 million to $246.1 million during the same time period. The Company used deposit increases to pay down wholesale borrowing sources. Total wholesale borrowings at September 30, 2006 were $124.6 million, down 34.4 percent from $190.0 million at September 30, 2005.

          The Company’s steadfast efforts to improve its funding mix has shifted the percentage of low-cost funds from 24.5 percent of total deposits to 56.5 percent during the past five years. The shift

ii

directly improves the Company’s net interest income and loan-to-deposit interest rate spreads.

          Meta Financial Group’s net interest income for fiscal year 2006 was $19.64 million compared to $19.24 million for 2005. The 2 percent increase was driven by a higher net interest margin, offset in part by a smaller earning asset base. Net interest margin for fiscal year 2006 was 2.84 percent, compared to 2.56 percent in 2005.

          The Company’s non-interest income rose from $3.73 million in fiscal year 2005 to $13.41 million in 2006, up $9.68 million or 259 percent. The majority of this growth is related to higher fee income earned on prepaid debit cards and other card-related products and services offered by MPS. The increase also includes $2.57 million of non-recurring fee income related to a purchased portfolio of prepaid debit cards.

LOW-COST
DEPOSIT BALANCES
In millions

LOW-COST
DEPOSIT BALANCES
As a percentage of
total deposit balances

          As a principal member of MasterCard,® Visa,® Discover® and the regional debit networks, MPS expands the Company’s opportunity and reach in the growing payments industry. It serves banks, card processors, and third-party marketing companies nationwide. The MPS group launched and now manages four primary business lines that contribute to the Company’s revenue and deposits: prepaid cards, credit cards, Automated Teller Machine (ATM) sponsorship, and Automated Clearing House (ACH) origination.

          As of fiscal year end, MPS supported clients by implementing more than 500 prepaid programs and issuing more than 20 million cards. MPS also recently completed two patent applications for software developed to support client programs. Its ATM Services unit now sponsors more than 25 percent of the white-label ATMs placed nationwide. MPS joined as a founding member of the National Branded Prepaid Card Association (NBPCA) in an effort to assist in the ongoing formation of the branded prepaid card industry. MPS President, Brad Hanson, was invited to serve on the NBPCA Board of Directors.

          In addition to MPS’ expansion, the Company opened two new offices in Sioux Falls, South Dakota and one in West Des Moines, Iowa. The Company continues to consider branching structure and additional opportunities to maximize branch profitability and contributions.

          In January 2006, the Company was pleased to appoint Jonathan M. Gaiser, CFA, as Senior Vice President, Secretary, Treasurer, and Chief Financial Officer for MFG and MetaBank, and Secretary for MetaBank West Central. He and other senior officers such as Brian Bond, Ron Butterfield, Ray Frohnapfel, John Hagy, Barb Koopman and Kathy Thorson, who joined the Company or assumed new responsibilities during the fiscal year, have joined other talented Meta associates to fulfill the Company’s mission: Make money management easy for customers through every life change.

          Also in January 2006, MFG welcomed Mr. Frederick V. Moore, President of Buena Vista University, as an independent director of the Company, MetaBank and MetaBank West Central. He is very well-qualified and has been quick to make contributions for the betterment of the Company.

          At September 30, 2006, the Company had assets totaling $741.1 million, compared to $775.8 million at September 30, 2005. The reduction in assets primarily reflects the Company’s planned strategy to reduce the level of lower yielding investment securities and reduce higher costing deposits and wholesale borrowings.

          Meta Financial Group shares closed at $18.66 on September 30, 2005 and increased to $24.60 on September 30, 2006. On behalf of all Meta Financial Group associates, we remain dedicated to increasing shareholder value and enhancing your return.

          It is not a coincidence that Meta means change. Thank you for your interest in our company. Invest in us. Bank with us. Enjoy the journey.

JAMES S. HAAHR
Chairman of the Board

J. TYLER HAAHR
President & CEO

iii

FINANCIAL HIGHLIGHTS

(Dollars in Thousands except Per Share Data)	2006	2005	2004	2003	2002

AT SEPTEMBER 30
Total assets	$741,132	$775,839	$780,799	$772,285	$607,648
Total loans, net	388,762	440,190	404,051	349,692	341,937
Total deposits	565,710	541,042	461,581	435,553	355,780
Shareholders’ equity	45,332	42,959	47,274	43,031	44,588
Book value per common share	$17.89	$17.16	$18.98	$17.25	$18.06
Total equity to assets	6.12%	5.54%	6.05%	5.57%	7.34%

FOR THE FISCAL YEAR
Net interest income	$19,636	$19,239	$17,769	$15,728	$13,700
Net income (loss)	3,921	(924)	3,987	3,397	2,157
Diluted earnings (loss) per share	$1.55	$(0.38)	$1.57	$1.36	$0.87
Return on average assets	.52%	-0.12%	.51%	.47%	.38%
Return on average equity	9.09%	-2.05%	8.69%	7.57%	4.95%
Net yield on interest-earning assets	2.84%	2.56%	2.40%	2.31%	2.56%

TOTAL ASSETS In millions	TOTAL LOANS, NET In millions	TOTAL DEPOSITS In millions	TOTAL NET INCOME In thousands

Meta Financial Group, Inc. and Subsidiaries

SELECTED CONSOLIDATED FINANCIAL INFORMATION

SEPTEMBER 30,	2006	2005	2004	2003	2002

SELECTED FINANCIAL CONDITION DATA
(In Thousands)

Total assets	$741,132	$775,839	$780,799	$772,285	$607,648
Loans receivable, net	388,762	440,190	404,051	349,692	341,937
Securities available for sale	186,176	230,893	322,524	366,075	218,247
Goodwill	3,403	3,403	3,403	3,403	3,403
Deposits	565,710	541,042	461,581	435,553	355,780
Total borrowings	124,576	190,012	269,109	291,486	205,266
Shareholders’ equity	45,332	42,959	47,274	43,031	44,588

YEAR ENDED SEPTEMBER 30,

SELECTED OPERATIONS DATA
(In Thousands, Except Per Share Data)

Total interest income	$40,578	$41,093	$36,180	$35,179	$35,434
Total interest expense	20,942	21,854	18,411	19,451	21,734

Net interest income	19,636	19,239	17,769	15,728	13,700
Provision for loan losses	(454)	5,482	489	350	1,090

Net interest income after provision for loan losses	20,090	13,757	17,280	15,378	12,610
Total non-interest income	13,406	3,731	3,596	3,555	2,781
Total non-interest expense	27,625	19,097	14,830	13,858	12,268

Income (loss) before income taxes	5,871	(1,609)	6,046	5,075	3,123
Income tax expense (benefit)	1,950	(685)	2,059	1,678	966

Net income (loss)	3,921	(924)	3,987	3,397	2,157

Earnings (loss) per common share

Basic	$1.58	$(0.38)	$1.61	$1.37	$0.88
Diluted	$1.55	$(0.38)	$1.57	$1.36	$0.87

YEAR ENDED SEPTEMBER 30,

SELECTED FINANCIAL RATIOS AND OTHER DATA

PERFORMANCE RATIOS

Return on average assets	0.52%	-0.12%	0.51%	0.47%	0.38%
Return on average equity	9.09%	-2.05%	8.69%	7.57%	4.95%
Net interest margin	2.84%	2.56%	2.40%	2.31%	2.56%
Operating expense to average assets	3.69%	2.43%	1.91%	1.93%	2.16%

QUALITY RATIOS

Non-performing assets to total assets at end of year	0.56%	0.69%	0.09%	0.28%	0.58%
Allowance for loan losses to non-performing loans	146%	1057%	754%	493%	220%

CAPITAL RATIOS

Shareholders’ equity to total assets at end of period	6.12%	5.54%	6.05%	5.57%	7.34%
Average shareholders’ equity to average assets	5.76%	5.77%	5.91%	6.25%	7.68%

OTHER DATA

Book value per common share outstanding.	$17.89	$17.16	$18.98	$17.25	$18.06
Dividends declared per share	$0.52	$0.52	$0.52	$0.52	$0.52
Number of full-service offices	19	17	16	16	15

Meta Financial Group, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

MANAGEMENT’S DISCUSSION AND ANALYSIS

GENERAL

Meta Financial Group, Inc.® (the “Company”) is a bank holding company whose primary subsidiaries are MetaBank and MetaBank West Central (“MetaBank WC”). The Company was incorporated in 1993 as a unitary non-diversified savings and loan holding company that, on September 20 of that year, acquired all of the capital stock of MetaBank, a federal savings bank, in connection with MetaBank’s conversion from mutual to stock form of ownership. On September 30, 1996, the Company became a bank holding company in conjunction with the acquisition of MetaBank WC, a state-chartered commercial bank.

          The Company focuses on establishing and maintaining long-term relationships with customers, and is committed to serving the financial service needs of the communities in its market area. The Company’s primary market area includes the following counties: Adair, Buena Vista, Dallas, Guthrie, Pocahontas, Polk, and Sac located in central and northwestern Iowa, and Brookings, Lincoln, and Minnehaha located in east central South Dakota. The Company attracts retail deposits from the general public and uses those deposits, together with other borrowed funds, to originate and purchase residential and commercial mortgage loans, to originate consumer, agricultural and other commercial loans. Meta Payment Systems,® a division of MetaBank, (“MPS”) is an industry leader in the issuance of prepaid debit cards and the provider of a wide range of debit card and money transfer related products and services.

OVERVIEW OF CORPORATE DEVELOPMENTS

In November 2005 the Company opened a new full-service branch in the Sioux Falls market. The branch includes administrative office space which houses much of the Information Systems department and MPS division. In September 2006, the Company opened a new full-service branch in the Des Moines market. The Company now operates 19 branches in Brookings (1) and Sioux Falls (4), South Dakota, and Des Moines (5), Northwest (6), and West-Central (3), Iowa. In August 2006, the Company also leased office space at another location in Sioux Falls to house various administrative support functions and MPS offices. As a result of these branch and office openings, the Company has incurred, and will continue to incur, increases in both compensation and occupancy and equipment expense. Management believes these increases will be offset by additional net interest income and fee income as the new branches mature, and as MPS grows.

          During the first half of fiscal year 2006, the company completed its foreclosure, repossession, and liquidation of the majority of remaining assets of three companies involved in automobile sales, service, and financing. Two of these companies had filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in June 2005. MetaBank had been the lead lender and servicer of approximately $32.0 million in loans to these three companies and their principal owners. As of September 30, 2006, the Company had charged off all remaining loan balances related to this relationship, and had only one related property left in its possession, with a carrying value of $35,000. At this time, the Company continues to expect that total cash expenditures on legal and collection efforts related to these loans will range between $750,000 and $1,100,000, of which approximately $700,000 has already been incurred.

          The participation of the aforementioned auto-dealership related loans remains the subject of dispute between several of the participants and MetaBank. In March 2006, the Company reached a settlement agreement with one of the participant banks. In June 2006, MetaBank was named in lawsuits filed by three of the participant banks related to these loans. The Company is vigorously defending these claims. See “Legal Proceedings” under Note 16 in the Notes to Consolidated Financial Statements.

          MPS exhibited rapid growth during fiscal year 2006. The division was created in May 2004 to take advantage of opportunities in the growing area of prepaid debit cards, ATM sponsorship, and other money transfer systems and services. After approximately one year of start-up and development, the division had reached profitability by the end of fiscal year 2005. By June 2006 the division had recouped all of the Company’s initial investment in the division, and is now a significant contributor to the Company’s financial performance. The division’s efforts have also resulted in the filing of two patent applications to protect the Company’s investment in its intellectual property. See Note 18 in the Notes to Consolidated Financial Statements. In June 2006, the Company recorded $2,570,000 in non-recurring pre-tax fee income at MPS related to fees received on a purchased portfolio of prepaid debit cards.

          The Company’s stock trades on the NASDAQ Global Market under the symbol “CASH.”

FINANCIAL CONDITION

The following discussion of the Company’s consolidated financial condition should be read in conjunction with the Selected Consolidated Financial Information and Consolidated Financial Statements and the related notes included elsewhere herein.

          The Company’s total assets at September 30, 2006 were $741.1 million, a decrease of $34.7 million, or 4.5 percent, from $775.8 million at September 30, 2005. The decrease in assets was due primarily to a planned decrease in securities available for sale and a decrease in the Company’s purchased loan participation portfolio, offset in part primarily by an increase in total cash and cash equivalents.

          Total cash and cash equivalents increased by $95.0 million from $14.4 million at September 30, 2005 to $109.4 million at September 30, 2006. The Company’s portfolio of securities purchased under agreements to resell and available for sale decreased $76.3 million, or 28.4 percent, to $192.1 million at September 30, 2006 from $268.4 million at September 30, 2005. The Company’s portfolio of securities available for sale consists primarily of mortgage-backed securities, most with balloon maturities, which have relatively short expected average lives and limited maturity extension risk. During fiscal year 2006, the company purchased only one security for its available for sale portfolio totaling $108,000, and did not sell any securities. Principal cash flows from the available for sale portfolio decreased to $41.7 million in 2006 from $78.0 million in 2005. See Note 4 in the Notes to Consolidated Financial Statements.

          The Company’s portfolio of net loans receivable decreased by $51.4 million, or 11.7%, to $388.8 million at September 30, 2006 from $440.2 million at September 30, 2005. The decrease was mainly the result of pay offs and pay downs in the Company’s purchased loan participation portfolio, which is concentrated in commercial real estate and commercial operating credits. The Company experienced slight growth in its agricultural real estate and agricultural operating portfolios. See Note 5 in the Notes to Consolidated Financial Statements.

          The Company owns stock in the Federal Home Loan Bank (“FHLB”) of Des Moines as well as in the Federal Reserve Bank due to its membership and participation in these banking systems. The Company’s investment in such stock decreased $2.5 million, or 30.1%, to $5.8 million at September 30, 2006 from $8.3 million at September 30, 2005. The decrease was due to a decrease in the level of borrowings from the FHLB, which require a calculated level of stock investment based on a formula determined by the FHLB.

          Deposit balances increased by $24.7 million, or 4.6%, to $565.7 million at September 30, 2006 from $541.0 million at September 30, 2005. The increase in deposits is primarily due to growth in low- and no-cost demand deposits and money market accounts, offset by decreases in higher costing certificates and public funds deposits. Most of the growth in demand deposits originated from MPS. Total checking deposits increased by $80.4 million, or 59.2%, to $216.3 million at September 30, 2006 from $135.9 million at September 30, 2005. Total savings and certificates of deposit declined $84.4 million, or 25.5%, to $246.1 million at September 30, 2006 from $330.5 million at September 30, 2005. The decrease in savings and certificates resulted primarily from the runoff of higher costing public funds deposits. Money market

Meta Financial Group, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

accounts also exhibited growth during fiscal year 2006, increasing $28.7 million, or 38.5%, to $103.3 million at September 30, 2006 from $74.6 million at September 30, 2005. Money market deposits grew from increased market penetration by the Company’s retail banking operations and as customers’ opportunity cost of holding balances in savings and checking accounts rose with the level of short term interest rates during the year. See Note 8 in the Notes to Consolidated Financial Statements.

          The Company’s wholesale borrowings portfolio decreased $65.4 million, or 34.4%, to $124.6 million at September 30, 2006 from $190.0 million at September 30, 2005. The decrease was primarily the result of decreased borrowings from the FHLB of Des Moines in conjunction with management’s planned strategy of reducing the size of the balance sheet, and the Company’s reliance on these higher costing funding sources. See Notes 9, 10, and 11 in the Notes to Consolidated Financial Statements.

          Shareholders’ equity increased $2.3 million, or 5.5%, to $45.3 million at September 30, 2006 from $43.0 million at September 30, 2005. The increase in shareholders’ equity was primarily due to net income, partially offset by cash dividends and an increase in other accumulated comprehensive loss associated with the Company’s securities available for sale portfolio. See Note 15 in the Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

The following discussion of the Company’s results of operations should be read in conjunction with the Selected Consolidated Financial Information and Consolidated Financial Statements and the related notes included elsewhere herein.

          The Company’s results of operations are dependent on net interest income, non-interest income, non-interest expense, and income tax expense. Net interest income is the difference, or spread, between the average yield on interest earning assets and the average rate paid on interest bearing liabilities. The interest rate spread is affected by regulatory, economic, and competitive factors that influence interest rates, loan demand, and deposit flows. The Company, like other financial institutions, is subject to interest rate risk to the extent that its interest earning assets mature or reprice at different times, or on a different basis, than its interest bearing liabilities.

          The Company’s non-interest income is derived primarily from card fees attributable to the activities of MPS and fees charged on loans and transaction accounts. This income is offset, in part, by expenses, such as card processing expenses, attributable to MPS, as well as additional compensation and occupancy expenses associated with additional personnel and office locations. To a lesser extent, non-interest income is derived from gains or losses on the sale of loans and securities available for sale as well as the Company’s holdings of bank owned life insurance. Additionally, non-interest income has been derived from the activities of Meta Trust Company, a wholly-owned subsidiary of Meta Financial Group, which provides a variety of professional trust services.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2006 AND SEPTEMBER 30, 2005

GENERAL

The Company recorded net income of $3,921,000 for the year ended September 30, 2006, compared to a net loss of $924,000 for the year ended September 30, 2005. Earnings in fiscal year 2006 were primarily impacted by card fees, non-recurring fee income, and a negative provision for loan loss, partially offset by higher compensation, occupancy, legal and consulting, and card processing expenses. Earnings in fiscal year 2005 were impacted by a large provision for loan loss.

NET INTEREST INCOME

Net interest income for the year ended September 30, 2006 increased by $397,000, or 2.1 percent, to $19,636,000 from $19,240,000 for the year ended September 30, 2005. The increase in net interest income reflects a higher net interest margin, offset in part by a smaller average earning asset base. Net interest margin increased 28 basis points to 2.84 percent in fiscal year 2006 from 2.56 percent in fiscal year 2005. The improvement resulted primarily from the shift in the Company’s funding mix attributable to growth in non-interest-bearing and money market deposits and decreases in higher costing certificates, public funds deposits, and wholesale borrowings.

          The Company’s average earning assets decreased $58.6 million, or 7.8 percent, to $692.0 million during fiscal year 2006 from $750.6 million during fiscal year 2005. The decrease is primarily the result of a smaller portfolio of securities available for sale and a smaller average loan portfolio. The Company’s yield on earning assets rose 38 basis points to 5.86 percent during fiscal year 2006 from 5.48 percent during fiscal year 2005. The increase is the result primarily of increasing yields on the Company’s adjustable rate loan portfolio due to an increasing interest rate environment during 2006.

          The Company’s average total deposits and interest-bearing liabilities decreased $38.2 million, or 5.2 percent, to $699.8 million during fiscal year 2006 from $738.0 million during fiscal year 2005. The decrease resulted mainly from a decrease in the Company’s portfolio of advances from the FHLB and other wholesale borrowings. Decreases in public funds deposits were more than offset by growth in non-interest bearing checking accounts. The Company’s cost of total deposits and interest-bearing liabilities rose 3 basis points during fiscal year 2006 to 2.99 percent during fiscal year 2006 from 2.96 percent during fiscal year 2005. Despite an increasing interest rate environment in 2006, which drove the costs of certificates and money market deposits higher, the Company was able to limit the increase in its overall cost of funds by shifting its portfolio mix away from higher costing certificates, public funds deposits, and wholesale borrowings, into lower costing demand deposits.

PROVISION FOR LOAN LOSSES

In fiscal year 2006, the Company recorded a negative provision for loan losses of $454,500, compared to a positive provision for loan losses of $5,482,000 for fiscal year 2005. The negative provision in 2006 relates in part to the Company’s settlement agreement with one of several participants in the aforementioned auto-dealership related lending relationship. Additionally, shrinkage in the Company’s loan portfolio during the year reduced the level of required loan loss allowances on the portfolio. The large provision for loan losses in fiscal year 2005 stemmed primarily from provisions related to losses in the aforementioned auto-dealership related loans. The relatively large provision in fiscal year 2005 and the negative provision in fiscal year 2006 is the primary reason that net interest income after provision for loan losses increased by $6.3 million, from $13.8 million in fiscal 2005 to $20.1 million in fiscal year 2006.

          Management closely monitors economic developments both regionally and nationwide, and considers these factors when assessing the adequacy of its allowance for loan losses. Although current economic conditions are relatively strong, management is aware that many economists have forecasted a slowdown in economic growth during calendar year 2007. Additionally, management has monitored the disinflationary trend in residential and commercial real estate prices in recent quarters. Economic conditions in the agricultural sector of the Company’s market area are relatively strong. Recent rises in agricultural commodity prices will serve to offset more modest yields this year. The agricultural economy is accustomed to commodity price fluctuations and is generally able to handle such fluctuations without significant problems. The recent decrease in energy prices should also help to improve cash flows of consumers and businesses alike if the decrease persists during 2007.

          Management believes that, based on a detailed review of the loan portfolio, historic loan losses, current economic conditions, the size of the loan portfolio, and other factors, the current level of the allowance for loan losses reflects an adequate allowance against probable losses from the loan portfolio. Although the Company maintains its allowance

Meta Financial Group, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

AVERAGE BALANCES, INTEREST RATES AND YIELDS

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments have been made. Non-accruing loans have been included in the table as loans carrying a zero yield.

YEAR ENDED SEPTEMBER 30,		2006		2005			2004

(Dollars in Thousands)
	Average Outstanding Balance	Interest Earned /Paid	Yield /Rate	Average Outstanding Balance	Interest Earned /Paid	Yield /Rate	Average Outstanding Balance	Interest Earned /Paid	Yield /Rate

INTEREST-EARNING ASSETS
Interest-earning assets:
Loans receivable(1)	$415,248	$29,743	7.16%	$436,146	$29,831	6.84%	$374,450	$24,260	6.48%
Mortgage-backed securities	179,500	6,776	3.77%	265,996	9,644	3.63%	317,489	10,871	3.42%
Other investments	97,223	4,059	4.17%	48,449	1,618	3.34%	49,248	1,049	2.13%

Total interest-earning assets	691,971	$40,578	5.86%	750,591	$41,093	5.48%	741,187	$36,180	4.88%

Non-interest-earning assets	57,439			35,607			34,477

Total assets	$749,410			$786,198			$775,664

Non-interest bearing deposits	$150,509	$—	0.00%	$34,794	$—	0.00%	$19,419	$—	0.00%
INTEREST-BEARING LIABILITIES
Interest-bearing liabilities:
Interest-bearing checking and money markets	$114,201	$3,293	2.88%	$112,495	$1,856	1.65%	$112,817	$1,289	1.14%
Savings	48,839	1,402	2.87%	57,566	1,321	2.29%	36,236	475	1.31%
Time deposits	232,822	8,810	3.78%	285,115	8,903	3.12%	304,322	7,875	2.59%
FHLB advances	126,573	6,066	4.79%	209,618	8,295	3.96%	203,135	7,549	3.72%
Other borrowings	26,846	1,371	5.11%	38,377	1,478	3.85%	49,287	1,223	2.48%

Total interest-bearing liabilities	549,281	20,942	3.81%	703,171	21,853	3.11%	705,797	18,411	2.61%
Total deposits and interest-bearing liabilities	699,790	$20,942	2.99%	737,965	$21,853	2.96%	725,216	$18,411	2.54%

Other non-interest bearing liabilities	6,484			2,882			4,582

Total liabilities	706,274			740,847			729,798
Shareholders’ equity	43,136			45,351			45,866

Total Liabilities and shareholders’ equity	$749,410			$786,198				$775,664

Net interest income and net interest rate spread including non-interest bearing deposits		$19,636	2.87%		$19,240	2.52%		$17,769	2.34%

Net interest margin			2.84%			2.56%			2.40%

(1)	Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses.

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

NON-INTEREST INCOME

Non-interest income increased by $9,675,000, or 259.3 percent, to $13,406,000 for the fiscal year 2006 from $3,731,000 from fiscal year 2005. The majority of this growth is related to higher fee income earned on prepaid debit cards and other products and services offered by MPS. The increase also includes $2,570,000 of non-recurring fee income related to a purchased portfolio of prepaid debit cards.

NON-INTEREST EXPENSE

Non-interest expense increased by $8,528,000, or 44.6%, to $27,625,000 for fiscal year 2006 from $19,097,000 for fiscal year 2005. Several factors contributed to this increase. Compensation expense rose $1,822,000 during the year, from $11,399,000 in fiscal year 2005 to $13,221,000 in fiscal year 2006. The increase stems primarily from staff acquisition costs related to growth at MPS and the staffing of two de novo branch facilities in the Sioux Falls market. The new branch in Des Moines did not significantly impact non-interest expense for the year, due to its opening late in the fiscal year.

          Costs associated with the processing of card-related products at MPS also increased during fiscal year 2006. Card processing expense rose $2,648,000 from $338,000 in fiscal year 2005 to $2,986,000 in fiscal year 2006 as a result of the significant growth in the division’s product lines. These expenses stem primarily from fees charged by third party card and network transaction processors as well as costs associated with issuing MetaBank branded prepaid debit cards. Management expects that these costs will continue to rise as MPS issues more cards; however it is anticipated that overall costs will rise less than revenues associated with these cards.

          Legal and consulting expense increased $2,230,000 in fiscal year 2006, from $796,000 in fiscal year 2005 to $3,026,000 in fiscal year 2006. Several factors contributed to this increase. The Company incurred expenses related to the aforementioned auto dealership-related loans during the course of foreclosing on and liquidating the remaining assets of the borrowers. Additionally, as previously mentioned, the Company has been named in several lawsuits by banks that participated with MetaBank in these

Meta Financial Group, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

RATE/VOLUME ANALYSIS

The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to the levels and volatility of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e. changes in volume multiplied by old rate) and (ii) changes in rate (i.e. changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.

YEAR ENDED SEPTEMBER 30,	2006 VS. 2005			2005 VS. 2004

(in Thousands)
	Increase (Decrease) Due to Volume	Increase (Decrease) Due to Rate	Total Increase (Decrease)	Increase (Decrease) Due to Volume	Increase (Decrease) Due to Rate	Total Increase (Decrease)

INTEREST-EARNING ASSETS
Loans Receivable	$(1,463)	$1,375	$(88)	$4,220	$1,351	$5,571
Mortgage-backed securities	(3,251)	383	(2,868)	(1,867)	640	(1,227)
Other investments	1,955	486	2,441	(27)	596	569

Total interest-earning assets	$(2,759)	$2,244	$(515)	$2,326	$2,587	$4,913

INTEREST-BEARING LIABILITIES
Interest-bearing checking and money markets	$29	$1,408	$1,437	$(5)	$572	$567
Savings	(219)	300	81	489	357	846
Time deposits	(1,793)	1,700	(93)	(600)	1,628	1,028
FHLB advances	(3,739)	1,510	(2,229)	257	489	746
Other borrowings	(514)	407	(107)	(420)	675	255

Total interest-bearing liabilities	$(6,236)	$5,325	$(911)	$(279)	$3,721	$3,442

Net effect on net interest income	$3,477	$(3,081)	$396	$2,605	$(1,134)	$1,471

lending relationships. The Company has also incurred expenses related to its retention of an outside consulting firm to complete implementation work related to section 404 of the Sarbanes-Oxley Act. At this time, the Company does not anticipate that expenses associated with this implementation work will continue at present levels over the long term. Finally, the Company has also chosen to outsource a significant portion of its internal audit work to an outside consulting firm.

INCOME TAX EXPENSE

Income tax expense for fiscal year 2006 was $1,950,000. In fiscal year 2005, the Company recorded an income tax benefit of $685,000 due to the net loss recorded that year. The increase in income taxes is primarily the result of the positive change in operating results between the comparable periods.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND SEPTEMBER 30, 2004

GENERAL

The Company recorded a net loss of $924,000 for the year ended September 30, 2005, compared to net income of $3,987,000 for the year ended September 30, 2004. The decrease in net income primarily reflects a substantial increase in the provision for loan losses. In addition, there was an increase in non-interest expense. These items were partially offset by an increase in net interest income and a small increase in non-interest income.

NET INTEREST INCOME

Net interest income for the year ended September 30, 2005 increased by $1,471,000, or 8.3 percent, to $19,240,000 compared to $17,769,000 for the period ended September 30, 2004. The increase in net interest income reflects a $9,404,000 increase in the average balance of interest-earning assets, and an increase in net interest margin. Net interest margin increased to 2.56 percent for the period ended September 30, 2005 from 2.40 percent for the same period in 2004. The increase in net interest margin was due primarily to a change in the composition of the balance sheet during the year which resulted in significant growth in loans receivable and a significant reduction in securities available for sale.

          Average yields on earning assets rose 60 basis points to 5.48 percent in fiscal year 2005 from 4.88 percent in fiscal year 2004. The increase in yields is primarily the result of increasing yields on the Company’s adjustable rate loan portfolio and the origination of new loans in a higher interest rate environment than the previous year.

          The Company’s cost on total deposits and interest-bearing liabilities rose 42 basis points to 2.96 percent during fiscal year 2005 from 2.54 percent during fiscal year 2004. The increase in cost reflects primarily the general increase in market rates on deposits.

PROVISION FOR LOAN LOSSES

The provision for loan losses for the year ended September 30, 2005 was $5,482,000 compared to $489,000 for the same period in 2004. The primary reason for the significant increase in the provision for loan losses was the losses on the aforementioned auto-dealership related loans. Although the Company maintains its allowance for loan losses at a level that it considers to be adequate, investors and others are cautioned that there can be no assurance that future losses will not exceed estimated amounts, or that additional provisions for loan losses will not be required in future periods. In addition, the Company’s determination of the allowance for loan losses is subject to review by its regulatory agencies, which can require the establishment of additional general or specific allowances.

Meta Financial Group, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

NON-INTEREST INCOME

Non-interest income increased by $135,000, or 3.8%, to $3,731,000 for the year ended September 30, 2005 from $3,596,000 for the same period in 2004. The increase was primarily due to an increase in card fee income of $1,240,000 generated by MPS, offset by a non-recurring gain of $1,113,000 on the sale of a branch office during 2004.

NON-INTEREST EXPENSE

Non-interest expense increased by $4,266,000, or 28.8%, to $19,097,000 for the year ended September 30, 2005 from $14,831,000 for the same period in 2004. The increase in non-interest expense primarily reflects the costs associated with the start-up of operations for MPS, costs related to the process of changing corporate names, costs associated with the liquidation of repossessed assets and foreclosed real estate, a full year of operations of the second Sioux Falls office (which opened late in fiscal 2004), the opening of a third office and preparation for opening a fourth office in Sioux Falls, South Dakota, and additional staffing in the lending departments.

INCOME TAX EXPENSE

Due to the net loss for the year ended September 30, 2005, the Company recorded a benefit of $685,000, compared to an expense of $2,059,000 for the year ended September 30, 2004. The change in income taxes is reflective of the change in operating result between the comparable periods.

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

          The Company’s estimated allowance for loan losses incorporates a variety of risk considerations, both quantitative and qualitative, which are reviewed as of each reporting date. Quantitative factors include the Company’s historical loss experience, delinquency and charge-off trends, collateral values, changes in nonperforming loans, and other factors. Quantitative factors also incorporate known information about individual loans, including borrowers’ sensitivity to interest rate movements. Qualitative factors include the general economic environment in the Company’s markets, including economic conditions throughout the Midwest and, in particular, the state of certain industries. Size and complexity of individual credits in relation to loan structure, existing loan policies, and pace of portfolio growth are other qualitative factors that are considered in the estimate. Management may report a materially different amount for the provision for loan losses in the statement of operations to change the allowance for loan losses if its assessment of the above factors changes. This discussion and analysis should be read in conjunction with the Company’s financial statements and the accompanying notes presented elsewhere herein, as well as the portion of this Management’s Discussion and Analysis section entitled “Asset Quality.” Although management believes the levels of the allowance as of both September 30, 2006 and September 30, 2005 were adequate to absorb probable losses inherent in the loan portfolio, a decline in local economic conditions or other factors, could result in increasing losses. See Notes 1 and 5 in the Notes to Consolidated Financial Statements.

          Goodwill represents the excess of acquisition costs over the fair value of the net assets acquired in a purchase acquisition. Goodwill is tested annually for impairment.

ASSET/LIABILITY MANAGEMENT AND MARKET RISK

QUALITATIVE ASPECTS OF MARKET RISK

As stated above, the Company derives its income primarily from the excess of interest collected over interest paid. The rates of interest the Company earns on assets and pays on liabilities generally are established contractually for a period of time. Market interest rates change over time. Accordingly, the Company’s results of operations, like those of most financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of its assets and liabilities. The risk associated with changes in interest rates and the Company’s ability to adapt to these changes is known as interest rate risk and is the Company’s only significant “market” risk.

QUANTITATIVE ASPECTS OF MARKET RISK

The Company monitors and measures its exposure to changes in interest rates in order to comply with applicable government regulations and risk policies established by the Board of Directors, and in order to preserve shareholder value. In monitoring interest rate risk, the Company analyzes assets and liabilities based on characteristics including size, coupon rate, repricing frequency, maturity date, and likelihood of prepayment.

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

          The Company currently focuses lending efforts toward originating and purchasing competitively priced adjustable-rate and fixed-rate loan products with short to intermediate terms to maturity, generally 5 years or less. This theoretically allows the Company to maintain a portfolio of loans that will have relatively little sensitivity to changes in the level of interest rates, while providing a reasonable spread to the cost of liabilities used to fund the loans.

          The Company’s primary objective for its investment portfolio is to provide a source of liquidity for the Company. In addition, the investment portfolio may be used in the management of the Company’s interest rate risk profile. The investment policy generally calls for funds to be invested among various categories of security types and maturities based upon the Company’s need for liquidity, desire to achieve a proper balance between minimizing risk while maximizing yield, the need to provide collateral for borrowings, and to fulfill the Company’s asset/liability management goals.

          The Company’s cost of funds responds to changes in interest rates due to the relatively short-term nature of its deposit portfolio, and due to the relatively short-term nature of its borrowed funds. The Company’s growing portfolio of low- or no-cost deposits provides a stable and profitable funding vehicle, but also subjects the Company to greater risk in a falling interest rate environment than it would otherwise have without this portfolio. This risk is due to the fact that, while asset yields may decrease in a falling interest rate environment, the Company cannot significantly reduce interest costs associated with these deposits; thereby compressing the Company’s net interest margin. As a result of the Company’s new interest rate risk exposure in this regard, the Company has elected not to enter in to any new longer term wholesale borrowings, and generally has not emphasized longer term time deposit products.

          The Board of Directors and relevant government regulations establish limits on the level of acceptable interest rate risk at the Company, to which management adheres. There can be no assurance, however, that, in the event of an adverse change in interest rates, the Company’s efforts to limit interest rate risk will be successful.

NET PORTFOLIO VALUE

The Company uses a net portfolio value (“NPV”) approach to the quantification of interest rate risk. This approach calculates the difference between the present value of expected

Meta Financial Group, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from any off balance-sheet contracts. Management of the Company’s assets and liabilities is performed within the context of the marketplace, but also within limits established by the Board of Directors on the amount of change in NPV that is acceptable given certain interest rate changes.

          Presented below, as of September 30, 2006 and 2005, is an analysis of the Company’s interest rate risk as measured by changes in NPV for an instantaneous and sustained parallel shift in the yield curve, in 100 basis point increments, up and down 200 basis points. As illustrated in the table below, the Company’s NPV at September 30, 2006 was relatively balanced. Growth in the Company’s portfolio of non-interest bearing deposits during fiscal year 2006 has contributed to a balance sheet that is more asset sensitive, i.e. exhibits more favorable changes in a rising rate environment, as of September 30, 2006, than was the case at September 30, 2005.

          Certain shortcomings are inherent in the method of analysis presented in the table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets such as adjustable rate mortgage loans have features that restrict changes in interest rates on a short term basis and over the life of the asset. Furthermore, although management has estimated changes in the levels of prepayments and early withdrawal in these rate environments, such levels would likely deviate from those assumed in calculating the table. Finally, the ability of some borrowers to service their debt may decrease in the event of an interest rate increase.

          In addition to the NPV approach, the Company also reviews gap reports, which measure the differences in assets and liabilities repricing in given time periods, and net income simulations to assess its interest rate risk profile. Management reviews its interest rate risk profile on a quarterly basis.

ASSET QUALITY

It is management’s belief, based on information available at fiscal year end, that the Company’s current asset quality is satisfactory. At September 30, 2006, non performing assets, consisting of non-accruing loans, accruing loans delinquent 90 days or more, restructured loans, foreclosed real estate, and repossessed consumer property, totaled $4.15 million, or 0.56% of total assets, compared to $5.39 million, or 0.69% of total assets, at September 30, 2005.

          Non-accruing loans at September 30, 2006 include, among others, a commercial loan in the amount of $3.64 million secured by commercial paving equipment and related property. Foreclosed real estate and repossessed assets at September 30, 2006 totaled $49,500 related to commercial and residential real estate.

          The Company maintains an allowance for loan losses because of the potential that some loans may not be repaid in full. See Note 1 in the Notes to Consolidated Financial Statements. At September 30, 2006, the Company had an allowance for loan losses in the amount of $5.97 million as compared to $7.22 million at September 30, 2005. Management’s periodic review of the adequacy of the allowance for loan losses is based on various subjective and objective factors including the Company’s past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions. While management may allocate portions of the allowance for specifically identified problem loan situations, the majority of the allowance is based on judgmental factors related to the overall loan portfolio and is available for any loan charge-offs that may occur. In addition, the Company’s banks are subject to intensive review by banking regulatory bodies, which have the authority to require management to make changes to the allowance for loan losses.

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

          At September 30, 2006, $839,000 of the allowance for loan losses was allocated to impaired loans, representing 20.5 percent of the related loan balances. See Note 5 in the Notes to Consolidated Financial Statements. $2.03 million of the allowance was allocated to other identified problem loan situations, representing 8.2 percent of the related loan balances, and $3.10 million, representing 0.85 percent of the related loan balances, was allocated to the remaining overall loan portfolio based on historical loss experience and general economic conditions. At September 30, 2005, $251,000 of the allowance for loan losses was allocated to impaired loans, representing 37.1 percent of the related loan balances. $2.45 million was allocated to other identified problem loan situations, and $4.52 million was allocated against losses from the overall loan portfolio based on historical loss experience and general economic conditions.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s primary sources of funds are deposits, borrowings, principal and interest payments on loans and mortgage backed securities, and maturing investment securities. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan repayments are influenced by the level of interest rates, general economic conditions, and competition.

          The Company relies on advertising, quality customer service, convenient locations, and competitive pricing to attract and retain its deposits and only solicits these deposits from its primary market area. Based on its experience, the Company believes that its consumer checking, savings, and money market accounts are relatively stable sources of

Change in Interest Rate (Basis Points)		Board Limit % Change	$ Change	At September 30, 2006 % Change	$ Change	At September 30, 2005 % Change

Dollars In Thousands

+200	bp	(40)%	$548	1%	$(1,904)	(3)%
+100	bp	(25)	562	1	(411)	(1)
0		—	—	—	—	—
- 100	bp	(25)	(907)	(1)	(2,773)	(5)
- 200	bp	(40)	(4,139)	(6)	(9,183)	(16)

Meta Financial Group, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

deposits. The Company’s ability to attract and retain time deposits has been, and will continue to be, affected by market conditions. However, the Company does not foresee any significant funding issues resulting from the sensitivity of time deposits to such market factors.

          The Company is aware that, due to higher levels of concentration risk, the low- and no-cost checking deposits generated through MPS may carry a greater degree of liquidity risk than traditional consumer checking deposits. As a result, the Company closely monitors balances in these accounts, and maintains a portfolio of highly liquid assets to fund potential deposit outflows. To date, the Company has not experienced any inordinate or unusual outflows related to MPS, though no assurance can be given that this will continue to be the case.

          MetaBank and MetaBank WC are required by regulation to maintain sufficient liquidity to assure their safe and sound operation. In the opinion of management, both MetaBank and MetaBank WC are in compliance with this requirement.

          Liquidity management is both a daily and long term function of the Company’s management strategy. The Company adjusts its investments in liquid assets based upon management’s assessment of (i) expected loan demand, (ii) the projected availability of purchased loan products, (iii) expected deposit flows, (iv) yields available on interest bearing deposits, and (v) the objectives of its asset/liability management program. Excess liquidity is generally invested in interest earning overnight deposits and other short term government agency obligations. If the Company requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the FHLB and other wholesale funding sources. The Company is not aware of any significant trends in the Company’s liquidity or its ability to borrow additional funds if needed.

          The primary investing activities of the Company are the origination and purchase of loans and the purchase of securities. During the years ended September 30, 2006, 2005 and 2004, the Company originated loans totaling $357.2 million, $382.5 million, and $295.5 million, respectively. Purchases of loans totaled $68.3 million, 39.7 million, and $39.5 million during the years ended September 30, 2006, 2005 and 2004, respectively. During the years ended September 30, 2006, 2005 and 2004, the Company purchased mortgage-backed securities and other securities available for sale in the amount of $108,000, $17.6 million, and $46.2 million, respectively. (See Note 4 of Notes to Consolidated Financial Statements.)

          At September 30, 2006, the Company had unfunded loan commitments of $52.9 million. See Note 16 in the Notes to Consolidated Financial Statements. Certificates of deposit scheduled to mature in one year or less from September 30, 2006 totaled $152.0 million. Based on its historical experience, management believes that a significant portion of such deposits will remain with the Company, however, there can be no assurance that the Company can retain all such deposits. Management believes that loan repayment and other sources of funds will be adequate to meet the Company’s foreseeable short and long-term liquidity needs.

          The following table summarizes the Company’s significant contractual obligations at September 30, 2006 (in thousands):

Contractual Obligations	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years

Time deposits	$216,217	$151,996	$49,917	$14,285	$19
Long-term debt	114,744	40,444	37,000	30,000	7,300
Operating leases	2,188	301	604	486	797
Subordinated debentures Issued to capital trust	9,831	—	—	—	9,831
Data processing services	1,008	354	654	—	—

Total	$343,988	$193,095	$88,175	$44,771	$17,947

          During July 2001, the Company’s unconsolidated trust subsidiary, First Midwest Financial Capital Trust I, sold $10 million in floating rate cumulative preferred securities. Proceeds from the sale were used to purchase subordinated debentures of Meta Financial Group, which mature in the year 2031, and are redeemable at any time after five years. The Company used the proceeds for general corporate purposes. See Note 11 in the Notes to Consolidated Financial Statements.

          The Company and its banking subsidiaries, MetaBank and MetaBank WC, meet regulatory requirements for classification as well capitalized institutions. See Note 15 in the Notes to Consolidated Financial Statements. The Company does not anticipate any significant changes to its capital structure.

          On August 23, 2004, the Company announced that the Board of Directors had authorized the Company’s ESOP to purchase up to 40,000 shares of the Company’s stock through open market and privately negotiated transactions. The ESOP stock purchase was completed on April 18, 2005 at a total cost of $897,000. At September 30, 2006, the ESOP held 22,312 unallocated shares, which will be used to fund future contributions to qualified employees.

          On April 26, 2005, the Company announced that the Board of Directors had authorized the repurchase, at management’s discretion, of up to 100,000 shares of the Company’s stock through open market and privately negotiated transactions. This repurchase authorization expired on April 30, 2006, with no shares having been repurchased under this authorization. Given the impact on shareholders’ equity of the aforementioned provision for loan loss incurred during fiscal year 2005, management determined that it was not in the best interests of shareholders to proceed with share repurchases during the authorized period.

          The payment of dividends and repurchase of shares has the effect of reducing stockholders’ equity. Prior to authorizing such transactions, the Board of Directors considers the effect the dividend or repurchase of shares would have on liquidity and regulatory capital ratios.

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

Meta Financial Group, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

IMPACT OF NEW ACCOUNTING STANDARDS

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” which permits, but does not require, fair value accounting for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The statement also subjects beneficial interests in securitized financial assets to the requirements of SFAS No. 133. For the Company, this statement is effective for all financial instruments acquired, issued, or subject to remeasurement after the beginning of its fiscal year that begins after September 15, 2006, with earlier adoption permitted. The Company does not expect that the adoption of this Statement will have a material impact on its financial position, results of operation and cash flows.

          In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140.” The statement amends SFAS No. 140 by (1) requiring the separate accounting for servicing assets and servicing liabilities, which arise from the sale of financial assets; (2) requiring all separately recognized serving assets and servicing liabilities to be initially measured at fair value, if practicable; and (3) permitting an entity to choose between an amortization method or a fair value method for subsequent measurement for each class of separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with earlier adoption permitted. The Company does not expect that the adoption of this Statement will have a material impact on its financial position, results of operation and cash flows.

          In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes.” This interpretation applies to all tax positions accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 clarifies the application of SFAS No. 109 by defining the criteria that an individual tax position must meet in order for the position to be recognized within the financial statements and provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition for tax positions. This interpretation is effective for fiscal years beginning after December 15, 2006, with earlier adoption permitted. The Company is currently evaluating the impact that the adoption of this interpretation will have on its financial position, results of operation and cash flows.

          In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. It clarifies that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. This Statement does not require any new fair value measurements, but rather, it provides enhanced guidance to other pronouncements that require or permit assets or liabilities to be measured at fair value. This Statement is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. The Company does not expect that the adoption of this Statement will have a material impact on its financial position, results of operation and cash flows.

          In September 2006, the FASB issued Statement No. 158, (“SFAS No. 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R).” SFAS No. 158 requires a company that sponsors a postretirement benefit plan to fully recognize, as an asset or liability, the over- or under-funded status of its benefit plan in its balance sheet. The funded status is measured as the difference between the fair value of the plan’s assets and its benefit obligation (projected benefit obligation for pension plans and accumulated postretirement benefit obligation for other postretirement benefit plans). Currently, the funded status of such plans are reported in the notes to the financial statements. This provision is effective for public companies for fiscal years ending after December 15, 2006. In addition, SFAS No. 158 also requires a company to measure its plan assets and benefit obligations as of its year end balance sheet date. Currently, a company is permitted to choose a measurement date up to three months prior to its year end to measure the plan assets and obligations. This provision is effective for all companies for fiscal years ending after December 15, 2008. The Company does not expect that the adoption of this Statement will have a material impact on its financial position, results of operation and cash flows.

FORWARD LOOKING STATEMENTS

The Company, and its wholly-owned subsidiaries, MetaBank, MetaBank WC, and Meta Trust, may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

          These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; net interest income; earnings growth and expectations; new products and services, such as those offered by MPS or MetaBank; credit quality and adequacy of reserves; technology; and our employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including litigation) attendant thereto and the perceived overall value of these products and services by users; the impact of changes in financial services’ laws and regulations; technological changes; acquisitions; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks (including litigation) involved in the foregoing.

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

Meta Financial Group, Inc. and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS
META FINANCIAL GROUP, INC. AND SUBSIDIARIES
STORM LAKE, IOWA

We have audited the accompanying consolidated statements of financial condition of Meta Financial Group, Inc. and Subsidiaries as of September 30, 2006 and 2005, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the three years in the period ended September 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Meta Financial Group, Inc. and Subsidiaries as of September 30, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2006, in conformity with U.S. generally accepted accounting principles.

Des Moines, lowa
November 22, 2006

Meta Financial Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

SEPTEMBER 30, 2006 AND 2005

	2006	2005

ASSETS
Cash and due from banks	$7,404,812	$5,390,455
Interest-bearing deposits in other financial institutions	101,947,810	8,979,299

Total cash and cash equivalents	109,352,622	14,369,754
Securities purchased under agreements to resell	5,891,025	37,513,348
Securities available for sale	186,176,130	230,892,565
Loans receivable—net of allowance for loan losses of $5,967,774 at September 30, 2006 and $7,222,404 at September 30, 2005	388,761,911	440,190,245
Loans held for sale	507,600	306,000
Federal Home Loan and Federal Reserve Bank stock, at cost	5,768,300	8,286,800
Accrued interest receivable	4,378,814	4,240,694
Premises and equipment, net	17,623,060	15,126,069
Foreclosed real estate and repossessed assets	49,500	4,706,414
Bank owned life insurance	12,952,837	12,332,337
Goodwill	3,403,019	3,403,019
Other assets	6,267,215	4,472,017

Total assets	$741,132,033	$775,839,262

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Non-interest-bearing checking	$189,506,062	$102,435,429
Interest-bearing checking	26,828,157	33,481,270
Savings deposits	29,868,960	62,370,483
Money market deposits	103,290,548	74,632,300
Time certificates of deposit	216,216,848	268,122,096

Total deposits	565,710,575	541,041,578
Advances from Federal Home Loan Bank	99,565,000	159,705,000
Securities sold under agreements to repurchase	15,179,334	20,507,051
Subordinated debentures	9,831,256	9,800,320
Accrued interest payable	971,917	941,935
Accrued expenses and other liabilities	4,542,283	884,688

Total liabilities	695,800,365	732,880,572

COMMITMENTS AND CONTINGENCIES (NOTE 15)
SHAREHOLDERS’ EQUITY
Preferred stock, 800,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value; 5,200,000 shares authorized, 2,957,999 shares issued, 2,534,367 and 2,503,655 shares outstanding at September 30, 2006 and September 30, 2005, respectively	29,580	29,580
Additional paid-in capital	20,968,492	20,646,513
Retained earnings—substantially restricted	37,186,249	34,557,258
Accumulated other comprehensive (loss)	(4,547,719)	(3,180,607)
Unearned Employee Stock Ownership Plan shares	(509,201)	(825,057)
Treasury stock, 423,632 and 454,344 common shares, at cost, at September 30, 2006 and September 30, 2005, respectively	(7,795,733)	(8,268,997)

Total shareholders’ equity	45,331,668	42,958,690

Total liabilities and shareholders’ equity	$741,132,033	$775,839,262

See Notes to Consolidated Financial Statements.

Meta Financial Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 2004

	2006	2005	2004

Interest and dividend income:
Loans receivable, including fees	$29,742,992	$29,831,923	$24,259,727
Mortgage backed securities	6,776,539	9,644,201	11,698,933
Other investments	4,058,444	1,617,184	221,596

	40,577,975	41,093,308	36,180,256

Interest expense:
Deposits	13,505,392	12,080,046	9,639,441
FHLB advances and other borrowings	7,436,543	9,773,747	8,771,744

	20,941,935	21,853,793	18,411,185

Net interest income	19,636,040	19,239,515	17,769,071

Provision for loan losses	(454,500)	5,482,000	488,500

Net interest income after provision for loan losses	20,090,540	13,757,515	17,280,571

Non-interest income:
Deposit Fees	1,004,200	1,330,750	1,275,452
Loan Fees	457,141	291,882	272,969
Gain on sales of loans, net	62,908	47,719	56,404
(Loss) on sales of foreclosed real estate, net	(1,936)	—	(8,752)
(Loss) on sales of securities available for sale, net	—	(19,334)	—
Gain on sale of branch office	—	—	1,113,230
Card fees	10,499,490	1,240,202	650
Bank owned life insurance income	620,500	484,916	546,030
Other income	763,554	354,472	339,786

Total non-interest income	13,405,857	3,730,607	3,595,769

Non-interest expense:
Compensation and benefits	13,221,122	11,398,887	9,473,684
Occupancy and equipment expense	3,133,459	2,555,574	1,123,687
Marketing	735,464	828,802	437,461
Data processing expense	714,684	660,070	400,542
Card processing expense	2,986,034	337,549	24,407
Legal and consulting expense	3,026,054	795,586	128,116
Other expense	3,808,808	2,520,590	3,242,695

Total non-interest expense	27,625,625	19,097,058	14,830,592

Net income (loss) before income tax expense (benefit)	5,870,772	(1,608,936)	6,045,748

Income tax expense (benefit)	1,949,810	(684,685)	2,058,698

Net income (loss)	3,920,962	(924,251)	3,987,050

Earnings (loss) per common share:
Basic	$1.58	$(0.38)	$1.61
Diluted	1.55	(0.38)	1.57

Dividends declared per common share:	$0.52	$0.52	$0.52

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 2004

	2006	2005	2004

Net income (loss)	$3,920,962	$(924,251)	$3,987,050

Other comprehensive (loss):
Net change in net unrealized (loss) on securities available for sale	(2,186,114)	(3,090,094)	2,848,264
Deferred income tax benefit	(819,002)	(1,149,825)	1,059,840

Total other comprehensive (loss)	(1,367,112)	(1,940,269)	1,788,424

Total comprehensive income (loss)	$2,553,850	$(2,864,520)	$5,775,474

See Notes to Consolidated Financial Statements.

Meta Financial Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 2004

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unearned Employee Stock Ownership Plan Shares	Treasury Stock	Total Sharehholders’ Equity

Balance, September 30, 2003	$29,580	$20,538,879	$34,057,741	$(3,028,762)	$(401,676)	$(8,164,963)	$43,030,799
Cash dividends declared on common stock ($.52 per share)	—	—	(1,286,533)	—	—	—	(1,286,533)
Puchase of 39,470 common shares of treasury stock	—	—	—	—	—	(906,650)	(906,650)
Issuance of 36,546 common shares from treasury stock due to exercise of stock options	—	68,057	—	—	—	514,500	582,557
Purchase of 10,000 common shares for ESOP	—	—	—	—	(212,400)	—	(212,400)
13,000 common shares committed to be released under the ESOP	—	71,708	—	—	219,310	—	291,018
Net change in net unrealized losses on securities available for sale, net of income taxes	—	—	—	1,788,424	—	—	1,788,424
Net income for year ended September 30, 2004	—	—	3,987,050	—	—	—	3,987,050

Balance, September 30, 2004	$29,580	$20,678,644	$36,758,258	$(1,240,338)	$(394,766)	$(8,557,113)	$47,274,265

Balance, September 30, 2004	$29,580	$20,678,644	$36,758,258	$(1,240,338)	$(394,766)	$(8,557,113)	$47,274,265
Cash dividends declared on common stock ($.52 per share)	—	—	(1,276,749)	—	—	—	(1,276,749)
Puchase of 1,000 common shares of treasury stock	—	—	—	—	—	(25,655)	(25,655)
Issuance of 13,630 common shares from treasury stock due to exercise of stock options	—	(83,357)	—	—	—	313,771	230,414
Purchase of 30,000 common shares for ESOP	—	—	—	—	(684,133)	—	(684,133)
14,000 common shares committed to be released under the ESOP	—	51,226	—	—	253,842	—	305,068
Net change in net unrealized losses on securities available for sale, net of income taxes	—	—	—	(1,940,269)	—	—	(1,940,269)
Net (loss) for year ended September 30, 2005	—	—	(924,251)	—	—	—	(924,251)

Balance, September 30, 2005	$29,580	$20,646,513	$34,557,258	$(3,180,607)	$(825,057)	$(8,268,997)	$42,958,690

Balance, September 30, 2005	$29,580	$20,646,513	$34,557,258	$(3,180,607)	$(825,057)	$(8,268,997)	$42,958,690
Cash dividends declared on common stock ($.52 per share)	—	—	(1,291,971)	—	—	—	(1,291,971)
Issuance of 18,712 common shares from treasury stock due to exercise of stock options	—	(155,865)	—	—	—	429,150	273,285
Issuance of 3,667 common shares from treasury stock due to issuance of nonvested shares	—	(44,114)	—	—	—	44,114	—
Stock compensation	—	481,117	—	—	—	—	481,117
14,500 common shares committed to be released under the ESOP	—	40,841	—	—	315,856	—	356,697
Net change in net unrealized losses on securities available for sale, net of income taxes	—	—	—	(1,367,112)	—	—	(1,367,112)
Net income for year ended September 30, 2006	—	—	3,920,962	—	—	—	3,920,962

Balance, September 30, 2006	$29,580	$20,968,492	$37,186,249	$(4,547,719)	$(509,201)	$(7,795,733)	$45,331,668

See Notes to Consolidated Financial Statements.

Meta Financial Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 2004

	2006	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$3,920,962	$(924,251)	$3,987,050
Adjustments to reconcile net income to net cash from operating activities:
Effect of contribution to employee stock ownership plan	356,697	305,068	291,018
Depreciation, amortization and accretion, net	3,204,005	3,276,520	4,365,294
Provision for loan losses	(454,500)	5,482,000	488,500
Loss on the sale of securities available for sale, net	—	19,334	—
Stock compensation	481,117	—	—
Net change in loans held for sale	264,508	11,719	912,714
(Gain) on sale of branch office	—	—	(1,113,230)
(Gain) loss on sales of foreclosed real estate, net	1,936	—	8,752
(Gain) on sales of loans, net	(62,908)	(47,719)	(56,404)
Net change in accrued interest receivable	(138,120)	(391,479)	77,343
Net change in other assets	(2,241,216)	(1,268,382)	(864,592)
Net change in accrued interest payable	29,982	468,509	(33,435)
Net change in accrued expenses and other liabilities	3,657,595	(1,259,560)	710,759

Net cash provided by operating activities	9,020,058	5,671,759	8,773,769

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of securities available for sale	(108,522)	(17,628,374)	(46,204,355)
Proceeds from sales of securities available for sale	—	25,842,710	—
Net change in securities purchased under agreement to resell	31,622,323	(37,513,348)	—
Proceeds from maturities and principal repayments of securities available for sale	41,723,244	78,086,047	89,167,761
Loans purchased	68,294,224	(39,697,273)	(39,542,108)
Net change in loans receivable	(17,067,490)	(6,708,447)	(16,106,777)
Proceeds from sales of foreclosed real estate	4,656,914	22,028	1,158,935
Cash transferred to buyer on sale of branch	—	—	(14,154,359)
Net change in FHLB / FRB stock	2,518,500	2,891,700	(122,400)
Purchase of premises and equipment	(3,772,850)	(4,434,538)	(1,364,922)

Net cash provided by (used in) investing activities	127,866,343	860,505	(27,168,225)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in checking, savings, and money market deposits	76,574,245	75,877,809	66,137,257
Net change in time deposits	(51,905,248)	3,366,561	(24,052,970)
Net repayments of advances from Federal Home Loan Bank	(60,140,000)	(66,545,000)	2,465,606
Net change in securities sold under agreements to repurchase	(5,327,717)	(12,042,326)	(25,152,657)
Cash dividends paid	(1,291,971)	(1,276,749)	(1,286,533)
Purchase of shares by ESOP	—	(684,133)	(212,400)
Proceeds from exercise of stock options	187,158	230,414	582,557
Purchase of treasury stock	—	(25,655)	(906,650)

Net cash provided by (used in) financing activities	(41,903,533)	(1,099,079)	17,574,210

Net change in cash and equivalents	94,982,868	5,433,185	(820,246)

Cash and cash equivalents at beginning of period	14,369,754	8,936,569	9,756,815

Cash and cash equivalents at end of period	$109,352,622	$14,369,754	$8,936,569

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$20,911,953	$21,385,284	$18,444,620
Income taxes	1,689,334	605,911	2,213,428

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Loans transferred to foreclosed real estate	$49,500	$4,728,442	$58,349

Sale of Branch
Assets disposed:
Loans	—	—	(730,704)
Accrued interest receivable	—	—	(5,518)
Premises and equipment	—	—	(110,818)
Liabilities assumed by buyer:
Noninterest-bearing demand, savings, NOW and money market demand deposits	—	—	6,349,270
Time deposits	—	—	9,753,484
Advances from borrowers for taxes and insurance	—	—	5,749
Other Liabilities	—	—	6,126
(Gain) on sale of office property, net	—	—	(1,113,230)

Cash paid	—	—	14,154,359

See Notes to Consolidated Financial Statements.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Meta Financial Group, Inc. (the “Company”) a bank holding company located in Storm Lake, Iowa, and its wholly owned subsidiaries which include MetaBank (the “Bank”), a federally chartered savings bank whose primary regulator is the Office of Thrift Supervision, MetaBank West Central (MBWC), a state chartered commercial bank whose primary regulator is the Federal Reserve, (together the “Banks”), First Services Financial Limited and Brookings Service Corporation, which offer noninsured investment products, Meta Trust Company, which offers various trust services. The Company also owns 100% of First Midwest Financial Capital Trust I (the Trust), which was formed in July 2001 for the purpose of issuing trust preferred securities. The Company presents the activity in the Trust under FASB Interpretation 46 (Revised), Consolidation of Variable Interest Entities, which requires the Company to use the equity method of accounting for this investment. All significant inter-company balances and transactions have been eliminated.

NATURE OF BUSINESS AND INDUSTRY SEGMENT INFORMATION

The primary source of income for the Company is interest from the purchase or origination of consumer, commercial, agricultural, commercial real estate, and residential real estate loans. The Company accepts deposits from customers in the normal course of business primarily in northwest and central Iowa and eastern South Dakota. The Company operates primarily in the banking industry, which accounts for the majority of its revenues, operating income and assets, with the remaining operations consisting of payment processing services. The Company uses the “management approach” for reporting information about segments in annual and interim financial statements. The management approach is based on the way the chief operating decision-maker organizes segments within a company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure and any other manner in which management disaggregates a company. Based on the management approach model, the Company has determined that its business is comprised of two reporting segments.

          Assets held in trust or fiduciary capacity are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Certain significant estimates include the allowance for loan losses and the fair values of securities and other financial instruments. These estimates are reviewed by management regularly; however, they are particularly susceptible to significant changes in the future.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents is defined to include the Company’s cash on hand and due from financial institutions and short-term interest-bearing deposits in other financial institutions. The Company reports net cash flows for customer loan transactions, securities purchased under agreement to resell, deposit transactions, securities sold under agreements to repurchase and FHLB advances with terms less than 90 days. The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $5.95 million and $3.56 million at September 30, 2006 and 2005, respectively. The Company at times maintains balances in excess of insured limits at various financial institutions including the Federal Home Loan Bank of Des Moines, the Federal Reserve Bank, and other private institutions. At September 30, 2006 the Company had $79.8 million of interest bearing deposits held at the Federal Home Loan Bank of Des Moines. The Company does not believe these deposits carry a significant risk of loss, but cannot provide assurances that no losses could occur if these institutions were to become insolent.

SECURITIES PURCHASED UNDER AGREEMENT TO RESELL

Securities purchased under agreement to resell generally mature or reprice within one week and are carried at cost.

SECURITIES

The Company classifies all securities as available for sale. Available for sale securities are those the Company may decide to sell if needed for liquidity, asset-liability management or other reasons. Available for sale securities are reported at fair value, with net unrealized gains and losses reported as other comprehensive income or loss as a separate component of shareholders’ equity, net of tax.

          Gains and losses on the sale of securities are determined using the specific identification method based on amortized cost and are reflected in results of operations at the time of sale. Interest and dividend income, adjusted by amortization of purchase premium or discount over the estimated life of the security using the level yield method, is included in income as earned.

          Declines in the fair value of individual securities below their amortized cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

LOANS HELD FOR SALE

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income. As assets specifically acquired for resale, the origination of, disposition of and gain/loss on these loans are classified as operating activities in the statement of cash flows.

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

LOAN ORIGINATION FEES, COMMITMENT FEES AND RELATED COSTS

Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

          The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are classified either as doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

          Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans, and automobile, manufactured homes, home equity and second mortgage loans. Commercial and agricultural loans and mortgage loans secured by other properties are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower’s business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of 90 days or more. Non-accrual loans are often also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

FORECLOSED REAL ESTATE AND REPOSSESSED ASSETS

Real estate properties and repossessed assets acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of cost or fair value less selling costs at the date of foreclosure, establishing a new cost basis. Any reduction to fair value from the carrying value of the related loan at the time of acquisition is accounted for as a loan loss and charged against the allowance for loan losses. Valuations are periodically performed by management and valuation allowances are adjusted through a charge to income for changes in fair value or estimated selling costs.

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

TRANSFERS OF FINANCIAL ASSETS

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred costs and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

BANK-OWNED LIFE INSURANCE

Bank-owned life insurance represents the cash surrender value of investments in life insurance contracts. Earnings on the contracts are based on the earnings on the cash surrender value, less mortality costs.

EMPLOYEE STOCK OWNERSHIP PLAN

The Company accounts for its employee stock ownership plan (ESOP) in accordance with AICPA Statement of Position (SOP) 93-6. Under SOP 93-6, the cost of shares issued to the ESOP, but not yet allocated to participants, are presented in the consolidated balance sheets as a reduction of shareholders’ equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to additional paid-in capital. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings. Dividends on unallocated shares are used to reduce the accrued interest and principal amount of the ESOP’s loan payable to the Company.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company, in the normal course of business, makes commitments to make loans which are not reflected in the consolidated financial statements.

GOODWILL

Goodwill is not amortized but is subject to an impairment test at least annually or more often if conditions indicate a possible impairment.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The Company enters into sales of securities under agreements to repurchase with primary dealers only, which provide for the repurchase of the same security. Securities sold under agreements to repurchase identical securities are collateralized by assets which are held in safekeeping in the name of the Bank or security by the dealers who arranged the transaction. Securities sold under agreements to repurchase are treated as financings, and the obligations to repurchase such securities are reflected as a liability. The securities underlying the agreements remain in the asset accounts of the Company.

EARNINGS PER COMMON SHARE

Basic earnings per common share is based on the net income divided by the weighted average number of common shares outstanding during the period. Allocated ESOP shares are considered outstanding for earnings per common share calculations, as they are committed to be released; unallocated ESOP shares are not considered outstanding.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Diluted earnings per common share shows the dilutive effect of additional potential common shares issuable under stock option plans.

COMPREHENSIVE INCOME

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes the net change in net unrealized gains and losses on securities available for sale, net of reclassification adjustments and tax effects, and is recognized as a separate component of shareholders’ equity.

STOCK COMPENSATION

Effective October 1, 2005, the Company adopted SFAS No. 123(R), Share-Based Payment, using a modified prospective application. Prior to that date, the Company accounted for stock option awards under APB Opinion No. 25, Accounting for Stock Issued to Employees. In accordance with SFAS No. 123(R), compensation expense for share based awards is recorded over the vesting period at the fair value of the award at the time of grant. The recording of such compensation expense began on October 1, 2005 for shares not yet vested as of that date and for all new grants subsequent to that date. Prior years’ results have not been restated. The exercise price of options or fair value of nonvested shares granted under the Company’s incentive plans is equal to the fair market value of the underlying stock at the grant date. The Company assumes no projected forfeitures on its stock based compensation, since actual historical forfeiture rates on its stock based incentive awards has been negligible.

RECLASSIFICATIONS

Certain 2005 and 2004 amounts have been reclassified to conform to the 2006 presentation. There were no changes to previously reported shareholders’ equity.

NEW ACCOUNTING PRONOUNCEMENTS

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” which permits, but does not require, fair value accounting for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The statement also subjects beneficial interests in securitized financial assets to the requirements of SFAS No. 133. For the Company, this statement is effective for all financial instruments acquired, issued, or subject to remeasurement after the beginning of its fiscal year that begins after September 15, 2006, with earlier adoption permitted. The Company does not expect that the adoption of this Statement will have a material impact on its financial position, results of operation and cash flows.

          In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140.” The statement amends SFAS No. 140 by (1) requiring the separate accounting for servicing assets and servicing liabilities, which arise from the sale of financial assets; (2) requiring all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; and (3) permitting an entity to choose between an amortization method or a fair value method for subsequent measurement for each class of separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with earlier adoption permitted. The Company does not expect that the adoption of this Statement will have a material impact on its financial position, results of operation and cash flows.

          In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes.” This interpretation applies to all tax positions accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 clarifies the application of SFAS No. 109 by defining the criteria that an individual tax position must meet in order for the position to be recognized within the financial statements and provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition for tax positions. This interpretation is effective for fiscal years beginning after December 15, 2006, with earlier adoption permitted. The Company is currently evaluating the impact that the adoption of this interpretation will have on its financial position, results of operation and cash flows.

          In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. It clarifies that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. This Statement does not require any new fair value measurements, but rather, it provides enhanced guidance to other pronouncements that require or permit assets or liabilities to be measured at fair value. This Statement is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. The Company does not expect that the adoption of this Statement will have a material impact on its financial position, results of operation and cash flows.

          In September 2006, the FASB issued Statement No. 158, (“SFAS No. 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132(R).” SFAS No. 158 requires a company that sponsors a postretirement benefit plan to fully recognize, as an asset or liability, the over- or under-funded status of its benefit plan in its balance sheet. The funded status is measured as the difference between the fair value of the plan’s assets and its benefit obligation (projected benefit obligation for pension plans and accumulated postretirement benefit obligation for other postretirement benefit plans). Currently, the funded status of such plans are reported in the notes to the financial statements. This provision is effective for public companies for fiscal years ending after December 15, 2006. In addition, SFAS No. 158 also requires a company to measure its plan assets and benefit obligations as of its year end balance sheet date. Currently, a company is permitted to choose a measurement date up to three months prior to its year end to measure the plan assets and obligations. This provision is effective for all companies for fiscal years ending after December 15, 2008. The Company does not expect that the adoption of this Statement will have a material impact on its financial position, results of operation and cash flows.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. EARNINGS PER COMMON SHARE

A reconciliation of the numerators and denominators used in the computation of basic and diluted earnings per common share is presented below:

	2006	2005	2004

Basic earnings (loss) per common share:
Numerator, net income (loss)	$3,920,962	$(924,251)	$3,987,050

Denominator, weighted average common shares outstanding	2,511,754	2,497,954	2,498,403
Less weighted average unallocated ESOP and nonvested shares	(27,949)	(37,063)	(16,724)

Weighted average common shares outstanding	2,483,805	2,460,891	2,481,679

Basic earnings (loss) per common share	$1.58	$(0.38)	$1.61

Diluted earnings (loss) per common share:
Numerator, net income (loss)	$3,920,962	$(924,251)	$3,987,050

Denominator, weighted average common shares outstanding for basic earnings per common share	2,483,805	2,460,891	2,481,679
Add dilutive effect of assumed exercises of stock options, net of tax benefits	38,052	—	52,744

Weighted average common and dilutive potential common shares outstanding	2,521,857	2,460,891	2,534,423

Basic earnings (loss) per common share	$1.55	$(0.38)	$1.57

The calculation of the diluted loss per share for the year ended September 30, 2005 does not reflect the assumed exercise of 46,624 stock options because the effect would have been anti-dilutive due to the net loss for the period. Stock options totaling 99,355, 60,315, and 91,315 were not considered in computing diluted earnings per common share for the years ended September 30, 2006, 2005, and 2004, respectively, because they were not dilutive.

NOTE 3. SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

In September 2005, the Company entered into a contract to assume the processing of a gift card portfolio. As part of the contract, the funds supporting the outstanding balances of the portfolio were invested in securities purchased under an agreement to resell through Bank of America. The contract provides for a fixed rate of return of 4.50% during its term. The investment in securities purchased under an agreement to resell matures weekly. Prior to reinvestment, the balance is reduced by an estimate of the amount that will be needed to cover gift card settlements the following week. The estimated amount, along with the previous week’s interest, is wired to the Company. The securities purchased under this agreement are comprised of U.S. Government agency securities.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. SECURITIES

Year end securities available for sale were as follows:

2006	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE

Debt securities
Trust preferred and corporate securities	$26,772,809	$113,881	$(608,228)	$26,278,462
Obligations of states and political subdivisions	146,218	—	(1,342)	144,876
Mortgage-backed securities	165,798,153	14,728	(7,110,988)	158,701,893
Other	109,697	—	(247)	109,450

Total debt securities	192,826,877	128,609	(7,720,805)	185,234,681
Marketable equity securities	602,331	339,118	—	941,449

Total securities	$193,429,208	$467,727	$(7,720,805)	$186,176,130

2005	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE

Debt securities
Trust preferred and corporate securities	$27,261,733	$123,965	$(735,248)	$26,650,450
Obligations of states and political subdivisions	443,129	349	(2,609)	440,869
Mortgage-backed securities	207,652,399	31,615	(4,762,913)	202,921,101

Total debt securities	235,357,261	155,929	(5,500,770)	230,012,420
Marketable equity securities	602,331	277,814	—	880,145

Total securities	$235,959,592	$433,743	$(5,500,770)	$230,892,565

Gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in continuous unrealized loss position at September 30, 2006 and 2005 are as follows:

2006	LESS THAN 12 MONTHS		OVER 12 MONTHS		TOTAL

	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Debt securities
Trust preferred and corporate securities	$—	$—	$24,165,062	$(608,228)	$24,165,062	$(608,228)
Obligations of states and political subdivisions	—	—	94,876	(1,342)	94,876	(1,342)
Mortgage-backed securities	777,037	(15,222)	157,720,348	(7,095,766)	158,497,385	(7,110,988)
Other	109,450	(247)	—	—	109,450	(247)

Total debt securities	$886,487	$(15,469)	$181,980,286	$(7,705,336)	$182,866,773	$(7,720,805)

2005	LESS THAN 12 MONTHS		OVER 12 MONTHS		TOTAL

	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Debt securities
Trust preferred and corporate securities	$—	$—	$24,027,396	$(735,248)	$24,027,396	$(735,248)
Obligations of states and political subdivisions	290,520	(2,609)	—	—	290,520	(2,609)
Mortgage-backed securities	43,671,997	(699,413)	157,847,666	(4,063,500)	201,519,663	(4,762,913)

Total debt securities	$43,962,517	$(702,022)	$181,875,062	$(4,798,748)	$225,837,579	$(5,500,770)

As of September 30, 2006, the investment portfolio included 43 securities with current unrealized losses which have existed for longer than one year. All of these securities are considered to be acceptable credit risks. Because the declines in fair value were due to changes in market interest rates, not in estimated cash flows, no other-than-temporary impairment was recorded at September 30, 2006. In addition, the Company has the intent and ability to hold these investment securities for a period of time sufficient to allow for an anticipated recovery.

          The amortized cost and fair value of debt securities by contractual maturity are shown below. Certain securities have call features which allow the issuer to call the security prior to maturity. Expected maturities may differ from contractual maturities in mortgage-backed securities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Marketable equity securities are not included in the following maturity summary.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2006

	Amortized Cost	Fair Value

Due in one year or less	$255,915	$254,326
Due after one year through five years	999,519	1,002,800
Due after ten years	25,773,290	25,275,662

	27,028,724	26,532,788
Mortgage-backed securities	165,798,153	158,701,893

	$192,826,877	$185,234,681

Activities related to the sale of securities available for sale are summarized below.

	2006	2005	2004

Proceeds from sales	$—	$25,842,710	$—
Gross gains on sales	—	221,868	—
Gross (losses) on sales	—	(241,202)	—

NOTE 5. LOANS RECEIVABLE, NET

Year end loans receivable were as follows:

	2006	2005

One to four family residential mortgage loans	$59,330,439	$70,165,219
Commercial and multi-family real estate loans	167,590,032	214,048,999
Agricultural real estate loans	16,146,672	15,245,600
Consumer loans	31,164,854	31,663,259
Commercial business loans	92,384,484	101,772,452
Agricultural business loans	30,064,102	24,528,747

	396,680,583	457,424,276

Less:
Allowance for loan losses	(5,967,774)	(7,222,404)
Undisbursed portion of loans in process	(1,772,894)	(9,732,776)
Net deferred loan origination fees	(178,004)	(278,851)

	$388,761,911	440,190,245

Annual activity in the allowance for loan losses was as follows:

	2006	2005	2004

Beginning balance	$7,222,404	$5,370,994	$4,961,777
Provision for loan losses	(454,500)	5,482,000	488,500
Recoveries	329,180	146,820	29,210
Charge offs	(1,129,310)	(3,777,410)	(108,493)

Ending balance	$5,967,774	$7,222,404	$5,370,994

Virtually all of the Company’s originated loans are to Iowa- and South Dakota-based individuals and organizations. The Company’s purchased loans totaled approximately $50,752,562 at September 30, 2006, and were secured by properties located, as a percentage of total loans, as follows: 4% in Iowa, 2% in Arizona, 1% each in Minnesota, South Dakota, Illinois, Florida, California, and Washington, and the remaining 1% in eight other states. The Company’s purchased loans totaled approximately $60,968,000 at September 30, 2005, and were secured by properties located, as a percentage of total loans, as follows: 1% in Washington, 1% in Colorado, 2% in Minnesota, 3% in Iowa, 2% in Arizona, 1% in Missouri and the remaining 3% in 12 other states.

          The Company originates and purchases commercial real estate loans. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production. The Company’s commercial real estate loans include $10,424,000 of loans secured by hotel properties and $29,957,000 million of multi-family properties at September 30, 2006. The Company’s commercial real estate loans include $33,554,000 of loans secured by hotel properties and $45,566,000 of multi-family properties at September 30, 2005. The remainder of the commercial real estate portfolio is diversified by industry. The Company’s policy for requiring collateral and guarantees varies with the creditworthiness of each borrower.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impaired loans were as follows:

	2006	2005

Year-end impaired loans with no allowance for loan losses allocated	$—	$—
Year-end impaired loans with allowance for loan losses allocated	4,100,265	664,056
Amount of the allowance allocated to impaired loans	839,508	250,803
Average of impaired loans during the year	4,402,198	1,701,941

Interest income and cash interest collected on impaired loans was not material during the years ended September 30, 2006, and 2005, and 2004.

NOTE 6. LOAN SERVICING

Loans serviced for others are not reported as assets. The unpaid principal balances of these loans at year end were as follows:

	2006	2005

Mortgage loan portfolios serviced for FNMA	$22,900,000	$25,241,000
Other	25,800,000	26,039,000

	$48,700,000	$51,280,000

NOTE 7. PREMISES AND EQUIPMENT, NET

Year end premises and equipment were as follows:

	2006	2005

Land	$2,858,410	$2,858,410
Buildings	13,481,353	12,484,587
Furniture, fixtures, and equipment	8,806,715	6,021,614

	25,146,478	21,364,611
Less accumulated depreciation	(7,523,418)	(6,238,542)

	$17,623,060	$15,126,069

Depreciation of premises and equipment included in occupancy and equipment expense was approximately $1,276,000, $999,000, and $917,000 for the years ended September 30, 2006, 2005, and 2004, respectively.

NOTE 8. DEPOSITS

Certificates of deposit in denominations of $100,000 or more were approximately $44.3 million and $128.2 million at September 30, 2006, and 2005, respectively.

          At September 30, 2006, the scheduled maturities of certificates of deposit were as follows for the years ending September 30:

2007	$151,996,116
2008	35,404,213
2009	14,512,695
2010	11,357,984
2011	2,927,265
Thereafter	18,575

$216,216,848

NOTE 9. ADVANCES FROM THE FEDERAL HOME LOAN BANK

At September 30, 2006, the Company’s advances from the FHLB of Des Moines had fixed rates ranging from 2.56% to 7.19% with a weighted average rate of 4.97%.

The scheduled maturities of FHLB advances were as follows for the years ending September 30:

2007	$25,265,000
2008	25,000,000
2009	12,000,000
2010	20,000,000
2011	10,000,000
Thereafter	7,300,000

$99,565,000

Advances totaling $31.7 million, with a weighted average fixed rate of 5.75%, carry quarterly call provisions, whereby the FHLB can elect to accelerate the maturity of these borrowings. These advances are shown in the above table at their stated maturity date, which range from 2008 to 2010.

          As of September 30, 2005, the Company’s FHLB advance portfolio totaled $159,705,000 and carried a weighted average rate of 4.56%.

          MetaBank and MBWC have executed blanket pledge agreements whereby the Banks assign, transfer, and pledge to the FHLB and grant to the FHLB a security interest in all

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

mortgage collateral and securities collateral. The Banks have the right to use, commingle, and dispose of the collateral they have assigned to the FHLB. Under the agreements, the Banks must maintain “eligible collateral” that has a “lending value” at least equal to the “required collateral amount,” all as defined by the agreements.

          At year end 2006, and 2005, the Banks collectively pledged securities with fair values of approximately $54.6 million and $103.4 million, respectively, against specific FHLB advances. In addition, qualifying mortgage loans of approximately $79.1 million, and $89.8 million were pledged as collateral at September 30, 2006 and 2005, respectively.

NOTE 10. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase totaled approximately $15.2 million and $20.5 million at September 30, 2006 and 2005, respectively.

          An analysis of securities sold under agreements to repurchase follows:

	2006	2005

Highest month-end balance	$20,369,469	$33,077,141
Average balance	16,616,456	28,066,924
Weighted average interest rate during the period	3.01%	2.78%
Weighted average interest rate at end of period	3.13%	2.89%

At September 30, 2006, securities sold under agreements to repurchase had a weighted average maturity of less than five months.

          The Company pledged securities with fair values of approximately $20.5 million and $22.3 million at September 30, 2006 and 2005, respectively, as collateral for securities sold under agreements to repurchase.

NOTE 11. JUNIOR SUBORDINATED DEBENTURES AND TRUST PREFERRED SECURITIES

Subordinated debentures are due to First Midwest Financial Capital Trust I, a 100%-owned unconsolidated subsidiary of the Company. The debentures were issued in 2001 in conjunction with the Trust’s issuance of 10,000 shares of Trust Preferred Securities. The debentures bear the same interest rate and terms as the trust preferred securities. The debentures are included on the balance sheet as liabilities, net of applicable unamortized issuance costs.

          The Company issued all of the 10,000 authorized shares of trust preferred securities of First Midwest Financial Capital Trust I holding solely subordinated debt securities. Distributions are paid semi-annually. Cumulative cash distributions are calculated at a variable rate of LIBOR (as defined) plus 3.75% (9.30% at September 30, 2006 and 7.67% at September 30, 2005), not to exceed 12.5%. The Company may, at one or more times, defer interest payments on the capital securities for up to 10 consecutive semi-annual periods, but not beyond July 25, 2031. At the end of any deferral period, all accumulated and unpaid distributions are required to be paid. The capital securities are required to be redeemed on July 25, 2031; however, the Company has the option to shorten the maturity date to a date not earlier than July 25, 2006. The redemption price is $1,000 per capital security plus any accrued and unpaid distributions to the date of redemption plus, if redeemed prior to July 25, 2011, a redemption premium as defined in the Indenture agreement.

          Holders of the capital securities have no voting rights, are unsecured and rank junior in priority of payment to all of the Company’s indebtedness and senior to the Company’s common stock.

          Although the securities issued by the trusts are not included as a component of shareholders’ equity, the securities are treated as capital for regulatory purposes, subject to certain limitations.

NOTE 12. EMPLOYEE STOCK OWNERSHIP AND PROFIT SHARING PLANS

The Company maintains an Employee Stock Ownership Plan (ESOP) for eligible employees who have 1,000 hours of employment with the Bank, have worked one year at the Bank and who have attained age 21. The ESOP has borrowed money from the Company to purchase shares of the Company’s common stock. Shares purchased by the ESOP are held in suspense for allocation among participants as the loan is repaid. ESOP expense of $356,697, $305,068 and $291,018 was recorded for the years ended September 30, 2006, 2005 and 2004, respectively. Contributions of $315,856, $253,842 and $219,310 were made to the ESOP during the years ended September 30, 2006, 2005 and 2004, respectively.

          Contributions to the ESOP and shares released from suspense in an amount proportional to the repayment of the ESOP loan are allocated among ESOP participants on the basis of compensation in the year of allocation. Benefits generally become 100% vested after seven years of credited service. Prior to the completion of seven years of credited service, a participant who terminates employment for reasons other than death or disability receives a reduced benefit based on the ESOP’s vesting schedule. Forfeitures are reallocated among remaining participating employees in the same proportion as contributions. Benefits are payable in the form of stock upon termination of employment. The Company’s contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

          For the years ended September 30, 2006, 2005 and 2004, 14,500, 14,000 and 13,000 shares with a fair value of $24.60, $21.79 and $22.37 per share, respectively, were released. Also for the years ended September 30, 2006, 2005 and 2004, allocated shares and total ESOP shares reflect 11,332, 45,042, and 15,056 shares, respectively, withdrawn from the ESOP by participants who are no longer with the Company or by participants diversifying their holdings and 5,358, 5,152, and 5,426 shares, respectively, purchased for dividend reinvestment.

Year-end ESOP shares are as follows:

	2006	2005	2004

Allocated shares	238,454	229,928	255,818
Unearned shares	22,312	36,812	20,812

Total ESOP shares	260,766	266,740	276,630

Fair value of unearned shares	$548,875	$686,912	$462,859

The Company also has a profit sharing plan covering substantially all full-time employees. Contribution expense for the years ended September 30, 2006, 2005, and 2004 was $322,226, $233,453, and $276,923, respectively.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. SHARE BASED COMPENSATION PLANS

The Company maintains the 2002 Omnibus Incentive Plan, which, among other things, provides for the awarding of stock options and nonvested (restricted) shares to certain officers and directors of the Company. Awards are granted by the Stock Option Committee of the Board of Directors based on the performance of the award recipients, or other relevant factors.

          Effective October 1, 2005, the Company adopted SFAS No. 123(R), Share-Based Payment using a modified prospective application. Prior to adopting this standard the Company accounted for stock options under APB Opinion No. 25, Accounting for Stock Issued to Employees. As a result of the adoption of SFAS No. 123 (R), the Company, during the year ended September 30, 2006, began recording expense associated with the awarding of stock options and restricted stock. Prior years’ results have not been restated to reflect the impact of this change. The following tables show the effect to income, net of tax benefits, of share-based expense recorded in the year ended September 30, 2006, as well as the pro forma effect to income and earnings per share had the Company used the accounting methodology under SFAS No. 123(R) for fiscal years 2005 and 2004.

YEAR ENDED SEPTEMBER 30,

	2006	2005	2004

Total employee stock-based compensation expense recognized in income, net of tax effects of $163,580	$317,537	$—	$—

YEAR ENDED SEPTEMBER 30,

	2005	2004

Net income (loss) as reported	$(924,251)	$3,987,050
Deduct: Total employee stock-based compensation expense determined under fair value based method for all awards, net of tax effects	(154,126)	(229,967)

Pro forma net income (loss)	$(1,078,377)	$3,757,083

Earnings (loss) per common share—basic
As reported	(0.38)	1.61
Pro forma	(0.44)	1.51

Earnings (loss) per common share—diluted
As reported	(0.38)	1.57
Pro forma	(0.44)	1.48

As of September 30, 2006, stock based compensation expense not yet recognized in income totaled $620,126. which is expected to be recognized over a weighted average remaining period of 1.45 years.

At grant date, the fair value of options awarded to recipients is estimated using a Black-Scholes valuation model. The exercise price of stock options equals the fair market value of the underlying stock at the date of grant. The following table shows the key valuation assumptions used for options granted during the years ended September 30, 2006, 2005, and 2004, and other information. Options are issued for 10 year periods with 100% vesting generally occurring either at grant date or over a four year period.

YEAR ENDED SEPTEMBER 30,

	2006	2005	2004

Risk-free interest rate	4.40% - 5.09%	4.30%	3.83% - 4.42%
Expected annual standard deviation
Range	19.46% - 20.60%	20.60%	21.85% - 22.45%
Weighted average	19.93%	20.60%	22.16%
Expected life (years)	7	7	7
Expected dividend yield
Range	2.13% - 2.55%	2.76%	2.18% - 2.54%
Weighted average	2.32%	2.76%	2.26%
Weighted average fair value of options granted during period	$5.51	$4.03	$5.32
Intrinsic value of options exercised during period	$217,760	$98,446	$262,980

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Although authorized under the Company’s 2002 Omnibus Incentive Plan, the Company had not, prior to fiscal year 2006, awarded nonvested (restricted) shares to employees or directors. The Company did award nonvested shares during the year ended September 30, 2006. Nonvested shares vest immediately or over a period of four years. The following table shows the weighted average fair value of nonvested shares awarded and the total fair value of novested shares which vested during the year ended September 30, 2006. The fair value is determined based upon the fair market value of the Company’s stock on the grant date.

YEAR ENDED SEPTEMBER 30,

	2006	2005	2004

Weighted average fair value of nonvested shares granted during period	$24.43	n/a	n/a
Total fair value of nonvested shares vested during period	$89,585	n/a	n/a

In addition to the Company’s active 2002 Omnibus Incentive Plan, the Company also maintains the 1995 Stock Option and Incentive Plan, and the 1993 Stock Option and Incentive Plan. No new options were, or could have been, awarded under the 1995 and 1993 plans during the year ended September 30, 2006; however previously awarded but unexercised shares were outstanding under these plans during the year.

          The following tables shows the activity of options and nonvested shares granted, exercised, or forfeited under all of the Company’s option and incentive plans during the year ended September 30, 2006.

	NUMBER OF SHARES	WEIGHTED AVERAGE EXERCISE PRICE	WEIGHTED AVERAGE REMAINING CONTRACTUAL TERM (YRS)	AGGREGATE INTRINSIC VALUE

Options outstanding, September 30, 2005	311,328	$18.11	5.99	$668,629
Granted	114,903	23.16
Exercised	(28,250)	14.57
Forfeited or expired	(11,556)	20.71

Options outstanding, September 30, 2006	386,425	$19.79	6.65	$1,792,717

Options exercisable end of year	276,925	$18.74	5.75	$1,575,099

	NUMBER OF SHARES	WEIGHTED AVERAGE MKT VAL AT GRANT

Nonvested shares outstanding, September 30, 2005	—	$—
Granted	12,000	24.43
Vested	(3,667)	24.43
Forfeited or expired	—	—

Nonvested shares outstanding, September 30, 2006	8,333	$24.43

On August 28, 2006, the Board of Directors approved the First Amendment to the Company’s 2002 Omnibus Incentive Plan, which, among other things, increased the number of shares eligible for award under the plan from 200,000 to 400,000. This Amendment is subject to shareholder approval at the Company’s annual meeting scheduled for January 2007. The preceding option table includes 28,701 options granted subject to final approval by the Company’s shareholders.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. INCOME TAXES

The Company and its subsidiaries file a consolidated federal income tax return on a fiscal year basis.

The provision for income taxes consists of:

Years ended September 30,

	2006	2005	2004

Federal:
Current	$1,331,116	$115,151	$2,120,464
Deferred	290,820	(670,140)	(333,905)

	$1,621,936	$(554,989)	$1,786,559

State:
Current	282,855	(46,076)	288,092
Deferred	45,019	(83,620)	(15,953)

	$327,874	$(129,696)	$272,139

Income tax expense (benefit)	$1,949,810	$(684,685)	$2,058,698

Total income tax expense (benefit) differs from the statutory federal income tax rate as follows:

Years ended September 30,

	2006	2005	2004

Income tax expense (benefit) at 35% federal tax rate	$2,055,000	$(563,000)	$2,116,000
Increase (decrease) resulting from:
State income taxes net of federal benefit	171,335	(26,000)	191,000
Nontaxable buildup in cash surrender value	(217,175)	(165,000)	(186,000)
Other, net	(59,350)	69,315	(62,302)

Total income tax expense (benefit)	$1,949,810	$(684,685)	$2,058,698

Year-end deferred tax assets and liabilities included in other assets consist of:

September 30,

	2006	2005

DEFERRED TAX ASSETS:
Bad debts	$2,225,650	$2,694,000
Stock based compensation	90,862	—
Net unrealized losses on securities available for sale	2,705,421	1,886,420
Other, net	120,813	75,589

	5,142,746	4,656,009

Deferred tax liabilities:
FHLB stock dividend	(452,000)	(452,000)
Premises and equipment	(476,575)	(463,000)
Deferred loan fees	(140,000)	(150,000)

	(1,068,575)	(1,065,000)

Net deferred tax assets	$4,074,171	$3,591,009

          Federal income tax laws provided savings banks with additional bad debt deductions through September 30, 1987 totaling $6,744,000 for the Bank. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total approximately $2,300,000 at September 30, 2006, and 2005. If the Bank were to be liquidated or otherwise cease to be a bank, or if tax laws were to change, the $2,300,000 would be recorded as expense.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

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

          Quantitative measures established by regulation to ensure capital adequacy require MetaBank and MBWC to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and a leverage ratio consisting of Tier I capital (as defined) to average assets (as defined). As of September 30, 2006, MetaBank and MBWC met all capital adequacy requirements.

MetaBank’s and MBWC’s actual and required capital amounts and ratios are presented in the following table.

	ACTUAL		MINIMUM REQUIREMENT FOR CAPITAL ADEQUACY PURPOSES		MINIMUM REQUIREMENT TO BE WELL CAPITALIZED UNDER PROMPT CORRECTIVE ACTION PROVISIONS

	Amount	Ratio	Amount	Ratio	Amount	Ratio

Dollars in thousands)

AS OF SEPTEMBER 30, 2006:
MetaBank
Tangible capital (to tangible assets)	$48,609	6.97%	$10,462	1.50%	$—	—
Tier 1 (core) capital (to adjusted total assets)	48,609	6.97%	27,899	4.00%	34,874	5.00%
Total risk based capital (to risk weighted assets)	54,401	12.21%	35,652	8.00%	44,565	10.00%

MetaBank West Central
Tier 1 capital (to average assets)	4,071	9.71%	1,677	4.00%	2,097	5.00%
Tier 1 risk based capital (to risk weighted assets)	4,071	14.90%	1,093	4.00%	1,640	6.00%
Total risk based capital (to risk weighted assets)	4,338	15.87%	2,186	8.00%	2,733	10.00%

AS OF SEPTEMBER 30, 2005:
MetaBank
Tangible capital (to tangible assets)	$46,412	6.38%	$10,911	1.50%	$—	—
Tier 1 (core) capital (to adjusted total assets)	46,412	6.38%	29,065	4.00%	36,332	5.00%
Total risk based capital (to risk weighted assets)	52,857	10.33%	40,944	8.00%	51,180	10.00%

MetaBank West Central
Tier 1 capital (to average assets)	3,762	7.37%	2,042	4.00%	2,553	5.00%
Tier 1 risk based capital (to risk weighted assets)	3,762	11.73%	1,277	4.00%	1,915	6.00%
Total risk based capital (to risk weighted assets)	4,162	12.98%	2,566	8.00%	3,208	10.00%

Regulations limit the amount of dividends and other capital distributions that may be paid by a financial institution without prior approval of its primary regulator. The regulatory restriction is based on a three-tiered system with the greatest flexibility being afforded to well-capitalized (Tier 1) institutions. MetaBank and MBWC are currently Tier 1 institutions. Accordingly, MetaBank and MBWC can make, without prior regulatory approval, distributions during a calendar year up to 100% of their retained net income for the calendar year-to-date plus retained net income for the previous two calendar years (less any dividends previously paid) as long as they remain well-capitalized, as defined in prompt corrective action regulations, following the proposed distribution. Accordingly, at September 30, 2006, approximately $2.7 million of MetaBank’s retained earnings and none of MBWC’s retained earnings were potentially available for distribution to the Company.

-Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company’s subsidiary banks make various commitments to extend credit which are not reflected in the accompanying consolidated financial statements.

          At September 30, 2006 and 2005, unfunded loan commitments approximated $52.9 million and $69.6 million respectively, excluding undisbursed portions of loans in process. Unfunded loan commitments at September 30, 2006 and 2005 were principally for variable rate loans. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract.

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

          Securities with fair values of approximately $26,402,000 and $63,313,000 at September 30, 2006 and 2005, respectively, were pledged as collateral for public funds on deposit. Securities with fair values of approximately $8,931,000 and $13,400,000 at September 30, 2006 and 2005, respectively, were pledged as collateral for individual, trust and estate deposits.

          Under employment agreements with certain executive officers, certain events leading to separation from the Company could result in cash payments totaling approximately $2.8 million as of September 30, 2006.

LEGAL PROCEEDINGS

MetaBank has been named in several lawsuits whose eventual outcome could have an adverse effect on the consolidated financial position or results of operations of the Company. Because the likelihood or amount of an adverse resolution to these matters cannot currently be assessed, the Company has not recorded a contingent liability related to these potential claims.

          On June 11, 2004, the Sioux Falls School District filed suit in the Second Judicial Circuit Court alleging that MetaBank, a wholly-owned subsidiary of the Company, improperly allowed funds, which belonged to the school district, to be deposited into, and subsequently withdrawn from, a corporate account established by an employee of the school district. The school district is seeking in excess of $600,000. MetaBank has submitted the claim to its insurance carrier, and is working with counsel to vigorously contest the suit.

          On or about March 10, 2006, plaintiffs filed five class-action suits on behalf of themselves and all other purchasers of vehicles from Prairie Auto Group, Inc., Dan Nelson Automotive Group, Inc.’s Rapid City, South Dakota location, and other not-yet-identified auto sales entities owned or operated by defendants. Each complaint states that it is a “companion” to the other four and names the same defendants (approximately twenty-five) including the Company and affiliates thereof (the “MetaBank Defendants”). None of these complaints has yet been served on any of the MetaBank Defendants. The thrust of the complaints is that plaintiffs allegedly suffered damages as a result of a scheme by defendants to use fraudulent statements, misrepresentations and omissions to sell vehicles and extended warranties to plaintiffs. Plaintiffs claim that they and other similarly situated purchasers paid too much for their vehicles and were induced to buy warranties that were not honored and otherwise proved worthless. Plaintiffs allege that defendants reaped considerable profits through fraudulent sales methods; by refusing to make warrantied repairs; and by engaging in usurious repossession and resale practices. Plaintiffs allege that these practices were part of a business plan that originated with the franchisor-defendants and was purchased and employed by the franchisee-defendants. It appears that the principal basis for naming the MetaBank Defendants is that they loaned money to finance some of the defendants’ business operations, purportedly with some degree of knowledge about the defendants’ allegedly abusive consumer practices.

          In addition to seeking certification as a class, plaintiffs seek cancellation of the automobile purchase contracts; monetary damages including the initial purchase price warranty charges, finance costs and related repossession and other charges; costs of allegedly warrantied repairs that were not made by defendants; consequential damages relating to the alleged wrongful repossession of vehicles and deficiency judgments associated therewith; damages for emotional and mental suffering; punitive and treble damages; and attorneys’ fees. The amount of the alleged damages is not specified in the complaints.

          During the third fiscal quarter of 2005, the company determined that $9.8 million of its assets were impaired under generally accepted accounting principles. The Company was the lead lender and servicer of approximately $32.0 million in loans to three auto-dealership related companies and their owners. Approximately $22.2 million of the total had been sold to ten participating financial institutions. Each participation agreement with the ten participant banks provides that the participant bank shall own a specified percentage of the outstanding loan balance at any give time. Each agreement also recites the maximum amount that can be loaned by MetaBank on that particular loan. MetaBank allocated to some participants an ownership in the outstanding loan balance in excess of the percentage specified in the participation agreement. MetaBank believes that in each instance this was done with the full knowledge and consent of the participant. Several participants have demanded that their participations be adjusted to match the percentage specified in the participant agreement. Based on the total loan recoveries projected as of September 30, 2006, MetaBank calculated that it would cost approximately $953,000 to adjust these participations as the participants would have them adjusted. A few participants have more recently asserted that MetaBank owes them additional monies based on additional legal theories. MetaBank denies any obligation to make the requested adjustments on these or related claims. Other than as described below, MetaBank cannot predict at this time whether any of these claims will be the subject of litigation.

          Four lawsuits were filed against the Company’s MetaBank subsidiary in 2006. Three of the complaints are related to the Company’s alleged actions in connection with its activities as lead lender to three companies involved in auto sales, service, and financing and their owner. The fourth complaint alleges patent infringement. All four actions are in their infancy and materiality cannot be determined at this time. The Company intends, however, to vigorously defend its actions.

          On June 28, 2006, First Midwest Bank-Deerfield Branches and Mid-Country Bank filed suit against MetaBank in South Dakota’s Second Judicial Circuit Court, Minnehaha County. The complaint alleges that plaintiff banks, who were participating lenders with MetaBank on a series of loans made to Dan Nelson Automotive Group (“DNAG”) and South Dakota Acceptance Corporation (“SDAC”), suffered damages exceeding $1 million as a result of MetaBank’s placement and administration of the loans that were the subject of the loan participation agreements. On July 17, 2006, MetaBank removed the case from state court to the United States District Court.

          On July 5, 2006, First Premier Bank filed suit against MetaBank in South Dakota’s Second Judicial Circuit Court, Minnehaha County. The complaint alleges that First Premier, a participating lender with MetaBank on a series of loans made to SDAC, has suffered damages in an as yet undetermined amount as a result of MetaBank’s actions in selling to First Premier a participation in a loan made to SDAC and MetaBank’s actions in administering that loan. On July 17, 2006, MetaBank removed the case from state court to the United States District Court.

          On June 26, 2006, Home Federal Bank filed suit against MetaBank and two individuals, J. Tyler Haahr and Daniel A. Nelson, in South Dakota’s Second Judicial Circuit Court, Minnehaha County. The complaint alleges that Home Federal, a participating lender with MetaBank on a series of loans made to DNAG and SDAC, suffered damages exceeding

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

$3.8 million as a result of failure to make disclosures regarding an investigation of Nelson, DNAG and SDAC by the Iowa Attorney General at the time Home Federal agreed to an extension of the loan participation agreements.

          Subject to a reservation of rights, the Company’s insurance carrier has agreed to cover the three claims described above.

          On July 21, 2006, Meridian Enterprises Corporation (“Meridian”) filed suit against Meta Financial Group, Inc. (Meta Payment Systems division) (“Meta”) and other banks and financial institutions in U.S. District Court. The complaint alleges that Meta infringed on a patent owned by Meridian. Meta is vigorously contesting the suit.

          There are no other material pending legal proceedings to which the Company or its subsidiaries is a party other than ordinary routine litigation incidental to their respective businesses.

NOTE 17. LEASE COMMITMENTS

The Company has leased property under various noncancelable operating lease agreements which expire at various times through 2024, and require annual rentals ranging from $3,000 to $118,000 plus the payment of the property taxes, normal maintenance, and insurance on the property.

          The following table shows the total minimum rental commitment at September 30, 2006, under the leases.

2007	$301,576
2008	304,559
2009	299,531
2010	268,219
2011	217,750
Thereafter	796,803

$2,188,438

NOTE 18. SEGMENT REPORTING

An operating segment is generally defined as a component of a business for which discrete financial information is available and whose results are reviewed by the chief operating decision-maker. The Company has determined that it has two reportable segments: The traditional banking segment consisting of its two banking subsidiaries, MetaBank and MetaBank West Central, and Meta Payment Systems, a division of MetaBank. MetaBank and MetaBank West Central operate as traditional community banks providing deposit, loan, and other related products to individuals and small businesses, primarily in the communities where their offices are located. Meta Payment Systems provides a number of products and services, primarily to third parties, including financial institutions and other businesses. These products and services include issuance of prepaid debit cards, sponsorship of ATMs into the debit networks, ACH origination services, and a gift card program. Other related programs are in the process of development. The remaining grouping under the caption “All Others” consists of the operations of the Meta Financial Group, Inc. and Meta Trust Company.

          Transactions between affiliates, the resulting revenues of which are shown in the inter-segment revenue category, are conducted at market prices, meaning prices that would be paid if the companies were not affiliates.

	TRADITIONAL BANKING	PAYMENT SYSTEMS	ALL OTHERS	TOTAL

YEAR ENDED SEPTEMBER 30, 2006
Net interest income (loss)	$16,345,621	$4,036,927	$(746,508)	$19,636,040
Provision for loan losses	(454,500)	—	—	(454,500)
Non-interest income	2,559,977	10,743,642	102,238	13,405,857
Non-interest expense	17,354,579	8,109,772	2,161,274	27,625,625

Net income (loss) before tax	2,005,519	6,670,797	(2,805,544)	5,870,772
Income tax expense (benefit)	651,528	2,168,151	(869,869)	1,949,810

Net income (loss)	$1,353,991	$4,502,646	$(1,935,675)	$3,920,962

Inter-segment revenue (expense)	$(3,162,873)	$3,162,873	$—	$—
Total assets	571,609,070	166,556,254	2,966,709	741,132,033
Total deposits	402,596,772	163,113,803	—	565,710,575

YEAR ENDED SEPTEMBER 30, 2005
Net interest income (loss)	$19,283,531	$410,538	$(454,554)	$19,239,515
Provision for loan losses	5,482,000	—	—	5,482,000
Non-interest income	2,514,617	1,591,031	(375,041)	3,730,607
Non-interest expense	15,071,276	3,247,205	778,577	19,097,058

Net income (loss) before tax	1,244,872	(1,245,636)	(1,608,172)	(1,608,936)
Income tax expense (benefit)	286,694	(438,000)	(533,379)	(684,685)

Net income (loss)	$958,178	$(807,636)	$(1,074,793)	$(924,251)

Inter-segment revenue (expense)	$(365,442)	$365,442	$—	$—
Total assets	703,917,118	70,905,966	1,016,178	775,839,262
Total deposits	468,504,300	72,537,278	—	541,041,578

YEAR ENDED SEPTEMBER 30, 2004
Net interest income (loss)	$18,085,514	$7	$(316,450)	$17,769,071
Provision for loan losses	488,500	—	—	488,500
Non-interest income	3,491,125	3,611	101,033	3,595,769
Non-interest expense	13,085,259	770,609	974,724	14,830,592

Net income (loss) before tax	8,002,880	(766,991)	(1,190,141)	6,045,748
Income tax expense (benefit)	2,740,346	(277,000)	(404,648)	2,058,698

Net income (loss)	$5,262,534	$(489,991)	$(785,493)	$3,987,050

Inter-segment revenue (expense)	$(3,200)	$3,200	$—	$—
Total assets	720,453,922	145,353	60,199,249	780,798,524
Total deposits	461,542,864	38,013	—	461,580,877

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. PARENT COMPANY FINANCIAL STATEMENTS

Presented below are condensed financial statements for the parent company, Meta Financial Group, Inc.

CONDENSED BALANCE SHEETS

SEPTEMBER 30, 2006 AND 2005

	2006	2005

ASSETS
Cash and cash equivalents	$1,849,225	$51,676
Securities available for sale	1,678,624	2,177,472
Investment in subsidiaries	51,751,058	50,598,010
Loan receivable from ESOP	509,201	825,057
Other assets	140,638	715,002

Total assets	$55,928,746	$54,367,217

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Loan payable to subsidiaries	$710,000	$1,200,000
Subordinated debentures	9,831,256	9,800,320
Other liabilities	55,822	408,207

Total liabilities	$10,597,078	$11,408,527

SHAREHOLDERS’ EQUITY
Common Stock	29,580	29,580
Additional paid-in capital	20,968,492	20,646,513
Retained earnings	37,186,249	34,557,258
Accumulated other comprehensive (loss)	(4,547,719)	(3,180,607)
Unearned Employee Stock Ownership Plan shares	(509,201)	(825,057)
Treasury stock, at cost	(7,795,733)	(8,268,997)

Total shareholders’ equity	$45,331,668	$42,958,690

Total liabilities and shareholders’ equity	$55,928,746	$54,367,217

CONDENSED STATEMENTS OF OPERATIONS

YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 2004

	2006	2005	2004

Dividend income from subsidiaries	$3,700,000	$2,510,000	$2,300,000
Other income	190,779	303,755	317,635

Total income	3,890,779	2,813,755	2,617,635

Interest expense	936,149	761,799	634,083
Other expense	1,956,224	1,060,084	752,257

Total expense	2,892,373	1,821,883	1,386,340

Income before income taxes and equity in undistributed net income of subsidiaries	998,406	991,872	1,231,295

Income tax (benefit)	(834,531)	(503,000)	(354,000)

Income before equity in undistributed net income (loss) of subsidiaries	1,832,937	1,494,872	1,585,295

Equity in undistributed net income (loss) of subsidiaries	2,088,025	(2,419,123)	2,401,755

Net income (loss)	$3,920,962	$(924,251)	$3,987,050

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENTS OF CASH FLOWS

YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 20043

	2006	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$3,920,962	$(924,251)	$3,987,050
Adjustments to reconcile net income (loss) to net cash provided by operating activites
Equity in undistributed net (income) loss of subsidiaries	(2,088,025)	2,419,123	(2,401,755)
Change in other assets	574,364	(367,893)	365,401
Change in other liabilities	244,205	180,671	(70,949)

Net cash provided by operating activities	2,651,506	1,307,650	1,879,747

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in subsidiary	(75,000)	(275,000)	—
Maturity of securities	500,000	500,000	—
Loan to ESOP	—	(684,133)	(212,400)
Net change in loan receivable	—	1,261,188	46,071
Repayments on loan receivable from ESOP	315,856	253,842	219,310

Net cash provided by investment activites	740,856	1,055,897	52,981

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in loan payable to subsidiaries	(490,000)	(1,350,000)	(350,000)
Cash dividends paid	(1,291,971)	(1,276,749)	(1,286,533)
Proceeds from exercise of stock options	187,158	230,414	582,557
Purchase of treasury stock	—	(25,655)	(906,650)

Net cash (used in) financing activities	(1,594,813)	(2,421,990)	(1,960,626)

Net change in cash and cash equivalents	$1,797,549	$(58,443)	$(27,898)

CASH AND CASH EQUIVALENTS
Beginning of year	$51,676	$110,119	$138,017

End of year	1,849,225	51,676	110,119

The extent to which the Company may pay cash dividends to shareholders will depend on the cash currently available at the Company, as well as the ability of the subsidiary banks to pay dividends to the Company.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	QUARTER ENDED

	December 31	March 31	June 30	September 30

FISCAL YEAR 2006
Interest income	$10,176,873	$10,194,707	$10,314,706	$9,891,689
Interest expense	5,456,620	5,205,522	5,190,253	5,089,540
Net interest income	4,720,253	4,989,185	5,124,453	4,802,149
Provision for loan losses	40,500	(350,000)	—	(145,000)
Net income (loss)	515,420	261,381	2,482,863	661,298
Earnings (loss) per common and common equivalent share:
Basic	$0.21	$0.10	$1.00	$0.27
Diluted	0.21	0.10	0.98	0.26
Dividend declared per share	0.13	0.13	0.13	0.13

FISCAL YEAR 2005
Interest income	$9,784,691	$10,372,608	$10,812,675	$10,123,334
Interest expense	5,097,674	5,383,453	5,697,041	5,675,625
Net interest income	4,687,017	4,989,155	5,115,634	4,447,709
Provision for loan losses	177,000	257,500	4,956,000	91,500
Net income (loss)	441,942	399,374	(2,311,994)	546,427
Earnings (loss) per common and common equivalent share:
Basic	$0.18	$0.16	$(0.94)	$0.22
Diluted	0.18	0.16	(0.94)	0.22
Dividend declared per share	0.13	0.13	0.13	0.13

FISCAL YEAR 2004
Interest income	$9,053,707	$8,890,641	$9,043,212	$9,192,696
Interest expense	4,585,909	4,475,826	4,523,366	4,826,084
Net interest income	4,467,798	4,414,815	4,519,846	4,366,612
Provision for loan losses	101,000	56,000	167,500	164,000
Net income (loss)	976,942	1,675,397	836,609	498,102
Earnings (loss) per common and common equivalent share:
Basic	$0.39	$0.67	$0.34	$0.20
Diluted	0.39	0.67	0.34	0.20
Dividend declared per share	0.13	0.13	0.13	0.13

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21. FAIR VALUES OF FINANCIAL INSTRUMENTS

The following table discloses the Company’s estimated fair value amounts of its financial instruments. It is management’s belief that the fair values presented below are reasonable based on the valuation techniques and data available to the Company as of September 30, 2006 and 2005, as more fully described below. The operations of the Company are managed from a going concern basis and not a liquidation basis. As a result, the ultimate value realized for the financial instruments presented could be substantially different when actually recognized over time through the normal course of operations. Additionally, a substantial portion of the Company’s inherent value is the subsidiary banks’ capitalization and franchise value. Neither of these components have been given consideration in the presentation of fair values below.

          The following presents the carrying amount and estimated fair value of the financial instruments held by the Company at September 30, 2006 and 2005. The information presented is subject to change over time based on a variety of factors.

Dollars in thousands	2006		2005

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

Financial assets
Cash and cash equivalents	$109,353	$109,353	$14,370	$14,370
Securities purchased under agreements to resell	5,891	5,891	37,513	37,513
Securities available for sale	186,176	186,176	230,893	230,893
Loans receivable, net	388,762	386,078	440,190	434,521
Loans held for sale	508	514	306	306
FHLB and FRB stock	5,768	5,768	8,287	8,287
Accrued interest receivable	4,379	4,379	4,241	4,241

Financial liabilities
Noninterest bearing demand deposits	189,506	189,506	102,435	102,435
Interest bearing demand deposits, savings, and money markets	159,988	159,988	170,484	170,484
Certificates of deposit	216,217	214,786	268,122	265,828

Total deposits	565,711	564,280	541,041	538,747

Advances from FHLB	99,565	101,189	159,705	160,675
Securities sold under agreements to repurchase	15,179	15,064	20,507	20,340
Subordinated debentures	9,831	10,035	9,800	10,336
Accrued interest payable	972	972	942	942

Off-balance-sheet instruments, loan commitments	—	—	—	—

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following sets forth the methods and assumptions used in determining the fair value estimates for the Company’s financial instruments at September 30, 2006 and 2005.

CASH AND CASH EQUIVALENTS

The carrying amount of cash and short-term investments is assumed to approximate the fair value.

SECURITIES PURCHASED UNDER AGREEMENT TO RESELL

The carrying amount of securities purchased under agreement to resell is assumed to approximate the fair value.

SECURITIES AVAILABLE FOR SALE

To the extend available, quoted market prices or dealer quotes were used to determine the fair value of securities available for sale. For those securities which are thinly traded, or for which market data was not available, management estimated prices using other available data. The amount of securities for which prices were not available is not material to the portfolio as a whole.

LOANS RECEIVABLE, NET

The fair value of loans was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities. When using the discounting method to determine fair value, loans were gathered by homogeneous groups with similar terms and conditions and discounted at a target rate at which similar loans would be made to borrowers as of September 30, 2006 and 2005. In addition, when computing the estimated fair value for all loans, allowances for loan losses have been subtracted from the calculated fair value for consideration of credit quality.

LOANS HELD FOR SALE

Fair values are based on quoted market prices of similar loans sold on the secondary market.

FHLB AND FEDERAL RESERVE STOCK

The fair value of such stock approximates book value since the Company is able to redeem this stock at par value.

ACCRUED INTEREST RECEIVABLE

The carrying amount of accrued interest receivable is assumed to approximate the fair value.

DEPOSITS

The carrying values of non-interest bearing checking deposits, interest bearing checking deposits, savings, and money markets is assumed to approximate fair value, since such deposits are immediately withdrawable without penalty. The fair value of time certificates of deposit was estimated by discounting expected future cash flows by the current rates offered as of September 30, 2006 and 2005 on certificates of deposit with similar remaining maturities.

          In accordance with SFAS No. 107, no value has been assigned to the Company’s long-term relationships with its deposit customers (core value of deposits intangible) since such intangible is not a financial instrument as defined under SFAS No. 107.

ADVANCES FROM FHLB

The fair value of such advances was estimated by discounting the expected future cash flows using current interest rates as of September 30, 2006 and 2005 for advances with similar terms and remaining maturities.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND SUBORDINATED DEBENTURES

The fair value of these instruments was estimated by discounting the expected future cash flows using derived interest rates approximating market as of September 30, 2006 and 2005 over the contractual maturity of such borrowings.

ACCRUED INTEREST PAYABLE

The carrying amount of accrued interest payable is assumed to approximate the fair value.

LOAN COMMITMENTS

The commitments to originate and purchase loans have terms that are consistent with current market terms. Accordingly, the Company estimates that the fair values of these commitments are not significant.

LIMITATIONS

It must be noted that fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. Additionally, fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business, customer relationships and the value of assets and liabilities that are not considered financial instruments. These estimates do not reflect any premium or discount that could result from offering the Company’s entire holdings of a particular financial instrument for sale at one time. Furthermore, since no market exists for certain of the Company’s financial instruments, fair value estimates may be based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with a high level of precision. Changes in assumptions as well as tax considerations could significantly affect the estimates. Accordingly, based on the limitations described above, the aggregate fair value estimates are not intended to represent the underlying value of the Company, on either a going concern or a liquidation basis.

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
Executive Vice President and Chief Operating Officer for Meta Financial Group and MetaBank

Brad C. Hanson
Executive Vice President for Meta Financial Group and MetaBank and President of Meta Payment Systems Division

Jonathan M. Gaiser, CFA
Senior Vice President, Secretary, Treasurer and Chief Financial Officer for Meta Financial Group and MetaBank, and Secretary for MetaBank West Central

Ellen E. Moore
Vice President of Marketing and Sales for Meta Financial Group and Senior Vice President of Marketing and Sales for MetaBank and MetaBank West Central

Brian R. Bond
Senior Vice President and Chief Lending Officer

Brad C. Hanson
Executive Vice President for Meta Financial Group and MetaBank and President of Meta Payment Systems Division

Frederick V. Moore
President of Buena Vista University

Rodney G. Muilenburg
Retired Dairy Specialist Manager for Purina Mills, Inc.; Consultant for TransOva Genetics Dairy Division; and Director of Sales and Marketing for TransOva Genetics

Jeanne Partlow
Retired Chairman of the Board and President of Iowa Savings Bank

Ron Butterfield
Senior Vice President of Meta Payment Systems Division

Raymond J. Frohnapfel
Senior Vice President and Chief Information Officer

Sandra K. Hegland
Senior Vice President of Human Resources

Ben Guenther
President of MetaBank Northwest Iowa Market

Tim D. Harvey
President of MetaBank Brookings Market

I. Eugene Richardson, Jr.
President of MetaBank Central Iowa Market and MetaBank West Central and Member of the MetaBank West Central Board of Directors

Kathy M. Thorson
President of MetaBank Sioux Empire Market

Lisa J. Binder
Vice President of Marketing and Sales

John Hagy
Vice President, Chief Risk Officer and General Counsel

Barb Koopman
Vice President of Operations

INVESTOR INFORMATION

Annual Meeting of Shareholders

The Annual Meeting of Shareholders will convene at 1:00 pm on Monday, January 22, 2007. The meeting will be held in the Board Room of MetaBank, 121 East Fifth Street, Storm Lake, Iowa. Further information with regard to this meeting can be found in the proxy statement.

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
400 Locust Street, Suite 640
Des Moines, Iowa 50309-2372

Shareholder Services and Investor Relations

Shareholders desiring to change the name, address, or ownership of stock; to report lost certificates; or to consolidate accounts, should contact the corporation’s transfer agent:

Registrar & Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
Telephone: 800.368.5948
Email: invrelations@rtco.com
Web site: www.rtco.com

Form 10-K

Copies of the Company’s Annual Report on Form 10-K for the year ended September 30, 2006 (excluding exhibits thereto) may be obtained without charge by contacting:

Investor Relations
Meta Financial Group
MetaBank Building
121 East Fifth Street
P.O. Box 1307
Storm Lake, Iowa 50588
Telephone: 712.732.4117
Email: invrelations@metacash.com
Web site: www.metacash.com

DIVIDEND AND STOCK MARKET INFORMATION

Meta Financial Group’s common stock trades on the NASDAQ Global MarketSM under the symbol “CASH.” The Wall Street Journal publishes daily trading information for the stock under the abbreviation, “MetaFnl,” in the National Market Listing. Quarterly dividends for 2005 and 2006 were $0.13. The price range of the common stock, as reported on the Nasdaq System, was as follows:

	FISCAL YEAR 2006		FISCAL YEAR 2005
	LOW	HIGH	LOW	HIGH

FIRST QUARTER	$18.55	$23.00	$22.50	$26.00
SECOND QUARTER	19.04	28.10	22.25	24.49
THIRD QUARTER	21.01	23.18	18.15	24.09
FOURTH QUARTER	22.32	25.73	16.51	19.89

Prices disclose inter-dealer quotations without retail mark-up, mark-down or commissions, and do not necessarily represent actual transactions.

          Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations, and regulatory restrictions. Restrictions on dividend payments are described in Note 15 of the Notes to Consolidated Financial Statements included in this Annual Report.

          As of September 30, 2006, Meta Financial Group had 2,526,034 shares of common stock outstanding, which were held by 237 shareholders of record, and 386,425 shares subject to outstanding options. The shareholders of record number does not reflect approximately 500 persons or entities who hold their stock in nominee or “street” name.

          The following securities firms indicated they were acting as market makers for Meta Financial Group stock as of September 30, 2006: Archipelago Stock Exchange; Automated Trading Desk; B-Trade Services LLC; Boston Stock Exchange; Citadel Derivatives Group LLC; Citigroup Global Markets Inc.; E*Trade Capital Markets LLC; Friedman, Billings, Ramsey & Co., Inc.; FTN Financial Securities Corp; FTN Midwest Research Securities Corp.; Hill, Thompson, Magid and Co.; Howe Barnes Investments; Knight Equity Markets, L.P.; Nasdaq Execution Services LLC; National Stock Exchange; Sandler O’Neill & Partners; and UBS Securities LLC.

METABANK
NORTHWEST IOWA MARKET

STORM LAKE MAIN OFFICE
121 East Fifth Street
P.O. Box 1307
Storm Lake, Iowa 50588
712.732.4117
800.792.6815
712.732.8122 fax

Storm Lake Plaza
1413 North Lake Avenue
P.O. Box 1307
Storm Lake, Iowa 50588
712.732.6655
712.732.7924 fax

Lake View
419 Main Street
P.O. Box 649
Lake View, Iowa 51450
712.657.2721
712.657.2896 fax

Laurens
104 North Third Street
Laurens, Iowa 50554
712.841.2588
712.841.2029 fax

Odebolt
219 South Main Street
P.O. Box 465
Odebolt, Iowa 51458
712.668.4881
712.668.4882 fax

Sac City
518 Audubon Street
P.O. Box 6
Sac City, Iowa 50583
712.662.7195
712.662.7196 fax

METABANK
BROOKINGS MARKET

BROOKINGS MAIN OFFICE
600 Main Avenue
P.O. Box 98
Brookings, South Dakota 57006
605.692.2314
800.842.7452
605.692.7059 fax

METABANK
CENTRAL IOWA MARKET

CENTRAL IOWA MAIN OFFICE
4848 86th Street
Urbandale, Iowa 50322
515.309.9800
515.309.9801 fax

Highland Park
3624 Sixth Avenue
Des Moines, Iowa 50313
515.288.4866
515.288.3104 fax

Ingersoll
3401 Ingersoll Avenue
Des Moines, Iowa 50312
515.274.9674
515.274.9675 fax

Jordan Creek
270 South 68th Street
West Des Moines, Iowa 50266
515.223.0440
515.223.0439 fax

West Des Moines
3448 Westown Parkway
West Des Moines, Iowa 50266
515.226.8474
515.226.8475 fax

METABANK
SIOUX EMPIRE MARKET

SIOUX FALLS MAIN OFFICE
4900 South Western Avenue
P.O. Box 520
Sioux Falls, South Dakota 57101
605.338.0059
605.338.0155 fax

North Minnesota
1600 North Minnesota Avenue
P.O. Box 520
Sioux Falls, South Dakota 57101
605.338.3470
605.338.3471 fax

South Minnesota
2500 South Minnesota Avenue
P.O. Box 520
Sioux Falls, South Dakota 57101
605.977.7500
605.977.7501 fax

West 12th Street
2104 West 12th Street
P.O. Box 520
Sioux Falls, South Dakota 57101
605.336.8900
605.336.8901 fax

MPS and Administrative Office
101 West 69th Street, Suite 104
P.O. Box 520
Sioux Falls, South Dakota 57101
605.338.0774
605.338.0596 fax

METABANK
WEST CENTRAL

WEST CENTRAL MAIN OFFICE
615 South Division
P.O. Box 606
Stuart, Iowa 50250
515.523.2203
800.523.8003
515.523.2460 fax

Casey
101 East Logan
P.O. Box 97
Casey, Iowa 50048
641.746.3366
800.746.3367
641.746.2828 fax

Menlo
501 Sherman
P.O. Box 36
Menlo, Iowa 50164
641.524.4521

META PAYMENT SYSTEMS
4900 South Western Avenue
P.O. Box 520
Sioux Falls, South Dakota 57101
605.275.9555
800.550.6382
605.782.1701 fax
metapay.com

META TRUST
4900 South Western Avenue
Sioux Falls, South Dakota 57101
605.782.1780
605.338.0155 fax

metabankonline.com

Invest in us. Bank with us.
Enjoy the journey.

MetaBank Building
121 East Fifth Street
P.O. Box 1307
Storm Lake, Iowa 50588
metacash.com