Form 10-K, Exhibit 13
period 2007-09-30
META FINANCIAL GROUP INC
filed 2008-01-11
CIK 907471

Exhibit 13

2007 ANNUAL REPORT

Meta means change.

Change is not merely necessary to life — it is life.

ALVIN TOFFLER

LET’S FACE IT. LIFE CHANGES. AND SO DOES BUSINESS. THAT IS WHY META FINANCIAL GROUP IS DEDICATED TO CHANGE. CHANGING THE WAY PEOPLE PAY. CHANGING THE WAY BUSINESSES MANAGE MONEY. CHANGING THE WAY PEOPLE BANK. CHANGE FOR THE BETTER. THAT IS WHAT META IS ABOUT.

COMPANY STRUCTURE

COMPANY PROFILE

Headquartered in Storm Lake, Iowa, Meta Financial Group, Inc. (Meta) (trading symbol: “CASH”) is a $686 million bank holding company for MetaBank, MetaBank West Central, and Meta Trust Company. Its primary businesses are providing payment solutions nationally through its Meta Payment Systems (MPS) division and marketing deposits, loans and other financial services and products to meet the needs of its commercial, agricultural and retail customers in its bank markets. Meta shares are traded on the NASDAQ Global Market.SM

MPS is a recognized leader in the prepaid card industry and provides innovative payment solutions delivered nationally in collaboration with market-leading partners. MPS focuses on offering specific product solutions in the following areas: (i) prepaid cards, (ii) credit cards and lending solutions, and (iii) ATM sponsorship.

Meta operates its bank branches under a super-community banking philosophy with an emphasis on business banking that allows the Company to grow while maintaining its community bank roots, with local decision making and customer service. Administrative functions, transparent to the customer, are centralized to enhance the banks’ operational efficiencies and to improve customer service capabilities. MetaBank is a federally-chartered savings bank with four market areas: Brookings, Central Iowa, Northwest Iowa and Sioux Empire. MetaBank West Central is a state-chartered commercial bank located in West Central Iowa. Seventeen bank offices and two MPS/administrative offices support customers in Iowa, Nebraska, South Dakota and Tennessee and MPS clients across the country. Meta Trust provides professional trust services.

COMPARISON OF CUMULATIVE TOTAL RETURN OF CASH, INDUSTRY AND BROAD MARKET INDEXES

Banks are Members FDIC and Equal Housing Lenders. The Company and its subsidiaries exceed regulatory capital requirements.

CONTENTS

Company Structure & Profile	i

Letter to Shareholders	ii-iii

Financials	1-34

Directors & Senior Officers	35

Investor Information	36

Locations	37

i

To Fellow Shareholders

L TO R: J. TYLER HAAHR, JAMES S. HAAHR

ON BEHALF OF OUR LEADERSHIP TEAM AND META ASSOCIATES, WE ARE PLEASED TO SHARE ANOTHER YEAR OF PROGRESSION WITH YOU. META CONTINUES TO POSITION ITSELF AS A COMPANY THAT EMBRACES CHANGE—CHANGING THE WAY PEOPLE PAY, CHANGING THE WAY BUSINESSES MANAGE MONEY, AND CHANGING THE WAY PEOPLE BANK.

As a principal member of MasterCard,® Visa,® Discover® and the regional debit networks, Meta Payment Systems (MPS) expands the Company’s opportunity and reach in the growing payments industry. It serves banks, card processors, and third-party marketing companies nationwide. MPS focuses on offering specific product solutions in the following areas: (i) prepaid cards, (ii) credit cards and lending solutions, and (iii) ATM sponsorship.

Annual consumer spending on prepaid cards is estimated to reach $260 billion by 2009.(1) As of fiscal year end, MPS supported clients by implementing more than 1,110 prepaid programs and issuing 35.7 million cards, up 94 percent and 49 percent from 2006 year end respectively. The success of its prepaid sponsorship program and launch of its new SimplexusTM prepaid card product suite has contributed to exponential growth since its inception in 2004. Additionally, MPS’s ATM Services unit now sponsors more than 44 percent of the white-label ATMs placed nationwide, up from 28 percent a year ago.

MPS FISCAL YEAR
CARDS ISSUED

MPS’s focus on leadership, innovation and change is evident by several noteworthy accomplishments in 2007:

•  Founding member of the National Branded Prepaid Card Association (NBPCA) Board of Directors;

•  Successful launch of SimplexusTM product suite;

•  Market leader in ATM sponsorship;

•  Rebate card programs issued for several Fortune 500 companies; and

•  Successful pilot of contactless payment devices with MasterCard® and Visa.®

Meta understands the responsibility associated with being a recognized leader in the prepaid card industry. It respects its collaboration with market-leading partners in its efforts to deliver innovative payment solutions to improve the lives of its customers. Meta is bringing money to life.

FINANCIAL HIGHLIGHTS(2)

While Meta made strides in 2007, the Company’s constant emphasis on long-term, profitable growth over short-term gains is becoming increasingly important as Meta prepares for its next opportunities—in both payment solutions and traditional banking.

Meta reported net income of $1.2 million or $0.45 per diluted share for fiscal year 2007. This compares to net income of $3.7 million or $1.46 per diluted share for fiscal year 2006. Earnings for 2007 were impacted by a large provision for loan losses related primarily to an impairment on a commercial loan relationship offset, in part, by a gain on the sale of four Northwest Iowa bank branches. 2006 earnings were impacted by non-recurring fee income associated with a portfolio of purchased prepaid debit cards.

An important highlight for Meta is its growth in total revenues. Total revenue for fiscal year 2007 rose to a record $62.1 million, an increase of $7.8 million or 14 percent over fiscal year 2006. Total revenue from MPS, a separate reportable business unit of the

Company, was $26.3 million for fiscal 2007, up 90 percent or $12.5 million from fiscal 2006.

Net interest income for fiscal year 2007 was $21.7 million, up $2.1 million from fiscal year 2006. The 11 percent increase was driven by a higher net interest margin offset, in part, by a smaller earning asset base. Net interest margin continues its widening trend with a spread of 3.38 percent in fiscal year 2007, compared to 2.85 percent in 2006.

Contributing directly to Meta’s revenue and net interest income growth is a deliberate shift in its funding mix. Meta is replacing higher cost certificates of deposit, public funds deposits, and wholesale borrowings with low- and no-cost deposits that include checking, money market accounts and prepaid card product deposits.

FUNDING SOURCES 2007

FUNDING SOURCES 2006

ii

Total low- and no-cost deposits rose 15 percent during fiscal year 2007 to $356 million at September 30, 2007.(3) As of September 30, 2007, these deposits represented 58 percent of total funding liabilities, compared to 50 percent one year earlier. A significant portion of this growth came from deposits generated by MPS. The Company used these deposit increases to pay down wholesale borrowing sources. Total wholesale borrowings at September 30, 2007 were $78.5 million, down 36 percent from $114.8 million at September 30, 2006.

LOW-COST
DEPOSIT BALANCES(3)

In millions

Low-cost deposits include checking and money market accounts.

Meta’s non-interest income also exhibited dramatic growth in fiscal year 2007, reaching a record $22.1 million. The $8.3 million or 61 percent increase from fiscal year 2006 can be attributed, in part, to MPS card fee income growth of $4.6 million, or 42 percent, over 2006 and increases in loan fee and deposit fee income totaling $150,000.

On the lending side, total loans, net of allowance for loan losses, fell $23.4 million or 6 percent during fiscal year 2007. This includes $2.2 million related to the branch sales. However, during the fourth quarter of fiscal 2007 there was an increase of $1.9 million. The Company believes the pay downs and payoffs primarily in its originated and purchased commercial operating and commercial real estate portfolios are driven, in part, by a decrease in overall demand for credit and increased competition from secondary market investors.

Meta’s credit quality continues to exhibit positive trends. Non-performing loans at September 30, 2007 were 0.47 percent of total loans compared to 1.41 percent one year earlier. The Company’s underlying credit trends are very strong, and the Company continues to foster a conservative credit culture while it reduces its classified and nonperforming assets. Meta does not have any direct exposure to subprime mortgage loans.

Non-interest expense grew $10.2 million or 37 percent during fiscal 2007. The primary contributors, compensation and card processing expenses, rose as a result of MPS’s significant growth and Meta’s proactive efforts to support future growth and product development.

Meta has hired executive level management, client relations, compliance and operations support staff within MPS, as well as software developers, IT support staff, and other administrative support within the Company to secure the necessary infrastructure needed to support growth in the Company’s fast-growing MPS and its larger bank markets. For example, Meta’s information technology staff has grown from five to 35 full-time employees within two years in order to maintain Meta’s systems and support research and development initiatives.

Additionally, the Company invested in card processing settlement functions for value loading, card sales and other items to support new product development and anticipated growth of existing products. Meta’s occupancy and equipment expenses also rose during fiscal year 2007. The Company added administrative office space for MPS in Sioux Falls, SD and Omaha, NE and invested in computer hardware and software. Meta believes these investments will actively support growth at MPS.

Bank branch structure is also changing in the Company. In November 2007, Meta announced an agreement to sell its MetaBank West Central subsidiary with its three offices located in Stuart, Casey and Menlo, Iowa. The transaction will involve the sale of MetaBank West Central stock for approximately $8.3 million, which is dependent on the satisfaction of routine contractual terms by the date of the sale. The sale is anticipated to close on or before March 30, 2008.

Meta also sold four branches in Northwest Iowa for a $3.33 million gain recorded during the third quarter of fiscal 2007. The premium received from the sale of Meta’s seven branches has been and will be utilized for MPS and traditional banking expansion in markets with greater growth potential. MetaBank opened a new administrative office and retail branch in downtown Des Moines, Iowa this year and opened six new bank offices in Sioux Falls, South Dakota and the Des Moines metro area within the last five years. The Company believes that additional offices in higher-growth markets will lead to further loan and deposit growth. Its ATM network, online offerings and other technological services also support the distribution of Meta services.

CHANGE FOR THE FUTURE

The Company is committed to profitable growth for its customers, employees and shareholders. Meta associates are working to execute three key initiatives that we believe will enhance long-term performance and earnings:

•  Actively pursue MPS growth,

•  Build commercial banking business, and

•  Manage infrastructure and risk to support growth.

Thank you for your interest and investment in our company

JAMES S. HAAHR, Chairman of the Board

(1)   Mitchell, Richard. “Meeting the demand with rosy forecasts ahead, payment processors are tuned to servicing prepaid products,” www.intelecard.com, May 7, 2006.

(2)   Information presented herein is qualified in its entirety by the Company’s audited financial statements presented elsewhere herein.

(3)   2007 low-cost deposit numbers exclude deposits from branches sold during the year and those related to the pending sale of MetaBank West Central.

iii

FINANCIAL HIGHLIGHTS

(Dollars in Thousands except Per Share Data)	2007	2006	2005	2004	2003
		(Restated)
AT SEPTEMBER 30
Total assets	$686,080	$740,921	$775,839	$780,799	$772,285
Total loans, net	355,612	368,959	415,568	381,406	332,062
Total deposits	522,978	538,169	510,258	433,928	408,558
Shareholder’s equity	48,098	45,099	42,959	47,274	43,031
Book value per common share	$18.57	$17.79	$17.16	$18.98	$17.25
Total equity to assets	7.01%	6.09%	5.54%	6.05%	5.57%

FOR THE FISCAL YEAR
Total interest income and non-interest income-continuing operations	$59,632	$51,607	$41,870	$36,729	$35,543
Net interest income-continuing operations	20,807	18,501	18,063	16,539	14,647
Income(loss)from continuing operations, net of tax	1,312	3,379	(652)	3,662	3,091
Income (loss) from discontinued operations, net of tax	(141)	309	(272)	325	306
Net income(loss)	1,171	3,688	(924)	3,987	3,397

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.50	$1.34	$(0.27)	$1.44	$1.24
Income (loss) from discontinued operations	(0.05)	0.12	(0.11)	0.13	0.12
Net income (loss)	0.45	1.46	(0.38)	1.57	1.36

Return on average assets	0.17%	0.49%	-0.12%	0.51%	0.47%
Return on average assets-continuing operations	0.19%	0.45%	-0.08%	0.47%	0.43%
Return on average equity	2.69%	8.55%	-2.04%	8.69%	7.57%
Return on average equity-continuing operations	3.01%	7.83%	-1.44%	7.98%	6.89%
Net yield on interest-earning assets-continuing operations	3.38%	2.85%	2.59%	2.44%	2.35%

TOTAL ASSETS	TOTAL LOANS, NET	TOTAL DEPOSITS	TOTAL REVENUES	TOTAL NET INCOME
In thousands	In thousands	In thousands	In thousands	n thousands

FINANCIAL CONTENTS

Financial Highlights	1
Selected Consolidated Financial Information	2
Management’s Discussion and Analysis	3
Report of Independent Registered Public Accounting Firm	11
Consolidated Statements of Financial Condition at September 30, 2007 and 2006	12
Consolidated Statements of Operations for the Years Ended September 30, 2007, 2006 and 2005	13
Consolidated Statements of Comprehensive Income (Loss) for the Years Ended September 30, 2007, 2006 and 2005	14
Consolidated Statements of Changes in Shareholders’ Equity for the Years Ended September 30, 2007, 2006 and 2005	14
Consolidated Statements of Cash Flows for the Years Ended September 30, 2007, 2006 and 2005.	15
Notes to Consolidated Financial Statements	16

Meta Financial Group, Inc. and Subsidiaries

SELECTED CONSOLIDATED FINANCIAL INFORMATION

SEPTEMBER 30,	2007	2006	2005	2004	2003
		(Restated)
SELECTED FINANCIAL CONDITION DATA (In Thousands)

Total assets	$686,080	$740,921	$775,839	$780,799	$772,285
Loans receivable, net	355,612	368,959	415,568	381,406	332,062
Securities available for sale	158,701	172,444	213,245	290,186	324,915
Goodwill	1,508	1,508	1,508	1,508	1,508
Deposits	522,978	538,169	510,258	433,928	408,558
Total borrowings	78,534	114,789	176,857	241,354	258,082
Shareholders’ equity	48,098	45,099	42,959	47,274	43,031

YEAR ENDED SEPTEMBER 30,

SELECTED OPERATIONS DATA
(In Thousands, Except Per Share Data)

Total interest income	$37,774	38,112	$38,368	$33,433	$32,390
Total interest expense	16,967	19,611	20,305	16,894	17,743
Net interest income	20,807	18,501	18,063	16,539	14,647
Provision for loan losses	3,168	311	4,713	473	381
Net interest income after provision for loan losses	17,639	18,190	13,350	16,066	14,266
Total non-interest income	21,858	13,495	3,502	3,296	3,153
Total non-interest expense	36,958	26,640	17,995	13,797	12,778
Income (loss) from continuing operations before income tax expense (benefit)	2,539	5,045	(1,143)	5,565	4,641
Income tax expense (benefit)	1,227	1,666	(491)	1,903	1,550
Income (loss) from continuing operations	1,312	3,379	(652)	3,662	3,091
Income (loss) from discontinued operations, net of tax	(141)	309	(272)	325	306
Net income (loss)	1,171	3,688	(924)	3,987	3,397

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.52	$1.36	$(0.27)	$1.48	$1.25
Income (loss) from discontinued operations	(0.06)	0.12	(0.11)	0.13	0.12
Net income (loss)	$0.46	$1.48	$(0.38)	$1.61	$1.37

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.50	$1.34	$(0.27)	$1.44	$1.23
Income (loss) from discontinued operations	(0.05)	0.12	(0.11)	0.13	0.12
Net income (loss)	$0.45	$1.46	$(0.38)	$1.57	$1.36

YEAR ENDED SEPTEMBER 30,

SELECTED FINANCIAL RATIOS AND OTHER DATA PERFORMANCE RATIOS
Return on average assets	0.17%	0.49%	-0.12%	0.51%	0.47%
Return on average assets-continuing operations	0.19%	0.45%	-0.08%	0.47%	0.43%
Return on average equity	2.69%	8.55%	-2.04%	8.69%	7.57%
Return on average equity-continuing operations	3.01%	7.83%	-1.44%	7.98%	6.89%
Net interest margin-continuing operations	3.38%	2.85%	2.59%	2.44%	2.35%
Operating expense to average assets-continuing operations	5.26%	3.55%	2.29%	1.78%	1.78%

QUALITY RATIOS—CONTINUING OPERATIONS
Non-performing assets to total assets at end of year	0.38%	0.72%	0.92%	0.09%	0.27%
Allowance for loan losses to non-performing loans	196%	121%	280%	706%	475%

CAPITAL RATIOS
Shareholders’ equity to total assets at end of period	7.01%	6.09%	5.54%	6.05%	5.57%
Average shareholders’ equity to average assets	6.20%	5.76%	5.77%	5.91%	6.25%

OTHER DATA
Book value per common share outstanding	$18.57	$17.79	$17.16	$18.98	$17.25
Dividends declared per share	0.52	0.52	0.52	0.52	0.52
Number of full-service offices	17	19	17	16	16

Meta Financial Group, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

MANAGEMENT’S DISCUSSION AND ANALYSIS

GENERAL

Meta Financial Group, Inc.® (the “Company”) is a bank holding company whose primary subsidiaries are MetaBank (the “Bank”) and MetaBank West Central (“MetaBank WC”). The Company focuses on two core businesses, its regional retail banking business and a national payments business, conducted through its Meta Payment Systems® (“MPS”) division. The Company’s retail bank business is focused on establishing and maintaining long-term relationships with customers, and is committed to serving the financial service needs of the communities in its market area. The retail bank’s primary market area includes the following counties: Adair, Buena Vista, Dallas, Guthrie, and Polk located in central and northwestern Iowa, and Brookings, Lincoln, and Minnehaha located in east central South Dakota. The traditional bank segment attracts retail deposits from the general public and uses those deposits, together with other borrowed funds, to originate and purchase residential and commercial mortgage loans, and to originate consumer, agricultural and other commercial loans.

MPS, a division of the Bank, is an industry leader in the issuance of prepaid debit cards and is also a provider of a wide range of payment-related products and services, including prepaid debit cards, ATMs, credit cards and rebate cards. MPS pursues a strategy of working with industry-leading companies in a variety of industries to help them introduce new payment products to their customers. In addition, MPS partners with emerging companies to develop and introduce new payment products. MPS earns revenues from fees as well as being a significant provider of low- and no-cost demand deposits.

OVERVIEW OF CORPORATE DEVELOPMENTS

The Company continues to experience significant growth in its MPS division and is investing for further growth in this business unit. MPS continued to exhibit rapid growth during fiscal year 2007. On a business segment basis, its revenues (interest income plus non-interest income) grew by 58% over the previous year and now comprise 44% of the Company’s total revenue from continuing operations compared to 32% in the prior year. The division was created in May 2004 to take advantage of opportunities in the growing area of prepaid debit cards, ATM sponsorship, and other payment products and services. MPS is now recognized as an industry leader in a number of different areas within the payment systems industry including prepaid debit cards and ATMs.

The Bank continues to emphasize expansion in the growing metropolitan areas of Sioux Falls, South Dakota and Des Moines, Iowa. The Company focuses primarily on establishing lending and deposit relationships with commercial businesses and commercial real estate developers in these communities. In March 2007, the Company also opened an administrative support office in Omaha, Nebraska. During the third quarter of fiscal 2007, the Company divested four of its branches in rural Northwest Iowa. The Company also has signed a definitive agreement to sell MetaBank WC, which includes three branches in rural West-Central Iowa, with an expectation that the transaction will close in the second quarter of fiscal 2008. After the transaction closes the Company will be a unitary thrift holding company, subject to the jurisdiction of the Office of Thrift Supervision (“OTS”). These transactions allow the Company to increase its focus on higher growth markets and business lines. The Company now operates 17 branches: in Brookings (1) and Sioux Falls (4), South Dakota, in Des Moines (6), Northwest (2), and West-Central (3), Iowa, as well as a non-retail service branch in Memphis, Tennessee.

The Company discovered in September 2007 that maintenance fees charged to and collected from holders of prepaid gift cards, which were issued through the Company’s network of agent financial institutions, were not recognized as income in the appropriate periods. The impact to income from continuing operations before income tax expense for the fiscal year ended September 30, 2006 amounted to $322,000.

In addition, during the quarter ended December 31, 2006, the Company determined that a material impairment of its assets related to a certain loan had occurred and recorded an additional $690,000 provision for loan losses. The Company was subsequently informed by its independent accountants that, as a result of their consultation with their regulatory authorities, the additional provision should have been recorded in the quarter ended September 30, 2006 instead of the quarter ended December 31, 2006.

As a result of the above, the Company has restated its financial statements for the year ended September 30, 2006 to reflect an additional $322,000 of card fee revenue, an additional provision for loan losses of $690,000 and additional income tax benefit of $135,000, resulting in a decrease to net income of $233,000. The statement of financial condition for the year ending September 30, 2006 reflects a decrease in net loans of $690,000, a decrease to deposits of $322,000, a decrease to accrued expenses of $135,000, and a decrease to retained earnings of $233,000.

In November 2007, the Company also amended its Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2006, March 31, 2007, and June 30, 2007 for the above restatements. Net income, as restated for the three months ended December 31, 2006, increased $550,000 due to additional prepaid card fee income of $178,000 and reduction in the provision for loan losses of $690,000. Net income, as restated for the three months ended March 31, 2007 and June 30, 2007, increased $132,000 and $152,000, respectively, due to additional prepaid card fee income.

The Company’s stock trades on the NASDAQ Global Market under the symbol “CASH.”

FINANCIAL CONDITION

The following discussion of the Company’s consolidated financial condition should be read in conjunction with the Selected Consolidated Financial Information and Consolidated Financial Statements and the related notes included in this Annual Report.

The Company’s total assets at September 30, 2007 were $686.1 million, a decrease of $54.8 million, or 7.4%, from $740.9 million at September 30, 2006. The decrease in assets of $54.8 million resulted primarily from decreases in the Company’s cash, securities, and loan portfolios.

Total cash and cash equivalents and federal funds sold were $86.3 million at September 30, 2007, a decrease of $21.2 million, or 19.7%, from $107.5 million at September 30, 2006. The decrease was primarily the result of the Company’s sale of four branches in northwest Iowa. Cash and short term investments were used to fund the assumption of deposit liabilities by the acquiring institutions.

In general, the Company maintains its cash investments in interest-bearing overnight deposits with various correspondent banks. Federal funds sold deposits are maintained at various large commercial banks.

The Company’s portfolio of securities purchased under agreements to resell and available for sale decreased $5.9 million, or 100%, to none at September 30, 2007. The Company’s portfolio of investment securities available for sale consists primarily of mortgage-backed securities, most with balloon maturities, which have relatively short expected average lives and limited maturity extension risk. During fiscal year 2007, the Company purchased securities for its available for sale portfolio totaling $13.2 million and sold securities available for sale in the amount of $1.1 million. See Note 5 to the Notes to Consolidated Financial Statements.

The Company’s portfolio of net loans receivable decreased by $13.4 million, or 3.6%, to $355.6 million at September 30, 2007 from $369.0 million at September 30, 2006. The decrease was mainly the result of pay offs and pay downs in the Company’s purchased loan participation portfolio, which is concentrated in commercial real estate and commercial operating credits. The Company experienced slight growth in its agricultural real estate and agricultural operating portfolios. See Note 6 to the Notes to Consolidated Financial Statements.

The Company owns stock in the Federal Home Loan Bank (“FHLB”) of Des Moines as well as in the Federal Reserve Bank due to its membership and participation in these banking systems. The Company’s investment in such stock decreased $1.1 million, or 20.5%, to $4.0 million at September 30, 2007 from $5.1 million at September 30, 2006. The decrease was due to a decrease in the level of borrowings from the FHLB, which require a calculated level of stock investment based on a formula determined by the FHLB.

Total deposits decreased by $15.2 million, or 2.8%, to $523.0 million at September 30, 2007 from $538.2 million at September 30, 2006. The majority of this net decrease was related to the sale of four branches in northwest Iowa. Additionally, however, the Company’s deposit mix shifted away from higher costing certificates of deposit and money market deposits toward low- and no-cost checking deposits. Most of the increase in checking deposits was the result of prepaid card deposit growth at the Bank’s MPS

Meta Financial Group, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

division. Total checking deposits increased by $64.0 million, or 30.4%, to $274.7 million at September 30, 2007 from $210.7 million at September 30, 2006. Total savings and certificates of deposit declined $61.8 million, or 27.0%, to $167.0 million at September 30, 2007 from $228.8 million at September 30, 2006. The decrease in savings and certificates resulted primarily from the sale of four branches and runoff of higher costing public funds deposits. Money market account balances also decreased during fiscal year 2007, decreasing $17.4 million, or 17.6%, to $81.3 million at September 30, 2007 from $98.7 million at September 30, 2006. Money market deposits decreased primarily due to the sale of branches and fluctuations in several large accounts.

The Company’s wholesale borrowings portfolio decreased $36.3 million, or 31.6%, to $78.5 million at September 30, 2007 from $114.8 million at September 30, 2006. The Company continues to de-emphasize these high cost funding sources in an effort to decrease overall liability costs and to de-lever the Company’s balance sheet. See Notes 10, 11, and 12 to the Notes to Consolidated Financial Statements.

Shareholders’ equity increased $3.0 million, or 6.6%, to $48.1 million at September 30, 2007 from $45.1 million at September 30, 2006. The increase was primarily the result of a favorable change in the accumulated other comprehensive loss on the Company’s securities available for sale portfolio and by the reported fiscal 2007 net income (see “Results of Operations” below) offset by the payment of dividends on common stock. At September 30, 2007, the Company and both of its banking subsidiaries, MetaBank and MetaBankWC, continue to meet regulatory requirements for classification as well capitalized institutions. See Note 16 to the Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

The following discussion of the Company’s Results of Operations should be read in conjunction with the Selected Consolidated Financial Information and Consolidated Financial Statements and the related notes included in this Annual Report.

Of increasing importance, the Company’s Results of Operations are dependent on net interest income, non-interest income, non-interest expense, and income tax expense. Net interest income is the difference, or spread, between the average yield on interest earning assets and the average rate paid on interest-bearing liabilities. The interest rate spread is affected by regulatory, economic, and competitive factors that influence interest rates, loan demand, and deposit flows. The Company, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets mature or reprice at different times, or on a different basis, than its interest-bearing liabilities.

The Company’s non-interest income is derived primarily from card and ATM fees attributable to MPS and fees charged on loans and transaction accounts. The Company’s fiscal year 2007 non-interest income was also impacted by a gain on sale of four branches in the amount of $3.3 million. This income is offset, in part, by expenses, such as compensation and occupancy expenses associated with additional personnel and office locations as well as card processing expenses attributable to MPS. To a lesser extent, non-interest income is derived from gains or losses on the sale of securities available for sale as well as the Company’s holdings of bank-owned life insurance. Additionally, non-interest income has been derived from the activities of Meta Trust Company® (“Meta Trust”), a wholly-owned subsidiary of Meta Financial Group, which provides a variety of professional trust services. Non-interest expense is also impacted by occupancy and equipment expenses and legal and consulting expenses.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2007 AND SEPTEMBER 30, 2006

GENERAL

The Company’s income from continuing operations was $1.3 million, or $0.50 per diluted share, for the year ended September 30, 2007 compared to $3.4 million, or $1.34 per diluted share, for the year ended September 30, 2006. Net income was $1.2 million, or $0.45 per diluted share, for the year ended September 30, 2007 compared to $3.7 million, or $1.46 per diluted share, for the year ended September 30, 2006. Earnings in fiscal year 2007 were impacted by a large provision for loan losses related primarily to an impairment on a commercial loan relationship of $5.0 million related to fraud by the borrower and a gain on the sale of four branches in northwest Iowa of $3.3 million. Earnings in fiscal year 2006 were impacted by non-recurring fee income of $2.6 million associated with a portfolio of purchased prepaid debit cards.

NET INTEREST INCOME

Net interest income from continuing operations for the year ended September 30, 2007 increased by $2.3 million, or 12.5%, to $20.8 million from $18.5 million for the year ended September 30, 2006. The increase in net interest income reflects a higher net interest margin, offset in part by a smaller average earning asset base. Net interest margin increased 53 basis points to 3.38% in fiscal year 2007 from 2.85% in fiscal year 2006. The improvement resulted primarily from the shift in the Company’s funding mix attributable to growth in non-interest-bearing deposits and decreases in higher costing certificates, public funds deposits, and wholesale borrowings.

The Company’s average earning assets decreased $33.1 million, or 5.1%, to $616.3 million during fiscal year 2007 from $649.5 million during fiscal year 2006. The decrease is primarily the result of the decrease in the loan portfolio. The Company’s yield on earning assets rose 26 basis points to 6.13% during fiscal year 2007 from 5.87% during fiscal year 2006. The increase is the result primarily of increasing yields on the Company’s other investments.

The Company’s average total deposits and interest-bearing liabilities decreased $40.7 million, or 6.2%, to $616.7 million during fiscal year 2007 from $657.4 million during fiscal year 2006. The decrease resulted mainly from a decrease in the Company’s interest- bearing deposits and wholesale borrowings. Decreases in public funds deposits were more than offset by growth in non-interest bearing checking accounts. The Company’s cost of total deposits and interest-bearing liabilities decreased 23 basis points during fiscal year 2007 to 2.75% during fiscal year 2007 from 2.98% during fiscal year 2006. Despite an increasing interest rate environment in 2007, which drove the costs of certificates and money market deposits higher, the Company was able to limit the increase in its overall cost of funds by shifting its portfolio mix away from higher costing certificates, public funds deposits, and wholesale borrowings, into lower costing demand deposits.

PROVISION FOR LOAN LOSSES

In fiscal year 2007, the Company recorded a provision for loan losses of $3.2 million, compared to $311,000 for fiscal year 2006. The reduction in the provision in 2006 relates in part to the Company’s settlement agreement with one of several participants in an auto-dealership related lending relationship. Additionally, shrinkage in the Company’s loan portfolio during the year reduced the level of required loan loss allowances on the portfolio. The relatively large provision in fiscal year 2007 is the primary reason that net interest income after provision for loan losses decreased by $551,000, from $18.2 million in fiscal 2006 to $17.6 million in fiscal year 2007. For fiscal year 2007, the Company’s provision for loan losses of $3.2 million consisted of the impairment of a commercial lending relationship due to the fraud by the borrower partially offset by a decrease in loans, a decrease in impaired loans and a $500,000 recovery of a fidelity bond claim payment by the Company’s insurance carrier.

Management closely monitors economic developments both regionally and nationwide, and considers these factors when assessing the adequacy of its allowance for loan losses. While the Company has no direct exposure to sub-prime loans, management is concerned that recent developments in the sub-prime mortgage market may have a ripple effect on residential real estate prices. In addition, the potential for an economic slowdown and recent increase in energy prices may strain the financial condition of some borrowers. Management therefore believes that future losses in the residential portfolio may be somewhat higher than historical experience. Over the past six years, loss rates in the commercial and multi-family real estate market have remained moderate. Management recognizes that low charge-off rates over the past several years reflect the strong economic environment and are not indicative of likely losses over a full business cycle. This observation, as well as the aforementioned concerns regarding an economic slowdown, has led management to the conclusion that future losses in this portfolio may be somewhat higher than recent historical experience, excluding loan losses related to fraud by borrowers. On the other hand, current trends in agricultural

Meta Financial Group, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

AVERAGE BALANCES, INTEREST RATES AND YIELDS

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments have been made. Non-accruing loans have been included in the table as loans carrying a zero yield. Balances related to discontinued operations have been reclassified to non-interest earning assets and non-interest bearing liabilities for all periods presented.

YEAR ENDED SEPTEMBER 30,

		2007			2006			2005

	Average	Interest		Average	Interest		Average	Interest
	Outstanding	Earned	Yield	Outstanding	Earned	Yield	Outstanding	Earned	Yield
(Dollars in Thousands)	Balance	/Paid	/Rate	Balance	/Paid	/Rate	Balance	/Paid	/Rate
INTEREST-EARNING ASSETS
Interest-earning assets:
Loans receivable	$354,465	$25,584	7.22%	$390,002	$27,948	7.17%	$409,783	$28,103	6.86%
Mortgage-backed securities	135,007	5,500	4.07%	163,032	6,185	3.79%	239,514	8,688	3.63%
Other investments	126,853	6,690	5.27%	96,416	3,979	4.13%	47,730	1,577	3.30%
Total interest-earning assets	616,325	$37,774	6.1 3%	649,450	$38,112	5.87%	697,027	$38,368	5.50%
Non-interest-earning assets	86,502			99,960			89 ,171
Total assets	$702,827			$749,410			$786,198

Non-interest bearing deposits	$230,930	$––	0.00%	$147,520	$––	0.00%	$31,896	$––	0.00%
INTEREST-BEARING LIABILITIES
Interest-bearing checking	$22,004	$538	2.45%	$21,852	$789	3.61%	$54,154	$872	1.61%
Savings	17,586	471	2.68%	46,822	1,388	2.96%	55,541	1,306	2.35%
Money markets	67,087	2,301	3.43%	83,486	2,354	2.82%	50,269	895	1.78%
Time deposits	183,505	8,355	4.55%	215,815	8,225	3.81%	268,198	8,427	3.14%
FHLB advances	77,433	4,091	5.28%	115,102	7,237	4.77%	194,960	7,530	3.86%
Other borrowings	18,172	1,211	6.66%	26,846	1,367	5.09%	31,802	1,275	4.01%
Total interest-bearing liabilities	385,787	16,967	4.4 0%	509,923	19,611	3.85%	654,924	20,305	3.10%
Total deposits and interest-bearing liabilities	616,717	$16,967	2.7 5%	657,443	$19,611	2.98%	686,820	$20,305	2.96%
Other non-interest bearing liabilities	42,557			48,831			54,027
Total liabilities	659,274			706,274			740,847
Shareholders’ equity	43,553			43,136			45,351
Total liabilities and shareholders’ equity	$702,827			$749,410			$786,198
Net interest income and net interest rate spread including non-interest bearing deposits		$20,807	3.38%		$18,501	2.89%		$18,063	2.54%
Net interest margin			3.38%			2.85%			2.59%

markets are very favorable. Higher commodity prices as well as higher yields have created positive economic conditions for most farmers. Nonetheless, management still expects that future losses in this portfolio, which have been very low, could be higher than recent historical experience. Management believes that the aforementioned possibility for a slowdown in economic growth during the next fiscal year may also negatively impact consumers’ repayment capacities. Additionally, a sizable portion of the Company’s consumer loan portfolio is secured by residential real estate, as discussed above, is an area to be closely monitored by management in view of its stated concerns.

Management believes that, based on a detailed review of the loan portfolio, historic loan losses, current economic conditions, the size of the loan portfolio, and other factors, the current level of the allowance for loan losses at September 30, 2007 reflects an adequate allowance against probable losses from the loan portfolio. Although the Company maintains its allowance for loan losses at a level that it considers to be adequate, investors and others are cautioned that there can be no assurance that future losses will not exceed estimated amounts, or that additional provisions for loan losses will not be required in future periods. In addition, the Company’s determination of the allowance for loan losses is subject to review by its regulatory agencies, which can require the establishment of additional general or specific allowances.

NON-INTEREST INCOME

Non-interest income increased by $8.4 million, or 62.0%, to $21.9 million for the fiscal year 2007 from $13.5 million for fiscal year 2006. Non-interest income in fiscal year 2007 was impacted by a gain on the sale of four branches in northwest Iowa of $3.3 million. Non-interest income in the 2006 period was impacted by non-recurring pre-tax fee income of $2.6 million related to a purchased portfolio of prepaid debit cards. Adjusting for these non-recurring items, non-interest income for fiscal year 2007 rose $7.6 million, or 69.4%, over the same period in the prior fiscal year primarily due to an increase in card fee income. The majority of this growth is related to higher fee income earned on prepaid debit cards and other products and services offered by MPS.

Management performed an evaluation of whether the sale of the branches constituted discontinued operations, and concluded that the operations and cash flows of the branches sold were not discontinued operations. Revenue and expenses of the entity, including the gain on sale, are, therefore, included in the appropriate income statement line items for all periods presented.

NON-INTEREST EXPENSE

Non-interest expense increased by $10.4 million, or 38.7%, to $37.0 million for fiscal year 2007 from $26.6 million for fiscal year 2006. Several factors contributed to this increase. Compensation expense rose $5.4 million during the year, from $12.8 million in fiscal year 2006 to $18.2 million in fiscal year 2007. The increase represents the addition of executive level management, client relations, compliance and operations support staff within MPS, as well as software developers, Information Technology (“IT”) support staff, and other administrative support within the Company. Many of the new employees at MPS and in IT will be focused on developing new product lines and increasing market penetration of our payments systems products and services.

Costs associated with the processing of card-related products at MPS also increased during fiscal year 2007. Card processing expense rose $3.4 million from $3.0 million in fiscal year 2006 to $6.4 million in fiscal year 2007 as a result of the significant growth in

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

YEAR ENDED SEPTEMBER 30,

	2007 VS. 2006			2006 VS. 2005
	Increase	Increase	Total	Increase	Increase	Total
	(Decrease)	(Decrease)	Increase	(Decrease)	(Decrease)	Increase
(in Thousands)	Due to Volume	Due to Rate	(Decrease)	Due to Volume	Due to Rate	(Decrease)

INTEREST-EARNING ASSETS
Loans Receivable	$(2,567)	$203	$(2,364)	$(2,236)	$2,081	$(155)
Mortgage-backed securities	(1,203)	518	(685)	(2,921)	418	(2,503)
Other investments	1,444	1,267	2,711	1,930	472	2,402
Total interest - earning asset s	$(2,326)	$1,988	$(338)	$(3,227)	$2,971	(256)

INTEREST-BEARING LIABILITIES
Interest-bearing checking	$6	$(257)	$(251)	$76	$(159)	$(83)
Savings	(794)	(123)	(917)	(124)	206	82
Money markets	521	(574)	(53)	775	684	1,459
Time deposits	(433)	563	130	2,239	(2,441)	(202)
FHLB advances	(2,086)	689	(1,397)	(4,776)	2,734	(2,042)
Other borrowings	(3,510)	3,354	(156)	(125)	217	92
Total interest-bearing liabilities	$(6,296)	$3,652	$(2,644)	$(1,935)	$1,241	$(694)

Net effect on net interest income	$3,970	$(1,664)	$2,306	$(1,292)	$1,730	$438

the division’s product lines. These expenses stem primarily from MPS’ Simplexus® prepaid card product and other prepaid card programs managed by MPS. Other card processing expense increases are attributable to settlement functions for value loading, card sales and anticipated growth of existing products. Management expects that these costs will continue to increase as MPS issues more cards; however, it is anticipated that overall costs will increase less than revenues associated with these cards.

The Company’s occupancy and equipment expense also rose during fiscal year 2007, driven primarily by the addition of administrative office space in Sioux Falls and Omaha, as well as investment in computer hardware and software, primarily to support growth at MPS. Occupancy and equipment expense for fiscal year 2007 was $4.0 million compared to $2.9 million in fiscal year 2006.

INCOME TAX EXPENSE

Income tax expense from continuing operations for fiscal year 2007 was $1.2 million, or an effective tax rate of 48.3%, compared to $1.7 million, or an effective tax rate of 33.0%, in fiscal year 2006. The change is due primarily to the decrease in net income before income tax expense. The Company’s recorded income tax expense was also impacted primarily by permanent differences between book and taxable income.

DISCONTINUED OPERATIONS

Income (loss) from discontinued operations was a loss of $141,000 for fiscal year 2007 compared to income of $309,000 for fiscal year 2006. The decrease was primarily related to an increase in provision for loan losses in the amount of $703,000 as compared to the prior fiscal year. See Note 3 to the Notes to Consolidated Financial Statements for further discussion on discontinued operations.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2006 AND SEPTEMBER 30, 2005

GENERAL

The Company’s income from continuing operations was $3.4 million, or $1.34 per diluted share, for the year ended September 30, 2006, compared to a net loss of $652,000, or $0.27 per diluted share, for the year ended September 30, 2005. Net income was $3.7 million, or $1.46 per diluted share, for the year ended September 30, 2006 compared to a net loss of $924,000, or $0.38 per diluted share, for the year ended September 30, 2005. Earnings in fiscal year 2006 were primarily impacted by card fees and non-recurring fee income, partially offset by higher compensation, occupancy, legal and consulting, and card processing expenses. Earnings in fiscal year 2005 were impacted by the provision for loan loss.

NET INTEREST INCOME

Net interest income from continuing operations for the year ended September 30, 2006 increased by $438,000, or 2.4%, to $18.5 million from $18.1 million for the year ended September 30, 2005. The increase in net interest income reflects a higher net interest margin, offset in part by a smaller average earning asset base. Net interest margin increased 26 basis points to 2.85% in fiscal year 2006 from 2.59% in fiscal year 2005. The improvement resulted primarily from the shift in the Company’s funding mix attributable to growth in non-interest-bearing and money market deposits and decreases in higher costing certificates, public funds deposits, and wholesale borrowings.

The Company’s average earning assets decreased $47.5 million, or 6.8%, to $649.5 million during fiscal year 2006 from $697.0 million during fiscal year 2005. The decrease is primarily the result of a smaller portfolio of mortgage-backed securities and loans. The Company’s yield on earning assets rose 37 basis points to 5.87% during fiscal year 2006 from 5.50% during fiscal year 2005. The increase is the result primarily of increasing yields on the Company’s adjustable rate loan portfolio due to an increasing interest rate environment during 2006.

The Company’s average total deposits and interest-bearing liabilities decreased $29.4 million, or 4.3%, to $657.4 million during fiscal year 2006 from $686.8 million during fiscal year 2005. The decrease resulted mainly from a decrease in the Company’s portfolio of advances from the FHLB and other wholesale borrowings. Decreases in public funds deposits were more than offset by growth in non-interest bearing checking accounts. The Company’s cost of total deposits and interest-bearing liabilities rose 2 basis points during fiscal year 2006 to 2.98% during fiscal year 2006 from 2.96%

Meta Financial Group, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

during fiscal year 2005. Despite an increasing interest rate environment in 2006, which drove the costs of certificates and money market deposits higher, the Company was able to limit the increase in its overall cost of funds by shifting its portfolio mix away from higher costing certificates, public funds deposits, and wholesale borrowings, into lower costing demand deposits.

PROVISION FOR LOAN LOSSES

In fiscal year 2006, the Company recorded a provision for loan losses of $311,000 compared to $4.7 million for fiscal year 2005. The provision in 2006 relates in part to the Company’s settlement agreement with one of several participants in an auto-dealership related lending relationship. Additionally, shrinkage in the Company’s loan portfolio during the year reduced the level of required loan loss allowances on the portfolio. The large provision for loan losses in fiscal year 2005 stemmed primarily from provisions related to losses in the aforementioned auto-dealership related loans. The relatively large provision in fiscal year 2005 and the provision in fiscal year 2006 is the primary reason that net interest income from continuing operations after provision for loan losses increased by $4.8 million, from $13.4 million in fiscal 2005 to $18.2 million in fiscal year 2006.

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

NON-INTEREST INCOME

Non-interest income increased by $10.0 million, or 285.4%, to $13.5 million for the fiscal year 2006 from $3.5 million from fiscal year 2005. The majority of this growth is related to higher card fee income earned on prepaid debit cards and other products and services offered by MPS. The increase also includes $2.6 million of non-recurring fee income related to a purchased portfolio of prepaid debit cards.

NON-INTEREST EXPENSE

Non-interest expense increased by $8.6 million, or 48.0%, to $26.6 million for fiscal year 2006 from $18.0 million for fiscal year 2005. Several factors contributed to this increase. Compensation expense rose $1.9 million during the year, from $10.9 million in fiscal year 2005 to $12.8 million in fiscal year 2006. The increase stems primarily from staff acquisition costs related to growth at MPS and the staffing of two de novo branch facilities in the Sioux Falls market. The new branch in Des Moines did not significantly impact non-interest expense for the year, due to its opening late in the fiscal year.

Costs associated with the processing of card-related products at MPS also increased during fiscal year 2006. Card processing expense rose $2.6 million from $337,000 in fiscal year 2005 to $3.0 million in fiscal year 2006 as a result of the significant growth in the division’s product lines. These expenses stem primarily from fees charged by third party card and network transaction processors as well as costs associated with issuing MetaBank branded prepaid debit cards. Management expects that these costs will continue to rise as MPS issues more cards; however, it is anticipated that overall costs will rise less than revenues associated with these cards.

Legal and consulting expense increased $2.2 million in fiscal year 2006, from $815,000 in fiscal year 2005 to $3.0 million in fiscal year 2006. Several factors contributed to this increase. The Company incurred expenses related to the aforementioned auto dealership-related loans during the course of foreclosing on and liquidating the remaining assets of the borrowers. Additionally, the Company has been named in several lawsuits by banks that participated with MetaBank in these lending relationships. The Company has also incurred expenses related to its retention of an outside consulting firm to complete implementation work related to section 404 of the Sarbanes-Oxley Act. At this time, the Company does not anticipate that expenses associated with this implementation work will continue at present levels over the long term. Finally, the Company outsourced a significant portion of its internal audit work to an outside consulting firm during fiscal year 2006.

INCOME TAX EXPENSE

Income tax expense from continuing operations for fiscal year 2006 was $1.7 million, or an effective tax rate of 33.0%. In fiscal year 2005, the Company recorded an income tax benefit of $491,000, or an effective tax rate of 43.0%, due to the net loss recorded that year. The increase in income taxes is primarily the result of the positive change in operating results between the comparable periods.

DISCONTINUED OPERATIONS

Income from discontinued operations was $309,000 for fiscal year 2006 compared to a loss of $272,000 for fiscal year 2005. The increase was primarily related to a decrease in provision for loan losses in the amount of $845,000 as compared to the prior fiscal year. See Note 3 to the Notes to Consolidated Financial Statements for further discussion on discontinued operations.

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

The Company’s allowance for loan loss methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan loss that management believes is appropriate at each reporting date. Quantitative factors include the Company’s historical loss experience, delinquency and charge-off trends, collateral values, changes in nonperforming loans, and other factors. Quantitative factors also incorporate known information about individual loans, including borrowers’ sensitivity to interest rate movements. Qualitative factors include the general economic environment in the Company’s markets, including economic conditions throughout the Midwest and, in particular, the state of certain industries. Size and complexity of individual credits in relation to loan structure, existing loan policies, and pace of portfolio growth are other qualitative factors that are considered in the methodology. As the Company adds new products and increases the complexity of its loan portfolio, it will enhance its methodology accordingly. Management may have reported a materially different amount for the provision for loan losses in the statement of operations to change the allowance for loan losses if its assessment of the above factors were different. This discussion and analysis should be read in conjunction with the Company’s financial statements and the accompanying notes presented in this Annual Report, as well as the portion of this

Meta Financial Group, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

Management’s Discussion and Analysis section entitled “Asset Quality.” Although management believes the levels of the allowance as of both September 30, 2007 and September 30, 2006 were adequate to absorb probable losses inherent in the loan portfolio, a decline in local economic conditions or other factors could result in increasing losses. See Notes 1 and 6 to the Notes to Consolidated Financial Statements.

Goodwill represents the excess of acquisition costs over the fair value of the net assets acquired in a purchase acquisition. Goodwill is tested annually for impairment.

ASSET/LIABILITY MANAGEMENT AND MARKET RISK

QUALITATIVE ASPECTS OF MARKET RISK

As stated above, the Company derives a portion of its income from the excess of interest collected over interest paid. The rates of interest the Company earns on assets and pays on liabilities generally are established contractually for a period of time. Market interest rates change over time. Accordingly, the Company’s results of operations, like those of most financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of its assets and liabilities. The risk associated with changes in interest rates and the Company’s ability to adapt to these changes is known as interest rate risk and is the Company’s only significant “market” risk.

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

The Company’s cost of funds responds to changes in interest rates due to the relatively short-term nature of its deposit portfolio, and due to the relatively short-term nature of its borrowed funds. The Company’s growing portfolio of low- or no-cost deposits provides a stable and profitable funding vehicle, but also subjects the Company to greater risk in a falling interest rate environment than it would otherwise have without this portfolio. This risk is due to the fact that, while asset yields may decrease in a falling interest rate environment, the Company cannot significantly reduce interest costs associated with these deposits, which thereby compresses the Company’s net interest margin. As a result of the Company’s new interest rate risk exposure in this regard, the Company has elected not to enter in to any new longer term wholesale borrowings, and generally has not emphasized longer term time deposit products.

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

Presented below (including discontinued operations), as of September 30, 2007 and 2006, is an analysis of the Company’s interest rate risk as measured by changes in NPV for an instantaneous and sustained parallel shift in the yield curve, in 100 basis point increments, up and down 200 basis points. As illustrated in the table below, the Company’s NPV at September 30, 2007 was relatively balanced. Growth in the Company’s portfolio of non-interest bearing deposits during fiscal year 2007 has contributed to a balance sheet that is slightly less asset sensitive, i.e. exhibits more favorable changes in a rising rate environment, as of September 30, 2007, than was the case at September 30, 2006.

Certain shortcomings are inherent in the method of analysis presented in the table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features that restrict changes in interest rates on a short term basis and over the life of the asset. Furthermore, although management has estimated changes in the levels of prepayments and early withdrawal in these rate environments, such levels would likely deviate from those assumed in calculating the table. Finally, the ability of some borrowers to service their debt may decrease in the event of an interest rate increase.

In addition to the NPV approach, the Company also reviews gap reports, which measure the differences in assets and liabilities repricing in given time periods, and net income simulations to assess its interest rate risk profile. Management reviews its interest rate risk profile on a quarterly basis.

ASSET QUALITY

It is management’s belief, based on information available at fiscal year end, that the Company’s current asset quality is satisfactory. At September 30, 2007, nonperforming assets, consisting of impaired/non-accruing loans, accruing loans delinquent 90 days or more, restructured loans, foreclosed real estate, and repossessed consumer property,

Change in Interest Rate	Board Limit		At September 30, 2007		At September 30, 2006
(Basis Points)	% Change	$ Change	% Change	$ Change	% Change
Dollars In Thousands
+200 bp	(20)%	$606	(1)%	$548	1%
+100 bp	(10)	(221)	(1)	562	1
0	—	—	—	—	—
-100 bp	(10)	(545)	(1)	(907)	(1)
-200 bp	(20)	(3,226)	(4)	(4,139)	(6)

Meta Financial Group, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

totaled $2.6 million, or 0.38% of total assets, compared to $5.3 million, or 0.72% of total assets, at September 30, 2006.

Impaired/non-accruing and restructured loans at September 30, 2007 totaled $1.7 million. Foreclosed real estate and repossessed assets at September 30, 2007 totaled $318,000.

The Company maintains an allowance for loan losses because of the potential that some loans may not be repaid in full. See Note 1 to the Notes to Consolidated Financial Statements. At September 30, 2007, the Company had an allowance for loan losses in the amount of $4.5 million as compared to $6.4 million at September 30, 2006. Management’s periodic review of the adequacy of the allowance for loan losses is based on various subjective and objective factors including the Company’s past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions. While management may allocate portions of the allowance for specifically identified problem loan situations, the majority of the allowance is based on judgmental factors related to the overall loan portfolio and is available for any loan charge-offs that may occur. As stated previously, there can be no assurance that future losses will not exceed estimated amounts, or that additional provisions for loan losses will not be required in future periods. In addition, the Company’s banks are subject to review by banking regulatory bodies, which have the authority to require management to make changes to the allowance for loan losses.

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

At September 30, 2007, $1.5 million of the allowance for loan losses was allocated to impaired loans, representing 65.1% of the related loan balances. See Note 6 to the Notes to Consolidated Financial Statements. $639,000 of the allowance was allocated to other identified problem loan situations, representing 3.0% of the related loan balances, and $2.4 million, representing 0.7% of the related loan balances, was allocated to the remaining overall loan portfolio based on historical loss experience and general economic conditions. At September 30, 2006, $2.7 million of the allowance for loan losses was allocated to impaired loans, representing 51.5% of the related loan balances. $1.1 million was allocated to other identified problem loan situations, and $2.5 million was allocated against losses from the overall loan portfolio based on historical loss experience and general economic conditions.

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

The Company relies on advertising, quality customer service, convenient locations, and competitive pricing to attract and retain its deposits and only solicits these deposits from its primary market area. Based on its experience, the Company believes that its consumer checking, savings, and money market accounts are relatively stable sources of deposits. The Company’s ability to attract and retain time deposits has been, and will continue to be, affected by market conditions. However, the Company does not foresee any significant funding issues resulting from the sensitivity of time deposits to such market factors.

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

The primary investing activities of the Company are the origination and purchase of loans and the purchase of securities. During the years ended September 30, 2007, 2006 and 2005, the Company originated loans totaling $274.5 million, $306.6 million, and $311.7 million, respectively. Purchases of loans totaled $44.9 million, $58.9 million, and $29.7 million during the years ended September 30, 2007, 2006 and 2005, respectively. During the years ended September 30, 2007, 2006 and 2005, the Company purchased mortgage-backed securities and other securities available for sale in the amount of $13.2 million, $109,000 and $17.6 million, respectively.

At September 30, 2007, the Company had unfunded loan commitments of $50.3 million. See Note 17 to the Notes to Consolidated Financial Statements. Certificates of deposit scheduled to mature in one year or less from September 30, 2007 totaled $107.3 million. Based on its historical experience, management believes that a significant portion of such deposits will remain with the Company; however, there can be no assurance that the Company can retain all such deposits. Management believes that loan repayment and other sources of funds will be adequate to meet the Company’s foreseeable short and long-term liquidity needs.

During July 2001, the Company’s unconsolidated trust subsidiary, First Midwest Financial Capital Trust I, sold $10.0 million in floating rate cumulative preferred securities. Proceeds from the sale were used to purchase subordinated debentures of Meta Financial

Group, which mature in the year 2031, and are redeemable at any time after five years. The capital securities are required to be redeemed on July 25, 2031; however, the Company has the option to shorten the maturity date to a date not earlier than July 25, 2007. The Company used the proceeds for general corporate purposes. See Note 12 to the Notes to Consolidated Financial Statements.

The Company and its banking subsidiaries, MetaBank and MetaBank WC, meet regulatory requirements for classification as well capitalized institutions. See Note 16 to the Notes to Consolidated Financial Statements. The Company does not anticipate any significant changes to its capital structure.

On August 23, 2004, the Company announced that the Board of Directors had authorized the Company’s ESOP to purchase up to 40,000 shares of the Company’s stock through open market and privately negotiated transactions. The ESOP stock purchase was completed on April 18, 2005 at a total cost of $897,000. At September 30, 2007, the ESOP held 16,562 unallocated shares, which will be used to fund future contributions to qualified employees.

The payment of dividends and repurchase of shares has the effect of reducing stockholders’ equity. Prior to authorizing such transactions, the Board of Directors considers the effect the dividend or repurchase of shares would have on liquidity and regulatory capital ratios.

IMPACT OF INFLATION AND CHANGING PRICES

The Consolidated Financial Statements and Notes thereto presented in this Annual Report have been prepared in accordance with generally accepted accounting principles,

Meta Financial Group, Inc. and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS

which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of the Company’s operations. Unlike most industrial companies, virtually all the assets and liabilities of the Company are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

In June 2006, the FASB issued FASB Interpretation No. 48, (“FIN No. 48”), Accounting for Uncertainty in Income Taxes, an Interpretation of Statement No. 109, Accounting for Income Taxes. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 is effective for fiscal years beginning after December 15, 2006, with earlier adoption permitted. The Company is currently assessing the financial statement impact of adopting FIN No. 48.

At its September 2006 meeting, the Emerging Issues Task Force (“EITF”) reached a final consensus on Issue No. 06-04, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. The consensus stipulates that an agreement by an employer to share a portion of the proceeds of a life insurance policy with an employee during the postretirement period is a postretirement benefit arrangement required to be accounted for under Statement No. 106 (“SFAS No. 106”) or Accounting Principles Board (“APB”) Opinion No. 12, Omnibus Opinion—1967. The consensus concludes that the purchase of a split-dollar life insurance policy does not constitute a settlement under SFAS No. 106 and, therefore, a liability for the postretirement obligation must be recognized under SFAS No. 106 if the benefit is offered under an arrangement that constitutes a plan or under APB No. 12 if it is not part of a plan. Issue 06-04 is effective for annual or interim reporting periods beginning after December 15, 2007. The Company has endorsement split-dollar life insurance policies and is currently assessing the financial statement impact of implementing EITF 06-04.

At its March 2007 meeting, the EITF reached a final consensus on Issue No. 06-10, Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements. A consensus was reached that an employer should recognize a liability for the postretirement benefit related to a collateral assignment split-dollar life insurance arrangement in accordance with either FASB Statement No. 106 or APB Opinion No. 12, as appropriate, if the employer has agreed to maintain a life insurance policy during the employee’s retirement or provide the employee with a death benefit based on the substantive agreement with the employee. A consensus also was reached that an employer should recognize and measure an asset based on the nature and substance of the collateral assignment split-dollar life insurance arrangement. The consensuses are effective for fiscal years beginning after December 15, 2007, including interim periods within those fiscal years, with early application permitted. The Company has endorsement split-dollar life insurance policies and is currently assessing the financial statement impact of implementing EITF 06-10.

In September 2006, the FASB issued Statement No. 157, (“SFAS No. 157”), Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. It clarifies that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS No. 157 does not require any new fair value measurements, but rather, it provides enhanced guidance to other pronouncements that require or permit assets or liabilities to be measured at fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. The Company does not expect that the adoption of SFAS No. 157 will have a material impact on its financial position, results of operation and cash flows.

FORWARD LOOKING STATEMENTS

The Company, and its wholly-owned subsidiaries, MetaBank, MetaBank WC, and Meta Trust, may from time to time make written or oral “forward-looking statements,” including statements contained in this Annual Report and in its filings with the Securities and Exchange Commission (“SEC”), in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address the following subjects: future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth; new products and expansion and services, such as those offered by MPS or MetaBank; credit quality and adequacy of reserves; technology; and our employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: competition; the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including litigation) attendant thereto and the perceived overall value of these products and services by users; the impact of changes in financial services’ laws and regulations; technological changes; acquisitions; risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive. Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

The following table summarizes the Company’s significant contractual obligations at September 30, 2007 (Dollars in Thousands):

Contractual Obligations	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years

Time deposits	$156,723	$107,305	$42,679	$6,739	$—
Long-term debt	68,224	21,224	30,000	10,000	7,000
Operating leases	12,985	1,251	2,807	2,987	5,940
Subordinate debentures Issued to capital trust	10,310	—	—	—	10,310
Data processing services	667	355	312	—	—
Total	$248,909	$130,135	$75,798	$19,726	$23,250

Meta Financial Group, Inc. and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS
META FINANCIAL GROUP, INC. AND SUBSIDIARIES
STORM LAKE, IOWA

We have audited the consolidated statements of financial condition of Meta Financial Group, Inc. and Subsidiaries as of September 30, 2007 and 2006, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity and cash flows for each of the three years in the period ended September 30, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Meta Financial Group, Inc. and Subsidiaries as of September 30, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2007, in conformity with U.S. generally accepted accounting principles.

As described in Note 2 to the financial statements, the 2006 financial statements have been restated for errors in the application of an accounting principle and in the method of revenue recognition.

McGladrey & Pullen, LLP

Des Moines, Iowa
January 7, 2008

Meta Financial Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

Dollars in Thousands, Except Share and Per Share Data

SEPTEMBER 30, 2007 AND 2006

	2007	2006
		(Restated)
ASSETS
Cash and due from banks	$1,210	$7,228
Interest-bearing deposits in other financial institutions	10,110	100,243
Total cash and cash equivalents	11,320	107,471
Federal funds sold	75,000	—
Securities purchased under agreements to resell	—	5,891
Investment securities available for sale	25,960	27,424
Mortgage-backed securities available for sale	132,741	145,020
Loans receivable—net of allowance for loan losses of $4,493 at September 30, 2007 and $6,391 at September 30, 2006	355,612	368,959
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	4,015	5,053
Accrued interest receivable	4,189	4,076
Premises and equipment, net	19,707	16,886
Bank-owned life insurance	12,261	11,825
Assets related to discontinued operations, held for sale	35,770	40,298
Goodwill	1,508	1,508
Other assets	7,997	6,510

Total assets	$686,080	$740,921

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Non-interest-bearing checking	$260,098	$186,135
Interest-bearing checking	14,600	24,524
Savings Deposits	10,265	28,178
Money Market Deposits	81,292	98,697
Time certificates of deposit	156,723	200,635
Total deposits	522,978	538,169
Advances from Federal Home Loan Bank	68,000	89,300
Securities sold under agreements to repurchase	224	15,179
Subordinated debentures	10,310	10,310
Accrued interest payable	842	895
Liabilities related to discontinued operations, held for sale	30,949	37,747
Accrued expenses and other liabilities	4,679	4,222
Total liabilities	637,982	695,822

COMMITMENTS AND CONTINGENCIES (NOTES 17 AND 18)
SHAREHOLDERS’ EQUITY
Preferred stock, 800,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value; 5,200,000 shares authorized, 2,957,999 shares issued, 2,589,717 and 2,534,367 shares outstanding at September 30, 2007 and September 30, 2006, respectively	30	30
Additional paid-in capital	21,958	20,969
Retained earnings—substantially restricted	36,805	36,953
Accumulated other comprehensive (loss)	(3,345)	(4,548)
Unearned Employee Stock Ownership Plan shares	(377)	(509)
Treasury stock, 368,282 and 423,632 common shares, at cost, at September 30, 2007 and September 30, 2006, respectively	(6,973)	(7,796)
Total shareholders’ equity	48,098	45,099

Total liabilities and shareholders’ equity	$686,080	$740,921

See Notes to Consolidated Financial Statements.

Meta Financial Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

Dollars in Thousands, Except Share and Per Share Data

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

	2007	2006	2005
		(Restated)
Interest and dividend income:
Loans receivable, including fees	$25,584	$27,948	$28,103
Mortgage-backed securities	5,500	6,185	8,688
Other investments	6,690	3,979	1,577
	37,774	38,112	38,368

Interest expense:
Deposits	11,664	12,756	11,500
FHLB advances and other borrowings	5,303	6,855	8,805
	16,967	19,611	20,305

Net interest income	20,807	18,501	18,063

Provision for loan losses	3,168	311	4,713
Net interest income after provision for loan losses	17,639	18,190	13,350

Non-interest income:
Card fees	15,375	10,821	1,240
Gain on sale of branch office	3,331	—	—
Deposit Fees	885	852	1,156
Loan Fees	580	446	272
Gain (loss) on sale of securities available for sale, net	496	—	(8)
Bank-owned life insurance income	436	555	444
Other income	755	821	398
	21,858	13,495	3,502

Non-interest expense:
Compensation and benefits	18,248	12,794	10,922
Card processing expense	6,377	2,986	337
Occupancy and equipment expense	4,003	2,932	2,346
Legal and consulting expense	2,965	3,021	815
Data processing expense	911	628	579
Marketing	797	712	745
Other expense	3,657	3,567	2,251
	36,958	26,640	17,995

Income (loss) from continuing operations before income tax expense (benefit)	2,539	5,045	(1,143)

Income tax expense (benefit) from continuing operations	1,227	1,666	(491)

Income (loss) from continuing operations	1,312	3,379	(652)
Income (loss) from discontinued operations before taxes	(394)	458	(466)
Income tax expense (benefit) from discontinued operations	(253)	149	(194)

Income (loss) from discontinued operations	(141)	309	(272)

Net income (loss)	$1,171	$3,688	$(924)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.52	$1.36	$(0.27)
Income (loss) from discontinued operations	(0.06)	0.12	(0.11)
Net income (loss)	$0.46	$1.48	$(0.38)

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.50	$1.34	$(0.27)
Income (loss) from discontinued operations	(0.05)	0.12	(0.11)
Net income (loss)	$0.45	$1.46	$(0.38)

Dividends declared per common share:	$0.52	$0.52	$0.52

See Notes to Consolidated Financial Statements.

Meta Financial Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Dollars in Thousands, Except Share and Per Share Data

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

	2007	2006	2005
		(Restated)
Net income (loss)	$1,171	$3,688	$(924)
Other comprehensive income (loss):
Change in net unrealized gain (loss) on securities available for sale	1,422	(2,186)	(3,109)
Gains (losses) realized in net income	496	—	(19)
	1,918	(2,186)	(3,090)
Deferred income tax effect	715	(819)	(1,149)
Total other comprehensive income (loss)	1,203	(1,367)	(1,941)
Total comprehensive income (loss)	$2,374	$2,321	$(2,865)

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Dollars in Thousands, Except Share and Per Share Data

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) Net of Tax	Unearned Employee Stock Ownership Plan Shares	Treasury Stock	Total Sharehholders’ Equity

Balance, September 30, 2004	$30	$20,679	$36,758	$(1,240)	$(395)	$(8,557)	$47,275
Cash dividends declared on common stock ($.52 per share)	—	—	(1,277)	—	—	—	(1,277)
Puchase of 1,000 common shares of treasury stock	—	—	—	—	—	(26)	(26)
Issuance of 13,630 common shares from treasury stock due to exercise of stock options	—	(83)	—	—	—	314	231
Purchase of 30,000 common shares for ESOP	—	—	—	—	(684)	—	(684)
14,000 common shares committed to be released under the ESOP	—	51	—	—	254	—	305
Change in net unrealized losses on securities available for sale, net	—	—	—	(1,941)	—	—	(1,941)
Net (loss) for year ended September 30, 2005	—	—	(924)	—	—	—	(924)
Balance, September 30, 2005	$30	$20,647	$34,557	$(3,181)	$(825)	$(8,269)	$42,959

Balance, September 30, 2005	$30	$20,647	$34,557	$(3,181)	$(825)	$(8,269)	$42,959
Cash dividends declared on common stock ($.52 per share)	—	—	(1,292)	—	—	—	(1,292)
Issuance of 18,712 common shares from treasury stock due to exercise of stock options	—	(156)	—	—	—	429	273
Issuance of 3,667 common shares from treasury stock due to issuance of nonvested shares	—	(44)	—	—	—	44	—
Stock compensation	—	481	—	—	—	—	481
14,500 common shares committed to be released under the ESOP	—	41	—	—	316	—	357
Change in net unrealized losses on securities available for sale, net	—	—	—	(1,367)	—	—	(1,367)
Net income for year ended September 30, 2006 (Restated)	—	—	3,688	—	—	—	3,688
Balance, September 30, 2006 (Restated)	30	$20,969	$36,953	$(4,548)	$(509)	$(7,796)	$45,099

Balance, September 30, 2006 (Restated)	$30	$20,969	$36,953	$(4,548)	$(509)	$(7,796)	$45,099
Cash dividends declared on common stock ($.52 per share)	—	—	(1,319)	—	—	—	(1,319)
Issuance of 55,350 common shares from treasury stock due to exercise of stock options	—	(130)	—	—	—	823	693
Stock compensation	—	1,117	—	—	—	—	1,117
5,750 common shares committed to be released under the ESOP	—	2	—	—	132	—	134
Change in net unrealized losses on securities available for sale, net	—	—	—	1,203	—	—	1,203
Net income for year ended September 30, 2007	—	—	1,171	—	—	—	1,171
Balance, September 30, 2007	$30	$21,958	$36,805	$(3,345)	$(377)	$(6,973)	$48,098

See Notes to Consolidated Financial Statements.

Meta Financial Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

Dollars in Thousands, Except Share and Per Share Data

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

	2007	2006	2005
		(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) from continuing operations	$1,312	$3,379	$(652)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Effect of contribution to employee stock ownership plan	134	357	305
Depreciation, amortization and accretion, net	2,580	3,025	3,012
Provision for loan losses	3,168	311	4,713
Stock compensation	1,117	481	—
(Gain) on sale of branch office	(3,331)	—	—
(Gain) on sale of other	(71)	(64)	(48)
(Gain) loss on sale of investments, net	(496)	—	8
Net change in accrued interest receivable	(127)	(176)	(417)
Net change in other assets	(2,410)	(2,264)	(649)
Net change in accrued interest payable	(53)	31	451
Net change in accrued expenses and other liabilities	649	3,295	(1,244)
Net cash provided by operating activities	2,472	8,375	5,479

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of securities available for sale	(13,216)	(109)	(17,628)
Net change in Fed Funds sold	(75,000)	—	—
Proceeds from sales of securities available for sale	1,098	—	19,470
Net change in securities purchased under agreement to resell	5,891	31,622	(25,108)
Proceeds from maturities and principal repayments of securities available for sale	27,089	38,263	70,317
Loans purchased	(44,912)	(58,929)	(29,730)
Net change in loans receivable	52,830	107,707	(13,774)
Proceeds from sales of foreclosed real estate	318	4,281	22
Cash transferred to buyer on sale of branch	(33,665)	—	—
Net change in FHLB / FRB stock	1,038	2,419	2,768
Proceeds from the sale of premises and equipment	18	—	—
Purchase of premises and equipment	(4,758)	(3,762)	(4,348)
Net cash provided by (used) in investing activities	(83,269)	121,492	1,989

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in checking, savings, and money market deposits	37,562	77,642	75,255
Net change in time deposits	(15,882)	(49,731)	858
Net repayments of advances from Federal Home Loan Bank	(21,300)	(57,250)	(64,350)
Net change in securities sold under agreements to repurchase	(14,955)	(5,328)	(12,042)
Cash dividends paid	(1,319)	(1,291)	(1,277)
Purchase of shares by ESOP	—	—	(684)
Proceeds from exercise of stock options	540	187	230
Purchase of treasury stock	—	—	(26)
Other, net	—	—	385
Net cash (used in) financing activities	(15,354)	(35,771)	(1,651)

Net change in cash and equivalents	(96,151)	94,096	5,817

Cash and cash equivalents at beginning of period	107,471	13,375	7,558
Cash and cash equivalents at end of period	$11,320	$107,471	$13,375

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$17,020	$19,620	$19,844
Income taxes	570	1,689	606

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Loans transferred to foreclosed real estate	$318	$50	$4,728

SALE OF BRANCH
Assets disposed:
Loans	$(2,223)	$—	$—
Accrued interest receivable	(14)	—	—
Premises and equipment	(130)	—	—
Liabilities assumed by buyer:
Noninterest-bearing demand, savings, NOW and money market demand deposits	11,141	—	—
Time deposits	28,030	—	—
Other liabilities	192	—	—
(Gain) on sale of office property, net	(3,331)	—	—
Cash paid	33,665	—	—

See Notes to Consolidated Financial Statements.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dollars in Thousands, Except Share and Per Share Data

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Meta Financial Group, Inc. (the “Company”), a bank holding company located in Storm Lake, Iowa, and its wholly owned subsidiaries which include MetaBank (the “Bank”), a federally chartered savings bank whose primary regulator is the Office of Thrift Supervision, MetaBank West Central (“MBWC”), a state chartered commercial bank whose primary federal regulator is the Federal Reserve (together the “Banks”), First Services Financial Limited and Brookings Service Corporation, which offer noninsured investment products, and Meta Trust Company,® which offers various trust services. The Company also owns 100% of First Midwest Financial Capital Trust I (the “Trust”), which was formed in July 2001 for the purpose of issuing trust preferred securities. The Company presents the activity in the Trust under Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (Revised), Consolidation of Variable Interest Entities, which requires the Company to use the equity method of accounting for this investment. All significant intercompany balances and transactions have been eliminated. The results of discontinued operations have been reported separately in the consolidated financial statements and the previously reported financial statements have been reclassified.

NATURE OF BUSINESS AND INDUSTRY SEGMENT INFORMATION

The primary source of income for the Company is interest from the purchase or origination of consumer, commercial, agricultural, commercial real estate, and residential real estate loans. Additionally, a significant source of income for the Company relates to payment processing services for prepaid debit cards, ATM sponsorship, and other money transfer systems and services. The Company accepts deposits from customers in the normal course of business primarily in northwest and central Iowa and eastern South Dakota. The Company operates in the banking industry, which accounts for the majority of its revenues and assets. The Company uses the “management approach” for reporting information about segments in annual and interim financial statements. The management approach is based on the way the chief operating decision-maker organizes segments within a company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure and any other manner in which management disaggregates a company. Based on the management approach model, the Company has determined that its business is comprised of two reporting segments.

Assets held in trust or fiduciary capacity are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Certain significant estimates include the allowance for loan losses, the valuation of goodwill and the fair values of securities and other financial instruments. These estimates are reviewed by management regularly; however, they are particularly susceptible to significant changes in the future.

CASH AND CASH EQUIVALENTS AND FEDERAL FUNDS SOLD

For purposes of reporting cash flows, cash and cash equivalents is defined to include the Company’s cash on hand and due from financial institutions and short-term interest-bearing deposits in other financial institutions. The Company reports cash flows net for customer loan transactions, securities purchased under agreement to resell, deposit transactions, securities sold under agreements to repurchase, and Federal Home Loan Bank of Des Moines (“FHLB”) advances with terms less than 90 days. The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was none and approximately $5.95 million at September 30, 2007 and 2006, respectively. The Company at times maintains balances in excess of insured limits at various financial institutions including the FHLB, the Federal Reserve Bank, and other private institutions. At September 30, 2007 the Company had $10,000 of interest bearing deposits held at the FHLB. At September 30, 2007 the Company had $75,000 of federal funds sold at several private institutions. The Company does not believe these carry a significant risk of loss, but cannot provide assurances that no losses could occur if these institutions were to become insolvent.

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

Declines in the fair value of individual securities below their amortized cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer, for a period of time sufficient to allow for any anticipated recovery in fair value.

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

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dollars in Thousands, Except Share and Per Share Data

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

The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are classified either as doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers loans not considered impaired and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

FORECLOSED REAL ESTATE AND REPOSSESSED ASSETS

Real estate properties and repossessed assets acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of cost or fair value less selling costs at the date of foreclosure, establishing a new cost basis. Any reduction to fair value from the carrying value of the related loan at the time of acquisition is accounted for as a loan loss and charged against the allowance for loan losses. Valuations are periodically performed by management and valuation allowances are increased through a charge to income for reductions in fair value or increases in estimated selling costs.

INCOME TAXES

The Company records income tax expense based on the amount of taxes due on its tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

PREMISES AND EQUIPMENT

Land is carried at cost. Buildings, furniture, fixtures, leasehold improvements and equipment are carried at cost, less accumulated depreciation and amortization computed principally by using the straight-line method over the estimated useful lives of the assets, which range from 15 to 39 years for buildings, 5 to 20 years for leasehold improvements and 3 to 7 years for furniture, fixtures and equipment. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable.

TRANSFERS OF FINANCIAL ASSETS

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

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

ASSETS AND LIABILITIES RELATED TO DISCONTINUED OPERATIONS

Assets and liabilities related to discontinued operations are carried at the lower of cost or estimated market value in the aggregate.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The Company enters into sales of securities under agreements to repurchase with primary dealers only, which provide for the repurchase of the same security. Securities sold under agreements to repurchase identical securities are collateralized by assets which are held in safekeeping in the name of the Bank or by the dealers who arranged the transaction. Securities sold under agreements to repurchase are treated as financings, and the obligations to repurchase such securities are reflected as a liability. The securities underlying the agreements remain in the asset accounts of the Company.

REVENUE RECOGNITION

Interest revenue from loans and investments is recognized on the accrual basis of accounting as the interest is earned according to the terms of the particular loan or investment. Income from service and other customer charges in recognized as earned. Card fee revenue within the MPS division is recognized as services are performed and service charges are earned in accordance with the terms of the various programs.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dollars in Thousands, Except Share and Per Share Data

EARNINGS PER COMMON SHARE (EPS)

Basic EPS is based on the net income divided by the weighted average number of common shares outstanding during the period. Allocated ESOP shares are considered outstanding for earnings per common share calculations, as they are committed to be released; unallocated ESOP shares are not considered outstanding. Diluted EPS shows the dilutive effect of additional potential common shares issuable under stock option plans. EPS, both basic and diluted, have been computed on a continuing and discontinued operations basis.

COMPREHENSIVE INCOME

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes the net change in net unrealized gains and losses on securities available for sale, net of reclassification adjustments and tax effects, and is recognized as a separate component of shareholders’ equity.

STOCK COMPENSATION

Effective October 1, 2005, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, using a modified prospective application. Prior to that date, the Company accounted for stock option awards under APB Opinion No. 25, Accounting for Stock Issued to Employees. In accordance with SFAS No. 123(R), compensation expense for share based awards is recorded over the vesting period at the fair value of the award at the time of grant. The recording of such compensation expense began on October 1, 2005 for shares not yet vested as of that date and for all new grants subsequent to that date. Prior years’ results have not been restated. The exercise price of options or fair value of nonvested shares granted under the Company’s incentive plans is equal to the fair market value of the underlying stock at the grant date. The Company assumes no projected forfeitures on its stock based compensation, since actual historical forfeiture rates on its stock based incentive awards has been negligible.

RECLASSIFICATIONS

Certain 2006 amounts have been reclassified to conform to the 2007 presentation. 2006 and 2005 amounts have been reclassified for discontinued operations for comparative purposes.

NEW ACCOUNTING PRONOUNCEMENTS

In June 2006, the FASB issued FASB Interpretation No. 48, (“FIN No. 48”), Accounting for Uncertainty in Income Taxes, an Interpretation of Statement No. 109, Accounting for Income Taxes. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 is effective for fiscal years beginning after December 15, 2006, with earlier adoption permitted. The Company is currently assessing the financial statement impact of adopting FIN No. 48.

At its September 2006 meeting, the Emerging Issues Task Force (“EITF”) reached a final consensus on Issue No. 06-04, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. The consensus stipulates that an agreement by an employer to share a portion of the proceeds of a life insurance policy with an employee during the postretirement period is a postretirement benefit arrangement required to be accounted for under Statement No. 106 (“SFAS No. 106”) or Accounting Principles Board (“APB”) Opinion No. 12, Omnibus Opinion—1967. The consensus concludes that the purchase of a split-dollar life insurance policy does not constitute a settlement under SFAS No. 106 and, therefore, a liability for the postretirement obligation must be recognized under SFAS No. 106 if the benefit is offered under an arrangement that constitutes a plan or under APB No. 12 if it is not part of a plan. Issue 06-04 is effective for annual or interim reporting periods beginning after December 15, 2007. The Company has endorsement split-dollar life insurance policies and is currently assessing the financial statement impact of implementing EITF 06-04.

At its March 2007 meeting, the EITF reached a final consensus on Issue No. 06-10, Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements. A consensus was reached that an employer should recognize a liability for the postretirement benefit related to a collateral assignment split-dollar life insurance arrangement in accordance with either FASB Statement No. 106 or APB Opinion No. 12, as appropriate, if the employer has agreed to maintain a life insurance policy during the employee’s retirement or provide the employee with a death benefit based on the substantive agreement with the employee. A consensus also was reached that an employer should recognize and measure an asset based on the nature and substance of the collateral assignment split-dollar life insurance arrangement. The consensuses are effective for fiscal years beginning after December 15, 2007, including interim periods within those fiscal years, with early application permitted. The Company has endorsement split-dollar life insurance policies and is currently assessing the financial statement impact of implementing EITF 06-10.

In September 2006, the FASB issued Statement No. 157, (“SFAS No. 157”), Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. It clarifies that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS No. 157 does not require any new fair value measurements, but rather, it provides enhanced guidance to other pronouncements that require or permit assets or liabilities to be measured at fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. The Company does not expect that the adoption of SFAS No. 157 will have a material impact on its financial position, results of operation and cash flows.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dollars in Thousands, Except Share and Per Share Data

NOTE 2. RESTATEMENT OF FINANCIAL INFORMATION

The Company discovered in September 2007 that maintenance fees charged to and collected from holders of prepaid gift cards, which were issued through the Company’s network of agent financial institutions, were not recognized as income in the appropriate periods. The impact to income from continuing operations before income tax expense for the fiscal year ended September 30, 2006 amounted to $322.

In addition, during the quarter ended December 31, 2006, the Company determined that a material impairment of its assets related to a certain loan had occurred and recorded an additional $690 provision for loan losses. The Company was later informed by its independent accountants that as a result of their consultation with their regulatory authorities the additional provision should have been recorded in the quarter ended September 30, 2006 instead of the quarter ended December 31, 2006.

As a result of the above, the Company has restated its statements of operations for the year ended September 30, 2006 to reflect an additional $322 of card fee revenue, an additional provision for loan losses of $690 and additional income tax benefit of $135, resulting in a decrease to net income of $233. The statement of financial condition for the year ending September 30, 2006 reflects a decrease in net loans of $690, a decrease to deposits of $322, a decrease to accrued expenses of $135, and a decrease to retained earnings of $233. In addition, the Company has also corrected the interim periods of the year ended September 30, 2007 for these items.

NOTE 3. DISCONTINUED BANK OPERATIONS

SALE OF METABANK WEST CENTRAL

Subsequent to September 30, 2007, the Company has entered into an agreement to sell MBWC. MBWC has three branch offices in Stuart, Casey, and Menlo, Iowa. MBWC is a state chartered commercial bank whose primary federal regulator is the Federal Reserve Bank of Chicago. The transaction will involve the sale of the stock of MBWC for approximately $8.3 million and is anticipated to close on March 30, 2008, subject to various closing conditions, including regulatory approval. The Company expects to record a gain on sale of approximately $2.5 million upon the close of the transaction. The activity related to MBWC is accounted for as discontinued operations.

Activities related to discontinued bank operations have been recorded separately with current and prior period amounts reclassified as assets and liabilities related to discontinued operations on the consolidated statements of financial condition and as discontinued operations on the consolidated statements of operations and consolidated statement of cash flows. The notes to the consolidated financial statements have also been adjusted to eliminate the effect of discontinued bank operations.

Presented below are condensed financial statements for MBWC.

CONDENSED STATEMENTS OF FINANCIAL CONDITION — DISCONTINUED OPERATIONS

YEAR ENDED SEPTEMBER 30,

	2007	2006

ASSETS
Cash and cash equivalents	$9,583	$1,882
Investments and mortgage-backed securities, available for sale	11,658	13,732
Loans receivable, net	9,599	19,621
Other assets	4,930	5,064
Total assets related to discontinued operations	$35,770	$40,299

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$24,610	$27,220
Other borrowings	6,300	10,265
Other liabilities	39	262
Total liabilities related to discontinued operations	$30,949	$37,747

CONDENSED STATEMENTS OF OPERATIONS — DISCONTINUED OPERATIONS

YEAR ENDED SEPTEMBER 30,

	2007	2006	2005

Interest income	$2,221	$2,466	$2,725
Interest expense	1,305	1,331	1,549
Net interest income	916	1,135	1,176
Provision for loan losses	627	(76)	769
Net interest income after provision for loan losses	289	1,211	407
Noninterest income	216	233	229
Noninterest expense	899	986	1,102
Net income (loss) before income tax expense	(394)	458	(466)
Income tax expense (benefit)	(253)	149	(194)
Net income (loss) from discontinued operations	$(141)	$309	$(272)

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dollars in Thousands, Except Share and Per Share Data

NOTE 4. EARNINGS PER COMMON SHARE (EPS)

A reconciliation of the income (loss) and common stock share amounts used in the computation of basic and diluted EPS for the fiscal years ended September 30, 2007, 2006 and 2005 is presented below:

	2007	2006	2005
		(Restated)
EARNINGS (LOSS)
Income (loss) from continuing operations	$1,312	$3,379	$(652)
Discontinued operations, net of tax	(141)	309	(272)

Net income (loss)	$1,171	$3,688	$(924)

BASIC EPS
Weighted average common shares outstanding	2,550,193	2,511,754	2,497,954
Less weighted average unallocated ESOP and nonvested shares	(25,213)	(27,949)	(37,063)
Weighted average common shares outstanding	2,524,980	2,483,805	2,460,891

EARNINGS (LOSS) PER COMMON SHARE
Income (loss) from continuing operations	$0.52	$1.36	$(0.27)
Discontinued operations, net of tax	(0.06)	0.12	(0.11)

Net income (loss)	$0.46	$1.48	$(0.38)

DILUTED EPS
Weighted average common shares outstanding for basis earnings per common share	2,524,980	2,483,805	2,460,891
Add dilutive effect of assumed exercises of stock options, net of tax benefits	92,916	38,052	—
Weighted average common and dilutive potential common shares outstanding	2,617,896	2,521,857	2,460,891

EARNINGS (LOSS) PER COMMON SHARE
Income (loss) from continuing operations	$0.50	$1.34	$(0.27)
Discontinued operations, net of tax	(0.05)	0.12	(0.11)

Net income (loss)	$0.45	$1.46	$(0.38)

The calculation of the diluted loss per share for the year ended September 30, 2005 does not reflect the assumed exercise of 46,624 stock options because the effect would have been anti-dilutive due to the net loss for the period. Stock options totaling 26,682, 99,355, and 60,315 were not considered in computing diluted earnings per common share for the years ended September 30, 2007, 2006, and 2005, respectively, because they were not dilutive.

NOTE 5. SECURITIES

Year end securities available for sale were as follows:

		GROSS	GROSS
	AMORTIZED	UNREALIZED	UNREALIZED	FAIR
2007	COST	GAINS	(LOSSES)	VALUE

Debt securities
Trust preferred and corporate securities	$26,784	$172	$(2,546)	$24,410
Obligations of states and political subdivisions	1,534	17	(1)	1,550
Mortgage-backed securities	135,432	76	(2,767)	132,741
Total debt securities	$163,750	$265	$(5,314)	$158,701

		GROSS	GROSS
	AMORTIZED	UNREALIZED	UNREALIZED	FAIR
2006	COST	GAINS	(LOSSES)	VALUE

Debt securities
Trust preferred and corporate securities	$26,773	$114	$(608)	$26,279
Obligations of states and political subdivisions	96	—	(1)	95
Mortgage-backed securities	151,417	15	(6,412)	145,020
Other	110	—	(1)	109
Total debt securities	$178,396	$129	$(7,022)	$171,503

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dollars in Thousands, Except Share and Per Share Data

Gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in continuous unrealized loss position at September 30, 2007 and 2006 are as follows:

2007	LESS THAN 12 MONTHS		OVER 12 MONTHS		TOTAL
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	(Losses)	Value	(Losses)	Value	(Losses)

Debt securities
Trust preferred and corporate securities	$—	$—	$22,238	$(2,546)	$22,238	$(2,546)
Obligations of states and political subdivisions	432	(1)	—	—	432	(1)
Mortgage-backed securities	4,082	(33)	121,102	(2,734)	125,184	(2,767)
Total debt securities	$4,514	$(34)	$143,340	$(5,280)	$147,854	$(5,314)

2006	LESS THAN 12 MONTHS		OVER 12 MONTHS		TOTAL
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	(Losses)	Value	(Losses)	Value	(Losses)

Debt securities
Trust preferred and corporate securities	$—	$—	$24,165	$(608)	$24,165	$(608)
Obligations of states and political subdivisions	—	—	95	(1)	95	(1)
Mortgage-backed securities	49	(1)	144,766	(6,411)	144,815	(6,412)
Other	110	(1)	—	—	110	(1)
Total debt securities	$159	$(2)	$169,026	$(7,020)	$169,185	$(7,022)

As of September 30, 2007, the investment portfolio included 33 securities with current unrealized losses which have existed for longer than one year. All of these securities are considered to be acceptable credit risks. Because the declines in fair value were due to changes in market interest rates, not in estimated cash flows, no other-than-temporary impairment was recorded at September 30, 2007. In addition, the Company has the intent and ability to hold these investment securities for a period of time sufficient to allow for an anticipated recovery.

The amortized cost and fair value of debt securities by contractual maturity are shown below. Certain securities have call features which allow the issuer to call the security prior to maturity. Expected maturities may differ from contractual maturities in mortgage-backed securities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Therefore, mortgage-backed securities are not included in the maturity categories in the following maturity summary.

SEPTEMBER 30, 2007

	Amortized	Fair
	Cost	Value

Due in one year or less	$1,000	$999
Due after one year through five years	541	548
Due after five years through ten years	559	569
Due after ten years	26,218	23,844
	28,318	25,960
Mortgage-backed securities	135,432	132,741
Total debt securities	$163,750	$158,701

Activities related to the sale of securities available for sale are summarized below.

	2007	2006	2005

Proceeds from sales	$1,098	$—	$19,470
Gross gains on sales	496	—	178
Gross (losses) on sales	—	—	(186)

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dollars in Thousands, Except Share and Per Share Data

NOTE 6. LOANS RECEIVABLE, NET

Year end loans receivable were as follows:

	2007	2006
		(Restated)
One to four family residential mortgage loans	$45,407	$58,165
Commercial and multi-family real estate loans	169,877	159,107
Agricultural real estate loans	16,582	14,098
Consumer loans	36,763	30,067
Commercial business loans	58,705	87,202
Agricultural business loans	33,143	28,661
	360,477	377,300
Less:
Allowance for loan losses	(4,493)	(6,391)
Undisbursed portion of loans in process	(254)	(1,773)
Net deferred loan origination fees	(117)	(177)
	$355,612	$368,959

Annual activity in the allowance for loan losses was as follows:

	2007	2006	2005
		(Restated)
Beginning balance	$6,391	$6,793	$5,144
Provision for loan losses	3,168	311	4,713
Recoveries	549	329	147
Charge offs	(5,615)	(1,042)	(3,211)
Ending balance	$4,493	$6,391	$6,793

Virtually all of the Company’s originated loans are to Iowa- and South Dakota-based individuals and organizations. The Company’s purchased loans totaled $44,100 at September 30, 2007, which were secured by properties located, as a percentage of total loans, as follows: 4% in Iowa, 3% in Washington, 2% in Minnesota, 1% each in South Dakota and Oregon, and the remaining 1% in eight other states. The Company’s purchased loans totaled approximately $49,000 at September 30, 2006, which were secured by properties located, as a percentage of total loans, as follows: 4% in Iowa, 2% in Arizona, 1% each in Minnesota, South Dakota, Illinois, Florida, California, and Washington, and the remaining 1% in eight other states.

The Company originates and purchases commercial real estate loans. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production. The Company’s commercial real estate loans include $19,400 of loans secured by hotel properties and $21,800 of multi-family properties at September 30, 2007. The Company’s commercial real estate loans include $9,500 of loans secured by hotel properties and $29,400 of multi-family properties at September 30, 2006. The remainder of the commercial real estate portfolio is diversified by industry. The Company’s policy for requiring collateral and guarantees varies with the creditworthiness of each borrower.

Impaired loans, which include nonaccrual loans, were as follows:

	2007	2006

Year-end impaired loans with no allowance for loan losses allocated	$—	$—
Year-end impaired loans with allowance for loan losses allocated	2,270	5,251
Amount of the allowance allocated to impaired loans	1,478	2,705
Average of impaired loans during the year	4,536	5,540

Interest income and cash interest collected on impaired loans was not material during the years ended September 30, 2007, and 2006, and 2005.

NOTE 7. LOAN SERVICING

Loans serviced for others are not reported as assets. The unpaid principal balances of these loans at year end were as follows:

	2007	2006

Mortgage loan portfolios serviced for FNMA	$20,422	$22,900
Other	9,192	9,384
	$29,614	$32,284

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dollars in Thousands, Except Share and Per Share Data

NOTE 8. PREMISES AND EQUIPMENT, NET

Year end premises and equipment were as follows:

	2006	2005

Land	$2,751	$2,761
Buildings	14,384	12,681
Furniture, fixtures, and equipment	10,928	8,373
	28,063	23,815
Less accumulated depreciation	(8,356)	(6,929)
	$19,707	$16,886

Depreciation of premises and equipment included in occupancy and equipment expense was approximately $1,800, $1,200, and $930 for the years ended September 30, 2007, 2006, and 2005, respectively.

NOTE 9. DEPOSITS

Certificates of deposit in denominations of $100 or more were approximately $35,700 and $40,700 at September 30, 2007, and 2006, respectively.

At September 30, 2007, the scheduled maturities of certificates of deposit were as follows for the years ending September 30:

2008	$107,305
2009	24,148
2010	18,531
2011	3,640
2012	3,099
$156,723

NOTE 10. ADVANCES FROM THE FEDERAL HOME LOAN BANK

At September 30, 2007, the Company’s advances from the FHLB had fixed rates ranging from 3.24% to 7.02% with a weighted average rate of 5.43%. The scheduled maturities of FHLB advances were as follows for the years ending September 30:

2008	$21,000
2009	11,000
2010	19,000
2011	10,000
2012	—
Thereafter	7,000
$68,000

Advances totaling $26,700, with a weighted average fixed rate of 5.75%, carry quarterly call provisions, whereby the FHLB can elect to accelerate the maturity of these borrowings. These advances are shown in the above table at their stated maturity dates, which range from 2008 to 2010.

As of September 30, 2006, the Company’s advances from the FHLB totaled $89,300 and carried a weighted average rate of 4.96%.

MetaBank has executed blanket pledge agreements whereby the Bank assigns, transfers, and pledges to the FHLB and grant to the FHLB a security interest in all mortgage collateral and securities collateral. The Bank has the right to use, commingle, and dispose of the collateral it has assigned to the FHLB. Under the agreement, the Bank must maintain “eligible collateral” that has a “lending value” at least equal to the “required collateral amount,” all as defined by the agreement.

At year end 2007, and 2006, the Bank pledged securities with fair values of approximately $46,600 and $44,200, respectively, against specific FHLB advances. In addition, qualifying mortgage loans of approximately $31,800, and $79,100 were pledged as collateral at September 30, 2007 and 2006, respectively.

NOTE 11. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase totaled approximately $224 and $15,200 at September 30, 2007 and 2006, respectively.

An analysis of securities sold under agreements to repurchase follows:

	2007	2006

Highest month-end balance	$15,470	$20,369
Average balance	6,462	16,616
Weighted average interest rate during the period	3.37%	3.01%
Weighted average interest rate at end of period	5.16%	3.13%

The Company pledged securities with fair values of approximately $20,500 at September 30, 2006, as collateral for securities sold under agreements to repurchase.

NOTE 12. SUBORDINATED DEBENTURES AND TRUST PREFERRED SECURITIES

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

The Company issued all of the 10,000 authorized shares of trust preferred securities of First Midwest Financial Capital Trust I holding solely subordinated debt securities. Distributions are paid semi-annually. Cumulative cash distributions are calculated at a variable rate of LIBOR (as defined) plus 3.75% (9.06% at September 30, 2007 and 9.30% at September 30, 2006), not to exceed 12.5%. The Company may, at one or more times, defer interest payments on the capital securities for up to 10 consecutive semi-annual periods, but not beyond July 25, 2031. At the end of any deferral period, all accumulated and unpaid distributions are required to be paid. The capital securities are required to be redeemed on July 25, 2031; however, the Company has the option to shorten the maturity date to a date not earlier than July 25, 2007. The redemption price is $1 per capital security plus any accrued and unpaid distributions to the date of redemption plus, if redeemed prior to July 25, 2011, a redemption premium as defined in the Indenture agreement.

Holders of the capital securities have no voting rights, are unsecured and rank junior in priority of payment to all of the Company’s indebtedness and senior to the Company’s common stock.

Although the securities issued by the trusts are not included as a component of shareholders’ equity, the securities are treated as capital for regulatory purposes, subject to certain limitations.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dollars in Thousands, Except Share and Per Share Data

NOTE 13. EMPLOYEE STOCK OWNERSHIP AND PROFIT SHARING PLANS

The Company maintains an Employee Stock Ownership Plan (ESOP) for eligible employees who have 1,000 hours of employment with the Bank, have worked one year at the Bank and who have attained age 21. The ESOP has borrowed money from the Company to purchase shares of the Company’s common stock. Shares purchased by the ESOP are held in suspense for allocation among participants as the loan is repaid. ESOP expense of $134, $357 and $305 was recorded for the years ended September 30, 2007, 2006 and 2005, respectively. Contributions of $132, $316 and $254 were made to the ESOP during the years ended September 30, 2007, 2006 and 2005, respectively.

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

For the years ended September 30, 2007, 2006 and 2005, 5,750, 14,500 and 14,000 shares with a fair value of $23.30, $24.60 and $21.79 per share, respectively, were released. Also for the years ended September 30, 2007, 2006 and 2005, allocated shares and total ESOP shares reflect 26,440, 11,332, and 45,042 shares, respectively, withdrawn from the ESOP by participants who are no longer with the Company or by participants diversifying their holdings and 3,521, 5,358, and 5,152 shares, respectively, purchased for dividend reinvestment.

Year-end ESOP shares are as follows:

	2007	2006	2005

Allocated shares	221,283	238,454	229,928
Unearned shares	16,562	22,312	36,812
Total ESOP shares	237,845	260,766	266,740

Fair value of unearned shares	$660	$549	$687

The Company also has a profit sharing plan covering substantially all full-time employees. Contribution expense to the profit sharing plan, included in compensation and benefits, for the years ended September 30, 2007, 2006, and 2005 was $311, $322, and $233, respectively.

NOTE 14. SHARE BASED COMPENSATION PLANS

The Company maintains the 2002 Omnibus Incentive Plan which, among other things, provides for the awarding of stock options and nonvested (restricted) shares to certain officers and directors of the Company. Awards are granted by the Stock Option Committee of the Board of Directors based on the performance of the award recipients or other relevant factors.

Effective October 1, 2005, the Company adopted SFAS No. 123(R), Share-Based Payment using a modified prospective application. Prior to adopting this standard, the Company accounted for stock options under APB Opinion No. 25, Accounting for Stock Issued to Employees. As a result of the adoption of SFAS No. 123 (R), the Company, during the year ended September 30, 2006, began recording expense associated with the awarding of stock options and restricted stock. Results for the year ended September 30, 2005 have not been restated to reflect the impact of this change. The following tables show the effect to income, net of tax benefits, of share-based expense recorded in the years ended September 30, 2007 and 2006, as well as the pro forma effect to income and earnings per share had the Company used the accounting methodology under SFAS No. 123(R) for fiscal year 2005.

YEAR ENDED SEPTEMBER 30,

	2007	2006	2005

Total employee stock-based compensation expense recognized in income, net of tax effects of $191 and $163, respectively	$926	$318	$—

YEAR ENDED SEPTEMBER 30,

2005

Net (loss) as reported	$(924)
Deduct: Total employee stock-based compensation expense determined under fair value based method for all awards, net of tax effects	(154)
Pro forma net (loss)	$(1,078)

(Loss) per common share — basic
As reported	(0.38)
Pro forma	(0.44)

(Loss) per common share — diluted
As reported	(0.38)
Pro forma	(0.44)

As of September 30, 2007, stock based compensation expense not yet recognized in income totaled $906, which is expected to be recognized over a weighted average remaining period of 1.31 years.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dollars in Thousands, Except Share and Per Share Data

At grant date, the fair value of options awarded to recipients is estimated using a Black-Scholes valuation model. The exercise price of stock options equals the fair market value of the underlying stock at the date of grant. The following table shows the key valuation assumptions used for options granted during the years ended September 30, 2007, 2006, and 2005, and other information. Options are issued for 10 year periods with 100% vesting generally occurring either at grant date or over a four year period.

YEAR ENDED SEPTEMBER 30,

	2007	2006	2005

Risk-free interest rate	4.46 -5.14%	4.40 -5.09%	4.30%
Expected annual standard deviation
Range	19.52 -19.72%	19.46 -20.60%	20.60%
Weighted average	19.62%	19.93%	20.60%
Expected life (years)	7	7	7
Expected dividend yield
Range	1.25 -1.77%	2.13 -2.55%	2.76%
Weighted average	1.40%	2.32%	2.76%
Weighted average fair value of options granted during period	$10.29	$5.51	$4.03
Intrinsic value of options exercised during period	$1,486	$218	$98

Although authorized under the Company’s 2002 Omnibus Incentive Plan, the Company had not, prior to fiscal year 2006, awarded nonvested (restricted) shares to employees or directors. The Company did award nonvested shares during the fiscal years ended 2007 and 2006. Nonvested shares vest immediately or over a period of four years. The following table shows the weighted average fair value of nonvested shares awarded and the total fair value of novested shares which vested during the fiscal years ended 2007 and 2006. The fair value is determined based on the fair market value of the Company’s stock on the grant date.

YEAR ENDED SEPTEMBER 30,

	2007	2006	2005

Weighted average fair value of nonvested shares granted during period	$39.84	$24.43	n/a
Total fair value of nonvested shares vested during period	$162	$90	n/a

In addition to the Company’s active 2002 Omnibus Incentive Plan, the Company also maintains the 1995 Stock Option and Incentive Plan, and the 1993 Stock Option and Incentive Plan. No new options were, or could have been, awarded under the 1995 plan during the year ended September 30, 2007; however, previously awarded but unexercised options were outstanding under these plans during the year.

The following tables shows the activity of options and nonvested shares granted, exercised, or forfeited under all of the Company’s option and incentive plans during the year ended September 30, 2007 and 2006.

	NUMBER OF SHARES	WEIGHTED AVERAGE EXERCISE PRICE	WEIGHTED AVERAGE REMAINING CONTRACTUAL TERM (YRS)	AGGREGATE INTRINSIC VALUE

Options outstanding, September 30, 2006	386,425	$19.79	6.65	$1,793
Granted	128,168	37.62
Exercised	(88,824)	16.73
Forfeited or expired	(1,500)	23.26

Options outstanding, September 30, 2007	424,269	$25.81	7.71	$5,971

Options exercisable end of year	266,819	$24.07	7.14	$4,207

	NUMBER OF SHARES	WEIGHTED AVERAGE EXERCISE PRICE	WEIGHTED AVERAGE REMAINING CONTRACTUAL TERM (YRS)	AGGREGATE INTRINSIC VALUE

Options outstanding, September 30, 2005	311,328	$18.11	5.99	$669
Granted	114,903	23.16
Exercised	(28,250)	14.57
Forfeited or expired	(11,556)	20.71

Options outstanding, September 30, 2006	386,425	$19.79	6.65	$1,793

Options exercisable end of year	276,925	$18.74	5.75	$1,575

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dollars in Thousands, Except Share and Per Share Data

		WEIGHTED
	NUMBER	AVERAGE
	OF	FAIR MKT VAL
	SHARES	AT GRANT

Nonvested shares outstanding, September 30, 2006	8,333	$24.43
Granted	2,400	39.84
Vested	(4,067)	33.52
Forfeited or expired	—	—

Nonvested shares outstanding, September 30, 2007	6,666	$24.43

		WEIGHTED
	NUMBER	AVERAGE
	OF	FAIR MKT VAL
	SHARES	AT GRANT

Nonvested shares outstanding, September 30, 2005	—	$—
Granted	12,000	24.43
Vested	(3,667)	24.43
Forfeited or expired	—	—

Nonvested shares outstanding, September 30, 2006	8,333	$24.43

NOTE 15. INCOME TAXES

The Company and its subsidiaries file a consolidated federal income tax return on a fiscal year basis.

The provision for income taxes from continuing operations consists of:

Years ended September 30,

	2007	2006	2005

Federal:
Current	$405	$1,347	$275
Deferred	644	20	(663)
	1,049	1,367	(388)

State:
Current	78	293	(20)
Deferred	100	6	(83)
	178	299	(103)

Income tax expense (benefit)	$1,227	$1,666	$(491)

Total income tax expense (benefit) differs from the statutory federal income tax rate as follows:

Years ended September 30,

	2007	2006	2005

Income tax expense (benefit) at 35% federal tax rate	$889	$1,766	$(401)
Increase (decrease) resulting from:
State income taxes net of federal benefit	89	163	(9)
Nontaxable buildup in cash surrender value	(153)	(194)	(151)
ISO expense	191	61	—
Tax exempt income	(5)	(97)	(5)
Nondeductible expenses	125	25	31
Other, net	91	(58)	44

Total income tax expense (benefit)	$1,227	$1,666	$(491)

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dollars in Thousands, Except Share and Per Share Data

Year-end deferred tax assets and liabilities included in other assets consist of:

September 30,

	2007	2006

DEFERRED TAX ASSETS:
Bad debts	$1,688	$2,379
Stock based compensation	253	91
Net unrealized losses on securities available for sale	1,883	2,444
Other, net	101	209
	3,925	5,123

DEFERRED TAX LIABILITIES:
FHLB stock dividend	(452)	(452)
Premises and equipment	(588)	(460)
Deferred loan fees	(118)	(140)
	(1,158)	(1,052)

Net deferred tax assets	$2,767	$4,072

Federal income tax laws provided savings banks with additional bad debt deductions through September 30, 1987 totaling $6,700 for the Bank. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total approximately $2,300 at September 30, 2007, and 2006. If the Bank were to be liquidated or otherwise cease to be a bank, or if tax laws were to change, the $2,300 would be recorded as expense.

NOTE 16. CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

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

Quantitative measures established by regulation to ensure capital adequacy require MetaBank and MBWC to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and a leverage ratio consisting of Tier I capital (as defined) to average assets (as defined). As of September 30, 2007, MetaBank and MBWC met all capital adequacy requirements.

MetaBank’s and MBWC’s actual and required capital amounts and ratios are presented in the following table.

	ACTUAL		MINIMUM REQUIREMENT FOR CAPITAL ADEQUACY PURPOSES		MINIMUM REQUIREMENT TO BE WELL CAPITALIZED UNDER PROMPT CORRECTIVE ACTION PROVISIONS
	Amount	Ratio	Amount	Ratio	Amount	Ratio

SEPTEMBER 30, 2007:
MetaBank
Tangible capital (to tangible assets)	$49,475	7.59%	$9,773	1.50%	$ n/a	n/a
Tier 1 (core) capital (to adjusted total assets)	49,475	7.59%	26,062	4.00%	32,577	5.00%
Tier 1 (core) capital (to risk-weighted assets)	49,475	11.32%	17,465	4.00%	26,198	6.00%
Total risk based capital (to risk weighted assets)	52,770	12.08%	34,931	8.00%	43,663	10.00%
MetaBank West Central
Tier 1 capital (to average assets)	3,930	10.22	1,539	4.00	1,923	5.00
Tier 1 risk based capital (to risk weighted assets)	3,930	19.16	820	4.00	1,230	6.00
Total risk based capital (to risk weighted assets)	4,077	19.88	1,641	8.00	2,051	10.00

SEPTEMBER 30, 2006 (RESTATED):
MetaBank
Tangible capital (to tangible assets)	$48,376	6.94%	$10,452	1.50%	$ n/a	n/a
Tier 1 (core) capital (to adjusted total assets)	48,376	6.94%	27,872	4.00%	34,840	5.00%
Tier 1 (core) capital (to risk-weighted assets)	48,376	10.86%	17,826	4.00%	26,739	6.00%
Total risk based capital (to risk weighted assets)	54,858	12.31%	35,652	8.00%	44,565	10.00%
MetaBank West Central
Tier 1 capital (to average assets)	4,071	9.71	1,677	4.00	2,097	5.00
Tier 1 risk based capital (to risk weighted assets)	4,071	14.90	1,093	4.00	1,640	6.00
Total risk based capital (to risk weighted assets)	4,338	15.87	2,186	8.00	2,733	10.00

Regulations limit the amount of dividends and other capital distributions that may be paid by a financial institution without prior approval of its primary regulator. The regulatory restriction is based on a three-tiered system with the greatest flexibility being afforded to well-capitalized (Tier 1) institutions. MetaBank and MBWC are currently Tier 1 institutions. Accordingly, MetaBank and MBWC can make, without prior regulatory approval, distributions during a calendar year up to 100% of their retained net income for the calendar year-to-date plus retained net income for the previous two calendar years (less any dividends previously paid) as long as they remain well-capitalized, as defined in prompt corrective action regulations, following the proposed distribution. Accordingly, at September 30, 2007, approximately $2,700 of MetaBank’s retained earnings were potentially available for distribution to the Company.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dollars in Thousands, Except Share and Per Share Data

NOTE 17. COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company’s subsidiary banks make various commitments to extend credit which are not reflected in the accompanying consolidated financial statements.

At September 30, 2007 and 2006, unfunded loan commitments approximated $50,300 and $54,200 respectively, excluding undisbursed portions of loans in process. Unfunded loan commitments at September 30, 2007 and 2006 were principally for variable rate loans. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract.

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

Securities with fair values of approximately $24,100 and $26,400 at September 30, 2007 and 2006, respectively, were pledged as collateral for public funds on deposit. Securities with fair values of approximately $1,900 and $9,100 at September 30, 2007 and 2006, respectively, were pledged as collateral for individual, trust and estate deposits.

Under employment agreements with certain executive officers, certain events leading to separation from the Company could result in cash payments totaling approximately $3,000 as of September 30, 2007.

LEGAL PROCEEDINGS

MetaBank has been named in several lawsuits whose eventual outcome could have an adverse effect on the consolidated financial position or results of operations of the Company. Because the likelihood or amount of an adverse resolution to these matters cannot currently be reasonably estimated, the Company has not recorded a contingent liability related to these potential claims.

On June 11, 2004, the Sioux Falls School District filed suit in the Second Judicial Circuit Court alleging that MetaBank, a wholly-owned subsidiary of the Company, improperly allowed funds, which belonged to the school district, to be deposited into, and subsequently withdrawn from, a corporate account established by an employee of the school district. The school district is seeking in excess of $600. MetaBank has submitted the claim to its insurance carrier, and is working with counsel to vigorously contest the suit.

MetaBank, in conjunction with a roster of participating banks, had provided a series of loans and lines of credit to DNAG and SDAC. Plaintiffs allege that the MetaBank entities “participated in the fraudulent scheme” by virtue of providing these lines of credit and loans despite being aware of the predatory consumer practices of the Nelson companies, and that MetaBank profited by receiving undisclosed “special benefits” for providing these loans. DNAG, SDAC and Nelson have since filed for bankruptcy. Plaintiffs also allege that MetaBank did not vigorously pursue claims against Nelson and fellow DNAG executive Chris Tapken in their respective personal bankruptcies in order to allow these individuals to emerge with control over assets of their former companies. The claims against J. Tyler Haahr personally have now been dismissed. The MetaBank entities filed a motion to dismiss this complaint for failure to state a cause of action. This motion has been briefed and argued to the court, and a decision is pending. It would be premature to predict MetaBank’s likelihood of success or amount of exposure in this lawsuit. MetaBank intends to vigorously contest these claims. MetaBank’s liability insurer has already agreed to provide coverage to the MetaBank entities and J. Tyler Haahr for this claim, and has retained and is paying for counsel to defend this action.

Related to this matter, MetaBank was the lead lender and servicer of approximately $32,000 in loans to DNAG, SDAC, one other related auto dealership and their owners, including Nelson. Approximately $22,200 of the total had been sold to ten participating financial institutions. Each participation agreement with the ten participant banks provides that the participant bank shall own a specified percentage of the outstanding loan balance at any given time. Each agreement also recites a maximum dollar amount of participations for participants. MetaBank allocated to some participants an ownership in the outstanding loan balance in excess of the percentage specified in the participation agreement, but within the maximum amount authorized. MetaBank believes that in each instance this was done with the full knowledge and consent of the participant. Several participants have demanded that their participations be adjusted to match the percentage specified in the participant agreement. Based on the total loan recoveries projected as of September 30, 2007, MetaBank calculated that it would cost approximately $953 to adjust these participations as the participants would have them adjusted. A few participants have more recently asserted that MetaBank owes them additional monies based on additional legal theories. MetaBank denies any obligation to make the requested adjustments on these or related claims. Other than as disclosed below, MetaBank cannot predict at this time whether any of these claims will be the subject of litigation.

During the three months ended June 30, 2006 or shortly thereafter, three lawsuits were filed against the Company’s MetaBank subsidiary. Three of the complaints are related to the Company’s alleged actions in connection with its activities as lead lender to three companies involved in auto sales, service, and financing and their owner. An additional bank, North American Banking Company, joined the First Midwest Bank-Deerfield Branches case, and these three bank plaintiffs were then joined in the action brought by First Premiere Bank against MetaBank. All four of these banks are now plaintiffs in one consolidated federal lawsuit, as discussed below. In addition, Home Federal Bank has brought a separate action, discussed below, in state court. These actions are currently in discovery proceedings, and the amount of costs associated with these actions cannot be determined at this time. The Company intends, however, to vigorously defend its actions. Subject to a reservation of rights, the Company’s insurance carrier has agreed to cover the four claims described above and is currently paying for counsel to defend all four actions.

First Premier Bank, North American Banking Company, First Midwest Bank-Deerfield Branches and Mid-Country Bank v. MetaBank (Civ. No. 06-4114). On June 28, 2006, First Midwest Bank-Deerfield Branches and Mid-Country Bank filed suit against MetaBank in South Dakota’s Second Judicial Circuit Court, Minnehaha County, in the above titled action. These consolidated complaints allege that plaintiff banks, who were participating lenders with MetaBank on a series of loans made to DNAG and SDAC, suffered damages exceeding $1,000 as a result of MetaBank’s placement and administration of the loans that were the subject of the loan participation agreements. The complaint sounds in breach of contract, negligence, gross negligence, negligent misrepresentation, fraud in the inducement, unjust enrichment and breach of fiduciary duty. On July 17, 2006, MetaBank removed the case from state court to the United States District Court for the District of South Dakota, where the action has been assigned case no. Civ. 06-4114. Plaintiff(s) moved to remand the case back to state court, but this motion was denied. As noted above, North American Banking Company has been allowed by the United States District Court to join this action with similar claims and allegations against MetaBank. A scheduling order was recently submitted to the United States District Court and discovery is continuing.

Home Federal Bank v. J. Tyler Haahr, Daniel A. Nelson and MetaBank (Civ. No. 06- 2230). On June 26, 2006, Home Federal Bank filed suit against MetaBank and two individuals, J. Tyler Haahr and Daniel A. Nelson, in South Dakota’s Second Judicial Circuit Court, Minnehaha County in the above titled action. The complaint alleges that Home Federal, a participating lender with MetaBank on a series of loans made to DNAG and SDAC, suffered damages exceeding $3,800 as a result of failure to make disclosures regarding an investigation of Nelson, DNAG and SDAC by the Iowa Attorney General at the time Home Federal agreed to an extension of the loan participation agreements. The complaint sounds in fraud, negligent misrepresentation, breach of fiduciary duty, conspiracy and breach of duty of good faith and fair dealing. Discovery in that matter is proceeding.

There are no other material pending legal proceedings to which the Company or its subsidiaries is a party other than ordinary routine litigation incidental to their respective businesses.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dollars in Thousands, Except Share and Per Share Data

NOTE 18. LEASE COMMITMENTS

The Company has leased property under various noncancelable operating lease agreements which expire at various times through 2024, and require annual rentals ranging from $3 to $667 plus the payment of the property taxes, normal maintenance, and insurance on certain property.

The following table shows the total minimum rental commitment at September 30, 2007, under the leases.

2008	$1,251
2009	1,409
2010	1,398
2011	1,492
2012	1,495
Thereafter	5,940
$12,985

NOTE 19. SEGMENT REPORTING

An operating segment is generally defined as a component of a business for which discrete financial information is available and whose results are reviewed by the chief operating decision-maker. The Company has determined that it has two reportable segments: The traditional banking segment consisting of its banking subsidiaries, MetaBank and MetaBank West Central, and Meta Payment Systems,® a division of MetaBank. MetaBank and MetaBank West Central operate as traditional community banks providing deposit, loan, and other related products to individuals and small businesses, primarily in the communities where their offices are located. Meta Payment Systems® provides a number of products and services, primarily to third parties, including financial institutions and other businesses. These products and services include issuance of prepaid debit cards, sponsorship of ATMs into the debit networks, ACH origination services, and a gift card program. Other related programs are in the process of development. The remaining grouping under the caption “All Others” consists of the operations of the Meta Financial Group, Inc. and Meta Trust Company.® MetaBank West Central is accounted for as discontinued bank operations. It was reported as part of the traditional banking segment, and has been separately classified to show the effect of continuing operations.

Fiscal year 2006 results for net interest income and non-interest expenses have been restated to be consistent with the fiscal year 2007 adoption of new deposit valuation and expense allocation methodologies between the Traditional Banking Segment, the Holding Company, and MPS.

The primary result of this change in allocation was to increase the earnings credit paid by the bank for deposits originated within the MPS division and also to allocate a higher portion of expenses to MPS based on growth in departments which provide administrative support to MPS.

Transactions between affiliates, the resulting revenues of which are shown in the intersegment revenue category, are conducted at market prices, meaning prices that would be paid if the companies were not affiliates.

	TRADITIONAL	META PAYMENT
	BANKING	SYSTEMS®	ALL OTHERS	TOTAL

YEAR ENDED SEPTEMBER 30, 2007
Net interest income (loss)	$10,967	$10,748	$(908)	$20,807
Provision for loan losses	3,168	—	—	$3,168
Non-interest income	5,956	15,576	326	$21,858
Non-interest expense	15,476	21,128	354	$36,958
Income (loss) from continuing operations before tax	(1,721)	5,196	(936)	$2,539
Income tax expense (benefit)	(512)	1,862	(123)	$1,227
Income (loss) from continuing operations	$(1,209)	$3,334	$(813)	$1,312

Inter-segment revenue (expense)	$(6,119)	$6,119	$—	$—
Total assets	391,416	254,643	4,251	$650,310
Total deposits	280,076	242,902	—	$522,978

DISCONTINUED OPERATIONS-TRADITIONAL BANKING
Net interest income	$916
Provision for loan losses	627
Non-interest income	216
Non-interest expense	899
(Loss) from discontinued operations before tax	(394)
Income tax (benefit)	(253)
(Loss) from discontinued operations	(141)

Total assets	$35,770
Total deposits	24,610

YEAR ENDED SEPTEMBER 30, 2006 (RESTATED)
Net interest income (loss)	$13,082	$5,673	$(254)	$18,501
Provision for loan losses	311	—	—	$311
Non-interest income	2,326	11,066	103	$13,495
Non-interest expense	15,068	11,234	338	$26,640
Income (loss) from continuing operations before tax	29	5,505	(489)	$5,045
Income tax expense (benefit)	(175)	1,958	(117)	$1,666
Income (loss) from continuing operations	$204	$3,547	$(372)	$3,379

Inter-segment revenue (expense)	$(3,406)	$3,406	$—	$—
Total assets	530,649	166,883	3,091	$700,623
Total deposits	375,377	162,792	—	$538,169

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dollars in Thousands, Except Share and Per Share Data

	TRADITIONAL	META PAYMENT
	BANKING	SYSTEMS®	ALL OTHERS	TOTAL

DISCONTINUED OPERATIONS-TRADITIONAL BANKING
Net interest income	$1,135
Provision for loan losses	(76)
Non-interest income	233
Non-interest expense	986
Income from discontinued operations before tax	458
Income tax expense	149
Income from discontinued operations	$309

Total assets	$40,298
Total deposits	27,220

YEAR ENDED SEPTEMBER 30, 2005
Net interest income (loss)	$18,108	$411	$(456)	$18,063
Provision for loan losses	4,713	—	—	$4,713
Non-interest income	2,286	1,591	(375)	$3,502
Non-interest expense	13,969	3,247	779	$17,995
Income (loss) from continuing operations before tax	1,712	(1,245)	(1,610)	$(1,143)
Income tax expense (benefit)	481	(438)	(534)	$(491)
Income (loss) from continuing operations	$1,231	$(807)	$(1,076)	$(652)

Inter-segment revenue (expense)	$(365)	$365		$—
Total assets	654,565	70,906	1,016	$726,487
Total deposits	437,720	72,537	—	$510,257

DISCONTINUED OPERATIONS-TRADITIONAL BANKING
Net interest income	$1,176
Provision for loan losses	769
Non-interest income	229
Non-interest expense	1,102
(Loss) from discontinued operations before tax	(466)
Income tax (benefit)	(194)
(Loss) from discontinued operations	$(272)

Total assets	$49,352
Total deposits	30,784

NOTE 20. PARENT COMPANY FINANCIAL STATEMENTS

Presented below are condensed financial statements for the parent company, Meta Financial Group, Inc.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

SEPTEMBER 30,

	2007	2006
		(Restated)
ASSETS
Cash and cash equivalents	$2,211	$1,849
Securities available for sale	1,173	1,679
Investment in subsidiaries	53,623	51,518
Loan receivable from ESOP	376	509
Other assets	2,224	620
Total assets	$59,607	$56,175

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Loan payable to subsidiaries	$710	$710
Subordinated debentures	10,310	10,310
Other liabilities	489	56
Total liabilities	$11,509	$11,076

SHAREHOLDERS’ EQUITY
Common stock	30	30
Additional paid-in capital	21,958	20,969
Retained earnings	36,805	36,953
Accumulated other comprehensive (loss)	(3,345)	(4,548)
Unearned Employee Stock Ownership Plan shares	(377)	(509)
Treasury stock, at cost	(6,973)	(7,796)
Total shareholders’ equity	$48,098	$45,099
Total liabilities and shareholders’ equity	$59,607	$56,175

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dollars in Thousands, Except Share and Per Share Data

CONDENSED STATEMENTS OF OPERATIONS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

	2007	2006	2005
		(Restated)
Dividend income from subsidiaries	$1,250	$3,700	$2,510
Gain on sale of investments	225	—	—
Other income	125	191	304
Total income	1,600	3,891	2,814

Interest expense	1,033	936	762
Other expense	146	1,956	1,060
Total expense	1,179	2,892	1,822

Income before income taxes and equity in undistributed net income of subsidiaries	421	998	992

Income tax (benefit)	(87)	(835)	(503)

Income before equity in undistributed net income (loss of subsidiaries)	508	1,833	1,495

Equity in undistributed net income (loss) of subsidiaries	663	1,855	(2,419)

Net income (loss)	$1,171	$3,688	$(924)

CONDENSED STATEMENTS OF CASH FLOWS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

	2007	2006	2005
		(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,171	$3,688	$(924)
Adjustments to reconcile net income (loss) to net cash provided by operating activites
Equity in undistributed net (income) loss of subsidiaries	(663)	(1,855)	2,419
(Gain) on sale of securities available for sale	(225)	—	—
Change in other assets	(1,605)	574	(368)
Change in other liabilities	1,764	244	181
Net cash provided by operating activities	442	2,652	1,308

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in subsidiary	(100)	(75)	(275)
Maturity of securities available for sale	—	500	500
Proceeds from the sale of securities available for sale	727	—	—
Loan to ESOP	—	—	(684)
Net change in loan receivable	—	—	1,261
Repayments on loan receivable from ESOP	133	316	254
Net cash provided by investment activites	760	741	1,056

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in loan payable to subsidiaries	—	(490)	(1,350)
Cash dividends paid	(1,319)	(1,292)	(1,277)
Proceeds from exercise of stock options	479	187	230
Purchase of treasury stock	—	—	(26)
Net cash (used in financing activities)	(840)	(1,595)	(2,422)

Net change in cash and cash equivalents	$362	$1,798	$(58)

CASH AND CASH EQUIVALENTS
Beginning of year	$1,849	$52	$110
End of year	2,211	1,849	52

The extent to which the Company may pay cash dividends to shareholders will depend on the cash currently available at the Company, as well as the ability of the subsidiary banks to  pay dividends to the Company.

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dollars in Thousands, Except Share and Per Share Data

NOTE 21. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	QUARTER ENDED
	December 31	March 31	June 30	September 30

FISCAL YEAR 2007 (AS RESTATED)
Interest income	$9,783	$9,720	$8,933	$9,338
Interest expense	4,792	4,277	4,058	3,840
Net interest income	4,991	5,443	4,875	5,498
Provision for loan losses	4,063	(225)	(500)	(170)
Net income (loss) from continuing operations	(2,296)	620	2,234	754
Income (loss) from discontinued operations	(408)	115	330	(178)
Net income (loss)	(2,704)	735	2,564	576
Earnings (loss) per common and common equivalent share—basic
Income (loss) from continuing operations	$(0.92)	$0.25	$0.88	$0.29
Income (loss) from discontinued operations	(0.16)	0.04	0.13	(0.07)
Net income (loss)	(1.08)	0.29	1.01	0.22
Earnings (loss) per common and common equivalent share —diluted
Income (loss) from continuing operations	$(0.92)	0.24	0.84	0.28
Income (loss) from discontinued operations	(0.16)	0.04	0.12	(0.07)
Net income (loss)	(1.08)	0.28	0.96	0.21
Dividend declared per share	0.13	0.13	0.13	0.13

FISCAL YEAR 2006 (AS RESTATED)
Interest income	$9,550	$9,569	$9,439	$9,554
Interest expense	5,116	4,873	4,858	4,764
Net interest income	4,434	4,696	4,581	4,790
Provision for loan losses	58	(345)	28	570
Net income from continuing operations	401	193	2,135	650
Income (loss) from discontinued operations	114	68	348	(221)
Net income	515	261	2,483	429
Earnings (loss) per common and common equivalent share — basic
Income from continuing operations	$0.16	$0.08	$0.86	$0.26
Income (loss) from discontinued operations	0.05	0.03	0.14	(0.09)
Net income	0.21	0.11	1.00	0.17
Earnings (loss) per common and common equivalent share — diluted
Income from continuing operations	0.16	0.07	0.84	0.26
Income (loss) from discontinued operations	0.05	0.03	0.14	(0.09)
Net income	0.21	0.10	0.98	0.17
Dividend declared per share	0.13	0.13	0.13	0.13

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dollars in Thousands, Except Share and Per Share Data

NOTE 22. FAIR VALUES OF FINANCIAL INSTRUMENTS

The following table discloses the Company’s estimated fair value amounts of its financial instruments. It is management’s belief that the fair values presented below are reasonable based on the valuation techniques and data available to the Company as of September 30, 2007 and 2006, as more fully described below. The operations of the Company are managed from a going concern basis and not a liquidation basis. As a result, the ultimate value realized for the financial instruments presented could be substantially different when actually recognized over time through the normal course of operations. Additionally, a substantial portion of the Company’s inherent value is the subsidiary banks’ capitalization and franchise value. Neither of these components have been given consideration in the presentation of fair values below.

The following presents the carrying amount and estimated fair value of the financial instruments held by the Company at September 30, 2007 and 2006. The information presented is subject to change over time based on a variety of factors.

Years ended September 30,

	2007		2006
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
			(Restated)
FINANCIAL ASSETS
Cash and cash equivalents	$11,320	$11,320	$107,471	$107,471
Federal funds sold	75,000	75,000	—	—
Securities purchased under agreements to resell	—	—	5,891	5,891
Securities available for sale	158,701	158,701	172,444	172,444
Loans receivable, net	355,612	354,489	368,959	366,421
FHLB and FRB stock	4,015	4,015	5,053	5,053
Accrued interest receivable	4,189	4,189	4,076	4,076

FINANCIAL LIABILITIES
Noninterest bearing demand deposits	260,098	260,098	186,135	186,135
Interest bearing demand deposits, savings, and money markets	106,157	106,157	151,399	151,399
Certificates of deposit	156,723	156,980	200,635	199,307
Total deposits	522,978	523,235	538,169	536,841

Advances from FHLB	68,000	69,873	89,300	90,757
Securities sold under agreements to repurchase	224	224	15,179	15,064
Subordinated debentures	10,310	12,574	10,310	10,524
Accrued interest payable	842	842	895	895

Off-balance-sheet instruments, loan commitments	—	—	—	—

Meta Financial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dollars in Thousands, Except Share and Per Share Data

The following sets forth the methods and assumptions used in determining the fair value  estimates for the Company’s financial instruments at September 30, 2007 and 2006.

CASH AND CASH EQUIVALENTS

The carrying amount of cash and short-term investments is assumed to approximate the fair value.

SECURITIES PURCHASED UNDER AGREEMENT TO RESELL

The carrying amount of securities purchased under agreement to resell is assumed to approximate the fair value.

SECURITIES AVAILABLE FOR SALE

To the extend available, quoted market prices or dealer quotes were used to determine the fair value of securities available for sale. For those securities which are thinly traded, or for which market data was not available, management estimated fair value using other available data. The amount of securities for which quoted market prices were not available is not material to the portfolio as a whole.

LOANS RECEIVABLE, NET

The fair value of loans was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities.When using the discounting method to determine fair value, loans were gathered by homogeneous groups with similar terms and conditions and discounted at a target rate at which similar loans would be made to borrowers as of September 30, 2007 and 2006. In addition, when computing the estimated fair value for all loans, allowances for loan losses have been subtracted from the calculated fair value for consideration of credit quality.

FHLB AND FEDERAL RESERVE STOCK

The fair value of such stock is assumed to approximate book value since the Company is generally able to redeem this stock at par value.

ACCRUED INTEREST RECEIVABLE

The carrying amount of accrued interest receivable is assumed to approximate the fair value.

DEPOSITS

The carrying values of non-interest bearing checking deposits, interest bearing checking deposits, savings, and money markets is assumed to approximate fair value, since such deposits are immediately withdrawable without penalty. The fair value of time certificates of deposit was estimated by discounting expected future cash flows by the current rates offered on certificates of deposit with similar remaining maturities.

In accordance with SFAS No. 107, no value has been assigned to the Company’s long-term relationships with its deposit customers (core value of deposits intangible) since such intangible is not a financial instrument as defined under SFAS No. 107.

ADVANCES FROM FHLB

The fair value of such advances was estimated by discounting the expected future cash flows using current interest rates as of September 30, 2007 and 2006 for advances with similar terms and remaining maturities.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND SUBORDINATED DEBENTURES

The fair value of these instruments was estimated by discounting the expected future cash flows using derived interest rates approximating market as of September 30, 2007 and 2006 over the contractual maturity of such borrowings.

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

Executive Vice President for Meta Financial Group and MetaBank and President of Meta Payment Systems Division

Frederick V. Moore

President of Buena Vista University

Rodney G. Muilenburg

Retired Dairy Specialist Manager for Purina Mills, Inc.

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

Executive Vice President and Chief Operating Officer for Meta Financial Group and MetaBank

Brad C. Hanson

Executive Vice President for Meta Financial Group and MetaBank and President of Meta Payment Systems Division

David W. Leedom

Acting Chief Financial Officer for Meta Financial Group, MetaBank, and MetaBank West Central

Brian R. Bond

Senior Vice President and Chief Lending Officer

Ron Butterfield

Senior Vice President for Meta Payment Systems Division

Michael Conlin

Senior Vice President Agent Products for Meta Payment Systems Division

Andrew Crowe

Senior Vice President of Product Development and Emerging Product Management for Meta Payment Systems Division

Merid Eshete

Senior Vice President and Chief Audit Executive

Scott Galit

Executive Vice President for Meta Payment Systems Division

Ben Guenther

President of MetaBank Northwest Iowa Market

John Hagy

Chief Risk Officer and General Counsel

Tim D. Harvey

President of MetaBank Brookings Market

Sandra K. Hegland

Senior Vice President of Human Resources

Eric Miller

Senior Vice President of Messaging for Meta Payment Systems Division

I. Eugene Richardson, Jr.

President of MetaBank Central Iowa Market and MetaBank West Central and Member of the MetaBank West Central Board of Directors

Grant Rogers

Senior Vice President of Prepaid for Meta Payment Systems Division

Trent Sorbe

Senior Vice President of Credit for Meta Payment Systems Division

Kathy M. Thorson

President of MetaBank Sioux Empire Market

INVESTOR INFORMATION

Annual Meeting of Shareholders

The Annual Meeting of Shareholders will convene at 1:00 pm on Tuesday, February 12, 2008. The meeting will be held in the Board Room of MetaBank, 121 East Fifth Street, Storm Lake, Iowa. Further information with regard to this meeting can be found in the proxy statement.

General Counsel

Mack, Hansen, Gadd, Armstrong & Brown, P.C.

316 East Sixth Street

P.O. Box 278

Storm Lake, Iowa 50588

Special Counsel

Katten Muchin Rosenman, LLP

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

400 Locust Street, Suite 640

Des Moines, Iowa 50309-2372

Shareholder Services and Investor Relations

Shareholders desiring to change the name, address, or ownership of stock; to report lost certificates; or to consolidate accounts, should contact the corporation’s transfer agent:

Registrar & Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016

Telephone: 800.368.5948

Email: invrelations@rtco.com

Web site: www.rtco.com

Form 10-K

Copies of the Company’s Annual Report on Form 10-K for the year ended September 30, 2007 (excluding exhibits thereto) may be obtained without charge by contacting:

Investor Relations

Meta Financial Group

MetaBank Building

121 East Fifth Street

P.O. Box 1307

Storm Lake, Iowa 50588

Telephone: 712.732.4117

Email: invrelations@metacash.com

Web site: www.metacash.com

DIVIDEND AND STOCK MARKET INFORMATION

Meta Financial Group’s common stock trades on the NASDAQ Global MarketSM under the symbol “CASH.”

Quarterly dividends for 2006 and 2007 were $0.13. The price range of the common stock, as reported on the Nasdaq System, is as follows:

	FISCAL YEAR 2007		FISCAL YEAR 2006
	LOW	HIGH	LOW	HIGH

FIRST QUARTER	$24.15	$29.80	$18.55	$23.00
SECOND QUARTER	27.32	35.50	19.04	28.10
THIRD QUARTER	31.00	38.22	21.01	23.18
FOURTH QUARTER	37.50	42.00	22.32	25.73

Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations, and regulatory restrictions. Restrictions on dividend payments are described in Note 17 of the Notes to Consolidated Financial Statements included in this Annual Report.

As of September 30, 2007, Meta had 2,589,717 shares of common stock outstanding, which were held by 221 shareholders of record, and 424,269 shares subject to outstanding options. The shareholders of record number does not reflect approximately 500 persons or entities who hold their stock in nominee or “street” name.

The following securities firms were acting as market makers for Meta stock during the year ended September 30, 2007: Automated Trading Desk; B-Trade Services LLC; Citadel Derivatives Group LLC; Credit Suisse Securities USA; Evolution Financial

Technologies; Howe Barnes Investments, Inc.; Knight Equity Markets, L.P.; Merriman Curhan Ford and Company; and UBS Securities LLC.

METABANK

NORTHWEST IOWA MARKET

STORM LAKE MAIN OFFICE

121 East Fifth Street

P.O. Box 1307

Storm Lake, Iowa 50588

712.732.4117

800.792.6815

712.732.8122 fax

Storm Lake Plaza

1413 North Lake Avenue

P.O. Box 1307

Storm Lake, Iowa 50588

712.732.6655

712.732.7924 fax

METABANK

WEST CENTRAL

WEST CENTRAL MAIN OFFICE

615 South Division

P.O. Box 606

Stuart, Iowa 50250

515.523.2203

800.523.8003

515.523.2460 fax

Casey

101 East Logan

P.O. Box 97

Casey, Iowa 50048

641.746.3366

800.746.3367

641.746.2828 fax

Menlo

501 Sherman

P.O. Box 36

Menlo, Iowa 50164

641.524.4521

METABANK

MEMPHIS MARKET

Cordova Main Office

7000 Goodlett Farms Parkway

Cordova, Tennessee 38106

901.380.8200

METABANK

CENTRAL IOWA MARKET

CENTRAL IOWA MAIN OFFICE

Downtown Des Moines

418 Sixth Avenue, Suite 205

Des Moines, IA 50309

515.243.0630

515.447.4242 fax

Highland Park

3624 Sixth Avenue

Des Moines, Iowa 50313

515.288.4866

515.288.3104 fax

Ingersoll

3401 Ingersoll Avenue

Des Moines, Iowa 50312

515.274.9674

515.274.9675 fax

Jordan Creek

270 South 68th Street

West Des Moines, Iowa 50266

515.223.0440

515.223.0439 fax

Urbandale

4848 86th Street

Urbandale, Iowa 50322

515.309.9800

515.309.9801 fax

West Des Moines

3448 Westown Parkway

West Des Moines, Iowa 50266

515.226.8474

515.226.8475 fax

METABANK

BROOKINGS MARKET

BROOKINGS MAIN OFFICE

600 Main Avenue

P.O. Box 98

Brookings, South Dakota 57006

605.692.2314

800.842.7452

605.692.7059 fax

METABANK

SIOUX EMPIRE MARKET

SIOUX FALLS MAIN OFFICE

4900 South Western Avenue

P.O. Box 520

Sioux Falls, South Dakota 57101

605.338.0059

605.338.0155 fax

North Minnesota

1600 North Minnesota Avenue

P.O. Box 520

Sioux Falls, South Dakota 57101

605.338.3470

605.338.3471 fax

South Minnesota

2500 South Minnesota Avenue

P.O. Box 520

Sioux Falls, South Dakota 57101

605.977.7500

605.977.7501 fax

West 12th Street

2104 West 12th Street

P.O. Box 520

Sioux Falls, South Dakota 57101

605.336.8900

605.336.8901 fax

META PAYMENT SYSTEMS AND

ADMINISTRATIVE OFFICES

Sioux Falls

5501 South Broadband Lane

Sioux Falls, South Dakota 57108

605.361.4347

866.550.6382

605.338.0596 fax

Omaha

4235 N 90th Street

Omaha, Nebraska 68134

402.573.0567

402.573.3360 fax

META TRUST

4900 South Western Avenue

Sioux Falls, South Dakota 57101

605.782.1780

605.338.0155 fax

metapay.com

metabankonline.com

Change your thoughts

and you change your world.

NORMAN VINCENT PEALE

MetaBank Building

121 East Fifth Street

P.O. Box 1307

Storm Lake, Iowa 50588

metacash.com